FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207361-07

PROSPECTUS

$771,907,000 (Approximate)

CSAIL 2017-CX10 Commercial Mortgage Trust

(Central Index Key Number 0001720474)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.

(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

BSPRT Finance, LLC

(Central Index Key Number 0001722518)

Benefit Street Partners CRE Finance LLC

(Central Index Key Number 0001632269)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-CX10

Credit Suisse Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-CX10 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-E, Class D, Class E, Class F, Class NR, Class Z, Class R, Class UES-A, Class UES-B, Class UES-C, Class UES-D, Class UES-X, Class STN-A, Class STN-B, Class STN-X and Class STN-C certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named CSAIL 2017-CX10 Commercial Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, and each of which are generally the sole source of payment on the pooled certificates, and two (2) subordinate companion loans each in a related commercial mortgage loan, which are generally the sole source of payment on the related non-offered loan-specific certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in December 2017. The rated final distribution date for the pooled certificates is November 2050.

Class	Approximate Initial Class Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$14,888,000		2.2339%	Fixed(6)	September 2022
Class A-2	$81,680,000		3.2594%	Fixed(6)	October 2022
Class A-3	$143,190,000		3.3977%	Fixed(6)	November 2024
Class A-4	$102,361,000		3.1908%	Fixed(6)	September 2027
Class A-5	$237,373,000		3.4578%	Fixed/WAC Cap(7)	November 2027
Class A-SB	$19,217,000		3.3269%	Fixed/WAC Cap(7)	August 2026
Class X-A	$691,723,000	(8)	0.7322%	Variable IO(9)	November 2027
Class X-B	$80,184,000	(8)	0.1359%	Variable IO(9)	November 2027
Class A-S	$93,014,000		3.6698%	Fixed/WAC Cap(7)	November 2027
Class B	$49,180,000		3.8916%	Fixed/WAC Cap(7)	November 2027
Class C	$31,004,000		4.1131%	WAC(10)	November 2027

(Footnotes on table on pages 3 through 5)

You should carefully consider the risk factors beginning on page 59 of this prospectus..

       Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

       The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Credit Suisse Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Credit Suisse Securities (USA) LLC, Natixis Securities Americas LLC will purchase the offered certificates from Credit Suisse Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Credit Suisse Securities (USA) LLC is acting as a co-lead manager and joint bookrunner with respect to 63.6% of each class of offered certificates. Natixis Securities Americas LLC is acting as a co-lead manager and joint bookrunner with respect to 36.4% of each class of offered certificates.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 30, 2017. Credit Suisse Commercial Mortgage Securities Corp. expects to receive from this offering approximately 107.9% of the aggregate certificate balance of the offered certificates, plus accrued interest from and including November 1, 2017, before deducting expenses payable by the depositor.

Credit Suisse	NATIXIS
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

November 20, 2017

CSAIL 2017-CX10 Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2017-CX10

Washington
2 properties
$54,500,000
6.4% of total
Minnesota
1 property
$2,769,706
0.3% of total
Illinois
1 property
$15,190,000
1.8% of total
Indiana
3 properties
$7,426,578
0.9% of total
Michigan
4 properties
$20,309,746
2.4% of total
Pennsylvania
3 properties
$79,928,449
9.3% of total
New York
9 properties
$261,707,628
30.6% of total
Ohio
13 properties
$73,772,757
8.6% of total
West Virginia
1 property
$3,119,091
0.4% of total
New Jersey
13 properties
$50,886,845
5.9% of total
Maryland
7 properties
$25,750,000
3.0% of total
Delaware
1 property
$14,500,000
1.7% of total
District of Columbia
1 property
$4,300,000
0.5% of total
California
2 properties
$80,000,000
9.4% of total
South Carolina
1 property
$5,000,000
0.6% of total
North Carolina
1 property
$7,000,000
0.8% of total
Georgia
4 properties
$87,837,461
10.3% of total
Arizona
1 property
$22,952,843
2.7% of total
Texas
4 properties
$17,694,118
2.1% of total
Tennessee
1 property
$6,648,075
0.8% of total
Kentucky
2 properties
$3,576,195
0.4% of total
Florida
1 property
$10,430,000
1.2% of total
Percentage of Initial Pool Balance
0.3%-2.0%
2.1%-10.0%
10.1%-30.6%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Initial Available Certificate Balance or Notional Amount(1)		Initial Retained Certificate Balance or Notional Amount(1)(4)		Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass-Through Rate	Weighted Average Life (Yrs.)(5)	Expected Principal Window(5)

Offered Certificates

A-1	$14,888,000		$14,279,000		$609,000		30.000%	Fixed(6)	September 2022	2.2339%	2.71	1 – 58
A-2	$81,680,000		$78,339,000		$3,341,000		30.000%	Fixed(6)	October 2022	3.2594%	4.85	58 – 59
A-3	$143,190,000		$137,333,000		$5,857,000		30.000%	Fixed(6)	November 2024	3.3977%	6.82	81 – 84
A-4	$102,361,000		$98,174,000		$4,187,000		30.000%	Fixed(6)	September 2027	3.1908%	9.46	105 – 118
A-5	$237,373,000		$227,664,000		$9,709,000		30.000%	Fixed/WAC Cap(7)	November 2027	3.4578%	9.92	118 – 120
A-SB	$19,217,000		$18,431,000		$786,000		30.000%	Fixed/WAC Cap(7)	August 2026	3.3269%	6.89	59 – 105
X-A	$691,723,000	(8)	$663,429,000	(8)	$28,294,000	(8)	N/A	Variable IO(9)	November 2027	0.7322%	N/A	N/A
X-B	$80,184,000	(8)	$76,903,000	(8)	$3,281,000	(8)	N/A	Variable IO(9)	November 2027	0.1359%	N/A	N/A
A-S	$93,014,000		$89,209,000		$3,805,000		19.125%	Fixed/WAC Cap(7)	November 2027	3.6698%	9.96	120 – 120
B	$49,180,000		$47,168,000		$2,012,000		13.375%	Fixed/WAC Cap(7)	November 2027	3.8916%	9.96	120 – 120
C	$31,004,000		$29,735,000		$1,269,000		9.750%	WAC(10)	November 2027	4.1131%	9.96	120 – 120

Non-Offered Pooled Certificates

X-E	$17,106,000	(8)	$16,406,000	(8)	$700,000	(8)	N/A	Variable IO(9)	November 2027	0.7621%	N/A	N/A
D	$34,212,000		$32,812,000		$1,400,000		5.750%	WAC(10)	November 2027	4.1131%	9.96	120 – 120
E	$17,106,000		$16,406,000		$700,000		3.750%	Fixed/WAC Cap(7)	November 2027	3.3510%	9.96	120 – 120
F(11)	$8,553,000		$8,203,000		$350,000		2.750%	WAC(10)	November 2027	4.1131%	9.96	120 – 120
NR(11)	$23,521,491		$22,559,000		$962,491		0.000%	WAC(10)	November 2027	4.1131%	9.96	120 – 120
Z(12)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A
R(13)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A

Non-Offered Loan-Specific Certificates

UES-A(14)	$89,010,000		$84,559,500		$4,450,500		55.495%	Fixed(15)	October 2022	4.0274%	4.88	59 – 59
UES-B(14)	$31,060,000		$29,507,000		$1,553,000		39.965%	WAC(16)	October 2022	4.2366%	4.88	59 – 59
UES-C(14)	$36,840,000		$34,998,000		$1,842,000		21.545%	WAC(16)	October 2022	4.2366%	4.88	59 – 59
UES-D(14)	$43,090,000		$40,935,500		$2,154,500		0.000%	WAC(16)	October 2022	4.2366%	4.88	59 – 59
UES-X(14)	$156,910,000	(8)	$149,064,500	(8)	$7,845,500	(8)	N/A	Variable IO(9)	October 2022	0.1186%	N/A	N/A

Non-Offered Loan-Specific Certificates

STN-A(14)	$21,070,000		$20,016,500		$1,053,500		63.921%	Fixed(15)	November 2027	3.9445%	9.96	120 – 120
STN-B(14)	$19,810,000		$18,819,500		$990,500		30.000%	Fixed(15)	November 2027	4.2466%	9.96	120 – 120
STN-X(14)	$40,880,000	(8)	$38,836,000	(8)	$2,044,000	(8)	N/A	Variable IO(9)	November 2027	0.1957%	N/A	N/A
STN-C(14)	$17,520,000		$16,644,000		$876,000		0.000%	WAC(17)	November 2027	4.2866%	9.96	120 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The approximate initial credit support percentage for each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates (together with the Class X-A, Class X-B and Class X-E certificates, the “pooled certificates”) does not include the subordination provided by the subordinate companion loans related to the Yorkshire & Lexington Towers mortgage loan and The Standard Highline NYC mortgage loan. None of the Class UES-A, Class UES-B, Class UES-C, Class UES-D or Class UES-X certificates (the “Y&L Towers loan-specific certificates”) or the Class STN-A, Class STN-B, Class STN-X or Class STN-C certificates (the “Standard Highline loan-specific certificates”, and, together with the Y&L Towers loan-specific certificates, the “loan-specific certificates”) will provide credit support to any other class of certificates except to the extent of the subordination provided by the related trust subordinate companion loan (in which the related loan-specific certificates represent an interest) to the related mortgage loan.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	On the Closing Date, the certificates (other than the Class Z and Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Initial Retained Certificate Balance or Notional Amount”, as well as a 4.09% percentage interest in the Class Z certificates, are expected to be purchased for cash from the underwriters by Natixis Real Estate Capital LLC (a sponsor and an affiliate of one of the underwriters), as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules), as further described in “Credit Risk Retention”.

(5)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(6)

For any distribution date, the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-4 certificates will each be a per annum rate equal to the initial pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)

The pass-through rates of the Class A-5, Class A-S, Class A-SB, Class B and Class E certificates for any distribution date will be a per annum rate equal to the lesser of (i) the initial pass-through rate for such class specified in the table above and (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(8)

The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balances of the Class B and Class C certificates. The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class E certificates. The notional amount of the UES-X certificates will be equal to the aggregate certificate balances of the Class UES-A, Class UES-B and Class UES-C certificates. The notional amount of the STN-X certificates will be equal to the aggregate certificate balances of the Class STN-A and Class STN-B certificates. The Class X-A, Class X-B, Class X-E, Class UES-X and Class STN-X certificates will not be entitled to distributions of principal.

(9)

The pass-through rate of the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date. The pass-through rate of the Class X-E certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate of the Class E certificates for that distribution date. The pass-through rate of the Class UES-X certificates for any distribution date will equal the excess, if any, of (a) the net mortgage rate on the related trust subordinate companion loan (adjusted to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates of the Class UES-A, Class UES-B, Class UES-C and Class UES-D certificates for that distribution date. The pass-through rate of the Class STN-X certificates for any distribution date will equal the excess, if any, of (a) the net mortgage rate on the related trust subordinate companion loan (adjusted to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates of the Class STN-A and Class STN-B certificates for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(10)

The pass-through rate of each of the Class C, Class D, Class F and Class NR certificates for any distribution date will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(11)	The Class F and Class NR certificates (other than the portion that will be retained as part of the VRR interest) will be retained by the retaining third-party purchaser or its “majority-owned affiliate” (as such term is defined in the credit risk retention rules) as part of the satisfaction of the retention obligations of Natixis Real Estate Capital LLC in its capacity as retaining sponsor (such retained portion, the “HRR Certificates”). For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the HRR Certificates, see “Credit Risk Retention”.

(12)

Information concerning the Class Z certificates is not represented in the above table. The Class Z certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class Z certificates will only entitle holders excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan” in this prospectus.

(13)	Information concerning the Class R certificates is not presented in the above table. The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class R certificates represent the residual interests in each real estate mortgage investment conduit created with respect to this securitization, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(14)	The Y&L Towers loan-specific certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the Y&L Towers trust subordinate companion loan. The Standard Highline loan-specific certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the Standard Highline trust subordinate companion loan. The trust subordinate companion loans are included as assets of the issuing entity but are not part of the mortgage pool backing the pooled certificates. No class of pooled certificates will have any interest in the trust subordinate companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan” and “—The Standard Highline NYC Whole Loan” in this prospectus.

(15)	For any distribution date, the pass-through rates of the Class UES-A, Class STN-A and Class STN-B certificates will each be a per annum rate equal to the initial pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(16)	The pass-through rate of each class of the Class UES-B, Class UES-C and Class UES-D certificates for any distribution date will be a per annum rate equal to the net mortgage rate on the Y&L Towers trust subordinate companion loan (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(17)	The pass-through rate for the Class STN-C certificates for any distribution date will be a per annum rate equal to the net mortgage rate on the Standard Highline trust subordinate companion loan (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

The Class X-E, Class D, Class E, Class F, Class NR, Class Z, Class R, Class UES-A, Class UES-B, Class UES-C, Class UES-D, Class UES-X, Class STN-A, Class STN-B, Class STN-X and Class STN-C certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	20
Risk Factors	59
The Certificates May Not Be a Suitable Investment for You	59
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	59
Risks Related to Market Conditions and Other External Factors	59
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	59
Other Events May Affect the Value and Liquidity of Your Investment	60
Risks Relating to the Mortgage Loans	60
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	60
Risks of Commercial and Multifamily Lending Generally	61
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	62
General	62
A Tenant Concentration May Result in Increased Losses	63
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	64
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	64
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	64
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	65
Early Lease Termination Options May Reduce Cash Flow	65
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	66
Office Properties Have Special Risks	67
Multifamily Properties Have Special Risks	67
Residential Cooperative Properties Have Special Risks	70
Retail Properties Have Special Risks	71
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	71
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	72
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	72
Hotel Properties Have Special Risks	73
Risks Relating to Affiliation with a Franchise or Hotel Management Company	75
Industrial and Logistics Properties Have Special Risks	75
Mixed Use Properties Have Special Risks	77
Manufactured Housing Community Properties Have Special Risks	77
Condominium Ownership May Limit Use and Improvements	78
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	80
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	80
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	81
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	82
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	83
Risks Related to Zoning Non-Compliance and Use Restrictions	85
Risks Relating to Inspections of Properties	87
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87

Insurance May Not Be Available or Adequate	87
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	88
Terrorism Insurance May Not Be Available for All Mortgaged Properties	89
Risks Associated with Blanket Insurance Policies or Self-Insurance	90
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	90
Limited Information Causes Uncertainty	91
Historical Information	91
Ongoing Information	91
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	91
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	92
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	93
Static Pool Data Would Not Be Indicative of the Performance of this Pool	93
Appraisals May Not Reflect Current or Future Market Value of Each Property	94
Seasoned Mortgage Loans Present Additional Risk of Repayment	95
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	96
The Borrower’s Form of Entity May Cause Special Risks	96
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	98
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	98
Other Financings or Ability to Incur Other Indebtedness Entails Risk	100
Tenancies-in-Common May Hinder Recovery	101
Risks Relating to Enforceability of Cross-Collateralization	101
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	102
Risks Associated with One Action Rules	102
State Law Limitations on Assignments of Leases and Rents May Entail Risks	102
Various Other Laws Could Affect the Exercise of Lender’s Rights	103
Risks of Anticipated Repayment Date Loans	103
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	103
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	104
Risks Related to Ground Leases and Other Leasehold Interests	105
Leased Fee Properties Have Special Risks	107
Increases in Real Estate Taxes May Reduce Available Funds	107
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	107
Risks Related to Conflicts of Interest	108
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	108
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	110
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	110
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	112
Potential Conflicts of Interest of the Operating Advisor	114
Potential Conflicts of Interest of the Asset Representations Reviewer	115
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	115
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	118
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	119
Other Potential Conflicts of Interest May Affect Your Investment	119

Other Risks Relating to the Certificates	120
The Certificates Are Limited Obligations	120
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	120
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	121
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	123
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	125
General	125
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	126
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	128
Losses and Shortfalls May Change Your Anticipated Yield	128
Risk of Early Termination	129
Subordination of the Subordinated Pooled Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Pooled Certificates	129
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	129
You Have Limited Voting Rights	129
The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	130
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	133
The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment	134
Risks Relating to Modifications of the Mortgage Loans	135
Sponsors May Not Make Required Repurchases or Substitutions of
Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	136
Risks Relating to Interest on Advances and Special Servicing Compensation	137
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	137
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	138
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	138
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	139
Tax Considerations Relating to Foreclosure	139
REMIC Status	139
Material Federal Tax Considerations Regarding Original Issue Discount	140
Description of the Mortgage Pool	141
General	141
Certain Calculations and Definitions	142
Mortgage Pool Characteristics	150
Overview	150
Property Types	152
Office Properties	152
Multifamily Properties	153
Retail Properties	153
Hotel Properties	154
Industrial Properties	154
Mixed Use Properties	154
Manufactured Housing Community Properties	155
Specialty Use Concentrations	155
Mortgage Loan Concentrations	156
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	156
Geographic Concentrations	158
Mortgaged Properties With Limited Prior Operating History	158
Tenancies-in-Common; Crowd Funding; Diversified Ownership	159
Condominium Interests	159
Fee & Leasehold Estates; Ground Leases	160
Environmental Considerations	161

Redevelopment, Renovation and Expansion	163
Assessment of Property Value and Condition	163
Litigation and Other Considerations	164
Loan Purpose	165
Modified and Refinanced Loans	165
Default History, Bankruptcy Issues and Other Proceedings	165
Tenant Issues	167
Tenant Concentrations	167
Lease Expirations and Terminations	167
Expirations	167
Terminations	168
Other	171
Purchase Options and Rights of First Refusal	172
Affiliated Leases	173
Insurance Considerations	173
Use Restrictions	175
Appraised Value	176
Non-Recourse Carveout Limitations	176
Real Estate and Other Tax Considerations	177
Delinquency Information	177
Certain Terms of the Mortgage Loans	177
Amortization of Principal	177
Due Dates; Mortgage Rates; Calculations of Interest	177
ARD Loan	178
Prepayment Protections and Certain Involuntary Prepayments	178
Voluntary Prepayments	179
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	180
Defeasance; Collateral Substitution	181
Partial Releases	182
Escrows	185
Mortgaged Property Accounts	186
Lockbox Accounts	186
Exceptions to Underwriting Guidelines	186
Additional Indebtedness	187
General	187
Whole Loans	187
Mezzanine Indebtedness	187
Preferred Equity	189
Other Secured Indebtedness	189
Other Unsecured Indebtedness	190
The Whole Loans	190
General	190
The Serviced Pari Passu Whole Loans	196
The Serviced AB Whole Loans	198
The Yorkshire & Lexington Towers Whole Loan	198
The Standard Highline NYC Whole Loan	205
The Non-Serviced Pari Passu Whole Loans	213
The Non-Serviced AB Whole Loans	216
The One California Plaza Whole Loan	216
The Centre 425 Bellevue Whole Loan	220
Additional Information	227
Transaction Parties	227
The Sponsors and Mortgage Loan Sellers	227
Column Financial, Inc.	227
General	227
Column’s Securitization Program	228
Review of Column Mortgage Loans	228
Column’s Underwriting Guidelines and Processes	230
Exceptions to Column’s Disclosed Underwriting Guidelines	234
Compliance with Rule 15Ga-1 under the Exchange Act	234
Litigation	237
Retained Interests in This Securitization	238
Natixis Real Estate Capital LLC	238
General	238
NREC’s Commercial Real Estate Securitization Program	238
Review of NREC Mortgage Loans	239
NREC’s Underwriting Standards	240
Compliance with Rule 15Ga-1 under the Exchange Act	244
Retained Interests in This Securitization	246
Benefit Street Partners CRE Finance LLC	253
General	253
BSP’s Loan Origination and Acquisition History	253
Originations and Acquisitions of Fixed Rate Commercial Mortgage Loans	254
Review of BSP Mortgage Loan	254
BSP’s Underwriting Standards	256
Compliance with Rule 15Ga-1 under the Exchange Act	260
Retained Interests in This Securitization	261
The Depositor	261
The Issuing Entity	262
The Trustee and Certificate Administrator	262
The Master Servicer	266
The Special Servicer	269
The Operating Advisor and Asset Representations Reviewer	274
Credit Risk Retention	276
General	276
Qualifying CRE Loans; Required Credit Risk Retention Percentage	276
VRR Interest	277

General	277
Material Terms	277
HRR Certificates	277
General	277
Retaining Third-Party Purchaser	278
Material Terms	278
Hedging, Transfer and Financing Restrictions	278
Operating Advisor	279
Representations and Warranties	279
Description of the Certificates	282
General	282
Distributions	284
Method, Timing and Amount	284
Available Funds	285
Priority of Distributions	289
Pass-Through Rates	292
Interest Distribution Amount	294
Principal Distribution Amount	295
Certain Calculations with Respect to Individual Mortgage Loans	296
Excess Interest	298
Application Priority of Mortgage Loan Collections or Whole Loan Collections	298
Allocation of Yield Maintenance Charges and Prepayment Premiums	300
Assumed Final Distribution Date; Rated Final Distribution Date	301
Prepayment Interest Shortfalls	302
Subordination; Allocation of Realized Losses	304
Reports to Certificateholders; Certain Available Information	307
Certificate Administrator Reports	307
Information to be Provided to Risk Retention Consultation Party	313
Information Available Electronically	314
Voting Rights	318
Delivery, Form, Transfer and Denomination	319
Book-Entry Registration	319
Definitive Certificates	322
Exchange of Certificates	323
Certificateholder Communication	323
Access to Certificateholders’ Names and Addresses	323
Requests to Communicate	323
Description of the Mortgage Loan Purchase Agreements	324
General	324
Dispute Resolution Provisions	332
Asset Review Obligations	333
Pooling and Servicing Agreement	333
General	333
Assignment of the Mortgage Loans	334
Servicing Standard	334
Subservicing	335
Advances	336
P&I Advances	336
Servicing Advances	337
Nonrecoverable Advances	338
Recovery of Advances	339
Accounts	341
Withdrawals from the Collection Account	344
Servicing and Other Compensation and Payment of Expenses	346
General	346
Master Servicing Compensation	351
Special Servicing Compensation	353
Disclosable Special Servicer Fees	357
Certificate Administrator and Trustee Compensation	357
Operating Advisor Compensation	357
Asset Representations Reviewer Compensation	358
CREFC® Intellectual Property Royalty License Fee	359
Appraisal Reduction Amounts	360
Maintenance of Insurance	366
Modifications, Waivers and Amendments	369
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	371
Inspections	373
Collection of Operating Information	373
Special Servicing Transfer Event	374
Asset Status Report	376
Realization Upon Mortgage Loans	379
Sale of Defaulted Loans and REO Properties	381
The Directing Holder	384
General	384
Major Decisions	387
Asset Status Report	389
Replacement of Special Servicer	389
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	390
Servicing Override	393
Rights of Holders of Companion Loans	394
Limitation on Liability of Directing Holder	394
The Operating Advisor	395
General	395
Duties of Operating Advisor at All Times	396
Annual Report	397
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	398
Recommendation of the Replacement of the Special Servicer	398
Eligibility of Operating Advisor	399
Other Obligations of Operating Advisor	399

Delegation of Operating Advisor’s Duties	400
Termination of the Operating Advisor With Cause	401
Rights Upon Operating Advisor Termination Event	401
Waiver of Operating Advisor Termination Event	402
Termination of the Operating Advisor Without Cause	402
Resignation of the Operating Advisor	402
Operating Advisor Compensation	403
The Asset Representations Reviewer	403
Asset Review	403
Asset Review Trigger	403
Asset Review Vote	404
Review Materials	405
Asset Review	406
Eligibility of Asset Representations Reviewer	407
Other Obligations of Asset Representations Reviewer	408
Delegation of Asset Representations Reviewer’s Duties	408
Asset Representations Reviewer Termination Events	409
Rights Upon Asset Representations Reviewer Termination Event	410
Termination of the Asset Representations Reviewer Without Cause	410
Resignation of Asset Representations Reviewer	410
Asset Representations Reviewer Compensation	411
Limitation on Liability of Risk Retention Consultation Party	411
Replacement of Special Servicer Without Cause	411
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	415
Termination of Master Servicer and Special Servicer for Cause	416
Servicer Termination Events	416
Rights Upon Servicer Termination Event	418
Waiver of Servicer Termination Event	420
Resignation of a Master Servicer or Special Servicer	420
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	421
Limitation on Liability; Indemnification	421
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	424
Dispute Resolution Provisions	424
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	424
Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA	425
Resolution of a Repurchase Request	425
Mediation and Arbitration Provisions	427
Servicing of the Non-Serviced Mortgage Loans	428
General	428
Servicing of the One California Plaza Mortgage Loan	431
Servicing of the Centre 425 Bellevue Mortgage Loan	431
Rating Agency Confirmations	432
Evidence as to Compliance	434
Limitation on Rights of Certificateholders to Institute a Proceeding	435
Termination; Retirement of Certificates	435
Amendment	437
Resignation and Removal of the Trustee and the Certificate Administrator	439
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	440
Certain Legal Aspects of Mortgage Loans	440
General	441
Types of Mortgage Instruments	442
Leases and Rents	442
Personalty	442
Foreclosure	443
General	443
Foreclosure Procedures Vary from State to State	443
Judicial Foreclosure	443
Equitable and Other Limitations on Enforceability of Certain Provisions	443
Nonjudicial Foreclosure/Power of Sale	444
Public Sale	444
Rights of Redemption	445
Anti-Deficiency Legislation	445
Leasehold Considerations	446
Cooperative Shares	446
Bankruptcy Laws	447
Environmental Considerations	452
General	452
Superlien Laws	452
CERCLA	452
Certain Other Federal and State Laws	453
Additional Considerations	453
Due-on-Sale and Due-on-Encumbrance Provisions	454

Subordinate Financing	454
Default Interest and Limitations on Prepayments	454
Applicability of Usury Laws	454
Americans with Disabilities Act	455
Servicemembers Civil Relief Act	455
Anti-Money Laundering, Economic Sanctions and Bribery	455
Potential Forfeiture of Assets	455
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	455
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	455
USE OF PROCEEDS	455
YIELD AND MATURITY CONSIDERATIONS	455
Yield Considerations	455
General	455
Rate and Timing of Principal Payments Losses and Shortfalls	455
Certain Relevant Factors Affecting Loan Payments and Defaults	455
Delay in Payment of Distributions	455
Yield on the Certificates with Notional Amounts	455
Weighted Average Life	455
Pre-Tax Yield to Maturity Tables	455
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	455
General	455
Qualification as a REMIC	455
Status of Offered Certificates	455
Taxation of Regular Interests	455
General	455
Original Issue Discount	455
Acquisition Premium	455
Market Discount	455
Premium	455
Election To Treat All Interest Under the Constant Yield Method	455
Treatment of Losses	455
Yield Maintenance Charges and Prepayment Premium	455
Sale or Exchange of Regular Interests	455
Taxation of Exchanges of Pooled Certificates, Class Z Certificates and Class V Certificates	455
Alternative Characterization	455
Taxation of Exchange	455
Taxes That May Be Imposed on a REMIC	455
Prohibited Transactions	455
Contributions to a REMIC After the Startup Day	455
Net Income from Foreclosure Property	455
Bipartisan Budget Act of 2015	455
Taxation of Certain Foreign Investors	455
FATCA	455
Backup Withholding	455
Information Reporting	455
3.8% Medicare Tax on “Net Investment Income”	455
Reporting Requirements	455
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	455
METHOD OF DISTRIBUTION (UNDERWRITER CONFLICTS OF INTEREST)	455
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	455
WHERE YOU CAN FIND MORE INFORMATION	455
FINANCIAL INFORMATION	455
CERTAIN ERISA CONSIDERATIONS	455
General	455
Plan Asset Regulations	455
Administrative Exemptions	455
Insurance Company General Accounts	455
LEGAL INVESTMENT	455
LEGAL MATTERS	455
RATINGS	455
INDEX OF SIGNIFICANT DEFINITIONS	455

ANNEX A-1 – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2 – STRUCTURAL AND COLLATERAL TERM SHEET	A-2-1
ANNEX B – DISTRIBUTION DATE STATEMENT	B-1
ANNEX C – FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1 – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2 – EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E – CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1
ANNEX F – EXCHANGES OF CERTIFICATES	F-1
ANNEX G – 600 VINE AMORTIZATION SCHEDULE	G-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 4 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 21 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 61 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Significant Definitions” commencing on page 498 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Credit Suisse Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)       TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)       TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE DEPOSITOR FOR ANY SUCH OFFER; OR

(C)       IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT,

PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A

PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF SOUTH KOREA FOR A PUBLIC OFFERING IN SOUTH KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN SOUTH KOREA OR TO ANY RESIDENT OF SOUTH KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	CSAIL 2017-CX10 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2017-CX10.

Depositor	Credit Suisse Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc., which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor’s address is 11 Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. See “Transaction Parties—The Depositor”.

Issuing Entity	CSAIL 2017-CX10 Commercial Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Column Financial, Inc., a Delaware corporation

●	Natixis Real Estate Capital LLC, a Delaware limited liability company

●	BSPRT Finance, LLC, a Delaware limited liability company

●	Benefit Street Partners CRE Finance LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Column Financial, Inc. is also an affiliate of each of the depositor and Credit Suisse Securities (USA) LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Natixis Real Estate Capital LLC is also an affiliate of Natixis Securities Americas LLC, one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans as set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx.% of Initial Pool Balance
Column Financial, Inc.(1)	8	$387,452,843	45.3%
Natixis Real Estate Capital LLC(2)	13	310,942,664	36.4
BSPRT Finance, LLC(3)	9	127,570,000	14.9
Benefit Street Partners CRE Finance LLC	1	29,333,985	3.4
Total	31	$855,299,491	100.0%

(1)	One (1) of the Column Financial, Inc. mortgage loans identified on Annex A-1 as GNL Portfolio, was co-originated with Citi Real Estate Funding Inc. In addition, one (1) of the Column Financial, Inc. mortgage loans identified on Annex A-1 as Lehigh Valley Mall, was co-originated with JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P.

(2)	One (1) Natixis Real Estate Capital LLC mortgage loan identified on Annex A-1 as Yorkshire & Lexington Towers, was co-originated with UBS AG.

(3)	One (1) of the BSPRT Finance, LLC mortgage loans identified on Annex A-1 as Miracle Mile, was co-originated with JPMorgan Chase Bank, National Association.

In addition to the mortgage loans shown in the chart above, Natixis Real Estate Capital LLC originated the Y&L Towers trust subordinate companion loan and the Standard Highline trust subordinate companion loan and will transfer them to the depositor.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	KeyBank National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans (including the trust subordinate companion loans) pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) and companion loan that is part of a whole loan (a “non-serviced whole loan”) and serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The servicing offices of the master servicer are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The

Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the related servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Special Servicer	CWCapital Asset Management LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loans other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of CWCapital Asset Management LLC are located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the related servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing holder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as described under “—Directing Holder” below). After the occurrence and during the continuance of a control termination event or if the directing holder (or, in the case of the directing certificateholder, the holder of the majority of the controlling class of certificates on its behalf) is required but fails to do so or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Holder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

CWCapital Asset Management LLC is expected to be appointed as the special servicer by Eightfold Real Estate Capital Fund V, L.P. or its affiliate. Eightfold Real Estate Capital Fund V, L.P. or its affiliate is expected to purchase the Class F, Class NR and Class Z certificates (and may purchase certain other classes of certificates, including the Class X-E and Class E certificates) (in each case other than the portions thereof to be retained by Natixis Real Estate Capital LLC) and, on the closing date, is expected to be the initial directing holder. See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans (and the trust subordinate companion loans) to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to any servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. However, from and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement or trust and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to the mortgage file for each non-serviced mortgage loan (other than the promissory note evidencing such mortgage loan) will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement or the trust and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than a non-serviced mortgage loan and certain excluded loans as described in the next paragraph), as further described in this prospectus.

The directing holder (other than with respect to (i) the Lehigh Valley Mall whole loan and (ii) each of the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan prior to the continuation of a related trust subordinate companion loan control termination event) will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement) and referred to herein as the “directing certificateholder”. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing holder even if there is a controlling class.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance), an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of the related mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class F and Class NR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that if at any time the certificate balances of the certificates other than the Class F and Class NR certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the controlling class will be the most subordinate class among the control eligible certificates that has an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts; provided, further, however, that during such time as the Class F certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P. or its affiliate will purchase the Class F, Class NR and Class Z certificates (and may purchase certain other classes of certificates, including the Class X-E and Class E certificates) (in each case other than the portions thereof to be retained by Natixis Real Estate Capital LLC) and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan, the Yorkshire & Lexington Towers mortgage loan and The Standard Highline NYC mortgage loan).

With respect to the serviced AB whole loan identified as The Standard Highline NYC on Annex A-1, the initial directing holder will be the holder of the related subordinate companion loan identified as note B-B. After the occurrence and continuation of a control appraisal period with respect to the subordinate companion loan identified as note B-B, the directing holder will be the holder of the related subordinate companion loan identified as note B-A. Following the occurrence and continuation of a control appraisal period with respect to the subordinate companion loan identified as note B-A, the directing holder will be the related loan-specific controlling class certificateholder (or its representative) selected by a majority of the holders of the related loan-specific controlling class (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the serviced AB whole loan identified as Yorkshire & Lexington Towers on Annex A-1, the initial directing holder will be the related loan-specific controlling class certificateholder (or its representative) selected by a majority of the holders of the related loan-specific controlling class (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

Each loan-specific controlling class will be the most subordinate class of the related loan-specific certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that if at any time the certificate balances of the pooled principal balance certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the related controlling class will be the most subordinate class among the related loan-specific certificates that has an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. During the continuation of a related trust subordinate companion loan control termination event, the directing holder for the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan, as applicable, will be the directing certificateholder and will generally have the same consent and consultation rights with respect to the applicable whole loan as it does for the other mortgage loans in the pool, including the right to exercise certain control rights under the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan” and “—The Standard Highline NYC Whole Loan”.

With respect to the servicing shift whole loan identified as Lehigh Valley Mall on Annex A-1, the holder of the related controlling companion loan will be the related directing holder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the directing holder of the related servicing shift whole loan is expected to be the directing certificateholder (or its equivalent) under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the trust and servicing agreement or the pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage

Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—The Directing Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. With respect to (a) the mortgage loans other than the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan, the risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest and (b) with respect to the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan, the risk retention consultation party will be the party selected by the holder or holders of more than 50% of the Y&L Towers VRR Interest or the Standard Highline VRR Interest, respectively. Natixis Real Estate Capital LLC, is expected to be appointed as the initial risk retention consultation party with respect to the mortgage loans, the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of the mortgaged property, the holder of a related mezzanine loan and has accelerated such mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or a borrower party affiliate thereof.

Holder of a Subordinate

Companion Loan	Four (4) mortgage loans secured by the mortgaged properties, identified on Annex A-1 as Yorkshire & Lexington Towers, One California Plaza, The Standard Highline NYC and Centre 425 Bellevue, representing approximately 23.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are comprised of (i) one or more senior pari passu notes (included in the trust) and (ii) one or more senior pari passu notes (not included in the trust) and/or one or more subordinate notes.

With respect to the mortgage loan identified on Annex A-1 as The Standard Highline NYC, pursuant to the related intercreditor agreement, the holder of the related subordinate companion loan will be the initial “directing holder” in respect of such mortgage loan and will have the right to cure certain defaults with respect to the related mortgage loan and the holder of such subordinate companion loan will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of a control termination event under the related intercreditor agreement with respect to the related subordinate companion loan, the holder of the related subordinate companion loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the related subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the related mortgage loan at any time prior to the occurrence and continuance of a control termination event under the related intercreditor agreement with respect to such subordinate companion loan, subject to the requirements provided for in the related intercreditor agreement. As of the closing date, Natixis Real Estate Capital LLC will be the holder of The Standard Highline NYC non-trust junior subordinate companion loan identified as note B-B; such note may subsequently be sold to a third party. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Standard Highline NYC Whole Loan”.

Holders of the Loan-Specific

Certificates	Two (2) mortgage loans secured by the mortgaged properties identified on Annex A-1 as Yorkshire & Lexington Towers and The Standard Highline NYC, representing approximately 12.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each have a related subordinate companion loan which will also be held by the issuing entity. The Y&L Towers loan-specific certificates will be backed solely by the Y&L Towers trust subordinate companion loan, and any expenses or losses incurred in respect to the other mortgage loans or the Standard Highline trust subordinate companion loan will not be borne by the holders of the Y&L Towers loan-specific certificates. The Standard Highline loan-specific certificates will be backed solely by the Standard Highline trust subordinate companion loan, and any expenses or losses incurred in respect to the other mortgage loans or the Y&L Towers trust subordinate companion loan will not be borne by the holders of the Standard Highline loan-specific certificates. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan”, “—The Standard Highline NYC Whole Loan” and “Pooling and Servicing Agreement—The Directing Holder”.

Certain Affiliations and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in November 2017 (or, in the case of any mortgage loan that has its first due date after November 2017, the date that would have been its due date in November 2017 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about November 30, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in December 2017.

Record Date	With respect to any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, Kansas, Pennsylvania, New York, Ohio, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan (or trust subordinate companion loan) to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date (without regard to grace periods) for such mortgage loan or trust subordinate companion loan, as applicable, in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan or trust subordinate companion loan, as applicable, in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans or trust subordinate companion loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	September 2022
Class A-2	October 2022
Class A-3	November 2024
Class A-4	September 2027
Class A-5	November 2027
Class A-SB	August 2026
Class X-A	November 2027
Class X-B	November 2027
Class A-S	November 2027
Class B	November 2027
Class C	November 2027

The rated final distribution date for the pooled certificates will be the distribution date in November 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans and Natixis Real Estate Capital LLC will sell the trust subordinate companion loans to the depositor, which will in turn deposit the mortgage loans and the trust subordinate companion loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below(1):

(1)	Although the trust subordinate companion loans will be assets of the issuing entity, amounts distributable to the trust subordinate companion loans pursuant to the related intercreditor agreement will be payable only to the related loan-specific certificates and therefore support only such loan-specific certificates.

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-CX10:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-E, Class D, Class E, Class F, Class NR, Class UES-A, Class UES-B, Class UES-C, Class UES-D, Class UES-X, Class STN-A, Class STN-B, Class STN-X, Class STN-C, Class Z and Class R. The certificates, other than the loan–specific certificates, the Class Z certificates and the Class R certificates, are referred to as the pooled certificates.

The Yorkshire & Lexington Towers mortgage loan and The Standard Highline NYC mortgage loan will be pooled together with the other mortgage loans (collectively referred to in this prospectus as the “mortgage pool”) and interest and principal received in respect of such mortgage loan will be available to make distributions in respect of each class of certificates other than the loan-specific certificates. The trust subordinate companion loans will be assets of the issuing entity but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of the trust subordinate companion loans will be available only to make distributions in respect of the related loan-specific certificates. The Yorkshire & Lexington Towers pari passu companion loans will not be assets of the issuing entity.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

	Initial Certificate Balance or Notional Amount	Initial Available Certificate Balance or Notional Amount	Initial Retained Certificate Balance or Notional Amount(1)
Class A-1	$14,888,000	$14,279,000	$609,000
Class A-2	$81,680,000	$78,339,000	$3,341,000
Class A-3	$143,190,000	$137,333,000	$5,857,000
Class A-4	$102,361,000	$98,174,000	$4,187,000
Class A-5	$237,373,000	$227,664,000	$9,709,000
Class A-SB(2)	$19,217,000	$18,431,000	$786,000
Class X-A(3)	$691,723,000	$663,429,000	$28,294,000
Class X-B(3)	$80,184,000	$76,903,000	$3,281,000
Class A-S	$93,014,000	$89,209,000	$3,805,000
Class B	$49,180,000	$47,168,000	$2,012,000
Class C	$31,004,000	$29,735,000	$1,269,000

(1)	On the closing date, offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Initial Retained Certificate Balance or Notional Amount” are expected to be purchased for cash from the underwriters by Natixis Real Estate Capital LLC (a sponsor and an affiliate of one of the underwriters), as retaining sponsor as described in “Credit Risk Retention”.

(2)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(3)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class A-1	2.2339%(1)
Class A-2	3.2594%(1)
Class A-3	3.3977%(1)
Class A-4	3.1908%(1)
Class A-5	3.4578%(2)
Class A-SB	3.3269%(2)
Class X-A	0.7322%(3)
Class X-B	0.1359%(3)
Class A-S	3.6698%(2)
Class B	3.8916%(2)
Class C	4.1131%(4)

(1)	For any distribution date, the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-4 certificates will each be a fixed per annum rate equal to the initial pass-through rate set forth opposite such class in the table above.

(2)	For any distribution date, the pass-through rates of the Class A-5, Class A-SB, Class A-S and Class B certificates will be a per annum rate equal to the lesser of (i) the initial pass-through rate for such class specified in the table above and (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months).

(3)	For any distribution date, the pass-through rate on the Class X-A certificates will equal the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates as described in this prospectus. For any distribution date, the pass-through rate on the Class X-B certificates will equal the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the pass-through rates of the Class B and Class C certificates. For purposes of the calculation of the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(4)

For any distribution date, the pass-through rate of the Class C certificates will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months).

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer (or a special servicer for a non-serviced mortgage loan), any modifications resulting from a borrower’s bankruptcy or insolvency, or any increase in the interest rate of any mortgage loan with an anticipated repayment date after the related anticipated repayment date.

For purposes of calculating the pass-through rates of the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related trust subordinate companion loan and/or serviced companion loans at the servicing fee rate equal to a per annum rate of between 0.00500% and 0.05250% (although with respect to serviced companion loans, the master servicing fee may be lower than the indicated rate).

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum or the per annum rate that would result in a special servicing fee of (i) $3,500 or (ii) with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a specially serviced loan during the occurrence and continuance of a consultation termination event, $5,000, in each case, for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The special servicer will also be entitled to a liquidation fee and a workout fee as further described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The trustee/certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including each non-serviced mortgage loan but excluding any other companion loan (other than the trust subordinate companion loans)) and any REO loan at a per annum rate equal to 0.00611%. The trustee fee is payable by the certificate administrator as a portion of the trustee/certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan, the trust subordinate companion loans and any

REO loan at a per annum rate equal to 0.00179% with respect to all mortgage loans. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan and the trust subordinate companion loans, but excluding any related companion loan) and any REO loan at a per annum rate equal to 0.00047%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, the trust subordinate companion loans and any REO loan will be payable to CRE Finance Council© as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate		Special Servicing Fee Rate
Park Center Phase I	0.0025%		0.2500%
One California Plaza	0.0025%		0.2500%
Centre 425 Bellevue	0.0025%	(2)	0.2500%	(2)
300 Montgomery	0.0025%		0.2500%
333 North Bedford	0.0025%		0.2500%
The Boulders Resort & Spa	0.0025%		0.2500%

(1)	Does not reflect the Lehigh Valley Mall mortgage loan. After the securitization of the related controlling companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The Centre 425 Bellevue mortgage loan will be initially serviced under the pooling and servicing agreement entered into in connection with the UBS 2017-C5 Commercial Mortgage Trust until the securitization of the promissory note A-1. On and after the securitization date of the promissory note A-1, the related master servicer and related special servicer under the related pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as is expected be set forth in such related pooling and servicing agreement.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans (excluding any amounts attributable to the trust subordinate companion loans), net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-E certificates,

in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to the extent of funds allocated to principal and available for distribution, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the A-SB scheduled principal balance set forth on Annex E for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero; and

(G)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero;

provided that, if the certificate balances of each class of certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates) having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed losses on the mortgage loans previously allocated to each such class; plus interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-E, Class R certificates, the Class Z certificates and the loan-specific certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

The holders of the loan-specific certificates will only be entitled to distributions from amounts paid or advanced on and allocated to the related trust subordinate companion loan in accordance with the intercreditor agreement relating to the related whole loan. No class of pooled certificates will be entitled to distributions paid or advanced on and allocable to the trust subordinate companion loans.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the loan-specific certificates, the Class Z and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date (other than the loan-specific certificates) can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the pooled certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Any yield maintenance charges or prepayment premiums received in respect of the trust subordinate companion loans will be distributed to the loan-specific certificates pursuant to the related intercreditor agreement, and will not be allocated to the other classes of certificates.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of pooled certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of those certificates in ascending order (beginning with the non-offered pooled certificates, other than the Class Z and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class R, Class Z, Class X-A, Class X-B or Class X-E certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B and Class C certificates) and the Class X-E certificates (to the extent such losses are allocated to the Class E certificates) and, therefore, the amount of interest they accrue.

*	The Class A-SB certificates will have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in their prospectus.

**	Class X-A, Class X-B and Class X-E certificates are interest only.

***	Other than the Class X-E, Class Z, Class R certificates and the loan-specific certificates. None of the loan-specific certificates will be subordinate to any class of pooled certificates, except to the extent of the subordination provided to the Yorkshire & Lexington Towers mortgage loan or The Standard Highline NYC mortgage loan, as applicable, by the related trust subordinate companion loan as and to the extent set forth in the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan” and “—The Standard Highline NYC Whole Loan” in this prospectus.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of pooled certificates (other than the Class X-A, Class X-B or Class X-E certificates) will reduce the certificate balance of that class of certificates. Similarly, principal losses and principal payments, if any, on the trust subordinate companion loans allocated to a class of loan-specific certificates (other than the Class UES-X Certificates and the Class STN-X Certificates, as applicable) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate of those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reduction amounts to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of pooled certificates entitled to interest (other than the Class Z certificates), on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to any whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and/or one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s) (and, in the case of each trust subordinate companion loan, first, in respect of the trust subordinate companion loan (or, in the case of The Standard Highline NYC, first, to the related non-trust junior subordinate companion loan, second, to the related non-trust senior subordinate companion loan, then, to the related trust subordinate companion loan), which will in turn reduce distributions in respect of the related loan-specific certificates), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the pooled certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan—Application of Payments”, “—The Standard Highline NYC Whole Loan—Application of Payments”, “—The Non-Serviced AB Whole Loans—The Centre 425 Bellevue Whole Loan—Application of Payments”, “—The One California Plaza Whole Loan—Application of Payments” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class Z certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan), the trust subordinate companion loans and any REO loan (including any portion of an REO loan related to the trust subordinate companion loans, but excluding any portion of an REO loan related to any other companion loan), unless, in each case, the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan or trust subordinate companion loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan, as applicable). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. The special servicer will not be required to make any principal or interest advance on any mortgage loan or companion loan including the trust subordinate companion loans.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a servicing advance, the master servicer will, subject to a recoverability determination, be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan or a trust subordinate companion loan, as applicable, until the related due date has passed and any grace period for late payments applicable to the mortgage loan or trust subordinate companion loan, as applicable, has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-one (31) fixed rate commercial mortgage loans and the trust subordinate companion loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in seventy-six (76) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

Although the trust subordinate companion loans are assets of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the trust subordinate companion loans are not reflected and the term “mortgage loan” and “mortgage pool” in context does not include the trust subordinate companion loans unless otherwise indicated. The trust subordinate companion loans support only the related classes of loan-specific certificates.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $855,299,491. The aggregate principal balance of the trust subordinate companion loans as of the cut-off date will be approximately $258,400,000.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-one (31) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” and, together with any pari passu companion loans, the “companion loans”). With respect to the Yorkshire & Lexington Towers whole loan set forth below, there is a subordinate companion loan identified as note B, and the mortgage loan seller will transfer such note B (referred to in this prospectus as the “Y&L Towers trust subordinate companion loan”) to the depositor. With respect to The Standard Highline NYC whole loan set forth below, there is a subordinate companion loan identified as note A-B, and the mortgage loan seller will transfer such note A-B (referred to in this prospectus as the “Standard Highline trust subordinate companion loan”, and, together with the Y&L Towers trust subordinate companion loan, the “trust subordinate companion loans”) to the depositor.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Balance	Approx. % of Initial Pool Balance	Pari Passu Companion Loans Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Park Center Phase I	$78,000,000	9.1%	$80,000,000	N/A	51.4%	51.4%	3.17x	3.17x
GNL Portfolio	$73,000,000	8.5%	$114,000,000	N/A	57.9%	57.9%	2.22x	2.22x
Yorkshire & Lexington Towers	$60,000,000	7.0%	$140,000,000	$200,000,000	22.5%	44.9%	4.28x	1.68x
One California Plaza	$50,000,000	5.8%	$86,000,000	$164,000,000	29.6%	65.4%	4.42x	2.00x
Lehigh Valley Mall	$50,000,000	5.8%	$150,000,000	N/A	44.9%	44.9%	2.07x	2.07x
The Standard Highline NYC	$45,000,000	5.3%	N/A	$125,000,000	13.2%	50.0%	5.94x	1.76x
Centre 425 Bellevue	$44,000,000	5.1%	$50,000,000	$114,450,000	29.7%	66.0%	3.85x	1.69x
600 Vine	$35,998,538	4.2%	$16,799,318	N/A	74.4%	74.4%	1.47x	1.47x
300 Montgomery	$30,000,000	3.5%	$36,000,000	N/A	55.2%	55.2%	2.56x	2.56x
Garden Multifamily Portfolio	$29,333,985	3.4%	$27,842,426	N/A	71.3%	71.3%	1.33x	1.33x
333 North Bedford	$28,844,126	3.4%	$30,000,000	N/A	61.4%	61.4%	1.63x	1.63x
Miracle Mile	$28,000,000	3.3%	$28,000,000	N/A	69.5%	69.5%	1.52x	1.52x
Totowa Commerce Center	$26,750,000	3.1%	$25,000,000	N/A	74.8%	74.8%	1.55x	1.55x
The Boulders Resort & Spa	$22,952,843	2.7%	$49,897,484	N/A	55.9%	55.9%	1.61x	1.61x

(1)	Calculated including the related Pari Passu Companion Loan(s), if any, but excluding the related Subordinate Companion Loan(s), if any.

(2)	Calculated including the related Pari Passu Companion Loan(s), if any, the related Subordinate Companion Loan(s), if any, but excluding the related mezzanine loan(s), if any.

Each of the GNL Portfolio whole loan, the Yorkshire & Lexington Towers whole loan, The Standard Highline NYC whole loan, the 600 Vine whole loan, the Garden Multifamily Portfolio whole loan, the Miracle Mile whole loan and the Totowa Commerce Center whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and any related companion loan is referred to in this prospectus as a “serviced companion loan”.

The Lehigh Valley Mall whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, as identified below and entered into in connection with the securitization of one or more related companion loan(s). Each such whole loan is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Lead Trust/Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator	Custodian	Operating Advisor/Trust Advisor	Directing Certificate-holder(2)
Park Center Phase I	CSAIL 2017-CX9	9.1%	KeyBank National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III - D AIV RR, LLC
One California Plaza	CSMC Trust 2017-CALI	5.8%	KeyBank National Association	Cohen Financial, a Division of Sun Trust Bank	U.S. Bank National Association	U.S. Bank National Association	U.S. Bank National Association	Park Bridge Lender Services LLC	1CAL Grand Avenue Partners, LLC
Centre 425 Bellevue	UBS 2017-C5(3)	5.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
300 Montgomery	CSAIL 2017-CX9	3.5%	KeyBank National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III - D AIV RR, LLC
333 North Bedford	WFCM 2016-NXS6	3.4%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Ellington Management Group, LLC
The Boulders Resort & Spa	CSAIL 2017-CX9	2.7%	KeyBank National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III - D AIV RR, LLC

(1)	Does not reflect the Lehigh Valley Mall mortgage loan. On and after the related servicing shift securitization date, the related mortgage loan will also be a non-serviced mortgage loan and the related whole loan will be a non-serviced whole loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	Or an equivalent entity.

(3)	The Centre 425 Bellevue mortgage loan will be initially serviced under the pooling and servicing agreement entered into in connection with the UBS 2017-C5 Commercial Mortgage Trust until the securitization of the promissory note A-1. On and after the securitization date of the promissory note A-1, the related master servicer and related special servicer under the related pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as is expected be set forth in such related pooling and servicing agreement.

For further information regarding the whole loans and the rights of the “directing holder” under the related intercreditor agreement, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan(s) (including the Yorkshire & Lexington Towers mortgage loan and The Standard Highline NYC mortgage loan) is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or any preferred equity).

Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics(1)

All Mortgage Loans
Initial Pool Balance(2)	$855,299,491
Number of Mortgage Loans	31
Number of Mortgaged Properties	76
Range of Cut-off Date Balances	$1,750,000 - $78,000,000
Average Cut-off Date Balance	$27,590,306
Range of Mortgage Rates(3)	2.7400% - 5.6400%
Weighted Average Mortgage Rate(3)	4.1280%
Range of Original Terms to Maturity(4)	60 months to 120 months
Weighted Average Original Term to Maturity(4)	108 months
Range of Remaining Terms to Maturity(4)	58 months to 120 months
Weighted Average Remaining Term to Maturity(4)	107 months
Range of Original Amortization Terms(5)	300 months to 360 months
Weighted Average Original Amortization Term(5)	358 months
Range of Remaining Amortization Terms(5)	300 months to 360 months
Weighted Average Remaining Amortization Term(5)	356 months
Range of Cut-off Date LTV Ratios(3)(6)	13.2% - 74.8%
Weighted Average Cut-off Date LTV Ratio(3)(6)	49.5%
Range of LTV Ratios as of the Maturity Date/ARD(3)(4)(6)	13.2% - 68.2%
Weighted Average LTV Ratio as of the Maturity Date/ARD(3)(4)(6)	46.6%
Range of UW NCF DSCRs(3)(7)	1.26x – 5.94x
Weighted Average UW NCF DSCR(3)(7)	2.67x
Range of UW NOI Debt Yields(3)	6.7% - 38.0%
Weighted Average UW NOI Debt Yield(3)	12.8%
Percentage of Initial Pool Balance consisting of:
Interest-only	61.2%
Balloon	20.9%
Interest-only Balloon	11.0%
ARD Interest-only	6.9%

(1)	Except where expressly stated otherwise, statistical information in this table does not include the trust subordinate companion loans.

(2)	Subject to a permitted variance of plus or minus 5%.

(3)	With respect to each mortgage loan that is part of a whole loan, any related pari passu companion loan is included for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield. With respect to the Yorkshire & Lexington Towers mortgage loan, The Standard Highline NYC mortgage loan, the One California Plaza mortgage loan and the Centre 425 Bellevue mortgage loan, each of which also has one or more subordinate companion loans, the related Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield presented with respect to each such mortgage loan is calculated without regard to the respective subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

(4)	With respect to the mortgage loans secured by the mortgaged properties identified on Annex A-1 as Centre 425 Bellevue and 237 East Fordham Road, representing approximately 6.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related anticipated repayment date is deemed to be the maturity date.

(5)	Excludes eighteen (18) mortgage loans secured by the mortgaged property or portfolio of mortgaged properties identified on Annex A-1 as Park Center Phase I, GNL Portfolio, Yorkshire & Lexington Towers, Westin Times Square Fee, One California Plaza, The Standard Highline NYC, Centre 425 Bellevue, 379 West Broadway, 300 Montgomery, Rockside Office Portfolio, 701 East 22nd Street, 237 East Fordham Road, Wild Meadows, Goldstar Industrial Portfolio, Lakefront I & II, 332 East 6th Street,

1442 Pennsylvania Avenue Southeast and Outback Steakhouse El Paso, representing approximately 68.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term to maturity or anticipated repayment date, as applicable. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 as 600 Vine, representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan will amortize based on the assumed principal payment schedule set forth on Annex G.

(6)	The Cut-off Date LTV Ratio and the LTV Ratio as of the Maturity Date/ARD were calculated based upon an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(7)	For each partial interest-only loan, the debt service coverage ratio was calculated based on the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of the mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 as 600 Vine, representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan will amortize based on the assumed principal payment schedule set forth on Annex G, and the debt service coverage ratio was calculated based on the aggregate of the twelve-month debt service payment commencing October 2026. Based on the aggregate of the twelve-month debt service payment commencing November 2017, the UW NCF DSCR is 2.04x and based on the average debt service over the remaining term of the loan, the UW NCF DSCR is 1.61x. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Certain Terms of the Mortgage Loans” in this prospectus. See also Annex A-1.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, other than as described below, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgaged property was previously encumbered by a prior loan that was securitized into CGCMT 2007-C6 and went into maturity default in July 2017. The mortgage loan paid off the prior loan in full in November 2017.

See “Description of the Mortgage Pool—Modified and Refinanced Loans”, “—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to nine (9) of the mortgage loans secured or partially secured by the mortgaged properties, identified on Annex A-1 as Park Center Phase I, GNL Portfolio – FedEx Group Package System, Inc. (WV), Yorkshire & Lexington Towers, Centre 425 Bellevue, Meadows at June Road, 332 East 6th Street, Springtree Apartments, 1442 Pennsylvania Avenue Southeast and Outback Steakhouse El Paso, representing approximately 24.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	None of the mortgage loans were originated with variances from the respective originators’ underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party materials requirements. See “Description of the Mortgage Pool— Exceptions to Underwriting Guidelines”, “Transaction Parties— The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “— Natixis Real Estate Capital LLC— NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards” and “—Benefit Street Partners CRE Finance LLC— BSP’s Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking,

société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the credit risk retention requirements will be satisfied by Natixis Real Estate Capital LLC, as retaining sponsor, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements, or to take any other action which may be required by EEA-regulated investors for the purposes of compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.keybank.com/key2cre.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans and the trust subordinate companion loans is less than 1.0% of the aggregate principal balance of the mortgage loans and trust subordinate companion loans as of the cut-off date (solely for the purposes of this calculation, if such right is being exercised after December 2027 and the 237 East Fordham Road mortgage loan is still an asset of the trust, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and the trust subordinate companion loans and from the aggregate principal balance of the mortgage loans and trust subordinate companion loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans and the trust subordinate companion loans (including all property acquired through exercise of remedies in respect of any mortgage loan or trust subordinate companion loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates including the loan-specific certificates (other than the Class Z and Class R certificates) for the mortgage loans and the trust subordinate companion loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class Z and Class R certificates) and (iii) the master servicer consents to the exchange as specified under the pooling and servicing agreement.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or a trust subordinate companion loan, as applicable, in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan or a trust subordinate companion loan, as applicable, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or a trust subordinate companion loan, as applicable, or mortgaged property or causes the mortgage loan or a trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If a non-serviced mortgage loan with one or more related pari passu companion loans becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing thereof determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, with respect to The Standard Highline NYC whole loan and the One California Plaza whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as four separate REMICs (the “Y&L Towers Trust Subordinate Companion Loan REMIC”, the “Standard Highline Trust Subordinate Companion Loan REMIC” , the “Lower-Tier Loan REMIC” and the “Upper-Tier REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of (i) the trust components and (ii) the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”). The certificates (other than the Class Z and Class R certificates) will represent beneficial ownership of their respective portions of the Grantor Trust described in (i) above and the Class Z certificates will represent beneficial ownership of the portion of the Grantor Trust described in (ii) above.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent beneficial ownership of a class of REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, any guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur;

●	with respect to any residential cooperative properties, the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may currently be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or such affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as a lab and/or for research and development may (a) require a unique layout that may make re-tenanting to new office tenants more expensive and (b) rely on funds for research and development from government and/or private sources of funding, which sources may become unavailable. These factors, among others, may adversely affect the cash flow generating monthly payments for the mortgage loan.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	minimum existing rent requirements that may reduce the number of units that can be converted to market rents.

Moreover, ongoing litigation concerning the status of rent stabilized properties may adversely affect existing market rate units and a borrower’s ability to convert rent stabilized units to market rent units in the future. For example, the New York State Appellate Division, in Altman v. 285 West Fourth (1st Dept., 2015) held that in order to effectuate vacancy luxury deregulation, the legal rent had to be above the statutory deregulation threshold at the time the outgoing tenant vacated and the fact that the legal rent was above the statutory threshold at the time the incoming tenant moved in was not relevant. The Altman case is currently on appeal and scheduled to be heard by the New York Court of Appeals. In addition, the Rent Act of 2015, effective June 15, 2015, also provides that certain thresholds had to have been met at the time the outgoing tenant vacated. The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 as Yorkshire & Lexington Towers includes both rent stabilized units and market rent units. No assurances can be made as to the impact of the Altman decision (if upheld on appeal) or the Rent Act of 2015 on the existing market rent units at the Yorkshire & Lexington Towers mortgaged properties or the ability of the rent stabilized units at the Yorkshire & Lexington Towers mortgaged properties to convert to market rent units in the future.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Residential Cooperative Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of residential cooperative properties, including:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations and the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders;

●	the concentration of shares relating to units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” in any one or more years, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, all or certain units at that rental property could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

The value and successful operation of a residential cooperative property may be impacted by the same factors which may impact the economic performance of a multifamily property; see “—Multifamily Properties Have Special Risks” in this prospectus.

A residential cooperative building and the land under the building are generally owned or leased by a non-profit residential cooperative corporation. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, maintenance, contributions to reserves and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

Due to the attributes particular to a residential cooperative property, certain information presented with respect to a mortgage loan secured by such a property may differ from that presented for other mortgage loans included in the trust. Several of these differences are particularly relevant to your consideration of an investment in the offered certificates. In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for any mortgage loan secured by a residential cooperative property differs from the manner in which such calculations are made for other mortgage loans included in the trust. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in this prospectus.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting the business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties

Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below and “Description of the Mortgage Pool—Tenant Issues—Lease Expirations”.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant or another major tenant goes dark, if the mortgaged property does not meet certain minimum occupancy levels or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Industrial and Logistics Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	the quality of tenants;

●	reduced demand for industrial and logistics space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial or logistics properties, although industrial or logistics properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial and logistics space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial, logistics or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial and logistics properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial and logistics purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial and logistics property. Site characteristics that are generally desirable to a warehouse/industrial/logistics property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial and logistics properties, any vacant industrial and logistics property space may not be easily converted to other uses. Thus, if the operation of any of the industrial and logistics properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial and logistics property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial and logistics property were readily adaptable to other uses.

Location is also important because an industrial and logistics property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial and logistics properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses. See “—Cold Storage Properties Have Special Risks” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties have more than one property subtype. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables titled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are office, multifamily, retail, hotel, industrial, mixed use and leased fee. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are located in New York, Georgia, California, Pennsylvania, Ohio, Washington and New Jersey. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes—Third Party Reports”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”, “—Benefit Street Partners CRE Finance LLC—BSP’s Underwriting Standards”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undertake future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-2 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the fifteen (15) largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See also representation and warranty no. 26 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 in Annex D-1 and the identified exceptions, if any, to those representations and warranties in Annex D-2.

Risks Relating to Inspections of Properties

In general, licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or significant tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

On September 8, 2017, the President signed legislation passed by both houses of Congress that extends the National Flood Insurance Program’s authorization for three months. It previously had been set to expire September 30, 2017. Congress must now reauthorize the National Flood Insurance Program by no later than December 8, 2017. We cannot assure you if or when the program will be reauthorized. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. As of January 1, 2017, the federal share of compensation for insured losses of an insurer equals 83% (subject to annual 1% decreases each January 1 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million as of January 1, 2017 (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-2 for a summary of the terrorism insurance requirements under each of the fifteen (15) largest mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues” and “—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” and representation and warranty nos. 8 and 14 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, the “underwritten net cash flow” for a residential cooperative property is generally based on projected operating income at the property assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent-regulated or rent-controlled rental tenants). As a result, underwritten net cash flow for a residential cooperative property may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards” and “—Benefit Street Partners CRE Finance LLC—BSP’s Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, an appraisal may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Appraised Value”, reflects only the “as-is” value (or, in certain cases, may reflect the other than “as-is” values as a result of the satisfaction of the related conditions or assumptions) unless otherwise specified, which values may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values shown in this prospectus, we cannot assure you that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date (if applicable), or at maturity or the anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards” and “—Benefit Street Partners CRE Finance LLC—BSP’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Certain of the mortgage loans are seasoned mortgage loans. For example, with respect to the mortgage loans identified on Annex A-1 as 333 North Bedford, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related mortgage loan was originated 15 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since the origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since the mortgage loans were originated.

In addition, any seasoned mortgage loan may not satisfy all of the sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See also representation and warranty nos. 12, 42 and 44 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose”, “—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision.

Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations”, “—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty nos. 41 and 42 in Annex D-1 and the identified exceptions, if any, to those representations in Annex D-2. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan (other than the trust subordinate companion loans) are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated cut-off date loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may permit the special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify any non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease

(including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 36 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Column Financial, Inc., one of the sponsors and originators, and of Credit Suisse Securities (USA) LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loan, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loan or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Natixis Real Estate Capital LLC, a sponsor and an affiliate of one of the underwriters, is expected to hold each VRR Interest as described in “Credit Risk Retention”, and is expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, in certain circumstances, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take certain servicing actions, which actions may conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the related VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the majority of the related VRR Interest holds companion loans or companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the related VRR Interest (any such loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then the risk retention consultation party will not have consultation rights with respect to such excluded loan. See “Credit Risk Retention”.

In addition, for so long as the risk retention consultation party or the holder of the related VRR Interest entitled to appoint such risk retention consultation party is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” relating to such excluded loan and/or the related mortgaged properties. Notwithstanding such restriction, there can be no assurance that the risk retention consultation party or holder of the related VRR Interest will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in
“—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,
“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Lehigh Valley Mall whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of either servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of any such servicing shift pooling and servicing agreement except to the extent of compliance with certain requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of either servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the holder of the majority of the VRR Interest and the initial risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller, an originator, a warehouse lender to certain other sponsors (or their respective affiliates) and the current holder of a Lehigh Valley Mall companion loan and a GNL Portfolio companion loan.

One of the Underwriter Entities, Natixis Securities Americas LLC, together with its affiliates, is playing several roles in this transaction. Natixis Securities Americas LLC, is an affiliate of the Natixis Real Estate Capital LLC, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the 600 Vine companion loans, the Centre 425 Bellevue companion loans and the Yorkshire & Lexington Towers companion loans, the holder of the majority of the VRR Interest and the initial risk retention consultation party under this securitization.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loans are required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, each special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing holder (or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class) will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing holder or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing holder or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of offered certificates than to the Series 2017-CX10 non-offered certificates, any companion loan holder or the holder of any serviced pari passu companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced pari passu companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that Eightfold Real Estate Capital Fund V, L.P. or its affiliate will be the initial directing certificateholder (other than with respect to any non-serviced mortgage loan, the Yorkshire & Lexington Towers whole loan, The Standard Highline NYC whole loan, any servicing shift whole loan and any applicable excluded loan). CWCapital Asset Management LLC was appointed by Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) to act as the special servicer.

Similarly, it is expected that Natixis Real Estate Capital LLC, a sponsor, will be the holder of the VRR Interest and will be the initial risk retention consultation party. Natixis Real Estate Capital LLC is an affiliate of Natixis Securities Americas LLC, one of the underwriters.

Although the master servicer and the special servicer will be required to diligently service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is, or is affiliated with, a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

See also “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan) and the trust subordinate companion loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation party, borrowers or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation party, borrowers or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates holds certificates or has other financial interests in or financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P. or its affiliate will be the initial directing certificateholder (and, as such, will be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan, any servicing shift mortgage loan and, for so long as no related control termination event is continuing, the Yorkshire & Lexington Towers mortgage loan or The Standard Highline NYC mortgage loan)) and will be the retaining third-party purchaser with respect to the HRR Certificates. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans and in the case of each of the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan, prior to the occurrence and continuance of a related control termination event), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

With respect to the Yorkshire & Lexington Towers mortgage loan and The Standard Highline NYC mortgage loan, such mortgage loans and the related trust subordinate companion loans will be serviced pursuant to the pooling and servicing agreement related to this transaction and the related trust subordinate companion loans will be assets in the trust fund. The directing holder for the Yorkshire & Lexington Towers whole loan will initially be the Yorkshire & Lexington Towers controlling class representative. The Yorkshire & Lexington Towers controlling class will be the most subordinate class of the Class UES-A, Class UES-B, Class UES-C and Class UES-D certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that in the case of Class UES-A, such class will cease to be the controlling class upon the occurrence of a Y&L Towers trust subordinate companion loan control termination event. The directing holder for The Standard Highline NYC whole loan will initially be the holder of The Standard Highline NYC non-trust junior subordinate companion loan. The directing holder for the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan (or, after a related control termination event, the directing certificateholder) will have the right to (i) consent to certain material decisions and actions made with respect to the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan and (ii) replace the special servicer with respect to the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan, with or without cause. The special servicer may, at the direction of the related directing holder, take actions with respect to the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan that could adversely affect the holders of some or all of the classes of certificates. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan” and “—The Standard Highline NYC Whole Loan” in this prospectus.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan, any non-serviced whole loan and any servicing shift whole loan) or on behalf of the subordinate companion loan holders (in the case of each of the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan for so long as a control termination event with respect to the related trust subordinate companion loan has not occurred and is not continuing) or the directing holder (which term as used in this prospectus will include any equivalent entity or any representative thereof) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the controlling noteholder and initial directing holder for each non-serviced whole loan.

The special servicer, upon consultation with a serviced pari passu companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced pari passu companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced pari passu companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause for so long as a control termination event does not exist (other than with respect to any non-serviced mortgage loans, any applicable excluded loans, the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan prior to the occurrence and continuance of a related control termination event) (or, in the case of the servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may be replaced by the holders of the related controlling companion loans at any time, for cause or without cause.

Similarly, the applicable controlling noteholder or directing certificateholder related to the securitization trust indicated in the chart above as the directing holder has certain consent and/or consultation rights with respect to the non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

With respect to each of the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan, the holder of the most junior then-outstanding related subordinate companion loan will have certain rights with respect to the related whole loan prior to the occurrence and continuance of a related control termination event, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer under the pooling and servicing agreement for this securitization. In addition, the holder of the related non-trust subordinate companion loans with respect to The Standard Highline NYC whole loan will have the right to purchase the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of a control termination event, the holder of the most junior then-outstanding subordinate companion loan will also have the right under, and subject to the requirements of the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan” and “—The Standard Highline NYC Whole Loan”. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing holder and its affiliates (and a controlling noteholder under an intercreditor agreement with respect to, or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of, a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder (or equivalent entity) or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase option that a holder of a Standard Highline non-trust subordinate companion loan holds pursuant to the related intercreditor agreement generally permits such holder to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Standard Highline NYC Whole Loan—Purchase Option”. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F, Class NR and Class Z certificates (which may also invest in certain other classes of certificates, including the Class X-E and Class E certificates) (in each case other than the portions thereof to be retained by Natixis Real Estate Capital LLC), which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan, the Yorkshire & Lexington Towers mortgage loan and The Standard Highline NYC mortgage loan) and serviced whole loans (other than the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreements and trust and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Holder, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Consultation and Control”, “—The Non-Serviced AB Whole Loans—The Centre 425 Bellevue Whole Loan—Consultation and Control” and “—The Non-Serviced AB Whole Loans—The One California Plaza Whole Loan—Consultation and Control”.

Because the incentives and actions of the b-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder (or an equivalent entity) exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder (or an equivalent entity) or, with respect to any servicing shift whole loan prior to the servicing shift securitization date, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of pooled certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the pooled certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds/management companies. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On September 30, 2015, the European Commission (the “European Commission”) published a proposal to amend the Capital Requirements Regulation (the “CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (the “STS Securitization Regulation”) which would, amongst other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe (together with the CRR Amendment Regulation, the “Securitization Regulations”). The Presidency of the Council of the European Union (the “Council”) and the European Parliament have proposed amendments to the Securitization Regulations. The subsequent trilogue discussions between representatives of the European Commission, the Council and the European Parliament, have resulted in a compromise agreement being reached on the contents of the Securitization Regulations. The Council published the compromise text of the STS Securitization Regulation in a communication dated June 26, 2017. However, the final forms of the Securitization Regulations have not yet been published and so their final contents are not yet known. The current intention is that the Securitization Regulations will only apply from January 1, 2019. Investors should be aware that there are likely to be material differences between the current EU Risk Retention and Due Diligence Requirements and those in the Securitization Regulations.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements.

Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the Issuing Entity, the Depositor, the Underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the Offered Certificates regarding the regulatory treatment of their investment in the Offered Certificates on the Closing Date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third-party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six (6) nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating organizations to rate certain classes of the pooled certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the pooled certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the pooled certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the pooled certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one (1) nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated pooled certificates, but not others, due, in part, to that engaged rating agency’s final subordination levels provided by such nationally recognized statistical rating organization for the classes of pooled certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated pooled certificates not rated by it, its ratings of those other pooled certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of pooled certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of pooled certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties, or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or otherwise not be repaid by any anticipated repayment date, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity, or to otherwise repay a mortgage loan on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan (other than a trust subordinate companion loan) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and/or Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of interest-only certificates indicated in the table below is based upon all or a portion of the outstanding certificate balance(s) of the related class(es) of certificates identified under the heading “Underlying Class(es)”, the yield to maturity on the indicated interest-only certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates with certificate balances.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans after the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates are no longer outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balances of the Class B and the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Pooled Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Pooled Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior pooled certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-E certificates and, if your certificates are Class B certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class A-S and Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of pooled certificates that are subordinated in whole or part to other classes of pooled certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of pooled certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect to the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing holder (or equivalent entity) appointed under such trust and servicing agreement or pooling and servicing agreement and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class Z and Class R certificates will not have any voting rights.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans, any non-serviced mortgage loan, any servicing shift whole loan and other than with respect to each of the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan prior to the occurrence and during the continuation of a related trust subordinate companion loan control termination event), and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is at least 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is at least 25% of its initial certificate balance) occurs and is continuing, then the directing holder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation party with respect to the pooled certificates will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans and other than with respect to the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

With respect to each of the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan, the holder of the related subordinate companion loans will have the right under certain limited circumstances to, for so long as a holder of a related subordinate companion loan is the directing holder, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holders of the subordinate companion loans could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan” and “—The Standard Highline NYC Whole Loan”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the related risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the related risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of such controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to the related non-serviced whole loan or the related servicing shift whole loan and in connection with a sale of a defaulted mortgage loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) under the related pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation party, the controlling noteholder under an intercreditor agreement and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)       may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iii)       does not have any duties to the holders of any class of certificates other than directing, in the case of the certificateholder, the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan), and in the case of the risk retention consultation party, the holders of the VRR Interest that appointed such risk retention consultation party;

(iv)       may take actions that favor its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)       will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the risk retention consultation party, the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the aggregate certificate balance of the HRR certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balance of the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans and the serviced whole loans (including the trust subordinate companion loans, but other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor (if any) appointed under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-

serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement (but for so long as no control termination event is continuing with respect to the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan), the special servicer (other than with respect to the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the pooled voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding: (a) at least 66 2/3% of a quorum of the pooled certificateholders (which is the holders of pooled certificates (other than Class X-A, Class X-B, Class X-E, Class Z and Class R certificates) evidencing at least 75% of the pooled voting rights for such certificates) or (b) more than 50% of the voting rights of each class of pooled non-reduced certificates (other than any Class X-A, Class X-B, Class X-E, Class Z and Class R certificates), but only those classes of such certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, equal to or greater than 25% of the initial certificate balance of such class of certificates, as reduced by payments of principal on such class.

After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement (and for so long as a control termination event is continuing with respect to the Yorkshire & Lexington Towers whole loan and The Standard Highline NYC whole loan), the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding: (a) at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates (other than Class X-A, Class X-B, Class X-E, Class Z and Class R certificates) evidencing at least 75% of the voting rights for such certificates) or (b) more than 50% of the voting rights of each class of non-reduced certificates (other than any Class X-A, Class X-B, Class X-E, Class Z and Class R certificates), but only those classes of such certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, equal to or greater than 25% of the initial certificate balance of such class of certificates, as reduced by payments of principal on such class.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not affiliated with each other).

The certificateholders will generally have no right to replace and terminate either the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace either master servicer, either special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace such master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a pari passu companion loan relating to a serviced whole loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain whole loans that include subordinate companion loans, the holders of the related subordinate companion loan will have the right under certain limited circumstances to, prior to the occurrence and continuance of a control termination event with respect to the related subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Towers Whole Loan” and “—The Standard Highline NYC Whole Loan”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan (other than the trust subordinate companion loans) or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing holder (or the equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and, accordingly, the directing holder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loan. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Column Financial, Inc. in its capacity as a sponsor and solely in respect of the mortgage loans sold by it to us) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Benefit Street Partners Realty Trust, Inc. and Benefit Street CRE Conduit Company, L.P. will guarantee the performance of BSPRT Finance, LLC’s and Benefit Street Partners CRE Finance LLC’s obligations, respectively, to repurchase or replace defective mortgage loans. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity or that they will have sufficient assets to do so. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that trust and servicing agreement or pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or the special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or the special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan or related companion loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or the other special servicer in the case of the non-serviced mortgage loans) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Y&L Towers Trust Subordinate Companion Loan REMIC, the Standard Highline Trust Subordinate Companion Loan REMIC or the Lower-Tier REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or the other special servicer in the case of the non-serviced mortgage loans) may permit the Y&L Towers Trust Subordinate Companion Loan REMIC, the Standard Highline Trust Subordinate Companion Loan REMIC or the Lower-Tier REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to see such mortgaged property prior to the close of the third calendar year following the year of acquisition of such mortgaged property by the issuing entity.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Y&L Towers Trust Subordinate Companion Loan REMIC, the Standard Highline Trust Subordinate Companion Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended. See “Material Federal Income Tax Considerations—Taxation of Regular Interests—Original Issue Discount” for more information relating to original issue discount.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of (i) a pool of thirty-one (31) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date (the “Initial Pool Balance”) of approximately $855,299,491, (ii) the Y&L Towers Trust Subordinate Companion Loan with a Cut-off Date Balance of $200,000,000 and (iii) the Standard Highline Trust Subordinate Companion Loan with a Cut-off Date Balance of $58,400,000. The “Cut-off Date” means the respective due dates for such Mortgage Loans and the Trust Subordinate Companion Loans in November 2017 (or, in the case of any Mortgage Loan that has its first due date after November 2017 or the Trust Subordinate Companion Loans, the date that would have been its due date in November 2017 under the terms of such Mortgage Loan or the Trust Subordinate Companion Loan if a monthly debt service payment were scheduled to be due in that month).

Fourteen (14) of the Mortgage Loans, representing approximately 70.4% of the Initial Pool Balance, are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and any related Companion Loan is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction. With respect to the Yorkshire & Lexington Towers Mortgage Loan, there is one related Subordinate Companion Loan, identified as Note B (the “Y&L Towers Trust Subordinate Companion Loan”), which will be included in the issuing entity. With respect to The Standard Highline NYC Mortgage Loan, there is one related Subordinate Companion Loan, identified as Note A-B (the “Standard Highline Trust Subordinate Companion Loan”, and, together with the Y&L Towers Trust Subordinate Companion Loan, the “Trust Subordinate Companion Loans”), which will also be included in the issuing entity. Although the Trust Subordinate Companion Loans will be assets of the issuing entity, amounts distributable in respect of the Y&L Towers Trust Subordinate Companion Loan pursuant to the related Intercreditor Agreement will be payable only to the Class UES-A, Class UES-B, Class UES-C, Class UES-D and Class UES-X certificates (the “Y&L Towers Loan-Specific Certificates”) and amounts distributable in respect of the Standard Highline Trust Subordinate Companion Loan pursuant to the related Intercreditor Agreement will be payable only to the Class STN-A, Class STN-B, Class STN-X and Class STN-C certificates (the “Standard Highline Loan-Specific Certificates”, and, together with the Y&L Towers Loan-Specific Certificates, the “Loan-Specific Certificates”).

The Mortgage Loans and the Trust Subordinate Companion Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans and the Trust Subordinate Companion Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Column Financial, Inc.(1)	8	$387,452,843	45.3%
Natixis Real Estate Capital LLC(2)	13	310,942,664	36.4
BSPRT Finance, LLC(3)	9	127,570,000	14.9
Benefit Street Partners CRE Finance LLC	1	29,333,985	3.4
Total	31	$855,299,491	100.0%

(1)	One (1) of the Column Financial, Inc. Mortgage Loans identified on Annex A-1 as GNL Portfolio, was co-originated with Citi Real Estate Funding Inc. In addition, one (1) of the Column Financial, Inc. Mortgage Loans identified on Annex A-1 as Lehigh Valley Mall, was co-originated with JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P.

(2)	One (1) Natixis Real Estate Capital LLC Mortgage Loan identified on Annex A-1 as Yorkshire & Lexington Towers, was co-originated with UBS AG.

(3)	One (1) of the BSPRT Finance, LLC mortgage loans identified on Annex A-1 as Miracle Mile, was co-originated with JPMorgan Chase Bank, National Association.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more office, multifamily, retail, hotel, industrial, mixed use, leased fee or manufactured housing properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 and Annex A-2 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 30, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1 and Annex A-2 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

Although the Trust Subordinate Companion Loans are assets of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the Trust Subordinate Companion Loans are not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include the Trust Subordinate Companion Loans unless otherwise indicated.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans (including the Yorkshire & Lexington Towers Pari Passu Companion Loans) is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with one or more Subordinate Companion Loans (including the Trust Subordinate Companion Loans) is calculated without regard to any related Subordinate Companion Loan(s), unless otherwise indicated.

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Definitions. For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

(1)	“Actual/360” means the related Mortgage Loan accrues interest on the basis of a 360-day year and the actual number of days in the related one-month period.

(2)	“ADR” means, for any hospitality property, average daily rate.

(3)	“Allocated Cut-off Date Loan Amount” means: (a) in the case of any Mortgage Loan secured by multiple Mortgaged Properties (without regard to cross-collateralization with another Mortgage Loan), the portion of the related Cut-off Date Balance allocated to each such Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values or units, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance; and (b) in the case of any Mortgage Loan secured by a single Mortgaged Property (without regard to cross-collateralization with another Mortgage Loan), the related Cut-off Date Balance of such Mortgage Loan (and only such Mortgage Loan if it is part of a Whole Loan). Information presented in this prospectus (including Annex A-1 and Annex A-2) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

(4)	“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2017 (or, in the case of any Mortgage Loan or Companion Loan that has its first due date after November 2017, the anticipated annualized debt service payable on such Mortgage Loan or related Companion Loan as of November 2017); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan or Companion Loan during the amortization period. Additionally, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 600 Vine, representing approximately 4.2% of the Initial Pool Balance, the related Mortgage Loan amortizes based on the non-standard amortization schedule set forth on Annex G. The Annual Debt Service with respect to these Mortgage Loans is calculated based on the average of the first twelve payments of principal and interest after the Cut-off Date.

(5)	“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards. With respect to each Mortgaged

Property, the Appraised Value set forth in this prospectus and on Annex A-1 or Annex A-2 is the “as-is” appraised value unless otherwise specified under “—Appraised Value” in this prospectus, and is in each case as determined by an appraisal made not more than twelve (12) months prior to the Cut-off Date as described under “Appraisal Date” on Annex A-1. The appraisals for certain of the Mortgaged Properties state values other than “as-is” for such Mortgaged Properties that assume that certain events will occur with respect to the re-tenanting, renovation or other repositioning of the Mortgaged Property, and such values other than “as-is” may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1, and on Annex A-2. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes. In addition, for certain Mortgage Loans, the Cut-off Date LTV Ratio and/or LTV Ratio at Maturity/ARD was calculated based on values other than the “as-is” appraised value for the related Mortgaged Property, as described under the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity/ARD”.

(6)	“Balloon Balance” means, with respect to any Mortgage Loan, the principal balance scheduled to be due on such Mortgage Loan at maturity or anticipated repayment date, as applicable, assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

(7)	“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. Each Crossed Group is identified by a separate letter on Annex A-1.

(8)	“Cut-off Date Balance” of any Mortgage Loan or Companion Loan will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

(9)	“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A-1, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Mortgage Loan with a Subordinate Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan, except as described under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio was calculated using the “as-is” Appraised Value.

(10)	“Debt Yield on Underwritten Net Cash Flow”, “UW NCF Debt Yield” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

(11)	“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).

(12)	“Debt Service Coverage Ratio”, “DSCR”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of Cut-off Date DSCR is based on the Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of Cut-off Date DSCR does not include the Annual Debt Service on the related Subordinate Companion Loan(s).

(13)	“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

(14)	“Largest Tenant” means, with respect to any Mortgaged Property, the tenant leasing the largest amount of net rentable square feet.

(15)	“Largest Tenant Lease Expiration Date” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

(16)	“Loan Per Unit” means the principal balance of each Mortgage Loan or Whole Loan, as applicable, per unit of measure as of the Cut-off Date.

(17)	“LTV Ratio at Maturity/ARD”, “LTV Ratio as of the Maturity Date/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” means:

●	with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable

Mortgage Loan as of its maturity date or anticipated repayment date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A-1, except as set forth below;

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of LTV Ratio at Maturity/ARD is based on the aggregate Balloon Balance of such Mortgage Loan and the related Pari Passu Companion Loan;

●	with respect to any Mortgage Loan with a Subordinate Companion Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the calculation of LTV Ratio at Maturity/ARD does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each Mortgage Loan, except as described under “Description of the Mortgage Pool—Appraised Value”, the LTV Ratio at Maturity/ARD was calculated using the “as-is” Appraised Value.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown in Annex A-1. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

(18)	“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

(19)	“Occupancy Rate” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental, manufactured housing community, self-storage and mixed-use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Rate As-of Date; (ii) in the case of office, retail, industrial and mixed-use (to the extent the related Mortgaged Property includes retail, industrial or office space), the percentage of the net rentable square footage rented as of the Occupancy Rate As-of Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on Occupancy Rate As-of Date. In some cases, the Occupancy Rate was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy rate assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy rate.

(20)	“Occupancy Rate As-of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

(21)	“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

(22)	“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or anticipated repayment date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

(23)	“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

(24)	“RevPAR” means, with respect to any hospitality property, revenues per available room.

(25)	“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

(26)	“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

(27)	“Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related originator has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash

Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. In certain cases, the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space. We cannot assure you that any such tenant will occupy its respective space and/or pay rent as required under its respective lease. See “Structural and Collateral Term Sheet” in Annex A-2, for additional information. For example (with respect to the fifteen (15) largest Mortgage Loans):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Park Center Phase I, representing approximately 9.1% of the Initial Pool Balance, the second largest tenant, Del Frisco’s, representing approximately 1.7% of the net rentable square footage, has signed a lease but has not yet taken occupancy of its approximately 10,090 square feet of leased space. Del Frisco’s is expected to take occupancy by June 1, 2018, after completion of a buildout of the space, and will have a two month rent abatement upon commencement of the lease term. At origination, the borrower reserved approximately $3,090,000 for tenant improvement costs and leasing commissions related to this space. Additionally, the third largest tenant, Compass Food Court, was entitled to a 9-month rent abatement expected to run through October 2017.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 7.0% of the Initial Pool Balance, the largest retail tenant, CVS Pharmacy, is in the process of finishing the build-out of its space within the Yorkshire Tower and such tenant is expected to open for business within the next 90 to 120 days. The landlord has no remaining tenant improvement obligations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 5.8% of the Initial Pool Balance, the largest tenant, Bob’s Discount Furniture, representing approximately 5.5% of the net rentable square footage, has signed a lease but has not yet taken occupancy of its approximately 30,204 square feet of leased space. Bob’s Discount Furniture is expected to take occupancy in April 2018 after completion of a buildout of the space. At origination, the borrower reserved approximately $443,000 for the buildout related to this space and spaces for other tenants.

(28)	“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related originator, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

(29)	“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related originator and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See
“—Tenant Issues” below.

(30)	“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operating as student housing, the number of beds or (e) in the case of a Mortgaged Property operated as a self-storage property, the number of units for self-storage.

(31)	“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-1 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-2, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the fifteen (15) largest Mortgage Loans under the definitions of “Underwritten Net Cash Flow” and “Underwritten Net Operating Income”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics(1)

All Mortgage Loans
Initial Pool Balance(2)	$855,299,491
Number of Mortgage Loans	31
Number of Mortgaged Properties	76
Range of Cut-off Date Balances	$1,750,000 - $78,000,000
Average Cut-off Date Balance	$27,590,306
Range of Mortgage Rates(3)	2.7400% - 5.6400%
Weighted Average Mortgage Rate(3)	4.1280%
Range of Original Terms to Maturity(4)	60 months to 120 months
Weighted Average Original Term to Maturity(4)	108 months
Range of Remaining Terms to Maturity(4)	58 months to 120 months
Weighted Average Remaining Term to Maturity(4)	107 months
Range of Original Amortization Terms(5)	300 months to 360 months
Weighted Average Original Amortization Term(5)	358 months
Range of Remaining Amortization Terms(5)	300 months to 360 months
Weighted Average Remaining Amortization Term(5)	356 months
Range of Cut-off Date LTV Ratios(3)(6)	13.2% - 74.8%
Weighted Average Cut-off Date LTV Ratio(3)(6)	49.5%
Range of LTV Ratios as of the Maturity Date/ARD(3)(4)(6)	13.2% - 68.2%
Weighted Average LTV Ratio as of the Maturity Date/ARD(3)(4)(6)	46.6%
Range of UW NCF DSCRs(3)(7)	1.26x – 5.94x
Weighted Average UW NCF DSCR(3)(7)	2.67x
Range of UW NOI Debt Yields(3)	6.7% - 38.0%
Weighted Average UW NOI Debt Yield(3)	12.8%
Percentage of Initial Pool Balance consisting of:
Interest-only	61.2%
Amortizing Balloon	20.9%
Interest-only Balloon	11.0%
ARD Interest-only	6.9%

(1)	Except where expressly stated otherwise, statistical information in this table does not include the Subordinate Companion Loans.

(2)	Subject to a permitted variance of plus or minus 5%.

(3)	With respect to each Mortgage Loan that is part of a Whole Loan (including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), any related Pari Passu Companion Loan is included for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield. Other than as specifically noted, the Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR, UW NOI Debt Yield and Mortgage Rate information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

(4)	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Centre 425 Bellevue and 237 East Fordham Road, representing approximately 6.9% of the Initial Pool Balance, the related Anticipated Repayment Date is deemed to be the maturity date.

(5)	Excludes eighteen (18) Mortgage Loans secured by the Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A-1 as Park Center Phase I. GNL Portfolio, Yorkshire & Lexington Towers, Westin Times Square Fee, One California Plaza, The Standard Highline NYC, Centre 425 Bellevue, 379 West Broadway, 300 Montgomery, Rockside Office Portfolio, 701 East 22nd Street, 237 East Fordham Road, Wild Meadows, Goldstar Industrial Portfolio, Lakefront I & II, 332 East 6th Street, 1442 Pennsylvania Avenue Southeast and Outback Steakhouse El Paso, representing approximately 68.1% of the Initial Pool Balance, that are interest-only for the entire term to maturity or Anticipated Repayment Date, as applicable. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 600 Vine representing approximately 4.2% of the Initial Pool Balance, the loan will amortize based on the assumed principal payment schedule set forth on Annex G.

(6)	The Cut-off Date LTV Ratio and the LTV Ratio as of the Maturity Date/ARD were calculated based upon an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(7)	For each partial interest-only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the Mortgage Loan once amortization has commenced. In the case of the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as 600 Vine, representing approximately 4.2% of the Initial Pool Balance, the loan will amortize based on the assumed principal payment schedule set forth on Annex G, and the debt service coverage ratio was calculated based on the aggregate of the twelve-month debt service payment commencing October 2026. Based on the aggregate of the twelve-month debt service payment commencing November 2017, the UW NCF DSCR is 2.04x and based on the average debt service over the remaining term of the loan, the UW NCF DSCR is 1.61x. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Certain Terms of the Mortgage Loans”. See also Annex A-1.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	5	$201,998,538	23.6%
Suburban	14	$163,335,288	19.1%
Multifamily
High-Rise	2	$60,000,000	7.0%
Garden	19	$59,533,985	7.0%
Mid-Rise	1	$6,300,000	0.7%
Retail
Super Regional Mall	1	$50,000,000	5.8%
Anchored	1	$28,000,000	3.3%
Community Center	1	$15,000,000	1.8%
Single Tenant	1	$1,750,000	0.2%
Hotel
Full Service	1	$45,000,000	5.3%
Resort	1	$22,952,843	2.7%
Industrial
Flex	16	$36,368,910	4.3%
Distribution	3	$17,330,668	2.0%
Single Tenant	1	$5,972,727	0.7%
Warehouse	1	$3,528,984	0.4%
Mixed Use
Office/Retail/Warehouse	1	$28,844,126	3.4%
Office/Retail	2	$18,450,000	2.2%
Office/Industrial	2	$12,433,422	1.5%
Other
Leased Fee	1	$57,000,000	6.7%
Manufactured Housing
Manufactured Housing Community	1	$14,500,000	1.7%
Recreational Vehicle Community	1	$7,000,000	0.8%
Total	76	$855,299,491	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth in Annex A-1.

Office Properties

With respect to the office properties set forth in the above chart:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Rockside Office Portfolio, representing approximately 2.8% of the Initial Pool Balance, the related borrower sponsor (or affiliates thereof) currently own (i) an office property which the related appraisal identified as directly competitive with the Mortgaged Properties identified on Annex A-1 as Rock Run North and Rock Run Center and (ii) certain vacant land expected to be developed as an office property, in each case, within a one mile radius of such Mortgaged Properties (collectively, the “Affiliate Property”). The related Mortgage Loan documents generally prohibit the borrower or borrower sponsor (or any affiliates thereof) from, among other things, soliciting any existing tenant at the Mortgaged Properties to relocate to the Affiliate Property.

For a summary of certain risks related to the office properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 7.0% of the Initial Pool Balance, 242 of the 690 units at the Yorkshire Towers Mortgaged Property and 72 of the 137 units at the Lexington Towers Mortgaged Property are rent stabilized. If and when tenants of such rent stabilized units vacate, the borrower sponsor intends to renovate such apartments, with the expectation of converting each such unit to a market rent unit.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Garden Multifamily Portfolio, representing approximately 3.4% of the Initial Pool Balance, certain tenants at the Mortgaged Properties identified on Annex A-1 as Carleton, River Glen, Laurel, Camellia, Slate Run and Elmwood, collectively occupying approximately 50 of the 1,192 related units in the portfolio, are currently using Section 8 housing vouchers.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 332 East 6th Street, representing approximately 0.7% of the Initial Pool Balance, two of the 12 units at the Mortgaged Property are rent stabilized. If and when tenants of such rent stabilized units leave, the borrower sponsor intends to renovate such apartments, converting each unit to a market rent unit.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Springtree Apartments, representing approximately 0.6% of the Initial Pool Balance, 44.7% of residents at the Mortgaged Property receive assistance from the Mental Illness Recovery Center, Inc. (“MIRCI”) program, a nonprofit organization that assists individuals with mental illnesses. Leases are made directly to the individual and units are rented at market rates. Tenants who participate in the MIRCI program receive subsidies for all or a portion of their rent, utilities, and/or security deposits. There are no restrictions on raising rents for these tenants.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	Two (2) of the Mortgaged Properties identified on Annex A-1 as Miracle Mile and Mt. Washington Mill, securing two (2) Mortgage Loans representing approximately 4.9% of the Initial Pool Balance, are considered by the borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

With respect to the hotel properties set forth in the above chart:

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Boulders Resort & Spa, representing approximately 2.7% of the Initial Pool Balance, is a flagged hotel property that is affiliated with a franchise or hotel management company through a franchise, management, license or operating agreement.

●	Hospitality properties may be particularly affected by seasonality. For example, the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as The Standard Highline NYC and The Boulders Resort & Spa, representing approximately 7.9% of the Initial Pool Balance, require seasonality reserves that were deposited in connection with the origination of the related Mortgage Loan and/or that are required to be funded on an ongoing basis.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Standard Highline NYC, representing approximately 5.3% of the Initial Pool Balance, approximately 52.5% of the underwritten revenues with respect to the Mortgaged Property are food and beverage revenues.

●	With respect to the Mortgaged Property identified on Annex A-1 as The Boulders Resort & Spa, representing approximately 2.7% of the Initial Pool Balance, approximately 30.6% of underwritten revenues are food and beverage revenues. In addition, approximately 20.8% of underwritten revenues are derived from operation of a golf course.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Cut-Off Date Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement/ Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
The Standard Highline NYC	$45,000,000	5.3%	December 2025	November 2027
The Boulders Resort & Spa	$22,952,843	2.7%	April 2035	September 2022

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hotel Properties Have Special Risks” and “—Specialty Use Concentrations”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

Industrial Properties

For a summary of certain risks related to the industrial properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial and Logistics Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Mt. Washington Mill, representing approximately 1.7% of the Initial Pool Balance, the borrower is completing the conversion of a portion of the Mortgaged Property, representing approximately 14.1% of the related net rentable area, to office space. The borrower intends to operate such space as executive office suites leased out to tenants on a short term basis.

Certain of the mixed use properties may have specialty uses. See “—Specialty Use Concentrations” below.

For a summary of certain risks related to the mixed use properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”.

Manufactured Housing Community Properties

For a summary of certain risks related to the manufactured housing community properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one or more of the five (5) largest tenants by net rentable area that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	4	15.0%
Bank branch(2)	6	13.2%
Gym, fitness center or a health club(3)	2	6.6%
School or educational facility(4)	1	3.5%
Theater or entertainment use(5)	1	3.4%
Medical(6)	1	0.4%

(1)	Includes the Mortgaged Properties identified on Annex A-1 as Park Center Phase I, Centre 425 Bellevue, 1442 Pennsylvania Avenue Southeast and Outback Steakhouse El Paso.

(2)	Includes the Mortgaged Properties identified on Annex A-1 as One California Plaza, Miracle Mile, Rockside Office Portfolio – Freedom Square II, Rockside Office Portfolio – Freedom Square I, Mt. Washington Mill and Lakefront I & II.

(3)	Includes the Mortgaged Properties identified on Annex A-1 as 333 North Bedford and Miracle Mile.

(4)	Includes the Mortgaged Properties identified on Annex A-1 as 300 Montgomery.

(5)	Includes the Mortgaged Properties identified on Annex A-1 as 333 North Bedford.

(6)	Includes the Mortgaged Properties identified on Annex A-1 as Goldstar Industrial Portfolio - 1361 Brass Mill Road.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the Mortgaged Properties identified on Annex A-1 as Goldstar Industrial Portfolio - Harwood Business Center and 2111 Emmorton Park Road, partially securing Mortgage Loans representing approximately 0.5% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, each includes one or more tenants that operate its space as an on-site gas station and/or an automobile repair and servicing company. See “—Retail Properties” above.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten (10) largest Mortgage Loans or groups of crossed loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit/SF/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Maturity Date/ARD LTV Ratio(1)	Property Type
Park Center Phase I	$78,000,000	9.1%	$267	3.17x	51.4%	51.4%	Office
GNL Portfolio	73,000,000	8.5	$71	2.22x	57.9%	57.9%	Various
Yorkshire & Lexington Towers	60,000,000	7.0	$241,838	4.28x	22.5%	22.5%	Multifamily
Westin Times Square Fee	57,000,000	6.7	$3,243	1.87x	45.2%	45.2%	Other
One California Plaza	50,000,000	5.8	$130	4.42x	29.6%	29.6%	Office
Lehigh Valley Mall	50,000,000	5.8	$367	2.07x	44.9%	35.8%	Retail
The Standard Highline NYC	45,000,000	5.3	$133,136	5.94x	13.2%	13.2%	Hotel
Centre 425 Bellevue	44,000,000	5.1	$263	3.85x	29.7%	29.7%	Office
379 West Broadway	42,000,000	4.9	$605	1.60x	52.5%	52.5%	Office
600 Vine	35,998,538	4.2	$91	1.47x	74.4%	64.1%	Office
Top 3 Total/Weighted Average	$211,000,000	24.7%		3.16x	45.4%	45.4%
Top 5 Total/Weighted Average	$318,000,000	37.2%		3.12x	42.9%	42.9%
Top 10 Total/Weighted Average	$534,998,538	62.6%		3.09x	42.4%	40.8%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit/SF/Room, UW NCF DSCR. Cut-off Date/ARD LTV Ratio and Maturity Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and any related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen (15) largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-2. Other than with respect to the ten (10) largest Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include six (6) Mortgage Loans, set forth in the table below titled “Multi-Property Mortgage Loans”, representing approximately 26.3% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Cut-off Date Loan Amount for the particular Mortgaged Property or group of those properties. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
GNL Portfolio	$73,000,000	8.5%
Yorkshire & Lexington Towers	60,000,000	7.0
Garden Multifamily Portfolio	29,333,985	3.4
Totowa Commerce Center	26,750,000	3.1
Rockside Office Portfolio	24,000,000	2.8
Goldstar Industrial Portfolio	11,600,000	1.4
Total	$224,683,985	26.3%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 10.3% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 8.8% of the Initial Pool Balance. The following table shows the group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans (1)

Property/Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
The Standard Highline NYC	1	$45,000,000	5.3%
300 Montgomery	1	30,000,000	3.5
Total for Group 1:	2	$75,000,000	8.8%
Group 2:
Spurlock Apartments	1	$8,000,000	0.9%
Springtree Apartments	1	5,000,000	0.6
Total for Group 2:	2	$13,000,000	1.5%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance by Allocated Cut-off Date Loan Amount:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	9	$261,707,628	30.6%
Georgia	4	$87,837,461	10.3%
California	2	$80,000,000	9.4%
Pennsylvania	3	$79,928,449	9.3%
Ohio	13	$73,772,757	8.6%
Washington	2	$54,500,000	6.4%
New Jersey	13	$50,886,845	5.9%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Cut-off Date Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout fifteen (15) other states, with no more than 3.0% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Certain Mortgaged Properties are located in the following geographic areas or the regions of the United States that are more susceptible to natural disasters:

Mortgaged Properties securing approximately 30.7% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in Georgia, California, Washington, Texas, Florida, North Carolina and South Carolina and are more susceptible to certain hazards (such as earthquakes, wildfires, floods or hurricanes) than properties in other parts of the country.

Mortgaged Properties securing approximately 15.7% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 21.0%. See “—Insurance Considerations” below.

Mortgaged Properties With Limited Prior Operating History

Nine (9) of the Mortgage Loans secured or partially secured by the Mortgaged Properties, identified on Annex A-1 as Park Center Phase I, GNL Portfolio – FedEx Group Package System, Inc. (WV), Yorkshire & Lexington Towers, Centre 425 Bellevue, Meadows at June Road, 332 East 6th Street, Springtree Apartments, 1442 Pennsylvania Avenue Southeast and Outback Steakhouse El Paso, representing approximately 24.9% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, such Mortgaged Properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information for such acquired Mortgaged Property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common; Crowd Funding; Diversified Ownership

Three (3) Mortgage Loans identified on Annex A-1 as Yorkshire & Lexington Towers, Totowa Commerce Center and 332 East 6th Street, representing approximately 10.9% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Two (2) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Centre 425 Bellevue and Meadows at June Road, representing approximately 5.1% and 1.2%, respectively, of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Meadows at June Road, representing approximately 1.2% of the Initial Pool Balance, the Mortgaged Property consists of one unit in a multifamily condominium that includes three units (each of which is improved by multiple multifamily units leased out as apartments). The borrower holds approximately a 33% voting interest in the related condominium association, and does not control the condominium board. However, certain major decisions including, among others, any amendment to the related condominium documents, require the consent of the borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	73	$756,149,491	88.4%
Leased Fee	1	57,000,000	6.7
Fee & Leasehold(3)	2	42,150,000	4.9
Total	76	$855,299,491	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, with respect to each Mortgage Loan that is secured in whole or material part by a leasehold interest, unless the related fee interest is also encumbered by the related Mortgage, the related ground lease has a term that extends at least 20 years beyond the maturity date of the subject Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions, if any, to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Mt. Washington Mill, representing approximately 1.7% of the Initial Pool Balance, the Mortgage Loan is secured by (i) the borrower’s leasehold interest in (a) an approximately 1.20 acre parcel of partially paved land, subject to a ground lease executed in 1991 (the “1991 Ground Lease”) and (b) an approximately 0.29 acre parcel located partially underneath a portion of an approximately 2,274 square foot office building, subject to a ground lease executed in 1996 (the “1996 Ground Lease”) and (ii) the borrower’s fee simple interest in the remaining Mortgaged Property. Each related ground lease is between the City of Baltimore, as ground lessor, and the borrower, as ground lessee. The 1991 Ground Lease has an as-extended expiration date in 2231 and an annual ground rent of $1.00 per annum. The 1996 Ground Lease has an as-extended expiration date in 2040 (which is less than 20 years beyond the maturity date of the related Mortgage Loan) and an annual ground rent of $3,000 per annum.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 36 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Sandoz, Inc., representing approximately 1.6% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the related ESA identified a controlled REC related to contamination of on-site soils at concentrations exceeding the New Jersey Department of Environmental Protection (“NJDEP”) soil clean-up criteria, as a result of pesticide application in connection with a prior period of agricultural use. A deed notice was signed by the Trustees of Princeton University (the owners of the related property at that time) and approved by the NJDEP, limiting activities at the related property to non-residential use, and subjecting the related property to certain statutory and regulatory requirements, including submission of biennial reports to the NJDEP documenting that the deed notice is being maintained.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Intervet, Inc., representing approximately 1.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the Mortgaged Property was part of a poultry farm from at least 1921 through approximately 1980, the operation of which included the use of numerous underground storage tanks that contained fuel oil, gasoline and diesel. A release incident with subsurface impacts was closed in 1994, but with deed limitations and use restrictions indicated, which include non-residential use. The related ESA considers this a controlled REC.

●	With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 as (i) GNL Portfolio — C&J Energy Services, Inc. II and (ii) GNL Portfolio — C&J Energy Services, Inc. I (the “C&J Properties”) , which together represents approximately 0.9% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the C&J Properties were impacted by contamination from historical operations of an unrelated adjacent site. The contamination was remediated to industrial/commercial use standards, consistent with the current site use, and no further action is currently required by any regulatory entity or recommended pursuant to an independent ESA obtained by the lender for each of the related Mortgaged Properties. Notwithstanding the foregoing, C&J Properties may not be developed for residential purposes without potential further action. The C&J Properties were entered into the Texas Innocent Owner/Operator Program (“TCEQ IOP”) on April 14, 2015, which provides liability protections to innocent landowners, given that the contamination was not caused or created by the current landowner. Future landowners desiring the same liability protections would similarly need to apply to the TCEQ IOP.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Lippert Components Manufacturing, Inc. by Allocated Cut-off Date Loan Amount, representing approximately 0.4% of the Initial Pool Balance, the Mortgaged Property has onsite groundwater contamination from an offsite source, which contamination is the subject of ongoing remediation (for which Ashland, Inc., which is not an affiliate of the related borrower, is the responsible party) and which is considered a REC. In addition, the Mortgaged Property is listed with the Indiana Department of Environmental Management (“IDEM”) for having undergone extensive remediation prior to the construction of the buildings currently on the site (the “Site”), relating to a former operations which included a motor freight terminal, automobile and truck servicing and repair, and scrap metal salvaging and warehousing. The ESA indicates that an environmental restrictive covenant (“ERC”) was prepared to prohibit residential or agricultural land use, the use of onsite groundwater for potable purposes and to require future property owners to notify the IDEM of any changes in Site use or Site zoning. The ESA indicates that the residual contamination attributed to historic site operations and resulting ERC constitute a CREC. In addition, the ESA indicates the property is listed in the U.S. EPA National Priority List (“NPL”) and the U.S. EPA Engineering Controls database with respect to former use on the northwest portion of the Mortgaged Property. Remediation was performed by the potentially responsible party, the County of St. Joseph, which was deemed complete by EPA Region 5 on September 29, 1995 and the facility was subsequently removed from the NPL on September 6, 1996. According to the ESA, the pending closure of the NPL case with engineering controls constitutes a CREC in connection with the Mortgaged Property. According to the ESA, the IDEM also indicated that to obtain qualification for liability protection as a bona fide prospective purchaser, and as a condition of issuance of a comfort letter under the Comfort and Site Status Letter Policy and Contaminated Aquifers Policy, compliance with the ERC is required to prevent human exposure to on-site contamination.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Westin Times Square Fee, representing approximately 6.7% of the Initial Pool Balance, the Mortgage Loan documents provide for an environmental indemnity from the related borrower and guarantor, but also stipulate that the lender will look first to a qualified environmental insurance policy to satisfy any environmental losses. The related borrower has obtained an environmental insurance policy (Pollution Legal Liability form) in the amount of $25 million from Great American Insurance Company, with a three year term and three year extended reporting period, and having a $100,000 deductible. The policy premium was pre-paid at loan closing. Great American has an S&P rating of “A+”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the Initial Pool Balance, the Phase I ESA identified a REC at the Mortgaged Property related to the historic operation of a dry cleaning facility at the Mortgaged Property between 1992 and 2000. Soil and ground water sampling performed in 2013 identified soil impacts, including perchloroethylene (“PCE”), in excess of applicable Pennsylvania Department of Environmental Protection (“PADEP”) criteria. Under the Mortgage Loan documents, the borrower is required to maintain a sub-slab depressurization system at the Mortgaged Property. In addition, at origination, the borrower obtained a 13-year environmental insurance policy from Steadfast Insurance Company, with a policy limit of $5,000,000 per claim and in the aggregate and a $25,000 deductible. All policy premiums have been paid in full.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Mt. Washington Mill, representing approximately 1.7% of the Initial Pool Balance, the Phase I ESA identified a REC at the Mortgaged Property related to historic industrial operations at the Mortgaged Property between 1811 and 1989, including, among other things, a cotton mill and manufacturing facilities. Given the nature of these operations, the Phase I

ESA identified possible soil and groundwater impacts from the probable use of, among other things, oils, solvents and heavy metals. In 1991, the Mortgaged Property was identified as a Maryland Department of Environmental Protection (“MDEP”) “Oil Control Program” case. Although regulatory closure was obtained, insufficient records exist to determine the scope of the case and what soil or groundwater testing was conducted. Due to the lack of regulatory records, the Phase I ESA concluded that the existence of soil or groundwater impacts at the Mortgaged Property, if any, cannot be determined without a limited subsurface investigation. At origination, in lieu of a Phase II ESA, the borrower obtained a 13-year environmental insurance policy from Great American Insurance Group, with a policy limit of $2,000,000 per claim and in the aggregate and a $25,000 deductible. All policy premiums have been paid in full.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Mt. Washington Mill, representing approximately 1.7% of the Initial Pool Balance, the borrower is completing the conversion of a portion of the Mortgaged Property, representing approximately 14.1% of the related net rentable area, to office space. At origination, the borrower deposited $100,000 with the lender, representing approximately 100% of the estimated cost to complete such conversion. See “—Mixed Use Properties” above for additional information.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Southern Woods, representing approximately 0.8% of the Initial Pool Balance, the borrower has commenced a renovation of the Mortgaged Property including, among other things, upgrades to the related units, common areas and exteriors. At origination, the borrower deposited $450,000 with the lender, representing approximately 100% of the estimated cost to complete such renovations.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than twelve (12) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). In addition, certain of the Mortgaged Properties may be subject to material ongoing litigation. For example (with respect to the fifteen (15) largest Mortgage Loans):

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing 8.5% of the Initial Pool Balance, the advisor (non-controlling) that owns 0.1% of the borrower, certain affiliates and principals thereof are subject to a pending case in the Chancery Court in New Castle County, Delaware for breach of fiduciary duty filed by RCS Creditor Trust, as plaintiff, against Global Net Lease Advisors, LLC, American Finance Advisors, American Realty Capital Retail Advisor LLC, et al, as defendant. The complaint alleges that Nicholas Schorsch and his colleagues schemed to exploit their de facto control of a public company, RCS Capital Corporation (“RCAP”), to enrich their wholly owned fund management business called AR Capital, to the detriment of RCAP and its stakeholders. The matter is pending.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 7.0% of the Initial Pool Balance, the related borrower is subject to three pending litigations (i) two related to prior tenants seeking judicial declaration of apartment units as subject to rent stabilization law and back rents as monetary damages for rent overcharges at the Mortgaged Property and (ii) one related to prior tenants seeking judicial declaration of apartment units as subject to rent stabilization law and back rents as monetary damages for rent overcharges at the Mortgaged Property in an estimated amount in excess of $150,000,000. We cannot assure you as to the manner in which these or other similar proceedings will impact the number of rent stabilized units the borrower can convert to market rate units in the future. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. In addition, the borrower sponsor is subject to three pending suits filed against him by a former business partner for breach of contractual duties under LLC agreements unrelated to the Mortgaged Property. The suits seek a minimum of $5 million on behalf of the former business partner and $5 million derivatively on behalf of the allegedly damaged entities. The second suit filed by the same plaintiff alleged that the borrower sponsor abused control relating to unrelated properties in which the former business partner has a minority ownership interest. The suit seeks a minimum of $15 million. The borrower sponsor filed a counterclaim against the plaintiff for amounts exceeding $63 million. The third suit filed by the same plaintiff seeks judicial liquidation of several entities unrelated to the Mortgaged Property. All three matters are still pending.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 1442 Pennsylvania Avenue Southeast, representing approximately 0.5% of the Initial Pool Balance, in September 2004, the borrower sponsors, Douglas Jemal, his son Norman Jemal and two other Douglas Development Corporation (“DDC”) executives were charged in the United States District Court for the District of Columbia with multiple offenses including bribery, conspiracy, tax evasion and wire fraud. The charges stemmed from an investigation into the activities of the former deputy director of the District of Columbia’s office of property management and the government’s belief that DDC bribed this official in order to lease property to the District of Columbia. While Norman Jemal was acquitted of all seven charges and fully exonerated of any wrongdoing, Douglas Jemal was found guilty of wire fraud and sentenced to five years of probation in 2007. In 2009, the judge granted his request for early termination of probation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose

●	Eleven (11) of the Mortgage Loans, representing approximately 33.0% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Twenty (20) of the Mortgage Loans, representing approximately 67.0% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Modified and Refinanced Loans

As of the Cut-off Date, other than as described below, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the Initial Pool Balance, the Mortgaged Property was previously encumbered by a prior loan that was securitized in CGCMT 2007-C6 and went into maturity default in July 2017. The Mortgage Loan paid off the prior loan in full in November 2017.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as GNL Portfolio, Yorkshire & Lexington Towers, 600 Vine, Garden Multifamily Portfolio, Miracle Mile, Totowa Commerce Center, The Boulders Resort & Spa, Goldstar Industrial Portfolio, Lakefront I & II, SeaMist RV Park, Southern Woods and 332 East 6th Street, representing approximately 37.2% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 7.0% of the Initial Pool Balance, one of the borrower sponsors was involved in a deed-in-lieu of foreclosure in 2011.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 600 Vine, representing approximately 4.2% of the Initial Pool Balance, the borrower sponsor has sponsored other real estate projects that have been the subject of mortgage loan defaults, modifications and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Garden Multifamily Portfolio, representing approximately 3.4% of the Initial Pool Balance, the related guarantor is also the guarantor under another loan securitized in the COMM 2014 – CR18 transaction that is secured by a portfolio of four hotel properties, and which recently went into default, has been transferred to special servicing and is subject to foreclosure proceedings.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the Initial Pool Balance, the borrower sponsor or its affiliates have sponsored other real estate projects that have been the subject of mortgage loan defaults, modifications, foreclosure proceedings and deeds-in-lieu of foreclosure in the last ten years.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Totowa Commerce Center, representing approximately 3.1% of the Initial Pool Balance, the related borrower sponsors have sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, discounted payoffs, foreclosure proceedings and deeds-in lieu of foreclosure.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Fourteen (14) of the Mortgaged Properties, securing in whole or in part three (3) Mortgage Loans, representing approximately 8.9% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are leased to a single tenant.

●	Eleven (11) of the Mortgaged Properties, securing in whole or in part seven (7) Mortgage Loans, representing approximately 22.3% of the Initial Pool Balance, are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” and “—Affiliated Leases” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the fifteen (15) largest Mortgage Loans, see the related summaries attached as Annex A-2. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan. For example:

●	With respect to ten (10) of the Mortgaged Properties, securing in whole or in part two (2) Mortgage Loans, representing approximately 7.0% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or anticipated repayment date of the related Mortgage Loan. See Annex A-1 for more information relating to single tenant properties.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and as described in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Cut-Off Date Loan Amount	% of Leases Expiring	Calendar Year of Expiration	Maturity/ARD Date
379 West Broadway	4.9%	90.9%	2024	November 2027
Rockside Office Portfolio - Freedom Square III	0.6%	52.7%	2027	November 2027
Rock Run North	0.5%	89.1%	2023	November 2027
Goldstar Industrial Portfolio - 2111 Emmorton Park Road	0.1%	60.0%	2022	October 2027

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property.

Furthermore, commercial or other tenants having multiple stores (whether at a Mortgaged Property included in the pool of Mortgage Loans or at a property outside the pool of Mortgage Loans) may experience adverse business conditions, bankruptcy or changes in circumstances that result in their deciding to close under-performing or redundant stores. For example, we are aware that:

●	On October 20, 2014, Walgreen Co. (“Walgreens”) announced it is pursuing a cost reduction initiative with the goal of realizing $1 billion in cost savings by fiscal year 2017. On April 9, 2015, Walgreens announced plans to close approximately 200 stores. In October 2015, Walgreens also announced plans to acquire Rite Aid and in September 2017 announced that it had received regulatory approval to buy 1,932 Rite Aid stores. In October 2017, Walgreens announced its intent to close of approximately 600 stores beginning in 2018. In the case of the Mortgage Loans secured by Mortgaged Property identified on Annex A-1 as 300 Montgomery, representing approximately 3.5% of the Initial Pool Balance, Walgreen Co. is one of the five largest tenants at each of the Mortgaged Property. We cannot assure you that Walgreen Co. will remain open for business or that the closing of any other Walgreen store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On or about September 17, 2017, Toys “R” Us filed for Chapter 11 bankruptcy. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 5.8% of the Initial Pool Balance, the space occupied by Babies “R” Us, a tenant at the Mortgaged Property, was underwritten by the borrower as vacant due to Toys “R” Us, its parent company, filing for bankruptcy. Although Babies “R” Us is currently occupying its space at the Mortgaged Property, there can be no assurance as to whether Babies “R” Us will remain in place as a tenant at the Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at specific times or at any time during the term of such lease.

For example (with respect to the twenty (20) largest Mortgage Loans and the largest five tenants at each Mortgaged Property):

●	With respect to one Mortgaged Property identified as Park Center Phase I on Annex A-1, securing one (1) Mortgage Loan representing approximately 9.1% of the Initial Pool Balance, the second largest tenant, Del Frisco’s, which accounts for approximately 1.7% of the net rentable square feet and approximately 3.0% of the underwritten base rent at the Mortgaged Property, has the right to terminate its lease any time after the third year of the lease term if its sales are lower than $5,000,000 per year for two consecutive years. Del Frisco’s may also terminate its lease if it is unable to obtain a liquor permit within 180 days of signing its lease on July 27, 2017, or if Del Frisco’s is unable to obtain any other required permits within 75 days of signing the lease. Additionally the third largest tenant, Compass Food Court, which accounts for approximately 0.8% of the net rentable square feet and approximately 0.3% of the underwritten base rent at the Mortgaged Property, has the right to terminate its lease if gross sales are lower than $1,000,000 for more than 12 consecutive months.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 8.5% of the Initial Pool Balance, the sole tenant at one of the related properties, Nissan North America Inc., has the right to terminate its lease on September 30, 2023 with 19 months’ written notice and payment of a termination fee equal to $5,125,000. Additionally, at another related property identified as Sandoz, Inc., the sole tenant has the right to terminate its lease on July 31, 2021 with 12 months’ notice and payment of a termination fee equal to $23,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Centre 425 Bellevue, representing approximately 5.1% of the Initial Pool Balance, the second largest tenant, Starbucks, leasing approximately 0.6% of the net rentable area of the Mortgaged Property, may terminate its lease effective on June 30, 2022, with the payment of a termination fee equal to the unamortized portion of the tenant allowance and leasing commissions plus nine months’ rent, subject to a cap of $180,000.

●	With respect to the Mortgaged Property identified as 379 West Broadway on Annex A-1, representing approximately 4.9% of the Initial Pool Balance, the third largest tenant, Ralph Lauren Retail, Inc., which accounts for approximately 9.1% of the net rentable area and approximately 22.2% of the underwritten based rent at the Mortgaged Property, has the option to terminate its lease any time after the eighth year of the lease term by providing written notice of such termination to the borrower no later than the beginning of the seventh year of the lease term.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 600 Vine, representing approximately 4.2% of the Initial Pool Balance, the largest tenant, FirstGroup America, representing approximately 17.7% of the net rentable area, has the option to terminate its lease effective in March 2022 either (i) as to its entire space or (ii) as to two contiguous full floors of its space, with written notice no later than March 2021 and payment of a termination fee in the amount of $726,264 in case of termination of the entire space, and in the amount of $331,479 in case of termination with respect to two contiguous floors. Additionally, the second largest tenant, Ulmer & Berne, LLP, representing approximately 5.7% of the net rentable area, has the option to terminate its lease in March 2019 with 12 months written notice, and a termination fee in the amount of (i) $245,460 and (ii) any unamortized tenant improvement allowance.

●	With respect to the Mortgaged Property identified as 300 Montgomery on Annex A-1, representing approximately 3.5% of the Initial Pool Balance, the third largest tenant, ELS Educational Services, Inc., representing approximately 6.4% of the net rentable area has the right to terminate its lease at any time after the 84th full calendar month of the term (beginning June 30, 2022) with one-year notice and payment of a termination fee in the amount of $215,107 plus the unamortized balance of the tenant improvements, plus cost of brokerage commission, and legal fees paid in connection with negotiation and execution of lease and the initial 45-day base rent abatement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 333 North Bedford, representing approximately 3.4% of the Initial Pool Balance, the fourth largest tenant, Photo File, Inc., representing approximately 7.0% of the net rentable area, has the option to terminate its lease effective on October 1, 2027 with nine months prior written notice and payment of a termination fee equal to the unamortized cost incurred by the landlord in connection with the lease.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Totowa Commerce Center, representing approximately 3.1% of the Initial Pool Balance, the second largest tenant at the Totowa Commerce Center - 29 Commerce Way and Totowa Commerce Center - One Center Court Mortgaged Properties, Westrock Converting Co., leasing approximately 6.1% of the net rentable area, has the option to terminate its lease with respect to a portion of its space, representing approximately 3.3% of the net rentable area of the Mortgaged Property, effective on April 30, 2018, with six months prior written notice and payment of a termination fee equal to $104,592. Additionally, such tenant has the option to terminate its lease with respect to a portion of its space, representing approximately 2.4% of the net rentable area of the Mortgaged Property, effective on May 31, 2020, with one year prior written notice. Several other tenants that are, in each case, a top five tenant at the respective related Mortgaged Property also have lease termination options, but no such tenant is a top five tenant with respect to the entire portfolio of the related Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Rockside Office Portfolio, representing approximately 2.8% of the Initial Pool Balance, (i) Acumen Solutions, the largest tenant at the Mortgaged Property identified as Rockside Office Portfolio - Rock Run Center, has a one-time right to terminate its lease effective on August 31, 2022 with at least nine months’ prior written notice and payment of a termination fee equal to approximately $448,514, (ii) Paladina Health LLC, the fifth largest tenant at the Mortgaged Property identified as Rockside Office Portfolio - Rock Run Center, has the right to terminate its lease anytime after May 2020 with 6 months prior written notice and payment of a termination fee equal to the sum of (a) any unamortized tenant improvements and leasing commissions and (b) three months of rent and (iii) Sterling, the largest tenant at the Mortgaged Property identified as Freedom Square III, has a one-time right to terminate its lease effective on March 13, 2024 with at least twelve months’ prior written notice and payment of a termination fee equal to approximately $962,983.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 701 East 22nd Street, representing approximately 1.8% of the Initial Pool Balance, the second largest tenant, Envoy LLC, leasing approximately 23.4% of the net rentable area at the Mortgaged Property, has the right to terminate its lease effective on June 30, 2021 with (i) at least 12 months’ prior written notice and (ii) payment of a termination fee equal to the sum of (a) three months of rent and (b) any unamortized tenant improvements, leasing commissions, rent abatements and legal fees.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, with respect to the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 20 Mortgage Loans by aggregate Initial Pool Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the Initial Pool Balance, certain tenants including, among others, the second largest tenant, Marshalls, leasing approximately 10.6% of the net rentable area at the Mortgaged Property, and the third largest tenant, OfficeMax, leasing approximately 7.3% of the net rentable area at the Mortgaged Property, each have the right to terminate their lease and/or pay abated or reduced rent in the event, among other things, a specified percentage (in the case of Marshalls, 55%, and in the case of OfficeMax, 60%) of the Mortgaged Property is not open and operating.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Base Rent
Lakefront I & II	1.2%	Florida Agency for Workforce Innovation	24.3%	40.9%
1442 Pennsylvania Avenue Southeast	0.5%	United States of America – GS00166	60.2%	57.0%

For more information related to tenant termination options see Annex A-1 and the accompanying footnotes for additional information, as well as the charts titled “Tenant Summary” for the fifteen (15) largest Mortgage Loans presented on Annex A-2.

See Annex A-2 for more information on material termination options relating to the fifteen (15) largest Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the five (5) largest tenants listed on Annex A-1 by net rentable square footage for the fifteen (15) largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Park Center Phase I, representing approximately 9.1% of the Initial Pool Balance, the second largest tenant, Del Frisco’s has signed a lease but has not yet taken occupancy of its approximately 10,090 square feet of leased space. Del Frisco’s is expected to take occupancy by June 1, 2018, after completion of a buildout of the space, and will have a two month rent abatement upon commencement of the lease term. At origination, the borrower reserved approximately $3,090,000 for tenant improvement costs and leasing commissions related to this space.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 8.5% of the Initial Pool Balance, the sole tenant at one of the related properties, Lippert Components Manufacturing, Inc. sublets 238,164 square feet of its total 539,137 square feet to National Distribution Centers through September 1, 2019. In addition, the sole tenant at one of the related properties, Nissan North America, Inc., sublets 64,000 square feet of its total 462,155 square feet to Logistics Insight Corp. through September 30, 2019, and the subtenant can terminate the sub-lease at any time. In addition, the sole tenant at another related property, PNC Bank, National Association, which is not obligated to share information on the sublet space, has five sublets and can sublet space without the borrower’s consent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Centre 425 Bellevue, representing approximately 5.1% of the Initial Pool Balance, the largest tenant, Amazon Corporate, leasing approximately 99.4% of the net rentable area of the Mortgaged Property, has rent abatement ending in May 2018. At origination, $10,923,817 was deposited into a free rent reserve in connection with such free rent period.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as One California Plaza, representing approximately 5.8% of the Initial Pool Balance,

Dentons LLP, the 5th largest tenant at the Mortgaged Property, subleases approximately 23.2% of its space to Hurrell Cantrall LLP. The term of the sublease expires on September 30, 2022, which is coterminous with the expiration date of the prime lease on September 30,2022. Dentons LLP also subleases approximately 39.3% of its space to LTL Attorneys, LLP. The term of the sublease expires on September 30, 2022, which is coterminous with the expiration date of the prime lease on September 30,2022. Dentons LLP remains fully liable for all rent due under the prime lease.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Totowa Commerce Center, representing approximately 3.1% of the Initial Pool Balance, numerous tenants at various of the related Mortgaged Properties have rent abatement periods during the term of the Mortgage Loan, including some such tenants that are, in each case, a top five tenant at the respective related Mortgaged Property, but no such tenant is a top five tenant with respect to the entire portfolio of the related Mortgaged Properties. However, the related borrower established a free rent reserve with the lender at origination in the amount of $83,262.

●	With respect to one Mortgaged Property identified as 300 Montgomery on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, the largest tenant, Ripple Labs, Inc., subleases 11,429 SF of its space to HackerOne, Inc. through the remainder of its term and subleases 3,320 SF of its space to Grovo Learning, Inc. through the remainder of its term. In addition, the fourth largest tenant, Delagnes, Mitchell & Linder will receive abated rent for the month of September 2018. At closing, $50,527 was reserved for outstanding free rent in connection with the Delagnes, Mitchell & Linder lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-2 for more information on other tenant matters relating to the fifteen (15) largest Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a material portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Three (3) of the Mortgage Loans secured in whole or in part by the Mortgaged Properties identified on Annex A-1 as GNL Portfolio, Lehigh Valley Mall and Rockside Office Portfolio - Freedom Square I, collectively representing approximately 14.6% of the Initial Pool Balance, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations”. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-1, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 8.5% of the Initial Pool Balance, prior to the commencement of construction by borrower of a building on any portion (such portion, the “Planned Development Site”) of the approximately 70.99 acre parcel of land owned by borrower, the sole tenant at one of the related properties, Lippert Components Manufacturing, Inc., will have the option to purchase the Planned Development Site from the borrower on prevailing market terms. Lippert’s purchase option is only triggered by borrower’s intention to construct another building on the Planned Development Site, which requires lender’s consent. In the event Lippert Components Manufacturing, Inc. subleases more than 50% of the premises it elects to purchase and/or assigns the lease to any other person or entity, the option to purchase the Planned Development Site will lapse and be void.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 5.8% of the Initial Pool Balance, Macy’s Retail Holdings, Inc. has a right, at its option, exercisable after March 31, 2012, to purchase the ground leased property for the purchase price of $1,337,114. See “Certain Terms of the Mortgage Loans – Partial Releases”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower (excluding Mortgaged Properties that are leased to an affiliate of the borrower under an operating lease):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Westin Times Square Fee, representing approximately 6.7% of the Initial Pool Balance, the Mortgaged Property is subject to a ground lease in which the ground lessee is an affiliate of the borrower sponsor. The Mortgage Loan will become full recourse to the borrower sponsor if the ground lease is amended, modified, terminated, cancelled, surrendered, expires or otherwise ceases to be in full force and effect, in each case without the prior consent of the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 300 Montgomery, representing approximately 3.5% of the Initial Pool Balance, the Mortgaged Property is subject to a ground lease between two sponsor-affiliated entities. The ground lessor and ground lessee are both borrowing entities for the Mortgage Loan, and the collateral for the Mortgage Loan is the full fee simple interest of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 333 North Bedford, representing approximately 3.4% of the Initial Pool Balance, 43.8% of the net rentable area at the Mortgaged Property is leased to affiliates of the borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Mt. Washington Mill, representing approximately 1.7% of the Initial Pool Balance, (i) the second largest tenant, Dye House & Stone Mill Catering, is an affiliate of the borrower and leases approximately 8.4% of the net rentable area at the Mortgaged Property as an event space and (ii) the third largest tenant, Himmerlich Associates, Inc., a real estate development firm, is an affiliate of the borrower and leases approximately 5.5% of the net rentable area at the Mortgaged Property as office space.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months, other than as described below. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance.

Four (4) of the Mortgaged Properties, securing or partly securing the Mortgage Loans identified on Annex A-1 as One California Plaza, Centre 425 Bellevue, 300 Montgomery and Meadows at June Road, representing approximately 15.7% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). These areas include, without limitation, all or parts of the states of California, Oregon, Tennessee, Utah and Washington. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 21.0%.

In the case of forty-five (45) Mortgaged Properties, securing or partially securing eleven (11) Mortgage Loans and representing approximately 33.8% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Park Center Phase I, representing approximately 9.1% of the Initial Pool Balance, the largest tenant, State Farm, representing approximately 96.4% of the net rentable area and approximately 96.7% of the underwritten base rent, has the right to self-insure so long as the tenant remains in compliance with the financial requirements under the Mortgage Loan documents, the self-insurance complies with all requirements of the Mortgage Loan documents, and at the time the tenant elects to self-insure, the tenant delivers written notice to the borrower of the amount of the self-insurance maintained and the specific risks the tenant has elected to self-insure. If requested by the borrower or any borrower’s lender, the tenant must also provide evidence reasonably satisfactory to the borrower of the tenant’s satisfaction of the financial requirements under the Mortgage Loan documents and a statement including the information typically contained in an “ACORD” form describing the self-insurance.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Westin Times Square Fee, representing approximately 6.7% of the Initial Pool Balance, the tenant under the related ground lease maintains insurance policies covering the leased fee property.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage, if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction.  However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as 300 Montgomery, representing approximately 3.5% of the Initial Pool Balance, the Mortgaged Property’s basement encroaches by 4,825 square feet on property owned by the City of San Francisco (i.e., underneath the sidewalks and streets). No easement is in place for this encroachment, and title does not provide an endorsement to cover the encroachment. No assurance can be made that the City of San Francisco will not enforce the encroachment during the term of the Mortgage Loan. The Mortgage Loan is structured with recourse for any losses from the underground encroachment area.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Garden Multifamily Portfolio, representing approximately 3.4% of the Initial Pool Balance, the Mortgaged Properties identified on Annex A-1 as Tabor Ridge, Foxhaven and Laurel are legal non-conforming as to use as the related zoning codes no longer permit multifamily housing. With respect to the Mortgaged Property identified as Garden Multifamily Portfolio - Laurel, if a non-conforming structure is damaged or destroyed in excess of the greater of (i) its assessed value or (ii) 50% of its market value, the structure may be restored only in accordance with the current zoning code. With respect to the Mortgaged Property identified on Annex A-1 as Garden Multifamily Portfolio - Foxhaven, if any non-conforming structure is damaged, it may be restored to its prior use provided such restoration does not extend the non-conforming use in square foot area. With respect to the Mortgaged Property identified as Tabor Ridge, if any non-conforming structure is damaged or destroyed less than the greater of (i) 60% of its replacement cost or (ii) its fair market value, the structure may be restored to its prior use provided restoration is completed within one year from the date of destruction or damage. If any non-conforming structure is damaged or destroyed in excess of the greater of (i) 60% of its replacement cost or (ii) its fair market value, the structure may be restored only in accordance with the current zoning code. The Mortgage Loan documents provide recourse to the borrower and guarantor for losses to the lender in connection with such legal non-conforming use.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lakefront I & II, representing approximately 1.2% of the Initial Pool Balance, the Mortgaged Property is subject to certain restrictions recorded in connection with the development of the Mortgaged Property, pursuant to which the Mortgaged Property may only be used for light manufacturing, commercial, warehouse, industrial and office purposes.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as-is” values.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The appraisal obtained with respect to each Mortgage Loan contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Park Center Phase I and The Standard Highline NYC, representing approximately 14.4% of the Initial Pool Balance, there is no separate nonrecourse carveout guarantor other than the related borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the Initial Pool Balance, the Mortgage Loan documents do not provide (i) recourse to the guarantor for losses to the lender in connection with breaches of the environmental covenants in the Mortgage Loan documents or (ii) full recourse to the borrower or guarantor for transfers of indirect equity interests (involving no greater than a 49% interest) in certain investment funds holding an indirect ownership interest in the Mortgagor in violation of the notice provisions in the Mortgage Loan documents; provided, however, that the Mortgage Loan documents do provide recourse to the borrower and guarantor for losses to the lender in connection with such transfers.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Six (6) Mortgage Loans, representing approximately 11.0% of the Initial Pool Balance, provide for payments of interest-only for the first 24 to 60 months following the cut-off date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Eighteen (18) Mortgage Loans, representing approximately 68.1% of the Initial Pool Balance, are interest only for the entire term of the Mortgage Loans to the stated maturity or Anticipated Repayment Date.

Seven (7) Mortgage Loans (excluding interest only and partial interest only Mortgage Loans), representing approximately 20.9% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	1	$50,000,000	5.8%
5	10	178,098,538	20.8
6	18	554,356,827	64.8
7	1	40,000,000	5.1
10	1	28,844,126	3.4
Total:	31	$855,299,491	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	30	$848,599,491	99.2%
5	1	6,700,000	0.8
Total:	31	$855,299,491	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan

Two (2) Mortgage Loans secured by the Mortgaged Properties identified as Centre 425 Bellevue and 237 East Fordham Road on Annex A-1 (each an “ARD Loan”), representing approximately 6.9% of the Initial Pool Balance, provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such Excess Interest will be required to be paid only after, the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class Z certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to an ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 10 payments) up to and including the stated maturity date. See Annex

A-1 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition”.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-2 for more information on reserves relating to the fifteen (15) largest Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Twenty-three (23) Mortgage Loans, representing approximately 55.8% of the Initial Pool Balance, respectively, permit the related borrower, after a lockout period (which is the earlier of (i) 48 months from the related origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized) to substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property, provided, however that, with respect to the Mortgage Loan identified on Annex A-1 as Yorkshire & Lexington Towers, a prepayment is permitted occur before the second anniversary of the closing date of the securitization that includes the last note of the Yorkshire & Lexington Towers Whole Loan to be securitized, but not prior to the fourth anniversary of the first payment date; provided, further, that, with respect to the Mortgage Loan identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the Initial Pool Balance, the related borrower is permitted to prepay a portion of the Mortgage Loan with a prepayment charge during the related lockout period if the debt service coverage ratio falls below 1.15x, in an amount necessary to achieve a debt service coverage ratio equal to or greater than 1.15x.

Three (3) Mortgage Loans, representing approximately 22.9% of the Initial Pool Balance, permit the related borrower to prepay the Mortgage Loan at any time, provided that if the prepayment is made prior to the payment date prior to 4, 7 and 10 periods, as applicable, prior to the related maturity date, then such prepayment must be accompanied by the payment of the greater of (i) a yield maintenance charge and (ii) a prepayment premium of 1% of the prepaid amount.

Two (2) of the Mortgage Loans, representing approximately 9.4% of the Initial Pool Balance, permit the related borrower after a lockout period to either (a) prepay the Mortgage Loan with the greater of a yield maintenance charge or a prepayment premium of 1% of the amount prepaid or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

One (1) of the Mortgage Loans, representing approximately 6.7% of the Initial Pool Balance, permits the related borrower to prepay the Mortgage Loan at any time, provided that if the prepayment is made prior to the date that is the 6th payment date prior to the related maturity date, then such prepayment must be accompanied by payment of the yield maintenance charge. Notwithstanding the foregoing, as an alternative to prepaying the Mortgage Loan pursuant to the prior sentence, the related borrower may instead elect, after a lockout period (which is the later of (i) 36 months from the related origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized) to substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

Two (2) of the Mortgage Loans, representing approximately 5.3% of the Initial Pool Balance, permit the related borrower, after a lockout period of 24 to 26 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	5	5.6%
4	15	36.0
5	2	5.0
6	1	5.8
7	7	38.3
10	1	9.1
Total	31	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-six (26) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 71.8% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or scheduled to be outstanding as of the related anticipated repayment date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 8.5% of the Initial Pool Balance, the related borrowers may obtain a release of one or more of the related properties (the “GNL Portfolio Mortgaged Properties”) from the lien of the related mortgage instruments by prepayment of a portion of the GNL Portfolio Whole Loan equal to: (i) 110% (120% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties until such time as the GNL Portfolio Whole Loan balance is reduced to 90% of the original GNL Portfolio Whole Loan amount ($168,300,000) and (ii) 115% (125% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties for the remainder of the GNL Portfolio Whole Loan amount, provided that after giving effect to such release the aggregate portfolio debt yield is at least equal to the greater of (1) 11.4% and (2) aggregate GNL Portfolio debt yield immediately prior to such release. Further, notwithstanding the foregoing, if the tenant in any property being released has vacated the respective property, the release price for such property will be 100% of the applicable allocated loan amount for such property. No release will be permitted if such release would result in a loan-to-value ratio (after giving effect to the release and prepayment of principal and based on the GNL Portfolio Mortgaged Properties remaining subject to the lien of the GNL Portfolio Whole Loan documents) greater than 125%. All prepayments in connection with the release of any GNL Portfolio Mortgaged Property or Properties will be applied pro rata among the pari passu notes of the GNL Portfolio Whole Loan and, prior to the open prepayment date, must be accompanied by a yield maintenance premium. In addition, if a lease sweep period or default under the GNL Portfolio Whole Loan documents exists or if the borrower anticipates there will be a lease sweep event based on written notice from the tenant that it intends to not renew its lease, to terminate its lease or to go dark, the related borrowers may replace one or more of the GNL Portfolio Mortgaged Properties with a substitute property subject to satisfaction of certain conditions, including, without limitation: (i) no event of default is then continuing, (ii) the related borrowers have obtained a rating agency confirmation, (iii) the lender has approved the substitute property in its sole discretion, (iv) the related borrowers deliver an officer’s certificate to the effect that the property substitution will not have a material adverse effect, (v) after giving effect to the substitution, the debt yield for the GNL Portfolio Mortgaged Properties will not be less than the greater of 11.40% and the debt yield immediately prior to the substitution, (vi) adjustments to reserves, if applicable, and (vii) the lender’s receipt of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 7.0% of the Initial Pool Balance, provided that no event of default is continuing, after the second anniversary of the closing date of the securitization that includes the last note to be securitized and prior to October 3, 2021 the borrower has the right to obtain release of the Lexington Towers Mortgaged Property in conjunction with a transfer of such building to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) prepayment (but not prior to the fourth anniversary of the first payment date) or defeasance (subject to the lockout period described above) of the Mortgage Loan in an amount equal to the greater of (x) 125% of the allocated loan amount of the Lexington Towers Mortgaged Property and (y) the net sales proceeds of the Lexington Towers Mortgaged Property, (ii) after giving effect to such release, the debt service coverage ratio and the debt yield for the remaining Mortgaged Property is not less than the greater of (x) 1.05x and 4.4%, respectively and (y) the debt service coverage ratio and the debt yield immediately prior to such release and (iii) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) 61.8% and (y) the loan-to-value ratio immediately prior to such release.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 5.8% of the Initial Pool Balance, Macy’s Retail Holdings, Inc. has entered into a ground lease with the borrower for its underlying land at the Mortgaged Property. The Mortgage Loan documents permit the borrower to obtain the release of the Macy’s Retail Holdings, Inc.’s parcel (the “Macy’s Release Parcel”) from the lien of the Lehigh Valley Whole Loan, and concurrently transfer the Macy’s Release Parcel in connection with the exercise by Macy’s of the purchase option, provided, among other conditions: (i) either (A) a partial prepayment or partial defeasance of the Lehigh Valley Whole Loan, as applicable, in an amount equal to 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable customary closing costs actually incurred by the borrower in connection with such sale) with respect to the exercise by Macy’s of the purchase option in accordance with the lease (the “Release Parcel Amount”) or (B) a deposit of the Release Parcel Amount into the reserve account; and (ii) either (A) the ratio of the unpaid principal balance of the Lehigh Valley Whole Loan to the value of the remaining property must be equal to or less than 125% or (B) the borrower pays down the principal balance of the Lehigh Valley Whole Loan in accordance with the Mortgage Loan documents, unless the lender receives an opinion of counsel that if the amount in (B) is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the transfer and release.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Garden Multifamily Portfolio, representing approximately 3.4% of the Initial Pool Balance, after the expiration of the lockout period, the borrowers may obtain the release of one or more Mortgaged Properties in connection with an arms-length, third party sale provided, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to 125% of the allocated loan amount for the Mortgaged Property to be released, (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties is the greater of (x) 1.36x or (y) the debt service coverage ratio immediately prior to the release, (b) the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of (x) 71.7% or (y) the loan-to-value ratio immediately prior to the release and (c) the debt yield for the remaining Mortgaged Properties is equal to at least the greater of (x) 8.8% and (y) the debt yield immediately prior to the release, and (iii) if reasonably required by the lender, the borrowers deliver a rating agency confirmation from each applicable rating agency.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miracle Mile, representing approximately 3.3% of the Initial Pool Balance, the borrower is permitted to obtain the release of up to four individual outparcels at the Mortgaged Property, currently leased to Chick-Fil-A, Taco Bell, Starbucks and PNC Bank, respectively (each, a “Release Outparcel”) provided that, among other conditions, (i) the borrower prepays an amount equal to the greater of (a) 100% of the net sales proceeds for such Release Outparcel and (b) 115% of the Allocated Loan Amount for such Release Outparcel, in each case, together with the applicable yield maintenance premium (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Property is no less than 1.35x, (b) the loan-to-value ratio for the remaining Mortgaged Property is no greater than 72.0% and (c) the debt yield for the remaining Mortgaged Property is no less than 8.75% and (iii) the borrower delivers a rating agency confirmation from each applicable rating agency. The related Allocated Loan Amounts are (i) $2,500,000, with respect to the Release Outparcel leased to Chick-Fil-A, (ii) $1,700,000, with respect to the Release Outparcel leased to Taco Bell, (iii) $1,800,000, with respect to the Release Outparcel leased to Starbucks and (iv) $9,700,000, with respect to the Release Outparcel leased to PNC Bank.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Totowa Commerce Center, representing approximately 3.1% of the Initial Pool Balance, after the expiration of the lockout period, the borrower is permitted to obtain the release of (i) an unimproved outparcel and (ii) the 999 Riverview Drive property, provided that, among other conditions, (i) no event of default has occurred and is continuing, (ii) the purchaser is not affiliated with the borrower, (iii) after giving effect to such release (a) the debt yield for the remaining Mortgaged Property is no less than the greater of (x) 9.1% and (y) the debt yield immediately preceding the release and (b) the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of (x) 74.8% and (y) the loan-to-value ratio immediately preceding the release (iv) a title endorsement ensuring such release does not affect the validity or priority of the lien of the Mortgage Loan is obtained, (v) delivery to the lender 115.0% of the allocated loan amount of the release parcel and (vi) satisfaction of the REMIC requirements.

Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lakefront I & II, representing approximately 1.2% of the Initial Pool balance, the borrower is permitted to acquire a parking lot adjacent to the Mortgaged Property (the “Additional Property”) provided that, among other conditions, the borrower (i) delivers to the lender (a) any third party reports required by the lender, (b) an updated title insurance policy and survey and (c) all diligence items reasonably required by the lender to satisfy its underwriting requirements and (ii) executes any further loan documents the lender may reasonably request to secure the Additional Property as collateral for the Mortgage Loan. Pursuant to the related purchase and sale agreement between the borrower and the owner of the Additional Property, the borrower is required to close on its purchase of the Additional Property by December 4, 2017. At origination, the borrower deposited $405,000 into a reserve (the “Additional Property Reserve”), representing approximately 66.7% of the remaining cost to acquire the Additional Property. If the borrower acquires the Additional Property in compliance with the requirements of the Mortgage Loan documents (the “Release Conditions”), the lender will release to the borrower the lesser of $405,000 and 60% of the purchase price of the Additional Property (and any remaining funds will be deposited into a leasing reserve account for future tenant improvements and leasing commissions). In the event that the Release Conditions do not occur by May 1, 2018, the lender may apply the Additional Property Reserve to pay down the outstanding principal balance of the Mortgage Loan and the borrower will be required to pay any applicable yield maintenance premium.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not (i) assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or (ii) considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Fourteen (14) of the Mortgage Loans, representing approximately 67.3% of the Initial Pool Balance, are secured by office, retail, mixed use and industrial properties, and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twenty-four (24) of the Mortgage Loans, representing approximately 56.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-three (23) of the Mortgage Loans, representing approximately 54.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-two (22) of the Mortgage Loans, representing approximately 45.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect or otherwise deal with rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	19	$661,935,506	77.4%
Springing Lockbox	8	109,863,985	12.8
Soft Lockbox	3	76,800,000	9.0
None	1	6,700,000	0.8
Total:	31	$855,299,491	100.0%

Except as set forth in the table above and where noted below, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox accounts provide that the borrower has no withdrawal or transfer rights with respect to the related lockbox account. The lockbox accounts will not be assets of the issuing entity.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender) even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender).

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

Exceptions to Underwriting Guidelines

All of the Mortgage Loans were originated in accordance with the respective sponsors’ underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Exceptions to Column’s Disclosed Underwriting Guidelines”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Benefit Partners CRE Finance LLC—BSP’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender, other than as described below under “—Other Secured Indebtedness”. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt secured by a pledge of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Per-centage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Yorkshire & Lexington Towers	$60,000,000	7.0%	$150,000,000	$140,000,000	$550,000,000	4.1145%	22.5%	61.8%	4.28x	1.04x
Centre 425 Bellevue	$44,000,000	5.1%	$57,600,000	$50,000,000	$266,050,000	4.9110%	29.7%	84.2%	3.85x	1.15x
600 Vine	$35,998,538	4.2%	$5,899,760	$16,799,318	$58,697,617	4.9100%	74.4%	82.7%	1.47x	1.19x

(1)	Includes a senior mezzanine loan in the amount of $105,000,000 and a junior mezzanine loan in the amount of $45,000,000 related to the Yorkshire & Lexington Towers Whole Loan. The Yorkshire & Lexington Towers mezzanine lenders intend to reallocate the principal balance of the two mezzanine loans across three tranches of mezzanine loans, a most senior mezzanine loan, a next most senior mezzanine loan and a junior mezzanine loan. The aggregate principal balance of the mezzanine loans and the weighted average interest rate will not change.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and certain mezzanine loan guarantees), (b) so long as no event of default exists after the expiration of a mezzanine lender’s cure periods granted pursuant to the related intercreditor agreement with respect to such related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan must be made in accordance with the applicable mezzanine loan documents and the related Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-

Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
The Standard Highline NYC	$45,000,000	75.0%	1.50x	N/A	Yes
300 Montgomery	$30,000,000	80.0%	1.50x	N/A	Yes

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation and/or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing preferred equity with respect to the Mortgage Loans it is selling to the depositor.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 5.8% of the Initial Pool Balance, the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. In the event the borrower fails to timely pay assessments due under the

PACE loan, the PACE lender will have the right, to the extent permitted pursuant to and in accordance with applicable law, to file a lien against the Mortgaged Property.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Westin Times Square Fee, representing approximately 6.7% of the Initial Pool Balance, pledges of ownership interests in the related sponsor or various affiliates are permitted; provided that (i) with respect to a permitted sponsor pledge, the repayment of the related debt or obligations is not specifically tied to the Mortgaged Property; (ii) with respect to a permitted indirect pledge, (A) the value of the pledgee’s interest in borrower and any related single purpose entity is not greater than 20% of the pledgee’s assets at the time of the pledge, (B) the pledge is to an approved equityholder satisfying eligibility criteria, and (C) the repayment of the related debt or obligations is not specifically tied to the Mortgaged Property; and (iii) with respect to a permitted non-controlling pledge, (A) the pledged interests do not represent a controlling interest in the borrower or related single purpose entity, (B) the aggregate percentage of indirect interests in the related borrower or related single purpose entities does not exceed 49%, (C) the permitted non-controlling pledge may not be made in connection with a permitted sponsor pledge, and (D) the repayment of the related debt or obligations is not specifically tied to the Mortgaged Property.

In addition, the borrowers under some of the Mortgage Loans have incurred unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Park Center Phase I, GNL Portfolio, Yorkshire & Lexington Towers, One California Plaza, Lehigh Valley Mall, The Standard Highline NYC, Centre 425 Bellevue, 600 Vine, 300 Montgomery, Garden Multifamily

Portfolio, 333 North Bedford, Miracle Mile, Totowa Commerce Center and The Boulders Resort & Spa is part of a related Whole Loan consisting of the Mortgage Loan and one or more related Companion Loans. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of each related Companion Loan (each, a “Companion Loan Holder”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement” or an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loan(s) are cross-collateralized and cross-defaulted.

“AB Whole Loan” means each of the Serviced AB Whole Loans and the Non-Serviced AB Whole Loans.

“Companion Loan Rating Agency” means any NRSRO rating any Serviced Pari Passu Companion Loan Securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement or the note held by the “Controlling Noteholder” as specified in the related Intercreditor Agreement.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. JPMorgan Chase Bank, National Association is currently the holder of the “Controlling Companion Loan” with respect to the Lehigh Valley Mall Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“CSAIL 2017-CX9 PSA” means the pooling and servicing agreement governing the servicing of the Park Center Phase I Whole Loan, the 300 Montgomery Whole Loan and The Boulders Resort & Spa Whole Loan.

“Lehigh Valley Mall PSA” means the pooling and servicing agreement governing the servicing of the Lehigh Valley Mall Whole Loan following the related Servicing Shift Securitization Date.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means the One California Plaza Whole Loan and the Centre 425 Bellevue Whole Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) the Park Center Phase I Whole Loan, the 300 Montgomery Whole Loan and The Boulders Resort & Spa Whole Loan, the certificate administrator under the CSAIL 2017-CX9 PSA, (ii) the Centre 425 Bellevue Whole Loan, the certificate administrator under the UBS 2017-C5 PSA, (iii) the One California Plaza Whole Loan, the certificate administrator under the CSMC 2017-CALI TSA, (iv) the 333 North Bedford Whole Loan, the certificate administrator under the WFCM 2016-NXS6 PSA or (v) on and after a Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA, as applicable..

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Holder” means with respect to (i) the Park Center Phase I Whole Loan, the 300 Montgomery Whole Loan and The Boulders Resort & Spa Whole Loan, the directing holder (or its equivalent) under the CSAIL 2017-CX9 PSA, (ii) the Centre 425 Bellevue Whole Loan, the directing holder (or its equivalent) under the UBS 2017-C5 PSA, (iii) the Lehigh Valley Mall Whole Loan, the directing holder (or its equivalent) under the related Servicing Shift PSA (on and after the related Servicing Shift Securitization Date), (iv) the One California Plaza Whole Loan, the directing holder (or its equivalent) under the CSMC 2017-CALI TSA and (v) the 333 North Bedford Whole Loan, the directing holder (or its equivalent) under the WFCM 2016-NXS6 PSA.

“Non-Serviced Intercreditor Agreement” means each of the Park Center Phase I Intercreditor Agreement, the Lehigh Valley Mall Intercreditor Agreement (on and after the related Servicing Shift Securitization Date), the One California Plaza Intercreditor Agreement, the Centre 425 Bellevue Intercreditor Agreement, the 300 Montgomery Intercreditor Agreement and The Boulders Resort & Spa Intercreditor Agreement.

“Non-Serviced Master Servicer” means with respect to (i) the Park Center Phase I Whole Loan, the 300 Montgomery Whole Loan and The Boulders Resort & Spa Whole Loan, the master servicer under the CSAIL 2017-CX9 PSA, (ii) the Centre 425 Bellevue Whole Loan, the master servicer under the UBS 2017-C5 PSA, (iii) the Lehigh Valley Mall Whole Loan, the master servicer under the related Servicing Shift PSA (on and after the related Servicing Shift Securitization Date), (iv) the One California Plaza Whole Loan, the master servicer under the CSMC 2017-CALI TSA and (v) the 333 North Bedford Whole Loan, the master servicer under the WFCM 2016-NXS6 PSA.

“Non-Serviced Mortgage Loan” means each of the Park Center Phase I Mortgage Loan, the Lehigh Valley Mall Mortgage Loan (on and after the related Servicing Shift Securitization Date), the One California Plaza Mortgage Loan, the Centre 425 Bellevue Mortgage Loan, the 300 Montgomery Mortgage Loan, the 333 North Bedford Mortgage Loan and The Boulders Resort & Spa Mortgage Loan.

“Non-Serviced Pari Passu Mortgage Loan” means each of the Park Center Phase I Mortgage Loan, the Lehigh Valley Mall Mortgage Loan (on and after the related Servicing Shift Securitization Date), the 300 Montgomery Mortgage Loan, the 333 North Bedford Mortgage Loan and The Boulders Resort & Spa Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of the Park Center Phase I Whole Loan, the Lehigh Valley Mall Whole Loan (on and after the related Servicing Shift Securitization Date), the 300 Montgomery Whole Loan, the 333 North Bedford Whole Loan and The Boulders Resort & Spa Whole Loan.

“Non-Serviced PSA” means the CSAIL 2017-CX9 PSA, the UBS 2017-C5 PSA, the CSMC 2017-CALI TSA and the WFCM 2016-NXS6 PSA, or, on and after a Servicing Shift Securitization Date, the related Servicing Shift PSA, as applicable.

“Non-Serviced Special Servicer” means with respect to (i) the Park Center Phase I Whole Loan, the 300 Montgomery Whole Loan and The Boulders Resort & Spa Whole Loan, the special servicer under the CSAIL 2017-CX9 PSA, (ii) the Centre 425 Bellevue Whole Loan, the special servicer under the UBS 2017-C5 PSA, (iii) the One California Plaza Whole Loan, the special servicer under the CSMC 2017-CALI TSA, (iv) the 333 North Bedford Whole Loan, the special servicer under the WFCM 2016-NXS6 )SA or (v) on and after a Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Subordinate Companion Loan” means the One California Plaza Subordinate Companion Loan and the Centre 425 Subordinate Companion Loan.

“Non-Serviced Trustee” means with respect to (i) the Park Center Phase I Whole Loan, the 300 Montgomery Whole Loan and The Boulders Resort & Spa Whole Loan, the trustee under the CSAIL 2017-CX9 PSA, (ii) the Centre 425 Bellevue Whole Loan, the trustee under the UBS 2017-C5 PSA, (iii) the One California Plaza Whole Loan, the trustee under the CSMC 2017-CALI TSA ,(iv) the 333 North Bedford Whole Loan, the trustee under the WFCM 2016-NXS6 PSA or (v) on and after a Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA, as applicable.

“Non-Serviced Whole Loan” means each of the Park Center Phase I Whole Loan, the One California Plaza Whole Loan, the Centre 425 Bellevue, the 300 Montgomery Whole Loan, the Lehigh Valley Mall Whole Loan (on and after the related Servicing Shift Securitization Date), the 333 North Bedford Whole Loan and The Boulders Resort & Spa Whole Loan.

“CSMC 2017-CALI TSA” means the trust and servicing agreement governing the servicing of the One California Plaza Whole Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced AB Whole Loan” means the Yorkshire& Lexington Tower Whole Loan and The Standard Highline NYC Whole Loan.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loans.

“Serviced Companion Loan Holder” means the holder of a Serviced Companion Loan.

“Serviced Mortgage Loan” means each of the Yorkshire & Lexington Tower Mortgage Loan, the GNL Portfolio Mortgage Loan, The Standard Highline NYC Mortgage Loan, the Lehigh Valley Mall (prior to the related Servicing Shift Securitization Date), the 600 Vine Mortgage Loan, the Garden Multifamily Portfolio Mortgage Loan, the Miracle Mile Mortgage Loan and the Totowa Commerce Center Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of the GNL Portfolio Mortgage Loan, the Lehigh Valley Mall (prior to the related Servicing Shift Securitization Date), the 600 Vine Mortgage Loan, the Garden Multifamily Portfolio Mortgage Loan, the Miracle Mile Mortgage Loan and the Totowa Commerce Center Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of the GNL Portfolio Whole Loan, the Lehigh Valley Mall (prior to the related Servicing Shift Securitization Date), the 600 Vine Whole Loan, the Garden Multifamily Portfolio Whole Loan, the Miracle Mile Whole Loan and the Totowa Commerce Center Whole Loan.

“Serviced Whole Loan” means each of the Yorkshire & Lexington Tower Whole Loan, the GNL Portfolio Whole Loan, the Lehigh Valley Mall (prior to the related Servicing Shift Securitization Date), The Standard Highline NYC Whole Loan, the 600 Vine Whole Loan, the Garden Multifamily Portfolio Whole Loan, the Miracle Mile Whole Loan and the Totowa Commerce Center Whole Loan.

“Servicing Shift Mortgage Loan” means the Lehigh Valley Mall Mortgage Loan.

“Servicing Shift PSA” means the Lehigh Valley Mall PSA.

“Servicing Shift Securitization Date” means the Lehigh Valley Mall Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the Lehigh Valley Mall Whole Loan will each be a Servicing Shift Whole Loan related to the issuing entity.

“Serviced Subordinate Companion Loan” means each of the Y&L Towers Trust Subordinate Companion Loans and The Standard Highline NYC Subordinate Companion Loans.

“Subordinate Companion Loan” means each of the Serviced Subordinate Companion Loans and the Non-Serviced Subordinate Companion Loans.

“UBS 2017-C5 PSA” means the pooling and servicing agreement governing the servicing of the Centre 425 Bellevue Whole Loan.

“WFCM 2016-NXS6 PSA” means the pooling and servicing agreement governing the servicing of the 333 North Bedford Whole Loan.

The table titled “Whole Loan Summary” in the “Summary of Terms” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan.

Set forth below is the identity of the initial Non-Serviced Directing Holder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Whole Loan	Non-Serviced PSA	Controlling Noteholder(1)	Initial Directing Holder(1)
Park Center Phase I	CSAIL 2017-CX9	CSAIL 2017-CX9 Commercial Mortgage Trust	RREF III - D AIV RR, LLC
Lehigh Valley Mall	CSAIL 2017-CX10(2)	(2)	(2)
Centre 425 Bellevue	UBS 2017-C5(3)	(3)	(3)
One California Plaza	CSMC 2017-CALI	CSMC Trust 2017-CALI	1CAL Grand Avenue Partners, LLC
300 Montgomery	CSAIL 2017-CX9	CSAIL 2017-CX9 Commercial Mortgage Trust	RREF III - D AIV RR, LLC
333 North Bedford	WFCM 2016-NXS6	Wells Fargo Commercial Mortgage Trust 2016-NXS6	Ellington Management Group, LLC
The Boulders Resort & Spa	CSAIL 2017-CX9	CSAIL 2017-CX9 Commercial Mortgage Trust	RREF III - D AIV RR, LLC

(1)	Or equivalent entity.

(2)	The servicing of the servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial directing holder of the Lehigh Valley Mall whole loan is JPMorgan Chase Bank, National Association, the sponsor, as holder of the related controlling companion loan.

(3)	The Centre 425 Bellevue mortgage loan will be initially serviced under the pooling and servicing agreement entered into in connection with the UBS 2017-C5 Commercial Mortgage Trust until the securitization of the promissory note A-1. The initial directing holder of the Centre 425 Bellevue mortgage loan is Natixis Real Estate Capital LLC as holder of the related subordinate companion loan.

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Park Center Phase I	Note A-1 Note A-2	Control Note Non-Control Note	$80,000,000 $78,000,000	CSAIL 2017-CX9 CSAIL 2017-CX10
GNL Portfolio	Note A-1-A Note A-2-A Note A-1-B Note A-2-B	Control Note Non-Control Note Non-Control Note Non-Control Note	$73,000,000 $63,500,000 $25,250,000 $25,250,000	CSAIL 2017-CX10 Column Financial, Inc. CCUBS 2017-C1(2) CCUBS 2017-C1(2)
Yorkshire & Lexington Towers	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8-1 Note A-8-2 Note B	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control Note	$40,000,000 $20,000,000 $20,000,000 $40,000,000 $40,000,000 $20,000,000 $10,000,000 $5,000,000 $5,000,000 $200,000,000	CSAIL 2017-CX10 CSAIL 2017-CX10 Natixis Real Estate Capital LLC UBS 2017-C5(2) UBS AG, New York Branch CCUBS 2017-C1(2) UBS AG, New York Branch CCUBS 2017-C1(2) UBS AG, New York Branch CSAIL 2017-CX10
One California Plaza	Note A-1 Note A-2 Note B	Non-Control Note Non-Control Note Control Note	$86,000,000 $50,000,000 $164,000,000	CSMC 2017-CALI CSAIL 2017-CX10 CSMC 2017-CALI
Lehigh Valley Mall	Note A-1-A Note A-1-B Note A-1-C Note A-2-A Note A-2-B Note A-2-C	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$50,000,000 $50,000,000 $25,000,000 $27,500,000 $27,500,000 $20,000,000

JPMorgan Chase Bank, National Association

CSAIL 2017-CX10

Cantor Commercial Real Estate Lending, L.P.

JPMorgan Chase Bank, National Association

Column Financial, Inc.

Cantor Commercial Real Estate Lending, L.P.

The Standard Highline NYC	Note A-A Note A-B Note B-A Note B-B	Non-Control Note Non-Control Note Non-Control Note Control Note	$45,000,000 $58,400,000 $36,600,000 $30,000,000	CSAIL 2017-CX10 CSAIL 2017-CX10 Natixis Real Estate Capital LLC Natixis Real Estate Capital LLC
Centre 425 Bellevue	Note A-1 Note A-2 Note A-3 Note B	Non-Control Note Non-Control Note Non-Control Note Control Note	$10,000,000 $40,000,000 $44,000,000 $114,450,000	Natixis Real Estate Capital LLC UBS 2017-C5(2) CSAIL 2017-CX10 Natixis Real Estate Capital LLC
600 Vine	Note A-1 Note A-2	Control Note Non-Control Note	$35,998,538 $16,799,318	CSAIL 2017-CX10 Natixis Real Estate Capital LLC
300 Montgomery	Note A-1 Note A-2	Control Note Non-Control Note	$36,000,000 $30,000,000	CSAIL 2017-CX9 CSAIL 2017-CX10
Garden Multifamily Portfolio	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$15,909,958 $17,898,703 $5,966,234 $6,712,013 $6,712,013 $3,977,489	CSAIL 2017-CX10 CSAIL 2017-C8 Benefit Street Partners CRE Finance LLC CSAIL 2017-CX10 CSAIL 2017-CX10 Benefit Street Partners CRE Finance LLC
333 North Bedford	Note A-1 Note A-2	Control Note Non-Control Note	$29,333,009 $28,844,126	WFCM 2016-NXS6 CSAIL 2017-CX10
Miracle Mile	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$14,000,000 $14,000,000 $14,000,000 $14,000,000	CSAIL 2017-CX10 CSAIL 2017-CX10 JPMorgan Chase Bank, National Association JPMorgan Chase Bank, National Association

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Totowa Commerce Center	Note A-1 Note A-2	Control Note Non-Control Note	$26,750,000 $25,000,000	CSAIL 2017-CX10 UBS 2017-C5(2)
The Boulders Resort & Spa	Note A-1 Note A-2	Control Note Non-Control Note	$49,897,484 $22,952,843	CSAIL 2017-CX9 CSAIL 2017-CX10

(1)	The lender provides no assurances that any non-securitized notes will not be split further.

(2)	The subject securitization transaction is scheduled to close prior to the Closing Date for this securitization.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a P&I advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loans will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to the Servicing Shift Whole Loans, the discussion under this section only applies to the period prior to the Servicing Shift Securitization Date.

Intercreditor Agreement. The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of any Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Whole Loans. With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation rights, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided such consent is not required from such Non-Controlling Holder if it is a borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Serviced AB Whole Loans

The Yorkshire & Lexington Towers Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 7.0% of the Initial Pool Balance (the “Yorkshire & Lexington Towers Mortgage Loan”), is part of the Yorkshire & Lexington Towers Whole Loan (as defined below) comprised of 10 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Yorkshire & Lexington Towers Mortgaged Property”).

The Yorkshire & Lexington Towers Mortgage Loan is evidenced by two (2) senior pari passu promissory notes A-1 and A-2 with an aggregate Cut-off Date Balance of $60,000,000. The related Pari Passu Companion Loans (the “Yorkshire & Lexington Towers Pari Passu Companion Loans” and, together with the Yorkshire & Lexington Towers Mortgage Loan, the “Yorkshire & Lexington Towers Senior Loans”) are evidenced by seven (7) senior pari passu promissory notes A-3, A-4, A-5, A-6, A-7, A-8-1 and A-8-2 with an aggregate principal balance as of the Cut-off Date of $140,000,000. The Yorkshire & Lexington Towers Pari Passu Companion Loans will not be included in the issuing entity. The Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans are pari passu with each other in terms of priority. The related Subordinate Companion Loan (the “Y&L Towers Trust Subordinate Companion Loan” ) is evidenced by one subordinate promissory note B with a Cut-off Date Balance of $200,000,000. The Y&L Towers Trust Subordinate Companion Loan, together with the Yorkshire & Lexington Towers Pari Passu Companion Loans, are referred to in this prospectus as the “Yorkshire & Lexington Towers Companion Loans” and the Yorkshire & Lexington Towers Mortgage Loan, together with the Yorkshire & Lexington Towers Companion Loans, are referred to in this prospectus as the “Yorkshire & Lexington Towers Whole Loan”. The Y&L Towers Trust Subordinate Companion Loan will be an asset of the issuing entity but will not be pooled together with the other Mortgage Loans, and payments of interest and principal received in respect of the Y&L Towers Trust Subordinate Companion Loan will be available to make distributions in respect of the Yorkshire & Lexington Towers Loan-Specific Certificates only. The rights of the holders of the promissory notes evidencing the Yorkshire & Lexington Towers Whole Loan are subject to certain intercreditor agreements (collectively, the “Yorkshire & Lexington Towers Intercreditor Agreement”). The

following summaries describe certain provisions of the Yorkshire & Lexington Towers Intercreditor Agreement.

Servicing. The Yorkshire & Lexington Towers Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement.

Application of Payments

The Yorkshire & Lexington Towers Intercreditor Agreement sets forth the respective rights of the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Companion Loans with respect to distributions of funds received in respect of the Yorkshire & Lexington Towers Whole Loan, and provides that:

●	if no Yorkshire & Lexington Towers Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Yorkshire & Lexington Towers Whole Loan (or, if such a default has occurred, but has been cured by the Yorkshire & Lexington Towers Whole Loan Directing Holder), all amounts tendered by the borrowers or otherwise available for payment on the Yorkshire & Lexington Towers Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

second, (i) to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan of principal payments received, if any, until their respective principal balances have been reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Yorkshire & Lexington Towers Whole Loan pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, 100% of such insurance and condemnation proceeds will be distributed to the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

third, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by the holders of the Yorkshire & Lexington Towers Mortgage Loan and for any of the Yorkshire & Lexington Towers Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holders (or paid or advanced by the master servicer or the special servicer on their behalf and not previously paid or reimbursed);

fourth, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans to the extent paid by the related borrower;

fifth, if as a result of a workout, the balance of the Yorkshire & Lexington Towers Mortgage Loan or Yorkshire & Lexington Towers Pari Passu Companion Loans has been reduced, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

sixth, to the holders of the Y&L Towers Trust Subordinate Companion Loan in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate;

seventh, (i) to the holder of the Y&L Towers Trust Subordinate Companion Loan in an amount equal to its respective percentage interest in the Yorkshire & Lexington Towers Whole Loan of principal payments received, if any, until the principal balance of the Y&L Towers Trust Subordinate Companion Loan is reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Yorkshire & Lexington Towers Whole Loan pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, the portion of such insurance and condemnation proceeds remaining after distribution to the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans pursuant to clause (second) above will be distributed to the holders of the Y&L Towers Trust Subordinate Companion Loan until its principal balance has been reduced to zero;

eighth, to the holders of the Y&L Towers Trust Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

ninth, to the extent the holder of the Y&L Towers Trust Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to “—Cure Rights” below, to reimburse the holder of the Y&L Towers Trust Subordinate Companion Loan for all such cure payments;

tenth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout, the balance of the Y&L Towers Trust Subordinate Companion Loan has been reduced, to the holder of the Y&L Towers Trust Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Y&L Towers Trust Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate any master servicer or applicable special servicer (in each case provided that such reimbursements or payments relate to the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Yorkshire & Lexington Towers Mortgage Loan, the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans and the holders of the Y&L Towers Trust Subordinate Companion Loan, pro rata, based on their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan; and

lastly, if any excess amount is available to be distributed in respect of the Yorkshire & Lexington Towers Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Y&L Towers Trust Subordinate Companion Loan, pro rata based on their respective initial percentage interests in the Yorkshire & Lexington Towers Whole Loan.

Upon the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Yorkshire & Lexington Towers Whole Loan, (ii) any other event of default for which the Yorkshire & Lexington Towers Whole Loan is accelerated, (iii) any other event of default which causes the Yorkshire & Lexington Towers Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Yorkshire & Lexington Towers Sequential Pay Event”), amounts tendered by the borrowers or otherwise available for payment on the Yorkshire & Lexington Towers Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in an amount equal to the interest then due and payable on the outstanding principal of their respective notes, in each case, at their net interest rate;

second, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis (based on their initial principal balances) in an amount equal to the principal balances of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans until their principal balances have been deemed to be reduced to zero, which amounts will be further allocated as follows:

(i)  to the holders of promissory notes A-4, A-5, A-6, A-7, A-8-1 and A-8-2, their pro rata portion of the amount described above in this clause second; then

(ii) any remaining amounts,

(A) to the holder of Y&L Towers Trust Subordinate Companion Loan, in an amount equal to the interest then due and payable on the outstanding principal balance of the Y&L Towers Trust Subordinate Companion Loan at its net interest rate; and then

(B) to the holders of the Yorkshire & Lexington Towers Mortgage Loan and promissory note A-3, on a pro rata and pari passu basis, in an amount equal to their principal balances, until their principal balances have been deemed to be reduced to zero;

third, the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by each holder of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or the special servicer on their behalf and not previously paid or reimbursed);

fourth, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable on the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans to the extent paid by the related borrower;

fifth, if as the result of a workout, the principal balance of the Yorkshire & Lexington Towers Mortgage Loan or the Yorkshire & Lexington Towers Pari Passu Companion Loans has been reduced, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis (based on their initial principal balances) in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

sixth,

(A) to the holder of Y&L Towers Trust Subordinate Companion Loan, in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate, to the extent not paid under clause (ii)(A) of clause second above; and then

(B) to the holders of the Yorkshire & Lexington Towers Mortgage Loan and promissory note A-3, their pro rata portion of any remaining amounts, until their principal balances have been deemed to be reduced to zero;

seventh, to the holder of the Y&L Towers Trust Subordinate Companion Loan in an amount equal to the outstanding principal balance of its note until its principal balance has been reduced to zero;

eighth, to the holders of the Y&L Towers Trust Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

ninth, to the extent the holder of the Y&L Towers Trust Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to —“Cure Rights” below, to reimburse the holder of the Y&L Towers Trust Subordinate Companion Loan for all such cure payments;

tenth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or Yorkshire & Lexington Towers Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Y&L Towers Trust Subordinate Companion Loan has been reduced, to the holder of the Y&L Towers Trust Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Y&L Towers Trust Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate any master servicer or applicable special servicer (in each case provided that such reimbursements or payments relate to the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Yorkshire & Lexington Towers Mortgage Loan, the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans and the holder of the Y&L Towers Trust Subordinate Companion Loan, pro rata, based on their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan; and

lastly, if any excess amount is available to be distributed in respect of the Yorkshire & Lexington Towers Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Y&L Towers Trust Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Yorkshire & Lexington Towers Whole Loan.

The Yorkshire & Lexington Towers Directing Holder

The controlling noteholder (the “Yorkshire & Lexington Towers Directing Holder”) under the Yorkshire & Lexington Towers Intercreditor Agreement, as of any date of determination, is

(i)	For so long as no Y&L Towers Control Termination Event has occurred and is continuing, the Y&L Towers Directing Certificateholder (or its representative); and

(ii)	During the continuance of a Y&L Towers Control Termination Event, the Yorkshire & Lexington Towers Directing Holder will be the Directing Certificateholder.

The Yorkshire & Lexington Towers Directing Holder will generally have the same consent and consultation rights with respect to the Yorkshire & Lexington Towers Whole Loan as the Directing Certificateholder has for the other Mortgage Loans in the pool, including the right to exercise certain control rights under the related Intercreditor Agreement.

The “Y&L Towers Directing Certificateholder” means the Yorkshire & Lexington Towers Controlling Class Certificateholder selected by a majority of the Y&L Towers Controlling Class (by certificate balance, as certified by the certificate registrar from time to time as provided for in the PSA). After the occurrence and during the continuation of a Y&L Towers Control Termination Event, there will be no Y&L Towers Directing Certificateholder.

The “Yorkshire & Lexington Towers Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Y&L Towers Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

A “Y&L Towers Control Termination Event ” will exist with respect to the Yorkshire & Lexington Towers Whole Loan, if and for so long as:(a)(i) the initial unpaid principal balance of the Y&L Towers Trust Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Y&L Towers Trust Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Yorkshire & Lexington

Towers Whole Loan that is allocated to the Y&L Towers Trust Subordinate Companion Loan and (z) any losses realized with respect to any Yorkshire & Lexington Towers Mortgaged Property or the Yorkshire & Lexington Towers Whole Loan that are allocated to the Y&L Towers Trust Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Y&L Towers Trust Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Y&L Towers Trust Subordinate Companion Loan.

In addition, pursuant to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement, after the occurrence and during the continuance of a Y&L Towers Control Termination Event, (1) the holder of the Yorkshire & Lexington Towers Mortgage Loan (or the special servicer acting on its behalf) will be required to provide to the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans or their representatives any notice, information and reports with respect to any Major Decisions (similar to such notice, information and report it is required to deliver to the Directing Certificateholder pursuant to the PSA without regard to whether a Control Termination Event or Consultation Termination Event has occurred) and (2) the holder of the Yorkshire & Lexington Towers Mortgage Loan (or the special servicer acting on its behalf) will be required to consult with the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans or their representatives on a non-binding basis with respect to any Major Decision or the implementation of any recommended actions in an asset status report relating to the Yorkshire & Lexington Towers Whole Loan, and consider alternative actions recommended by the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans or their representatives; provided that after the expiration of a period of 10 business days from the delivery to a holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan or its representative by the holder of the Yorkshire & Lexington Towers Mortgage Loan of written notice of a proposed action, together with copies of the notice, information and report required to be provided, the holder of the Yorkshire & Lexington Towers Mortgage Loan (or the special servicer acting on its behalf) will no longer be obligated to consult with such holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan or its representative, whether or not such holder of the Yorkshire & Lexington Towers Pari Passu Companion Loan or its representative has responded within such 10 business day consultation period (unless, the holder of the Yorkshire & Lexington Towers Mortgage Loan (or the master servicer or the special servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans (or their representatives) described above, the holder of the Yorkshire & Lexington Towers Mortgage Loan (or special servicer acting on its behalf) may make any Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period described above if the holder of the Yorkshire & Lexington Towers Mortgage Loan (or the special servicer, as applicable) reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to consultation would materially and adversely affect the interests of the holders of the Yorkshire & Lexington Towers Whole Loan. The holder of the Yorkshire & Lexington Towers Mortgage Loan (or master servicer or special servicer, acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan (or its representative).

Cure Rights

At any time the Y&L Towers Trust Subordinate Companion Loan is not included in a securitization, in the event that the Yorkshire & Lexington Towers Whole Loan borrower fails to make any payment of a liquidated sum of money due on the Yorkshire & Lexington Towers Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Yorkshire & Lexington Towers Whole Loan, the holder of the Y&L Towers Trust Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Yorkshire & Lexington Towers Intercreditor Agreement. The holder of the Y&L Towers Trust Subordinate Companion Loan will be limited to, in the aggregate, six (6) cures of monetary defaults, no more than three (3) of which may be consecutive, or nonmonetary defaults over the term of the Yorkshire & Lexington Towers Whole Loan.

So long as a monetary default exists for which a cure payment permitted under the Yorkshire & Lexington Towers Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such monetary default as such for purposes of transferring the Yorkshire & Lexington Towers Whole Loan to special servicing or exercising remedies.

Purchase Option

At any time the Y&L Towers Trust Subordinate Companion Loan is not included in a securitization, if an event of default with respect to the Yorkshire & Lexington Towers Whole Loan has occurred and is continuing, the holder of the Y&L Towers Trust Subordinate Companion Loan will have the option to purchase the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, (b) accrued and unpaid interest on the Yorkshire & Lexington Towers Mortgage Loan and Yorkshire & Lexington Towers Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the Yorkshire & Lexington Towers Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the Yorkshire & Lexington Towers Intercreditor Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) (i) if the borrower or borrower related party is the purchaser or (ii) if the Yorkshire & Lexington Towers Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, any liquidation or workout fees payable under the PSA, and (g) certain additional amounts to the extent provided for in the Yorkshire & Lexington Towers Intercreditor Agreement. Notwithstanding the foregoing, if the Y&L Towers Trust Subordinate Companion Loan is included in a securitization, such right has been waived.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement, if the Yorkshire & Lexington Towers Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the Yorkshire & Lexington Towers Mortgage Loan in accordance with the PSA, then the special servicer will be required to sell the Yorkshire & Lexington Towers Pari Passu Companion Loans (but not the Y&L Towers Trust Subordinate Companion Loan) together with the Yorkshire & Lexington Towers Mortgage Loan as one whole loan. Notwithstanding the foregoing, if the Yorkshire & Lexington Towers Whole Loan becomes a defaulted mortgage loan, the special servicer will not be permitted to sell the Yorkshire & Lexington Towers Mortgage Loan together with the Y&L Towers Pari Passu Companion Loans without the written consent of each holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan (provided that such consent is not required if such holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to such holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Yorkshire & Lexington Towers Mortgaged Properties, and any documents in the servicing file reasonably requested by a holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan that are material to the price of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by any master servicer or applicable special servicer in connection with the proposed sale;

provided that a holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the PSA, each holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan (or its representative), will be permitted to submit an offer at any sale of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Replacement of Special Servicer

Pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement and the PSA, the Y&L Towers Directing Holder will have the right, with or without cause (subject to the limitations described herein) to replace the special servicer then acting with respect to the Yorkshire & Lexington Towers Whole Loan and appoint a replacement special servicer in lieu of such applicable special servicer, as described under “Pooling and Servicing Agreement—The Directing Holder—Replacement of Special Servicer” in this prospectus.

The Standard Highline NYC Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Standard Highline NYC, representing approximately 5.3% of the Initial Pool Balance (“The Standard Highline NYC Mortgage Loan”), is part of The Standard Highline NYC Whole Loan (as defined below) comprised of four promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (“The Standard Highline NYC Mortgaged Property”).

The Standard Highline NYC Mortgage Loan is evidenced by one (1) senior promissory note A-A with a Cut-off Date Balance of $45,000,000. One of the three related Subordinate Companion Loans (“Standard Highline Trust Subordinate Companion Loan” ) is evidenced by one subordinate promissory note A-B with a Cut-off Date Balance of $58,400,000. The second related Subordinate Companion Loan (“Standard Highline Non-Trust Senior Subordinate Companion Loan”) is evidenced by one subordinate promissory note B-A with a Cut-off Date Balance of $36,600,000. The third related Subordinate Companion Loan (“Standard Highline Non-Trust Junior Subordinate Companion Loan” and, together with the Standard Highline Non-Trust Senior Subordinate Companion Loan, “The Standard Highline NYC Non-Trust Subordinate Companion Loans” and, together with the Standard Highline Trust Subordinate Companion Loan, “The Standard Highline NYC Subordinate Companion Loans”) is evidenced by one subordinate promissory note B-B with a Cut-off Date Balance of $30,000,000. Neither of The Standard Highline NYC Non-Trust Subordinate Companion Loans will be included in the issuing entity. The Standard Highline NYC Subordinate Companion Loans, together with The Standard Highline NYC Mortgage Loan, are referred to in this prospectus as “The Standard Highline NYC Whole Loan”. The Standard Highline Trust Subordinate Companion Loan will be an asset of the issuing entity but will not be pooled together with the other Mortgage Loans, and payments of interest and principal received in respect of the Standard Highline Trust Subordinate Companion Loan will be available to make distributions in respect of the Standard Highline Loan-Specific Certificates only.

Servicing

The Standard Highline NYC Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of a co-lender agreement (“The Standard Highline NYC Intercreditor Agreement”) that sets forth the respective rights of each The Standard Highline NYC Whole Loan noteholder.

Application of Payments

The Standard Highline NYC Intercreditor Agreement sets forth the respective rights of the holders of The Standard Highline NYC Mortgage Loan and The Standard Highline NYC Companion Loans with respect to distributions of funds received in respect of The Standard Highline NYC Whole Loan, and provides, in general, that:

●	The Standard Highline NYC Subordinate Companion Loans are, generally, junior, subject and subordinate to The Standard Highline NYC Mortgage Loan, and the right of the holders of The Standard Highline NYC Subordinate Companion Loans to receive payments with respect to The Standard Highline NYC Whole Loan is, junior, subject and subordinate to the rights of the holder of The Standard Highline NYC Mortgage Loan (as further described below) to receive payments with respect to The Standard Highline NYC Whole Loan;

●	The Standard Highline NYC Non-Trust Subordinate Companion Loans are, junior, subject and subordinate to the Standard Highline Trust Subordinate Companion Loan, and the rights of holders of The Standard Highline NYC Non-Trust Subordinate Companion Loan to receive payments with respect to The Standard Highline NYC Whole Loan are, junior, subject and subordinate to the rights of the holder of the Standard Highline Trust Subordinate Companion Loan (as further described below) to receive payments with respect to The Standard Highline NYC Whole Loan;

●	all expenses and losses relating to The Standard Highline NYC Whole Loan will, to the extent not paid by the related borrower, be allocated first to The Standard Highline NYC Junior Non-Trust Subordinate Companion Loan, second to The Standard Highline NYC Senior Non-Trust Subordinate Companion Loan, third to the Standard Highline Trust Subordinate Companion Loan, and fourth to the issuing entity, as holder of The Standard Highline NYC Mortgage Loan;

●	P&I advances with respect to The Standard Highline NYC Mortgage Loan and the Standard Highline Trust Subordinate Companion Loan and deemed to be nonrecoverable may be reimbursed from collections on The Standard Highline NYC Whole Loan, first to reimburse P&I advances with respect to The Standard Highline NYC Mortgage Loan, and then to reimburse P&I advances with respect to the Standard Highline Trust Subordinate Companion Loan; and

●	if no The Standard Highline NYC Sequential Pay Event (as defined below) has occurred and is continuing with respect to The Standard Highline NYC Whole Loan, all amounts tendered by the borrowers or otherwise available for payment on The Standard Highline NYC Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to pay accrued and unpaid interest on The Standard Highline NYC Mortgage Loan (other than default interest) to the holder of The Standard Highline NYC Mortgage Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

second, to the holder of The Standard Highline NYC Mortgage Loan, in an amount equal to its respective percentage interests of all principal payments including any casualty or condemnation prepayment received, if any, with respect to the related monthly payment date;

third, to pay accrued and unpaid interest on the Standard Highline Trust Subordinate Companion Loan (other than default interest) to the holder of the Standard Highline Trust Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

fourth, to the holder of the Standard Highline Trust Subordinate Companion Loan, in an amount equal to its percentage interest of all principal payments including any casualty or condemnation prepayment received, if any, with respect to the related monthly payment date;

fifth, to the extent the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Standard Highline NYC

Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan for all such cure payments;

sixth, to pay accrued and unpaid interest on the Standard Highline Non-Trust Senior Subordinate Companion Loan (other than default interest) to the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

seventh, to the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan, in an amount equal to its percentage interest of all principal payments including any casualty or condemnation prepayment received, if any, with respect to the related monthly payment date;

eighth, to the extent the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Standard Highline NYC Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan for all such cure payments;

ninth, to pay accrued and unpaid interest on the Standard Highline Non-Trust Junior Subordinate Companion Loan (other than default interest) to the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

tenth, to the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan, in an amount equal its percentage interest of all principal payments including any casualty or condemnation prepayment received, if any, with respect to the related monthly payment date;

eleventh, to pay any prepayment penalty then due and payable on The Standard Highline NYC Mortgage Loan, then the Standard Highline Trust Subordinate Companion Loan, then the Standard Highline Non-Trust Senior Subordinate Companion Loan and finally, the Standard Highline Non-Trust Junior Subordinate Companion Loan;

twelfth, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to compensate the master servicer or special servicer, as applicable, any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to the holder of The Standard Highline NYC Mortgage Loan, the holder of the Standard Highline Trust Subordinate Companion Loan, the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan and the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan, pro rata, based on their respective initial note principal balances;

thirteenth, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holder of The Standard Highline NYC Mortgage Loan in an amount calculated on the note principal balance of The Standard Highline NYC Mortgage Loan at the applicable default rate, prior to the application of funds described in this priority of payments, (B) to the holder of the Standard Highline Trust Subordinate Companion Loan in an amount calculated on the note principal balance of the Standard Highline Trust Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section, (C) to the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan in an amount calculated on the note principal balance of the Standard Highline Non-Trust Senior Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section and (D) to holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan in an amount calculated on the note principal balance of the Standard Highline Non-Trust Junior Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section, in each case, to the extent actually paid by the related borrower and not payable to the master servicer or special servicer, as applicable, pursuant to the PSA; and

fourteenth, if any excess amount is available to be distributed in respect of The Standard Highline NYC Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through thirteenth, any remaining amount will be paid pro rata to each holder of The Standard Highline NYC Mortgage Loan, the Standard Highline Trust Subordinate Companion Loan, the Standard Highline Non-Trust Senior Subordinate Companion Loan and the Standard Highline Non-Trust Junior Subordinate Companion Loan based on their respective initial note principal balances.

Upon the occurrence and continuance of (i) a monetary event of default with respect to The Standard Highline NYC Whole Loan, (ii) a non-monetary event of default as to which The Standard Highline NYC Whole Loan becomes a Specially Serviced Loan (other than as a result of an expected default) or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holders of The Standard Highline NYC Non-Trust Subordinate Companion Loans (or a designee of such respective holders) have not exercised their cure rights under The Standard Highline NYC Intercreditor Agreement (as described below under “—Cure Rights”) (each, “The Standard Highline NYC Sequential Pay Event”), amounts tendered by the borrowers or otherwise available for payment on The Standard Highline NYC Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to pay accrued and unpaid interest on The Standard Highline NYC Mortgage Loan (other than default interest) to the holder of The Standard Highline NYC Mortgage Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

second, to the holder of The Standard Highline NYC Mortgage Loan, an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

third, to pay accrued and unpaid interest on the Standard Highline Trust Subordinate Companion Loan (other than default interest) to the holder of the Standard Highline Trust Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

fourth, to the holder of The Standard Highline NYC Mortgage Loan, an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

fifth, to the holder of the Standard Highline Trust Subordinate Companion Loan in an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

sixth, to the extent the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Standard Highline NYC Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan for all such cure payments;

seventh, to pay accrued and unpaid interest on the Standard Highline Non-Trust Senior Subordinate Companion Loan (other than default interest) to the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding note principal balance of the applicable net note rate;

eighth, to the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan in an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

ninth, to the extent the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Standard Highline NYC Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan for all such cure payments;

tenth, to pay accrued and unpaid interest on the Standard Highline Non-Trust Junior Subordinate Companion Loan (other than default interest) to the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the note principal balance at the applicable net note rate;

eleventh, to the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan in an amount equal to all remaining amounts received with respect to the related monthly payment date until its note principal balance has been reduced to zero;

twelfth, to pay any prepayment penalty then due and payable on The Standard Highline NYC Mortgage Loan, then the Standard Highline Trust Subordinate Companion Loan, then the Standard Highline Non-Trust Senior Subordinate Companion Loan and finally, the Standard Highline Non-Trust Junior Subordinate Companion Loan;

thirteenth, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to compensate the master servicer or special servicer, as applicable, any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to The Standard Highline NYC Mortgage Loan, the Standard Highline Trust Subordinate Companion Loan and The Standard Highline NYC Non-Trust Subordinate Companion Loans, pro rata, based on their respective initial note principal balances;

fourteenth, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holders of The Standard Highline NYC Mortgage Loan in an amount calculated on the note principal balance of The Standard Highline NYC Mortgage Loan at the applicable default rate, prior to the application of funds described in this priority of payments, (B) to the holder of the Standard Highline Trust Subordinate Companion Loan in an amount calculated on the note principal balance of the Standard Highline Trust Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section, (C) to the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan in an amount calculated on the note principal balance of the Standard Highline Non-Trust Senior Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section and (D) to the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan in an amount calculated on the note principal balance of the Standard Highline Non-Trust Junior Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section, in each case, to the extent actually paid by the related borrower and not payable to the master servicer or special servicer, as applicable, pursuant to the PSA; and

fifteenth, if any excess amount is available to be distributed in respect of The Standard Highline NYC Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through fourteenth, any remaining amount will be paid pro rata to each holder of The Standard Highline NYC Mortgage Loan, the Standard Highline Trust Subordinate Companion Loan, the Standard Highline Non-Trust Senior Subordinate Companion Loan and the Standard Highline Non-Trust Junior Subordinate Companion Loan based on their respective initial note principal balances.

The Directing Holder

The controlling holder (the “Standard Highline Directing Holder”) under The Standard Highline NYC Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan;

●	if the Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but the Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period has not occurred or is not continuing, the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan;

●	if the Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but the Standard Highline Control Termination Event has not

occurred or is not continuing, the Standard Highline Directing Certificateholder (or its representative); and

●	if a Standard Highline Control Termination Event has occurred and is continuing, the Directing Certificateholder.

The Standard Highline NYC Directing Holder will generally have the same consent and consultation rights with respect to The Standard Highline NYC Whole Loan as the Directing Certificateholder does for the other Mortgage Loans in the pool, including the right to exercise certain control rights under The Standard Highline NYC Intercreditor Agreement.

“Standard Highline Directing Certificateholder” means the Standard Highline Controlling Class Certificateholder selected by a majority of the Standard Highline Controlling Class (by certificate balance, as certified by the certificate registrar from time to time as provided for in the PSA).

“Standard Highline Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Standard Highline Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

“Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period” will exist if and for so long as: (1)(a)(i) the initial unpaid principal balance of the Standard Highline Non-Trust Junior Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Standard Highline Non-Trust Junior Subordinate Companion Loan, (y) any Appraisal Reduction Amount for The Standard Highline NYC Whole Loan that is allocated to the Standard Highline Non-Trust Junior Subordinate Companion Loan and (z) any losses realized with respect to The Standard Highline NYC Mortgaged Property or The Standard Highline NYC Whole Loan that are allocated to the Standard Highline Non-Trust Junior Subordinate Companion Loan, plus (iii) The Standard Highline NYC Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Standard Highline Non-Trust Junior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, The Standard Highline NYC Non-Trust Junior Subordinate Companion Noteholder; or (2) any interest in the Standard Highline Non-Trust Junior Subordinate Companion Loan is held by the related borrower or a Borrower Party, or the related borrower or a Borrower Party would otherwise be entitled to exercise the rights of the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan as the Standard Highline Directing Holder.

“Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period” will exist if and for so long as: (1)(a)(i) the initial unpaid principal balance of the Standard Highline Non-Trust Senior Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Standard Highline Non-Trust Senior Subordinate Companion Loan, (y) any Appraisal Reduction Amount for The Standard Highline NYC Whole Loan that is allocated to the Standard Highline Non-Trust Senior Subordinate Companion Loan and (z) any losses realized with respect to The Standard Highline NYC Mortgaged Property or The Standard Highline NYC Whole Loan that are allocated to the Standard Highline Non-Trust Senior Subordinate Companion Loan, plus (iii) The Standard Highline NYC Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Standard Highline Non-Trust Senior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan; or (2) any interest in the Standard Highline Non-Trust Senior Subordinate Companion Loan is held by the related borrower or a Borrower Party, or the related borrower or a Borrower Party would otherwise be entitled to exercise the rights of the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan as the Standard Highline Directing Holder.

“Standard Highline Control Termination Event” will exist if and for so long as: (1)(a)(i) the initial unpaid principal balance of the Standard Highline Trust Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Standard Highline Trust Subordinate Companion Loan, (y) any Appraisal Reduction Amount for The Standard Highline NYC Whole Loan that is allocated to the Standard Highline Trust Subordinate Companion Loan and (z) any losses realized with respect to The Standard Highline NYC Mortgaged Property or The Standard Highline NYC Whole Loan that are allocated to the Standard Highline Trust Subordinate Companion Loan, plus (iii) The Standard Highline NYC Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Standard Highline Trust Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Standard Highline Trust Subordinate Companion Loan; or (2) any interest in the Standard Highline Trust Subordinate Companion Loan is held by the related borrower or a Borrower Party, or the related borrower or a Borrower Party would otherwise be entitled to exercise the rights of the holder of the Standard Highline Trust Subordinate Companion Loan as the Standard Highline Directing Holder.

The holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan is entitled to avoid the Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of The Standard Highline NYC Mortgage Loan, the Standard Highline Trust Subordinate Companion Loan and the Standard Highline Non-Trust Senior Subordinate Companion Loan, and acceptable to, the master servicer or special servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in The Standard Highline NYC Intercreditor Agreement (either (x) or (y), “The Standard Highline NYC Junior Subordinate Companion Loan Threshold Event Collateral”), and (ii) The Standard Highline NYC Junior Subordinate Companion Loan Threshold Event Collateral is an amount that, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable the Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period not to exist.

Additionally, the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan is entitled to avoid the Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of The Standard Highline NYC Mortgage Loan and the Standard Highline Trust Subordinate Companion Loan, and acceptable to, the master servicer or special servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in The Standard Highline NYC Intercreditor Agreement (either (x) or (y), “The Standard Highline NYC Senior Subordinate Companion Loan Threshold Event Collateral” and either The Standard Highline NYC Senior Subordinate Companion Loan Threshold Event Collateral or The Standard Highline NYC Junior Subordinate Companion Loan Threshold Event Collateral, “The Standard Highline NYC Threshold Event Collateral”), and (ii) The Standard Highline NYC Senior Subordinate Companion Loan Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable the Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period not to exist.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on The Standard Highline NYC Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to The Standard Highline NYC Whole Loan, the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan and the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan will each have the right to cure such event of default subject to certain limitations set forth in The Standard Highline NYC Intercreditor Agreement. The holders of The Standard Highline NYC Non-Trust Subordinate Companion Loans will collectively be limited to six (6) cures related to monetary defaults in a 12 month period and six (6) cures related to non-monetary defaults over the life of The Standard Highline NYC Whole Loan. So long as the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan and/or the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan is permitted to make a cure payment with respect to a non-monetary event of default, and, among other conditions, is diligently and expeditiously prosecuting such cure, under The Standard Highline NYC Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring The Standard Highline NYC Whole Loan to special servicing or exercising remedies. In the event that both the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan and the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan elect to cure a monetary event of default, the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan will be deemed the curing party and any payments made by the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan will be returned to such holder. Additionally, so long as the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan is diligently pursuing any non-monetary cure, such holder has the exclusive right to effect such cure.

Purchase Option

If an event of default with respect to The Standard Highline NYC Whole Loan has occurred and is continuing, then, upon written notice from the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan or the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan (“Note Holder Purchase Option Notice”), as applicable, such holder will have the right to purchase (x) in the case of a purchase made by the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan, each of the Standard Highline Non-Trust Senior Subordinate Companion Loan, the Standard Highline Trust Subordinate Companion Loan and The Standard Highline NYC Mortgage Loan and (y) in the case of a purchase made by the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan, each of the Standard Highline Trust Subordinate Companion Loan and The Standard Highline NYC Mortgage Loan for the applicable purchase price provided in The Standard Highline NYC Intercreditor Agreement on a date (i) not more than ten (10) Business Days after providing written notice or (ii) not more than thirty (30) days after providing written notice if the purchasing noteholder deposits 10% of the purchase price with the respective holder or holders, as applicable, of the notes being purchased within ten (10) Business Days after written notice.

The respective rights of the holders of The Standard Highline NYC Non-Trust Subordinate Companion Loan to purchase the Standard Highline Non-Trust Senior Subordinate Companion Loan, the Standard Highline Trust Subordinate Companion Loan and The Standard Highline NYC Mortgage Loan, as applicable, will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to The Standard Highline NYC Mortgaged Property (and the holder of The Standard Highline NYC Mortgage Loan is required to give the holders of The Standard Highline NYC Non-Trust Subordinate Companion Loans fifteen (15) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to The Standard Highline NYC Mortgaged Property is transferred to the master servicer (or another nominee on behalf of the holder of The Standard Highline NYC Mortgage Loan) less than fifteen (15) days after the acceleration of The Standard Highline NYC Whole Loan, the holder of The Standard Highline NYC Mortgage Loan must notify the holders of The Standard Highline NYC Non-Trust Subordinate Companion Loans of such transfer, and the holders of The Standard Highline NYC Non-Trust Subordinate Companion Loans will have a fifteen (15) day period from the date of such notice to deliver a Note Holder Purchase Notice, in which case the applicable holder of The Standard Highline NYC Non-Trust Subordinate Companion Loan will be obligated to purchase The Standard Highline NYC Mortgaged Property, in immediately available funds, within a fifteen (15) day period at the applicable purchase price.

In the event both the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan and the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan deliver a Note Holder Purchase Notice, the Standard Highline Non-Trust Junior Subordinate Companion Loan will have the have the right pursuant to The Standard Highline NYC Intercreditor Agreement to exercise the purchase option described above.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of The Standard Highline NYC Intercreditor Agreement and the PSA, if an event of default has occurred and is continuing, and if the special servicer determines to sell The Standard Highline NYC Whole Loan, then in connection with any such sale, the special servicer will be required to follow the procedures set forth in The Standard Highline NYC Intercreditor Agreement and PSA, including the provision that requires fifteen (15) business days’ prior written notice to the holders of The Standard Highline NYC Non-Trust Subordinate Companion Loans of the special servicer’s intention to sell The Standard Highline NYC Whole Loan. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to The Standard Highline NYC Intercreditor Agreement, the Standard Highline Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to The Standard Highline NYC Whole Loan and appoint a replacement special servicer in lieu thereof. If the Standard Highline Control Termination Event has occurred and is continuing, the applicable certificateholders with the requisite percentage of voting rights (during any consultation period and any consultation termination period under the PSA) will have the right, with or without cause, to replace the special servicer then acting with respect to The Standard Highline NYC Whole Loan and appoint a replacement special servicer in lieu thereof in accordance with the PSA.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. One of the Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make P&I Advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement. The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Certain losses, liabilities, claims, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain non-binding consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, will be entitled to exercise the consent and/or consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The custodian under the Non-Serviced PSA is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the related securitization trust (the “Non-Serviced Securitization Trust”), such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The One California Plaza Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One California Plaza, representing approximately 5.8% of the Initial Pool Balance (the “One California Plaza Mortgage Loan”), is part of a split loan structure comprised of three (3) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The One California Plaza Mortgage Loan is evidenced by one (1) promissory note, note A-2, having an outstanding principal balance as of the Cut-off Date of $50,000,000. The “One California Plaza Whole Loan” consists of (i) the One California Plaza Mortgage Loan (ii) one (1) pari passu companion loan (evidenced by promissory note A-1) (the “One California Plaza Pari Passu Companion Loan”) that is pari passu with the One California Plaza Mortgage Loan (collectively, the “One California Plaza A Notes”) and (iii) one subordinate companion loan (evidenced by promissory note B) (the “One California Plaza Subordinate Companion Loan” and together with the One California Plaza Pari Passu Companion Loans, the “One California Plaza Companion Loans”) that is subordinate to the One California Plaza Mortgage Loan and the One California Plaza Pari Passu Companion Loan. The One California Plaza Companion Loan is not included in the issuing entity. The One California Plaza Pari Passu Companion Loan evidenced by promissory note A-1 (with a Cut-off Date balance of $86,000,000) and the One California Plaza Subordinate Companion Loan (with a Cut-off Date balance of $164,000,000) (together, the “One California Plaza Lead Securitization Companion Loans”) are expected to be securitized in the CSMC 2017-CALI transaction. The rights of the holders of the promissory notes evidencing the One California Plaza Whole Loan (the “One California Plaza Noteholders”) are subject to an Intercreditor Agreement (the “One California Plaza Intercreditor Agreement”). The following summaries describe certain provisions of the One California Plaza Intercreditor Agreement.

Servicing

The One California Plaza Whole Loan and any related REO Property are serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of November 6, 2017 (the “CSMC Trust 2017-CALI TSA”) among Credit Suisse Commercial Mortgage Securities Corp., as depositor (the “CSMC Trust 2017-CALI Depositor”), KeyBank National Association, as servicer (the “CSMC Trust 2017-CALI Servicer”), Cohen Financial, a Division of SunTrust Bank, as special servicer (the “CSMC Trust 2017-CALI Special Servicer”), U.S. Bank National Association, as trustee (in such capacity, the “CSMC Trust 2017-CALI Trustee”), U.S. Bank National Association, as certificate administrator (in such capacity, the “CSMC Trust 2017-CALI Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CSMC Trust 2017-CALI Operating Advisor”). For a summary of certain provisions of the CSMC Trust 2017-CALI TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the One California Plaza Mortgage Loan”.

Advancing

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the One California Plaza Mortgage Loan (but not any advances of principal and/or interest on the One California Plaza Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the One California Plaza Mortgage Loan. The CSMC Trust 2017-CALI Servicer or CSMC Trust 2017-CALI Trustee, as applicable, is responsible for making (A) any required principal and interest advances on the One California Plaza Lead Securitization Companion Loans if and to the extent provided in the CSMC Trust 2017-CALI TSA and the One California Plaza Intercreditor Agreement (but not on the One California Plaza Mortgage Loan) and (B) any required property protection advances with respect to the One California Plaza Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the CSMC Trust 2017-CALI TSA.

Application of Payments Prior to an Event of Default

The One California Plaza Intercreditor Agreement sets forth the respective rights of the One California Plaza Noteholders with respect to distributions of funds received in respect of the One California Plaza Whole Loan.

Prior to the occurrence and continuance of an event of default with respect to the One California Plaza Whole Loan, all amounts received in respect of the One California Plaza Whole Loan or the One California Plaza Mortgaged Property (other than any repurchase price or any amounts for required reserves or escrows required by the CSMC 2017- CALI TSA and the One California Plaza Intercreditor Agreement and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with accepted servicing practices, the CSMC 2017-CALI TSA and the One California Plaza Intercreditor Agreement) will be required to be distributed by the CSMC Trust 2017-CALI Servicer pursuant to and in accordance with the terms of the loan agreement and the CSMC Trust 2017-CALI TSA, which generally provides that payments of interest and principal (net of applicable servicing fees and reimbursement of certain expenses) shall be applied (i) first, on a pro rata and pari passu basis, to the holders of the One California Plaza A Notes and (ii) second, to the holder of the One California Plaza Subordinate Companion Loan.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the One California Plaza Whole Loan, all payments and proceeds with respect to the One California Plaza Whole Loan will generally be applied in the following order of priority, in each case to the extent of available funds:

first, to reimburse the CSMC Trust 2017-CALI Servicer and the CSMC Trust 2017-CALI Trustee (and, if applicable, the Master Servicer) for any unreimbursed nonrecoverable servicing advances or nonrecoverable administrative advances (or in the case of the Master Servicer, if applicable, to reimburse its pro rata share of any unreimbursed nonrecoverable Servicing Advances or nonrecoverable administrative advances previously paid by the Master Servicer to the CSMC Trust 2017-CALI Servicer or the CSMC Trust 2017-CALI Trustee from general collections) relating to the One California Plaza Whole Loan and the Mortgaged Property and interest thereon at the advance rate;

second, to first reimburse the holders of the One California Plaza A Notes for any unreimbursed nonrecoverable monthly payment advances on the One California Plaza A Notes and interest thereon at the advance rate, on a pro rata and pari passu basis, then to reimburse the One California Plaza Subordinate Companion Loan holder for any nonrecoverable monthly payment advances on the One California Plaza Subordinate Companion Loan and interest thereon at the advance rate;

third, to reimburse or pay the CSMC Trust 2017-CALI Servicer or the CSMC Trust 2017-CALI Trustee for any unreimbursed servicing advances and administrative advances relating to the One California Plaza Whole Loan and the Mortgaged Property plus interest accrued thereon at the advance rate and any CSMC Trust 2017-CALI trust fund expenses (but only to the extent that they relate to servicing and administration of the One California Plaza Whole Loan and the Mortgaged Property, including without limitation, any unpaid special servicing fees, liquidation fees and workout fees relating to the One California Plaza Whole Loan);

fourth, to pay to the One California Plaza A Note holders accrued and unpaid interest on the One California Plaza A Notes (other than default interest) that was not included in the amount of nonrecoverable monthly payment advances on the One California Plaza A Notes reimbursed pursuant to the second bullet above, on a pro rata and pari passu basis;

fifth, to pay to the One California Plaza A Note holders any interest accrued on monthly payment advances on the One California Plaza A Notes on a pro rata and pari passu basis;

sixth, to pay to the One California Plaza Subordinate Companion Loan holder accrued and unpaid interest on the One California Plaza Subordinate Companion Loan (other than default interest) that was not included in the amount of nonrecoverable monthly payment advances on the One California Plaza Subordinate Companion Loan reimbursed pursuant to the second bullet above;

seventh, to pay to the One California Plaza Subordinate Companion Loan holder any interest accrued on monthly payment advances on the One California Plaza Subordinate Companion Loan;

eighth, to pay to the One California Plaza A Note holders the outstanding principal balance of the One California Plaza A Notes due and payable on a pro rata and pari passu basis;

ninth, if the proceeds of any foreclosure sale or any liquidation of the One California Plaza Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing bullets, to pay to the One California Plaza A Note holders, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the One California Plaza A Notes in accordance with the terms of the One California Plaza Intercreditor Agreement, on a pro rata and pari passu basis;

tenth, to pay to the One California Plaza Subordinate Companion Loan holder the One California Plaza Subordinate Companion Loan outstanding principal balance due and payable;

eleventh, to the One California Plaza Subordinate Companion Loan holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to One California Plaza Subordinate Companion Loan in accordance with the terms of the One California Plaza Intercreditor Agreement;

twelfth, to pay the CSMC Trust 2017-CALI Servicer or the CSMC Trust 2017-CALI Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

thirteenth, to fund any other reserves to the extent then required to be held in escrow;

fourteenth, to pay to the One California Plaza A Note holders any prepayment charges then due and payable in respect of such One California Plaza A Notes, on a pro rata and pari passu basis, and then to pay to the One California Plaza Subordinate Companion Loan holder any prepayment charges then due and payable in respect of the One California Plaza Subordinate Companion Loan;

fifteenth, to pay to the CSMC Trust 2017-CALI Servicer or the CSMC Trust 2017-CALI Special Servicer default interest and late payment charges then due and owing under the One California Plaza Whole Loan, all of which will be applied in accordance with the CSMC Trust 2017-CALI TSA;

sixteenth, to pay the CSMC Trust 2017-CALI Servicer or the CSMC Trust 2017-CALI Special Servicer any additional servicing compensation that the CSMC Trust 2017-CALI Servicer or the C CSMC Trust 2017-CALI Special Servicer is entitled receive under the CSMC Trust 2017-CALI TSA; and

seventeenth, if any excess amount is available to be distributed in respect of the One California Plaza Whole Loan, and not otherwise applied in accordance with the foregoing bullets, any remaining amount shall be paid pro rata to the One California Plaza Noteholders based on the initial principal balances of the notes held by such One California Plaza Noteholders.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the One California Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the One California Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the One California Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the One California Plaza Intercreditor Agreement will be the securitization trust created pursuant to the terms of the CSMC Trust 2017-CALI TSA (the “One California Plaza Controlling Noteholder”). Pursuant to the terms of the CSMC Trust 2017-CALI TSA, the directing certificateholder under the CSMC Trust 2017-CALI TSA (the “One California Plaza Directing Certificateholder”) will be entitled to exercise the rights of the controlling noteholder and will have consent and/or consultation rights with respect to the One California Plaza Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the One California Plaza Mortgage Loan”.

The One California Plaza Directing Certificateholder will be the certificateholder or representative selected by more than 50% of the certificateholders of the most subordinate class of the CSMC Trust 2017-CALI Control Eligible Certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class.

The “CSMC Trust 2017-CALI Control Eligible Certificates” will be any of the class G and class HRR Certificates issued in connection with the CSMC Trust 2017-CALI securitization.

Pursuant to the terms of the One California Plaza Intercreditor Agreement, the issuing entity, as holder of the One California Plaza Mortgage Loan (or its representative), will (upon written request) have the right to receive (1) copies of each report provided to the CSMC Trust 2017-CALI certificateholders in accordance with the express terms of the CSMC Trust 2017-CALI TSA (but only to the extent such other reports relate to the One California Plaza Whole Loan or the related borrower), and (2) other information with respect to the One California Plaza Whole Loan or the related borrower, reasonably requested by such other holder, to the extent required to be provided by the CSMC Trust 2017-CALI Servicer under the CSMC Trust 2017-CALI TSA and in the CSMC Trust 2017-CALI Servicer’s possession or reasonably obtainable by the CSMC Trust 2017-CALI Servicer, in each case at the sole cost and expense of such other holder, to the extent not included in the regular fees and charges of the CSMC Trust 2017-CALI Servicer.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One California Plaza Intercreditor Agreement, if the One California Plaza Whole Loan becomes a defaulted loan under the CSMC Trust 2017-CALI TSA, and if the CSMC Trust 2017-CALI Special Servicer determines to sell the One California Plaza Whole Loan in accordance with the CSMC Trust 2017-CALI TSA, then the CSMC Trust 2017-CALI Special Servicer will have the right and the obligation to sell all of the notes evidencing the One California Plaza Whole Loan as one whole loan in accordance with the terms of the CSMC Trust 2017-CALI TSA.

Notwithstanding the foregoing, the CSMC Trust 2017-CALI Special Servicer will not be permitted to sell the One California Plaza Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the One California Plaza Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower related party (as defined in the CSMC Trust 2017-CALI TSA)) unless the CSMC Trust 2017-CALI Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CSMC Trust 2017-CALI Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the One California Plaza Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the One California Plaza

Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CSMC Trust 2017-CALI Servicer or the CSMC Trust 2017-CALI Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the CSMC Trust 2017-CALI TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Special Servicer Appointment Rights

Pursuant to the One California Plaza Intercreditor Agreement, subject to the terms of the CSMC Trust 2017-CALI TSA, the One California Plaza Controlling Noteholder (which rights may be exercised by the One California Plaza Directing Certificateholder prior to a control termination event under the CSMC Trust 2017-CALI TSA) will have the right at any time and from time to time, with or without cause, to replace the CSMC Trust 2017-CALI Special Servicer then acting with respect to the One California Plaza Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Centre 425 Bellevue Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Centre 425 Bellevue, representing approximately 5.1% of the Initial Pool Balance (the “Centre 425 Bellevue Mortgage Loan”), is part of a Whole Loan structure comprised of four (4) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Centre 425 Bellevue Mortgage Loan is evidenced by one (1) senior promissory note A-3 with a Cut-off Date Balance of $44,000,000. The “Centre 425 Bellevue Whole Loan” consists of (i) the Centre 425 Bellevue Mortgage Loan, (ii) two (2) companion loans (evidenced by promissory notes A-1 and A-2) with an aggregate Cut-off Date balance of $50,000,000 (the “Centre 425 Bellevue Pari Passu Companion Loans”) that are pari passu with the Centre 425 Bellevue Mortgage Loan and (ii) one (1) subordinate companion loan (evidenced by promissory note B) with a principal balance as of the Cut-off Date of $114,450,000 (the “Centre 425 Bellevue Subordinate Companion Loan” and together with the Centre 425 Bellevue Pari Passu Companion Loans, the “Centre 425 Bellevue Companion Loans”) that is subordinate to the Centre 425 Bellevue Mortgage Loan and the Centre 425 Bellevue Pari Passu Companion Loans. None of the Centre 425 Bellevue Companion Loans is included in the issuing entity. The Centre 425 Bellevue Pari Passu Companion Loan evidenced by promissory note A-2 (with a Cut-off Date balance of $40,000,000) (the “Centre 425 Bellevue A-2 Companion Loan”) is expected to be included in the UBS 2017-C5 transaction.

The rights of the holders of the promissory notes evidencing the Centre 425 Bellevue Whole Loan (the “Centre 425 Bellevue Noteholders”) are subject to an intercreditor agreement (the “Centre 425 Bellevue Intercreditor Agreement”). The following summaries describe certain provisions of the Centre 425 Bellevue Intercreditor Agreement.

Servicing

Prior to the date that the Centre 425 Bellevue Pari Passu Companion Loan evidenced by note A-1 (the “Centre 425 Bellevue Lead Note”) is included in a securitization trust (the “Centre 425 Bellevue Lead Note Securitization Date”), the Centre 425 Bellevue Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the UBS 2017-C5 transaction and the terms of the Centre 425 Bellevue Intercreditor Agreement.

After the Centre 425 Bellevue Lead Note Securitization Date, the Centre 425 Bellevue Whole Loan will be serviced pursuant to the pooling and servicing agreement entered into in connection with the securitization of the Centre 425 Bellevue Lead Note and the terms of the Centre 425 Bellevue Intercreditor Agreement. As used herein, “Centre 425 Bellevue PSA” refers to (i) prior to the Centre 425 Bellevue Lead Note Securitization Date, the pooling and servicing agreement entered into in connection with the UBS 2017-C5 transaction, and (ii) on or after the Centre 425 Bellevue Lead Note Securitization Date, the pooling and servicing agreement entered into in connection with the securitization of the Centre 425 Bellevue Lead Note. In servicing the Centre 425 Bellevue Whole Loan, the servicing standard set forth in the Centre 425 Bellevue PSA will require the applicable master servicer and the applicable special servicer to take into account the interests, as a collective whole, of the certificateholders as the holder of the Centre 425 Bellevue Mortgage Loan, the holders of the Centre 425 Bellevue Pari Passu Companion Loans and the holder of the Centre 425 Bellevue Subordinate Companion Loan (taking into account the subordinate nature of the Centre 425 Bellevue Subordinate Companion Loan).

The Centre 425 Bellevue Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Centre 425 Bellevue Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Centre 425 Bellevue Intercreditor Agreement, the holder of the Centre 425 Bellevue Subordinate Companion Loan (the “Centre 425 Bellevue Subordinate Companion Loan Holder”) will have the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

The Centre 425 Bellevue Intercreditor Agreement sets forth the respective rights of the holders of the Centre 425 Bellevue Mortgage Loan and the Centre 425 Bellevue Companion Loans with respect to distributions of funds received in respect of the Centre 425 Bellevue Whole Loan, and provides, in general, that

●	the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the Centre 425 Bellevue Subordinate Companion Loan is, generally, junior, subject and subordinate to the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans, and the rights of the holder of the Centre 425 Bellevue Subordinate Companion Loan to receive payments with respect to the Centre 425 Bellevue Whole Loan is, junior, subject and subordinate to the rights of the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans (as further described below) to receive payments with respect to the Centre 425 Bellevue Whole Loan;

●	all expenses and losses relating to the Centre 425 Bellevue Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holder of the Centre 425 Bellevue Subordinate Companion Loan and second to the issuing entity, as holder of the Centre 425 Bellevue Mortgage Loan, and the holders of the Centre 425 Bellevue Pari Passu Companion Loans on a pro rata and pari passu basis;

●	if no Centre 425 Bellevue Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Centre 425 Bellevue Whole Loan, all amounts tendered by the borrower or otherwise available for payment on the Centre 425 Bellevue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans (other than default interest) to the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

second, on a pro rata and pari passu basis, to the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans, an amount equal to their respective percentage interests of all principal payments (excluding any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date and then, an amount equal to all casualty or condemnation prepayments received with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

third, to the extent the Centre 425 Bellevue Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Centre 425 Bellevue Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the Centre 425 Bellevue Subordinate Companion Loan Holder for all such cure payments;

fourth, to pay accrued and unpaid interest on the Centre 425 Bellevue Subordinate Companion Loan (other than default interest) to the Centre 425 Bellevue Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the outstanding note principal balance at the applicable net note rate;

fifth, to the Centre 425 Bellevue Subordinate Companion Loan Holder first, an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation prepayments received with respect to the related monthly payment date, in each case until its note principal balance has been reduced to zero;

sixth, to pay any yield maintenance premium then due and payable on the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Centre 425 Bellevue Subordinate Companion Loan;

seventh, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Centre 425 Bellevue PSA, including, without limitation, to compensate the master servicer or special servicer as applicable, any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans and the Centre 425 Bellevue Subordinate Companion Loan Holder, pro rata, based on their respective initial note principal balances;

eighth, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans on a pro rata and pari passu basis in an amount calculated on the note principal balance of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans at the applicable default rate, and (B) to the Centre 425 Bellevue Subordinate Companion Loan Holder in an amount calculated on the note principal balance of the Centre 425 Bellevue Subordinate Companion Loan at the applicable default rate, in each case, to the extent actually paid by the related borrower and not payable to the master servicer or special servicer, as applicable, pursuant to the Centre 425 Bellevue PSA; and

ninth, if any excess amount is available to be distributed in respect of the Centre 425 Bellevue Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through eighth, any remaining amount will be paid pro rata to each holder of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans and the Centre 425 Bellevue Subordinate Companion Loan based on their respective initial note principal balances.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the Centre 425 Bellevue Whole Loan, (ii) a non-monetary event of default as to which the Centre 425 Bellevue Whole Loan becomes a specially serviced loan (other than as a result of an expected default) or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holders of the Centre 425 Bellevue Subordinate Companion Loan (or a designee of such holder) have not exercised their cure rights under the Centre 425 Bellevue Intercreditor Agreement (as described below under “—Cure Rights”) (each, a “Centre 425 Bellevue Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on the Centre 425 Bellevue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans (other than default interest) to the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

second, on a pro rata and pari passu basis, to the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

third, to pay accrued and unpaid interest on the Centre 425 Bellevue Subordinate Companion Loan (other than default interest) to the Centre 425 Bellevue Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the outstanding note principal balance at the applicable net note rate;

fourth, on a pro rata and pari passu basis, to the holders of the Centre 425 Bellevue Mortgage Loan and the Centre 425 Bellevue Pari Passu Companion Loans, an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

fifth, to the extent the Centre 425 Bellevue Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Centre 425 Bellevue Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the Centre 425 Bellevue Subordinate Companion Loan Holder for all such cure payments;

sixth, to the Centre 425 Bellevue Subordinate Companion Loan Holder, an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its respective note principal balance has been reduced to zero;

seventh, to pay any yield maintenance premium then due and payable on the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Centre 425 Bellevue Subordinate Companion Loan;

eighth, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Centre 425 Bellevue PSA, including, without limitation, to compensate the master servicer or special servicer, as applicable, under the Centre 425 Bellevue PSA any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans and the Centre 425 Bellevue Subordinate Companion Loan, pro rata, based on their respective initial note principal balances;

ninth, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holders of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans on a pro rata and pari passu basis in an amount calculated on the note principal balance of the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans at the applicable default rate, and (B) to the Centre 425 Bellevue Subordinate Companion Loan Holder in an amount calculated on the note principal balance of the Centre 425 Bellevue Subordinate Companion Loan at the applicable default rate, in each case, to the extent actually paid by the related borrower and not payable to the master servicer or special servicer, as applicable, pursuant to the Centre 425 Bellevue PSA; and

tenth, if any excess amount is available to be distributed in respect of the Centre 425 Bellevue Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to each holder of the Centre 425 Bellevue Mortgage

Loan and Centre 425 Bellevue Pari Passu Companion Loans and Centre 425 Bellevue Subordinate Companion Loan based on their respective initial note principal balances.

The Directing Holder

The Centre 425 Bellevue Directing Holder. The controlling noteholder (the “Centre 425 Bellevue Directing Holder”) under the Centre 425 Bellevue Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the Centre 425 Bellevue Subordinate Companion Loan; and

●	if a Centre 425 Bellevue Control Appraisal Period has occurred and is continuing, holder of the Centre 425 Bellevue Lead Note.

At any time after the Centre 425 Bellevue Lead Companion Loan or Centre 425 Bellevue Subordinate Companion Loan is included in a securitization, the rights of the Centre 425 Bellevue Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class,” to the extent provided in the Centre 425 Bellevue PSA.

A “Centre 425 Bellevue Control Appraisal Period” will exist with respect to the Centre 425 Bellevue Whole Loan, if and for so long as: (1)(a)(i) the initial unpaid principal balance of the Centre 425 Bellevue Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Centre 425 Bellevue Subordinate Companion Loan, (y) any appraisal reduction amount for the Centre 425 Bellevue Whole Loan that is allocated to the Centre 425 Bellevue Subordinate Companion Loan and (z) any losses realized with respect to the Centre 425 Bellevue Mortgaged Property or the Centre 425 Bellevue Whole Loan that are allocated to the Centre 425 Bellevue Subordinate Companion Loan, plus (iii) the Centre 425 Bellevue Subordinate Companion Loan Threshold Event Collateral (as defined below), if any, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Centre 425 Bellevue Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Centre 425 Bellevue Subordinate Companion Loan Holder; or (2) any interest in the Centre 425 Bellevue Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the Centre 425 Bellevue Subordinate Companion Loan Holder as the Centre 425 Bellevue Directing Holder.

At any time that the Centre 425 Bellevue Subordinate Companion Loan is not included in a securitization, the holder of the Centre 425 Bellevue Subordinate Companion Loan is entitled to avoid a Centre 425 Bellevue Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the Centre 425 Bellevue Mortgage Loan and the Centre 425 Bellevue Pari Passu Companion Loans and acceptable to, the master servicer or special servicer, as applicable, under the Centre 425 Bellevue PSA or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Centre 425 Bellevue Intercreditor Agreement (either (x) or (y), the “Centre 425 Bellevue Subordinate Companion Loan Threshold Event Collateral”, and (ii) the Centre 425 Bellevue Subordinate Companion Loan Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the Centre 425 Bellevue PSA, would cause the applicable Centre 425 Bellevue Control Appraisal Period not to exist.

Consultation and Control

The master servicer and special servicer under the Centre 425 Bellevue PSA will be required to notify the Centre 425 Bellevue Directing Holder (or its designee) and receive written consent with major decisions, as defined in the Centre 425 Bellevue Intercreditor Agreement (“Centre 425 Bellevue Major Decisions”).

Neither the master servicer nor the special servicer under the Centre 425 Bellevue PSA will be required to follow any advice or consultation provided by the Centre 425 Bellevue Directing Holder (or its representative) that would require or cause such master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the Centre 425 Bellevue Intercreditor Agreement or the Centre 425 Bellevue PSA, require or cause such master servicer or special servicer, as applicable, to violate the terms of the Centre 425 Bellevue Whole Loan, or materially expand the scope of any of such master servicer’s or special servicer’s, as applicable, responsibilities under the Centre 425 Bellevue Intercreditor Agreement or the Centre 425 Bellevue PSA.

In addition, pursuant to the terms of the Centre 425 Bellevue Intercreditor Agreement, after a Centre 425 Bellevue Control Appraisal Period (and for so long as such Centre 425 Bellevue Control Appraisal Period remains in effect), (1) the master servicer or special servicer under the Centre 425 Bellevue PSA will be required to provide to the holder of the Centre 425 Bellevue Mortgage Loan (i) notice, information and reports with respect to any Centre 425 Bellevue Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder under the securitization trust pursuant to the Centre 425 Bellevue PSA) without regard to whether a control termination event has occurred) and (ii) a summary of the asset status report relating to the Centre 425 Bellevue Whole Loan and (2) the master servicer or special servicer under the Centre 425 Bellevue PSA will be required to consult with the holder of the Centre 425 Bellevue Mortgage Loan (or its representative) on a non-binding basis with respect to any such Centre 425 Bellevue Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Centre 425 Bellevue Whole Loan, and consider alternative actions recommended by the holders of the Centre 425 Bellevue Mortgage Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery to the holder of the Centre 425 Bellevue Mortgage Loan (or its representative) of written notice of a proposed action, together with copies of the notice, information and report required to be provided, the master servicer or special servicer under the Centre 425 Bellevue PSA will no longer be obligated to consult with such holder of the Centre 425 Bellevue Mortgage Loan (or its representative), whether or not such holder of the Centre 425 Bellevue Mortgage Loan (or its representative) has responded within such 10 business day consultation period (unless, the master servicer or special servicer under the Centre 425 Bellevue PSA) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the Centre 425 Bellevue Mortgage Loan (or its representative) described above, the master servicer or special servicer under the Centre 425 Bellevue PSA may make any Centre 425 Bellevue Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the master servicer or special servicer under the Centre 425 Bellevue PSA determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Centre 425 Bellevue Whole Loan. The master servicer or special servicer under the Centre 425 Bellevue PSA will not be obligated at any time to follow or take any alternative actions recommended by any of the holder of the Centre 425 Bellevue Mortgage Loan (or its representative).

Cure Rights

At any time that the Centre 425 Bellevue Subordinate Companion Loan is not included in a securitization, in the event that the related borrower fails to make any payment of principal or interest on the Centre 425 Bellevue Street Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the Centre 425 Bellevue Street Whole Loan, the Centre 425 Bellevue Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Centre 425 Bellevue Street Intercreditor Agreement. The Centre 425 Bellevue Subordinate Companion Loan Holder will be limited to six (6) cures related to monetary defaults in a 12 month period and six (6) cures related to non-monetary defaults over the life of the Centre 425 Bellevue Street Whole Loan. So long as the holder of the Centre 425 Bellevue Subordinate Companion Loan is permitted to cure any non-monetary event of default, and is diligently and expeditiously prosecuting such cure, under the Centre 425 Bellevue Street Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the Centre 425 Bellevue Street Whole Loan to special servicing or exercising remedies.

Purchase Option

At any time that the Centre 425 Bellevue Subordinate Companion Loan is not included in a securitization, if an event of default with respect to the Centre 425 Bellevue Whole Loan has occurred and is continuing, then, upon written notice from the Centre 425 Bellevue Subordinate Companion Loan Holder (“Note Holder Purchase Option Notice”), such holder will have the right to purchase the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans for the purchase price provided in the Centre 425 Bellevue Intercreditor Agreement on a date (i) not more than ten (10) business days after providing written notice or (ii) not more than thirty (30) days after providing written notice if the purchasing noteholder deposits 10% of the purchase price with the respective holder or holders, as applicable, of the notes being purchased within ten (10) business days after written notice.

The right of the Centre 425 Bellevue Subordinate Companion Loan Holder to purchase the Centre 425 Bellevue Mortgage Loan and Centre 425 Bellevue Pari Passu Companion Loans, will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Centre 425 Bellevue Mortgaged Property (and special servicer is required to give the Centre 425 Bellevue Subordinate Companion Loan Holder fifteen (15) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Centre 425 Bellevue Mortgaged Property is transferred to the special servicer (or another nominee on behalf of the special servicer) less than fifteen (15) days after the acceleration of the Centre 425 Bellevue Whole Loan, the holders of the Centre 425 Bellevue Mortgage Loan and the Centre 425 Bellevue Pari Passu Companion Loans must notify the Centre 425 Bellevue Subordinate Companion Loan Holder of such transfer, and the Centre 425 Bellevue Subordinate Companion Loan Holder will have a fifteen (15) day period from the date of such notice to deliver a Note Holder Purchase Option Notice, in which case the Centre 425 Bellevue Subordinate Companion Loan Holder will be obligated to purchase the Centre 425 Bellevue Mortgaged Property, in immediately available funds, within a fifteen (15) day period at the applicable purchase price.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Centre 425 Bellevue Intercreditor Agreement, if an event of default has occurred and is continuing, and if the special servicer determines to sell the Centre 425 Bellevue Mortgage Loan and the Centre 425 Bellevue Companion Loans, then the special servicer will have the right and obligation to sell the Centre 425 Bellevue Mortgage Loan together with the Centre 425 Bellevue Companion Loans as notes evidencing one whole loan in accordance with the terms of the Centre 425 Bellevue Intercreditor Agreement and the pooling and servicing agreement, subject to the applicable consent rights of the Centre 425 Bellevue Directing Holder. In connection with any such sale, the special servicer will be required to follow the procedures set forth in the Centre 425 Bellevue Intercreditor Agreement and the pooling and servicing agreement, including the provision that requires fifteen (15) business days’ prior written notice to the holder of the Centre 425 Bellevue Subordinate Companion Loan of the special servicer’s intention to sell the Centre 425 Bellevue Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Centre 425 Bellevue Intercreditor Agreement, the Centre 425 Bellevue Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the Centre 425 Bellevue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Centre 425 Bellevue Mortgage Loan, the Centre 425 Bellevue Pari Passu Companion Loans and the Centre 425 Bellevue Subordinate Companion Loan (or their representatives).

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the fifteen (15) largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-2.

The description in this prospectus, including Annex A-1, A-2, and A-3 of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in October 2017 and ending on a hypothetical Determination Date in November 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Column Financial, Inc. (and solely with respect to the Mortgage Loan identified on Annex A-1 as GNL Portfolio, Citi Real Estate Funding Inc. and solely with respect to the Mortgage Loan identified on Annex A-1 as Lehigh Valley Mall, JPMorgan Chase Bank, National Association), Natixis Real Estate Capital LLC (and solely with respect to the Mortgage Loan identified on Annex A-1 as Yorkshire & Lexington Towers, UBS AG), BSPRT Finance, LLC (and solely with respect to the Mortgage Loan identified on Annex A-1 as Miracle Mile, JPMorgan Chase Bank, National Association) and Benefit Street Partners CRE Finance LLC are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Column Financial, Inc., Natixis Real Estate Capital LLC, BSPRT Finance, LLC and Benefit Street Partners CRE Finance LLC on or about November 30, 2017 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Column Financial, Inc.

General

Column Financial, Inc. (“Column”) is a Delaware corporation. Column is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter, through common parent ownership. In addition, Column is an affiliate of the depositor. Column’s principal offices are located at 11 Madison Avenue, New York, NY 10010, telephone number (212) 325-2000. Column’s primary business is the underwriting, origination, acquisition and sale of mortgage loans secured by commercial or multifamily properties.

Column is a Sponsor of this securitization and one of the mortgage loan sellers. Column is the seller of eight (8) Mortgage Loans (the “Column Mortgage Loans”), representing approximately 45.3% of the Initial Pool Balance. Column originated (or co-originated) and underwrote (or acquired and reunderwrote) all of the Column Mortgage Loans. Column is an affiliate of the depositor and one of the underwriters.

Column’s Securitization Program

Column’s principal offices are in New York, New York. Column underwrites and closes multifamily and commercial mortgage loans through its own origination office and various correspondents in local markets across the United States. Column originates mortgage loans principally for securitization. Column also acquires multifamily and commercial mortgage loans from other lenders. Column sells the majority of the loans it originates through CMBS securitizations. Column, with its commercial mortgage lending affiliates, has been involved in the securitization of commercial mortgage loans since 1993. Since the beginning of 2014 through August 31, 2017, Column has funded approximately $15.6 billion of commercial and multifamily loans and has acted as a sponsor with respect to thirty-nine (39) commercial mortgage securitization transactions to which it had contributed approximately $12.1 billion commercial and multifamily loans.

Column originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Credit Suisse Securities (USA) LLC, and other underwriters, Column works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator.

Neither Column nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Column for any losses or other claims in connection with the certificates or the Column Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Column in the related MLPA.

Review of Column Mortgage Loans

Overview. Column, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the Column Mortgage Loans, representing 45.3% of the Initial Pool Balance, that it will be contributing to this securitization. The review of the Column Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Column, or one or more of Column’s affiliates, or, in certain circumstances, are consultants engaged by Column (collectively, the “Column Deal Team”). The review procedures described below were employed with respect to all of the Column Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of a Column Mortgage Loan that was co-originated with another party or acquired from another lender, some or all of the information about such Column Mortgage Loan may have been prepared by the related co-originator or originating party and reviewed by Column. In addition, such co-originator or originating party, rather than Column, may have engaged the third parties involved in the review process for the benefit of Column. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Column Deal Team updated its internal origination database of loan-level and property-level information relating to each Column Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Column during the underwriting process. After origination or acquisition of each Column Mortgage Loan, the Column Deal Team updated the information in the database with respect to such Column Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Column Deal Team.

A data tape (the “Column Data Tape”) containing detailed information regarding the Column Mortgage Loans was created from the information in the database referred to in the prior paragraph. The

Column Data Tape was used by the Column Deal Team to provide the numerical information regarding the Column Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Column engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Column relating to information in the applicable prospectus regarding the Mortgage Loans originated by Column. These procedures include:

●	comparing the information in the Column Data Tape against various source documents provided by Column that are described above under “—Database”;

●	comparing numerical information regarding the Column Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Column Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. Column engaged various law firms to conduct certain legal reviews of the Column Mortgage Loans for disclosure. In anticipation of the securitization of each Column Mortgage Loan, origination counsel (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of Column’s standard form loan documents. In addition, origination counsel for each Column Mortgage Loan (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) reviewed Column’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Column Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreement relating to certain Column Mortgage Loans, (ii) a review of the legal data records referred to above relating to the Column Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the Column Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each Column Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and/or securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by Column, with respect to any pending litigation that existed at the origination of any Column Mortgage Loan that is material and not covered by insurance, Column requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. Column confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a Column Mortgage Loan. In addition, if Column became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a Column Mortgage Loan, Column obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The Column Deal Team also consulted with Column personnel responsible for the origination of the Column Mortgage Loans to confirm that the Column Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—Column’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Column’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Column determined that the disclosure regarding the Column Mortgage Loans in this prospectus is accurate in all material respects.

Column also determined that the Column Mortgage Loans were originated in accordance with Column’s origination procedures and underwriting criteria. Column attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Column will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Column, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). Column will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Column and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Column to render any tax opinion required in connection with the substitution.

Column’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of Column with respect to multifamily and commercial mortgage loans originated or acquired by Column.

Loan Analysis. Column generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. Column’s credit underwriting also generally includes a review of third party appraisal, environmental, building condition and seismic reports, if applicable. Generally, Column performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. Column assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated or acquired by Column must be approved by a loan committee, which includes senior personnel from Column or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Column’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, Column may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by Column and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Column may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated or acquired by Column, there may exist subordinate mortgage debt or mezzanine debt. Column may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third party appraisal.

Evaluation of Borrower, Principals and/or Loan Sponsors. Column evaluates the borrower, its principals and/or the loan sponsor with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the loan sponsor’s financial capacity; and obtaining and reviewing the principal’s and/or loan sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain loan sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a loan sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that Column may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, Column will obtain the reports described below (or review third party reports obtained on its behalf or in the case of certain acquired loans, on behalf of the related seller):

(i)       Appraisals. Column will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)       Environmental Assessment. In connection with the origination or acquisition process, Column will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, Column may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Column or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, Column may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to Column) at the time of origination of the mortgage loan to complete such remediation within a specified period of time or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)       Engineering Assessment. In connection with the origination or acquisition process, Column will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Column will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)       Seismic Report. In connection with the origination or acquisition process, Column will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, Column will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Column may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, Column may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by Column. The typical required escrows for mortgage loans originated or acquired by Column are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Column with sufficient funds to satisfy all taxes and assessments. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or Column may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide Column with sufficient funds to pay all insurance premiums. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

Column may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Column’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) Column has structured springing escrows that arise for identified risks, (v) Column has an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) Column believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—Column’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by Column may vary from, or may not comply with, Column’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by Column, Column may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Column originates mortgage loans together with other financial institutions.  The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Column as the payee.  Column has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. Two (2) of the Column Mortgage Loans identified on Annex A-1 as GNL Portfolio and Lehigh Valley Mall, representing approximately 14.4% of the Initial Pool Balance, are part of Whole Loans that were co-originated with (i) Citi Real Estate Funding Inc. and (ii) JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P., respectively.

Exceptions to Column’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of Column’s Mortgage Loans may vary from the specific Column underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Column’s Mortgage Loans, Column may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with certain loans acquired by Column, Column may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan.

The Column Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

Credit Suisse Commercial Mortgage Securities Corp. (“CSCMSC”), which is an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on February 14, 2017. CSCMSC’s Central Index Key is 0001654060. With respect to the period from and including October 1, 2014 to and including September 30, 2017, CSCMSC had no activity to report. Other than as otherwise identified in the tables below in the Forms ABS-15G filed with the SEC by its affiliated securitizers, CSCMSC has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Credit Suisse First Boston Mortgage Securities Corp. (“Credit Suisse”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on November 13, 2017. Credit Suisse’s Central Index Key is 0000802106. With respect to the period from and including October 1, 2014 to and including September 30, 2017, Credit Suisse has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: CMBS
Credit Suisse Commercial Mortgage Trust Series 2005-C2 (CIK 0001326717)	X	Column Financial, Inc.	148	$1,453,770,531	90.6%	1	$86,523,240	75.06%	0	$0	0.00%	0	$0	0.00%	1	$86,523,240	75.06%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	20	151,313,929	9.4	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			168	$1,605,084,460	100%	1	$86,523,240	75.06%	0	0	0.00%	0	0	0.00%	1	$86,523,240	75.06%	0	0	0.00%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-C4 (CIK 0001374479)	X	Column Financial, Inc.	166	$2,774,483,912	64.9%	1	$2,394,385	1.00%	0	$0	0.00%	0	$0	0.00%	1	$2,394,385	1.00%	0	$0	0.00%	0	$0	0.00%
		LaSalle Bank National Association	87	646,736,657	15.1	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		KeyBank National Association	43	492,455,312	11.5	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Column Financial, Inc. / Barclays Capital Mortgage Inc.	1	181,000,000	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		NCB, FSB	63	178,416,072	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			360	$4,273,091,953	100%	1	$2,394,385	1.00%	0	0	0.00%	0	0	0.00%	1	$2,394,385	1.00%	0	0	0.00%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-TFL2		Column Financial, Inc.	15.5	$1,906,800,000	98.9%	1	$78,000,000	100%	0	0	0.00	0	$0	0.00%	1	$78,000,000	100%	0	0	0	0	0	0.00
		Barclays Capital Real Estate Inc.	0.5	21,500,000	1.1%	0	0	0.00	0	0	0.00	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			16	$1,928,300,000	100%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006- C5 (CIK 0001382095)	X	Column Financial, Inc.	282	$3,067,296,120	89.4%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	22	362,477,247	10.6%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			304	$3,429,773,367	100%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2007-C2 (CIK 0001396399)	X	Column Financial, Inc.	179.5	$2,833,276,057	85.9%	2	$13,300,000	4.76%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	4.76%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	27.5	464,462,649	14.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			207	$3,297,738,706	100%	2	$13,300,000	4.76%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	4.76%	0	$0	0.00%	0	$0	0.00%
Opus Bank Multifamily Housing Mortgage Loan Trust 2016-Q003		Opus Bank	321	$509,007,767		1	$1,069,712	0.27%	1	$1,069,712	0.27%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Issuing Entity			321	$509,007,767	100%	1	$1,069,712	0.27%	1	$1,069,712	0.27%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			1,376	$15,042,996,253		7	$182,370,431		1	$1,069,712		0	$0		6	$181,300,719		0	$0		0	$0
Asset Class: RMBS

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator		Assets That Were Subject of Demand				Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
TBW Mortgage-Backed Trust 2007-2 (CIK 0001399456)	X	Taylor Bean & Whitaker Mortgage Corporation	3,452	$649,173,438	100%	1,044	$208,587,967	157.37%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Issuing Entity			3,452	$649,173,438	100%	1,044	$208,587,967	157.37%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
CSMC 2014-OAK1	X	Amerisave	5	$3,446,000	1.2%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
		Blue Hills BK	24	$15,070,250	5.4%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Caliber Funding	9	$7,635,000	2.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guaranteed Rate	12	$8,865,600	3.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guild MTG	4	$3,355,000	1.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Homestreet	56	$35,553,545	12.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		JMAC Lending	4	$4,609,999	1.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Kinecta FCU	19	$14,326,800	5.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Various small originators	143	$100,962,822	36.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Prime Lending	22	$16,872,725	6.0%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Provident Funding	40	$30,030,050	10.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Radius Financial Group Inc	21	$15,976,600	5.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Stonegate MTG Associates	31	$23,342,795	8.3%	0	0	0.00%	0	0	0.00	0	0	0.00	1	894,400	0.72%	0	0	0.00	0	0	0.00
Total by Issuing Entity			390	$280,047,186	100%	0	$0	0.00%	0	$0	0.00%	0	$0	0%	1	$894,400	0.72%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			3,842	$929,220,624		1,044	$208,587,967		0	$0		0	$0	0%	1	$894,400		0	$0		0	$0

Total for All Asset Classes			5,218	$15,972,216,877		1,051	$390,958,398		1	$1,069,712		0	$0		7	$182,195,119		0	$0		0	$0

The following notes apply generally to the table above:

a)	With respect to all asset classes, Credit Suisse has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Credit Suisse or Column is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records and the records of our affiliates that acted as securitizers in our transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on Credit Suisse’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Credit Suisse. Credit Suisse followed up requests made of Demand Entities as it deemed appropriate. The information in this prospectus has not been verified by any third party.

b)	With respect to the RMBS asset class, assets included in “Assets Subject of Demand” include only assets where a demand was made during or prior to the reporting period for which we have not yet completed our initial investigation and assigned such assets to one of the other categories as of the end of the reporting period. With respect to the RMBS asset class, assets included in “Assets That Were Repurchased or Replaced” include assets that were previously liquidated and for which a make-whole payment was made in lieu of repurchase. With respect to the RMBS asset class, assets included in “Assets Pending Repurchase or Replacement” include only assets for which a decision to repurchase, replace or make-whole has been approved but such action has not been completed, and are shown without regard to cure period status. With respect to the RMBS asset class, the principal balances appearing in columns (h), (k), (n), (q), (t) and (w) and the percentages appearing in columns (i), (l), (o), (r), (u) and (x) reflect the following: (i) for denominator for percentage calculations: aggregate pool principal balance of all assets in the pool as reported to security holders as of the end of the reporting period; (ii) for each asset relating to columns (h), (i), (t), (u), (w) and (x): outstanding principal balance of such asset; (iii) for each asset relating to columns (k) and (l): outstanding principal balance of such asset at time of repurchase, replacement or make-whole, plus fees, penalties and accrued interest; and, (iv) for each asset relating to columns (n), (o), (q) and (r): if known, outstanding principal balance of such asset, plus outstanding fees, penalties and accrued interest; otherwise original principal balance of such asset.

c)	The scope of this table is limited to transactions with activity to report in which Credit Suisse First Boston Mortgage Securities Corp. is the depositor, and the sponsor is either (i) not an affiliate of Credit Suisse First Boston Mortgage Securities Corp. or (ii) an affiliate of Credit Suisse First Boston Mortgage Securities Corp. that will not file a Form ABS-15G covering the transaction.

d)	The information in the Form ABS-15G does not include any previously reported repurchase request or demand, where such repurchase request or demand was subsequently withdrawn and was reflected as having been withdrawn in a prior reporting period, unless there has been a been a change in reporting status with respect to such repurchase request or demand during the current reporting period from the status previously reported.

DLJ Commercial Mortgage Corp. (“DLJ”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on May 12, 2017. DLJ’s Central Index Key is 0001042500. With respect to the period from and including October 1, 2014 to and including September 30, 2017, DLJ had no activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

With regard to securitization activity not covered by its affiliated securitizers, Column most recently filed a Form ABS-15G on February 14, 2017 with respect to the period from and including October 1, 2014 to and including September 30, 2017, wherein Column had no activity to report. Column’s Central Index Key is 0001628601. Other than as otherwise identified in the tables above in the Forms ABS-15G filed with the SEC by its affiliated securitizers, Column has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Litigation

Column is currently engaged in, and may from time to time be engaged in, litigation with respect to certain commercial mortgage-backed securities transactions or in connection with its origination and securitization activities.  Certain of such legal proceedings involve, or may involve, claims for the repurchase of one or more mortgage loans by Column from commercial mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents; other legal proceedings involve, or may involve, other types of claims, including fraud and breach of contract. While none of the foregoing existing actions are currently expected be material to Column, no assurance can be given that one or more of such actions will not ultimately result in material liability to Column.

Retained Interests in This Securitization

Neither Column nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. Column, or its affiliates, may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Column Financial, Inc.” has been provided by Column.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor and a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriters. NREC is also expected to hold a majority of the VRR Interest and is expected to be appointed as the initial Risk Retention Consultation Party. NREC is a wholly-owned indirect subsidiary of Natixis North America LLC, which is itself a wholly-owned indirect subsidiary of Natixis S.A., a société anonyme à conseil d’administration (a limited liability company with a board of directors) organized under the laws of France and a credit institution licensed as a bank in France (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis S.A. is the international corporate, investment and financial services arm of Groupe BPCE, a French mutual banking group, which is one of the largest banking groups in France. Groupe BPCE includes BPCE, as its central institution, two French retail banking networks (the Banque Populaire and the Caisse d’Epargne networks), as well as a number of entities that are subsidiaries and affiliates of BPCE. Natixis S.A. is a publicly listed French bank on Euronext Paris. Its majority shareholder is BPCE. Natixis S.A. has three core business lines: Corporate & Investment Banking (which includes strategic advisory services, structured financing, capital markets, portfolio management, global transaction banking and research); Investment Solutions & Insurance (which includes asset management, insurance, private banking and private equity); and Specialized Financial Services (which includes factoring, leasing, consumer finance, employee savings schemes, sureties and financial guarantees, payments and securities services, distributed mainly through the two retail banking networks of the Groupe BPCE). Natixis S.A. also holds interests in certain non-core businesses referred to as “Financial Investments.” Natixis S.A. is based in France and does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of September 5, 2017, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $39.9 billion and the total amount of these loans that were securitized is in excess of $20.25 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to an MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute another mortgage loan or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of NREC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and in Annex A-1 and Annex A-2, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1.

Third Party Reports. In addition to, or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on October 18, 2017. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from July 1, 2014 to September 30, 2017.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–f)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of December 31, 2016. (For columns g-x)

(3)	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	The special servicer withdrew its demand on August 15, 2017.

Retained Interests in This Securitization

Neither NREC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that NREC (a sponsor and originator) will retain the VRR Interest as described under “Credit Risk Retention”. NREC and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. NREC will be required to retain the VRR Interest as described under “Credit Risk Retention” in this prospectus.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

BSPRT Finance, LLC

General

BSPRT Finance, LLC (“BSPRT”), is a sponsor of, and a seller of certain mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 142 West 57th Street, Suite 1201, New York, New York 10019.

BSPRT’s Loan Origination and Acquisition History

The participation by BSPRT in this securitization will be the first securitization in which it has been involved. BSPRT began originating and acquiring loans in 2017 and has not been involved in the securitization of any other types of financial assets.

BSPRT originates and acquires from unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of October 31, 2017.

Originations and Acquisitions of Fixed Rate Commercial Mortgage Loans

	October 31, 2017
	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	9	$127,770,000

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus.

Data Validation and Recalculation. BSPRT engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;

●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see “—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards —Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSPRT Mortgage Loans, see Annex A-1.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no prior history as a securitizer and therefore has not filed a Form ABS-15G. BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither BSPRT nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. BSPRT and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—BSPRT Finance, LLC” has been provided by BSPRT.

Benefit Street Partners CRE Finance LLC

General

Benefit Street Partners CRE Finance LLC, previously known as BSPCC Lender L.L.C. (“BSP”), is a sponsor of, and a seller of a certain mortgage loan (the “BSP Mortgage Loan”) into, the securitization described in this prospectus. BSP is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSP are located at 142 West 57th Street, Suite 1201, New York, New York 10019.

BSP’s Loan Origination and Acquisition History

The participation by BSP in this securitization will be the sixteenth securitization in which it has been involved. BSP began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets.

BSP originates and acquires from unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSP as of August 31, 2017.

Originations and Acquisitions of Fixed Rate Commercial Mortgage Loans

	August 31, 2017
	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	187	$2,706,427,000

In connection with this commercial mortgage securitization transaction, BSP will transfer the BSP Mortgage Loan to the depositor, who will then transfer the BSP Mortgage Loan to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSP Mortgage Loan (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSP will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, BSP will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSP Mortgage Loan; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSP will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSP will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSP will be responsible for doing so if BSP fails with respect to its obligations.

BSP does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSP originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSP sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSP Mortgage Loan

Overview. BSP has conducted a review of the BSP Mortgage Loan in connection with the securitization described in this prospectus. The review of the BSP Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSP Review Team”). The review procedures described below were employed with respect to the BSP Mortgage Loan, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSP Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to the BSP Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSP Team during the underwriting process. The BSP Review Team periodically updated the information in the database and the related asset summary report with respect to the BSP Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSP Review Team.

A data tape (the “BSP Data Tape”) containing detailed information regarding the BSP Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSP Data Tape was used to provide the numerical information regarding the BSP Mortgage Loan in this prospectus.

Data Validation and Recalculation. BSP engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSP, relating to information in this prospectus regarding the BSP Mortgage Loan. These procedures included:

●	comparing the information in the BSP Data Tape against various source documents provided by BSP that are described under “—Review of BSP Mortgage Loan—Database” above;

●	comparing numerical information regarding the BSP Mortgage Loan and the related Mortgaged Properties disclosed in this prospectus against the BSP Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the BSP Mortgage Loan disclosed in this prospectus.

Legal Review. BSP engaged various law firms to conduct certain legal reviews of the BSP Mortgage Loan for disclosure in this prospectus. In anticipation of the securitization of the BSP Mortgage Loan, BSP’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for the BSP Mortgage Loan reviewed BSP’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSP Mortgage Loan. Such assistance included, among other things, (i) a review of BSP’s asset summary report and its origination counsel’s due diligence questionnaire for the BSP Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSP Mortgage Loan prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSP Mortgage Loan.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSP was aware at the origination of the BSP Mortgage Loan, the BSP Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSP conducted a search with respect to each borrower under the BSP Mortgage Loan to determine whether it filed for bankruptcy. If the BSP Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing the BSP Mortgage Loan, the BSP Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSP Review Team, with the assistance of applicable origination counsel, also reviewed the BSP Mortgage Loan to determine whether the BSP Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSP’s Underwriting Standards” below. See “—BSP’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSP Review Team determined that the disclosure regarding the BSP Mortgage Loan in this prospectus is accurate in all material respects. The BSP Review Team also determined that the BSP Mortgage Loan were originated in accordance with BSP’s origination procedures and underwriting criteria, except as described under “—BSP’s Underwriting Standards—Exceptions” below. BSP attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSP will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSP, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSP will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSP and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSP to render any tax opinion required in connection with the substitution.

BSP’s Underwriting Standards

The BSP Mortgage Loan was originated or acquired by BSP. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSP.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSP will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of the BSP Mortgage Loan, see “—BSP’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSP also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSP. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSP’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSP and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSP or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSP typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSP will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSP may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSP has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSP may require the borrower to remediate such violation and, subject to the discussion under “—BSP’s Underwriting Standards —Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSP’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSP may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSP may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSP may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSP are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSP Mortgage Loan, see Annex A-1.

Exceptions. The BSP Mortgage Loan was originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSP most recently filed a Form ABS-15G on February 14, 2017. BSP’s Central Index Key number is 0001632269. With respect to the period from and including September 1, 2014 to and including August

31, 2017, BSP does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BSP nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. BSP and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Benefit Street Partners CRE Finance LLC” has been provided by BSP.

The Depositor

Credit Suisse Commercial Mortgage Securities Corp., the depositor, is a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc. which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor is a Delaware corporation and was organized on September 9, 2015, for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor will create the issuing entity and transfer the underlying Mortgage Loans to it. The principal executive offices of the depositor are located at Eleven Madison Avenue, New York, New York, 10010. Its telephone number is (212) 325-2000. The depositor is an affiliate of Column Financial, Inc., a sponsor and an originator, and Credit Suisse Securities (USA) LLC, an Underwriter. The depositor will not have any material assets.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the resignation or removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from the sponsors and will simultaneously transfer the Mortgage Loans, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CSAIL 2017-CX10 Commercial Mortgage Trust, will be a New York common law trust (the “Trust”), formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans, the Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties——The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans, the Trust Subordinate Companion Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested, the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans and certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans, the Y&L Towers Trust Subordinate Companion Loan and the Standard Highline Trust Subordinate Companion Loan to the issuing entity. The depositor will be purchasing the Mortgage Loans, the Y&L Towers Trust Subordinate Companion Loan and the Standard Highline Trust Subordinate Companion Loan from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, will act as trustee, certificate administrator and custodian on behalf of the Certificateholders pursuant to the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the

United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of March 31, 2017, Wells Fargo Bank was acting as trustee on approximately 368 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $140 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and grantor trust tax returns on behalf of the Grantor Trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 223,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint. The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

The issuing entity will indemnify each of the trustee and the certificate administrator and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses (including costs for enforcement of this indemnity) that the certificate administrator may sustain in connection with the PSA (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the trustee or certificate administrator in any action or proceeding between the issuing entity and the trustee or certificate administrator or between the trustee or certificate administrator and any third party or otherwise) or the Certificates other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the PSA, of the trustee or certificate administrator. Each of the trustee and the certificate administrator will indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the issuing entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the trustee or certificate administrator, or by reason of negligent disregard of the trustee or certificate administrator’s obligations or duties, under the PSA. However, in no event will the trustee or the certificate administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the issuing entity or property securing the same is located, the depositor and the trustee acting jointly will have the power to appoint one or more persons or entities approved by the trustee to act (at the expense of the trustee) as co-trustee or co-trustees, jointly with the trustee, or separate trustee or separate trustees, of all or any part of the issuing entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the depositor and the trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the trustee of its responsibilities, obligations and liabilities under the PSA except as required by applicable law.

The trustee and the certificate administrator (except for the information under the first 10 paragraphs of this section entitled “—The Trustee and Certificate Administrator”) will not make any representation as to the validity or sufficiency of the PSA, the Certificates or the Mortgage Loans, this prospectus or related documents.

The trustee and the certificate administrator are required to perform only those duties specifically required under the PSA. The certificate administrator, or any other custodian appointed under the PSA, will hold the Mortgage File for each Mortgage Loan in trust for the benefit of all Certificateholders and the related Serviced Companion Loan Holders. Pursuant to the PSA, the certificate administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the PSA.

Neither the trustee nor the certificate administrator will be accountable for the use or application by the depositor of any Certificates issued to it or of the proceeds of such Certificates, or for the use of or application of any funds paid to the trustee or certificate administrator, as applicable, the master servicer or the special servicer in respect of the Mortgage Loans, or for investment of such amounts (except for any investment of such amounts in investments issued by the trustee or certificate administrator, as applicable, in its commercial capacity), nor will the trustee or certificate administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, or the operating advisor under the PSA unless, in the case of the trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the master servicer or the special servicer in accordance with the terms of the PSA.

Pursuant to the PSA, the certificate administrator, at the cost and expense of the depositor (other than with respect to the Distribution Date Statements), based upon reports, documents, and other information provided to the certificate administrator, will be obligated to file with the SEC, in respect of the issuing entity and the Certificates, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and any other Form 8-K reports required to be filed pursuant to the PSA.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including, and among other things, (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action and (2) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, Wells Fargo Bank and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”. The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

KeyBank National Association (“KeyBank”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and the Serviced Companion Loans.

KeyBank is a wholly-owned subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, any sponsor, the certificate administrator, the operating advisor, the asset representations reviewer, the special servicer, or the trustee. KeyBank (i) is also the master servicer under the CSAIL 2017-CX9 PSA with respect to the Park Center Phase Whole Loan, the 300 Montgomery Whole Loan, and The Boulders Resort & Spa Whole Loan and (ii) is expected to the master servicer under the CSMC Trust 2017-CALI TSA with respect to the One California Plaza Whole Loan.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/14	12/31/15	12/31/16	9/30/17
By Approximate Number	16,772	16,876	17,866	16,530
By Approximate Aggregate Principal Balance (in billions)	$174.6	$185.2	$189.3	$188.0

Within this servicing portfolio are, as of September 30, 2017, approximately 8,338 loans with a total principal balance of approximately $142.6 billion that are included in approximately 516 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2017, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, Standard & Poor’s Ratings Services (“S&P”), Fitch, and Morningstar Credit Ratings, LLC (“Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS2+” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits	A-	A-	Aa3
Short-Term Deposits	A-2	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, generally responsible for the master servicing and primary servicing functions with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Whole Loans. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the PSA pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loan are to be maintained is described in “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the PSA. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. One such action was brought by a certificateholder of a CMBS trust in the Supreme Court of New York, County of New York, in connection with KeyBank’s determination of the fair value of a loan secured by the Bryant Park Hotel in New York City. KeyBank denies liability in such action, and KeyBank does not believe that such action or any other lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Mortgage Loans pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

KeyBank will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Neither KeyBank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth in this section “—The Master Servicer” has been provided by KeyBank. Neither the depositor nor any other person other than KeyBank makes any representation or warranty as to the accuracy or completeness of such information.

Pursuant to certain interim servicing agreements between KeyBank and Column or certain of its affiliates, KeyBank acts as interim servicer with respect to certain mortgage loans owned by Column or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the Column Mortgage Loans.

KeyBank expects to enter into subservicing agreements with Grandbridge Real Estate Capital LLC and Holliday Fenaglio Fowler, L.P. (the “Subservicers”) pursuant to which the Subservicers are expected to assume certain subservicing duties with respect to some of the Mortgage Loans.

Pursuant to the terms of the PSA, KeyBank will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicer and (ii) a master servicing fee at a per annum rate of 0.0025% with respect to each Mortgage Loan notwithstanding any termination or resignation of KeyBank as master servicer. In addition, KeyBank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Certain duties and obligations of KeyBank as the master servicer, and the provisions of the PSA are described under “Pooling and Servicing Agreement—General,” “— Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions” and “—Inspections; Collection of Operating Information” in this prospectus. KeyBank’s ability to waive or modify any terms, fees, penalties or payments on the mortgage loans it is servicing and the effect of that ability on the potential cash flows from such mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

KeyBank’s obligations as the master servicer to make advances, and the interest or other fees charged for those advances and the terms of KeyBank’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances” in this prospectus. Certain terms of the PSA regarding KeyBank’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event”, “—Waiver of Servicer Termination Event” and “—Resignation of the Master Servicer and Special Servicer” in this prospectus. KeyBank’s rights and obligations with respect to indemnification, and certain limitations on KeyBank’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus. The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), is expected to be appointed as the special servicer, and in such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Mortgage Loans and REO Properties pursuant to the Pooling and Servicing Agreement. CWCAM is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the special servicing, management and investment management of commercial real estate assets, which may include:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and risk management and insurance services;

●	commercial mortgage and commercial real estate brokerage services; and

●	investing in, managing, surveilling and acting as special servicer for commercial real estate assets including investment grade, non-investment grade and unrated securities issued pursuant to CRE, CMBS and CDO transactions.

CWCAM was organized in June 2005. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own and manage assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending on the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM. On February 14, 2017, Fortress and SoftBank Group Corp., a corporation organized under the laws of Japan (“SoftBank”), issued a joint press release announcing that they had entered into definitive agreements pursuant to which SoftBank will acquire Fortress. This transaction is subject to several contingencies, including shareholder approval, regulatory approvals and customary closing conditions, and is anticipated to close later this year.

As of December 31, 2014, CWCAM acted as special servicer with respect to 147 domestic CMBS pools containing approximately 7,800 loans secured by properties throughout the United States with a then-current unpaid principal balance in excess of $110 billion.  As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $99 billion. As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately over 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion. As of September 30, 2017, CWCAM acted as special servicer with respect to 132 domestic CMBS pools containing approximately 4,800 loans secured by properties throughout the United States with a then current unpaid principal balance of approximately $70 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of September 30, 2017, CWCAM had 74 employees responsible for the special servicing of commercial real estate assets. As of September 30, 2017, within the CMBS pools described in the preceding paragraph, 237 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending on the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time, CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York (the “Property”) securing loans held by those trusts. CWCAM was the special servicer of the Property. The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. On July 19, 2016, the State Court denied CWCAM’s motion to dismiss. On July 22, 2016, the action was removed to federal court in Minnesota (“Federal Court”). On October 21, 2016, the Federal Court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (“SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. On March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court. There can be no assurances as to possible impact on CWCAM of these rulings and the transfer to the SDNY Court. As of September 1, 2017, cross motions for judgment on the pleadings were pending before the SDNY Court. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “RAIT Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street Property in Boston, Massachusetts (the “Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of the Loan, (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (“Motion to Dismiss”) stating that the RAIT Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a Memorandum of Law in Opposition to the Motion to Dismiss (“Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply in support of the Motion to Dismiss and in response to the Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential Settlement Agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation Stay”) through August 25,

2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAIT Preferred Funding litigation will be dismissed, with prejudice. On May 19, 2017 the Borrower repaid the Loan in accordance with the terms of the notes and satisfied the condition to dismissal with prejudice. RAIT has refused to dismiss the case and is claiming that the B Note should be paid in full. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and that the action should be dismissed with prejudice. On August 29, 2017, the RAIT Court granted leave to RAIT Preferred Funding to amend its complaint. On September 20, 2017, RAIT Preferred Funding filed an Amended Complaint (the “RAIT Amended Complaint”), which omits its original claims, adds Wells Fargo Bank, National Association (“Wells Fargo”) as a defendant, and seeks (a) specific performance requiring repayment of the $18,500,000 principal amount of the B Note or, in the alternative, monetary damages, including the $18,500,000 principal amount of the B Note, in an amount to be determined at trial, (b) monetary damages on any fees paid to CWCAM as special servicer or Wells Fargo as master servicer in connection with the Borrower’s repayment of the Loan, (c) a declaratory judgment that RAIT Preferred Funding is entitled to recover the full $18,500,000 principal amount of the B Note, (d) punitive damages against CWCAM, and (e) other things. On October 11, 2017, CWCAM filed a motion to dismiss the RAIT Amended Complaint (“CWCAM Motion to Dismiss Amended Complaint”) stating that the RAIT Amended Complaint did not state a claim and the essential facts of the RAIT Amended Complaint are negated by the Operative Agreements and other admissible evidentiary materials. On November 13, 2017, Wells Fargo filed a motion to dismiss the RAIT Amended Complaint (the “Wells Fargo Motion to Dismiss Amended Complaint”) and joined the CWCAM Motion to Dismiss Amended Complaint. RAIT Preferred Funding’s joint opposition to the CWCAM and Wells Fargo Motions to Dismiss Amended Complaint is due November 27, 2017. The RAIT Court is scheduled to hear oral argument on December 11, 2017.

On January 24, 2016, PSW NYC LLC commenced a complaint (the “PSW Complaint”) with the Supreme Court of the State of New York, County of New York (the “PSW Court”) against Bank of America, N.A. as trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C30 and COBALT CMBS Commercial Trust 2007-C2, U.S. Bank National Association as Trustee under the pooling and servicing agreements for Wachovia Bank Commercial Mortgage Trust 2007-C31, ML-CFC Commercial Mortgage Trust 2007-5 and ML-CFC Commercial Mortgage Trust 2007-6 (collectively, the “Trusts”), PCV-M Holdings LLC and CWCapital Asset Management LLC, individually and as special servicer for the Trusts (collectively, the “Defendants”) seeking either (a) damages in an amount to be determined by the PSW Court but alleged by the plaintiffs to be approximately $500,000,000 – such amount being the amount PSW NYC LLC alleges would have been recovered on certain mezzanine loans (the “Mezzanine Loans”) related to the Peter Cooper Village and Stuyvesant Town property (the “PCVST Property”) in New York City which PSW NYC LLC sold to an entity related to the Defendants pursuant to a settlement agreement related to certain prior litigation (the “2010 Settlement Agreement”) or (b) the rescission of the 2010 Settlement Agreement which would result in, among other things, the rescission of the sale of the Mezzanine Loans and a claim for certain proceeds from the sale of the PCVST Property. PSW NYC LLC alleges that the Defendants procured the 2010 Settlement Agreement by fraud and further that the terms of the 2010 Settlement Agreement were breached by the Defendants. On February 26, 2016, CWCAM on behalf of itself and the other Defendants filed a motion to dismiss the PSW Complaint (the “CWCAM Motion to Dismiss”). On April 11, 2016, PSW NYC LLC opposed the CWCAM Motion to Dismiss and cross-moved for a partial summary judgment on liability regarding allegations of breach of the 2010 Settlement Agreement (“PSW Cross-Motion”). On May 5, 2016, Defendants subsequently filed its reply and opposition to the PSW Cross-Motion. On August 23, 2016, oral arguments were provided to the PSW Court regarding the PSW Complaint, the CWCAM Motion to Dismiss and the PSW Cross-Motion and the PSW Court took such arguments under advisement. On October 31, 2016, the PSW Court issued an order granting the CWCAM Motion to Dismiss, denying the PSW Cross-Motion and dismissing the PSW Complaint with prejudice. Subsequently, PSW NYC LLC filed a notice of appeal relating to such order. On February 21, 2017, PSW NYC LLC filed its appeal and supporting brief arguing that the PSW Court erred by finding no breach of the assignment agreement and no fraudulent inducement. On May 25, 2017, the First Department affirmed the PSW Court’s dismissal. On June 26, 2017, PSW filed a Motion for Leave to Appeal to the New York Court of Appeals. CWCAM has opposed PSW’s request for a further appeal. The Court of Appeals denied PSW’s request for appeal and the matter is concluded with prejudice.

CWCAM may enter into one or more arrangements with any directing certificateholder, any Controlling Class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as the special servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

CWCAM or an affiliate of CWCAM assisted Eightfold and/or one or more of its affiliates with its due diligence of the underlying mortgage loans prior to the Closing Date.

CWCAM is also the special servicer under the WFCM 2016-NXS6 PSA which governs the servicing of the 333 North Bedford Whole Loan.

The foregoing information about CWCAM set forth in this section “—The Special Servicer” has been provided by CWCAM. Neither the depositor nor any other person other than CWCAM makes any representation or warranty as to the accuracy or completeness of such information.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing), (ii) with respect to all Mortgage Loans (other than the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan), the Directing Certificateholder (for so long as a Control Termination Event does not exist), (iii) with respect to the Yorkshire & Lexington Towers Whole Loan, the Y&L Towers Directing Certificateholder (for so long as the related control termination event does not exist) and (iv) with respect to The Standard Highline NYC Whole Loan, the Standard Highline Directing Holder (for so long as the related control termination event does not exist).

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “—Inspections; Collection of Operating Information” and “Description of the Certificates—Appraisal Reduction Amounts” in this prospectus. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicers’ removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicers’ rights and obligations with respect to indemnification, and certain limitations on the special servicers’ liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016, and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor” in this prospectus. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of the Rating Agencies and none of those Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA; (c) is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Holder, the Risk Retention Consultation Party, the Retaining Third-Party Purchaser, or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates or Risk Retention Affiliates; (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

As of September 30, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $129.1 billion issued in 139 transactions.

As of September 30, 2017, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgaged-backed securities transactions with an approximate aggregate initial principal balance of $46.3 billion issued in 54 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). NREC has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”), and the Retaining Sponsor intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules as follows:

●    The Retaining Sponsor is expected to acquire on the Closing Date and retain an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules), in the form of certificates representing approximately 4.09% (the “VRR Retention Percentage”) of the initial Certificate Balance or Notional Amount of, or percentage interest in, as applicable, each class of Pooled Certificates and the Class Z certificates (as such acquired certificates may be exchanged as described under Annex F, the “VRR Interest”).

●    Eightfold Real Estate Capital Fund V, L.P. (the “Retaining Third-Party Purchaser”) or its MOA is expected to purchase a portion of the Class F and Class NR certificates (such retained portion, the “HRR Certificates”), with an aggregate initial Certificate Balance of $30,762,000, representing approximately 0.94% of the aggregate fair value of the Pooled Certificates and the Class Z certificates and may purchase certain other classes of certificates, including the Class X-E and Class E (in each case other than the portions thereof to be retained by the Retaining Sponsor). The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Third-Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, the Retaining Sponsor, the Retaining Third-Party Purchaser or any other party may no longer be required to comply with or act in with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

VRR Interest

General

On the Closing Date, the Retaining Sponsor is expected to acquire the VRR Interest. The VRR Interest is comprised of the respective Certificate Balance or Notional Amount of, or percentage interest in, as applicable, of each class of certificates set forth below:

Class	Certificate Balance, Notional Amount or Percentage Interest
Class A-1	$609,000
Class A-2	$3,341,000
Class A-3	$5,857,000
Class A-4	$4,187,000
Class A-5	$9,709,000
Class A-SB	$786,000
Class X-A	$28,294,000
Class X-B	$3,281,000
Class X-E	$700,000
Class A-S	$3,805,000
Class B	$2,012,000
Class C	$1,269,000
Class D	$1,400,000
Class E	$700,000
Class F	$350,000
Class NR	$962,491
Class Z	4.09%

Material Terms

For a description of the material terms of the classes of certificates that comprise the VRR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

HRR Certificates

General

The Retaining Third-Party Purchaser is expected to purchase the HRR Certificates on the Closing Date. The aggregate purchase price and fair value of the HRR Certificates is approximately $8,305,494 (excluding accrued interest), representing approximately 0.94% of the aggregate fair value of all of the Regular Certificates and the Class Z certificates. The aggregate fair value of all of the Regular Certificates and the Class Z certificates is approximately $881,694,406, excluding accrued interest.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, the Retaining Sponsor would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $44,084,720 representing 5% of the aggregate fair value, as of the Closing Date, of all of the Pooled Certificates and the Class Z certificates.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value of range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the Regular Certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures is expected to be posted on the certificate administrator’s website on the “Risk Retention Special Notices” tab.

Retaining Third-Party Purchaser

Eightfold Real Estate Capital Fund V, L.P. (“Eightfold Fund V”), a Delaware limited partnership, is expected to act as the Retaining Third-Party Purchaser. Eightfold Fund V (or an MOA thereof) will purchase and hold the HRR Certificates.

Eightfold Fund V was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent Eightfold Fund V’s sixth purchase of CMBS B-Piece Securities. Eightfold Fund V is advised by Eightfold Real Estate Capital, L.P. (“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 40 other CMBS securitizations. The members of Eightfold’s management team have on average over 27 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for seven investment funds with more than $1.6 billion in original committed capital as of September 30, 2017. Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third-Party Purchaser and another party to this securitization, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Eightfold Fund V or its affiliate is expected to be the initial Directing Certificateholder (other than with respect to any Non-Serviced Mortgage Loan, any applicable Excluded Loan, any Servicing Shift Mortgage Loan, the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan). CWCapital Asset Management LLC, is expected to act as the special servicer with respect to each Mortgage Loan (other than with respect to any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and it or an affiliate assisted Eightfold or its affiliate with its due diligence on the Mortgage Loans prior to the Closing Date.

Material Terms

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder” in this prospectus. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Credit Risk Retention Rules include certain restrictions on hedging, transfer and financing of the VRR Interest and the HRR Certificates. These restrictions provide that (i) the Retaining Sponsor or any MOA of the Retaining Sponsor may not transfer the VRR Interest except to an MOA of the Retaining

Sponsor, (ii) the Retaining Third-Party Purchaser or any MOA of the Retaining Third-Party Purchaser may not transfer the HRR Certificates except to any MOA of the Retaining Third-Party Purchaser or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser, (iii) none of the Retaining Sponsor, the Retaining Third-Party Purchaser or their respective affiliates will be permitted engage in any hedging transactions if payments on the hedge instrument are materially related to the required credit risk retention and the hedge position would limit the financial exposure to the required credit risk retention, and (iv) none of the Retaining Sponsor, the Retaining Third-Party Purchaser or their respective affiliates may pledge the required credit risk retention as collateral for any obligation unless such obligation is with full recourse to the Retaining Sponsor, the Retaining Third-Party Purchaser or affiliate, respectively.

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Pooled Principal Balance Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Pooled Principal Balance Certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which may not be unreasonably withheld) on the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or, the HRR Certificates or the VRR Interest, as applicable; provided that such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of Column, NREC, BSPRT and BSP will make the representations and warranties identified on Annex D-1 to this prospectus with respect to the Mortgage Loan that it is contributing to this transaction, subject to certain exceptions to such representations and warranties set forth on Annex D-2 to this prospectus.

At the time of its decision to include the Column Mortgage Loans in this transaction, Column determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Column that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Column that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Column based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Column Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the NREC Mortgage Loans in this transaction, NREC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by NREC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by NREC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which NREC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable NREC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the BSPRT Mortgage Loans in this transaction, BSPRT determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BSPRT that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BSPRT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BSPRT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the

BSPRT Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the BSP Mortgage Loan in this transaction, BSP determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BSP that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BSP that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BSP based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the BSP Mortgage Loan, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-E certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class NR, Class UES-A, Class UES-B, Class UES-C, Class UES-D, Class STN-A, Class STN-B and Class STN-C certificates
“Class X Certificates”	The Class X-A, Class X-B, Class X-E, Class UES-X and Class STN-X certificates
“Residual Certificates”	The Class R certificates
“Pooled Certificates”	All of the certificates (other than the Loan-Specific Certificates, the Class Z certificates and the Class R certificates)
“Pooled Principal Balance Certificates”	All of the Principal Balance Certificates (other than the Loan-Specific Certificates)
“Y&L Towers Loan-Specific Certificates”	The Class UES-A, Class UES-B, Class UES-C, Class UES-D and Class UES-X certificates
“Y&L Towers Loan-Specific Principal Balance Certificates”	The Class UES-A, Class UES-B, Class UES-C and Class UES-D certificates
“Standard Highline Loan-Specific Certificates”	The Class STN-A, Class STN-B, Class STN-X and Class STN-C certificates
“Standard Highline Loan-Specific Principal Balance Certificates”	The Class STN-A, Class STN-B and Class STN-C certificates
“Loan-Specific Certificates”	The Y&L Towers Loan-Specific Certificates and the Standard Highline Loan-Specific Certificates

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans, the Trust Subordinate Companion Loans and all payments under and proceeds of the Mortgage Loans and the Trust Subordinate Companion Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans and the Trust Subordinate Companion Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans and the Trust Subordinate Companion Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-CX10 will consist of the following classes: the Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates, the Class A-4 certificates, the Class A-5 certificates and the Class A-SB certificates (collectively with the Class A-S certificates, the “Class A Certificates”), the Class X-A certificates, the Class X-B certificates, the Class X-E certificates, the Class UES-X certificates and the Class STN-X certificates (collectively, the “Class X Certificates”), the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class NR certificates, the Class Z certificates, the Class R certificates, the Class UES-A certificates, the Class UES-B certificates, the Class UES-C certificates, the Class UES-D certificates, the Class STN-A certificates, the Class STN-B certificates and the Class STN-C certificates.

●	The primary source for payments of principal and interest on the Pooled Certificates will be amounts received by the issuing entity in respect of the Mortgage Loans (which does not include the Trust Subordinate Companion Loans);

●	the primary source for payments of principal and interest on the Y&L Towers Loan-Specific Certificates will be amounts received by the issuing entity in respect of the Y&L Towers Trust Subordinate Companion Loan; and

●	the primary source for payments of principal and interest on the Standard Highline Loan-Specific Certificates will be amounts received by the issuing entity in respect of the Standard Highline Trust Subordinate Companion Loan.

Upon initial issuance, the Pooled Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates (other than the Class UES-X and Class STN-X certificates) will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
Class A-1	$14,888,000
Class A-2	$81,680,000
Class A-3	$143,190,000
Class A-4	$102,361,000
Class A-5	$237,373,000
Class A-SB	$19,217,000
Class X-A	$691,723,000
Class X-B	$80,184,000
Class A-S	$93,014,000
Class B	$49,180,000
Class C	$31,004,000

Non-Offered Certificates
Class X-E	$17,106,000
Class D	$34,212,000
Class E	$17,106,000
Class F	$8,553,000
Class NR	$23,521,491

The “Certificate Balance” of any class of (a) Pooled Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus and (b) the Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the related Trust Subordinate Companion Loan, as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized

Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class E certificates. The Notional Amount of the Class UES-X certificates will equal the aggregate Certificate Balances of the Class UES-A, Class UES-B and Class UES-C certificates. The Notional Amount of the Class STN-X certificates will equal the aggregate Certificate Balances of the Class STN-A and Class STN-B certificates.

The Class Z certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class Z certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Y&L Towers Trust Subordinate Companion Loan will be held by the Y&L Towers Trust Subordinate Companion Loan REMIC. The Standard Highline Trust Subordinate Companion Loan will be held by the Standard Highline Trust Subordinate Companion Loan REMIC. The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class Z certificates. The Pooled Certificates will represent beneficial ownership of their respective interests in the related trust components issued by the Upper-Tier REMIC to the Grantor Trust.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in December 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class Z or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account, the Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the certificates (other than the Loan-Specific Certificates), the Pooled Available Funds, (ii) in the case of distributions to be made on the Y&L Towers Loan-Specific Certificates and the Class R certificates, the Y&L Towers Trust Subordinate Companion Loan Available Funds and (iii) in the case of distributions to be made on the Standard Highline Loan-Specific Certificates and the Class R certificates, the Standard Highline Trust Subordinate Companion Loan Available Funds.

The aggregate amount available for distribution to holders of the Pooled Certificates and the Class R certificates on each Distribution Date (the “Pooled Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Trust Subordinate Companion Loans):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan or the holders of the Loan-Specific Certificates), as of the Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date and, in the case of a Non-Serviced Mortgage Loan, other than the monthly remittance thereon) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Pooled Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amounts to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class Z certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Pooled Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the Gain-on-Sale Remittance Amount for such Distribution Date.

The aggregate amount available for distribution to holders of the Y&L Towers Loan-Specific Certificates and the Class R certificates on each Distribution Date (the “Y&L Towers Trust Subordinate Companion Loan Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Mortgage Loans):

(a)   the aggregate amount of all cash received on the Y&L Towers Trust Subordinate Companion Loan and any related REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan, any other Companion Loan or the holders of the Pooled Certificates or the Standard Highline Loan-Specific Certificates), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of the Y&L Towers Trust Subordinate Companion Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Y&L Towers Trust Subordinate Companion Loan;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Y&L Towers Loan-Specific Certificateholders;

●	with respect to any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Y&L Towers Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on the Y&L Towers Trust Subordinate Companion Loan allocable to the default interest rate for the Y&L Towers Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the Y&L Towers Trust Subordinate Companion Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the applicable REO Account allocable to the Y&L Towers Trust Subordinate Companion Loan to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Y&L Towers Trust Subordinate Companion Loan with respect to such Distribution Date and P&I Advances on the Y&L Towers Trust Subordinate Companion Loan made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Y&L Towers Loan-Specific Certificateholders); and

(d)   with respect to any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the Withheld Amounts relating to the Y&L Towers Trust Subordinate Companion Loan as required to be deposited in the Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account pursuant to the PSA.

The aggregate amount available for distribution to holders of the Standard Highline Loan-Specific Certificates and the Class R certificates on each Distribution Date (the “Standard Highline Trust Subordinate Companion Loan Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Mortgage Loans):

(a)   the aggregate amount of all cash received on the Standard Highline Trust Subordinate Companion Loan and any related REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan, any other Companion Loan or the holders of the Pooled Certificates or the Y&L Towers Loan-Specific Certificates), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of the Standard Highline Trust Subordinate Companion Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Standard Highline Trust Subordinate Companion Loan;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Standard Highline Loan-Specific Certificateholders;

●	with respect to any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Standard Highline Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on the Standard Highline Trust Subordinate Companion Loan allocable to the default interest rate for the Standard Highline Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the Standard Highline Trust Subordinate Companion Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the applicable REO Account allocable to the Standard Highline Trust Subordinate Companion Loan to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Standard Highline Trust Subordinate Companion Loan with respect to such Distribution Date and P&I Advances on the Standard Highline Trust Subordinate Companion Loan made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Standard Highline Loan-Specific Certificateholders); and

(d)       with respect to any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the Withheld Amounts relating to the Standard Highline Trust Subordinate Companion Loan as required to be deposited in the Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account pursuant to the PSA.

The PSA will provide that if the trustee determines that a certain expense incurred in connection with the administration of the issuing entity are not allocable to a particular Mortgage Loan or Trust Subordinate Companion Loan, such amounts will be deemed allocated to each Mortgage Loan and Trust Subordinate Companion Loan on a pro rata basis based on their outstanding principal balances and will be payable from the Collection Account or the related Companion Distribution Account, as applicable.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (and any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (and any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (and any periodic payments for any related Companion Loan) relating to such Collection Period (or applicable grace period) on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Periodic Payments” means all scheduled payments of principal and/or interest and any balloon payments (such amounts other than any Excess Interest) paid by the borrowers of a Mortgage Loan, the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan as applicable.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each class of Pooled Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Pooled Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Pooled Available Funds, in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-E certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the Certificate Balance of the Class A-SB certificates to the scheduled principal balance set forth on Annex E with respect to the Class A-SB certificates (the “Class A-SB Scheduled Principal Balance”) for such Distribution Date;

(ii)	to the holders of the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(iii)	to the holders of the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) and (ii) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(iv)	to the holders of the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iii) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(v)	to the holders of the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iv) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(vi)	to the holders of the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (v)

above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero;

(vii)	to the holders of the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (vi) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Pooled Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Pooled Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the holders of the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the holders of the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Pooled Realized Loss was allocated to such class;

Seventh, to the holders of the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the holders of the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Pooled Realized Loss was allocated to such class;

Tenth, to the holders of the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the holders of the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Pooled Realized Loss was allocated to such class;

Thirteenth, to the holders of the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the holders of the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Pooled Realized Loss was allocated to such class;

Sixteenth, to the holders of the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the holders of the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Pooled Realized Loss was allocated to such class;

Nineteenth, to the holders of the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the holders of the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the holders of the Class F certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Pooled Realized Loss was allocated to such class;

Twenty-second, to the holders of the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the holders of the Class NR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the holders of the Class NR certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Pooled Realized Loss was allocated to such class; and

Twenty-fifth, to the holders of the Class R certificates, any remaining amounts.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 Class A-5 and Class A-SB certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Pooled Realized Losses to those certificates.

Reimbursement of previously allocated Pooled Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Pooled Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 2.2339%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 3.2594%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.3977%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.1908%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to the lesser of (a) 3.4578% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to the lesser of (a) 3.3269% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to the lesser of (a) 3.6698% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to the lesser of (a) 3.8916% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to the lesser of (a) 3.3510% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class UES-A certificates will be a per annum rate equal to 4.0274%.

The Pass-Through Rate on the Class STN-A certificates will be a per annum rate equal to 3.9445%.

The Pass-Through Rate on the Class STN-B certificates will be a per annum rate equal to 4.2466%.

The Pass-Through Rate on the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date.

The Pass-Through Rate for the Class X-E certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class E certificates for such Distribution Date.

The Class Z certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “Excess Interest” below.

The Pass-Through Rates for the Class UES-B, Class UES-C and Class UES-D certificates for any Distribution Date will, in the case of each such Class, be a per annum rate equal to the Net Mortgage Rate on the Y&L Towers Trust Subordinate Companion Loan.

The Pass-Through Rates for the Class STN-C certificates for any Distribution Date will, in the case of each such Class, be a per annum rate equal to the Net Mortgage Rate on the Standard Highline Trust Subordinate Companion Loan.

The Pass-Through Rate for the Class UES-X certificates for any Distribution Date will equal the excess, if any, of (a) the net mortgage rate of the Y&L Towers Trust Subordinate Companion Loan for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class UES-A, Class UES-B and Class UES-C certificates for such Distribution Date.

The Pass-Through Rate for the Class STN-X certificates for any Distribution Date will equal the excess, if any, of (a) the net mortgage rate of the Standard Highline Trust Subordinate Companion Loan for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class STN-A and Class STN-B certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including the Non-Serviced Mortgage Loans) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including each Non-Serviced Mortgage Loan), Trust Subordinate Companion Loan and any REO Loan (including any portion of an REO Loan related to a Trust Subordinate Companion Loan, but excluding the portion of the REO Loan related to any other Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan and Trust Subordinate Companion Loan, will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower, or otherwise. Notwithstanding the foregoing, for Mortgage Loans or Trust Subordinate Companion Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan or a Trust Subordinate Companion Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan or the Trust Subordinate Companion Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan or Trust Subordinate Companion Loan, as the case may be, during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month accrual period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan or Trust Subordinate Companion Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loans), any related Companion Loan or a Trust Subordinate Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan, the related Companion Loan or the Trust Subordinate Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan or Trust Subordinate Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Pooled Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Pooled Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the related Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Pooled Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date (or, (i) in the case of the Class UES-X certificates, the Net Mortgage Rate for the Y&L Towers Trust Subordinate Companion Loan and (ii) in the case of the Class STN-X certificates, the Net Mortgage Rate for the Standard Highline Subordinate Companion Loan).

The “Interest Accrual Period” for each class of Pooled Certificates for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include amounts allocable to the Trust Subordinate Companion Loans):

(a)  the Principal Shortfall for that Distribution Date;

(b)  the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Pooled Available Funds for such Distribution Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Pooled Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Pooled Available Funds for such Distribution Date) whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the applicable one-month period ending on the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or Trust Subordinate Companion Loan that is delinquent in respect of its balloon payment or any REO Loan (for purpose of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan or Trust Subordinate Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan, Trust Subordinate Companion Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of the Mortgage Loan or the Trust Subordinate Companion Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan or Trust Subordinate Companion Loan in connection with a default or a bankruptcy (or similar proceeding), and/or the related Mortgaged Property has not become an REO property, and (b) interest on the Stated Principal Balance of that Mortgage Loan, Trust Subordinate Companion Loan or REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan or Trust Subordinate Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan or Trust Subordinate Companion Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will generally be reduced by the amount of payments and other collections of principal received on such Mortgage Loan or Trust Subordinate Companion Loan that are distributable on or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will equal the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan is paid in full or the Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan, as applicable) is otherwise liquidated, then, as of the Distribution Date that relates to the first Determination Date on or prior to which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee payable each month, each REO Property (including any REO Property with respect to the Non-Serviced Mortgage Loan held pursuant to the Non-Serviced PSA) will be treated as if the related Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”) were still outstanding, and all references to Mortgage Loan or Mortgage Loans or Companion Loan or Companion Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Pari Passu Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity (other than such amounts allocable to the Trust Subordinate Companion Loans, which will be available for amounts due to the related Loan-Specific Certificateholders or to reimburse the issuing entity), other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to a Serviced AB Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA. Amounts relating to an REO Property or REO Loan in respect of a Trust Subordinate Companion Loan will only be available to holders of the related classes of Loan-Specific Certificates.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code.

All amounts collected in respect of the Trust Subordinate Companion Loans will be allocated in the same manner as described above.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of

(i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

All amounts collected in respect of an REO Property and allocable to a Trust Subordinate Companion Loan will be collected in the same manner as described above.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, yield maintenance charges, if any, collected and allocated in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Pooled Certificates (excluding the Class X-E, Class E, Class F and Class NR certificates) in the following manner: (a) pro rata, between (i) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class A-S certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of Class X-B, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the Classes of Pooled Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective Classes of Pooled Certificates in each YM Group in the following manner: (1) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of Pooled Principal Balance Certificates in such YM Group in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Pooled Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Pooled Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of Pooled Principal Balance Certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (2) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of Pooled Principal Balance Certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, to the Class X-B certificates.

Any yield maintenance charges received in respect of a Trust Subordinate Companion Loan will be distributed to the related Loan-Specific Certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate of such class of Certificates and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the Mortgage Loan Rate on such Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Loan Rate of such Serviced Whole Loan) and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Loan Rate on the related Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Loan Rate on such Mortgage Loan or Serviced Whole Loan, as applicable, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to the holders of the Class X-E, Class E, Class F, Class NR, Class Z or Class R certificates. After the Certificate Balances and Notional Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to the holders of the Class X-B certificates, regardless of whether the Notional Amount of the Class X-B certificates has been reduced to zero.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	September 2022
Class A-2	October 2022
Class A-3	November 2024
Class A-4	September 2027
Class A-5	November 2027
Class A-SB	August 2026
Class A-S	November 2027
Class X-A	November 2027
Class X-B	November 2027
Class B	November 2027
Class C	November 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” (a) for each class of Offered Certificates will be the Distribution Date in November 2050, (b) for each class of Y&L Towers Loan-Specific Certificates will be the Distribution Date in October 2032 and (c) for each class of Standard Highline Loan-Specific Certificates will be the Distribution Date in November 2037. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) that actually accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loan(s) in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest

Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be remitted to the holder of such Serviced Companion Loan) on each Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Y&L Towers Trust Subordinate Companion Loan and the Standard Highline Trust Subordinate Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and any Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan (or any related Serviced Pari Passu Companion Loan) on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan, the Y&L Towers Trust Subordinate Companion Loan and the Standard Highline Trust Subordinate Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan, the Y&L Towers Trust Subordinate Companion Loan and the Standard Highline Trust Subordinate Companion Loan) subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the Controlling Class, at the request or with the consent of the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) (including the Trust Subordinate Companion Loans), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the Non-Serviced Master Servicer.

The aggregate of any Excess Prepayment Interest Shortfall with respect to the Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Pooled Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date. The aggregate of any Excess Prepayment Interest Shortfall with respect to a Trust Subordinate Companion Loan for any Distribution Date will be allocated on such Distribution Date to the related Loan-Specific Certificates, pro rata, in accordance with each Class’s accrued interest. Prepayment Interest Excess in respect of any Trust Subordinate Companion Loan will be paid to the master servicer as additional servicing compensation.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Pooled Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment (or the portion thereof allocated to the Mortgage Loans) for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer, (ii) with respect to the Y&L Towers Trust Subordinate Companion Loan, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Y&L Towers Trust Subordinate Companion Loan to be included in the Y&L Towers Trust Subordinate Companion Loan Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment (or the portion thereof allocated to the Y&L Towers Trust Subordinate Companion Loan) for such Distribution Date and (iii) with respect to the Standard Highline Trust Subordinate Companion Loan, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Standard Highline Trust Subordinate Companion Loan to be included in the Standard Highline Trust Subordinate Companion Loan Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment (or the portion thereof allocated to the Standard Highline Trust Subordinate Companion Loan) for such Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class NR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class NR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class NR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Pooled Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Pooled Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate (W) with respect to the Mortgage Loans, the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Pooled Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Pooled Realized Loss”), (X) with respect to Y&L Towers Trust Subordinate Companion Loan, the amount, if any, by which (i) the Stated Principal Balance of the Y&L Towers Trust Subordinate Companion Loan (including the assumed Stated Principal Balance if the Y&L Towers Trust Subordinate Companion Loan has become an REO Loan) expected to be outstanding immediately following such Distribution Date is less than (ii) the aggregate Certificate Balance of the Y&L Towers Loan-Specific Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit with respect to such Y&L Towers Loan-Specific Principal Balance Certificates, a “Y&L Towers Realized Loss”) and (Y) with respect to the Standard Highline Trust Subordinate Companion Loan, the amount, if any, by which (i) the Stated Principal Balance of the Standard Highline Trust Subordinate Companion Loan (including the assumed Stated Principal Balance if the Standard Highline Trust Subordinate Companion Loan has become an REO Loan) expected to be outstanding immediately following such Distribution Date is less than (ii) the aggregate Certificate Balance of the Standard Highline Loan-Specific Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit with respect to such the Standard Highline Loan-Specific Principal Balance Certificates, a “Standard Highline Realized Loss”, and, together with a Y&L Towers Realized Loss, a “Loan-Specific Realized Loss”).

The Pooled Realized Losses and the Loan-Specific Realized Losses, as the context requires, are referred to in this prospectus as “Realized Losses”.

The certificate administrator will be required to allocate any Pooled Realized Losses among the respective classes of Pooled Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Pooled Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

The certificate administrator will be required to allocate any Y&L Towers Realized Losses among the respective classes of the Y&L Towers Loan-Specific Principal Balance Certificates: first, to the Class UES-D certificates, then, to the Class UES-C certificates, then, to the Class UES-B certificates, and then, to the Class UES-A certificates, in each case until the Certificate Balance of each such class is reduced to zero.

The certificate administrator will be required to allocate any Standard Highline Realized Losses among the respective classes of the Standard Highline Loan-Specific Principal Balance Certificates: first, to the Class STN-C certificates, then, to the Class STN-B certificates, and then, to the Class STN-A certificates, in each case until the Certificate Balance of each such class is reduced to zero.

Realized Losses will not be allocated to the Class Z certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Pooled Principal Balance Certificates are reduced by such Pooled Realized Losses. In addition, the Notional Amount of the Class UES-X certificates and Class STN-X will be reduced if the Certificate Balances of the related Classes of Loan-Specific Certificates are reduced by Y&L Towers Realized Losses or Standard Highline Realized Losses, respectively. Pooled Realized Losses will not be allocated to the Loan-Specific Certificates. The Loan-Specific Realized Losses will not be allocated to the Pooled Certificates.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or the Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or the Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or the Trust Subordinate Companion Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan or non-Trust Subordinate Companion Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class Z certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Pooled Realized Losses are required thereafter to be made to a class of Pooled Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the forms provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)	a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)	a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;

(6)	a CREFC® operating statement analysis report;

(7)	a CREFC® comparative financial status report;

(8)	a CREFC® net operating income adjustment worksheet;

(9)	a CREFC® real estate owned status report;

(10)	a CREFC® servicer watch list;

(11)	a CREFC® loan level reserve and letter of credit report;

(12)	a CREFC® property file;

(13)	a CREFC® financial file;

(14)	a CREFC® loan setup file (with respect to the initial Distribution Date); and

(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the initial Distribution Date);

●	a CREFC® loan periodic update file;

●	a CREFC® Appraisal Reduction Amount Template; and

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to non-Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing following the receipt of such quarterly operating statement for the quarter ending December 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan or Trust Subordinate Companion Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to any Mortgage Loans or Trust Subordinate Companion Loans that are non-Specially Serviced Loans or REO Loans) or the special servicer (with respect to Specially Serviced Loans and REO Loans), as applicable, will deliver or make available copies (in electronic format) to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Loans) or the master servicer (with respect to a Mortgage Loan or Trust Subordinate Companion Loan that is not a Specially Serviced Loan or an REO Loan) of any annual operating statements or rent rolls commencing following the receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer in preparing the CREFC® comparative financial status report. Such master servicer or special servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if the DTC and its participants provide the information to the Certificate Owners.

The holders of the Loan-Specific Certificates will be entitled to obtain access to reports and other information in a manner substantially similar to the procedures described above.

“Privileged Person” means the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Holder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that:

(1)	(i) if a Privileged Person is a Borrower Party and is also the Directing Holder or one of the Controlling Class Certificateholders, then such Directing Holder, Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), will not be entitled to receive any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if a Privileged Person is a Borrower Party but is not the Directing Holder or any Controlling Class Certificateholder, then such party will not be entitled to receive any information other than the Distribution Date Statement;

(2)	If the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, however, that the special servicer may not directly or indirectly provide any information related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; and

(3)	notwithstanding (1) above, any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be (i) with respect to the Mortgage Loans (other than the Yorkshire & Lexington Towers Whole Loan prior to a Y&L Towers Trust Subordinate Companion Loan Control Termination Event or The Standard Highline NYC Whole Loan prior to a Standard Highline Trust Subordinate Companion Loan Control Termination Event), the party selected by the holder or holders of more than 50% of the VRR Interest by Certificate Balance, (ii) with respect to the Yorkshire & Lexington Towers Whole Loan, prior to the Y&L Towers Trust Subordinate Companion Loan Control Termination Event, the party selected by the holder or holders of more than 50% of the Y&L Towers VRR Interest by Certificate Balance and (iii) with respect to The Standard Highline NYC Whole Loan, prior to the Standard Highline Trust Subordinate Companion Loan Control Termination Event, the party selected by the holder or holders of more than 50% of the Standard Highline VRR Interest by Certificate Balance, in each case as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of a Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of a Risk Retention Consultation Party from a party holding the requisite interest in the related VRR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party with respect to the Mortgage Loans, the Yorkshire & Lexington Towers Whole Loan and The Standard Highline NYC Whole Loan is expected to be NREC.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate; provided that the term “Borrower Party” when used in relation to the Loan-Specific Certificates and any matter relating thereto, including rights and obligations of the holders thereof or any servicing matters relating thereto, means such parties with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, as applicable. For the avoidance of doubt, with respect to a Mortgage Loan secured by a residential cooperative property, a person will not be considered a “Borrower Party” solely by reason of such person holding a loan secured by one or more individual cooperative units (or the ownership shares in such units) or owning one or more residential cooperative units at the related Mortgaged Property.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder (or, with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan prior to the continuation of a related Trust Subordinate Companion Loan Control Termination Event, the Y&L Towers Directing Certificateholder, the Standard Highline Directing Holder or the Standard Highline Controlling Class Certificateholder, as applicable) is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer (including any Excluded Special Servicer) and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means any Mortgage Loan or Whole Loan if, as of any date of determination, (a) the Directing Certificateholder or the holder of the majority of the Controlling Class (by Certificate Balance) (or, prior to the continuation of a (i) Y&L Towers Trust Subordinate Companion Loan Control Termination Event, the Y&L Towers Directing Certificateholder (ii) Standard Highline Trust Subordinate Companion Loan Control Termination Event, the Standard Highline Directing Certificateholder, (iii) Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period, the Standard Highline Non-Trust Senior Subordinate Companion Loan Controlling Class Certificateholder and (iv) Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period, the Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period, the Standard Highline Non-Trust Junior Subordinate Companion Loan Controlling Class Certificateholder) is a Borrower Party, or (b) with respect to a Risk Retention Consultation Party, any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the related Risk Retention Consultation Party or the Holder of the majority of the related VRR Interest is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing:

(i) that such person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing),

(ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder, or a Trust Subordinate Companion Loan Controlling Class Certificateholder, as applicable, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder or a Trust Subordinate Companion Loan Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator,

(iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and

(iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws;

provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that (1) solely for the purposes of giving any consent or taking any action pursuant to the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor, a Borrower Party or any person actually known to a responsible officer of the certificate registrar to be an affiliate of the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor or a Borrower Party will be deemed not to be outstanding and (2) solely for the purposes of exercising any rights of a Certificateholder described under “Pooling and Servicing Agreement―Dispute Resolution Provisions”, any certificate beneficially owned by the related mortgage loan seller will be deemed not to be outstanding, and, in the case of either (1) or (2), the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, take any such action or exercise any such rights has been obtained (provided that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Loan). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator or any of their affiliates will be deemed to be outstanding; provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator or any of their affiliates, then such certificate so owned will be deemed not to be outstanding. Notwithstanding the foregoing, the restrictions above will not apply (i) to the exercise of the rights of the master servicer, the special servicer or an affiliate of the master servicer or the special servicer, if any, as a member of the Controlling Class (but not with respect to any Excluded Controlling Class Loan with respect to which such party is an Excluded Controlling Class Holder) or (ii) solely for purposes of accessing information, to any affiliate of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator, as applicable.

A “Companion Holder” is a holder of record of any Companion Loan.

A “Y&L Towers Loan-Specific Certificateholder” is a Certificateholder of a Yorkshire & Lexington Towers Loan-Specific Certificate.

The “Y&L Towers VRR Interests” means certificates representing approximately 5% of the initial Certificate Balance or Notional Amount, as applicable, of each class of Y&L Towers Loan-Specific Certificates (as such acquired certificates may be exchanged as described under Annex F of the offering circular relating to the Y&L Towers Loan-Specific Certificates).

A “Standard Highline Loan-Specific Certificateholder” is a Certificateholder of a the Standard Highline Loan-Specific Certificate.

“Standard Highline VRR Interest” means certificates representing approximately 5% of the initial Certificate Balance or Notional Amount, as applicable, of each class of the Standard Highline Loan-Specific Certificates (as such acquired certificates may be exchanged as described under Annex F of the offering circular relating to the Standard Highline Loan-Specific Certificates).

A “Pooled Certificateholder” is a Certificateholder of a Pooled Certificate.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public. Each NRSRO will be deemed to recertify to the foregoing each time it accesses the certificate administrator’s website.

In addition, under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information to be Provided to Risk Retention Consultation Party

In addition to the reports and other information to be delivered or made available to the Risk Retention Consultation Party, the PSA will provide that for so long as a Control Termination Event has occurred and is continuing, all information to be delivered or made available to the Operating Advisor will also be delivered or made available to the Risk Retention Consultation Party (except for information relating to an Excluded Loan with respect to such party).

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

(A) the following “deal documents”:

●	this prospectus;

●	the PSA, each Sub-Servicing Agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

(B) the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C) the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator);

●	the CREFC® Appraisal Reduction Amount Template; and

●	the annual reports prepared by the operating advisor;

(D) the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer; and

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

(E) the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	any notice of the termination of a sub-servicer;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or document provided to the certificate administrator by the master servicer or the depositor directing the certificate administrator to post the same as a “special notice”;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan as to the Directing Holder or the holder of the majority of the Controlling Class, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan. The certificate administrator will, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Holder or, with respect to the Directing Certificateholder, any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder, such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will allow the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide or provide access to certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or the underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   0% in the case of the Class Z and Class R certificates,

(2)   2% in the case of the Class X-A, Class X-B, Class X-E, Class UES-X and Class STN-X certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(3)   in the case of any class of Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, in the case of any class of Non-Reduced Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, the aggregate of the Certificate Balances of all classes of the Non-Reduced Certificates), each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

At all times during the term of the PSA, the voting rights for the Pooled Certificates (the “Pooled Voting Rights”) will be allocated among the respective classes of Pooled Certificateholders as follows:

(1)   0% in the case of the Class Z and Class R certificates,

(2)   2% in the case of the Class X-A and Class X-B certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(3)   in the case of any class of Pooled Principal Balance Certificates (or, with respect to a vote of Pooled Non-Reduced Certificates, in the case of any class of Pooled Non-Reduced Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Pooled Certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Pooled Certificates) of the Pooled Principal Balance Certificates (or, with respect to a vote of Pooled Non-Reduced Certificates, the aggregate of the Certificate Balances of all classes of the Pooled Non-Reduced Certificates), each determined as of the prior Distribution Date.

None of the Class Z certificates or the Class R certificates will be entitled to any Voting Rights.

“Non-Reduced Certificates” means, as of any date of determination, (i) any class of Pooled Principal Balance Certificates or (ii) any class of Loan-Specific Certificates then-outstanding for which (a) (1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates.

“Pooled Non-Reduced Certificates” means, as of any date of determination, any class of Pooled Principal Balance Certificates that are Non-Reduced Certificates.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—Access to Certificateholders’ Names and Addresses” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificates evidencing the VRR Interest and the HRR Certificates may only be issued as Definitive Certificates and held by the certificate administrator as custodian on behalf of the related investor pursuant to the PSA; provided that the certificates evidencing the VRR Interest shall initially be held as book-entry certificates and then converted to the form of Definitive Certificates. Any request for release of a certificate evidencing a VRR Interest or an HRR Certificate must be consented to by the retaining sponsor and may be subject to any additional requirements pursuant to the PSA.

Exchange of Certificates

On and after the Closing Date, a holder of a uniform percentage interest in each class of Pooled Certificates may be exchanged for such percentage interest in the Class V Certificates, as described in Annex F.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register.

Requests to Communicate

The PSA will require that the certificate administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – CSAIL 2017-CX10

with a copy to: trustadministrationgroup@wellsfargo.com.

Any Communication Request must contain the name of the Requesting Investor, the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, 2017-CX10 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the

Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in certifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans and the Trust Subordinate Companion Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan and the Trust Subordinate Companion Loans sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for the Trust Subordinate Companion Loans will refer to the Mortgage File for the related Mortgage Loan and the related Mortgage Note evidencing such Trust Subordinate Companion Loan:

(i)      the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)    the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)    the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)   originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)    the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)   the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)  other than with respect to a Mortgage Loan secured by a residential cooperative property, the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)   the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)  the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan; and

(xvii) the original or a copy of any related mezzanine intercreditor agreement.

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room. For the avoidance of doubt, references to the Mortgage File for the Trust Subordinate Companion Loans will refer to the Mortgage

File for the related Mortgage Loan and the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     a copy of each of the following documents:

(i)     the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)    all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)     the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)    any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)   any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)  any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)   any ground lease, related ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)   any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  all related environmental reports; and

(xiv)  all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property) or a residential cooperative property, copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of (i) all mortgagor’s certificates of hazard insurance and/or (ii) hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), in each case, if any, delivered in connection with the closing of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)    a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of any insurance consultant report;

(s)   a copy of the organizational documents of the related mortgagor and any guarantor;

(t)   a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)   a copy of any closure letter (environmental); and

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included or obtained in connection with the origination of such Mortgage Loan, (other than any document that customarily would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan (and, with respect to NREC, the Trust Subordinate Companion Loans) sold by that mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans (but not the Trust Subordinate Companion Loans) are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan or a Trust Subordinate Companion Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan or Trust Subordinate Companion Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan or Trust Subordinate Companion Loan, as the case may be, the value of the related Mortgaged Property or the interests of any applicable Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan or Trust Subordinate Companion Loan, as the case may be, to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) will be required to, no later than 90 days following:

(x)   such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)   in the case of such Material Defect that would cause the Mortgage Loan or a Trust Subordinate Companion Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(1)  cure such Material Defect in all material respects, at its own expense,

(2)  repurchase the affected Mortgage Loan, Trust Subordinate Companion Loan or REO Loan, as the case may be, at the applicable Purchase Price, or

(3)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution.

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan, Trust Subordinate Companion Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the applicable Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan or Trust Subordinate Companion Loan (for which no substitution will be permitted) unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA (other than the asset representations reviewer) to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan or Trust Subordinate Companion Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller, the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan or Trust Subordinate Companion Loan that is not an Excluded Loan with respect to such Directing Holder (and, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), with the consent of the Directing Holder) are able to agree, each in its sole discretion, upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan securitized under the related Non-Serviced PSA from the related other issuing entity, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Non-Serviced Companion Loans contained in a securitization.

With respect to any Mortgage Loan or Trust Subordinate Companion Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan or Trust Subordinate Companion Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan or Trust Subordinate Companion Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or Trust Subordinate Companion Loan or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable), if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, the asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or Trust Subordinate Companion Loan (or related REO Loan); provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” but will include trust expenses related to such activities, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period), (6) solely in the case of a repurchase or substitution by a mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan and (7) solely in the case of a purchase by the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan, the outstanding principal balance of the Standard Highline Non-Trust Senior Subordinate Companion Loan plus any related accrued and unpaid interest at the applicable Mortgage Rate, from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period relating to the monthly payment date next following the date the purchase occurred.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved (so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Holder or the holder of the majority of the Controlling Class), by the Directing Holder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the related mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or the Trust Subordinate Companion Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) will have the option to either repurchase the related Mortgage Loan or Trust Subordinate Companion Loan or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) will remit the amount of these costs and expenses and upon its making such remittance, the related mortgage loan seller will be deemed to have cured the breach in all respects. The related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively) will be the sole warranting party in respect of the Mortgage Loans or the Trust Subordinate Companion Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or Trust Subordinate Companion Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the related mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan or Trust Subordinate Companion Loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans (including, for the avoidance of doubt, the Trust Subordinate Companion Loans) and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” above.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to each Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest —The Servicing of the Servicing Shift Whole Loan Will Shift to Others”, on or after the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans and the Trust Subordinate Companion Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and the Trust Subordinate Companion Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator in its capacity as custodian, with a copy to the master servicer, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan and Trust Subordinate Companion Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase, substitute or make a Loss of Value Payment for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower(s) on similar non-defaulted debt of such borrower(s) as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan or Trust Subordinate Companion Loan that is an Excluded Loan with respect to the Directing Holder (and, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or the special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or the special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or the special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)    all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loans), the Trust Subordinate Companion Loans and any REO Loan (including any portion of an REO Loan related to a Trust Subordinate Companion Loan, but excluding any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and not received as of the business day preceding the Remittance Date (for the avoidance of doubt, interest payments in respect of the Y&L Towers Trust Subordinate Companion Loan will be deemed not to have been received to the extent such payments are applied to pay principal in respect of a Y&L Towers Pari Passu Companion Loan pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement); and

(2)    in the case of each Mortgage Loan or Trust Subordinate Companion Loan delinquent in respect of its balloon payment as of the Remittance Date (including any REO Loan (including any portion of an REO Loan related to a Trust Subordinate Companion Loan, but excluding any portion of an REO Loan related to any other Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan), Trust Subordinate Companion Loan or REO Loan (including any portion of an REO loan related to a Trust Subordinate Companion Loan, but excluding any portion of an REO Loan related to any other Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or Trust Subordinate Companion Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan or Trust Subordinate Companion Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined to exist with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) or Trust Subordinate Companion Loan and such Mortgage Loan or Trust Subordinate Companion Loan experience subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan or Trust Subordinate Companion Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan or Trust Subordinate Companion Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan or Trust Subordinate Companion Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan (other than a Trust Subordinate Companion Loan).

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the Mortgage Loans or otherwise.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in accordance with the Servicing Standard (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for a Non-Serviced Whole Loan under the PSA. No Servicing Advances will be made with regard to a Subordinate Companion Loan (other than a Trust Subordinate Companion Loan) if the related Mortgage Loan is no longer held by the issuing entity. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan other than an Excluded Loan as to such party, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled (a) to consider (among other things) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (among other things) the timing of recoveries, and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such reimbursement, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and is binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer, which determination will be binding on the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to such Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan or a Trust Subordinate Companion Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans in the Mortgage Pool (which excludes the Trust Subordinate Companion Loans) on deposit in the Collection Account (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed from collections relating to the related Mortgage Loan. Amounts payable in respect of each Serviced Companion Loan (other than a Trust Subordinate Companion Loan) pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

Neither the master servicer nor the trustee will be entitled to recover any Nonrecoverable Advance made in respect of a Mortgage Loan (other than the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan in the case of a Nonrecoverable Advance that was a Servicing Advance) or any interest due on such Advance from any collections on the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan allocable to the related Trust Subordinate Companion Loan nor (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to the Trust Subordinate Companion Loans, the master servicer will only be entitled to reimbursement for a P&I Advance from the amounts that would have been allocable to the related Trust Subordinate Companion Loan.

If the funds in the Collection Account allocable to principal are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans or the Trust Subordinate Companion Loans, as applicable, to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or a Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Neither the master servicer nor the trustee will be entitled to recover (1) any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan from any collections on the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan allocable to the related Trust Subordinate Companion Loan or (2) any Workout-Delayed Reimbursement Amounts in respect of the Trust Subordinate Companion Loans from any collections on or allocable to the Mortgage Loans. However, if the Workout-Delayed Reimbursement Amount relates to a Servicing Advance for Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, the master servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool including the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account, in no event later than the 2nd business day following receipt in available and properly identified funds, all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans and the Trust Subordinate Companion Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or Trust Subordinate Companion Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan or the related Trust Subordinate Companion Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Companion Loan (including the Trust Subordinate Companion Loans), which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion

Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan (other than any Trust Subordinate Companion Loan, in which case such amounts will be held for the benefit of holders of the related Loan-Specific Certificates) or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans (or a Trust Subordinate Companion Loan REMIC Distribution Account in respect of the related Trust Subordinate Companion Loan), to the extent of funds on deposit in the Collection Account, on the related Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including the “Lower-Tier REMIC Distribution Account” and the “Upper-Tier REMIC Distribution Account”, a “Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account” and a “Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders (or for the benefit of the holders of the related class of Loan-Specific Certificates, in the case of the Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account or the Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account).

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account (other than with respect to the Trust Subordinate Companion Loans) the Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account or the Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account), plus, among other things, any P&I Advances less amounts, if any, distributable to the Class Z and Class R certificates as set forth in the PSA generally (1) to apply amounts transferred to the Upper-Tier REMIC Distribution Account from the Lower-Tier REMIC Distribution Account to make distributions of interest and principal from Pooled Available Funds to the holders of the Pooled Certificates, as described under “Description of the Certificates—Distributions”, (2) to apply amounts transferred to the Upper-Tier REMIC Distribution Account from the Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account with respect to the Y&L Towers Trust Subordinate Companion Loan) to make distributions of interest and principal from the Y&L Towers Trust Subordinate Companion Loan Available Funds to the holders of the Y&L Towers Loan-Specific Certificates and (3) to apply amounts transferred to the Upper-Tier REMIC Distribution Account from the Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account with respect to the Standard Highline Trust Subordinate Companion Loan) to make distributions of interest and principal from the Standard Highline Trust Subordinate Companion Loan Available Funds to the holders of the Standard Highline Loan-Specific Certificates.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Remittance Date occurring each February and on any Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans and the Trust Subordinate Companion Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans and the Trust Subordinate Companion Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February,

“Withheld Amounts”). On the Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, with respect to the Mortgage Loans and deposit that amount into the Lower-Tier REMIC Distribution Account and the Withheld Amounts with respect to the Trust Subordinate Companion Loans to the related Trust Subordinate Companion Loan REMIC Distribution Account, as applicable.

The certificate administrator is also required to establish and maintain the Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account and the Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account, which may be sub-accounts of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the related Loan-Specific Certificates.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class Z certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains (other than amounts allocable to the Trust Subordinate Companion Loans) will be applied on the applicable Distribution Date as part of Pooled Available Funds to all amounts due and payable on the Pooled Certificates (including to reimburse for Pooled Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Pooled Realized Losses, if any (as determined by the special servicer). Any gains allocable to the Y&L Towers Trust Subordinate Companion Loan or the Standard Highline Trust Subordinate Companion Loan will be applied on the applicable Distribution Date to reimburse the holders of the related Loan-Specific Certificates for related Loan-Specific Realized Losses, and, to the extent not so applied, such gains will be held and applied to offset future Loan-Specific Realized Losses to the related Trust Subordinate Companion Loan, if any. Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Companion Distribution Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from their investment of such funds, as provided in the PSA.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account), exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account, for any of the following purposes, in each case only to the extent permitted under the PSA, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Remittance Date (A) to the certificate administrator on the related Distribution Date for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account any Withheld Amounts collected on the Actual/360 Loans for their due dates in January (except during a leap year) and February of any calendar year;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)   to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)   to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)  to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)  to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)  to reimburse the certificate administrator for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)  to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)  to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to any related Companion Loan, except as specifically described in the PSA with respect to the Trust Subordinate Companion Loans in the case of expenses not allocated to any particular Mortgage Loan.

With respect to the Trust Subordinate Companion Loans, the withdrawal items described above will generally first be paid out of amounts on deposit in the related Companion Distribution Account and if funds therein are insufficient may be withdrawn from the Collection Account in certain circumstances.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced

Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the Pooled Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans, the related Serviced Companion Loans and each successor REO Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of each such Mortgage Loan, Serviced Companion Loan and REO Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and the related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of each such Specially Serviced Loan and REO Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains (i) a full, partial or discounted payoff (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments, and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption fees, waiver, consent and earnout fees, late payment charges, default interest, review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan in each case, excluding each Non-Serviced Mortgage Loan and excluding any Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (in each case, excluding each Non-Serviced Mortgage Loan and excluding any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred (during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account).	Time to time
Asset Representations Reviewer Fee/Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee/Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	The sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management	Payable by the related mortgage loan seller upon completion of any Asset Review and within 45 days of receipt of a written request from the asset representations reviewer; provided, however, that if the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount upon completion of any Asset Review and within 90 days of receiving an invoice from the asset representations reviewer, such fee will be paid by	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.	the trust; provided, further, that notwithstanding any payment of such fee by the trust, such fee will remain an obligation of the related mortgage loan seller and the special servicer will reasonably pursue remedies against such mortgage loan seller (and, in the case of clause (y), the trust will be entitled to interest on such unpaid fee at the advance rate and the special servicer will be entitled to an additional fee equal to 40.0% of such unpaid fee from the related mortgage loan seller upon recovery of such amounts).
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and the related Serviced Companion Loans), and then, with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and the related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	All references to the Serviced Companion Loans in the table above do not include the Trust Subordinate Companion Loans. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan related to such Trust Subordinate Companion Loan.

With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any related REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer (if any) under the Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to the Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to a Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan, and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Whole Loan or REO Loan, equal to a per annum rate ranging from 0.00500% to 0.05250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to the Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loans to the extent not prohibited by the related Intercreditor Agreement and that do not involve a Major Decision and 50% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Intercreditor Agreement and that involve one or more Major Decisions (whether or not processed by the special servicer);

●	100% of all assumption application fees received on any Mortgage Loans, only for which the master servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) which do not involve a Major Decision;

●	50% of all assumption, waiver, consent and earnout fees and other similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) which involve a Major Decision (whether or not processed by the special servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan or any related Serviced Companion Loan have been paid;

●	100% of charges by the master servicer collected for checks returned for insufficient funds and charges for beneficiary statements or demands actually paid by the related borrowers relating to the accounts held by the master servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior

12-months of the collection of the current Excess Modification Fees) will be subject to a cap of the greater of (a) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan and (b) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, KeyBank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of KeyBank as master servicer; provided that KeyBank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, KeyBank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to the Non-Serviced Mortgage Loans, the master servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to 0.0025% per annum with respect to the Non-Serviced Mortgage Loan.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate equal to the greater of 0.25% and the per annum rate that would result in (i) $3,500 or (ii) with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a specially serviced loan during the occurrence and continuance of a consultation termination event, $5,000, in each case, for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of the lesser of (a) 1.0% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) the rate that would result in a workout fee of $1,000,000 assuming the Corrected Loan remains outstanding and pays in accordance with its terms through maturity (or, except with respect to the Yorkshire & Lexington Towers Whole Loan, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000, then the Workout Fee Rate will be a rate equal to such higher rate as would result in an aggregate Workout Fee equal to $25,000 assuming the Corrected Loan remains outstanding and pays in accordance with its terms through maturity).

The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including each related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee but will not (except with respect to the Yorkshire & Lexington Towers Whole Loan) reduce the special servicer’s Workout Fee below $25,000 with respect to such Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property or (ii) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan. The Liquidation Fee for each Mortgage Loan (and each related Serviced Companion Loan), Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 1.0% with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), each Specially

Serviced Loan and each REO Property; provided that, except with respect to the Yorkshire & Lexington Towers Whole Loan, if the rate in clause (b) above would result in a liquidation fee that would be less than $25,000 in circumstances where a liquidation fee is to be paid, then such rate as would yield a fee of $25,000; provided, further, that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the Serviced Companion Loan or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)     (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)    the purchase of any (A) Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, (B) The Standard Highline NYC Whole Loan by the holder of a Standard Highline Non-Trust Senior Subordinate Companion Loan or by the holder of a the Standard Highline Non-Trust Subordinate Companion Loan, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties, and, if applicable, the Trust Subordinate Companion Loans, in connection with an optional termination of the issuing entity,

(iv)    with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan within the time period (or extension of such time period) provided for such repurchase in such pooling and servicing agreement if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)     the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and if such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, then the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)    if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full; provided that, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)     100% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)    100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement), only for which the special servicer is processing the underlying assumption related transaction,

(iii)    100% of all assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans,

(iv)    100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(v)     50% of all Excess Modification Fees and assumption fees, waiver fees, consent fees, earnout fees, and similar fees received with respect to all Mortgage Loans (including any Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans that involve one or more Major Decisions, and

(vi)    100% of charges by the special servicer for checks returned for insufficient funds, charges for beneficiary statements or demands, in each case, relating to the accounts held by the special servicer.

In addition, the Special Servicer will also be entitled to retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by the related Mortgagor. The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account or the Loss of Value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for such Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan)), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and the Trust Subordinate Companion Loans and will be equal to the product of a rate equal to 0.00611% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans, the Trust Subordinate Companion Loans and any REO Loans (including any Non-Serviced Mortgage Loan and the Trust Subordinate Companion Loans, but not any other Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and Trust Subordinate Companion Loans, as applicable.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan, Trust Subordinate Companion Loan and REO Loan, and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00179% with respect to all Mortgage Loans, and the Stated Principal Balance of the Mortgage Loans, the Trust Subordinate Companion Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will also be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, equal to the product of a rate equal to 0.00047% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee (the “Asset Representations Reviewer Asset Review Fee”) equal to the sum of (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, from the year of the Closing Date and to the year of the occurrence of the Asset Review.

Each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Pooled Certificates as described above in “—Withdrawals from the Collection Account”, except that the Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid, in the first instance, by the related mortgage loan seller upon completion of any Asset Review and within forty-five (45) days of receipt by the related mortgage loan seller of a written invoice from the asset representations reviewer. If the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount within ninety (90) days of receiving an invoice from the asset representations reviewer, such fee will be paid by the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount. However notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to reasonably pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity, and the costs of so doing will be a trust fund expense. If the Asset Representations Reviewer Asset Review Fee is paid by the issuing entity pursuant to clause (y) above, the related mortgage loan seller will also be required to pay interest at the advance rate on such Asset Representations Reviewer Asset Review Fee to the issuing entity and an additional fee equal to 40% of such Asset Representations Reviewer Asset Review Fee to the special servicer as additional servicing compensation upon recovery of such amounts. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan will be required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by a mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan, REO Loan (including any portion of an REO Loan related to a Trust Subordinate Companion Loan, but excluding the portion of an REO Loan related to any other Serviced Companion Loan) and Trust Subordinate Companion Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan, REO Loan or Trust Subordinate Companion Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and each Trust Subordinate Companion Loan is a rate equal to 0.000500% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balances of all classes of Subordinate Certificates have been reduced to zero (and, in the case of the Yorkshire & Lexington Towers Whole Loan and The Standard Highline NYC Whole Loan, when Certificate Balances of all classes of the related Loan-Specific Certificates have been reduced to zero).

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Holder (except in the case of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least ten (10) business days following the later of (i) the date the special servicer receives an appraisal or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.   the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that

Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; however, in the case of a residential cooperative property, such appraised value will be determined as if such Mortgaged Property is operated as a multifamily rental property with rents and other income set at the prevailing market rates (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants), and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan based upon their respective outstanding principal balances.

Any Appraisal Reduction Amount with respect to the Yorkshire & Lexington Towers Whole Loan will be allocated first to the related Trust Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and then to the related Mortgage Loan and the related Pari Passu Companion Loan(s), if any, on a pro rata basis.

Any Appraisal Reduction Amount with respect to The Standard Highline NYC Whole Loan will be allocated first to the Standard Highline Non-Trust Junior Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts), then to the Standard Highline Non-Trust Senior Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts), then to the Standard Highline Trust Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and then to The Standard Highline NYC Mortgage Loan.

For a summary of the provisions in each Non-Serviced PSA relating to appraisal reduction amounts, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the later of (i) the tenth business day following the receipt of the MAI appraisal or the completion of the valuation and (ii) the Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the special servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days, as applicable (in the case of clause (6)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the later of (i) the special servicer’s receipt of such MAI appraisal and (ii) the date of the related Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal evaluation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within four (4) business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable, and, promptly following receipt of any such appraisal or performance of such valuation (or receipt of any supplemental appraisal, as discussed below), will deliver a copy thereof to the master servicer, the certificate administrator, the trustee, the operating advisor and (prior to the occurrence of any Consultation Termination Event and other than in the case of any Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) the Directing Holder. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, to the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan as to such party), the special servicer will consult with the Directing Holder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 6-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reduction amounts that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under such Non-Serviced PSA in respect of such Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, such Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to such Non-Serviced Whole Loan will generally be allocated to such Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-E certificates). See “—Advances”.

As a result of calculating one or more Appraisal Reduction Amounts that are allocated to a Trust Subordinate Companion Loan, the amount of any required P&I Advance with respect to the related Trust Subordinate Companion Loan will be reduced, which will have the effect of reducing the amount of interest available to the related Loan-Specific Certificates then-outstanding in reverse sequential order.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Trust Subordinate Companion Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan or Trust Subordinate Companion Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon the master servicer obtaining knowledge or receiving notice that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency

Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than a Non-Serviced Mortgage Loan), the Special Servicer (with respect to Non-Serviced Mortgage Loans), the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or the Trust Subordinate Companion Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount. In the case of a Serviced Whole Loan (including the Yorkshire & Lexington Towers Whole Loan and The Standard Highline NYC Whole Loan), any Collateral Deficiency Amount will be allocated among the related Mortgage Loan, Serviced Pari Passu Companion Loan and Subordinate Companion Loan in the same manner Appraisal Reduction Amounts are allocated.

For purposes of determining the Pooled Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage

Loan will be allocated to each class of Pooled Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class NR certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR certificates, second, to the Class F certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

For purposes of determining the Non-Reduced Certificates, the Y&L Towers Controlling Class or the Standard Highline Controlling Class and the occurrence of a related Trust Subordinate Companion Loan Control Termination Event (and, in the case of The Standard Highline NYC Whole Loan, a Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period or a Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period), Appraisal Reduction Amounts allocated to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan will be allocated first to the related Trust Subordinate Companion Loan (or, in the case of The Standard Highline NYC Whole Loan, the Standard Highline Non-Trust Junior Subordinate Companion Loan and then the Standard Highline Non-Trust Senior Subordinate Companion Loan and then to the Standard Highline Trust Subordinate Companion Loan) and then to the related Mortgage Loan and the related Pari Passu Companion Loan(s), if any, on a pro rata basis. Appraisal Reduction Amounts allocated to a Trust Subordinate Companion Loan will be allocated to each class of related Loan-Specific Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero. In addition, for purposes of determining the Y&L Towers Controlling Class or the Standard Highline Controlling Class and the occurrence of a related Trust Subordinate Companion Loan Termination Event, Collateral Deficiency Amounts allocated to a Trust Subordinate Companion Loan will be allocated to each related class of Loan-Specific Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero. For the avoidance of doubt, for purposes of determining the Y&L Towers Controlling Class or the Standard Highline Controlling Class and the occurrence of a related Trust Subordinate Companion Loan Control Termination Event, any class of related Loan-Specific Principal Balance Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer, will be required to promptly notify the master servicer and certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates or Loan-Specific Principal Balance Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts (as applicable) to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted and, if so warranted, the special servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the applicable Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right to challenge the Special Servicer’s Appraisal Reduction Amount and, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 30 days from receipt of the Requesting Holders’ written request.

With respect to The Standard Highline NYC Whole Loan, the holders of the Standard Highline Non-Trust Subordinate Companion Loans may in certain circumstances post collateral to avoid a change of control. See “Description of the Mortgage Pool—The Serviced AB Whole Loans—The Standard Highline NYC Whole Loan”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, with respect to The Standard Highline NYC Whole Loan, the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan or the Standard Highline Non-Trust Junior Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” and “—The Serviced AB Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and any related Serviced Companion Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard (with respect to any Mortgage Loan other than an applicable Excluded Loan and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder); provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to an REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer (unless a Control Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). In addition, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan that is not an Excluded Loan as to such party) in connection with any determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard to (1) cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and if the borrower does not so maintain, will be required to (2) itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon the certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder and/or the consultation rights of the Risk Retention Consultation Party, or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or waiting to consult on a non-binding basis with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained) (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder) (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and upon non-binding consultation with the Risk Retention Consultation Party, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this section, the special servicer (or, with respect to certain modifications, waivers and amendments that are not Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or to be subject to tax under the REMIC provisions. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within ten (10) business days of delivery to the special servicer of the analysis and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Holder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement).

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan (other than any Excluded Loan as to such party), the approval of the Directing Holder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) with respect to a Specially Serviced Loan (other than any Excluded Loan as to such party), non-binding consultation with the Risk Retention Consultation Party, in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent possible to fully amortize a modified Mortgage Loan or Trust Subordinate Companion Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)   extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years (or with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, seven years) prior to the related Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, subject to compliance with the Servicing Standard giving due consideration to the remaining term of the ground lease and the consent and consultation rights relating to Major Decisions, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)   provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer is the party giving notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan, the Directing Holder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer is the party giving notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Holder or the Risk Retention Consultation Party), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan or Trust Subordinate Companion Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), will be required (a) to exercise any right it may have with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights, with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, the special servicer has obtained, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an applicable Excluded Loan, the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an applicable Excluded Loan, the special servicer has consulted with the Directing Holder), which consent or consultation will be deemed given or satisfied 10 business days after the Directing Holder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Holder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent. However, the special servicer may not waive the rights of the lender or grant its consent under any “due-on-sale” clause, unless:

●	the special servicer has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 5% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is equal to or less than $35 million, (c) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000) and (d) is not the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan.

For the avoidance of doubt, with respect to any Mortgage Loan that (i) is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest and

(ii) is a Specially Serviced Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Holder with respect to the above described “due-on-sale” matters.

With respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will be required (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that, with respect to such waiver of rights, with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, prior to the occurrence and continuance of any Control Termination Event, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the special servicer has consulted with the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent or consultation will be deemed given or satisfied 10 business days after the Directing Holder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Holder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

For the avoidance of doubt, with respect to any Mortgage Loan that (i) is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest and (ii) is a Specially Serviced Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Holder with respect to the above described “due-on-encumbrance” matters.

Pursuant to the PSA, neither the special servicer may not waive the rights of the lender or grant its consent under any “due-on-encumbrance” clause, unless:

●	the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 2% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is $20 million or less, (c) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (d) has as debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan (or related Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien), (e) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000) and (f) is not the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) or a Trust Subordinate Companion Loan with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan or Trust Subordinate Companion Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to the Yorkshire & Lexington Towers Whole Loan, the cost will be allocated, first, to reduce amounts otherwise distributable to the holder of the related Trust Subordinate Companion Loan, and second, to reduce amounts otherwise distributable to the holder of the related Mortgage Loan and the related Pari Passu Companion Loan(s), if any, on a pro rata and pari passu basis, to the extent provided in the related Intercreditor Agreement. With respect to The Standard Highline NYC Whole Loan, the cost will be allocated, first, to reduce amounts otherwise distributable to the holder of the related Non-Trust Junior Subordinate Companion Loan, second, to reduce amounts otherwise distributable to the holder of the related Non-Trust Senior Subordinate Companion Loan, third, to reduce amounts otherwise distributable to the holder of the related Trust Subordinate Companion Loan and fourth, to reduce amounts otherwise distributable to the holder of the related Mortgage Loan and the related Pari Passu Companion Loan(s), if any, on a pro rata and pari passu basis, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which the preparer of such report has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any visible material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the quarterly and annual operating statements of the related Mortgaged Property commencing with operating statements reflecting the calendar quarter ending on March 31, 2018 and the calendar year ending on December 31, 2018. Most of the Mortgage Loan documents obligate the related borrower to deliver quarterly and annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) (each of the following events, a “Servicing Transfer Event”):

(1)       as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the special servicer, within 60 days after the related maturity date, with a written and fully executed (subject only to customary final closing conditions) written commitment for refinancing from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the special servicer will promptly forward such commitment to the master servicer), which provides that such refinancing will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates);

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated Subordinate Companion Loan or mezzanine loan, the holder of the related Subordinate Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or the borrower has become the subject of a decree or order for that proceeding, provided that if the appointment, decree or order is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or the related borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or special servicer (and with respect to any Mortgage Loan other than an Excluded Loan as to such party and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder), as applicable, a payment default (other than a balloon payment default) is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan as to such party and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or

(7)       as to which the master servicer or special servicer (and with respect to any Mortgage Loan other than an Excluded Loan as to such party and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder) determines that (i) a payment default (other than a balloon payment default and other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans)), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (other than with respect to an Excluded Loan as to such party, with the consent of the Directing Holder (unless a Control Termination Event has occurred and is continuing) and upon consultation with the Risk Retention Consultation Party) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Trust Subordinate Companion Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be return to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan or Trust Subordinate Companion Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan that is not an Excluded Loan as to such party and other than with respect to the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan);

●	with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll (or, with respect to any residential cooperative property, the most current maintenance schedule) and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report is required to be labeled or otherwise identified or communicated as being final.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process.

While an Operating Advisor Consultation Event has occurred and is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) such related additional information reasonably requested by the operating advisor that is in the possession of the special servicer, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, as a collective whole. Promptly upon determining whether or not to revise any asset status report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the special servicer will be required to send the Directing Holder (other than with respect to an applicable Excluded Loan) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor, the Asset Status Report and the operating advisor and the Directing Holder will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders (including the holders of the Loan-Specific Certificates, if applicable), or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC, the Y&L Towers Trust Subordinate Companion Loan REMIC or the Standard Highline Trust Subordinate Companion Loan REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC, the Y&L Towers Trust Subordinate Companion Loan REMIC or the Standard Highline Trust Subordinate Companion Loan REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, the Y&L Towers Trust Subordinate Companion Loan REMIC or the Standard Highline Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the Mortgaged Property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income with respect to a Mortgaged Property would qualify if a separate charge is not stated for such non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Y&L Towers Trust Subordinate Companion Loan REMIC or the Standard Highline Trust Subordinate Companion Loan REMIC or the Lower-Tier REMIC, as applicable, at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC, the Y&L Towers Trust Subordinate Companion Loan REMIC or the Standard Highline Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and, with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder(s), for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and the Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder(s) constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan, but including the Trust Subordinate Companion Loans) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as to realize a fair price. In the case of a Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that the related Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan(s) by the special servicer for such Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing and such Non-Serviced Mortgage Loan is not an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party at least 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan or REO Property if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan or REO Property, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 3 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 6-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price and the offer is less than the Par Purchase Price, the trustee must (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Holder (unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (in each case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loans”.

If the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan becomes a Defaulted Loan, the special servicer will be required to sell the applicable Mortgage Loan together with the related Subordinate Companion Loans as one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA.

In addition, with respect to the Non-Serviced Mortgage Loans, if a Non-Serviced Mortgage Loan has become a Defaulted Loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) (and, in the case of the Centre 425 Bellevue Whole Loan and the One California Plaza Whole Loan, the related Subordinate Companion Loans) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as a Control Termination Event does not exist, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and in the case of the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan, the related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and in the case of the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan, the related Trust Subordinate Companion Loan), (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan (and in the case of the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan, the related Trust Subordinate Companion Loan), the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan (and in the case of the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan, the related Trust Subordinate Companion Loan), prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan (and in the case of the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan, the related Trust Subordinate Companion Loan). In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any applicable Excluded Loan, (2) the special servicer, with respect to non-Specially Serviced Loans (other than any applicable Excluded Loan or Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer or the Directing Holder and (3) the special servicer with respect to all Mortgage Loans (other than any applicable Excluded Loan as to such party) for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an applicable Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

In addition, within a reasonable time upon request from the Directing Holder or the operating advisor, as applicable, and no more often than on a monthly basis, each of the master servicer and the special servicer shall, without charge, make a knowledgeable officer available via telephone to verbally answer questions from (a) the Directing Holder ((i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party) and (b) the operating advisor (with respect to the special servicer only), regarding the performance and servicing of the Mortgage Loans, the Trust Subordinate Companion Loans and/or REO Properties for which the master servicer or the special servicer, as applicable, is responsible.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the certificate registrar from time to time); provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated,

the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder;

The initial Directing Certificateholder is expected to be Eightfold Real Estate Capital Fund V, L.P. (or its affiliate).

“Directing Holder” means:

(a)    with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan, the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan) or Serviced Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), the Directing Certificateholder;

(b)    with respect to the Yorkshire & Lexington Towers Whole Loan, (i) for so long as no Y&L Towers Trust Subordinate Companion Loan Control Termination Event exists, the Y&L Towers Directing Certificateholder and (ii) for so long as a Y&L Towers Trust Subordinate Companion Loan Control Termination Event exists, the Directing Certificateholder;

(c)    with respect to The Standard Highline NYC Whole Loan, (i) for so long as no Standard Highline Trust Subordinate Companion Loan Control Termination Event exists, the Standard Highline Directing Holder and (ii) for so long as a Standard Highline Trust Subordinate Companion Loan Control Termination Event exists, the Directing Certificateholder; and

(d)    with respect to any Servicing Shift Whole Loan, (i) prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder and (ii) on and after the related Servicing Shift Securitization Date, the Directing Certificateholder.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Controlling Companion Loan, which, in the case of the Lehigh Valley Mall Whole Loan is currently JPMorgan Chase Bank, National Association. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is (a) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan or the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan) or Serviced Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA; and (b) with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, each Holder (or Certificate Owner, if applicable) of a Certificate of the Y&L Towers Controlling Class or the Standard Highline Controlling Class, as applicable, as determined by the certificate registrar, from time to time, upon request by any party to the PSA. For the avoidance of doubt, whenever the term “Controlling Class Certificateholder” is used without further clarification, the parties hereto intend for such references to mean the applicable Controlling Class Certificateholder under the circumstances.

A “Trust Subordinate Companion Loan Controlling Class Certificateholder” is each holder of a certificate of the Y&L Towers Controlling Class or the Standard Highline Controlling Class, as applicable, as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be (a) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan, the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan) or Serviced Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class, or if no Class of Control Eligible Certificates meets the preceding requirement, the most senior Class of Control Eligible Certificates. The Controlling Class as of the Closing Date shall be the Class NR Certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Classes, have been reduced to zero, the Controlling Class shall be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class; (b) with respect to the Yorkshire & Lexington Towers Whole Loan, the Y&L Towers Controlling Class and (c) with respect to The Standard Highline NYC Whole Loan, the Standard Highline Controlling Class.

The “Y&L Towers Controlling Class” will be, as of any time of determination, the most subordinate class of the Y&L Towers Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class.

The “Standard Highline Controlling Class” will be, as of any time of determination, the most subordinate class of the Standard Highline Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class.

The “Loan-Specific Controlling Class” will be each of the Y&L Towers Controlling Class or the Standard Highline Controlling Class.

For the avoidance of doubt, whenever the term “Controlling Class” is used without further clarification, the parties hereto intend for such references to mean the applicable Controlling Class under the circumstances.

The “Control Eligible Certificates” will be any of the Class F and Class NR certificates.

The “Y&L Towers Control Eligible Certificates” will be any of the Class UES-A, Class UES-B, Class UES-C and Class UES-D Certificates.

The “Standard Highline Control Eligible Certificates” will be any of the Class STN-A, Class STN-B and Class STN-C Certificates.

The “Loan-Specific Control Eligible Certificates” will be each of the Y&L Towers Control Eligible Certificates or the Standard Highline Control Eligible Certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class or provide the name, contact information and address of the then-current Directing Holder, and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or such special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class F certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, (b) with respect to any Mortgage Loan (other than (1) any Non-Serviced Mortgage Loan and (2) any applicable Excluded Loan), prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or thirty (30) days with respect to clause (x) below) after receipt of the written analysis (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Holder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Holder will not apply to any applicable Excluded Loan; and (c) (i) prior to taking any of the following actions with respect to a Specially Serviced Loan, an REO Loan or an REO Property and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (except with respect to an Excluded Loan as to the Risk Retention Consultation Party).

Each of the following will be a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans or Serviced Whole Loans as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding late fees and default interest) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than as expressly permitted pursuant to the terms of the related loan documents;

(iii)      any sale of a Defaulted Loan and any related defaulted Companion Loan or REO Property (other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(iv)      any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)       requests for property releases or substitutions, other than (i) the release of collateral securing a Mortgage Loan in connection with a defeasance of such collateral, (ii) immaterial condemnation actions and other similar takings or (iii) as required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion ;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan if lender consent is required, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement as related to an immaterial easement, right of way or similar agreement;

(vii)      any property management company changes (with respect to a Mortgage Loan with an outstanding principal balance greater than $2,500,000) or franchise changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan for which the lender is permitted to consent or approve under the Mortgage Loan documents);

(viii)     releases of any amounts from any escrows, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those releases done in accordance with the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion;

(ix)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)      any determination by the master servicer or special servicer, as applicable, pursuant to clauses (5) and (7) of the definition of “Servicing Transfer Event” herein;

(xi)      any determination of an Acceptable Insurance Default;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(xiii)    any modification or consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(xiv)    any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xv)     approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a ground lease (including without limitation any entry into a new ground lease or determining whether to cure any default by a borrower under a ground lease) or lease of an outparcel or affects an area greater than or equal to the lesser of (1) 20,000 square feet or (2) 20% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity, (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes, (d) otherwise constitutes a “major lease” or “material lease”

under the related loan documents or (e) such transaction relates to a Specially Serviced Loan, in each case to the extent lender discretion is required under the mortgage loan documents;

(xvi)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xvii)    any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xviii)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xix)    approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan).

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. During the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer and (ii) the proposed course of action recommended.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan or and for so long as no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Holder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the special servicer from consulting with the Directing Holder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor that is in the possession of the special servicer related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan

(other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party and reasonably available to the special servicer related to the subject matter of such consultation, the special servicer will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicing actions.

A “Control Termination Event” will occur

(a)    with respect to any Mortgage Loan (other than the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan) or Serviced Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) (i) no Class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of such Class; (ii) such Mortgage Loan or Whole Loan is an Excluded Loan; or (iii) a Holder of the Class F Certificates becoming the majority Controlling Class Certificateholder and having irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor Controlling Class Certificateholder; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; and

(b)    with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, at any date on which (i) such Whole Loan is an Excluded Loan, or (ii)(A) a Trust Subordinate Companion Loan Control Termination Event exists with respect to such Whole Loan and (B)(1) no Class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of such Class or (2) a Holder of the Class F Certificates becoming the majority Controlling Class Certificateholder and having irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor Controlling Class Certificateholder;

provided that a Control Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates or the Loan-Specific Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans; provided, further, that for the avoidance of doubt, whenever the term “Control Termination Event” is used without further clarification, it means the applicable Control Termination Event under the circumstances.

A “Consultation Termination Event” will occur

(a)    with respect to any Mortgage Loan (other than the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan) or Serviced Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) (i) no class of Control Eligible Certificates exists where such class’s aggregate Certificate Balance is at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts or (ii) a holder of Class F Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder, and such rights have not been reinstated to a successor Controlling Class Certificateholder; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) shall be deemed to have existed or be in continuance with respect to a successor holder of a majority of the Class F Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that a Consultation Termination Event shall not be deemed to be continuing in the event the Certificate Balances of all Classes of Certificates (other than the Class X Regular Interests and the Control Eligible Certificates) have been reduced to zero; provided, further, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; and

(b)    with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, at any date on which (A) a Trust Subordinate Companion Loan Control Termination Event exists with respect to such Whole Loan and (B)(1) no class of Control Eligible Certificates exists where such class’s aggregate Certificate Balance is at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts or (2) a holder of Class F Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder, and such rights have not been reinstated to a successor Controlling Class Certificateholder; provided that no Consultation Termination Event resulting solely from the operation of clause (2) shall be deemed to have existed or be in continuance with respect to a successor holder of a majority of the Class F Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder;

With respect to any Excluded Loan, a Consultation Termination Event shall be deemed to exist with respect to such Excluded Loan at all times. For the avoidance of doubt, whenever the term “Consultation Termination Event” is used without further clarification, it mean the applicable Consultation Termination Event under the circumstances

An “Operating Advisor Consultation Event” will occur when with respect to any Mortgage Loan or Serviced Whole Loan (i) the HRR Certificates have an aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class) equal to or less than 25% of the initial aggregate Certificate Balance of the HRR Certificates, or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition thereof).

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. In respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class F certificates and the Class F certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, trustee, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class F certificates, the successor Class F Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class F certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class F certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class F certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class F certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

A “Trust Subordinate Companion Loan Control Termination Event” means a Y&L Towers Trust Subordinate Companion Loan Control Termination Event and/or a Standard Highline Trust Subordinate Companion Loan Control Termination Event, as the context requires.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or (i) any other matter requiring consent of the Directing Holder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class or (ii) any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or the operating advisor) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s; provided that the special servicer or master servicer, as applicable, provides the Directing Holder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder, the Risk Retention Consultation Party or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to a Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Holder. The issuing entity, as the holder of each Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loan that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to the Yorkshire & Lexington Towers Whole Loan, for any Major Decision, the special servicer is required to obtain the consent of, prior to a Y&L Towers Trust Subordinate Companion Loan Control Termination Event, the consent of the Y&L Towers Directing Certificateholder. During a Y&L Towers Trust Subordinate Companion Loan Control Termination Event, the Directing Certificateholder will have the same rights (including the rights described above) with respect to the Yorkshire & Lexington Towers Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to The Standard Highline NYC Whole Loan, for any Major Decision, the special servicer is required to obtain the consent of, prior to a Standard Highline Trust Subordinate Companion Loan Control Termination Event, the consent of the Standard Highline Directing Holder. During a Standard Highline Trust Subordinate Companion Loan Control Termination Event, the Directing Certificateholder will have the same rights (including the rights described above) with respect to The Standard Highline NYC Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)    may act solely in the interests of the holders of the Controlling Class;

(c)    does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)    may take actions that favor the interests of the holders of one or more classes of certificates including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)    will have no liability whatsoever (other than to a Controlling Class Certificateholder (if the Directing Holder is the Directing Certificateholder)) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Y&L Towers Directing Certificateholder, the Standard Highline Directing Holder and the holders of the Non-Serviced Companion Loans or their respective designees (e.g., the Non-Serviced Directing Holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any

Operating Advisor Annual Report. However, Park Bridge Lender Services LLC is also expected to be the operating advisor (or similar party) under the CSMC 2017-CALI TSA and the UBS 2017-C5 PSA and, in that capacity, will have certain obligations and consultation rights with respect to the Non-Serviced Special Servicer pursuant to the CSMC 2017-CALI TSA and the UBS 2017-C5 PSA, as applicable, that are similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)    reviewing (i) the actions of the special servicer with respect to a Mortgage Loan or Trust Subordinate Companion Loan when it is a Specially Serviced Loan and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan or Trust Subordinate Companion Loan when it is not a Specially Serviced Loan when a Major Decision Reporting Package has been delivered, as described in “—The Directing Holder—Major Decisions” above;

(b)    reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)    recalculating the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount, (2) Collateral Deficiency Amount or (3) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Mortgage Loan or Trust Subordinate Companion Loan when it is a Specially Serviced Loan; and

(d)    preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Trust Subordinate Companion Loan or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year) substantially in the form attached to this prospectus as Annex C, as described in “—Annual Report”;

In connection with the performance of the duties described in clause (c) above:

(i)       after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)      if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)      if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and the holders of the related Companion Loans constituted a single lender, taking into account the pari passu or subordinate nature of any such Companion Loan), and not for the holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of any Assessment of Compliance Report, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report (in the case of a Major Decision Reporting Package or Asset Status Report, after the occurrence and during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (i) if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Trust Subordinate Companion Loan was a Specially Serviced Loan at any time during the prior calendar year or (ii) if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis”, and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial. As used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans that a Major Decision Reporting Package has been delivered to the operating advisor) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package, Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least five (5) business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations known to the Operating Advisor, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic telephonic or other mutually agreeable communication) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic telephonic or other mutually agreeable communication) with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Holder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)        that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)      that is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, any Borrower Party, the Directing Holder, the Risk Retention Consultation Party, the Retaining Third-Party Purchaser, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates or Risk Retention Affiliates;

(iv)      that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)      that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means an “affiliate of” or “affiliated with” as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rule.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder and the Risk Retention Consultation Party), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan or Trust Subordinate Companion Loan other than a Non-Serviced Whole Loan, a Servicing Shift Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the operating advisor gained from performing operating advisor functions for such other securitizations is not imputed to the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the Risk Retention Consultation Party, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an officer’s certificate certifying that such party has determined that it is required by law, rule, regulation, order, judgment or decree to disclose such information (which shall be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)    any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)    any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)    any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)    the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates, the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA; provided, further, that no such termination will terminate the rights of the operating advisor that accrued prior to such termination, including accrued and unpaid compensation and indemnification rights. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (only for so long as no Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor solely with respect to the Certificates with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, and (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote.

The certificate administrator will be required to promptly provide written notice to all applicable Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all applicable certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred.  If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the special servicer and to all Pooled Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to the Pooled Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the distribution report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Column (or its predecessors) was a sponsor and its affiliate was the depositor in a public offering of CMBS with a securitization closing date on or after November 1, 2007, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between November 1, 2012 and October 31, 2017 was approximately 85.8%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two (2) largest Mortgage Loans in the pool represent 17.7% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two (2) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of Asset Review Trigger was set to exceed the portion of the Initial Pool Balance represented by the two (2) largest Mortgage Loans in the pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if a specified percentage of Mortgage Loans by loan count are Delinquent Loans, provided those Mortgage Loans meet a minimum principal balance threshold.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the asset representations reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Pooled Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote

Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Pooled Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) and  (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA posted by the certificate administrator to the secure data room, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)      a copy of any notice previously delivered to the applicable mortgage loan seller by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents or agreements that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Mortgage Loan are missing any document or agreement that is required to be part of the Review Materials or that was entered into or delivered in connection with the origination or a modification of such Mortgage Loan and, in either case, that are necessary in connection with its completion of any such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents and agreements, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents and agreements to the extent in its possession. In the event any missing documents or agreements are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents or agreements from the related mortgage loan seller. The mortgage loan seller will be required to deliver such additional documents and agreements only to the extent such additional documents and agreements are in the possession of such mortgage loan seller.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Review Materials with respect to the Delinquent Loans, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will be performed in accordance with the Asset Review Standard and will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days or by the related mortgage loan seller upon request as described above, the asset representations reviewer will list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such information and documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc. or Benefit Street CRE Conduit Company, L.P. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC or Benefit Street Partners CRE Finance LLC, respectively), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any information or documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the information received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such information from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating

Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is neither affiliated nor Risk Retention Affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Holder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset

Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Pooled Voting Rights of all then-outstanding certificates; provided that if such failure is capable of being cured and the asset representations reviewer certifies to the other parties to the PSA that it is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)      the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Pooled Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Pooled Certificateholders evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Pooled Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Pooled Certificateholders and the asset representations reviewer. Upon the written direction of Pooled Certificateholders evidencing at least 75% of a Pooled Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of a Pooled Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA (other than the special servicer with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan). In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations

Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)    may act solely in the interests of the holders of the VRR Interest;

(c)    does not have any liability or duties to the holders of any class of certificates other than the holders of the VRR Interest that appointed the Risk Retention Consultation Party;

(d)    may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e)    will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holders of the Loan-Specific Certificates and the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder provides a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Holder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the related Controlling Class.

After the occurrence and during the continuance of a Control Termination Event that relates to any Mortgage Loan (but for so long as no Control Termination Event is continuing with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), upon (i) the written direction of (a) holders of Pooled Principal Balance Certificates evidencing not less than 25% of the Pooled Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Pooled Principal Balance Certificates requesting a vote to replace the special servicer (other than with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Pooled Certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of (a) holders of Pooled Principal Balance Certificates evidencing at least 66 2/3% of a Pooled Certificateholder Quorum or (b) holders of Pooled Non-Reduced Certificates evidencing more than 66 2/3% of the aggregate Pooled Voting Rights of each class of Pooled Non-Reduced Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer (other than with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Pooled Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

After the occurrence and during the continuance of a Control Termination Event that relates to any Mortgage Loan (and for so long as a Control Termination Event is continuing with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of (a) holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 66 2/3% of the aggregate Voting Rights of each class of Non-Reduced Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Pooled Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer (other than with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) or the asset representations reviewer described above, the holders of Pooled Certificates evidencing at least 66 2/3% of the aggregate Pooled Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Pooled Principal Balance Certificates on an aggregate basis.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer described above, the holders of Certificates evidencing at least 66 2/3% of the aggregate Voting Rights (taking into account the application of Realized Losses and the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, the Directing Holder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer (so long as, on the date of the appointment, such appointment of such Excluded Special Servicer meets the criteria of the PSA). It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that other than with respect to an applicable Excluded Loan, the related Excluded Special Servicer will not be required to resign if the Directing Holder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (viii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (ix) solely with respect to the Yorkshire & Lexington Towers Whole Loan and The Standard Highline NYC Whole Loan, prior to a Y&L Towers Control Termination Event or a Standard Highline Control Termination event, as applicable, (A) such master servicer or special servicer has a then current ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer or (B)(x) such master servicer or special servicer is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by a Rating Agency within the twelve (12) month period prior to the date of determination and (y) Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates citing servicing concerns with the servicer or special servicer, as applicable, as the sole or material factor in such rating action.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the Special Servicer with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan prior to the occurrence and continuance of a related Control Termination Event with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, as applicable. The related Directing Holder will have the right, prior to the occurrence and continuance of a related Control Termination Event with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, as applicable, to replace the special servicer solely with respect to the related Whole Loan.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of a special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole

Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of such special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Intercreditor Agreement) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each applicable Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the applicable Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace a special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made under the terms of the PSA, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, five business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 20 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan or, if affected by that failure and relating to the a Trust Subordinate Companion Loan, holders of not less than 25% of the Certificate Balance of any affected class of Loan-Specific Certificates (as holders of a beneficial interest in the related Trust Subordinate Companion Loan); provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of

Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan or, with respect to a Trust Subordinate Companion Loan, by the holder of not less than 25% of the Certificate Balance of any affected class of Loan-Specific Certificates (as holders of a beneficial interest in the related Trust Subordinate Companion Loan); provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or classes of Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or classes of Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)       solely with respect to the Yorkshire & Lexington Towers Whole Loan and The Standard Highline NYC Whole Loan, prior to a Y&L Towers Control Termination Event or a Standard Highline Control Termination Event, as applicable, a servicing officer of the master servicer or the special servicer, as applicable, obtains knowledge that the master servicer or the special servicer, as applicable, has failed to maintain a ranking by Morningstar Credit Ratings, LLC (“Morningstar”) equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, and the master servicer or the special servicer, as applicable, is not reinstated to that ranking within 60 days (provided that if Morningstar has not issued a ranking with respect to such master servicer or special servicer, as applicable, then the following will constitute a Servicer Termination Event: Morningstar has (i) qualified, downgraded or withdrawn its ratings of one or more classes of related loan-specific certificates o, or (ii) placed one or more classes of related loan-specific certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as applicable, as the sole or a material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such event);

(i)       the master servicer or the special servicer, as the case may be, is no longer listed on the “Select Servicer list” as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, by S&P and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; and

(j)       the master servicer or the special servicer, as applicable, or any primary servicer or sub-servicer appointed by the master servicer or the special servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the master servicer has been instructed to retain by the depositor or a sponsor), fails to deliver the items required by the PSA after any applicable notice and cure period to enable the certificate administrator, depositor or a depositor under any other securitization to comply with the issuing entity’s reporting obligations under the Exchange Act (any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the depositor).

“Serviced Pari Passu Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Companion Loan (except for any Trust Subordinate Companion Loan) that is part of a Serviced Whole Loan (or a portion of or interest in such Companion Loan).

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than (a) 25% of the Voting Rights in the case of the master servicer, (b) 25% of the Pooled Voting Rights in the case of the special servicer (other than with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) or (c) 25% of the Voting Rights in the case of the special servicer with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, or, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder (other than with respect to an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to at least (a) 25% of the Voting Rights in the case of the master servicer, (b) 25% of the Pooled Voting Rights in the case of the special servicer (other than with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) or (c) 25% of the Voting Rights in the case of the special servicer with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an applicable Excluded Loan, the Directing Holder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan as to the Directing Holder or the holder of the majority of the Controlling Class, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, the asset representations reviewer or any of its affiliates may not be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer under the related Non-Serviced PSA remains unremedied and affects the holder of the Non-Serviced Mortgage Loan, and the Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (if no Control Termination Event has occurred and is continuing and except with respect to any Excluded Loan as to such party), will be entitled to direct the Non-Serviced Trustee to terminate the Non-Serviced Special Servicer solely with respect to the Non-Serviced Whole Loan, and a successor will be appointed in accordance with the Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the second preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of such Serviced Companion Loan Holder, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

If any Servicer Termination Event on the part of the master servicer affects only a Trust Subordinate Companion Loan, the master servicer may not be terminated as the master servicer of the Mortgage Pool, but the Y&L Towers Directing Certificateholder or the Standard Highline Directing Holder, as applicable (prior to the occurrence and continuance of a Y&L Towers Control Termination Event or a Standard Highline Control Termination Event, as applicable) will be entitled to direct the master servicer to appoint a sub-servicer solely with respect to the related Whole Loan (or if the related Whole Loan is currently being sub-serviced, to replace the current sub-servicer, but only if such sub-servicer is in default under the related sub-servicing agreement).

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least (a) 66-2/3% of the Voting Rights in the case of the master servicer or, (b) 66-2/3% of the Pooled Voting Rights in the case of the special servicer (other than with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) or (c) 66-2/3% of the Voting Rights in the case of the Special Servicer with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that (1) a Servicer Termination Event under clause (a) or (b) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and (2) a Servicer Termination Event under clause (c) or (i) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be indemnified and held harmless by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with, or related to, the PSA, the Mortgage Loans, any related Companion Loan or the certificates (including any costs of enforcement of its indemnity); provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to any Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the securitization trust formed under the Non-Serviced PSA will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account, the Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account, the Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian, 17g-5 Information Provider, certificate registrar and REMIC administrator to the extent the same party is acting in such capacities.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer (in the case of Specially Serviced Loans), as applicable, will be required to promptly forward it to the applicable mortgage loan seller. The master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer, will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer, will be required to enforce the obligations of the applicable mortgage loan seller under the related MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Repurchase Request”), the receiving party will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Repurchase Request as described above with respect to a Mortgage Loan or Trust Subordinate Companion Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan or Trust Subordinate Companion Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Repurchase Request.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan or Trust Subordinate Companion Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has paid the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the related mortgage loan seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request. However, if a Resolution Failure occurs with respect to the Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan or Trust Subordinate Companion Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, a statement that responding Certificateholders will be required to certify their holdings in connection with such response, a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing

Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

The certificate administrator will within three (3) Business Days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder

(provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the Non-Serviced Pari Passu Whole Loans will be substantially similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a servicing advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the CSAIL 2017-CX9 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar, but not necessarily identical, to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the CSAIL 2017-CX9 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the One California Plaza Mortgage Loan

The One California Plaza Mortgage Loan will be serviced pursuant to the CSMC 2017-CALI TSA. The servicing terms of the CSMC 2017-CALI TSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects including the following:

●	The One California Plaza Servicer earns a servicing fee with respect to the One California Plaza Mortgage Loan that is to be calculated at 0.0050% per annum.

●	Upon the One California Plaza Whole Loan becoming a specially serviced loan under the CSMC 2017-CALI TSA, the One California Plaza Special Servicer will earn a special servicing fee payable monthly with respect to the One California Plaza Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the One California Plaza Square Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The One California Plaza Special Servicer will be entitled to a workout fee equal to 0.5% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the One California Plaza Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The One California Plaza Special Servicer will be entitled to a liquidation fee equal to 0.5% of net liquidation proceeds received in connection with the liquidation of the One California Plaza Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The CSMC 2017-CALI TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “Pooling and Servicing Agreement—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the CSMC 2017-CALI TSA.

Prospective investors are encouraged to review the full provisions of the CSMC 2017-CALI TSA, which is available by requesting a copy from the underwriters. See also “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The One California Plaza Whole Loan” in this prospectus.

Servicing of the Centre 425 Bellevue Mortgage Loan

The Centre 425 Bellevue Mortgage Loan is expected to be initially serviced pursuant to the UBS 2017-C5 PSA. On and after the securitization date of the promissory note A-1, the Centre 425 Bellevue Mortgage Loan will be serviced pursuant to the PSA entered into with respect to such future securitization. The servicing terms of the UBS 2017-C5 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects including the following:

●	The UBS 2017-C5 Servicer earns a servicing fee with respect to the Centre 425 Bellevue Mortgage Loan that is to be calculated at 0.0025% per annum.

●	Upon the Centre 425 Bellevue Whole Loan becoming a specially serviced loan under the UBS 2017-C5 PSA, the UBS 2017-C5 Special Servicer will earn a special servicing fee payable monthly with respect to the Centre 425 Bellevue Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Centre 425 Bellevue Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The UBS 2017-C5 Special Servicer will be entitled to a workout fee equal to 1.00% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Centre 425 Bellevue Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The UBS 2017-C5 Special Servicer will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Centre 425 Bellevue Whole Loan or the related Mortgaged Property, provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000.

Prospective investors are encouraged to review the full provisions of the UBS 2017-C5 PSA, which is available by requesting a copy from the underwriters. See also “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The Centre 425 Bellevue Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans and the Trust Subordinate Companion Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or either special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3”(in the case of the master servicer) or “CSS3” (in the case of a special servicer), if Fitch is the non-responding Rating Agency, (ii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency or (iii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency. In addition, with respect to the Yorkshire & Lexington Towers Whole Loan and The Standard Highline NYC Whole Loan, the replacement master servicer or replacement special servicer is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by a Rating Agency within the 12-month period prior to the date of determination and Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of CMBS certificates citing servicing concerns with the replacement master servicer or replacement special servicer, as applicable, as the sole or material factor in such rating action, if Morningstar is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Kroll Bond Rating Agency, Inc. (“KBRA”), Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and, solely with respect to the Yorkshire & Lexington Towers Whole Loan, The Standard Highline NYC Whole Loan and each class of related Loan-Specific Certificates, Morningstar Credit Ratings, LLC (“Morningstar”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan or the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, if applicable, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during a reporting period consisting of the preceding calendar year or portion of that year and of performance under the PSA or any Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan, the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, if applicable, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan, Trust Subordinate Companion Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates and the VRR Interest) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans, Trust Subordinate Companion Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the VRR Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the VRR Interest in exchange for the surrender of the VRR Interest, and (b) an amount equal to the product of (i) 1.00 minus the VRR Retention Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding certificates (other than the VRR

Interest) (provided, however, that (A) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates have been reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class Z and Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity (including the Trust Subordinate Companion Loans) as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans and Trust Subordinate Companion Loans (exclusive of Specially Serviced Loans and REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (3) the fair value of each Specially Serviced Loan as determined by the special servicer consistent with procedures required for making such determination in connection with the sale of a Defaulted Loan under the PSA and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity (including the Trust Subordinate Companion Loans). This purchase of all the Mortgage Loans and other assets in the issuing entity (including the Trust Subordinate Companion Loans) is required to be made at a price equal to (a) the Termination Purchase Amount, plus the reasonable out of pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate principal balance of the pool of Mortgage Loans and the Trust Subordinate Companion Loans is less than 1% of the Initial Pool Balance of the Mortgage Loans and the Trust Subordinate Companion Loans (solely for the purposes of this calculation, if such right is being exercised after December 2027 and the 237 East Fordham Road Mortgage Loan is still an asset of the trust, then such Mortgage Loan will be excluded from the then aggregate principal balance of the pool of Mortgage Loans and the Trust Subordinate Companion Loans and from the Initial Pool Balance of the Mortgage Loans and Trust Subordinate Companion Loans). The voluntary exchange of certificates (other than the Class R Certificates and VRR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity (including the Trust Subordinate Companion Loans), together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class and for so long as a no Control Termination Event has occurred and is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)       to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or the Trust Subordinate Companion Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes in any material adverse respect the rights of the holders of the Loan-Specific Certificates without consent of such class and no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by a Non-Serviced Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Notwithstanding the foregoing, the PSA may not be amended without the consent of each holder of a Subordinate Companion Loan related to a Serviced AB Whole Loan if such amendment would materially and adversely affect the related Mortgage Loan or the related Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “BBB+” by S&P, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “BBB” by S&P and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “A-1” from S&P, “F1” by Fitch and “A-2” by S&P and (c) the master servicer maintains a rating of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, at the expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails (other than by reason of the failure of either the master servicer or the special servicer to timely perform its obligations under the PSA or as a result of other circumstances beyond the trustee’s or certificate administrator’s, as applicable, reasonable control) to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. Except as described in the following sentence, the terminated or removed trustee or certificate administrator, as applicable, will bear all reasonable costs and expenses in connection with its termination or removal. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Eight (8) Mortgage Loans secured or partially secured by nine (9) Mortgaged Properties, representing approximately 30.6% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Georgia. Three (3) Mortgage Loans secured or partially secured by four (4) Mortgaged Properties, representing approximately 10.3% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in Georgia. Real property loans in Georgia are customarily secured by deeds to secure debt and are generally foreclosed pursuant to a private, non-judicial sale under the power of sale remedy, which must be contained in the deed to secure debt. Judicial foreclosure is also an available, but rarely exercised, remedy. In the power of sale foreclosure, the lender must provide notice of the sale by advertisement in a newspaper in which sheriff’s notices of sale are published in the county in which the property is located once a week for four (4) consecutive weeks immediately preceding the date of sale. The advertisement must contain certain information, including a description of the property and the instrument pursuant to which the sale is being conducted, and the name, address, and telephone number of the individual or entity who shall have full authority to negotiate, amend, and modify all terms of the mortgage with the debtor (provided that the lender is under no obligation to negotiate, amend or modify the terms of the deed to secure debt). A copy of the notice of sale to the public must be given to the debtor not less than (30) days prior to the date of the proposed foreclosure sale. If the loan has been assigned, the assignment vesting title to the deed to secure debt must be filed for record prior to the time of the sale. The foreclosure sale is conducted by the lender or its representatives, must occur between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday of a month (except, if the first Tuesday of a month falls on New Year’s Day or Independence Day, then the sale must be conducted on the immediately following Wednesday) and is held on the courthouse steps of the court in the county in which the property is located. At the sale the property is sold to the highest bidder, and the lender may “credit bid” the amount of its debt at the sale, so long as the loan documents permit the lender to bid at the sale. The debtor’s right of redemption is extinguished by the power of the sale foreclosure. In order to obtain a deficiency judgment for a recourse loan, the lender must first report the foreclosure sale to a judge of the Superior Court of the county in which the property is located within thirty (30) days after the date of sale. The judge will then conduct a “confirmation hearing,” notice of which must be served at least five (5) days prior to the hearing on all obligors. The purpose of the confirmation hearing is to prove that (a) the real property sold for its “true market value” (which has been interpreted to mean “fair market value”) and (b) the foreclosure sale was conducted in accordance with law. The judge may (a) confirm the sale (in which case the creditor may pursue the deficiency claim in a separate action against the obligors), (b) set the sale aside (in which case the parties are returned to their respective positions immediately prior to the sale and a new foreclosure sale must be conducted) or (c) deny confirmation of the sale and refuse to permit a resale (in which case the sale stands as completed but the creditor may not pursue a deficiency claim against the obligors). Georgia has no “one action” rule or statute.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor) conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel or motel properties constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel or motel properties may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or the lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotels, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. In some states, a lender must exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease

(including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any other form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Column, which is a sponsor, an originator, the holder of a Lehigh Valley Mall Companion Loan and of a GNL Portfolio Companion Loan, and its affiliates are playing several roles in this transaction. Credit Suisse Commercial Mortgage Securities Corp. is the depositor and an affiliate of Column. Column and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. Column is also an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offering of the certificates.

Natixis Securities Americas LLC, one of the underwriters, is an affiliate of the Natixis Real Estate Capital LLC, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the 600 Vine companion loan, the Centre 425 Bellevue companion loans, the Yorkshire & Lexington Towers companion loans, the holder of a portion of the VRR Interest and the initial Risk Retention Consultation Party under this securitization.

Benefit Street Partners CRE Finance LLC, which is a sponsor and originator, or an affiliate currently holds one or more Garden Multifamily companion loans. However, Benefit Street Partners CRE Finance LLC or an affiliate intends to sell such Companion Loans in connection with a future securitization.

Natixis, which is a sponsor and originator, or an affiliate currently holds the 600 Vine Companion Loan, the Centre 425 Bellevue Companion Loans and the Yorkshire & Lexington Towers Companion Loans. However, Natixis or an affiliate intends to sell such Companion Loans in connection with a future securitization.

KeyBank (i) is also the master servicer under the CSAIL 2017-CX9 PSA with respect to the Park Center Phase Whole Loan, the 300 Montgomery Whole Loan, and The Boulders Resort & Spa Whole Loan and (ii) is expected to the master servicer under the CSMC Trust 2017-CALI TSA with respect to the One California Plaza Whole Loan.

CWCAM is also the special servicer under the WFCM 2016-NXS6 PSA with respect to the 333 North Bedford Whole Loan.

Park Bridge (i) is also the operating advisor under the CSMC Trust 2017-CALI TSA pursuant to which the One California Plaza Whole Loan is currently being serviced, and (ii) is the operating advisor and asset representations reviewer under the UBS 2017-C5 PSA pursuant to which the Centre 425 Bellevue Loan is currently being serviced.

Wells Fargo Bank, the certificate administrator, custodian and trustee, is also (i) the certificate administrator, custodian and trustee under the CSAIL 2017-CX9 PSA, (ii) the certificate administrator, custodian and trustee under the UBS 2017-C5 PSA and (iii) the master servicer, certificate administrator and custodian under the WFCM 2016-NXS6 PSA.

Column provides warehouse financing to BSPRT through various repurchase facilities and other lending arrangements. Some or all of the BSPRT Mortgage Loans are (or as of the securitization closing date may be) subject to such repurchase facilities and other lending arrangements. If such is the case at the time the certificates are issued, then BSPRT will use the proceeds from its sale of the BSPRT Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused BSPRT Mortgage Loans from the repurchase agreement counterparties or other types of lenders free and clear of any liens. As of November 10, 2017, Column was the repurchase agreement counterparty with respect to seven (7) of the BSPRT Mortgage Loans, with an aggregate Cut-off Date Balance of $113,870,000. The certificate administrator is the interim custodian of the loan documents and also acts as the interim servicer with respect to the BSP Mortgage Loan and all of the BSPRT Mortgage Loans, which have an aggregate Cut-off Date Balance of $156,903,985.

Two (2) of the Column Mortgage Loans identified on Annex A-1 as GNL Portfolio and Lehigh Valley Mall, representing approximately 14.4% of the Initial Pool Balance, are part of Whole Loans that were co-originated with (i) Citi Real Estate Funding Inc. and (ii) JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P., respectively. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.” above.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans after the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates are no longer outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the Principal Balance Certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any Principal Balance Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Principal Balance Certificate purchased at a premium (and any Class X Certificate), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a Principal Balance Certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates of these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Pooled Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Pooled Certificateholders in reduction of the Certificate Balances of the certificates, and a Loan-Specific Realized Loss occurs when the principal balance of the Y&L Towers Trust Subordinate Companion Loan or the Standard Highline Trust Subordinate Companion Loan is reduced without an equal distribution to the related Loan-Specific Certificateholders in reduction of the Certificate Balances of the related certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or a Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). Any reduction of the Certificate Balances of the “Underlying Class(es)” of certificates indicated in the table below as a result of the application of Realized Losses will, in each case, also reduce the Notional Amount of the related class of interest-only certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$691,723,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$80,184,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any Serviced AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to a Serviced AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan (and, in the case of The Standard Highline NYC Whole Loan, first, to the Standard Highline Non-Trust Junior Subordinate Companion Loan, second, to the Standard Highline Non-Trust Senior Subordinate Companion Loan, third, to the Standard Highline Trust Subordinate Companion Loan (and correspondingly, to the Standard Highline Loan-Specific Certificates, in reverse sequential order, to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall)) and then to the related Mortgage Loan (and correspondingly to the Pooled Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any related Pari Passu Companion Loan(s) on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Cut-off Date Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related “Underlying Class(es)” of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$691,723,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$80,184,000	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and the Trust Subordinate Companion Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Pooled Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	each Mortgage Loan is assumed to prepay at the indicated level of CPY. The column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before the maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any period in which defeasance is permitted and any applicable yield maintenance period,

●	there are no delinquencies,

●	scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are received on a timely basis, beginning in December 2017,

●	each ARD Loan is paid in full on its Anticipated Repayment Date,

●	no prepayment premiums or yield maintenance charges are collected,

●	no party exercises its right of optional termination of the issuing entity described in this prospectus or any other purchase option with respect to a Mortgage Loan described in this prospectus,

●	no Mortgage Loan is required to be repurchased from the issuing entity,

●	the Administrative Cost Rate for each Mortgage Loan is the rate set forth on Annex A-1 with respect to such Mortgage Loan. The Administrative Cost Rate is calculated on the Stated

Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans,

●	there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or appraisal reduction amounts allocated to any class of certificates,

●	distributions on the certificates are made on the 15th calendar day (each assumed to be a business day) of each month, commencing in December 2017,

●	the certificates will be issued on the Closing Date,

●	the Pass-Through Rate with respect to each class of Offered Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus,

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification,

●	the initial respective principal balances and notional amounts of the various classes of Pooled Certificates are as set forth in the table and the footnotes to the table under “Summary of Certificates” in this prospectus, and

●	with respect to any Whole Loan, for the purpose of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Whole Loan.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	84	84	84	84	84
November 2019	68	68	68	68	68
November 2020	48	48	48	48	48
November 2021	23	23	23	23	23
November 2022 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	2.71	2.69	2.69	2.69	2.69

(1)          The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-1 certificates.

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	4.85	4.83	4.79	4.73	4.43

(1)          The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-2 certificates.

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022	100	100	100	100	100
November 2023	100	99	97	94	46
November 2024 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	6.82	6.75	6.67	6.55	6.23

(1)          The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-3 certificates.

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022	100	100	100	100	100
November 2023	100	100	100	100	100
November 2024	100	100	100	100	100
November 2025	100	100	100	100	100
November 2026	76	76	76	76	76
November 2027 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.46	9.39	9.32	9.28	9.13

(1)          The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-4 certificates.

Percentages of the Initial Certificate Balance of
the Class A-5 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022	100	100	100	100	100
November 2023	100	100	100	100	100
November 2024	100	100	100	100	100
November 2025	100	100	100	100	100
November 2026	100	100	100	100	100
November 2027 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.92	9.89	9.84	9.76	9.47

(1)          The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-5 certificates.

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022	98	98	98	98	98
November 2023	74	74	74	74	74
November 2024	48	48	48	48	48
November 2025	21	21	21	21	21
November 2026 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	6.89	6.89	6.89	6.89	6.89

(1)          The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-SB certificates.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022	100	100	100	100	100
November 2023	100	100	100	100	100
November 2024	100	100	100	100	100
November 2025	100	100	100	100	100
November 2026	100	100	100	100	100
November 2027 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.96	9.96	9.96	9.93	9.62

(1)          The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-S certificates.

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022	100	100	100	100	100
November 2023	100	100	100	100	100
November 2024	100	100	100	100	100
November 2025	100	100	100	100	100
November 2026	100	100	100	100	100
November 2027 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.96	9.96	9.96	9.96	9.71

(1)          The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class B certificates.

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2018	100	100	100	100	100
November 2019	100	100	100	100	100
November 2020	100	100	100	100	100
November 2021	100	100	100	100	100
November 2022	100	100	100	100	100
November 2023	100	100	100	100	100
November 2024	100	100	100	100	100
November 2025	100	100	100	100	100
November 2026	100	100	100	100	100
November 2027 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.96	9.96	9.96	9.96	9.71

(1)          The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including November 1, 2017 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.5999%	2.3656%	2.3667%	2.3668%	2.3668%	2.3668%
99.6999%	2.3268%	2.3276%	2.3276%	2.3276%	2.3276%
99.7999%	2.2881%	2.2885%	2.2885%	2.2885%	2.2885%
99.8999%	2.2494%	2.2495%	2.2495%	2.2495%	2.2495%
99.9999%	2.2108%	2.2105%	2.2105%	2.2105%	2.2105%
100.0999%	2.1722%	2.1716%	2.1715%	2.1715%	2.1715%
100.1999%	2.1337%	2.1327%	2.1326%	2.1326%	2.1326%
100.2999%	2.0953%	2.0939%	2.0938%	2.0938%	2.0938%
100.3999%	2.0569%	2.0551%	2.0550%	2.0550%	2.0550%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9999%	3.4801%	3.4811%	3.4827%	3.4849%	3.4978%
99.9999%	3.2530%	3.2528%	3.2526%	3.2523%	3.2504%
100.9999%	3.0285%	3.0272%	3.0252%	3.0223%	3.0059%
101.9999%	2.8066%	2.8041%	2.8004%	2.7949%	2.7642%
102.9999%	2.5872%	2.5836%	2.5781%	2.5702%	2.5253%
103.9999%	2.3703%	2.3655%	2.3583%	2.3479%	2.2890%
104.9999%	2.1557%	2.1498%	2.1410%	2.1281%	2.0554%
105.9999%	1.9436%	1.9365%	1.9261%	1.9108%	1.8244%
106.9999%	1.7337%	1.7256%	1.7135%	1.6958%	1.5958%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9995%	3.5674%	3.5687%	3.5704%	3.5727%	3.5796%
99.9995%	3.3999%	3.3997%	3.3994%	3.3991%	3.3980%
100.9995%	3.2343%	3.2326%	3.2304%	3.2275%	3.2185%
101.9995%	3.0706%	3.0674%	3.0634%	3.0578%	3.0410%
102.9995%	2.9088%	2.9041%	2.8982%	2.8900%	2.8656%
103.9995%	2.7488%	2.7426%	2.7349%	2.7242%	2.6921%
104.9995%	2.5905%	2.5828%	2.5733%	2.5601%	2.5205%
105.9995%	2.4339%	2.4248%	2.4136%	2.3978%	2.3508%
106.9995%	2.2791%	2.2686%	2.2555%	2.2373%	2.1829%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.9996%	3.5756%	3.5780%	3.5803%	3.5817%	3.5868%
97.9996%	3.4478%	3.4494%	3.4508%	3.4517%	3.4551%
98.9996%	3.3215%	3.3222%	3.3229%	3.3234%	3.3249%
99.9996%	3.1967%	3.1966%	3.1965%	3.1965%	3.1962%
100.9996%	3.0733%	3.0724%	3.0716%	3.0710%	3.0690%
101.9996%	2.9514%	2.9497%	2.9480%	2.9470%	2.9433%
102.9996%	2.8308%	2.8283%	2.8259%	2.8244%	2.8190%
103.9996%	2.7116%	2.7083%	2.7051%	2.7032%	2.6960%
104.9996%	2.5937%	2.5896%	2.5857%	2.5833%	2.5745%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9998%	3.5881%	3.5883%	3.5887%	3.5895%	3.5922%
99.9998%	3.4666%	3.4665%	3.4665%	3.4663%	3.4659%
100.9998%	3.3465%	3.3461%	3.3456%	3.3446%	3.3411%
101.9998%	3.2278%	3.2272%	3.2262%	3.2244%	3.2176%
102.9998%	3.1104%	3.1095%	3.1081%	3.1054%	3.0956%
103.9998%	2.9944%	2.9932%	2.9913%	2.9878%	2.9749%
104.9998%	2.8797%	2.8782%	2.8758%	2.8716%	2.8556%
105.9998%	2.7662%	2.7645%	2.7616%	2.7566%	2.7376%
106.9998%	2.6540%	2.6520%	2.6487%	2.6428%	2.6209%

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9996%	3.4948%	3.4948%	3.4948%	3.4948%	3.4947%
99.9996%	3.3287%	3.3287%	3.3287%	3.3287%	3.3287%
100.9996%	3.1646%	3.1646%	3.1646%	3.1646%	3.1647%
101.9996%	3.0024%	3.0024%	3.0024%	3.0024%	3.0025%
102.9996%	2.8421%	2.8421%	2.8421%	2.8421%	2.8422%
103.9996%	2.6836%	2.6836%	2.6836%	2.6836%	2.6837%
104.9996%	2.5268%	2.5268%	2.5268%	2.5268%	2.5270%
105.9996%	2.3719%	2.3719%	2.3719%	2.3719%	2.3720%
106.9996%	2.2186%	2.2186%	2.2186%	2.2186%	2.2188%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9992%	3.8031%	3.8031%	3.8031%	3.8033%	3.8061%
99.9992%	3.6807%	3.6807%	3.6807%	3.6806%	3.6802%
100.9992%	3.5597%	3.5597%	3.5597%	3.5594%	3.5557%
101.9992%	3.4401%	3.4401%	3.4401%	3.4396%	3.4326%
102.9992%	3.3219%	3.3219%	3.3219%	3.3212%	3.3110%
103.9992%	3.2051%	3.2051%	3.2051%	3.2041%	3.1907%
104.9992%	3.0896%	3.0896%	3.0896%	3.0883%	3.0718%
105.9992%	2.9753%	2.9753%	2.9753%	2.9738%	2.9542%
106.9992%	2.8623%	2.8623%	2.8623%	2.8606%	2.8379%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
5.2384%	6.0130%	5.9390%	5.8490%	5.7244%	5.1968%
5.3384%	5.5524%	5.4776%	5.3865%	5.2604%	4.7267%
5.4384%	5.1049%	5.0292%	4.9371%	4.8096%	4.2698%
5.5384%	4.6697%	4.5932%	4.5001%	4.3712%	3.8254%
5.6384%	4.2463%	4.1691%	4.0750%	3.9447%	3.3931%
5.7384%	3.8342%	3.7562%	3.6611%	3.5295%	2.9721%
5.8384%	3.4328%	3.3540%	3.2580%	3.1250%	2.5620%
5.9384%	3.0416%	2.9621%	2.8651%	2.7309%	2.1623%
6.0384%	2.6601%	2.5799%	2.4820%	2.3465%	1.7726%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
1.7520%	3.8128%	3.8909%	3.9887%	4.1277%	4.0401%
1.7620%	3.7049%	3.7830%	3.8807%	4.0195%	3.9297%
1.7720%	3.5979%	3.6759%	3.7735%	3.9122%	3.8202%
1.7820%	3.4918%	3.5696%	3.6671%	3.8057%	3.7115%
1.7920%	3.3864%	3.4642%	3.5616%	3.7000%	3.6037%
1.8020%	3.2819%	3.3595%	3.4569%	3.5952%	3.4967%
1.8120%	3.1781%	3.2557%	3.3529%	3.4911%	3.3905%
1.8220%	3.0752%	3.1527%	3.2498%	3.3878%	3.2851%
1.8320%	2.9730%	3.0504%	3.1474%	3.2853%	3.1806%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9996%	4.0285%	4.0285%	4.0285%	4.0285%	4.0307%
99.9996%	3.9047%	3.9047%	3.9047%	3.9047%	3.9043%
100.9996%	3.7824%	3.7824%	3.7824%	3.7824%	3.7794%
101.9996%	3.6615%	3.6615%	3.6615%	3.6615%	3.6559%
102.9996%	3.5420%	3.5420%	3.5420%	3.5420%	3.5339%
103.9996%	3.4238%	3.4238%	3.4238%	3.4238%	3.4133%
104.9996%	3.3070%	3.3070%	3.3070%	3.3070%	3.2940%
105.9996%	3.1915%	3.1915%	3.1915%	3.1915%	3.1760%
106.9996%	3.0773%	3.0773%	3.0773%	3.0773%	3.0594%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
97.7137%	4.5435%	4.5449%	4.5468%	4.5494%	4.5608%
98.7137%	4.4158%	4.4173%	4.4191%	4.4217%	4.4304%
99.7137%	4.2897%	4.2911%	4.2929%	4.2955%	4.3017%
100.7137%	4.1651%	4.1665%	4.1683%	4.1709%	4.1744%
101.7137%	4.0419%	4.0434%	4.0452%	4.0477%	4.0486%
102.7137%	3.9202%	3.9216%	3.9234%	3.9260%	3.9243%
103.7137%	3.7999%	3.8013%	3.8031%	3.8056%	3.8015%
104.7137%	3.6810%	3.6824%	3.6842%	3.6867%	3.6800%
105.7137%	3.5634%	3.5648%	3.5666%	3.5691%	3.5599%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Four separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Y&L Towers Trust Subordinate Companion Loan REMIC”, the “Standard Highline Trust Subordinate Companion Loan REMIC”, the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together the “Trust REMICs”). The Y&L Towers Trust Subordinate Companion Loan REMIC will hold the Y&L Towers Trust Subordinate Companion Loan and will issue (i) certain classes of regular interests (the “Y&L Towers Trust Subordinate Companion Loan REMIC Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest (the “Y&L Towers Trust Subordinate Companion Loan REMIC Residual Interest”) represented by the Class R certificates as the sole class of “residual interests” in the Y&L Towers Trust Subordinate Companion Loan REMIC.

The Standard Highline Trust Subordinate Companion Loan REMIC will hold the Standard Highline Trust Subordinate Companion Loan and will issue (i) certain classes of regular interests (the “Standard Highline Trust Subordinate Companion Loan REMIC Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest (the “Standard Highline Trust Subordinate Companion Loan REMIC Residual Interest”) represented by the Class R certificates as the sole class of “residual interests” in the Standard Highline Trust Subordinate Companion Loan REMIC.

The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests, the Y&L Towers Trust Subordinate Companion Loan REMIC Regular Interests and the Standard Highline Trust Subordinate Companion Loan REMIC Regular Interests and will issue (i) certain classes of regular interests corresponding to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-

E, Class A-S, Class B, Class C, Class D, Class E, Class F, Class NR, Class UES-A, Class UES-B, Class UES-C, Class UES-D, Class UES-X, Class STN-A, Class STN-B, Class STN-X and Class STN-C certificates, each representing a regular interest in the Upper-Tier REMIC (such regular interests, the “Regular Interests”) to the Grantor Trust and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and the continued qualification of each REMIC formed thereunder, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Y&L Towers Trust Subordinate Companion Loan REMIC Regular Interests will constitute a “regular interest” in the Y&L Towers Trust Subordinate Companion Loan REMIC, (c) each of the Standard Highline Trust Subordinate Companion Loan REMIC Regular Interests will constitute a “regular interest” in the Standard Highline Trust Subordinate Companion Loan REMIC, (d) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (e) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (f) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of (i)(a) the Regular Interests and the related distribution account and (b) the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii)(a) the Certificates (other than the Class R and Class Z certificates) will represent undivided beneficial interests in the related portions of the Grantor Trust described in (i)(a) above, as further described in Annex F and (b) the Class Z certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans such as the Mortgage Loans or the Trust Subordinate Companion Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan, or the Trust Subordinate Companion Loans and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan or the Trust Subordinate Companion Loans) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup

Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan, the Y&L Towers Trust Subordinate Companion Loan or the Standard Highline Trust Subordinate Companion Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests, the Y&L Towers Trust Subordinate Companion Loan REMIC Regular Interests and the Standard Highline Trust Subordinate Companion Loan REMIC Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan or Trust Subordinate Companion Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Y&L Towers Trust Subordinate Companion Loan REMIC Regular Interests will constitute a class of regular interests in the related Y&L Towers Trust Subordinate Companion Loan REMIC, each of the Standard Highline Trust Subordinate Companion Loan REMIC Regular Interests will constitute a class of regular interests in the Standard Highline Trust Subordinate Companion Loan REMIC, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, twenty-two (22) of the Mortgaged Properties securing seven (7) Mortgage Loans representing 14.7% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans and the Trust Subordinate Companion Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Regular Interests related to the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans or the Trust Subordinate Companion Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID

Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans and the Trust Subordinate Companion Loans used in pricing the transaction, i.e., 0% CPY; provided that it is assumed that the ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans or the Trust Subordinate Companion Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Regular Interest related to a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans or the Trust Subordinate Companion Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of Regular Interests related to the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Regular Interests related to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans or the Trust Subordinate Companion Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the Regular Interests relating to the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans or the Trust Subordinate Companion Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Regular Interests related to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premium

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Investors should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxation of Exchanges of Pooled Certificates, Class Z Certificates and Class V Certificates

The portion of the issuing entity consisting of the Regular Interests will be classified as a grantor trust under subpart E, part I of subchapter J of the Code, and the Pooled Certificates and Class V Certificates will evidence undivided beneficial ownership of all or a portion of the related Regular Interest or Regular Interests and the Class Z certificates. The holder of a Class V Certificate representing beneficial ownership of more than one Regular Interest should account separately for its interest in each Regular Interest. See “—Taxation of Regular Interests” above. A purchaser of a Class V Certificate representing beneficial ownership of more than a Regular Interest must allocate its basis in such certificate among the Regular Interests represented by such certificate in accordance with their relative fair market values as of the time of acquisition. Similarly, on the sale of a Class V Certificate representing beneficial ownership of more than a Regular Interest, the holder must allocate the amount received on the sale among the related Regular Interests in accordance with their relative fair market values as of the time of sale. Prospective beneficial owners of Class V Certificates should consult their tax advisors as to the appropriate method of accounting for their interest in the Regular Interests.

Alternative Characterization

Under the OID Regulations, if two or more debt instruments are issued in connection with the same transaction or related transaction (determined based on all the facts and circumstances), those debt instruments are treated as a single debt instrument for purposes of the provisions of the Code applicable to original issue discount, unless an exception applies. Under this rule, if a Class V Certificate represents beneficial ownership of two or more Regular Interests, those Regular Interests could be treated as a single debt instrument for original issue discount purposes. In addition, if the two or more Regular Interests underlying a Class V Certificate were aggregated for original issue discount purposes and a beneficial owner of such Class V Certificate were to (i) exchange that Class V Certificate for the Classes of Pooled Certificates corresponding to the related Regular Interests, (ii) sell one of those Pooled Certificates and (iii) retain one or more of the remaining separate Pooled Certificates, the beneficial owner might be treated as having engaged in a “coupon stripping” or “bond stripping” transaction within the meaning of Code Section 1286. Under Code Section 1286, a beneficial owner of a Class V Certificate that engages in a coupon stripping or bond stripping transaction must allocate its basis in the Class V Certificates between the Regular Interests corresponding to the Classes of Pooled Certificates sold and the Regular Interests corresponding to the Classes of Pooled Certificates retained in proportion to the relative fair market values of the related Regular Interest or Regular Interests as of the date of the stripping transaction. The beneficial owner then must recognize gain or loss on the Classes of Pooled Certificates sold using its basis allocable to the related Regular Interest or Regular Interests. Also, the beneficial owner then must treat the Regular Interest or Regular Interests relating to the Classes of Pooled Certificates retained as a newly issued debt instrument that was purchased for an amount equal to the beneficial owner’s basis allocable to that Regular Interest or Regular Interests. Accordingly, the beneficial owner must accrue interest and original issue discount with respect to the Classes of Pooled Certificates retained based on the beneficial owner’s basis in the related Regular Interest or Regular Interests.

As a result, when compared to treating each Regular Interest underlying a Class V Certificate as a separate debt instrument, aggregating the Regular Interests underlying a Class V Certificate could affect the timing and character of income recognized by a beneficial owner of a Class V Certificate. Moreover, if Code Section 1286 were to apply to a beneficial owner of a Class V Certificate, much of the information necessary to perform the related calculations for information reporting purposes generally would not be available to the certificate administrator. Because it may not be clear whether the aggregation rule in the OID Regulations applies to the Class V Certificates and due to the certificate administrator’s lack of information necessary to report computations that might be required by Code Section 1286, the certificate administrator will treat each Regular Interest underlying a Class V Certificate as a separate debt instrument for information reporting purposes. Prospective investors should note that, if the two or more Regular Interests underlying a Class V Certificate were aggregated, the timing of accruals of original issue discount applicable to the Class V Certificate could be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding any possible tax consequences to them if the IRS were to assert that the Regular Interests underlying the Class V Certificates should be aggregated for original issue discount purposes.

Taxation of Exchange

The exchange of a Class V Certificate for any Pooled Certificates or Class Z certificates or of Pooled Certificates or Class Z certificates for a Class V Certificate described in Annex F will not be taxable.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Y&L Towers Trust Subordinate Companion Loan REMIC, the Standard Highline Trust Subordinate Companion Loan REMIC and the Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after such Trust REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Y&L Towers Trust Subordinate Companion Loan REMIC, the Standard Highline Trust Subordinate Companion Loan REMIC or the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property” taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC or the Y&L Towers Trust Subordinate Companion Loan REMIC or the Standard Highline Trust Subordinate Companion Loan REMIC, as applicable, would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Y&L Towers Trust Subordinate Companion Loan REMIC, the Standard Highline Trust Subordinate Companion Loan REMIC or the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC, the Y&L Towers Trust Subordinate Companion Loan REMIC or the Standard Highline Trust Subordinate Companion Loan REMIC, as applicable, to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that residual holders, to the fullest extent possible, rather than any Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above must be furnished annually to the Regular Interestholders and filed annually with the IRS.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Pooled Certificates and Class Z certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter conflicts of interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Credit Suisse Securities (USA) LLC	Natixis Securities Americas LLC
Class A-1	$14,888,000	$0
Class A-2	$81,680,000	$0
Class A-3	$143,190,000	$0
Class A-4	$102,361,000	$0
Class A-5	$237,373,000	$0
Class A-SB	$19,217,000	$0
Class X-A	$691,723,000	$0
Class X-B	$80,184,000	$0
Class A-S	$93,014,000	$0
Class B	$49,180,000	$0
Class C	$31,004,000	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates (other than the VRR Interest) if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 107.9% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $4,200,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of NREC, which is a sponsor and mortgage loan seller and the initial Risk Retention Consultation Party.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to an affiliate of Credit Suisse Securities (USA) LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Credit Suisse Securities (USA) LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to Column, an affiliate of Credit Suisse Securities (USA) LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by Column. Additionally, proceeds received by BSPRT Finance, LLC in connection with the contribution of certain of the BSPRT Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such mortgage loans that are financed with, and to make the applicable payments to, Column, an affiliate of Credit Suisse Securities (USA) LLC, as the related repurchase agreement counterparty. Additionally, proceeds received by BSPRT in connection with the contribution of certain of the BSPRT Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such mortgage loans that are financed with, and to make the applicable payments to, Column, an affiliate of Credit Suisse Securities (USA) LLC, as the related repurchase agreement counterparty. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Credit Suisse Securities (USA) LLC and Natixis Securities Americas LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-207361-07)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 11 Madison Avenue, New York, New York 10010, Attention: Secretary, or by telephone at (212) 325-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain other entities whose underlying assets include “plan assets” by reason of a plan’s investment in the entity, including collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested, in each case, that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to Section 406 of ERISA or Code Section 4975. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer, any underwriter or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or gives, investment advice with respect to those assets for a fee, direct or indirect; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of the value of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, direct or indirect, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Credit Suisse Securities (USA) LLC an individual prohibited transaction exemption, PTE 89-90, 54 Fed. Reg. 42597 (October 17, 1989) as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Credit Suisse Securities (USA) LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1) none of the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, the operating advisor, the asset representations reviewer or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4) none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or received a fee or other compensation from the Plan or Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of Offered Certificates; and

(5) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates, as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment

Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three (3) Rating Agencies engaged by the depositor to rate the offered certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate of the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date for the Pooled Certificates will be the Distribution Date in November 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g 5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Significant Definitions

1

17g-5 Information Provider	318
1986 Act	474
1991 Ground Lease	160
1996 Act	452
1996 Ground Lease	160

2

2010 Settlement Agreement	272
2015 Budget Act	482
2016 Settlement	271

3

30/360 Basis	353

4

401(c) Regulations	492

A

AB Modified Loan	364
AB Whole Loan	191
Accelerated Mezzanine Loan Lender	311
Acceptable Insurance Default	368
Acting General Counsel’s Letter	138
Actual/360	143
Actual/360 Basis	178
Actual/360 Loans	342
ADA	455
Additional Exclusions	368
Additional Property	184
Additional Property Reserve	184
Administrative Cost Rate	294
ADR	143
Advances	337
Advisers Act	491
Affiliate Property	152
Affirmative Asset Review Vote	404
Allocated Cut-off Date Loan Amount	143
Annual Debt Service	143
Anticipated Repayment Date	178
Appraisal Reduction Amount	360
Appraisal Reduction Event	360
Appraised Value	143
Appraised-Out Class	365
ARD Loan	178
ASR Consultation Process	378
Assessment of Compliance Report	434
Asset Representations Reviewer Asset Review Fee	358
Asset Representations Reviewer Fee	358
Asset Representations Reviewer Fee Rate	358
Asset Representations Reviewer Termination Event	409
Asset Representations Reviewer Upfront Fee	358
Asset Review	406
Asset Review Notice	405
Asset Review Quorum	405
Asset Review Report	407
Asset Review Report Summary	407
Asset Review Standard	406
Asset Review Trigger	403
Asset Review Vote Election	404
Asset Status Report	376
Assumed Final Distribution Date	301
Assumed Scheduled Payment	296
Attestation Report	435
Available Funds	285

B

Balloon Balance	144
Bankruptcy Code	447
Base Interest Fraction	301
Beds	149
Borrower Party	310
Borrower Party Affiliate	310
Breach Notice	328
BSP	253
BSP Data Tape	255
BSP Mortgage Loans	253
BSP Review Team	254
BSPRT	246
BSPRT Data Tape	247
BSPRT Mortgage Loans	246
BSPRT Review Team	247

C

C&J Properties	161
C(WUMP)O	17
Centre 425 Bellevue A-2 Companion Loans	220
Centre 425 Bellevue Companion Loans	220
Centre 425 Bellevue Control Appraisal Period	224
Centre 425 Bellevue Directing Holder	224

Centre 425 Bellevue Intercreditor Agreement	220
Centre 425 Bellevue Lead Note	220
Centre 425 Bellevue Lead Note Securitization Date	220
Centre 425 Bellevue Major Decisions	224
Centre 425 Bellevue Mortgage Loan	220
Centre 425 Bellevue Pari Passu Companion Loans	220
Centre 425 Bellevue PSA	221
Centre 425 Bellevue Sequential Pay Event	222
Centre 425 Bellevue Subordinate Companion Loan Holder	221
Centre 425 Bellevue Subordinate Companion Loan Threshold Event Collateral	224
Centre 425 Bellevue Subordinate Companion Loans	220
Centre 425 Bellevue Whole Loan	220
CERCLA	452
Certificate Administrator/Trustee Fee	357
Certificate Administrator/Trustee Fee Rate	357
Certificate Balance	283
Certificate Owners	321
Certificateholder	312
Certificateholder Quorum	413
Class A Certificates	283
Class A-SB Planned Principal Balance	296
Class A-SB Scheduled Principal Balance	289
Class X Certificates	282, 283
Clearstream	320
Clearstream Participants	321
Closing Date	142, 227
CMBS	59
CMBS B-Piece Securities	278
Code	471
Co-Lender Agreement	191
Collateral Deficiency Amount	364
Collection Account	341
Collection Period	288
Column	227
Column Data Tape	228
Column Deal Team	228
Column Mortgage Loans	227
Communication Request	323
Companion Distribution Account	341
Companion Holder	312
Companion Loan Holder	191
Companion Loan Rating Agency	191
Companion Loans	141
Compensating Interest Payment	303
Constant Prepayment Rate	462
Consultation Termination Event	392
Control Eligible Certificates	386
Control Note	191
Control Termination Event	391
Controlling Class	385
Controlling Class Certificateholder	385
Controlling Companion Loan	191
Controlling Holder	191
Corrected Loan	376
Corresponding Class V1 Certificates	1
Corresponding Class V2 Certificates	1
Corresponding Initial Issuance Certificates	1
Council	121
Covered Transactions	237
CPR	462
CPY	462
Credit Risk Retention Rules	276
Credit Suisse	234
CREFC®	307
CREFC® Intellectual Property Royalty License Fee	359
CREFC® Intellectual Property Royalty License Fee Rate	359
CREFC® Reports	307
Crossed Group	144
Cross-Over Date	292
CRR Amendment Regulation	121
CSAIL 2017-CX9 PSA	191
CSCMSC	234
CSMC 2017-CALI Certificate Administrator	216
CSMC 2017-CALI Special Servicer	216
CSMC 2017-CALI TSA	193
CSMC Trust 2017-CALI Depositor	216
CSMC Trust 2017-CALI Control Eligible Certificates	219
CSMC Trust 2017-CALI Operating Advisor	216
CSMC Trust 2017-CALI Servicer	216
CSMC Trust 2017-CALI Trustee	216
CSMC Trust 2017-CALI TSA	216
Cumulative Appraisal Reduction Amount	364, 365
Cure/Contest Period	406
Cut-off Date	141
Cut-off Date Balance	144
Cut-off Date DSCR	145
Cut-off Date Loan-to-Value Ratio	144
Cut-off Date LTV Ratio	144
CWCAM	269
CWCAM Motion to Dismiss	272
CWCAM Motion to Dismiss Amended Complaint	272

D

DDC	165
Debt Service Coverage Ratio	145

Debt Yield on Underwritten NCF	144
Debt Yield on Underwritten Net Cash Flow	144
Debt Yield on Underwritten Net Operating Income	145
Debt Yield on Underwritten NOI	145
Defaulted Loan	381
Defeasance Deposit	181
Defeasance Loans	181
Defeasance Lock Out Period	181
Defeasance Option	181
Definitive Certificate	320
Delinquent Loan	404
Demand Entities	237
Depositaries	320
Determination Date	284
Diligence File	326
Directing Certificateholder	384
Directing Holder	385
Directing Holder Approval Process	378
Disclosable Special Servicer Fees	357
Dispute Resolution Consultation	426
Dispute Resolution Cut-off Date	425
Disputed Proceeds	271
Distribution Accounts	342
Distribution Date	284
Distribution Date Statement	307
District Court	264
DLJ	237
Dodd-Frank Act	122
DOL	489
DSCR	145
DTC	319
DTC Participants	320
DTC Rules	321
Due Date	177, 288

E

EDGAR	488
EEA	14
Eightfold	278
Eightfold Fund V	278
Eligible Asset Representations Reviewer	407
Eligible Operating Advisor	399
Enforcing Party	424
Enforcing Servicer	424
ERC	162
ESA	161
Escrow/Reserve Mitigating Circumstances	233
EU Risk Retention and Due Diligence Requirements	121
Euroclear	320
Euroclear Operator	322
Euroclear Participants	322
European Commission	121
Excess Interest	178, 284
Excess Interest Distribution Account	343
Excess Modification Fee Amount	354
Excess Modification Fees	352
Excess Prepayment Interest Shortfall	304
Exchange Act	227
Exchange Date	2
Excluded Controlling Class Holder	309, 316
Excluded Controlling Class Loan	311
Excluded Information	311
Excluded Loan	311
Excluded Plan	491
Excluded Special Servicer	413
Excluded Special Servicer Loan	413
Exemption	490
Exemption Rating Agency	490

F

FATCA	484
FDIA	137
FDIC	138
Federal Court	271
Federal Court Complaint	264
FIEL	19
Final Asset Status Report	378
Final Dispute Resolution Election Notice	426
Financial Promotion Order	16
FIRREA	138
Fitch	433
Fortress	269
FPO Persons	16
FSMA	16

G

Gain-on-Sale Entitlement Amount	289
Gain-on-Sale Remittance Amount	289
Gain-on-Sale Reserve Account	343
Garn Act	454
GNL Portfolio Mortgaged Properties	182
Grantor Trust	56, 284

H

Hard Lockbox	186
High Net Worth Companies, Unincorporated Associations, Etc.	16
HRR Certificates	4, 276

I

IDEM	162
Impermissible Asset Representations Reviewer Affiliate	421
Impermissible Operating Advisor Affiliate	421
Impermissible Risk Retention Affiliate	421
Impermissible TPP Affiliate	421

Indirect Participants	320
Initial Delivery Date	376
Initial Issuance Certificates	1
Initial Pool Balance	141
Initial Rate	178
Initial Requesting Certificateholder	424
In-Place Cash Management	145
Insurance and Condemnation Proceeds	341
Intercreditor Agreement	191
Interest Accrual Amount	294
Interest Accrual Period	295
Interest Distribution Amount	294
Interest Reserve Account	342
Interest Shortfall	294
Interested Person	383
Investor Certification	311
Investor Registry	317

K

KBRA	433
KeyBank	266

L

Largest Tenant	145
Largest Tenant Lease Expiration Date	145
Lehigh Valley Mall PSA	191
Liquidation Fee	354
Liquidation Proceeds	341
Litigation Stay	271
Loan	271
Loan Per Unit	145
Loan Specific-Directing Certificateholder	385
loan-specific certificates	3
Loan-Specific Certificates	141, 282
Loan-Specific Control Eligible Certificates	386
Loan-Specific Controlling Class	386
Loan-Specific Realized Loss	305
Loss of Value Payment	329
Lower-Tier Loan REMIC	56
Lower-Tier Regular Interests	471
Lower-Tier REMIC	284, 471
Lower-Tier REMIC Distribution Account	342
LTV Ratio as of the Maturity Date/ARD	145
LTV Ratio at Maturity/ARD	145

M

Macy’s Release Parcel	183
MAI	331
Major Decision	387
Major Decision Reporting Package	389
MAS	18
Material Defect	328
Maturity Date/ARD Loan-to-Value Ratio	145
Maturity Date/ARD LTV Ratio	145
MDEP	163
Mezzanine Loans	272
MLPA	324
MOA	276
Modeling Assumptions	462
Modification Fees	352
Morningstar	267, 417, 433
Mortgage	142
Mortgage File	324
Mortgage Loans	141
Mortgage Note	142
Mortgage Pool	141
Mortgage Rate	294
Mortgaged Property	142
Most Recent NOI	146
Motion to Dismiss	271

N

Natixis	238
Net Cash Flow	147
Net Mortgage Rate	293
NJDEP	161
Non-Control Note	191
Non-Controlling Holder	191
Nonrecoverable Advance	338
Non-Reduced Certificates	319
Non-Serviced AB Whole Loan	191
Non-Serviced Certificate Administrator	191
Non-Serviced Companion Loan	192
Non-Serviced Directing Holder	192
Non-Serviced Intercreditor Agreement	192
Non-Serviced Master Servicer	192
Non-Serviced Mortgage Loan	192
Non-Serviced Pari Passu Mortgage Loan	192
Non-Serviced Pari Passu Whole Loan	192
Non-Serviced PSA	192
Non-Serviced Securitization Trust	215
Non-Serviced Special Servicer	192
Non-Serviced Subordinate Companion Loan	192
Non-Serviced Trustee	193
Non-Serviced Whole Loan	193
Non-U.S. Person	483
Note Holder Purchase Option Notice	212, 226
Notional Amount	284
NPL	162
NREC	238
NREC Data Tape	239
NREC Deal Team	239
NREC Mortgage Loans	239
NRSRO	309, 493
NRSRO Certification	313

O

Occupancy Rate	146
Occupancy Rate As-of Date	147
Offered Certificates	282
OID Regulations	475
OLA	138
One California Controlling Noteholder	219
One California Plaza A Notes	216
One California Plaza Companion Loans	216
One California Plaza Directing Certificateholder	219
One California Plaza Intercreditor Agreement	216
One California Plaza Lead Securitization Companion Loans	216
One California Plaza Mortgage Loan	216
One California Plaza Noteholders	216
One California Plaza Pari Passu Companion Loan	216
One California Plaza Subordinate Companion Loan	216
One California Plaza Whole Loan	216
Operating Advisor Annual Report	397
Operating Advisor Consultation Event	392
Operating Advisor Consulting Fee	358
Operating Advisor Expenses	358
Operating Advisor Fee	357
Operating Advisor Fee Rate	358
Operating Advisor Standard	397
Operating Advisor Termination Event	401
Operative Agreements	271
Opposition	271
Original Balance	147

P

P&I Advance	336
PACE	189
PADEP	162
Pads	149
Par Purchase Price	381
Pari Passu Companion Loans	141
Pari Passu Mortgage Loan	193
Park Bridge Financial	274
Park Bridge Lender Services	274
Participants	320
Parties in Interest	489
Pass-Through Rate	292
Patriot Act	456
PCE	162
PCIS Persons	16
PCVST Property	272
Percentage Interest	285
Periodic Payments	288
Permitted Investments	285, 343
Permitted Special Servicer/Affiliate Fees	357
PIPs	163
Plan Fiduciary	491
Plans	489
Pooled Available Funds	285
Pooled Certificateholder	313
Pooled Certificateholder Quorum	413
Pooled Certificates	282
Pooled Non-Reduced Certificates	319
Pooled Principal Balance Certificates	282
Pooled Realized Loss	305
Pooled Voting Rights	319
PRC	16
Preliminary Dispute Resolution Election Notice	425
Prepayment Assumption	476
Prepayment Interest Excess	302
Prepayment Interest Shortfall	302
Prepayment Penalty Description	147
Prepayment Provision	147
Prime Rate	341
Principal Balance Certificates	282
Principal Distribution Amount	295
Principal Shortfall	296
Privileged Information	399
Privileged Information Exception	400
Privileged Person	309
Professional Investors	17
Prohibited Prepayment	303
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	425
Proposed Course of Action Notice	425
Prospectus	17
Prospectus Directive	15
PSA	282
PSW Complaint	272
PSW Court	272
PSW Cross-Motion	272
PTCE	492
Purchase Price	330

Q

Qualification Criteria	230, 248, 256
Qualified Investor	15
Qualified Replacement Special Servicer	414
Qualified Substitute Mortgage Loan	330
Qualifying CRE Loan Percentage	276

R

RAC No-Response Scenario	432
RAIT Amended Complaint	272
RAIT Complaint	271
RAIT Court	271

RAIT Preferred Funding	271
Rated Final Distribution Date	302
Rating Agencies	433
Rating Agency Confirmation	433
Realized Losses	305
REC	161
Record Date	284
Registration Statement	488
Regular Interestholder	474
Regular Interests	472
Regulation AB	267, 435
Reimbursement Rate	341
Related Group	147
Related Proceeds	339
Release Conditions	184
Release Date	181
Release Outparcel	184
Release Parcel Amount	183
Relevant Member State	14
Relevant Persons	16
Relief Act	455
REMIC	471
REMIC Regulations	471
Remittance Date	336
REO Account	343
REO Loan	297
REO Property	375
Reportable Information	237
Repurchase Request	424
Repurchases	237
Requesting Certificateholder	426
Requesting Holders	366
Requesting Investor	323
Requesting Party	432
Required Risk Retention Percentage	276
Requirements	455
Residual Certificates	282
Resolution Failure	424
Resolved	424
Restricted Group	490
Restricted Party	400
Retaining Sponsor	276
Retaining Third-Party Purchaser	276
Review Materials	405
Revised Rate	178
RevPAR	147
Risk Retention Affiliate	399
Risk Retention Affiliated	399
Risk Retention Consultation Party	310
RMBS	264
Rooms	149
Rule 17g-5	313

S

S&P	267, 433
Scheduled Principal Distribution Amount	295
SDNY Court	271
SEC	227
Securities Act	434
Securitization Accounts	282, 343
Securitization Regulations	121
SEL	251, 258
Senior Certificates	282
Serviced AB Whole Loan	193
Serviced Companion Loan	193
Serviced Companion Loan Holder	193
Serviced Mortgage Loan	193
Serviced Pari Passu Companion Loan	193
Serviced Pari Passu Companion Loan Securities	418
Serviced Pari Passu Mortgage Loan	193
Serviced Pari Passu Whole Loan	193
Serviced Whole Loan	193
Servicer Termination Event	416
Servicing Advances	337
Servicing Fee	351
Servicing Fee Rate	351
Servicing Shift Mortgage Loan	193
Servicing Shift PSA	193
Servicing Shift Securitization Date	193
Servicing Shift Whole Loan	193
Servicing Standard	335
Servicing Transfer Event	374
SFA	18
SFO	17
Similar Law	489
Site	162
SMMEA	493
Soft Lockbox	186
SoftBank	270
Special Servicing Fee	353
Special Servicing Fee Rate	353
Specially Serviced Loans	374
sponsor	227
Springing Cash Management	147
Springing Lockbox	186
Standard Highline Control Eligible Certificates	386
Standard Highline Controlling Class	386
Standard Highline Controlling Class Certificateholder	210
Standard Highline Directing Certificateholder	210
Standard Highline Directing Holder	209
Standard Highline Loan-Specific Certificateholder	313
Standard Highline loan-specific certificates	3
Standard Highline Loan-Specific Certificates	141, 282
Standard Highline Loan-Specific Principal Balance Certificates	282

Standard Highline Non-Trust Junior Subordinate Companion Loan	205
Standard Highline Non-Trust Junior Subordinate Companion Loan Control Appraisal Period	210
Standard Highline Non-Trust Senior Subordinate Companion Loan	205
Standard Highline Non-Trust Senior Subordinate Companion Loan Control Appraisal Period	210
Standard Highline Realized Loss	305
Standard Highline Trust Subordinate Companion Loan	141, 205
Standard Highline Trust Subordinate Companion Loan Available Funds	287
Standard Highline Trust Subordinate Companion Loan Control Termination Event	210
Standard Highline Trust Subordinate Companion Loan REMIC	56, 471
Standard Highline Trust Subordinate Companion Loan REMIC Distribution Account	342
Standard Highline Trust Subordinate Companion Loan REMIC Regular Interests	471
Standard Highline Trust Subordinate Companion Loan REMIC Residual Interest	471
Standard Highline VRR Interest	313
Startup Day	472
State Court	271
Stated Principal Balance	296
Structured Product	17
STS Securitization Regulation	121
Subject Loan	358
Subordinate Certificates	282
Subordinate Companion Loan	194
Subordinate Companion Loans	141
Subsequent Asset Status Report	376
Subservicers	269
Sub-Servicing Agreement	336

T

TCEQ IOP	161
Termination Purchase Amount	436
Terms and Conditions	322
Tests	406
The Standard Highline NYC Intercreditor Agreement	205
The Standard Highline NYC Junior Subordinate Companion Loan Threshold Event Collateral	211
The Standard Highline NYC Mortgage Loan	205
The Standard Highline NYC Mortgaged Property	205
The Standard Highline NYC Non-Trust Subordinate Companion Loans	205
The Standard Highline NYC Senior Subordinate Companion Loan Threshold Event Collateral	211
The Standard Highline NYC Sequential Pay Event	208
The Standard Highline NYC Subordinate Companion Loans	205
The Standard Highline NYC Threshold Event Collateral	211
The Standard Highline NYC Whole Loan	205
Third Party Report	143
Title V	454
TMPs	482
Trailing 12 NOI	146
Tranche Percentage Interest	1
Transaction Parties	491
TRIPRA	89
Trust	262
Trust REMICs	471
Trust Subordinate Companion Loan Control Termination Event	393
Trust Subordinate Companion Loan Controlling Class Certificateholder	385
Trust Subordinate Companion Loans	141
Trusts	272

U

U.S. Person	483
UBS 2017-C5 PSA	194
UCC	442
Underwriter Entities	110
Underwriting Agreement	486
Underwritten EGI	149
Underwritten Expenses	147
Underwritten NCF	147
Underwritten NCF DSCR	145
Underwritten Net Cash Flow	147
Underwritten Net Operating Income	148
Underwritten NOI	148
Underwritten Revenues	149
Units	149
Unscheduled Principal Distribution Amount	296
Unsolicited Information	406
Upper-Tier REMIC	56, 471
Upper-Tier REMIC Distribution Account	342
UW NCF Debt Yield	144
UW NCF DSCR	145
UW NOI Debt Yield	145

V

Volcker Rule	122
Voting Rights	318
VRR Interest	276
VRR Retention Percentage	276

W

WAC Rate	293
Walgreens	168
Weighted Average Mortgage Loan Rate	149
Weighted Averages	149
Wells Fargo	272
Wells Fargo Bank	262, 264
Wells Fargo Motion to Dismiss Amended Complaint	272
WFCM 2016-NXS6 PSA	194
Whole Loan	141
Withheld Amounts	343
Workout Fee	353
Workout Fee Rate	353
Workout-Delayed Reimbursement Amount	341

Y

Y&L Towers Control Eligible Certificates	386
Y&L Towers Control Termination Event	202
Y&L Towers Controlling Class	386
Y&L Towers Directing Certificateholder	202
Y&L Towers Loan-Specific Certificateholder	312
Y&L Towers loan-specific certificates	3
Y&L Towers Loan-Specific Certificates	141
Y&L Towers Loan-Specific Principal Balance Certificates	282
Y&L Towers Realized Loss	305
Y&L Towers Trust Subordinate Companion Loan	141, 198
Y&L Towers Trust Subordinate Companion Loan Available Funds	286
Y&L Towers Trust Subordinate Companion Loan REMIC	56, 471
Y&L Towers Trust Subordinate Companion Loan REMIC Distribution Account	342
Y&L Towers Trust Subordinate Companion Loan REMIC Regular Interests	471
Y&L Towers Trust Subordinate Companion Loan REMIC Residual Interest	471
Y&L Towers VRR Interests	312
YM Group A	300
YM Group B	300
YM Groups	300
Yorkshire & Lexington Towers Companion Loans	198
Yorkshire & Lexington Towers Controlling Class Certificateholder	202
Yorkshire & Lexington Towers Directing Holder	202
Yorkshire & Lexington Towers Intercreditor Agreement	198
Yorkshire & Lexington Towers Loan-Specific Certificates	282
Yorkshire & Lexington Towers Mortgage Loan	198
Yorkshire & Lexington Towers Mortgaged Property	198
Yorkshire & Lexington Towers Pari Passu Companion Loan	198
Yorkshire & Lexington Towers Senior Loans	198
Yorkshire & Lexington Towers Sequential Pay Event	200
Yorkshire & Lexington Towers Whole Loan	198

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Mortgage Loan Originator	Mortgage Loan Seller(1)	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/ Units/Rooms/Pads(2)	Loan Purpose	Sponsor(4)	Non-Recourse Carveout Guarantor(4)
1		Loan	Park Center Phase I	9.1%	Column	Column	$78,000,000	$78,000,000	$78,000,000	$267	Acquisition	Mirae Asset Global Investments Co. Ltd; Transwestern Investment Group, L.L.C.	Corporate Properties Trust II TRS, L.L.C.
2		Loan	GNL Portfolio	8.5%	Column	Column	$73,000,000	$73,000,000	$73,000,000	$71	Refinance	Global Net Lease Operating Partnership, L.P.	Global Net Lease Operating Partnership, L.P.
2.01		Property	Sandoz, Inc.		Column	Column	$13,616,257	$13,616,257	$13,616,257	$71
2.02		Property	Intervet Inc.		Column	Column	$10,520,588	$10,520,588	$10,520,588	$71
2.03		Property	GE Aviation Systems, LLC		Column	Column	$9,388,503	$9,388,503	$9,388,503	$71
2.04		Property	FedEx Ground Package System, Inc. (NY)		Column	Column	$7,563,503	$7,563,503	$7,563,503	$71
2.05		Property	Nissan North America Inc.		Column	Column	$6,648,075	$6,648,075	$6,648,075	$71
2.06		Property	Constellium Automotive USA, LLC		Column	Column	$5,972,727	$5,972,727	$5,972,727	$71
2.07		Property	C&J Energy Services, Inc. II		Column	Column	$4,899,198	$4,899,198	$4,899,198	$71
2.08		Property	Lippert Components Manufacturing, Inc.		Column	Column	$3,528,984	$3,528,984	$3,528,984	$71
2.09		Property	FedEx Ground Package System, Inc. (WV)		Column	Column	$3,119,091	$3,119,091	$3,119,091	$71
2.10		Property	C&J Energy Services, Inc. I		Column	Column	$3,044,920	$3,044,920	$3,044,920	$71
2.11		Property	U.S. General Services Administration		Column	Column	$2,769,706	$2,769,706	$2,769,706	$71
2.12		Property	PNC Bank N.A.		Column	Column	$1,928,449	$1,928,449	$1,928,449	$71
3		Loan	Yorkshire & Lexington Towers	7.0%	Natixis	Natixis	$60,000,000	$60,000,000	$60,000,000	$241,838	Refinance	Downtown Properties Holdings, LLC	The Chetrit Group LLC; Stellar Management LLC
3.01		Property	Yorkshire Tower		Natixis	Natixis	$50,220,000	$50,220,000	$50,220,000	$241,838
3.02		Property	Lexington Tower		Natixis	Natixis	$9,780,000	$9,780,000	$9,780,000	$241,838
4		Loan	Westin Times Square Fee	6.7%	Column	Column	$57,000,000	$57,000,000	$57,000,000	$3,243	Refinance	Tishman Hotel & Realty LP	Tishman Hotel & Realty LP
5		Loan	One California Plaza	5.8%	Column	Column	$50,000,000	$50,000,000	$50,000,000	$130	Refinance	Colony Capital Operating Company, LLC	Colony Capital Operating Company, LLC
6		Loan	Lehigh Valley Mall	5.8%	Column	Column	$50,000,000	$50,000,000	$39,793,363	$367	Refinance	Simon Property Group, L.P.	Simon Property Group, L.P.
7	(27)	Loan	The Standard Highline NYC	5.3%	Natixis	Natixis	$45,000,000	$45,000,000	$45,000,000	$133,136	Acquisition	GC SHL, LLC	GC SHL, LLC
8		Loan	Centre 425 Bellevue	5.1%	Natixis	Natixis	$44,000,000	$44,000,000	$44,000,000	$263	Acquisition	Aby Rosen; Michael Fuchs; David Edelstein	Aby Rosen; Michael Fuchs; David Edelstein
9		Loan	379 West Broadway	4.9%	Column	Column	$42,000,000	$42,000,000	$42,000,000	$605	Refinance	CLdN IMMO SA	CLdN IMMO SA
10	(27)	Loan	600 Vine	4.2%	Natixis	Natixis	$36,000,000	$35,998,538	$31,024,003	$91	Refinance	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz
11		Loan	300 Montgomery	3.5%	Natixis	Natixis	$30,000,000	$30,000,000	$30,000,000	$343	Refinance	Downtown Properties Holdings, LLC	Downtown Properties Holdings, LLC
12		Loan	Garden Multifamily Portfolio	3.4%	BSP CRE	BSP CRE	$29,500,000	$29,333,985	$24,260,375	$47,967	Refinance	Alfons Melohn	Alfons Melohn
12.01		Property	Carleton		BSP CRE	BSP CRE	$3,180,870	$3,162,969	$2,615,901	$47,967
12.02		Property	River Glen		BSP CRE	BSP CRE	$3,073,130	$3,055,836	$2,527,298	$47,967
12.03		Property	Tabor Ridge		BSP CRE	BSP CRE	$2,462,609	$2,448,750	$2,025,214	$47,967
12.04		Property	Ridgewood		BSP CRE	BSP CRE	$2,411,304	$2,397,734	$1,983,022	$47,967
12.05		Property	Foxhaven		BSP CRE	BSP CRE	$2,036,783	$2,025,320	$1,675,021	$47,967
12.06		Property	Hayfield		BSP CRE	BSP CRE	$2,031,652	$2,020,219	$1,670,801	$47,967
12.07		Property	Laurel		BSP CRE	BSP CRE	$1,795,652	$1,785,547	$1,476,718	$47,967
12.08		Property	Wood Trail		BSP CRE	BSP CRE	$1,770,000	$1,760,039	$1,455,623	$47,967
12.09		Property	Camellia		BSP CRE	BSP CRE	$1,680,217	$1,670,762	$1,381,787	$47,967
12.10		Property	Ashgrove		BSP CRE	BSP CRE	$1,564,783	$1,555,977	$1,286,855	$47,967
12.11		Property	Slate Run		BSP CRE	BSP CRE	$1,546,826	$1,538,121	$1,272,087	$47,967
12.12		Property	Forsythia		BSP CRE	BSP CRE	$1,539,130	$1,530,469	$1,265,759	$47,967
12.13		Property	Beckford		BSP CRE	BSP CRE	$1,513,478	$1,504,961	$1,244,663	$47,967
12.14		Property	Meadowood		BSP CRE	BSP CRE	$1,508,348	$1,499,859	$1,240,444	$47,967
12.15		Property	Elmwood		BSP CRE	BSP CRE	$1,385,217	$1,377,422	$1,139,183	$47,967
13	(27)	Loan	333 North Bedford	3.4%	Natixis	Natixis	$29,500,000	$28,844,126	$23,244,403	$95	Refinance	James A. Diamond; William E. Diamond	James A. Diamond; William E. Diamond
14		Loan	Miracle Mile	3.3%	BSPRT	BSPRT	$28,000,000	$28,000,000	$25,555,903	$187	Acquisition	M & J Wilkow, Ltd.	M & J Wilkow, Ltd.
15	(27)	Loan	Totowa Commerce Center	3.1%	Natixis	Natixis	$26,750,000	$26,750,000	$24,360,646	$102	Acquisition	Jeffrey Greenberg; Steven Greenberg	Jeffrey Greenberg; Steven Greenberg
15.01		Property	80-100 Commerce Way		Natixis	Natixis	$3,494,101	$3,494,101	$3,182,002	$102
15.02		Property	40 Commerce Way		Natixis	Natixis	$3,396,659	$3,396,659	$3,093,264	$102
15.03		Property	29 Commerce Way		Natixis	Natixis	$3,380,095	$3,380,095	$3,078,179	$102
15.04		Property	One Center Court		Natixis	Natixis	$3,205,116	$3,205,116	$2,918,830	$102
15.05		Property	11 Commerce Way		Natixis	Natixis	$3,194,062	$3,194,062	$2,908,763	$102
15.06		Property	45 Commerce Way		Natixis	Natixis	$2,982,738	$2,982,738	$2,716,315	$102
15.07		Property	999 Riverview Drive		Natixis	Natixis	$1,981,090	$1,981,090	$1,804,136	$102
15.08		Property	Two Center Court		Natixis	Natixis	$1,947,612	$1,947,612	$1,773,648	$102
15.09		Property	120-140 Commerce Way		Natixis	Natixis	$1,674,587	$1,674,587	$1,525,010	$102
15.10		Property	60 Commerce Way		Natixis	Natixis	$755,066	$755,066	$687,622	$102
15.11		Property	20 Commerce Way		Natixis	Natixis	$738,874	$738,874	$672,877	$102
16		Loan	Rockside Office Portfolio	2.8%	BSPRT	BSPRT	$24,000,000	$24,000,000	$24,000,000	$68	Refinance	Francis Greenburger	Francis Greenburger
16.01		Property	Freedom Square II		BSPRT	BSPRT	$8,500,000	$8,500,000	$8,500,000	$68
16.02		Property	Freedom Square III		BSPRT	BSPRT	$5,225,000	$5,225,000	$5,225,000	$68
16.03		Property	Rock Run North		BSPRT	BSPRT	$4,400,000	$4,400,000	$4,400,000	$68
16.04		Property	Rock Run Center		BSPRT	BSPRT	$4,200,000	$4,200,000	$4,200,000	$68
16.05		Property	Freedom Square I		BSPRT	BSPRT	$1,675,000	$1,675,000	$1,675,000	$68
17		Loan	The Boulders Resort & Spa	2.7%	Column	Column	$23,000,000	$22,952,843	$21,360,790	$455,315	Refinance	Columbia Sussex Corporation; CSC Holdings, LLC	Columbia Sussex Corporation; CSC Holdings, LLC
18		Loan	701 East 22nd Street	1.8%	BSPRT	BSPRT	$15,190,000	$15,190,000	$15,190,000	$87	Acquisition	Lincoln Property Company Commercial, Inc.; Bruce Stern	Lincoln Property Company Commercial, Inc.; Bruce Stern
19		Loan	237 East Fordham Road	1.8%	Natixis	Natixis	$15,000,000	$15,000,000	$15,000,000	$625	Refinance	Joseph Nakash, Aaron E. Cohen, Elliot D. Cohen	Joseph Nakash, Aaron E. Cohen, Elliot D. Cohen
20		Loan	Wild Meadows	1.7%	Column	Column	$14,500,000	$14,500,000	$14,500,000	$65,022	Acquisition	Ross H. Partrich	Ross H. Partrich
21		Loan	Mt. Washington Mill	1.7%	BSPRT	BSPRT	$14,150,000	$14,150,000	$12,056,320	$193	Refinance	Samuel K. Himmelrich, Jr.	Samuel K. Himmelrich, Jr.
22		Loan	Goldstar Industrial Portfolio	1.4%	BSPRT	BSPRT	$11,600,000	$11,600,000	$11,600,000	$53	Acquisition	Michael S. Brodsky	Michael S. Brodsky
22.01		Property	1361 Brass Mill Road		BSPRT	BSPRT	$3,235,000	$3,235,000	$3,235,000	$53
22.02		Property	Harwood Business Center		BSPRT	BSPRT	$2,900,000	$2,900,000	$2,900,000	$53
22.03		Property	201 Gateway Drive		BSPRT	BSPRT	$1,617,000	$1,617,000	$1,617,000	$53
22.04		Property	2113 Columbia Park Road		BSPRT	BSPRT	$1,450,000	$1,450,000	$1,450,000	$53
22.05		Property	2111 Emmorton Park Road		BSPRT	BSPRT	$1,227,000	$1,227,000	$1,227,000	$53
22.06		Property	5495 Levering Avenue		BSPRT	BSPRT	$1,171,000	$1,171,000	$1,171,000	$53
23		Loan	Meadows at June Road	1.2%	BSPRT	BSPRT	$10,500,000	$10,500,000	$9,267,264	$132,911	Refinance	Robert Janicki; John Janicki	Robert Janicki; John Janicki
24		Loan	Lakefront I & II	1.2%	BSPRT	BSPRT	$10,430,000	$10,430,000	$10,430,000	$54	Acquisition	Sebastian Barbagallo	Sebastian Barbagallo
25		Loan	Spurlock Apartments	0.9%	Natixis	Natixis	$8,000,000	$8,000,000	$6,979,761	$59,259	Refinance	Scott Asner, Michael Gortenburg	Scott Asner, Michael Gortenburg
26		Loan	SeaMist RV Park	0.8%	BSPRT	BSPRT	$7,000,000	$7,000,000	$5,353,201	$28,455	Refinance	Ronald Sewell	Ronald Sewell
27		Loan	Southern Woods	0.8%	BSPRT	BSPRT	$6,700,000	$6,700,000	$5,960,667	$64,423	Acquisition	Gideon Levy	Gideon Levy
28		Loan	332 East 6th Street	0.7%	Natixis	Natixis	$6,300,000	$6,300,000	$6,300,000	$525,000	Refinance	Robert Kaliner; Harkishan Parekh; The Rafael Nassen Trust u/d/a April 1, 1982	Robert Kaliner; Harkishan Parekh; The Rafael Nassen Trust u/d/a April 1, 1982
29		Loan	Springtree Apartments	0.6%	Natixis	Natixis	$5,000,000	$5,000,000	$4,089,204	$32,895	Refinance	Scott Asner, Michael Gortenburg	Scott Asner, Michael Gortenburg
30		Loan	1442 Pennsylvania Avenue Southeast	0.5%	Natixis	Natixis	$4,300,000	$4,300,000	$4,300,000	$388	Refinance	Norman Jemal	Norman Jemal
31		Loan	Outback Steakhouse El Paso	0.2%	Natixis	Natixis	$1,750,000	$1,750,000	$1,750,000	$282	Acquisition	Mordecai Mizrahi; Ezra Mizrahi	Mordecai Mizrahi; Ezra Mizrahi

A-1-1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGED PROPERTY CHARACTERISTICS (7)
Loan ID	Footnotes	Property Flag	Deal Name	No. of Properties	General Property Type	Detailed Property Type	Title Type(5)(6)	Ground Lease Initial Lease Expiration Date(5)	Address	City	County	State	Zip Code	Year Built	Year Renovated	Net Rentable Area SF/Units/ Rooms/Pads	Units of Measure	Occupancy Rate(8)	Occupancy Rate As-of Date	Appraised Value	Appraisal As-of Date
1		Loan	Park Center Phase I	1	Office	Suburban	Fee	NAP	236 Perimeter Center Parkway Northeast	Dunwoody	DeKalb	GA	30346	2016	NAP	590,926	Square Feet	99.5%	7/1/2017	$307,500,000	6/26/2017
2		Loan	GNL Portfolio	12	Various	Various	Fee	NAP	Various	Various	Various	Various	Various	Various	Various	2,620,673	Square Feet	100.0%	11/6/2017	$323,100,000	Various
2.01		Property	Sandoz, Inc.	1	Office	Suburban	Fee	NAP	100 College Road West	Plainsboro	Middlesex	NJ	08540	2001	2014	154,101	Square Feet	100.0%	11/6/2017	$59,400,000	8/31/2017
2.02		Property	Intervet Inc.	1	Office	Suburban	Fee	NAP	2 Giralda Farms	Madison	Middlesex	NJ	07940	1988	2014	146,366	Square Feet	100.0%	11/6/2017	$49,000,000	8/24/2017
2.03		Property	GE Aviation Systems, LLC	1	Mixed Use	Office/Industrial	Fee	NAP	3290 Patterson Avenue Southeast	Grand Rapids	Kent	MI	49512	1986	1990	369,000	Square Feet	100.0%	11/6/2017	$37,000,000	8/24/2017
2.04		Property	FedEx Ground Package System, Inc. (NY)	1	Industrial	Distribution	Fee	NAP	100 Orville Drive	Bohemia	Suffolk	NY	11716	1976	2014	158,520	Square Feet	100.0%	11/6/2017	$33,000,000	8/22/2017
2.05		Property	Nissan North America Inc.	1	Industrial	Distribution	Fee	NAP	4500 Singer Road	Murfreesboro	Rutherford	TN	37129	2008	2013	462,155	Square Feet	100.0%	11/6/2017	$29,000,000	9/6/2017
2.06		Property	Constellium Automotive USA, LLC	1	Industrial	Single Tenant	Fee	NAP	6331 Schooner Drive	Van Buren Township	Wayne	MI	48111	1998	2014	320,680	Square Feet	100.0%	11/6/2017	$25,500,000	8/25/2017
2.07		Property	C&J Energy Services, Inc. II	1	Office	Suburban	Fee	NAP	3990 Rogerdale Road	Houston	Harris	TX	77042	2013	NAP	125,000	Square Feet	100.0%	11/6/2017	$25,100,000	9/18/2017
2.08		Property	Lippert Components Manufacturing, Inc.	1	Industrial	Warehouse	Fee	NAP	1902 West Sample Street	South Bend	St. Joseph	IN	46619	2003	NAP	539,137	Square Feet	100.0%	11/6/2017	$15,400,000	8/31/2017
2.09		Property	FedEx Ground Package System, Inc. (WV)	1	Industrial	Distribution	Fee	NAP	163 Pitman Road	Morgantown	Monongalia	WV	26501	2016	NAP	103,512	Square Feet	100.0%	11/6/2017	$13,600,000	9/6/2017
2.10		Property	C&J Energy Services, Inc. I	1	Mixed Use	Office/Industrial	Fee	NAP	10771 Westpark Drive	Houston	Harris	TX	77042	2013	NAP	96,149	Square Feet	100.0%	11/6/2017	$15,600,000	9/18/2017
2.11		Property	U.S. General Services Administration	1	Office	Suburban	Fee	NAP	312 Highway 11 East	International Falls	Koochiching	MN	56649	2009	NAP	33,000	Square Feet	100.0%	11/6/2017	$12,900,000	8/23/2017
2.12		Property	PNC Bank N.A.	1	Office	Suburban	Fee	NAP	201 Penn Avenue	Scranton	Lackawanna	PA	18503	1975	1994	113,053	Square Feet	100.0%	11/6/2017	$7,600,000	8/22/2017
3		Loan	Yorkshire & Lexington Towers	2	Multifamily	High-Rise	Fee	NAP	Various	New York	New York	NY	Various	Various	2014-2017	827	Units	92.0%	9/24/2017	$890,000,000	8/15/2017
3.01		Property	Yorkshire Tower	1	Multifamily	High-Rise	Fee	NAP	305 East 86th Street	New York	New York	NY	10028	1964	2014-2017	690	Units	93.0%	9/24/2017	$745,000,000	8/15/2017
3.02		Property	Lexington Tower	1	Multifamily	High-Rise	Fee	NAP	160 East 88th Street	New York	New York	NY	10128	1963	2014-2017	137	Units	86.9%	9/24/2017	$145,000,000	8/15/2017
4		Loan	Westin Times Square Fee	1	Other	Leased Fee	Leased Fee	NAP	270 West 43rd Street	New York	New York	NY	10036	2002	2016	17,574	Square Feet	100.0%	11/6/2017	$126,000,000	9/7/2017
5		Loan	One California Plaza	1	Office	CBD	Fee	NAP	300 South Grand Avenue	Los Angeles	Los Angeles	CA	90071	1985	2012-2016	1,047,062	Square Feet	87.7%	9/1/2017	$459,000,000	9/7/2017
6		Loan	Lehigh Valley Mall	1	Retail	Super Regional Mall	Fee	NAP	250 Lehigh Valley Mall	Whitehall	Lehigh	PA	18052	1976	2006	545,233	Square Feet	83.9%	10/12/2017	$445,000,000	9/4/2017
7	(27)	Loan	The Standard Highline NYC	1	Hotel	Full Service	Fee	NAP	848 Washington Street	New York	New York	NY	10014	2006-2008	NAP	338	Rooms	90.9%	7/31/2017	$340,000,000	9/7/2017
8		Loan	Centre 425 Bellevue	1	Office	CBD	Fee	NAP	425 106th Avenue Northeast	Bellevue	King	WA	98004	2017	NAP	356,909	Square Feet	100.0%	11/1/2017	$316,000,000	10/1/2017
9		Loan	379 West Broadway	1	Office	CBD	Fee	NAP	379 West Broadway	New York	New York	NY	10012	1889	1987	69,392	Square Feet	100.0%	10/1/2017	$80,000,000	6/1/2017
10	(27)	Loan	600 Vine	1	Office	CBD	Fee	NAP	600 Vine Street	Cincinnati	Hamilton	OH	45202	1984	2005	578,893	Square Feet	80.1%	7/10/2017	$71,000,000	8/1/2017
11		Loan	300 Montgomery	1	Office	CBD	Fee	NAP	300 Montgomery Street	San Francisco	San Francisco	CA	94104	1918, 1941	2015	192,574	Square Feet	87.9%	7/19/2017	$119,600,000	5/24/2017
12		Loan	Garden Multifamily Portfolio	15	Multifamily	Garden	Fee	NAP	Various	Various	Various	Various	Various	Various	NAP	1,192	Units	94.1%	8/1/2017	$80,160,000	Various
12.01		Property	Carleton	1	Multifamily	Garden	Fee	NAP	2976 Cascade Drive	Ann Arbor	Washtenaw	MI	48104	1985	NAP	103	Units	96.1%	8/1/2017	$8,400,000	2/9/2017
12.02		Property	River Glen	1	Multifamily	Garden	Fee	NAP	1184 Fox Creek Lane	Reynoldsburg	Franklin	OH	43068	1987	NAP	113	Units	98.2%	8/1/2017	$8,000,000	2/3/2017
12.03		Property	Tabor Ridge	1	Multifamily	Garden	Fee	NAP	80 Emerson Avenue	Berea	Cuyahoga	OH	44017	1986	NAP	97	Units	99.0%	8/1/2017	$6,600,000	2/8/2017
12.04		Property	Ridgewood	1	Multifamily	Garden	Fee	NAP	3326 Michael Avenue	Bedford	Lawrence	IN	47421	1984	NAP	98	Units	96.9%	8/1/2017	$6,100,000	2/9/2017
12.05		Property	Foxhaven	1	Multifamily	Garden	Fee	NAP	4171 Foxhaven Avenue Northwest	Canton	Stark	OH	44718	1986	NAP	107	Units	90.7%	8/1/2017	$6,600,000	2/8/2017
12.06		Property	Hayfield	1	Multifamily	Garden	Fee	NAP	5519-C Limaburg Road	Burlington	Boone	KY	41005	1987	NAP	86	Units	89.5%	8/1/2017	$5,360,000	2/7/2017
12.07		Property	Laurel	1	Multifamily	Garden	Fee	NAP	1632 Laurel Bay Drive	Ypsilanti	Washtenaw	MI	48198	1989	NAP	68	Units	95.6%	8/1/2017	$4,700,000	2/9/2017
12.08		Property	Wood Trail	1	Multifamily	Garden	Fee	NAP	247 Jackson Street	Newnan	Coweta	GA	30263	1984, 1985	NAP	61	Units	96.7%	8/1/2017	$4,700,000	2/9/2017
12.09		Property	Camellia	1	Multifamily	Garden	Fee	NAP	3835 Beth Anne Drive	Columbus	Franklin	OH	43207	1981	NAP	104	Units	90.4%	8/1/2017	$5,600,000	2/3/2017
12.10		Property	Ashgrove	1	Multifamily	Garden	Fee	NAP	7701 Hogans Run	Louisville	Jefferson	KY	40228	1985	NAP	60	Units	96.7%	8/1/2017	$4,150,000	2/7/2017
12.11		Property	Slate Run	1	Multifamily	Garden	Fee	NAP	450 Turney Road	Bedford	Cuyahoga	OH	44146	1984	NAP	62	Units	88.7%	8/1/2017	$4,050,000	2/8/2017
12.12		Property	Forsythia	1	Multifamily	Garden	Fee	NAP	1481 Bunchline Drive	Westerville	Franklin	OH	43081	1984	NAP	60	Units	98.3%	8/1/2017	$4,200,000	2/3/2017
12.13		Property	Beckford	1	Multifamily	Garden	Fee	NAP	36 Poston Road	The Plains	Athens	OH	45780	1982	NAP	60	Units	90.0%	8/1/2017	$4,100,000	2/8/2017
12.14		Property	Meadowood	1	Multifamily	Garden	Fee	NAP	8611 Meadowood Drive	Newburgh	Warrick	IN	47630	1985	NAP	65	Units	86.2%	8/1/2017	$4,000,000	2/9/2017
12.15		Property	Elmwood	1	Multifamily	Garden	Fee	NAP	1705 Roswell Road	Marietta	Cobb	GA	30062	1984	NAP	48	Units	97.9%	8/1/2017	$3,600,000	2/9/2017
13	(27)	Loan	333 North Bedford	1	Mixed Use	Office/Retail/Warehouse	Fee	NAP	333 North Bedford Road	Mount Kisco; Bedford	Westchester	NY	10549	1957	2007-2014	611,954	Square Feet	90.0%	7/1/2017	$94,700,000	7/27/2017
14		Loan	Miracle Mile	1	Retail	Anchored	Fee & Leasehold	9/30/2046	4100 William Penn Highway	Monroeville	Allegheny	PA	15146	1954	2006	298,694	Square Feet	97.7%	9/7/2017	$80,600,000	8/3/2017
15	(27)	Loan	Totowa Commerce Center	11	Various	Various	Fee	NAP	Various	Totowa	Passaic	NJ	07512	Various	NAP	507,779	Square Feet	85.5%	7/24/2017	$69,150,000	8/2/2017
15.01		Property	80-100 Commerce Way	1	Industrial	Flex	Fee	NAP	80-100 Commerce Way	Totowa	Passaic	NJ	07512	1996	NAP	47,294	Square Feet	100.0%	7/24/2017
15.02		Property	40 Commerce Way	1	Industrial	Flex	Fee	NAP	40 Commerce Way	Totowa	Passaic	NJ	07512	1987	NAP	50,822	Square Feet	100.0%	7/24/2017
15.03		Property	29 Commerce Way	1	Industrial	Flex	Fee	NAP	29 Commerce Way	Totowa	Passaic	NJ	07512	1990	NAP	50,969	Square Feet	100.0%	7/24/2017
15.04		Property	One Center Court	1	Industrial	Flex	Fee	NAP	One Center Court	Totowa	Passaic	NJ	07512	1999	NAP	39,245	Square Feet	100.0%	7/24/2017
15.05		Property	11 Commerce Way	1	Industrial	Flex	Fee	NAP	11 Commerce Way	Totowa	Passaic	NJ	07512	1989	NAP	47,207	Square Feet	100.0%	7/24/2017
15.06		Property	45 Commerce Way	1	Industrial	Flex	Fee	NAP	45 Commerce Way	Totowa	Passaic	NJ	07512	1992	NAP	51,849	Square Feet	100.0%	7/24/2017
15.07		Property	999 Riverview Drive	1	Office	Suburban	Fee	NAP	999 Riverview Drive	Totowa	Passaic	NJ	07512	1988	NAP	58,191	Square Feet	78.4%	7/24/2017	$6,800,000	8/2/2017
15.08		Property	Two Center Court	1	Industrial	Flex	Fee	NAP	Two Center Court	Totowa	Passaic	NJ	07512	1998	NAP	30,600	Square Feet	100.0%	7/24/2017
15.09		Property	120-140 Commerce Way	1	Industrial	Flex	Fee	NAP	120-140 Commerce Way	Totowa	Passaic	NJ	07512	1994	NAP	35,765	Square Feet	77.0%	7/24/2017
15.10		Property	60 Commerce Way	1	Industrial	Flex	Fee	NAP	60 Commerce Way	Totowa	Passaic	NJ	07512	1988	NAP	50,943	Square Feet	43.6%	7/24/2017
15.11		Property	20 Commerce Way	1	Industrial	Flex	Fee	NAP	20 Commerce Way	Totowa	Passaic	NJ	07512	1992	NAP	44,894	Square Feet	46.3%	7/24/2017
16		Loan	Rockside Office Portfolio	5	Office	Suburban	Fee	NAP	Various	Various	Cuyahoga	OH	44131	Various	NAP	354,741	Square Feet	91.5%	9/30/2017	$47,330,000	10/3/2017
16.01		Property	Freedom Square II	1	Office	Suburban	Fee	NAP	6000 Freedom Square Drive	Independence	Cuyahoga	OH	44131	1986	NAP	115,187	Square Feet	96.2%	9/30/2017	$17,280,000	10/3/2017
16.02		Property	Freedom Square III	1	Office	Suburban	Fee	NAP	4511 Rockside Road	Independence	Cuyahoga	OH	44131	1997	NAP	71,693	Square Feet	96.9%	9/30/2017	$9,350,000	10/3/2017
16.03		Property	Rock Run North	1	Office	Suburban	Fee	NAP	5700 Lombardo Center	Seven Hillls	Cuyahoga	OH	44131	1985	NAP	63,294	Square Feet	89.1%	9/30/2017	$8,550,000	10/3/2017
16.04		Property	Rock Run Center	1	Office	Suburban	Fee	NAP	5700 Lombardo Center	Seven Hillls	Cuyahoga	OH	44131	1985	NAP	63,304	Square Feet	91.9%	9/30/2017	$7,930,000	10/3/2017
16.05		Property	Freedom Square I	1	Office	Suburban	Fee	NAP	4401 Rockside Road	Independence	Cuyahoga	OH	44131	1980	NAP	41,263	Square Feet	72.3%	9/30/2017	$4,220,000	10/3/2017
17		Loan	The Boulders Resort & Spa	1	Hotel	Resort	Fee	NAP	34631 North Tom Darlington Drive	Scottsdale	Maricopa	AZ	85262	1985	2015-2016	160	Rooms	73.8%	6/30/2017	$130,300,000	7/6/2017
18		Loan	701 East 22nd Street	1	Office	Suburban	Fee	NAP	701 East 22nd Street	Lombard	DuPage	IL	60148	1980	2001-2003	174,098	Square Feet	97.1%	9/30/2017	$23,600,000	8/19/2017
19		Loan	237 East Fordham Road	1	Retail	Community Center	Fee	NAP	237-263 East Fordham Road	Bronx	Bronx	NY	10458	1920	2017	24,000	Square Feet	100.0%	7/1/2017	$36,800,000	7/14/2017
20		Loan	Wild Meadows	1	Manufactured Housing	Manufactured Housing Community	Fee	NAP	529 Weaver Drive	Dover	Kent	DE	19901	2002	NAP	223	Pads	100.0%	9/30/2017	$23,000,000	9/8/2017
21		Loan	Mt. Washington Mill	1	Mixed Use	Office/Retail	Fee & Leasehold	4/9/2031 for Parcel A; 12/31/2020 for Lots 4, 5/7, 8	1340 Smith Avenue	Baltimore	NAP	MD	21209	1820	1996	73,392	Square Feet	78.6%	8/1/2017	$26,500,000	7/31/2017
22		Loan	Goldstar Industrial Portfolio	6	Industrial	Flex	Fee	NAP	Various	Various	Various	MD	Various	Various	NAP	217,500	Square Feet	96.0%	Various	$20,800,000	Various
22.01		Property	1361 Brass Mill Road	1	Industrial	Flex	Fee	NAP	1361 Brass Mill Road	Belcamp	Harford	MD	21017	2001	NAP	54,000	Square Feet	100.0%	8/17/2017	$5,800,000	8/21/2017
22.02		Property	Harwood Business Center	1	Industrial	Flex	Fee	NAP	6350-6360 South Hanover Road	Elkridge	Howard	MD	21075	1989	NAP	47,100	Square Feet	91.1%	8/17/2017	$5,200,000	8/23/2017
22.03		Property	201 Gateway Drive	1	Industrial	Flex	Fee	NAP	201 Gateway Drive	Bel Air	Harford	MD	21014	1983	NAP	20,400	Square Feet	77.3%	8/17/2017	$2,900,000	8/21/2017
22.04		Property	2113 Columbia Park Road	1	Industrial	Flex	Fee	NAP	2113 Columbia Park Road	Edgewood	Harford	MD	21040	1987	NAP	30,000	Square Feet	100.0%	8/17/2017	$2,600,000	8/21/2017
22.05		Property	2111 Emmorton Park Road	1	Industrial	Flex	Fee	NAP	2111 Emmorton Park Road	Edgewood	Harford	MD	21040	1984	NAP	30,000	Square Feet	100.0%	8/17/2017	$2,200,000	8/21/2017
22.06		Property	5495 Levering Avenue	1	Industrial	Flex	Fee	NAP	5495 Levering Avenue	Elkridge	Howard	MD	21075	1962	NAP	36,000	Square Feet	100.0%	11/6/2017	$2,100,000	8/23/2017
23		Loan	Meadows at June Road	1	Multifamily	Garden	Fee	NAP	4343-4360 Fuchsia Drive and 4330-4349 Water Lily Loop	Bellingham	Whatcom	WA	98226	2017	NAP	79	Units	100.0%	9/25/2017	$16,600,000	7/24/2017
24		Loan	Lakefront I & II	1	Office	Suburban	Fee	NAP	6101-6251 Chancellor Drive	Orlando	Orange	FL	32809	1986	NAP	192,767	Square Feet	88.1%	7/31/2017	$17,680,000	9/5/2017
25		Loan	Spurlock Apartments	1	Multifamily	Garden	Fee	NAP	2575 North 31st Street	Nederland	Jefferson	TX	77627	2003, 2005	NAP	135	Units	94.1%	6/28/2017	$12,300,000	9/20/2017
26		Loan	SeaMist RV Park	1	Manufactured Housing	Recreational Vehicle Community	Fee	NAP	4616 Devane Road	Shallotte	Brunswick	NC	28470	1985	NAP	246	Pads	86.5%	10/1/2017	$12,440,000	9/6/2017
27		Loan	Southern Woods	1	Multifamily	Garden	Fee	NAP	1286 Southern Woods Drive	Tucker	Gwinnett	GA	30084	1981	NAP	104	Units	96.2%	9/12/2017	$9,600,000	9/27/2017
28		Loan	332 East 6th Street	1	Multifamily	Mid-Rise	Fee	NAP	332 East 6th Street	New York	New York	NY	10003	1900	2016-2017	12	Units	91.7%	8/1/2017	$10,300,000	8/1/2017
29		Loan	Springtree Apartments	1	Multifamily	Garden	Fee	NAP	250 Springtree Drive	Columbia	Richland	SC	29223	1982	2016-2017	152	Units	95.4%	6/28/2017	$7,100,000	8/31/2017
30		Loan	1442 Pennsylvania Avenue Southeast	1	Mixed Use	Office/Retail	Fee	NAP	1442 Pennsylvania Avenue Southeast	Washington	District of Columbia	DC	20003	2014	NAP	11,096	Square Feet	100.0%	10/31/2017	$6,900,000	9/27/2017
31		Loan	Outback Steakhouse El Paso	1	Retail	Single Tenant	Fee	NAP	11875 Gateway Boulevard West	El Paso	El Paso	TX	79936	1998	2014-2016	6,204	Square Feet	100.0%	11/6/2017	$3,695,000	9/8/2017

A-1-2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	Mortgage Rate	Administrative Fee Rate(9)	Subservicing Fee Rate(9)	Master Servicing Fee Rate(9)	Pari Passu Loan Primary Servicing Fee Rate(9)	Trustee Fee Rate(9)	Operating Advisor Fee Rate(9)	Asset Representations Review Fee(9)	CREFC Fee Rate(9)	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)(10)
1		Loan	Park Center Phase I	3.3400%	0.01387%	0.00250%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	3	No	84	81	84	81	0	0	7/27/2017	9/6/2017	NAP	8/6/2024	8/6/2024	$220,115.28	$220,115.28
2		Loan	GNL Portfolio	4.3690%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/27/2017	12/6/2017	NAP	11/6/2027	11/6/2027	$269,472.23	$269,472.23
2.01		Property	Sandoz, Inc.
2.02		Property	Intervet Inc.
2.03		Property	GE Aviation Systems, LLC
2.04		Property	FedEx Ground Package System, Inc. (NY)
2.05		Property	Nissan North America Inc.
2.06		Property	Constellium Automotive USA, LLC
2.07		Property	C&J Energy Services, Inc. II
2.08		Property	Lippert Components Manufacturing, Inc.
2.09		Property	FedEx Ground Package System, Inc. (WV)
2.10		Property	C&J Energy Services, Inc. I
2.11		Property	U.S. General Services Administration
2.12		Property	PNC Bank N.A.
3		Loan	Yorkshire & Lexington Towers	2.7400%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	1	No	60	59	60	59	0	0	10/3/2017	11/6/2017	NAP	10/6/2022	10/6/2022	$138,902.78	$138,902.78
3.01		Property	Yorkshire Tower
3.02		Property	Lexington Tower
4		Loan	Westin Times Square Fee	3.5100%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/31/2017	12/6/2017	NAP	11/6/2027	11/6/2027	$169,040.63	$169,040.63
5		Loan	One California Plaza	3.8000%	0.01387%	0.00250%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	84	84	84	84	0	0	10/26/2017	12/6/2017	NAP	11/6/2024	11/6/2024	$160,532.41	$160,532.41
6		Loan	Lehigh Valley Mall	4.0560%	0.01387%	0.00250%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	10/13/2017	12/1/2017	NAP	11/1/2027	11/1/2027	$240,324.70	NAP
7	(27)	Loan	The Standard Highline NYC	5.28377778%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/27/2017	12/5/2017	NAP	11/5/2027	11/5/2027	$200,893.63	$200,893.63
8		Loan	Centre 425 Bellevue	4.1510%	0.01387%	0.00250%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	Yes	120	120	120	120	0	0	10/18/2017	12/7/2017	NAP	1/30/2033	11/7/2027	$154,317.27	$154,317.27
9		Loan	379 West Broadway	4.7410%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/12/2017	12/6/2017	NAP	11/6/2027	11/6/2027	$168,239.65	$168,239.65
10	(27)	Loan	600 Vine	4.201553%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	8/31/2017	10/5/2017	NAP	9/5/2027	9/5/2027	$178,746.17	NAP
11		Loan	300 Montgomery	3.5700%	0.01387%	0.00250%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	2	No	120	118	120	118	0	0	8/23/2017	10/5/2017	NAP	9/5/2027	9/5/2027	$90,489.58	$90,489.58
12		Loan	Garden Multifamily Portfolio	5.0100%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	5	No	120	115	0	0	360	355	5/12/2017	7/6/2017	NAP	6/6/2027	6/6/2027	$158,542.72	NAP
12.01		Property	Carleton
12.02		Property	River Glen
12.03		Property	Tabor Ridge
12.04		Property	Ridgewood
12.05		Property	Foxhaven
12.06		Property	Hayfield
12.07		Property	Laurel
12.08		Property	Wood Trail
12.09		Property	Camellia
12.10		Property	Ashgrove
12.11		Property	Slate Run
12.12		Property	Forsythia
12.13		Property	Beckford
12.14		Property	Meadowood
12.15		Property	Elmwood
13	(27)	Loan	333 North Bedford	3.7800%	0.01387%	0.00250%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	15	No	120	105	0	0	360	345	8/4/2016	9/10/2016	NAP	8/10/2026	8/10/2026	$137,121.77	NAP
14		Loan	Miracle Mile	4.3400%	0.02387%	0.01000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	1	No	120	119	60	59	360	360	9/7/2017	11/6/2017	11/6/2022	10/6/2027	10/6/2027	$139,222.45	$102,673.15
15	(27)	Loan	Totowa Commerce Center	4.2050%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	1	No	120	119	60	59	360	360	9/20/2017	11/5/2017	11/5/2022	10/5/2027	10/5/2027	$130,890.17	$95,038.35
15.01		Property	80-100 Commerce Way
15.02		Property	40 Commerce Way
15.03		Property	29 Commerce Way
15.04		Property	One Center Court
15.05		Property	11 Commerce Way
15.06		Property	45 Commerce Way
15.07		Property	999 Riverview Drive
15.08		Property	Two Center Court
15.09		Property	120-140 Commerce Way
15.10		Property	60 Commerce Way
15.11		Property	20 Commerce Way
16		Loan	Rockside Office Portfolio	4.1500%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/24/2017	12/6/2017	NAP	11/6/2027	11/6/2027	$84,152.78	$84,152.78
16.01		Property	Freedom Square II
16.02		Property	Freedom Square III
16.03		Property	Rock Run North
16.04		Property	Rock Run Center
16.05		Property	Freedom Square I
17		Loan	The Boulders Resort & Spa	5.4800%	0.01387%	0.00250%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	2	No	60	58	0	0	360	358	8/31/2017	10/6/2017	NAP	9/6/2022	9/6/2022	$130,303.01	NAP
18		Loan	701 East 22nd Street	5.0000%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	84	84	84	84	0	0	10/18/2017	12/6/2017	NAP	11/6/2024	11/6/2024	$64,170.72	$64,170.72
19		Loan	237 East Fordham Road	3.9270%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	Yes	120	120	120	120	0	0	11/2/2017	12/5/2017	NAP	11/5/2032	11/5/2027	$49,769.27	$49,769.27
20		Loan	Wild Meadows	4.5530%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/27/2017	12/6/2017	NAP	11/6/2027	11/6/2027	$55,779.52	$55,779.52
21		Loan	Mt. Washington Mill	4.4100%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	1	No	120	119	24	23	360	360	9/12/2017	11/6/2017	11/6/2019	10/6/2027	10/6/2027	$70,941.28	$52,723.49
22		Loan	Goldstar Industrial Portfolio	4.2100%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	9/21/2017	11/6/2017	NAP	10/6/2027	10/6/2027	$41,261.90	$41,261.90
22.01		Property	1361 Brass Mill Road
22.02		Property	Harwood Business Center
22.03		Property	201 Gateway Drive
22.04		Property	2113 Columbia Park Road
22.05		Property	2111 Emmorton Park Road
22.06		Property	5495 Levering Avenue
23		Loan	Meadows at June Road	4.8700%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	10/4/2017	11/6/2017	11/6/2020	10/6/2027	10/6/2027	$55,535.00	$43,204.34
24		Loan	Lakefront I & II	4.4500%	0.06137%	0.05000%	0.00250%	0.00000%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	10/2/2017	11/6/2017	NAP	10/6/2027	10/6/2027	$39,215.11	$39,215.11
25		Loan	Spurlock Apartments	4.3650%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	36	36	360	360	10/31/2017	12/5/2017	12/5/2020	11/5/2027	11/5/2027	$39,895.65	$29,504.17
26		Loan	SeaMist RV Park	5.6400%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	0	0	300	300	10/31/2017	12/6/2017	NAP	11/6/2027	11/6/2027	$43,573.33	NAP
27		Loan	Southern Woods	5.2400%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	36	36	360	360	10/25/2017	12/6/2017	12/6/2020	11/6/2027	11/6/2027	$36,956.16	$29,663.01
28		Loan	332 East 6th Street	4.4500%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/12/2017	12/5/2017	NAP	11/5/2027	11/5/2027	$23,686.98	$23,686.98
29		Loan	Springtree Apartments	4.8450%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	10/31/2017	12/5/2017	NAP	11/5/2027	11/5/2027	$26,369.44	NAP
30		Loan	1442 Pennsylvania Avenue Southeast	4.6890%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/24/2017	12/5/2017	NAP	11/5/2027	11/5/2027	$17,035.61	$17,035.61
31		Loan	Outback Steakhouse El Paso	5.1800%	0.01387%	0.00000%	0.00250%	0.00250%	0.00611%	0.00179%	0.00047%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	10/24/2017	12/5/2017	NAP	11/5/2027	11/5/2027	$7,659.09	$7,659.09

A-1-3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGE LOAN CHARACTERISTICS																MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(17)
Loan ID	Footnotes	Property Flag	Deal Name	Annual Debt Service (P&I)(11)	Annual Debt Service (IO)(11)	Lockbox Type(12)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans(13)	UW NOI DSCR (P&I)(14)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(14)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(15)(16)	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield
1		Loan	Park Center Phase I	$2,641,383	$2,641,383	Hard	Springing	No	No	3.19x	3.19x	3.17x	3.17x	51.4%	51.4%	0	0	6	YM1(74), O(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2		Loan	GNL Portfolio	$3,233,667	$3,233,667	Hard	In Place	No	No	2.43x	2.43x	2.22x	2.22x	57.9%	57.9%	0	0	6	YM1(116), O(4)	$23,428,526	$3,404,346	$20,024,180	2015	10.7%	$24,523,966	$3,513,000	$21,010,966	2016	11.2%
2.01		Property	Sandoz, Inc.							2.43x		2.22x		57.9%	57.9%					$4,863,481	$1,251,394	$3,612,087	2015		$5,294,524	$1,234,874	$4,059,650	2016
2.02		Property	Intervet Inc.							2.43x		2.22x		57.9%	57.9%					$3,676,128	$510,779	$3,165,349	2015		$4,044,307	$803,831	$3,240,476	2016
2.03		Property	GE Aviation Systems, LLC							2.43x		2.22x		57.9%	57.9%					$2,566,189	$18,749	$2,547,440	2015		$2,564,556	$6,891	$2,557,665	2016
2.04		Property	FedEx Ground Package System, Inc. (NY)							2.43x		2.22x		57.9%	57.9%					$2,023,729	$130,873	$1,892,856	2015		$2,422,619	$482,334	$1,940,285	2016
2.05		Property	Nissan North America Inc.							2.43x		2.22x		57.9%	57.9%					$2,031,178	$382,470	$1,648,708	2015		$2,074,253	$603,059	$1,471,194	2016
2.06		Property	Constellium Automotive USA, LLC							2.43x		2.22x		57.9%	57.9%					$1,954,520	$41,502	$1,913,018	2015		$2,097,319	$160,769	$1,936,550	2016
2.07		Property	C&J Energy Services, Inc. II							2.43x		2.22x		57.9%	57.9%					$1,897,812	$66,293	$1,831,519	2015		$2,253,881	$105,594	$2,148,287	2016
2.08		Property	Lippert Components Manufacturing, Inc.							2.43x		2.22x		57.9%	57.9%					$1,404,993	$696,436	$708,557	2015		$752,747	($208,935)	$961,682	2016
2.09		Property	FedEx Ground Package System, Inc. (WV)							2.43x		2.22x		57.9%	57.9%					N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
2.10		Property	C&J Energy Services, Inc. I							2.43x		2.22x		57.9%	57.9%					$1,161,708	$6,890	$1,154,818	2015		$1,161,185	$8,213	$1,152,972	2016
2.11		Property	U.S. General Services Administration							2.43x		2.22x		57.9%	57.9%					$1,352,996	$295,626	$1,057,370	2015		$1,352,856	$311,604	$1,041,252	2016
2.12		Property	PNC Bank N.A.							2.43x		2.22x		57.9%	57.9%					$495,792	$3,334	$492,458	2015		$505,719	$4,766	$500,953	2016
3		Loan	Yorkshire & Lexington Towers	$1,666,833	$1,666,833	Soft	Springing	No	No	4.31x	4.31x	4.28x	4.28x	22.5%	22.5%	0	0	6	L(25), Def(28), O(7)	$22,932,055	$12,878,848	$10,053,207	2015	5.0%	$22,282,785	$12,726,214	$9,556,571	2016	4.8%
3.01		Property	Yorkshire Tower							4.31x		4.28x		22.5%	22.5%					$18,642,769	$10,510,120	$8,132,649	2015		$18,331,288	$10,283,642	$8,047,646	2016
3.02		Property	Lexington Tower							4.31x		4.28x		22.5%	22.5%					$4,289,286	$2,368,729	$1,920,558	2015		$3,951,498	$2,442,573	$1,508,925	2016
4		Loan	Westin Times Square Fee	$2,028,488	$2,028,488	Hard	In Place	No	No	1.87x	1.87x	1.87x	1.87x	45.2%	45.2%	0	0	6	YM1(35), Def or YM1(78), O(7)	$3,628,624	$0	$3,628,624	2015	6.4%	$3,683,054	$0	$3,683,054	2016	6.5%
5		Loan	One California Plaza	$1,926,389	$1,926,389	Hard	Springing	No	No	4.91x	4.91x	4.42x	4.42x	29.6%	29.6%	0	0	6	L(24), Def(54), O(6)	$29,023,974	$15,329,342	$13,694,632	2015	10.1%	$30,660,584	$15,544,905	$15,115,679	2016	11.1%
6		Loan	Lehigh Valley Mall	$2,883,896	NAP	Hard	Springing	No	No	2.16x		2.07x		44.9%	35.8%	0	0	1	L(24), Def(89), O(7)	$36,151,146	$9,508,909	$26,642,237	2015	13.3%	$36,598,789	$9,104,230	$27,494,559	2016	13.7%
7	(27)	Loan	The Standard Highline NYC	$2,410,724	$2,410,724	Hard	In Place	No	Natixis-A	7.10x	7.10x	5.94x	5.94x	13.2%	13.2%	0	0	5	YM1(113), O(7)	$99,180,856	$76,740,845	$22,440,011	2015	49.9%	$97,899,967	$78,606,952	$19,293,015	2016	42.9%
8		Loan	Centre 425 Bellevue	$1,851,807	$1,851,807	Hard	In Place	No	No	3.86x	3.86x	3.85x	3.85x	29.7%	29.7%	0	0	7	L(24), Def or YM1(89), O(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9		Loan	379 West Broadway	$2,018,876	$2,018,876	Hard	In Place	No	No	1.64x	1.64x	1.60x	1.60x	52.5%	52.5%	0	0	6	L(24), Def(89), O(7)	$4,966,607	$2,063,925	$2,902,682	2015	6.9%	$5,598,770	$2,125,430	$3,473,340	2016	8.3%
10	(27)	Loan	600 Vine	$2,144,954	NAP	Hard	In Place	No	No	1.74x		1.47x		74.4%	64.1%	0	0	5	L(26), Def or YM1(90), O(4)	$9,889,108	$4,668,529	$5,220,578	2015	9.9%	$9,965,544	$5,083,255	$4,882,289	2016	9.2%
11		Loan	300 Montgomery	$1,085,875	$1,085,875	Hard	Springing	No	Natixis-A	2.66x	2.66x	2.56x	2.56x	55.2%	55.2%	0	0	5	L(26), YM1(87), O(7)	$7,344,703	$3,242,074	$4,102,630	2015	6.2%	$8,663,441	$3,352,316	$5,311,125	2016	8.0%
12		Loan	Garden Multifamily Portfolio	$1,902,513	NAP	Springing	Springing	No	No	1.43x		1.33x		71.3%	59.0%	0	0	6	L(29), Def(87), O(4)	$8,977,316	$3,830,576	$5,146,740	2015	9.0%	$9,174,572	$3,854,858	$5,319,714	2016	9.3%
12.01		Property	Carleton							1.43x		1.33x		71.3%	59.0%					$924,115	$414,443	$509,672	2015		$952,169	$405,761	$546,408	2016
12.02		Property	River Glen							1.43x		1.33x		71.3%	59.0%					$809,085	$336,747	$472,338	2015		$860,423	$346,395	$514,028	2016
12.03		Property	Tabor Ridge							1.43x		1.33x		71.3%	59.0%					$762,957	$308,225	$454,732	2015		$764,869	$322,951	$441,918	2016
12.04		Property	Ridgewood							1.43x		1.33x		71.3%	59.0%					$672,216	$241,117	$431,099	2015		$690,398	$234,115	$456,283	2016
12.05		Property	Foxhaven							1.43x		1.33x		71.3%	59.0%					$727,162	$290,750	$436,412	2015		$714,377	$298,545	$415,832	2016
12.06		Property	Hayfield							1.43x		1.33x		71.3%	59.0%					$541,320	$284,441	$256,879	2015		$614,900	$251,860	$363,040	2016
12.07		Property	Laurel							1.43x		1.33x		71.3%	59.0%					$551,300	$241,031	$310,269	2015		$556,979	$238,397	$318,582	2016
12.08		Property	Wood Trail							1.43x		1.33x		71.3%	59.0%					$469,341	$168,658	$300,683	2015		$473,946	$170,816	$303,130	2016
12.09		Property	Camellia							1.43x		1.33x		71.3%	59.0%					$675,351	$324,691	$350,660	2015		$659,966	$326,706	$333,260	2016
12.10		Property	Ashgrove							1.43x		1.33x		71.3%	59.0%					$468,719	$202,770	$265,949	2015		$487,815	$205,715	$282,100	2016
12.11		Property	Slate Run							1.43x		1.33x		71.3%	59.0%					$534,813	$263,083	$271,730	2015		$538,306	$271,239	$267,067	2016
12.12		Property	Forsythia							1.43x		1.33x		71.3%	59.0%					$500,088	$213,273	$286,815	2015		$513,299	$231,053	$282,246	2016
12.13		Property	Beckford							1.43x		1.33x		71.3%	59.0%					$452,756	$180,975	$271,781	2015		$450,136	$184,574	$265,562	2016
12.14		Property	Meadowood							1.43x		1.33x		71.3%	59.0%					$475,954	$205,551	$270,403	2015		$474,832	$201,513	$273,319	2016
12.15		Property	Elmwood							1.43x		1.33x		71.3%	59.0%					$412,139	$154,821	$257,318	2015		$422,157	$165,218	$256,939	2016
13	(27)	Loan	333 North Bedford	$1,645,461	NAP	Hard	Springing	No	No	1.74x		1.63x		61.4%	49.5%	0	0	10	L(39), Def(77), O(4)	$9,012,571	$2,382,282	$6,630,288	2015	11.4%	$8,785,301	$2,433,511	$6,351,790	2016	10.9%
14		Loan	Miracle Mile	$1,670,669	$1,232,078	Hard	In-Place	No	No	1.62x	2.20x	1.52x	2.06x	69.5%	63.4%	0	0	6	L(25), Def(90), O(5)	$7,367,206	$1,942,807	$5,424,399	2015	9.7%	$7,595,124	$1,995,448	$5,599,676	2016	10.0%
15	(27)	Loan	Totowa Commerce Center	$1,570,682	$1,140,460	Hard	Springing	No	No	1.66x	2.28x	1.55x	2.13x	74.8%	68.2%	0	0	5	L(25), Def(92), O(3)	$8,028,715	$2,930,236	$5,098,479	2015	9.9%	$7,865,644	$2,738,702	$5,126,942	2016	9.9%
15.01		Property	80-100 Commerce Way							1.66x		1.55x		74.8%	68.2%					$796,786	$268,688	$528,098	2015		$800,246	$241,681	$558,565	2016
15.02		Property	40 Commerce Way							1.66x		1.55x		74.8%	68.2%					$788,384	$250,204	$538,180	2015		$781,678	$232,148	$549,530	2016
15.03		Property	29 Commerce Way							1.66x		1.55x		74.8%	68.2%					$796,526	$255,685	$540,841	2015		$872,723	$247,584	$625,139	2016
15.04		Property	One Center Court							1.66x		1.55x		74.8%	68.2%					$759,436	$198,520	$560,916	2015		$814,671	$206,095	$608,576	2016
15.05		Property	11 Commerce Way							1.66x		1.55x		74.8%	68.2%					$800,587	$236,969	$563,618	2015		$774,926	$227,998	$546,928	2016
15.06		Property	45 Commerce Way							1.66x		1.55x		74.8%	68.2%					$781,821	$249,449	$532,372	2015		$745,156	$239,261	$505,895	2016
15.07		Property	999 Riverview Drive							1.66x		1.55x		74.8%	68.2%					$979,749	$585,810	$393,939	2015		$908,847	$536,468	$372,379	2016
15.08		Property	Two Center Court							1.66x		1.55x		74.8%	68.2%					$551,157	$160,205	$390,952	2015		$541,808	$151,997	$389,811	2016
15.09		Property	120-140 Commerce Way							1.66x		1.55x		74.8%	68.2%					$607,646	$201,390	$406,256	2015		$587,323	$184,563	$402,760	2016
15.10		Property	60 Commerce Way							1.66x		1.55x		74.8%	68.2%					$498,433	$274,879	$223,554	2015		$349,874	$246,117	$103,757	2016
15.11		Property	20 Commerce Way							1.66x		1.55x		74.8%	68.2%					$668,190	$248,437	$419,753	2015		$688,392	$224,790	$463,602	2016
16		Loan	Rockside Office Portfolio	$1,009,833	$1,009,833	Springing	Springing	No	No	3.52x	3.52x	2.95x	2.95x	50.7%	50.7%	0	0	6	L(24), Def(92), O(4)	$4,736,323	$2,581,372	$2,154,951	2015	9.0%	$4,611,773	$2,410,132	$2,201,641	2016	9.2%
16.01		Property	Freedom Square II							3.52x		2.95x		50.7%	50.7%					$1,840,236	$841,988	$998,248	2015		$1,886,940	$818,067	$1,068,873	2016
16.02		Property	Freedom Square III							3.52x		2.95x		50.7%	50.7%					$290,277	$445,708	($155,431)	2015		$230,197	$389,879	($159,682)	2016
16.03		Property	Rock Run North							3.52x		2.95x		50.7%	50.7%					$940,980	$474,571	$466,410	2015		$971,385	$440,518	$530,866	2016
16.04		Property	Rock Run Center							3.52x		2.95x		50.7%	50.7%					$940,980	$474,571	$466,410	2015		$971,385	$440,518	$530,866	2016
16.05		Property	Freedom Square I							3.52x		2.95x		50.7%	50.7%					$543,564	$341,945	$201,619	2015		$439,968	$318,873	$121,095	2016
17		Loan	The Boulders Resort & Spa	$1,563,636	NAP	Hard	In Place	No	No	1.94x		1.61x		55.9%	52.0%	0	0	6	L(26), Def(30), O(4)	$40,541,404	$32,440,289	$8,101,115	2015	11.1%	$39,711,002	$30,943,308	$8,767,694	2016	12.0%
18		Loan	701 East 22nd Street	$770,049	$770,049	Hard	Springing	No	No	2.30x	2.30x	2.03x	2.03x	64.4%	64.4%	0	0	6	L(24), YM1(55), O(5)	$3,176,096	$1,832,556	$1,343,540	2015	8.8%	$3,426,778	$1,961,112	$1,465,666	2016	9.6%
19		Loan	237 East Fordham Road	$597,231	$597,231	Hard	Springing	No	No	3.24x	3.24x	3.19x	3.19x	40.8%	40.8%	0	0	5	L(24), Def(92), O(4)	$1,952,713	$760,588	$1,192,125	2015	7.9%	$1,547,351	$790,033	$757,318	2016	5.0%
20		Loan	Wild Meadows	$669,354	$669,354	Springing	Springing	No	No	1.55x	1.55x	1.53x	1.53x	63.0%	63.0%	0	0	6	L(24), Def(92), O(4)	$1,286,092	$208,513	$1,077,579	2015	7.4%	$1,286,316	$213,150	$1,073,166	2016	7.4%
21		Loan	Mt. Washington Mill	$851,295	$632,682	Hard	Springing	No	No	2.21x	2.98x	2.12x	2.86x	53.4%	45.5%	0	0	6	L(25), Def(91), O(4)	$2,618,404	$817,307	$1,801,097	2015	12.7%	$2,709,187	$855,469	$1,853,718	2016	13.1%
22		Loan	Goldstar Industrial Portfolio	$495,143	$495,143	Springing	Springing	No	No	3.12x	3.12x	2.78x	2.78x	55.8%	55.8%	0	0	6	L(25), Def(91), O(4)	$1,908,254	$620,585	$1,287,668	2015	11.1%	$2,159,163	$578,448	$1,580,715	2016	13.6%
22.01		Property	1361 Brass Mill Road							3.12x		2.78x		55.8%	55.8%					$580,575	$157,543	$423,032	2015		$584,391	$126,220	$458,171	2016
22.02		Property	Harwood Business Center							3.12x		2.78x		55.8%	55.8%					$477,668	$138,888	$338,780	2015		$516,924	$144,740	$372,184	2016
22.03		Property	201 Gateway Drive							3.12x		2.78x		55.8%	55.8%					$276,643	$112,893	$163,750	2015		$317,902	$92,611	$225,291	2016
22.04		Property	2113 Columbia Park Road							3.12x		2.78x		55.8%	55.8%					$260,493	$99,701	$160,792	2015		$263,700	$73,297	$190,403	2016
22.05		Property	2111 Emmorton Park Road							3.12x		2.78x		55.8%	55.8%					$215,384	$78,104	$137,280	2015		$261,246	$75,746	$185,500	2016
22.06		Property	5495 Levering Avenue							3.12x		2.78x		55.8%	55.8%					$97,491	$33,455	$64,036	2015		$215,000	$65,833	$149,167	2016
23		Loan	Meadows at June Road	$666,420	$518,452	Soft	Springing	No	No	1.29x	1.65x	1.26x	1.62x	63.3%	55.8%	0	0	6	L(25), Def(91), O(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24		Loan	Lakefront I & II	$470,581	$470,581	Springing	Springing	No	No	3.85x	3.85x	3.42x	3.42x	59.0%	59.0%	0	0	6	L(25), Def(91), O(4)	$2,607,098	$1,032,477	$1,574,621	2015	15.1%	$2,764,458	$985,241	$1,779,217	2016	17.1%
25		Loan	Spurlock Apartments	$478,748	$354,050	Springing	Springing	No	Natixis-B	1.79x	2.42x	1.70x	2.30x	65.0%	56.7%	0	0	5	L(24), Def(93), O(3)	$1,396,123	$610,045	$786,078	2015	9.8%	$1,445,148	$611,062	$834,085	2016	10.4%
26		Loan	SeaMist RV Park	$522,880	NAP	Springing	Springing	No	No	1.59x		1.57x		56.3%	43.0%	0	0	6	L(24), Def(92), O(4)	$1,093,465	$304,955	$788,510	2015	11.3%	$1,094,527	$284,285	$810,242	2016	11.6%
27		Loan	Southern Woods	$443,474	$355,956	NAP	NAP	No	No	1.34x	1.67x	1.28x	1.60x	69.8%	62.1%	0	5	6	L(24), Def(92), O(4)	$942,850	$458,494	$484,357	2015	7.2%	$1,065,517	$536,005	$529,511	2016	7.9%
28		Loan	332 East 6th Street	$284,244	$284,244	Soft	Springing	No	No	1.58x	1.58x	1.57x	1.57x	61.2%	61.2%	0	0	5	L(24), Def(93), O(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
29		Loan	Springtree Apartments	$316,433	NAP	Springing	Springing	No	Natixis-B	1.67x		1.52x		70.4%	57.6%	0	0	5	L(24), Def(93), O(3)	N/A	N/A	N/A	N/A	N/A	$1,168,654	$694,676	$473,978	2016	9.5%
30		Loan	1442 Pennsylvania Avenue Southeast	$204,427	$204,427	Hard	Springing	No	No	1.83x	1.83x	1.78x	1.78x	62.3%	62.3%	0	0	5	L(24), Def(92), O(4)	$34,933	$22,424	$12,510	2015	0.3%	$159,719	$104,990	$54,729	2016	1.3%
31		Loan	Outback Steakhouse El Paso	$91,909	$91,909	Hard	Springing	No	No	1.79x	1.79x	1.77x	1.77x	47.4%	47.4%	0	0	5	L(24), Def(93), O(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(17)													LARGEST TENANT INFORMATION(18)(19)(20)				2ND LARGEST TENANT INFORMATION(18)(19)(20)
Loan ID	Footnotes	Property Flag	Deal Name	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW EGI	UW Expenses	UW NOI	UW NOI Debt Yield	UW Capital Items	UW NCF	UW NCF Debt Yield	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF
1		Loan	Park Center Phase I	$22,593,870	$6,712,812	$15,881,058	YTD 5/31/2017	10.1%	99.6%	$24,931,963	$7,842,171	$17,089,792	10.8%	$124,408	$16,965,384	10.7%	State Farm	6/30/2037	569,778	96.4%	Del Frisco’s	5/31/2028	10,090	1.7%
2		Loan	GNL Portfolio	$25,230,101	$4,177,600	$21,052,501	T12 8/31/2017	11.3%	95.0%	$27,197,253	$7,037,633	$20,159,620	10.8%	$1,734,210	$18,425,410	9.9%
2.01		Property	Sandoz, Inc.	$5,276,877	$1,180,078	$4,096,799	T12 8/31/2017		95.0%	$5,243,297	$1,327,771	$3,915,526	10.8%	$236,993	$3,678,534	9.9%	Sandoz, Inc.	7/31/2026	154,101	100.0%	NAP	NAP	NAP	NAP
2.02		Property	Intervet Inc.	$4,027,821	$749,225	$3,278,596	T12 8/31/2017		95.0%	$3,948,865	$797,157	$3,151,708	10.8%	$209,479	$2,942,229	9.9%	Intervet, Inc.	8/31/2025	146,366	100.0%	NAP	NAP	NAP	NAP
2.03		Property	GE Aviation Systems, LLC	$2,659,086	$16,573	$2,642,513	T12 8/31/2017		95.0%	$2,982,197	$502,479	$2,479,718	10.8%	$291,547	$2,188,171	9.9%	GE Aviation Systems LLC	12/31/2025	369,000	100.0%	NAP	NAP	NAP	NAP
2.04		Property	FedEx Ground Package System, Inc. (NY)	$2,422,051	$538,354	$1,883,697	T12 8/31/2017		95.0%	$2,321,461	$598,293	$1,723,168	10.8%	$86,161	$1,637,006	9.9%	FedEx Ground Package System, Inc.	7/31/2024	158,520	100.0%	NAP	NAP	NAP	NAP
2.05		Property	Nissan North America Inc.	$2,005,065	$418,744	$1,586,321	T12 8/31/2017		95.0%	$1,969,748	$426,968	$1,542,780	10.8%	$148,992	$1,393,788	9.9%	Nissan North America, Inc.	9/30/2028	462,155	100.0%	NAP	NAP	NAP	NAP
2.06		Property	Constellium Automotive USA, LLC	$2,037,773	$82,103	$1,955,670	T12 8/31/2017		95.0%	$2,123,182	$277,924	$1,845,258	10.8%	$123,724	$1,721,534	9.9%	Constellium Automotive USA, LLC	11/30/2029	320,680	100.0%	NAP	NAP	NAP	NAP
2.07		Property	C&J Energy Services, Inc. II	$1,760,170	$132,631	$1,627,539	T12 8/31/2017		95.0%	$2,166,460	$824,081	$1,342,379	10.8%	$178,062	$1,164,316	9.9%	C&J Energy Services, Inc.	10/31/2023	125,000	100.0%	NAP	NAP	NAP	NAP
2.08		Property	Lippert Components Manufacturing, Inc.	$1,755,527	$741,145	$1,014,382	T12 8/31/2017		95.0%	$1,812,261	$888,545	$923,715	10.8%	$149,810	$773,905	9.9%	Lippert Components Manufacturing. Inc.	8/31/2026	539,137	100.0%	NAP	NAP	NAP	NAP
2.09		Property	FedEx Ground Package System, Inc. (WV)	$421,693	$6,819	$414,874	T12 8/31/2017		95.0%	$1,167,555	$280,387	$887,168	10.8%	$48,775	$838,393	9.9%	FedEx Ground Package System, Inc.	10/31/2026	103,512	100.0%	NAP	NAP	NAP	NAP
2.10		Property	C&J Energy Services, Inc. I	$1,000,788	$3,255	$997,533	T12 8/31/2017		95.0%	$1,304,867	$438,351	$866,515	10.8%	$95,975	$770,541	9.9%	C&J Energy Services, Inc.	10/31/2023	96,149	100.0%	NAP	NAP	NAP	NAP
2.11		Property	U.S. General Services Administration	$1,350,846	$301,699	$1,049,147	T12 8/31/2017		95.0%	$1,285,728	$309,379	$976,349	10.8%	$56,292	$920,057	9.9%	U.S. General Services Administration	7/18/2025	33,000	100.0%	NAP	NAP	NAP	NAP
2.12		Property	PNC Bank N.A.	$512,404	$6,974	$505,430	T12 8/31/2017		95.0%	$871,633	$366,298	$505,336	10.8%	$108,400	$396,936	9.9%	PNC Bank, National Association	7/31/2029	113,053	100.0%	NAP	NAP	NAP	NAP
3		Loan	Yorkshire & Lexington Towers	$25,464,312	$13,142,223	$12,322,089	T12 6/30/2017	6.2%	86.9%	$38,084,023	$14,135,899	$23,948,124	12.0%	$183,139	$23,764,985	11.9%
3.01		Property	Yorkshire Tower	$21,564,780	$10,594,493	$10,970,286	T12 6/30/2017		88.1%	$32,703,002	$11,369,959	$21,333,043	12.0%	$145,916	$21,187,127	11.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02		Property	Lexington Tower	$3,899,533	$2,547,730	$1,351,803	T12 6/30/2017		80.1%	$5,381,021	$2,765,940	$2,615,081	12.0%	$37,223	$2,577,858	11.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4		Loan	Westin Times Square Fee	N/A	N/A	N/A	N/A	N/A	100.0%	$3,794,375	$0	$3,794,375	6.7%	$0	$3,794,375	6.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5		Loan	One California Plaza	$31,388,426	$15,365,864	$16,022,562	T12 4/30/2017	11.8%	87.6%	$42,571,241	$16,843,619	$25,727,622	18.9%	$2,558,708	$23,168,914	17.0%	Skadden LLP	11/30/2021	144,736	13.8%	AECOM	2/29/2032	123,779	11.8%
6		Loan	Lehigh Valley Mall	$35,447,338	$9,071,090	$26,376,248	T12 8/31/2017	13.2%	92.3%	$33,855,086	$8,922,902	$24,932,184	12.5%	$1,005,356	$23,926,828	12.0%	Bob’s Discount Furniture	3/31/2028	30,204	5.5%	Barnes & Noble	1/31/2023	29,874	5.5%
7	(27)	Loan	The Standard Highline NYC	$92,588,606	$77,126,618	$15,461,988	T12 7/31/2017	34.4%	90.9%	$92,588,606	$75,481,416	$17,107,190	38.0%	$2,777,658	$14,329,532	31.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8		Loan	Centre 425 Bellevue	N/A	N/A	N/A	N/A	N/A	97.0%	$21,464,140	$6,198,423	$15,265,716	16.2%	$35,691	$15,230,026	16.2%	Amazon Corporate	9/30/2033	354,918	99.4%	Starbucks	6/30/2027	1,991	0.6%
9		Loan	379 West Broadway	$5,682,731	$2,103,404	$3,579,327	T12 9/30/2017	8.5%	95.0%	$5,518,187	$2,203,579	$3,314,609	7.9%	$83,270	$3,231,338	7.7%	WW 379 W Broadway LLC	3/31/2024	56,159	80.9%	Celine, Inc.	6/30/2024	6,902	9.9%
10	(27)	Loan	600 Vine	$10,402,040	$5,304,764	$5,097,276	T12 5/31/2017	9.7%	90.2%	$10,786,828	$5,308,300	$5,478,528	10.4%	$862,551	$4,615,977	8.7%	FirstGroup America	3/17/2024	102,435	17.7%	Ulmer & Berne, LLP	2/28/2022	33,264	5.7%
11		Loan	300 Montgomery	$8,951,097	$3,490,075	$5,461,022	T12 6/30/2017	8.3%	88.1%	$9,739,155	$3,391,504	$6,347,651	9.6%	$238,792	$6,108,859	9.3%	Ripple Labs, Inc.	8/31/2019	14,749	7.7%	Consulate General of Brazil	5/31/2022	13,000	6.8%
12		Loan	Garden Multifamily Portfolio	$9,222,235	$3,926,339	$5,295,896	T12 7/31/2017	9.3%	94.4%	$9,224,847	$3,922,703	$5,302,144	9.3%	$357,600	$4,944,544	8.6%
12.01		Property	Carleton	$1,004,515	$414,237	$590,278	T12 7/31/2017		95.0%	$1,025,821	$412,203	$613,618	9.3%	$30,900	$582,718	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02		Property	River Glen	$867,803	$365,837	$501,966	T12 7/31/2017		98.5%	$894,050	$358,872	$535,178	9.3%	$33,900	$501,278	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.03		Property	Tabor Ridge	$762,361	$336,935	$425,426	T12 7/31/2017		98.8%	$779,851	$342,146	$437,705	9.3%	$29,100	$408,605	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.04		Property	Ridgewood	$706,103	$238,499	$467,604	T12 7/31/2017		97.4%	$704,772	$239,217	$465,555	9.3%	$29,400	$436,155	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.05		Property	Foxhaven	$673,730	$314,692	$359,038	T12 7/31/2017		90.5%	$666,634	$313,043	$353,591	9.3%	$32,100	$321,491	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.06		Property	Hayfield	$632,123	$241,962	$390,161	T12 7/31/2017		89.9%	$611,804	$241,058	$370,746	9.3%	$25,800	$344,946	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.07		Property	Laurel	$571,792	$231,496	$340,296	T12 7/31/2017		96.0%	$574,042	$228,714	$345,328	9.3%	$20,400	$324,928	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.08		Property	Wood Trail	$475,853	$148,927	$326,926	T12 7/31/2017		96.8%	$486,873	$147,676	$339,197	9.3%	$18,300	$320,897	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.09		Property	Camellia	$634,149	$356,342	$277,807	T12 7/31/2017		90.3%	$655,735	$362,019	$293,716	9.3%	$31,200	$262,516	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.10		Property	Ashgrove	$498,058	$202,617	$295,441	T12 7/31/2017		96.6%	$502,091	$201,799	$300,292	9.3%	$18,000	$282,292	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.11		Property	Slate Run	$533,373	$281,042	$252,331	T12 7/31/2017		89.8%	$481,920	$278,684	$203,236	9.3%	$18,600	$184,636	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.12		Property	Forsythia	$521,882	$242,782	$279,100	T12 7/31/2017		97.6%	$520,227	$241,933	$278,294	9.3%	$18,000	$260,294	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.13		Property	Beckford	$444,674	$185,331	$259,343	T12 7/31/2017		90.4%	$453,246	$194,487	$258,759	9.3%	$18,000	$240,759	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.14		Property	Meadowood	$469,351	$202,368	$266,983	T12 7/31/2017		87.7%	$441,432	$198,648	$242,784	9.3%	$19,500	$223,284	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.15		Property	Elmwood	$426,468	$163,272	$263,196	T12 7/31/2017		98.2%	$426,349	$162,200	$264,149	9.3%	$14,400	$249,749	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	(27)	Loan	333 North Bedford	$8,100,921	$2,090,907	$6,010,015	T12 6/30/2017	10.3%	89.8%	$8,234,062	$2,469,285	$5,764,777	9.9%	$342,695	$5,422,082	9.3%	Grand Prix New York Racing, LLC	12/31/2024	117,942	19.3%	Safe Havens Partners, LLC	5/31/2022	90,031	14.7%
14		Loan	Miracle Mile	$7,822,318	$1,990,140	$5,832,178	T12 7/31/2017	10.4%	95.0%	$7,414,737	$1,987,287	$5,427,450	9.7%	$358,433	$5,069,017	9.1%	Fitness International LLC	2/29/2024	45,000	15.1%	Marshalls	1/31/2022	31,753	10.6%
15	(27)	Loan	Totowa Commerce Center	$7,930,112	$2,750,739	$5,179,373	T12 6/30/2017	10.0%	87.1%	$7,847,766	$2,812,466	$5,035,300	9.7%	$338,626	$4,696,674	9.1%
15.01		Property	80-100 Commerce Way	$834,772	$232,329	$602,443	T12 6/30/2017		100.0%	$899,381	$241,667	$657,714	9.7%	$31,214	$626,500	9.1%	IDEXX Reference Labs	4/30/2025	13,681	28.9%	Sweet Peas Learning Center LLC	1/31/2021	8,984	19.0%
15.02		Property	40 Commerce Way	$855,817	$236,579	$619,238	T12 6/30/2017		100.0%	$876,264	$236,892	$639,372	9.7%	$33,543	$605,829	9.1%	Thales Defense & Security	10/31/2018	18,276	36.0%	Patterson Dental Supply	11/30/2021	14,649	28.8%
15.03		Property	29 Commerce Way	$874,858	$247,037	$627,821	T12 6/30/2017		100.0%	$894,396	$258,142	$636,254	9.7%	$33,640	$602,614	9.1%	Cervalis Holdings LLC	2/28/2020	28,130	55.2%	Westrock Converting Co.	5/31/2022	12,868	25.2%
15.04		Property	One Center Court	$787,174	$187,354	$599,820	T12 6/30/2017		100.0%	$799,541	$196,225	$603,317	9.7%	$25,902	$577,415	9.1%	Universal Hospital Services	6/30/2021	21,245	54.1%	Westrock Converting Co.	2/29/2020	18,000	45.9%
15.05		Property	11 Commerce Way	$807,291	$233,599	$573,692	T12 6/30/2017		100.0%	$835,169	$233,933	$601,236	9.7%	$31,157	$570,079	9.1%	Coram Alternate Site Services	6/30/2019	26,125	55.3%	Pratt Corrugated Holdings Inc	12/31/2019	10,450	22.1%
15.06		Property	45 Commerce Way	$800,587	$258,167	$542,420	T12 6/30/2017		100.0%	$821,362	$259,905	$561,457	9.7%	$34,220	$527,237	9.1%	Canare Corp. of America	9/30/2021	16,331	31.5%	Terrasense	6/30/2020	13,860	26.7%
15.07		Property	999 Riverview Drive	$912,520	$533,299	$379,221	T12 6/30/2017		76.2%	$925,579	$552,667	$372,912	9.7%	$41,898	$331,014	9.1%	RGN-Totowa I LLC	9/30/2024	13,503	23.2%	Pratt Corrugated Holdings	12/31/2019	8,079	13.9%
15.08		Property	Two Center Court	$553,568	$151,666	$401,902	T12 6/30/2017		100.0%	$524,526	$157,916	$366,610	9.7%	$20,196	$346,414	9.1%	Jack Henry & Associates	9/30/2019	20,278	66.3%	Electro Rent Corp.	1/31/2020	10,322	33.7%
15.09		Property	120-140 Commerce Way	$563,632	$187,843	$375,789	T12 6/30/2017		83.0%	$504,822	$189,605	$315,217	9.7%	$23,605	$291,612	9.1%	My Day Home, LLC	12/31/2018	9,024	25.2%	Advanced Surveillance I	2/28/2022	4,979	13.9%
15.10		Property	60 Commerce Way	$246,462	$254,774	($8,312)	T12 6/30/2017		51.8%	$402,303	$260,173	$142,130	9.7%	$33,622	$108,508	9.1%	IBA Molecular N.A.	5/31/2022	8,534	16.8%	Gordon Desserts Inc	11/30/2027	7,600	14.9%
15.11		Property	20 Commerce Way	$693,431	$228,092	$465,339	T12 6/30/2017		53.5%	$364,424	$225,341	$139,082	9.7%	$29,630	$109,452	9.1%	ADT LLC	8/31/2020	20,780	46.3%	NAP	NAP	NAP	NAP
16		Loan	Rockside Office Portfolio	$4,986,059	$2,489,403	$2,496,656	T12 8/31/2017	10.4%	87.8%	$6,227,672	$2,677,776	$3,549,896	14.8%	$574,233	$2,975,663	12.4%
16.01		Property	Freedom Square II	$1,979,629	$784,153	$1,195,477	T12 8/31/2017		90.0%	$2,140,167	$810,113	$1,330,055	14.8%	$187,886	$1,142,169	12.4%	Hylant Group	6/30/2023	24,714	21.5%	Accurate Group Holdings	5/31/2021	22,613	19.6%
16.02		Property	Freedom Square III	$482,276	$503,700	($21,424)	T12 8/31/2017		90.0%	$1,376,905	$642,484	$734,421	14.8%	$120,486	$613,934	12.4%	Sterling	11/15/2027	37,776	52.7%	Hurricane Labs	2/28/2022	10,701	14.9%
16.03		Property	Rock Run North	$1,102,820	$453,414	$649,406	T12 8/31/2017		90.0%	$1,091,031	$447,807	$643,224	14.8%	$109,185	$534,039	12.4%	Sedwick Claims Management	4/14/2023	56,406	89.1%	NAP	NAP	NAP	NAP
16.04		Property	Rock Run Center	$1,003,481	$436,804	$566,677	T12 8/31/2017		90.0%	$1,091,031	$447,807	$643,224	14.8%	$109,185	$534,039	12.4%	Acumen Solutions	2/28/2025	24,958	39.4%	Sedgwick Claims Management	8/31/2018	13,085	20.7%
16.05		Property	Freedom Square I	$417,852	$311,331	$106,521	T12 8/31/2017		72.1%	$502,064	$316,704	$185,360	14.8%	$50,363	$134,997	12.4%	Independence Bank	5/31/2021	8,687	21.1%	Liberty Home Mortgage	2/16/2022	6,077	14.7%
17		Loan	The Boulders Resort & Spa	$40,823,938	$31,434,940	$9,388,998	T12 6/30/2017	12.9%	73.8%	$40,823,938	$31,183,660	$9,640,278	13.2%	$1,632,958	$8,007,320	11.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18		Loan	701 East 22nd Street	$3,818,119	$1,940,684	$1,877,435	T12 8/31/2017	12.4%	90.0%	$3,745,578	$1,973,207	$1,772,371	11.7%	$208,918	$1,563,453	10.3%	Dental Network of America	9/30/2027	79,572	45.7%	Envoy LLC	8/31/2024	40,658	23.4%
19		Loan	237 East Fordham Road	$1,446,127	$787,470	$658,657	T12 5/31/2017	4.4%	95.0%	$2,723,852	$785,921	$1,937,932	12.9%	$30,000	$1,907,932	12.7%	Dr. Jays	6/30/2027	10,500	43.8%	Footlocker	8/31/2032	10,000	41.7%
20		Loan	Wild Meadows	$1,344,440	$286,723	$1,057,717	T12 9/30/2017	7.3%	95.0%	$1,289,259	$252,871	$1,036,388	7.1%	$11,150	$1,025,238	7.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21		Loan	Mt. Washington Mill	$2,755,948	$826,314	$1,929,634	T12 6/30/2017	13.6%	79.9%	$2,720,097	$835,908	$1,884,189	13.3%	$77,062	$1,807,127	12.8%	Whole Foods Market	4/30/2021	24,500	33.4%	Dye House & Stone Mill Catering	NAP	6,150	8.4%
22		Loan	Goldstar Industrial Portfolio	$2,164,758	$539,642	$1,625,116	T12 7/31/2017	14.0%	94.4%	$2,167,285	$622,120	$1,545,165	13.3%	$170,327	$1,374,838	11.9%
22.01		Property	1361 Brass Mill Road	$588,709	$134,435	$454,274	T12 7/31/2017		100.0%	$579,919	$147,059	$432,860	13.3%	$42,288	$390,572	11.9%	Hartford Systems, Inc.	12/31/2020	21,600	40.0%	Avon Protection System, Inc.	5/31/2019	16,200	30.0%
22.02		Property	Harwood Business Center	$481,977	$134,576	$347,401	T12 7/31/2017		90.4%	$512,106	$153,278	$358,829	13.3%	$36,885	$321,944	11.9%	TS Automotive	11/30/2021	6,600	14.0%	Foreign Auto Experts, Inc.	3/31/2022	6,220	13.2%
22.03		Property	201 Gateway Drive	$302,670	$89,559	$213,111	T12 7/31/2017		81.4%	$268,798	$94,576	$174,222	13.3%	$15,975	$158,246	11.9%	Mid Atlantic Team Sports, Inc.	7/31/2018	4,000	19.6%	Beauty Systems Group, LLC	8/31/2020	3,150	15.4%
22.04		Property	2113 Columbia Park Road	$319,715	$77,414	$242,300	T12 7/31/2017		95.1%	$289,523	$79,431	$210,092	13.3%	$23,493	$186,599	11.9%	Gennady Soykher	5/31/2018	9,000	30.0%	Amy & Patrick Ferrigno	4/30/2021	6,000	20.0%
22.05		Property	2111 Emmorton Park Road	$252,924	$69,750	$183,174	T12 7/31/2017		100.0%	$269,616	$75,866	$193,750	13.3%	$23,493	$170,257	11.9%	Advanced Granite Solutions	6/30/2022	18,000	60.0%	Cignatta Inc.	3/31/2024	6,000	20.0%
22.06		Property	5495 Levering Avenue	$218,763	$33,907	$184,855	T12 7/31/2017		100.0%	$247,323	$71,911	$175,412	13.3%	$28,192	$147,220	11.9%	David H. Elliot Company, Inc.	12/31/2025	36,000	100.0%	NAP	NAP	NAP	NAP
23		Loan	Meadows at June Road	$532,913	$97,119	$435,794	2/2017-8/2017 Annualized	4.2%	95.0%	$1,196,321	$338,481	$857,840	8.2%	$19,750	$838,090	8.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24		Loan	Lakefront I & II	$2,807,216	$1,017,579	$1,789,637	T12 5/31/2017	17.2%	88.7%	$2,866,557	$1,055,918	$1,810,639	17.4%	$202,405	$1,608,234	15.4%	Advanced Care Scripts, Inc.	12/31/2023	61,281	31.8%	Florida Agency for Workforce Innovation	1/31/2021	46,886	24.3%
25		Loan	Spurlock Apartments	$1,451,944	$654,265	$797,679	T12 8/31/2017	10.0%	95.0%	$1,483,309	$627,921	$855,389	10.7%	$39,555	$815,834	10.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26		Loan	SeaMist RV Park	$1,162,129	$323,264	$838,865	T12 8/31/2017	12.0%	85.4%	$1,162,129	$329,060	$833,069	11.9%	$12,200	$820,869	11.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27		Loan	Southern Woods	$1,097,248	$551,738	$545,509	T12 9/30/2017	8.1%	92.5%	$1,097,248	$503,281	$593,966	8.9%	$26,000	$567,966	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28		Loan	332 East 6th Street	$136,948	$54,218	$82,731	T12 8/31/2017	1.3%	90.1%	$580,604	$132,282	$448,322	7.1%	$3,000	$445,322	7.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29		Loan	Springtree Apartments	$1,205,624	$710,191	$495,433	T12 9/30/2017	9.9%	95.0%	$1,251,602	$724,103	$527,499	10.5%	$46,056	$481,443	9.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30		Loan	1442 Pennsylvania Avenue Southeast	$170,466	$104,285	$66,181	T12 8/31/2017	1.5%	95.0%	$531,701	$156,676	$375,025	8.7%	$10,125	$364,900	8.5%	United States of America - GS00166	9/11/2027	6,685	60.2%	McCormick Paint Works Co.	9/30/2020	2,870	25.9%
31		Loan	Outback Steakhouse El Paso	N/A	N/A	N/A	N/A	N/A	95.0%	$180,940	$16,138	$164,802	9.4%	$2,295	$162,506	9.3%	Outback Steakhouse	2/28/2037	6,204	100.0%	NAP	NAP	NAP	NAP

A-1-5

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				3RD LARGEST TENANT INFORMATION(18)(19)(20)				4TH LARGEST TENANT INFORMATION(18)(19)(20)				5TH LARGEST TENANT INFORMATION(18)(19)(20)
Loan ID	Footnotes	Property Flag	Deal Name	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF
1		Loan	Park Center Phase I	Compass Food Court	12/31/2022	4,895	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2		Loan	GNL Portfolio
2.01		Property	Sandoz, Inc.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02		Property	Intervet Inc.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03		Property	GE Aviation Systems, LLC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04		Property	FedEx Ground Package System, Inc. (NY)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05		Property	Nissan North America Inc.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06		Property	Constellium Automotive USA, LLC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07		Property	C&J Energy Services, Inc. II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08		Property	Lippert Components Manufacturing, Inc.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09		Property	FedEx Ground Package System, Inc. (WV)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10		Property	C&J Energy Services, Inc. I	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11		Property	U.S. General Services Administration	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12		Property	PNC Bank N.A.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3		Loan	Yorkshire & Lexington Towers
3.01		Property	Yorkshire Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02		Property	Lexington Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4		Loan	Westin Times Square Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5		Loan	One California Plaza	Morgan Lewis Bockius LLP	12/31/2021	92,407	8.8%	Bank of the West	8/31/2020	89,568	8.6%	Dentons LLP	9/30/2022	62,690	6.0%
6		Loan	Lehigh Valley Mall	Modell’s Sporting Goods	1/31/2022	13,882	2.5%	Pottery Barn	1/31/2020	13,011	2.4%	New York & Company	3/31/2018	11,306	2.1%
7	(27)	Loan	The Standard Highline NYC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8		Loan	Centre 425 Bellevue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9		Loan	379 West Broadway	Ralph Lauren Retail, Inc.	1/31/2027	6,331	9.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	(27)	Loan	600 Vine	Cole + Russell Architects	4/30/2019	29,577	5.1%	Rendigs, Fry, Kiely & Dennis	7/31/2027	25,897	4.5%	Bartlett & Co.	4/30/2019	21,113	3.6%
11		Loan	300 Montgomery	ELS Educational Services, Inc.	6/30/2024	12,303	6.4%	Delagnes, Mitchell & Linder	8/31/2025	10,753	5.6%	Walgreens Co.	12/31/2021	9,441	4.9%
12		Loan	Garden Multifamily Portfolio
12.01		Property	Carleton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02		Property	River Glen	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.03		Property	Tabor Ridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.04		Property	Ridgewood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.05		Property	Foxhaven	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.06		Property	Hayfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.07		Property	Laurel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.08		Property	Wood Trail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.09		Property	Camellia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.10		Property	Ashgrove	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.11		Property	Slate Run	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.12		Property	Forsythia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.13		Property	Beckford	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.14		Property	Meadowood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.15		Property	Elmwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	(27)	Loan	333 North Bedford	Safe Haven Auto Storage, LLC	6/30/2020	60,000	9.8%	Photo File, Inc.	3/31/2020	42,881	7.0%	Saw Mill Club East	12/31/2020	42,693	7.0%
14		Loan	Miracle Mile	OfficeMax	1/31/2022	21,832	7.3%	PNC Bank	1/31/2024	20,126	6.7%	DSW Shoe Warehouse	6/1/2021	20,000	6.7%
15	(27)	Loan	Totowa Commerce Center
15.01		Property	80-100 Commerce Way	Research America Inc.	6/30/2018	8,327	17.6%	Golden Edibles, LLC	11/30/2021	8,327	17.6%	CCH Incorporated	12/31/2020	7,975	16.9%
15.02		Property	40 Commerce Way	Biologictx LLC	11/30/2023	14,398	28.3%	Viskal Printing LLC	2/29/2020	3,499	6.9%	NAP	NAP	NAP	NAP
15.03		Property	29 Commerce Way	Docutrend Inc.	6/30/2020	9,971	19.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.04		Property	One Center Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.05		Property	11 Commerce Way	Viper Communications	2/28/2019	5,407	11.5%	Critical Point LLC	3/31/2021	5,225	11.1%	NAP	NAP	NAP	NAP
15.06		Property	45 Commerce Way	Dish Network Service LLC	9/30/2018	11,000	21.2%	Worldwide Corp. Housing	2/28/2018	8,158	15.7%	The Art of Natural Solutions	2/29/2020	2,500	4.8%
15.07		Property	999 Riverview Drive	Integrated Business Systems	10/31/2024	6,856	11.8%	Mid Atlantic Resource Group	11/30/2022	4,358	7.5%	Morris Merker & Co, LLC	11/30/2022	3,982	6.8%
15.08		Property	Two Center Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.09		Property	120-140 Commerce Way	Alpha Testing Lab	MTM	2,727	7.6%	Forefront Communications	8/31/2018	2,727	7.6%	CIOX Health LLC	12/31/2019	2,727	7.6%
15.10		Property	60 Commerce Way	Maker Depot	3/31/2020	6,077	11.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.11		Property	20 Commerce Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16		Loan	Rockside Office Portfolio
16.01		Property	Freedom Square II	Wells Fargo Bank	2/28/2019	12,593	10.9%	Xerox Corporation	6/30/2018	12,225	10.6%	Jonathan Rose Companies	11/30/2027	11,894	10.3%
16.02		Property	Freedom Square III	Area Temps, Inc.	5/31/2024	6,256	8.7%	Champion Personnel System	3/14/2022	5,376	7.5%	Freedom Mortgage Corp	4/30/2018	4,058	5.7%
16.03		Property	Rock Run North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04		Property	Rock Run Center	Ohio KePro	7/31/2019	12,625	19.9%	Scott A Williams & Associates, L.P.A.	9/30/2020	3,742	5.9%	Paladina Health LLC	4/7/2023	1,918	3.0%
16.05		Property	Freedom Square I	Kindred	8/31/2022	3,604	8.7%	Integrity Financial Services	4/30/2023	2,774	6.7%	Hantz Group	9/30/2018	2,771	6.7%
17		Loan	The Boulders Resort & Spa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18		Loan	701 East 22nd Street	Draper and Kramer Mortgage Corp	3/31/2024	17,819	10.2%	Fiserv Solutions, Inc.	3/31/2019	16,086	9.2%	School Specialty, Inc	8/31/2020	4,235	2.4%
19		Loan	237 East Fordham Road	Chase	6/30/2022	3,500	14.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20		Loan	Wild Meadows	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21		Loan	Mt. Washington Mill	Himmelrich Associates, Inc.	8/31/2029	4,000	5.5%	PNC Bank	1/31/2022	3,150	4.3%	Dogma For Pets	11/30/2019	2,820	3.8%
22		Loan	Goldstar Industrial Portfolio
22.01		Property	1361 Brass Mill Road	Active Day MD, Inc.	3/31/2020	10,800	20.0%	MedMark Treatment Centers	10/31/2022	5,400	10.0%	NAP	NAP	NAP	NAP
22.02		Property	Harwood Business Center	Metro Motor Works	10/31/2018	3,000	6.4%	Image Automotive	1/31/2019	3,000	6.4%	Oasis, Inc.	3/31/2021	3,000	6.4%
22.03		Property	201 Gateway Drive	ALKO Distributors, Inc.	7/31/2018	3,150	15.4%	D.F. Peterson Enterprises, Inc	7/31/2019	2,000	9.8%	Superior Foods	5/31/2020	2,000	9.8%
22.04		Property	2113 Columbia Park Road	Levero Enterprises	9/30/2021	3,000	10.0%	A Crystal Vending	6/30/2018	3,000	10.0%	Albert Stoltz, Jr.	1/31/2019	3,000	10.0%
22.05		Property	2111 Emmorton Park Road	Commercial Support Services	4/30/2024	6,000	20.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.06		Property	5495 Levering Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23		Loan	Meadows at June Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24		Loan	Lakefront I & II	HCA-Information Technology & Services, Inc.	4/30/2018	19,078	9.9%	Inktel Contact Center Solutions, LLC	12/31/2020	15,611	8.1%	Regions Bank	8/31/2021	10,997	5.7%
25		Loan	Spurlock Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26		Loan	SeaMist RV Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27		Loan	Southern Woods	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28		Loan	332 East 6th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29		Loan	Springtree Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30		Loan	1442 Pennsylvania Avenue Southeast	New York Pizza & Grill Kabob	7/31/2027	1,541	13.9%	Verizon Wireless	6/30/2021	1	0.0%	NAP	NAP	NAP	NAP
31		Loan	Outback Steakhouse El Paso	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGE LOAN RESERVE INFORMATION(21)(23)			MORTGAGE LOAN RESERVE INFORMATION(21)(23)
Loan ID	Footnotes	Property Flag	Deal Name	Upfront Replacement Reserves (22)	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves (22)	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves (22)
1		Loan	Park Center Phase I	$0	Springing	NAP	$3,090,000	Springing	NAP	$0
2		Loan	GNL Portfolio	$0	Springing	NAP	$0	Springing	NAP	$0
2.01		Property	Sandoz, Inc.
2.02		Property	Intervet Inc.
2.03		Property	GE Aviation Systems, LLC
2.04		Property	FedEx Ground Package System, Inc. (NY)
2.05		Property	Nissan North America Inc.
2.06		Property	Constellium Automotive USA, LLC
2.07		Property	C&J Energy Services, Inc. II
2.08		Property	Lippert Components Manufacturing, Inc.
2.09		Property	FedEx Ground Package System, Inc. (WV)
2.10		Property	C&J Energy Services, Inc. I
2.11		Property	U.S. General Services Administration
2.12		Property	PNC Bank N.A.
3		Loan	Yorkshire & Lexington Towers	$0	Monthly: $0.15 PSF of retail and garage space except the CVS Space as long as the CVS Deposit Waiver Conditions are met; $250 per each free market residential apartment unit	Residential: An amount, reasonably calculated by Lender in good faith on a quarterly basis, equal to the product of (x) $750 and (y) the number of free market residential apartment units located at the Properties at the time of calculation	$0	Monthly: $1.00 PSF of retail, except with regard to the CVS Space so long as the CVS Deposit Waiver Conditions are met.	NAP	$2,724,408
3.01		Property	Yorkshire Tower
3.02		Property	Lexington Tower
4		Loan	Westin Times Square Fee	$0	Springing	NAP	$0	$0	NAP	$0
5		Loan	One California Plaza	$0	Springing	$628,237	$0	Springing	$3,141,186	$0
6		Loan	Lehigh Valley Mall	$0	Springing	$327,140	$0	$81,785	$2,994,258	$0
7	(27)	Loan	The Standard Highline NYC	$0	Springing	NAP	$0	$0	NAP	$3,361,606
8		Loan	Centre 425 Bellevue	$0	Springing	NAP	$1,871,090	$0	NAP	$149,734
9		Loan	379 West Broadway	$0	Springing	NAP	$0	Springing	NAP	$0
10	(27)	Loan	600 Vine	$0	$11,578	NAP	$4,500,000	Springing	$3,000,000	$456,181
11		Loan	300 Montgomery	$0	Springing	NAP	$1,420,026	Springing	NAP	$76,794
12		Loan	Garden Multifamily Portfolio	$0	$29,800	NAP	$0	$0	NAP	$263,448
12.01		Property	Carleton
12.02		Property	River Glen
12.03		Property	Tabor Ridge
12.04		Property	Ridgewood
12.05		Property	Foxhaven
12.06		Property	Hayfield
12.07		Property	Laurel
12.08		Property	Wood Trail
12.09		Property	Camellia
12.10		Property	Ashgrove
12.11		Property	Slate Run
12.12		Property	Forsythia
12.13		Property	Beckford
12.14		Property	Meadowood
12.15		Property	Elmwood
13	(27)	Loan	333 North Bedford	$0	$5,100	NAP	$1,500,000	Springing	$1,500,000	$15,703
14		Loan	Miracle Mile	$0	$4,978	$179,216	$0	$24,891	$896,082	$219,223
15	(27)	Loan	Totowa Commerce Center	$0	$7,061	Maximum aggregate balance in the TI/LC and Capex reserve will be $500,000	$0	$21,157	Maximum aggregate balance in the TI/LC and Capex reserve will be $500,000	$0
15.01		Property	80-100 Commerce Way
15.02		Property	40 Commerce Way
15.03		Property	29 Commerce Way
15.04		Property	One Center Court
15.05		Property	11 Commerce Way
15.06		Property	45 Commerce Way
15.07		Property	999 Riverview Drive
15.08		Property	Two Center Court
15.09		Property	120-140 Commerce Way
15.10		Property	60 Commerce Way
15.11		Property	20 Commerce Way
16		Loan	Rockside Office Portfolio	$0	$5,912	$200,000	$0	Springing	NAP	$0
16.01		Property	Freedom Square II
16.02		Property	Freedom Square III
16.03		Property	Rock Run North
16.04		Property	Rock Run Center
16.05		Property	Freedom Square I
17		Loan	The Boulders Resort & Spa	$136,080	Greater of (i) 1/12 of 4% of gross income from operation from T12 period and (ii) the amount to be reserved pursuant to the terms of the franchise agreement	NAP	$0	$0	NAP	$73,769
18		Loan	701 East 22nd Street	$0	$2,902	NAP	$450,000	Springing	$450,000	$71,539
19		Loan	237 East Fordham Road	$0	$400	$24,000	$39,943	Springing	NAP	$0
20		Loan	Wild Meadows	$0	$929	NAP	$0	$0	NAP	$9,412
21		Loan	Mt. Washington Mill	$0	$1,223	NAP	$0	$5,199	$245,000	$45,724
22		Loan	Goldstar Industrial Portfolio	$5,075	$5,075	$182,700	$0	$9,063	$326,250	$36,582
22.01		Property	1361 Brass Mill Road
22.02		Property	Harwood Business Center
22.03		Property	201 Gateway Drive
22.04		Property	2113 Columbia Park Road
22.05		Property	2111 Emmorton Park Road
22.06		Property	5495 Levering Avenue
23		Loan	Meadows at June Road	$0	$1,646	NAP	$0	$0	NAP	$25,984
24		Loan	Lakefront I & II	$4,659	$4,659	$100,000	$12,048	$12,048	$450,000	$183,555
25		Loan	Spurlock Apartments	$0	$3,296	NAP	$0	$0	NAP	$0
26		Loan	SeaMist RV Park	$0	$1,017	NAP	$0	$0	NAP	$0
27		Loan	Southern Woods	$450,000	Springing	$100,000	$0	$0	NAP	$17,401
28		Loan	332 East 6th Street	$0	$250	$9,000	$0	$0	NAP	$29,929
29		Loan	Springtree Apartments	$0	$3,838	NAP	$0	$0	NAP	$103,000
30		Loan	1442 Pennsylvania Avenue Southeast	$0	$141	NAP	$0	$703	NAP	$17,176
31		Loan	Outback Steakhouse El Paso	$0	$2,295	$4,591	$0	$0	NAP	$31,395

A-1-7

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGE LOAN RESERVE INFORMATION(21)(23)
Loan ID	Footnotes	Property Flag	Deal Name	Monthly Tax Reserves	Upfront Insurance Reserves (22)	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve (22)	Upfront Debt Service Reserves(22)	Monthly Debt Service Reserves	Upfront Environmental Reserves(22)	Initial Other Reserves(22)	Initial Other Reserves Description	Ongoing Other Reserves
1		Loan	Park Center Phase I	Springing	$0	Springing	$0	$0	$0	$0	$0	NAP	$0
2		Loan	GNL Portfolio	Springing	$0	Springing	$0	$0	$0	$0	$0	NAP	$0
2.01		Property	Sandoz, Inc.
2.02		Property	Intervet Inc.
2.03		Property	GE Aviation Systems, LLC
2.04		Property	FedEx Ground Package System, Inc. (NY)
2.05		Property	Nissan North America Inc.
2.06		Property	Constellium Automotive USA, LLC
2.07		Property	C&J Energy Services, Inc. II
2.08		Property	Lippert Components Manufacturing, Inc.
2.09		Property	FedEx Ground Package System, Inc. (WV)
2.10		Property	C&J Energy Services, Inc. I
2.11		Property	U.S. General Services Administration
2.12		Property	PNC Bank N.A.
3		Loan	Yorkshire & Lexington Towers	$681,102	$89,787	$29,929	$0	$2,000,000	$0	$0	$3,500,000	Renovation/Tenant Buyout Reserve	Springing
3.01		Property	Yorkshire Tower
3.02		Property	Lexington Tower
4		Loan	Westin Times Square Fee	Springing	$0	Springing	$0	$0	$0	$0	$0	NAP	$0
5		Loan	One California Plaza	Springing	$0	Springing	$0	$0	$0	$0	$3,219,209	Unfunded Obligations Reserve	$0
6		Loan	Lehigh Valley Mall	Springing	$0	Springing	$0	$0	$0	$0	$651,553	Outstanding TI/LC Reserve ($443,000); Tenant Rent Holdback Reserve ($208,533)	$0
7	(27)	Loan	The Standard Highline NYC	Springing	$206,890	Springing	$4,350	$0	$0	$0	$3,061,411	Façade Remediation Reserve ($2,080,425); Seasonal Reserve ($980,986)	Seasonality Reserve: (Springing); Engineering Reserve: (Springing); Façade Remediation Reserve: (Springing)
8		Loan	Centre 425 Bellevue	$149,734	$102,289	$17,204	$0	$0	$0	$0	$15,923,817	Free Rent ($10,923,817); Seller Credit ($5,000,000)	Condominium Assessments; Primary Tenant Reserve (Springing)
9		Loan	379 West Broadway	Springing	$0	Springing	$0	$0	$0	$0	$316,156	Open Violations Reserve ($300,000); Unfunded Obligations Reserve ($16,156)	$0
10	(27)	Loan	600 Vine	$152,060	$23,308	$5,827	$1,802,722	$0	$0	$0	$361,937	Initial TI/LC Reserve ($324,855); Free Rent Reserve ($37,082)	Springing
11		Loan	300 Montgomery	Springing	$59,011	Springing	$0	$0	$0	$0	$0	NAP	$0
12		Loan	Garden Multifamily Portfolio	$75,271	$210,417	$21,042	$987,776	$0	$0	$78,375	$0	NAP	$0
12.01		Property	Carleton
12.02		Property	River Glen
12.03		Property	Tabor Ridge
12.04		Property	Ridgewood
12.05		Property	Foxhaven
12.06		Property	Hayfield
12.07		Property	Laurel
12.08		Property	Wood Trail
12.09		Property	Camellia
12.10		Property	Ashgrove
12.11		Property	Slate Run
12.12		Property	Forsythia
12.13		Property	Beckford
12.14		Property	Meadowood
12.15		Property	Elmwood
13	(27)	Loan	333 North Bedford	$120,633	$127,612	$10,634	$860,966	$0	$0	$0	$0	NAP	Springing
14		Loan	Miracle Mile	$109,612	$34,928	$4,990	$30,250	$0	$0	$0	$0	NAP	Springing
15	(27)	Loan	Totowa Commerce Center	$117,676	$13,553	$13,553	$15,438	$0	$0	$0	$785,900	Outstanding TI/LC Reserve ($702,638); Free Rent Reserve ($83,262)	Springing
15.01		Property	80-100 Commerce Way
15.02		Property	40 Commerce Way
15.03		Property	29 Commerce Way
15.04		Property	One Center Court
15.05		Property	11 Commerce Way
15.06		Property	45 Commerce Way
15.07		Property	999 Riverview Drive
15.08		Property	Two Center Court
15.09		Property	120-140 Commerce Way
15.10		Property	60 Commerce Way
15.11		Property	20 Commerce Way
16		Loan	Rockside Office Portfolio	Springing	$0	Springing	$0	$0	$0	$0	$0	NAP	$0
16.01		Property	Freedom Square II
16.02		Property	Freedom Square III
16.03		Property	Rock Run North
16.04		Property	Rock Run Center
16.05		Property	Freedom Square I
17		Loan	The Boulders Resort & Spa	$59,673	$167,878	$18,780	$0	$0	$0	$0	$300,000	Seasonality Reserve	Springing
18		Loan	701 East 22nd Street	$35,769	$0	Springing	$132,240	$0	$0	$0	$1,819,353	Short Term Repairs ($216,000); Outstanding Free Rent ($550,339); Outstanding TI/LC ($1,053,014)	Springing
19		Loan	237 East Fordham Road	$53,265	$32,898	$3,290	$24,438	$0	$0	$0	$912,190	Footlocker Concession Reserve ($200,000); Free Rent Reserve ($712,190)	Springing
20		Loan	Wild Meadows	$3,137	$23,104	$1,913	$0	$0	$0	$0	$0	NAP	$0
21		Loan	Mt. Washington Mill	$15,241	$42,155	$6,022	$41,844	$0	$0	$0	$100,000	Additional Executive Suites Buildout Reserve	Springing
22		Loan	Goldstar Industrial Portfolio	$18,291	$19,925	$3,321	$80,606	$0	$0	$0	$0	NAP	$0
22.01		Property	1361 Brass Mill Road
22.02		Property	Harwood Business Center
22.03		Property	201 Gateway Drive
22.04		Property	2113 Columbia Park Road
22.05		Property	2111 Emmorton Park Road
22.06		Property	5495 Levering Avenue
23		Loan	Meadows at June Road	$8,661	$7,768	$777	$0	$0	$0	$0	$15,000	Phase II Parcel Tax Reserve	Springing
24		Loan	Lakefront I & II	$20,395	$34,042	$4,255	$6,875	$0	$0	$0	$1,017,810	Construction Allowance Reserve ($612,810); Proposed Acquisition Reserve ($405,000)	Springing
25		Loan	Spurlock Apartments	$10,234	$17,583	$3,517	$27,063	$0	$0	$0	$0	NAP	$0
26		Loan	SeaMist RV Park	$1,912	$11,229	$3,523	$18,013	$0	$0	$0	$0	NAP	$0
27		Loan	Southern Woods	$8,700	$14,704	$2,101	$0	$0	$0	$0	$0	NAP	$0
28		Loan	332 East 6th Street	$5,986	$5,896	$983	$0	$0	$0	$0	$0	NAP	$0
29		Loan	Springtree Apartments	$10,300	$31,697	$3,962	$8,313	$0	$0	$0	$0	NAP	$0
30		Loan	1442 Pennsylvania Avenue Southeast	$8,588	$730	Springing	$1,875	$0	$0	$0	$17,085	Broker Payment Reserve	Springing
31		Loan	Outback Steakhouse El Paso	Springing	$982	$982	$0	$0	$0	$0	$0	NAP	Springing

A-1-8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

MORTGAGE LOAN RESERVE INFORMATION(21)(23)
Loan ID	Footnotes	Property Flag	Deal Name	Ongoing Other Reserves Description
1		Loan	Park Center Phase I	NAP
2		Loan	GNL Portfolio	NAP
2.01		Property	Sandoz, Inc.
2.02		Property	Intervet Inc.
2.03		Property	GE Aviation Systems, LLC
2.04		Property	FedEx Ground Package System, Inc. (NY)
2.05		Property	Nissan North America Inc.
2.06		Property	Constellium Automotive USA, LLC
2.07		Property	C&J Energy Services, Inc. II
2.08		Property	Lippert Components Manufacturing, Inc.
2.09		Property	FedEx Ground Package System, Inc. (WV)
2.10		Property	C&J Energy Services, Inc. I
2.11		Property	U.S. General Services Administration
2.12		Property	PNC Bank N.A.
3		Loan	Yorkshire & Lexington Towers	Renovation/Tenant Buyout Reserve: If the amount of funds on deposit in the Renovation/Tenant Buyout Reserve Account is reduced to less than $500,000.00, then Borrower shall deposit with Lender such additional amount as necessary to cause the amount of funds on deposit in the Renovation/Tenant Buyout Reserve Account to equal no less than $1,000,000.
3.01		Property	Yorkshire Tower
3.02		Property	Lexington Tower
4		Loan	Westin Times Square Fee	NAP
5		Loan	One California Plaza	NAP
6		Loan	Lehigh Valley Mall	NAP
7	(27)	Loan	The Standard Highline NYC	Seasonal Reserve ($980,986 on December 5, 2017. On each payment occurring in each of the months of May through January inclusive, monthly 1/9th of the amount by which (i) the total amount of all debt service, reserves and all other amounts due and payable to lender under the loan documents on the payment dates in the prior February, March and April months, exceeded (ii) the total amount of the rents deposited for such payment dates in the prior February, March and April months, if DSCR is less than 1.70x on any April payment date; if DSCR is above 1.70x a one time December payment is required); Engineering Reserve (Monthly: $483 on payment date December 5, 2017, January 5, 2018, May 5, 2018; Monthly: $242 on payment date June 5, 2018, July 5, 2018, August 5, 2018, September 5, 2018, October 5, 2018, November 5, 2018); Façade Remediation Reserve (Monthly: $231,158 on payment date December 5, 2017, January 5, 2018, May 5, 2018; Monthly: $115,579 on payment date June 5, 2018, July 5, 2018, August 5, 2018, September 5, 2018, October 5, 2018, November 5, 2018; provided, however, if available cash on any payment date is insufficient to make the full monthly payment into the Façade Remediation Reserve , any shortfall will be added to the monthly amount to be collected on the subsequent payment date. Upon approval of the façade report by lender, lender shall adjust (up or down) the monthly payment deposit required above to reflect a new monthly deposit amount such that 110% of the budgeted amount set forth in the façade report will be deposited in the normal course by the December 2018 payment date)
8		Loan	Centre 425 Bellevue	Condominium Assessments (Monthly: 1/12th of the assessment that lender estimated will be payable during next 12 months in order to accumulate with lender sufficient funds to pay all such assessments prior to their respective due dates); Primary Tenant Reserve (Monthly: During the continuance of a Primary tenant Sweep Period all excess cash flow is required to be deposited in the account)
9		Loan	379 West Broadway	NAP
10	(27)	Loan	600 Vine	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited.
11		Loan	300 Montgomery	NAP
12		Loan	Garden Multifamily Portfolio	NAP
12.01		Property	Carleton
12.02		Property	River Glen
12.03		Property	Tabor Ridge
12.04		Property	Ridgewood
12.05		Property	Foxhaven
12.06		Property	Hayfield
12.07		Property	Laurel
12.08		Property	Wood Trail
12.09		Property	Camellia
12.10		Property	Ashgrove
12.11		Property	Slate Run
12.12		Property	Forsythia
12.13		Property	Beckford
12.14		Property	Meadowood
12.15		Property	Elmwood
13	(27)	Loan	333 North Bedford	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited.
14		Loan	Miracle Mile	Lease Sweep Reserve: Monthly deposit of excess cash flow upon the occurrence and continuance of a cash sweep period that exists solely due to the continuance of a specified tenant sweep period.
15	(27)	Loan	Totowa Commerce Center	Atlantic Inertial Reserve: During an Atlantic Inertial Sweep period all excess cash flow is required to be deposited.
15.01		Property	80-100 Commerce Way
15.02		Property	40 Commerce Way
15.03		Property	29 Commerce Way
15.04		Property	One Center Court
15.05		Property	11 Commerce Way
15.06		Property	45 Commerce Way
15.07		Property	999 Riverview Drive
15.08		Property	Two Center Court
15.09		Property	120-140 Commerce Way
15.10		Property	60 Commerce Way
15.11		Property	20 Commerce Way
16		Loan	Rockside Office Portfolio	NAP
16.01		Property	Freedom Square II
16.02		Property	Freedom Square III
16.03		Property	Rock Run North
16.04		Property	Rock Run Center
16.05		Property	Freedom Square I
17		Loan	The Boulders Resort & Spa	Seasonality Reserve: Commencing on the Payment Date occurring in February, 2018 and on each Payment Date thereafter which occurs during a Seasonality Trigger Period (the period commencing with the Payment Date occurring in February of each calendar year), all Excess Cash Flow, to be used for anticipated payments of shortfalls in Debt Service and other amounts due to Lender under the Loan Documents.
18		Loan	701 East 22nd Street	Lease Sweep Reserve: Monthly deposit of excess cash flow upon the occurrence and continuance of a cash sweep period that exists solely due to the continuance of a specified tenant sweep period.
19		Loan	237 East Fordham Road	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited.
20		Loan	Wild Meadows	NAP
21		Loan	Mt. Washington Mill	Lease Sweep Reserve: Monthly deposit of excess cash flow upon the occurrence and continuance of a cash sweep period that exists solely due to the continuance of a specified tenant sweep period.; Ground Rent Reserve: During any cash sweep period, Borrower is require to pay 1/4th of the total rents and other charges due under the ground lease that Lender estimates will be payable for the next 12 months.
22		Loan	Goldstar Industrial Portfolio	NAP
22.01		Property	1361 Brass Mill Road
22.02		Property	Harwood Business Center
22.03		Property	201 Gateway Drive
22.04		Property	2113 Columbia Park Road
22.05		Property	2111 Emmorton Park Road
22.06		Property	5495 Levering Avenue
23		Loan	Meadows at June Road	Condominium Association Reserve: On each monthly payment date during a Condominium Account Deposit Period, 1/12th of an amount of the assessments payable is required to be deposited.
24		Loan	Lakefront I & II	Lease Sweep Reserve: Monthly deposit of excess cash flow upon the occurrence and continuance of a cash sweep period that exists solely due to the continuance of a specified tenant sweep period.
25		Loan	Spurlock Apartments	NAP
26		Loan	SeaMist RV Park	NAP
27		Loan	Southern Woods	NAP
28		Loan	332 East 6th Street	NAP
29		Loan	Springtree Apartments	NAP
30		Loan	1442 Pennsylvania Avenue Southeast	Tenant Cash Trap Reserve: During A Tenant Cash Trap Period all excess cash flow is required to be deposited.
31		Loan	Outback Steakhouse El Paso	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited.

A-1-9

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGE LOAN RESERVE INFORMATION(21)(23)						THIRD PARTY REPORTS
Loan ID	Footnotes	Property Flag	Deal Name	Other Reserves Cap	Holdback(24)	Holdback Amount(24)	Holdback Description(24)	Letter of Credit	Letter of Credit Description	Appraisal Report Date	Environmental Phase I Report Date	Phase II Performed(25)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
1		Loan	Park Center Phase I	NAP	No	NAP	NAP	No	NAP	6/26/2017	7/21/2017	No	6/1/2017	N	NAP	NAP
2		Loan	GNL Portfolio	NAP	No	NAP	NAP	No	NAP	Various	Various	No	Various	N	NAP	NAP
2.01		Property	Sandoz, Inc.							8/31/2017	8/10/2017	No	8/11/2017	N	NAP	NAP
2.02		Property	Intervet Inc.							8/24/2017	8/11/2017	No	8/16/2017	N	NAP	NAP
2.03		Property	GE Aviation Systems, LLC							8/24/2017	8/10/2017	No	8/11/2017	N	NAP	NAP
2.04		Property	FedEx Ground Package System, Inc. (NY)							8/22/2017	8/10/2017	No	8/10/2017	N	NAP	NAP
2.05		Property	Nissan North America Inc.							9/6/2017	8/11/2017	No	8/11/2017	N	NAP	NAP
2.06		Property	Constellium Automotive USA, LLC							8/25/2017	8/10/2017	No	8/10/2017	N	NAP	NAP
2.07		Property	C&J Energy Services, Inc. II							9/18/2017	8/8/2017	No	8/8/2017	N	NAP	NAP
2.08		Property	Lippert Components Manufacturing, Inc.							8/31/2017	8/10/2017	No	8/11/2017	N	NAP	NAP
2.09		Property	FedEx Ground Package System, Inc. (WV)							9/6/2017	8/10/2017	No	8/9/2017	N	NAP	NAP
2.10		Property	C&J Energy Services, Inc. I							9/18/2017	9/27/2017	No	9/28/2017	N	NAP	NAP
2.11		Property	U.S. General Services Administration							8/23/2017	8/11/2017	No	8/10/2017	N	NAP	NAP
2.12		Property	PNC Bank N.A.							8/22/2017	8/10/2017	No	8/10/2017	N	NAP	NAP
3		Loan	Yorkshire & Lexington Towers	NAP	Yes	$4,102,064	Holdback Reserve	No	NAP	8/15/2017	8/21/2017	No	8/21/2017	N	NAP	NAP
3.01		Property	Yorkshire Tower							8/15/2017	8/21/2017	No	8/21/2017	N	NAP	NAP
3.02		Property	Lexington Tower							8/15/2017	8/21/2017	No	8/21/2017	N	NAP	NAP
4		Loan	Westin Times Square Fee	NAP	No	NAP	NAP	No	NAP	9/7/2017	9/21/2017	No	9/20/2017	N	NAP	NAP
5		Loan	One California Plaza	NAP	No	NAP	NAP	No	NAP	9/7/2017	3/16/2017	No	10/12/2017	Y	3/13/2017	10.5%
6		Loan	Lehigh Valley Mall	NAP	No	NAP	NAP	No	NAP	9/4/2017	9/13/2017	No	9/12/2017	N	NAP	NAP
7	(27)	Loan	The Standard Highline NYC	NAP	No	NAP	NAP	No	NAP	9/7/2017	9/12/2017	No	9/12/2017	N	NAP	NAP
8		Loan	Centre 425 Bellevue	NAP	No	NAP	NAP	No	NAP	10/1/2017	9/19/2017	No	9/19/2017	Y	9/19/2017	6.0%
9		Loan	379 West Broadway	NAP	No	NAP	NAP	No	NAP	6/1/2017	7/12/2017	No	7/11/2017	N	NAP	NAP
10	(27)	Loan	600 Vine	NAP	No	NAP	NAP	No	NAP	8/1/2017	7/31/2017	No	7/31/2017	N	NAP	NAP
11		Loan	300 Montgomery	NAP	No	NAP	NAP	No	NAP	5/24/2017	5/31/2017	No	5/31/2017	Y	5/26/2017	21.0%
12		Loan	Garden Multifamily Portfolio	NAP	No	NAP	NAP	No	NAP	Various	Various	No	Various	N	NAP	NAP
12.01		Property	Carleton							2/9/2017	2/23/2017	No	2/23/2017	N	NAP	NAP
12.02		Property	River Glen							2/3/2017	2/23/2017	No	2/22/2017	N	NAP	NAP
12.03		Property	Tabor Ridge							2/8/2017	2/23/2017	No	2/23/2017	N	NAP	NAP
12.04		Property	Ridgewood							2/9/2017	2/15/2017	No	2/22/2017	N	NAP	NAP
12.05		Property	Foxhaven							2/8/2017	2/23/2017	No	2/22/2017	N	NAP	NAP
12.06		Property	Hayfield							2/7/2017	2/23/2017	No	5/4/2017	N	NAP	NAP
12.07		Property	Laurel							2/9/2017	2/15/2017	No	2/22/2017	N	NAP	NAP
12.08		Property	Wood Trail							2/9/2017	2/23/2017	No	2/22/2017	N	NAP	NAP
12.09		Property	Camellia							2/3/2017	2/23/2017	No	5/10/2017	N	NAP	NAP
12.10		Property	Ashgrove							2/7/2017	2/23/2017	No	2/16/2017	N	NAP	NAP
12.11		Property	Slate Run							2/8/2017	2/23/2017	No	2/23/2017	N	NAP	NAP
12.12		Property	Forsythia							2/3/2017	2/23/2017	No	2/21/2017	N	NAP	NAP
12.13		Property	Beckford							2/8/2017	2/23/2017	No	2/16/2017	N	NAP	NAP
12.14		Property	Meadowood							2/9/2017	2/14/2017	No	2/22/2017	N	NAP	NAP
12.15		Property	Elmwood							2/9/2017	2/23/2017	No	2/16/2017	N	NAP	NAP
13	(27)	Loan	333 North Bedford	NAP	No	NAP	NAP	No	NAP	7/27/2017	9/8/2017	No	9/14/2017	N	NAP	NAP
14		Loan	Miracle Mile	$3,000,000	No	NAP	NAP	No	NAP	8/3/2017	9/7/2017	No	9/7/2017	N	NAP	NAP
15	(27)	Loan	Totowa Commerce Center	NAP	No	NAP	NAP	No	NAP	8/2/2017	9/12/2017	Yes	Various	N	NAP	NAP
15.01		Property	80-100 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.02		Property	40 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.03		Property	29 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.04		Property	One Center Court								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.05		Property	11 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.06		Property	45 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.07		Property	999 Riverview Drive							8/2/2017	9/12/2017	Yes	7/13/2017	N	NAP	NAP
15.08		Property	Two Center Court								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.09		Property	120-140 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.10		Property	60 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
15.11		Property	20 Commerce Way								9/12/2017	Yes	7/19/2017	N	NAP	NAP
16		Loan	Rockside Office Portfolio	NAP	No	NAP	NAP	No	NAP	10/3/2017	10/2/2017	No	10/2/2017	N	NAP	NAP
16.01		Property	Freedom Square II							10/3/2017	10/2/2017	No	10/2/2017	N	NAP	NAP
16.02		Property	Freedom Square III							10/3/2017	10/2/2017	No	10/2/2017	N	NAP	NAP
16.03		Property	Rock Run North							10/3/2017	10/2/2017	No	10/2/2017	N	NAP	NAP
16.04		Property	Rock Run Center							10/3/2017	10/2/2017	No	10/2/2017	N	NAP	NAP
16.05		Property	Freedom Square I							10/3/2017	10/2/2017	No	10/2/2017	N	NAP	NAP
17		Loan	The Boulders Resort & Spa	An amount equal to the product of (a) the sum of the absolute value of each monthly shortfall in Net Cash Flow, less Debt Service due for each such calendar month over the trailing twelve (12) month period, to be calculated by Lender in its reasonable discretion as of the end of each calendar year and (b) one hundred and five percent (105%).	No	NAP	NAP	No	NAP	7/6/2017	7/11/2017	No	7/11/2017	N	NAP	NAP
18		Loan	701 East 22nd Street	NAP	No	NAP	NAP	No	NAP	8/19/2017	8/24/2017	No	8/24/2017	N	NAP	NAP
19		Loan	237 East Fordham Road	NAP	No	NAP	NAP	No	NAP	7/14/2017	7/24/2017	No	7/24/2017	N	NAP	NAP
20		Loan	Wild Meadows	NAP	No	NAP	NAP	No	NAP	9/8/2017	9/11/2017	No	9/11/2017	N	NAP	NAP
21		Loan	Mt. Washington Mill	NAP	No	NAP	NAP	No	NAP	7/31/2017	8/7/2017	No	8/7/2017	N	NAP	NAP
22		Loan	Goldstar Industrial Portfolio	NAP	No	NAP	NAP	No	NAP	Various	Various	No	7/28/2017	N	NAP	NAP
22.01		Property	1361 Brass Mill Road							8/21/2017	7/28/2017	No	7/28/2017	N	NAP	NAP
22.02		Property	Harwood Business Center							8/23/2017	7/31/2017	No	7/28/2017	N	NAP	NAP
22.03		Property	201 Gateway Drive							8/21/2017	7/28/2017	No	7/28/2017	N	NAP	NAP
22.04		Property	2113 Columbia Park Road							8/21/2017	7/28/2017	No	7/28/2017	N	NAP	NAP
22.05		Property	2111 Emmorton Park Road							8/21/2017	7/28/2017	No	7/28/2017	N	NAP	NAP
22.06		Property	5495 Levering Avenue							8/23/2017	7/28/2017	No	7/28/2017	N	NAP	NAP
23		Loan	Meadows at June Road	NAP	No	NAP	NAP	No	NAP	7/24/2017	8/25/2017	No	9/21/2017	Y	8/23/2017	8.0%
24		Loan	Lakefront I & II	$700,000	No	NAP	NAP	No	NAP	9/5/2017	8/15/2017	No	8/15/2017	N	NAP	NAP
25		Loan	Spurlock Apartments	NAP	No	NAP	NAP	No	NAP	9/20/2017	9/26/2017	No	9/26/2017	N	NAP	NAP
26		Loan	SeaMist RV Park	NAP	No	NAP	NAP	No	NAP	9/6/2017	9/11/2017	No	9/8/2017	N	NAP	NAP
27		Loan	Southern Woods	NAP	No	NAP	NAP	No	NAP	9/27/2017	9/20/2017	No	9/20/2017	N	NAP	NAP
28		Loan	332 East 6th Street	NAP	No	NAP	NAP	No	NAP	8/1/2017	8/10/2017	No	8/10/2017	N	NAP	NAP
29		Loan	Springtree Apartments	NAP	No	NAP	NAP	No	NAP	8/31/2017	9/13/2017	No	9/13/2017	N	NAP	NAP
30		Loan	1442 Pennsylvania Avenue Southeast	NAP	No	NAP	NAP	No	NAP	9/27/2017	10/3/2017	No	10/3/2017	N	NAP	NAP
31		Loan	Outback Steakhouse El Paso	NAP	No	NAP	NAP	No	NAP	9/8/2017	9/12/2017	No	9/12/2017	N	NAP	NAP

A-1-10

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				ADDITIONAL PERMITTED DEBT(26)		TOTAL MORTGAGE DEBT INFORMATION
Loan ID	Footnotes	Property Flag	Deal Name	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance
1		Loan	Park Center Phase I	No	NAP	$158,000,000
2		Loan	GNL Portfolio	No	NAP	$187,000,000
2.01		Property	Sandoz, Inc.
2.02		Property	Intervet Inc.
2.03		Property	GE Aviation Systems, LLC
2.04		Property	FedEx Ground Package System, Inc. (NY)
2.05		Property	Nissan North America Inc.
2.06		Property	Constellium Automotive USA, LLC
2.07		Property	C&J Energy Services, Inc. II
2.08		Property	Lippert Components Manufacturing, Inc.
2.09		Property	FedEx Ground Package System, Inc. (WV)
2.10		Property	C&J Energy Services, Inc. I
2.11		Property	U.S. General Services Administration
2.12		Property	PNC Bank N.A.
3		Loan	Yorkshire & Lexington Towers	No	NAP	$200,000,000	$200,000,000
3.01		Property	Yorkshire Tower
3.02		Property	Lexington Tower
4		Loan	Westin Times Square Fee	No	NAP	NAP
5		Loan	One California Plaza	No	NAP	$136,000,000	$164,000,000
6		Loan	Lehigh Valley Mall	Yes	Subject to Lender’s approval, Borrower shall be permitted to enter into a PACE Loan for an amount not to exceed $5,000,000	$200,000,000
7	(27)	Loan	The Standard Highline NYC	Yes	Future Mezzanine (i) no event of default; (ii) maximum combined LTV of 75.0%; (iii) minimum combined Debt Service Coverage Ratio of 1.50x; (iv) Intercreditor Agreement required; and (v) Rating Agency confirmation	NAP	$125,000,000
8		Loan	Centre 425 Bellevue	No	NAP	$94,000,000	$114,450,000
9		Loan	379 West Broadway	No	NAP	NAP
10	(27)	Loan	600 Vine	No	NAP	$52,797,856
11		Loan	300 Montgomery	Yes	Future mezzanine debt permitted subject to: (i) no event of default; (ii) maximum combined LTV of 80.0%; (iii) minimum combined Underwritten Debt Service Coverage Ratio of 1.50x; (iv) Intercreditor Agreement required; and (v) Rating Agency confirmation	$66,000,000
12		Loan	Garden Multifamily Portfolio	No	NAP	$57,176,411
12.01		Property	Carleton
12.02		Property	River Glen
12.03		Property	Tabor Ridge
12.04		Property	Ridgewood
12.05		Property	Foxhaven
12.06		Property	Hayfield
12.07		Property	Laurel
12.08		Property	Wood Trail
12.09		Property	Camellia
12.10		Property	Ashgrove
12.11		Property	Slate Run
12.12		Property	Forsythia
12.13		Property	Beckford
12.14		Property	Meadowood
12.15		Property	Elmwood
13	(27)	Loan	333 North Bedford	No	NAP	$58,177,135
14		Loan	Miracle Mile	No	NAP	$56,000,000
15	(27)	Loan	Totowa Commerce Center	No	NAP	$51,750,000
15.01		Property	80-100 Commerce Way
15.02		Property	40 Commerce Way
15.03		Property	29 Commerce Way
15.04		Property	One Center Court
15.05		Property	11 Commerce Way
15.06		Property	45 Commerce Way
15.07		Property	999 Riverview Drive
15.08		Property	Two Center Court
15.09		Property	120-140 Commerce Way
15.10		Property	60 Commerce Way
15.11		Property	20 Commerce Way
16		Loan	Rockside Office Portfolio	No	NAP	NAP
16.01		Property	Freedom Square II
16.02		Property	Freedom Square III
16.03		Property	Rock Run North
16.04		Property	Rock Run Center
16.05		Property	Freedom Square I
17		Loan	The Boulders Resort & Spa	No	NAP	$72,850,326
18		Loan	701 East 22nd Street	No	NAP	NAP
19		Loan	237 East Fordham Road	No	NAP	NAP
20		Loan	Wild Meadows	No	NAP	NAP
21		Loan	Mt. Washington Mill	No	NAP	NAP
22		Loan	Goldstar Industrial Portfolio	No	NAP	NAP
22.01		Property	1361 Brass Mill Road
22.02		Property	Harwood Business Center
22.03		Property	201 Gateway Drive
22.04		Property	2113 Columbia Park Road
22.05		Property	2111 Emmorton Park Road
22.06		Property	5495 Levering Avenue
23		Loan	Meadows at June Road	No	NAP	NAP
24		Loan	Lakefront I & II	No	NAP	NAP
25		Loan	Spurlock Apartments	No	NAP	NAP
26		Loan	SeaMist RV Park	No	NAP	NAP
27		Loan	Southern Woods	No	NAP	NAP
28		Loan	332 East 6th Street	No	NAP	NAP
29		Loan	Springtree Apartments	No	NAP	NAP
30		Loan	1442 Pennsylvania Avenue Southeast	No	NAP	NAP
31		Loan	Outback Steakhouse El Paso	No	NAP	NAP

A-1-11

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

							TOTAL DEBT INFORMATION
Loan ID	Footnotes	Property Flag	Deal Name	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
1		Loan	Park Center Phase I	51.4%	3.17x	10.8%		51.4%	3.17x	10.8%
2		Loan	GNL Portfolio	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.01		Property	Sandoz, Inc.	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.02		Property	Intervet Inc.	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.03		Property	GE Aviation Systems, LLC	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.04		Property	FedEx Ground Package System, Inc. (NY)	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.05		Property	Nissan North America Inc.	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.06		Property	Constellium Automotive USA, LLC	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.07		Property	C&J Energy Services, Inc. II	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.08		Property	Lippert Components Manufacturing, Inc.	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.09		Property	FedEx Ground Package System, Inc. (WV)	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.10		Property	C&J Energy Services, Inc. I	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.11		Property	U.S. General Services Administration	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2.12		Property	PNC Bank N.A.	57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
3		Loan	Yorkshire & Lexington Towers	61.8%	1.04x	4.4%	$150,000,000	61.8%	1.04x	4.4%
3.01		Property	Yorkshire Tower	61.8%	1.04x	4.4%		61.8%	1.04x	4.4%
3.02		Property	Lexington Tower	61.8%	1.04x	4.4%		61.8%	1.04x	4.4%
4		Loan	Westin Times Square Fee	45.2%	1.87x	6.7%		45.2%	1.87x	6.7%
5		Loan	One California Plaza	65.4%	2.00x	8.6%		65.4%	2.00x	8.6%
6		Loan	Lehigh Valley Mall	44.9%	2.07x	12.5%		44.9%	2.07x	12.5%
7	(27)	Loan	The Standard Highline NYC	50.0%	1.76x	10.1%		50.0%	1.76x	10.1%
8		Loan	Centre 425 Bellevue	84.2%	1.15x	5.7%	$57,600,000	84.2%	1.15x	5.7%
9		Loan	379 West Broadway	52.5%	1.60x	7.9%		52.5%	1.60x	7.9%
10	(27)	Loan	600 Vine	82.7%	1.19x	9.3%	$5,899,760	82.7%	1.19x	9.3%
11		Loan	300 Montgomery	55.2%	2.56x	9.6%		55.2%	2.56x	9.6%
12		Loan	Garden Multifamily Portfolio	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.01		Property	Carleton	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.02		Property	River Glen	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.03		Property	Tabor Ridge	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.04		Property	Ridgewood	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.05		Property	Foxhaven	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.06		Property	Hayfield	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.07		Property	Laurel	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.08		Property	Wood Trail	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.09		Property	Camellia	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.10		Property	Ashgrove	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.11		Property	Slate Run	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.12		Property	Forsythia	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.13		Property	Beckford	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.14		Property	Meadowood	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
12.15		Property	Elmwood	71.3%	1.33x	9.3%		71.3%	1.33x	9.3%
13	(27)	Loan	333 North Bedford	61.4%	1.63x	9.9%		61.4%	1.63x	9.9%
14		Loan	Miracle Mile	69.5%	1.52x	9.7%		69.5%	1.52x	9.7%
15	(27)	Loan	Totowa Commerce Center	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.01		Property	80-100 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.02		Property	40 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.03		Property	29 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.04		Property	One Center Court	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.05		Property	11 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.06		Property	45 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.07		Property	999 Riverview Drive	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.08		Property	Two Center Court	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.09		Property	120-140 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.10		Property	60 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
15.11		Property	20 Commerce Way	74.8%	1.55x	9.7%		74.8%	1.55x	9.7%
16		Loan	Rockside Office Portfolio	50.7%	2.95x	14.8%		50.7%	2.95x	14.8%
16.01		Property	Freedom Square II	50.7%	2.95x	14.8%		50.7%	2.95x	14.8%
16.02		Property	Freedom Square III	50.7%	2.95x	14.8%		50.7%	2.95x	14.8%
16.03		Property	Rock Run North	50.7%	2.95x	14.8%		50.7%	2.95x	14.8%
16.04		Property	Rock Run Center	50.7%	2.95x	14.8%		50.7%	2.95x	14.8%
16.05		Property	Freedom Square I	50.7%	2.95x	14.8%		50.7%	2.95x	14.8%
17		Loan	The Boulders Resort & Spa	55.9%	1.61x	13.2%		55.9%	1.61x	13.2%
18		Loan	701 East 22nd Street	64.4%	2.03x	11.7%		64.4%	2.03x	11.7%
19		Loan	237 East Fordham Road	40.8%	3.19x	12.9%		40.8%	3.19x	12.9%
20		Loan	Wild Meadows	63.0%	1.53x	7.1%		63.0%	1.53x	7.1%
21		Loan	Mt. Washington Mill	53.4%	2.12x	13.3%		53.4%	2.12x	13.3%
22		Loan	Goldstar Industrial Portfolio	55.8%	2.78x	13.3%		55.8%	2.78x	13.3%
22.01		Property	1361 Brass Mill Road	55.8%	2.78x	13.3%		55.8%	2.78x	13.3%
22.02		Property	Harwood Business Center	55.8%	2.78x	13.3%		55.8%	2.78x	13.3%
22.03		Property	201 Gateway Drive	55.8%	2.78x	13.3%		55.8%	2.78x	13.3%
22.04		Property	2113 Columbia Park Road	55.8%	2.78x	13.3%		55.8%	2.78x	13.3%
22.05		Property	2111 Emmorton Park Road	55.8%	2.78x	13.3%		55.8%	2.78x	13.3%
22.06		Property	5495 Levering Avenue	55.8%	2.78x	13.3%		55.8%	2.78x	13.3%
23		Loan	Meadows at June Road	63.3%	1.26x	8.2%		63.3%	1.26x	8.2%
24		Loan	Lakefront I & II	59.0%	3.42x	17.4%		59.0%	3.42x	17.4%
25		Loan	Spurlock Apartments	65.0%	1.70x	10.7%		65.0%	1.70x	10.7%
26		Loan	SeaMist RV Park	56.3%	1.57x	11.9%		56.3%	1.57x	11.9%
27		Loan	Southern Woods	69.8%	1.28x	8.9%		69.8%	1.28x	8.9%
28		Loan	332 East 6th Street	61.2%	1.57x	7.1%		61.2%	1.57x	7.1%
29		Loan	Springtree Apartments	70.4%	1.52x	10.5%		70.4%	1.52x	10.5%
30		Loan	1442 Pennsylvania Avenue Southeast	62.3%	1.78x	8.7%		62.3%	1.78x	8.7%
31		Loan	Outback Steakhouse El Paso	47.4%	1.77x	9.4%		47.4%	1.77x	9.4%

A-1-12

CSAIL 2017-CX10
FOOTNOTES TO ANNEX A-1

(1)	“Column” denotes Column Financial, Inc. as Mortgage Loan Seller, “BSP CRE” denotes Benefit Street Partners CRE Finance LLC as Mortgage Loan Seller, “BSPRT” denotes BSPRT Finance, LLC as Mortgage Loan Seller and “Natixis” denotes Natixis Real Estate Capital LLC as Mortgage Loan Seller.

(2)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance , Cut-off Date Balance, Maturity/ARD Balance, and Cut-off Date Balance per SF/Units/Rooms/Pads are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(3)	With regards to Loan No. 1, Park Center Phase I, the mortgage loan is part of a $158.0 million whole loan (the “Park Center Phase I Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2). Note A-2, which has an outstanding principal balance as of the cut-off date of $78.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-1 has an outstanding principal balance as of the cut-off date of $80.0 million and was contributed to the CSAIL 2017-CX9 Commercial Mortgage Trust. All loan level metrics are based on the $158.0 million Park Center Phase I Whole Loan balance.

With regards to Loan No. 2, GNL Portfolio, the mortgage loan is part of a $187.0 million whole loan (the “GNL Portfolio Whole Loan”), which is comprised of four pari passu component notes (Note A-1-A, Note A-1-B, Note A-2-A and Note A-2-B). Note A-1-A, which has an outstanding principal balance as of the cut-off date of $73.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2-A has an outstanding principal balance as of the cut-off date of $63.5 million and is held by Column. Note A-1-B and Note A-2-B have outstanding principal balances as of the cut-off date of $50.5 million in the aggregate and are expected to be contributed to CCUBS 2017-C1. All loan level metrics are based on the $187.0 million GNL Portfolio Whole Loan balance.

With regards to Loan No. 3, Yorkshire & Lexington Towers, the mortgage loan is part of a $400.0 million whole loan (the “Yorkshire & Lexington Towers Whole Loan”), which is comprised of nine pari passu component notes (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8-1 and Note A-8-2) and one subordinate companion loan (Note B). Note A-1 and Note A-2, which have an aggregate outstanding principal balance as of the cut-off date of $60.0 million, are expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note B, which has an outstanding principal balance as of the cut-off date of $200.0 million, is also expected to be contributed to CSAIL 2017-CX10 Commercial Mortgage Trust, as the collateral for the Non-pooled Loan-Specific Certificates. Note A-4 has an outstanding principal balance as of the cut-off date of $40.0 million and is expected to be contributed to the UBS Commercial Mortgage Trust 2017-C5. Note A-3, Note A-5, Note A-6, Note A-7, Note A-8-1, and Note A-8-2 have an aggregate outstanding principal balance as of cut-off date of $100.0 million and are held by UBS AG and Natixis. All loan level metrics are based on the $200.0 million senior portion of the Yorkshire & Lexington Towers Whole Loan.

With regards to Loan No. 5, One California Plaza, the mortgage loan is part of a $300.0 million whole loan (the “One California Plaza Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2) and one subordinate note (Note B). Note A-2, which has an outstanding principal balance as of the cut-off date of $50.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-1 and Note B have outstanding principal balances as of the cut-off date of $86.0 million and $164.0 million, respectively, and were contributed to CSMC 2017-CALI Commercial Mortgage Trust. All loan level metrics are based on the $136.0 million senior portion of the One California Plaza Whole Loan balance.

With regards to Loan No. 6, Lehigh Valley Mall, the mortgage loan is part of a $200.0 million whole loan (the “Lehigh Valley Mall Whole Loan”), which is comprised of six pari passu component notes (Note A-1-A, Note A-1-B, Note A-1-C, Note A-2-A, Note A-2-B and Note A-2-C). Note A-1-B, which has an outstanding principal balance as of the cut-off date of $50.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2-B has an outstanding principal balance as of the cut-off date of $27.5 million and is held by Column. Note A-1-A and Note A-2-A have outstanding principal balances as of the cut-off date of $77.5 million in the aggregate and are held by JPMorgan Chase Bank, National Association (“JPMCB”). Note A-1-C and Note A-2-C have outstanding principal balances as of the cut-off date of $45.0 million in the aggregate and are held by Cantor Commercial Real Estate Lending, L.P. All loan level metrics are based on the $200.0 million Lehigh Valley Mall Whole Loan balance.

With regards to Loan No. 7, The Standard Highline NYC, the mortgage loan is part of a $170.0 million whole loan (“The Standard Highline NYC Whole Loan”), which is comprised of one senior note (Note A) and three subordinate companion loans (Note A-B, Note B-A and Note B-B). Note A, which has an outstanding principal balance as of the cut-off date of $45.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust.

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Note A-B, which has an outstanding principal balance as of the cut-off date of $58.4 million, is also expected to be contributed to CSAIL 2017-CX10 Commercial Mortgage Trust, as the collateral for the Non-pooled Loan-Specific Certificates. Note B-A has an outstanding principal balance as of the cut-off date of $36.6 million and is held by Natixis. Note B-B has an outstanding principal balance as of cut-off date of $30.0 million and is also held by Natixis. All loan level metrics are based on the $45.0 million senior portion of The Standard Highline NYC Whole Loan.

With regards to Loan No. 8, Centre 425 Bellevue, the mortgage loan is part of a $208.45 million whole loan (the “Centre 425 Bellevue Whole Loan”), which is comprised of three pari passu component notes (Note A-1, Note A-2 and Note A-3) and one subordinate companion loan (Note B). Note A-3, which has an outstanding balance as of the cut-off date of $44.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2 has an outstanding principal balance as of the cut-off date of $40.0 million and is expected to be contributed to the UBS Commercial Mortgage Trust 2017-C5. Note A-1 has an outstanding principal balance as of the cut-off date of $10.0 million and is held by Natixis. The subordinate Note B has an outstanding principal balance as of cut-off date of $114.45 million and is held by Natixis. All loan level metrics are based on the $94.0 million senior portion of the Centre 425 Bellevue Whole Loan balance.

With regards to Loan No. 10, 600 Vine, the mortgage loan is part of an approximately $52.8 million whole loan (the “600 Vine Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2). Note A-1, which has an outstanding principal balance as of the cut-off date of approximately $36.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2 has an outstanding principal balance as of cut-off of approximately $16.8 million and is held by Natixis. All loan level metrics are based on the approximately $52.8 million 600 Vine Whole Loan balance.

With regards to Loan No. 11, 300 Montgomery, the mortgage loan is part of a $66.0 million whole loan (the “300 Montgomery Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2). Note A-2, which has an outstanding principal balance as of the cut-off date of $30.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-1 has an outstanding principal balance as of the cutoff date of $36.0 million and was contributed to the CSAIL 2017-CX9 Commercial Mortgage Trust. All loan level metrics are based on the $66.0 million 300 Montgomery Whole Loan.

With respect to Loan No. 12, Garden Multifamily Portfolio, the mortgage loan is part of an approximately $57.2 million whole loan (the “Garden Multifamily Whole Loan”) that is comprised of six pari passu component notes (Note A-1, Note A-2, Note A-3, Note A-4 Note A-5 and Note A-6). Note A-1, Note A-4 and Note A-5, which have an aggregate outstanding principal balance as of the cut-off date of approximately $29.3 million, are expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2, which has an outstanding principal balance as of the cut-off date of approximately $17.9 million, was contributed to the CSAIL 2017-C8 Commercial Mortgage Trust. The remaining notes are held by BSP. All loan level metrics are based on the approximately $57.2 million Garden Multifamily Portfolio Whole Loan balance.

With regards to Loan No. 13, 333 North Bedford, the mortgage loan is part of an approximately $58.2 million whole loan (the “333 North Bedford Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2). Note A-2, which has an outstanding principal balance as of cut-off date of approximately $28.8 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-1 has an outstanding principal balance as of the cut-off date of approximately $29.3 million and was contributed to the Wells Fargo Commercial Mortgage Trust 2016-NXS6. All loan level metrics are based on the approximately $58.2 million 333 North Bedford Whole Loan.

With respect to Loan No. 14, Miracle Mile, the mortgage loan is part of a $56.0 million whole loan (the “Miracle Mile Whole Loan”) that is comprised of four pari passu notes and was co-originated with JPMCB and is comprised of four pari passu notes. Note A-1 and Note A-2 have an aggregate outstanding principal balance as of the cut-off date of $28.0 million and are expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-3 and Note A-4 have an aggregate outstanding principal balance as of the cut-off date of $28.0 million and are held by JPMCB. All loan level metrics are based on the $56.0 million Miracle Mile Whole Loan balance.

With regards to Loan No. 15, Totowa Commerce Center, the mortgage loan is part of a $51.75 million whole loan (the “Totowa Commerce Center Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2). Note A-1, which has an outstanding principal balance as of the cut-off date of $26.75 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2 has an outstanding principal balance as of the cut-off date of $25.0 million and is expected to be contributed to the UBS Commercial Mortgage Trust 2017-C5. All loan level metrics are based on the $51.75 million Totowa Commerce Center Whole Loan balance.

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With regards to Loan No. 17, The Boulders Resort & Spa, the mortgage loan is part of an approximately $72.9 million whole loan (the “The Boulders Resort & Spa Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2). Note A-2, which has an outstanding principal balance as of the cut-off date of approximately $23.0 million, is expected to be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-1 has an outstanding principal balance as of the cut-off date of approximately $49.9 million and was contributed to CSAIL 2017-CX9 Commercial Mortgage Trust. All loan level metrics are based on the approximately $72.9 million The Boulders Resort & Spa Whole Loan balance.

(4)	In certain cases, the principal / carveout guarantor name was shortened for spacing purposes.

(5)	With regards to Loan No. 4, Westin Times Square Fee, the mortgage loan is secured by the leased fee interest in the land under the Westin Times Square Hotel, which is encumbered by a ground lease between the related borrower, as the ground lessor, and a sponsor affiliate, which expires on July 14, 2096. The improvements are not collateral for the mortgage loan.

With respect to Loan No. 14, Miracle Mile, the borrower has both a fee and leasehold interest in the Miracle Mile property, which property is subject to a ground lease with an affiliated ground lessor, effective through September 30, 2046. The ground lease payment is fixed at $1 throughout the term of the ground lease and any modification of the ground lease constitutes an event of default under the related mortgage loan documents.

With respect to Loan No. 21, Mt. Washington Mill, the borrower has both a fee and leasehold interest in the Mt. Washington Mill property. The property is encumbered by two ground leases; the first ground lease, covering Parcel A, expires on April 9, 2031 and may be extended into April 9, 2231. Ground lease payments under the first ground lease are fixed at $1 annually throughout the initial term of the ground lease. With respect to the second ground lease, covering Lots 4, 5, 7 and 8, the ground lease expires December 31, 2020 and may be extended through December 31, 2040. Ground lease payments under the second ground lease are fixed at $3,000 annually throughout the initial term of the ground lease.

(6)	With respect to Loan No. 24, Lakefront I & II, the mortgaged property is subject to a title restriction that limits the permitted use of the mortgaged property to: (i) light manufacturing; (ii) assembly; (iii) production; (iv) commercial; (v) office; (vi) warehouse; (vii) storage and distribution; (viii) industrial; and (ix) education purposes (including parking).

(7)	With respect to Loan No. 14, Miracle Mile, the tenants PNC Bank, Chick-Fil-A, Taco Bell and Starbucks are all outparcel tenants at the property and may be partially released upon the satisfaction of certain conditions including, but not limited to: (i) no event of default existing at the time of such release; and (ii) the borrower prepays the mortgage loan in an amount equal to the greater of: (a) net sale proceeds and 115% of the value of the parcel to be released or (b) the amount that results in the LTV of the remaining property, after giving effect to the release, being no greater than 72% and the DSCR and DY of the remaining property, after giving effect to the release, being no less than underwritten NCF DSCR of 1.35x and NCF DY of 8.75%, respectively, together with a prepayment premium in the amount equal to the greater of a yield maintenance premium or one percent of the amount prepaid.

(8)	With regards to Loan No. 1, Park Center Phase I, the Second Largest Tenant, Del Frisco’s, has not taken occupancy of its approximately 10,090 SF space and is not currently paying its base rent. It is expected to take occupancy on June 1, 2018.

With regards to Loan No. 5, One California Plaza, 24,108 SF of the tenant identified as Dentons LLP (62,690 SF), accounting for approximately 2.3% of the net rentable area, has gone dark but is paying rent and recoveries.

With regards to Loan No. 8, Centre 425 Bellevue, the Largest Tenant, Amazon Corporate, has rent abatement ending in May 2018, and a Free Rent Reserve in the amount of approximately $10.9 million was reserved at origination.

With regards to Loan No. 19, 237 East Fordham Road, the Second Largest Tenant, Footlocker, has free rent on its space ending in April 2018, and a free rent reserve in an amount of $712,190 was reserved at origination. In addition, a concession reserve in an amount of $200,000 was reserved at origination.

(9)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service (IO) was calculated as 1/12th of the product of (i) the Original Balance, (ii) the Interest Rate % and (iii) 365/360.

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(11)	With regards to all mortgage loans, Annual Debt Service is calculated by multiplying the Monthly Debt Service by 12.

(12)	The classification of the lockbox types is described in the Free Writing Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Mortgage Loan No. 16, Rockside Office Portfolio, a cash sweep period commencing in connection with the DSCR being less than 1.60x will only occur after the initial transfer of the property and assumption of the Mortgage Loan according to the loan documents.

(13)	With regards to Loan No. 7, The Standard Highline NYC and Loan No. 11, 300 Montgomery, the sponsors are related.

With regards to Loan No. 25, Spurlock Apartments, and Loan No. 29, Springtree Apartments, the sponsors are related.

(14)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the interest-only period during the term of the mortgage loan.

(15)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM1” component of the prepayment provision represents greater of 1% of principal balance or yield maintenance payments.
The “O” component of the prepayment provision represents the free payments including the Maturity Date.

(16)	With regards to Loan No. 2, GNL Portfolio, the related borrowers may obtain a release of one or more of the related properties (the “GNL Portfolio Mortgaged Properties”) from the lien of the related mortgage instruments by prepayment of a portion of the GNL Portfolio Whole Loan equal to: (i) 110% (120% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties until such time as the GNL Portfolio Whole Loan balance is reduced to 90% of the original GNL Portfolio Whole Loan amount ($168.3 million) and (ii) 115% (125% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties for the remainder of the GNL Portfolio Whole Loan amount, provided that after giving effect to such release the aggregate portfolio debt yield is at least equal to the greater of (1) the aggregate portfolio debt yield on October 27, 2017 and (2) aggregate GNL Portfolio debt yield immediately prior to such release. No release will be permitted if such release would result in a loan-to-value ratio (after giving effect to the release and prepayment of principal and based on the GNL Portfolio Mortgaged Properties remaining subject to the lien of the GNL Portfolio Whole Loan documents) greater than 125%.

With regards to Loan No. 3, Yorkshire & Lexington Towers, on any payment date two years after the closing date of the securitization that includes the last note to be securitized but prior to April 6, 2022, the borrower may partially defease a portion of the Yorkshire & Lexington Towers Whole Loan in connection with the release of the Lexington Towers Mortgaged Property subject to certain conditions as defined in the loan agreement.

With regards to Loan No. 6, Lehigh Valley Mall, the borrower may obtain the release of Macy’s Retail Holdings, Inc.’s parcel (the “Macy’s Release Parcel”) from the lien of the Lehigh Valley Mall Whole Loan, and concurrently transfer the Macy’s Release Parcel in connection with the exercise by Macy’s of the purchase option, provided, among other conditions: (i) either (A) a partial prepayment or partial defeasance of the Lehigh Valley Mall Whole Loan, as applicable, in an amount equal to 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable customary closing costs actually incurred by the borrower in connection with such sale) with respect to the exercise by Macy’s of the purchase option in accordance with the lease (the “Release Parcel Amount”) or (B) a deposit of the Release Parcel Amount into the reserve account; and (ii) either (A) the ratio of the unpaid principal balance of the Lehigh Valley Mall Whole Loan to the value of the remaining property must be equal to or less than 125% or (B) the borrower pays down the principal balance of the Lehigh Valley Mall Whole Loan in accordance with the mortgage loan documents.

With respect to Loan No. 12, Garden Multifamily Portfolio, partial release of any of the fifteen properties is permitted after the date that is the earlier to occur of (i) three years after origination and (ii) two years after securitization of the last remaining note of the Garden Multifamily Portfolio provided, among other conditions described in the Garden Multifamily Portfolio Whole Loan documents, (i) the borrowers deliver defeasance collateral in an amount equal to 125% of the allocated loan amount of the property to be released, (ii) after giving effect to such release, (a) the DSCR of the remaining properties is equal to or greater than the greater of (x) 1.36x or (y) the DSCR immediately prior to release, (b) the LTV for the remaining properties is no greater than the lesser of (x) 71.7% or (y) the LTV of

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all properties prior to the release and (z) the Debt Yield of the remaining properties is equal to or greater than the greatest of (a) 8.8% or (b) Debt Yield of all properties prior to release.

With respect to Loan No. 14, Miracle Mile, partial release of one or more outparcels currently leased to PNC Bank, Chick-Fil-A, Taco Bell and Starbucks is permitted with prior written notice provided, among other conditions described in the Miracle Mile Whole loan documents, (i) the borrower prepays a portion of the loan in the amount equal to the greater of (a) 100% of the net sales proceeds for such outparcel and (b) 115% of the allocated loan amount of the release parcel, together with a prepayment premium in the amount equal to the greater of a yield maintenance premium or one percent of the amount prepaid, and (ii) after giving effect to such release, (a) the DSCR is not less than 1.35x after the release, (b) the LTV is not greater than 72.0% after release, and (c) the debt yield is not less than 8.75% after release. The related allocated loan amounts are, (i) $2,500,000, with respect to the outparcel leased to Chick-Fil-A, (ii) $1,700,000, with respect to the outparcel leased to Taco Bell, (iii) $1,800,000 with respect to the outparcel leased to Starbucks and (iv) $9,700,000, with respect to the release outparcel leased to PNC Bank.

With regards to Loan No. 15, Totowa Commerce Center, from and after the start-up date, which is 25 payment dates beginning with and including the first payment date of November 5, 2017, the borrower can obtain the release of the unimproved land parcel and the office parcel, provided that (i) no event of default has occurred and is continuing, (ii) the purchaser is not affiliated with the borrower, (iii) after such partial release, the debt yield is not less than the greater of (x) the debt yield immediately preceding such partial release and (y) debt yield at origination, (iv) after such partial release, the LTV is not greater than the lesser of (x) the LTV immediately preceding such partial release and (y) LTV at origination, and (v) the borrower delivers to the lender 115% of the allocated loan amount of the release parcel.

(17)	With regards to Loan No. 1, Park Center Phase I, historical financials prior to 2017 are not available, as the property was built in 2016.

With regards to Loan No. 2, GNL Portfolio, the assets in the portfolio were acquired from January 2014 to May 2017. 2014 portfolio cashflows are not available due to the acquisition dates. The 2015 NOI includes 12 months of financials for all properties, except for C&J Energy Services, Inc. II which was acquired in March 2015 and FedEx Ground Package System, Inc. (WV) which was acquired in March 2017. The 2015 NOI includes approximately 10 months of financials for C&J Energy Services, Inc. II and does not include any information related to FedEx Ground Package System, Inc. (WV). 2016 NOI includes 12 months of financials for all properties, except for FedEx Ground Package System, Inc. (WV), for which no financial information is included due to the property being acquired in March 2017.

With regards to Loan No. 3, Yorkshire & Lexington Towers, historical financials prior to 2015 are unavailable as the borrower acquired the property in 2014.

With regards to Loan No. 4, Westin Times Square Fee, most recent financials are not available as the cashflows reflect the annual ground rent payment.

With regards to Loan No. 8, Centre 425 Bellevue, historical financials are not available as the property was constructed in 2017.

With respect to Loan No. 16, Rockside Office Portfolio, 2014 financial information represents the November 2014 trailing twelve months; 2015 financial information represents the February 2016 trailing twelve months.

With respect to Loan No. 22, Goldstar Industrial Portfolio, 2014 financials are unavailable as the borrower acquired the property in 2015.

With respect to Loan No. 23, Meadows at June Roads, historical financials are unavailable as the property was constructed in 2017. Most recent figures represent financials from February 20, 2017 through August 19, 2017 annualized.

With regards to Loan No. 28, 332 East 6th Street, historical financials prior to TTM August 2017 are unavailable as the borrower acquired the property in 2016.

With regards to Loan No. 29, Springtree Apartments, historical financials prior to 2016 are unavailable as the borrower acquired the property in 2016.

With regards to Loan No. 30, 1442 Pennsylvania Avenue Southeast, historical financials prior to 2015 are not available as the property was constructed in 2014.

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With regards to Loan No. 31, Outback Steakhouse El Paso, historical financials are unavailable as the borrower acquired the property October 2017.

(18)	With regards to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property.

(19)	In certain cases, the data for tenants occupying multiple spaces includes square footage for all leases and is presented with the expiration date of the largest square footage expiring.

(20)	With regards to Loan No. 5, One California Plaza, the Second Largest Tenant, AECOM, has a one-time right to terminate and cancel its lease with respect to its entire leased premises, effective as of the later of the last day of the 11th lease year (February 28, 2027), or the date that is 12 months after the tenant delivers a termination notice to the borrower, which such notice must be delivered no later than the later of the last day of the 10th lease year (February 28, 2026), or the date that is 5 business days after the tenant’s receipt of notice from the borrower that it will lose its right to terminate the lease unless it sends its termination notice to the borrower within the next five business days. On or before 30 days prior to the termination date, the tenant is required to deliver to the borrower the sum of (i) $11,048,830, and (ii) if the tenant has previously leased any expansion space, first offer space or first refusal space, the sum of (A) the unamortized amount, as of the termination date, of the tenant improvement allowance, base rent abatement, and brokerage commissions paid by the borrower with respect to such added space, amortized over the applicable term(s) of the tenant’s lease of any such space using an annual amortization rate of 7%, and (B) three months of base rent and the estimated tenant’s share of direct expenses then in effect. The Third Largest Tenant, Morgan Lewis Bockius LLP, has the option to terminate if the tenant gives the borrower notice that the tenant is vacating the premises. If the premises remains vacant and unused by the tenant (or anyone claiming by, through or under tenant) for a period of more than 60 days after delivery of such notice, then the tenant is entitled to receive a vacancy credit.

With respect to Loan No. 8, Centre 425 Bellevue, the Second Largest Tenant, Starbucks, has the option to terminate the lease effective on June 30, 2022, with the payment of a termination fee equal to the unamortized portion of the tenant allowance and leasing commissions plus nine months’ rent, subject to a cap of $180,000.

With respect to Loan No. 10, 600 Vine, the Largest Tenant, FirstGroup America, has the option to terminate the lease in March 2022 either (i) as to the entire space or (ii) as to 2 contiguous full floors of its space, with written notice no later than March 2021 and payment of a termination fee in the amount of $726,264 in case of termination of the entire space, and in the amount of $331,479 in case of termination with respect to 2 floors. The Second Largest Tenant, Ulmer & Berne, LLP, has the option to terminate the lease on March 31, 2019 with 12 months’ written notice, and payment of a termination fee in an amount equal to the sum of (i) $245,460 and (ii) unamortized tenant improvement allowance.

With respect to Loan No. 11, 300 Montgomery, the Largest Tenant, Ripple Labs, Inc., subleases 11,429 SF of its space to HackerOne at $73.00 PSF through the remainder of its term and subleases 3,320 SF of its space to Grovo Learning at $71.00 PSF through the remainder of its term.

With respect to Loan No. 11, 300 Montgomery, the Second Largest Tenant, Consulate General of Brazil, in the event diplomatic relations between the United States and Brazil are terminated, suspended or otherwise interrupted, or the Government of Brazil closes its San Francisco Consulate (and does not re-open the Consulate) during the last four years of its lease, has the option to terminate its lease with 180 days’ prior written notice and payment of a termination fee equal to the unamortized tenant improvement and leasing commission costs. The Third Largest Tenant, ELS Education Services, Inc., has the right to terminate its lease at any time after the 84th full calendar month of the term with one-year notice and payment of a termination fee of $215,107 plus the unamortized balance of the tenant improvements, plus cost of brokerage commission, and legal fees paid in connection with negotiation and execution of lease and the initial 45-day base rent abatement.

With respect to Loan No. 13, 333 North Bedford, the Largest Tenant, Grand Prix New York Racing, LLC, subleases 17,200 SF to Spins Bowl at a current rental rate of $20.93 PSF. The Fifth Largest tenant, Saw Mill Club East, representing 7.0% of the net rentable SF, subleases 1,300 SF to Spa East at a current rental rate of $44.77 PSF.

With respect to Loan No. 15, Totowa Commerce Center, the second largest tenant by SF at the 20 Commerce Way Mortgaged Property, Atlantic Inertial Systems Inc., has the option to terminate its lease effective February 29, 2020 with 12 months’ prior written notice and payment of a termination fee in an amount equal to the sum of (i) $19,854 and (ii) unamortized costs incurred by landlord in connection with the lease. The Second Largest Tenant at the 29 Commerce Way Mortgaged Property, Westrock Converting Co., has the option to terminate its lease effective May 31, 2020 with 12 months’ prior written notice and payment of a termination fee in an amount equal to $214,658. The Second Largest Tenant at the 40 Commerce Way Mortgaged Property, Patterson Dental Supply, has the option to

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terminate its lease effective April 30, 2018 with 12 months’ prior written notice and payment of a termination fee in an amount equal to $365,964. The Third Largest Tenant at the 40 Commerce Way Mortgaged Property, Biologictx LLC, has the option to terminate its lease effective November 30, 2021 with nine months’ prior written notice and payment of a termination fee in an amount equal to $108,000. The Second Largest Tenant at the One Center Court Mortgaged Property, Westrock Converting Co., has the option to terminate its lease effective April 30, 2018 with six months’ prior written notice and payment of a termination fee in an amount equal to $104,592. The Largest Tenant at the 999 Riverview Drive Mortgaged Property, RGN-Totowa I LLC, has the option to terminate its lease effective September 30, 2019 with 12 months’ prior written notice and payment of a termination fee in an amount equal to $324,484.

With respect to Loan No. 16, Rockside Office Portfolio, with respect to the Rock Run Center property, the largest tenant at the property, Acumen Solutions has a one-time option to terminate its lease on August 31, 2022. In order to exercise its termination option, Acumen Solutions must give notice of termination by November 30, 2021 and pay a termination fee of $448,515.

With respect to Loan No. 16, Rockside Office Portfolio, with respect to the property Freedom Square III, the largest tenant at the property, Sterling, has a one-time termination right effective on the seventh anniversary of the lease. In order to exercise its termination option, Sterling must give twelve months’ notice of its intent to exercise the termination option and pay a termination fee of $962,984 plus unamortized TI/LC costs associated with the parking lot sublease.

With respect to Loan No. 18, 701 East 22nd Street, the Second Largest Tenant at the property, Envoy LLC has the option to terminate its effective as of June 30, 2021. In order to exercise its termination option, Envoy LLC must provide twelve months’ written notice and pay a termination fee equal to the sum of: (i) three times the sum of the monthly installments of base rent and additional rent payable under the lease; and (ii) the unamortized amount of brokerage commissions, legal fees, rent abatements and tenant improvement allowances as of the termination date. Half of the termination fee will is required to be paid with the notice of exercising the termination option and the balance is required to be paid no later than the termination date.

With respect to Loan No. 22, Goldstar Industrial Portfolio, with respect to the 5495 Levering Avenue Property, the largest tenant, David H. Elliot Company, Inc. has the option to terminate its lease if the contract between the tenant and Exelon/BGE is altered in a way that impacts the tenant’s ability to conduct business in the state of Maryland. In order to exercise its termination option, David H. Elliot Company, Inc. must provide 120 days’ notice and pay a termination fee equal to: (i) if the lease termination date occurs during the first thirty-six months of the lease term, $100,000; and (ii) if the lease termination date occurs after the first thirty-six months of the lease term, $50,000.

With respect to Loan No. 24, Lakefront I & II, with respect to the Second Largest Tenant, Florida Agency for Workforce Innovation, the lease may be terminated with six months’ written notice in the event a state owned building becomes available. Additionally, Florida Agency for Workforce Innovation has a one-time surrender option of up to 20% of the premises after 36 months with 180 days prior written notice. With respect to the Fifth Largest Tenant, Regions Bank, the lease may be terminated at the end of the thirty-ninth month with nine month’s prior written notice. A termination fee equal to (i) the unamortized balance of the lease costs and (iii) three months’ rent will be payable at the early termination date.

With respect to Loan No. 30, 1442 Pennsylvania Avenue Southeast, the Second Largest Tenant, McCormick Paint Works Co., has the right to terminate its lease on September 30, 2020 with 12 months’ prior written notice and payment of a termination fee.

(21)	Represents the upfront and monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With regards to Loan No. 1, Park Center Phase I, the borrower is not required to make monthly deposits to the tax or insurance reserve account so long as a trigger period or tenant failure event, as defined in the loan agreement, is not continuing. After the occurrence of a trigger period or tenant failure event, borrower is required to remit to the lender, for deposit into the basic carrying costs escrow account, an amount equal to the sum of: (i) 1/12th of the taxes that the lender reasonably estimates, based on information provided by the borrower, will be payable during the ensuing 12 months, plus (ii) 1/12th of the insurance premiums that the lender reasonably estimates, based on information provided by the borrower, will be payable during the ensuing 12 months. On each payment date during the continuance of a trigger period, the borrower is required to remit to the lender, for deposit into the TI/LC reserve account, an amount equal to the monthly TI/LC amount, $49,244. On each payment date during the continuance of

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a trigger period, the borrower is required to remit to the lender, for deposit into the capital expenditure reserve account, an amount equal to the monthly capital expenditure amount.

With regards to Loan No. 2, GNL Portfolio, so long as no cash sweep period is continuing, the borrower is not required to make monthly deposits into the reserves. During the continuance of a cash sweep period, borrower is required to deliver to lender (a) 1/12th of the estimated annual taxes and insurance premiums, (b) 1/12th of the product of $0.25 multiplied by the total number of aggregate rentable square feet comprising all of the properties then subject to the lien of the security instruments for replacements, capital expenditures in accordance with approved annual budget, and repairs required to be made to the properties during the calendar year, and (c) 1/12th of the product of $1.00 multiplied by the total number of aggregate rentable square feet comprising all of the properties then subject to the lien of the security instruments for tenant improvements and leasing commissions. Upon the occurrence and during the continuance of a lease sweep period and provided no cash sweep period exists, borrower is required to reserve an amount equal to all cash flow attributable to any lease which caused the lease sweep event.

With regards to Loan No. 4, Westin Times Square Fee, the Westin Times Square Fee loan documents do not require ongoing monthly escrows for property taxes, insurance and FF&E reserves as long as (i) the Ground Lease requires the tenant thereunder to pay all property taxes, insurance and capital improvement items with respect to the Westin Times Square Fee property, (ii) the Ground Lease is in full force and effect, (iii) no event of default has occurred and is continuing and (iv) the borrower provides satisfactory evidence to the lender of payment of property taxes and insurance and that FF&E funds are reserved pursuant to the Westin Times Square management agreement.

With regards to Loan No. 5, One California Plaza, the borrower is not required to make monthly deposits to the tax and insurance reserve account so long as a cash sweep period, as defined in the loan agreement, is not continuing. On each payment date during the continuation of a cash sweep period, the borrower is required to deposit into the tax and insurance reserve account on each payment date (a) 1/12th of the property taxes that the lender estimates will be payable during the ensuing 12 months or such higher amount necessary to accumulate with the lender sufficient funds to pay all such property taxes at least 30 days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment, and (b) except to the extent the lender has waived in writing the insurance escrow because the insurance required under the mortgage loan documents is maintained under a blanket insurance policy acceptable to the lender, 1/12th of the insurance premiums that the lender estimates will be payable during the ensuing 12 months for the renewal of the applicable insurance or such higher amount necessary to pay all such insurance premiums at least 30 days prior to the expiration of the policies.

With regards to Loan No. 6, Lehigh Valley Mall, the borrower is not required to make monthly deposits to the tax and insurance reserve account so long as a DSCR reserve trigger period or occupancy trigger period, as defined in the loan agreement, has not occurred and is not continuing. The borrower is required to pay the lender, on each scheduled payment date, 1/12th of the taxes and other charges that the lender reasonably estimates will be payable in respect of the property during the ensuing 12 months in order to accumulate sufficient funds to pay all such taxes and other charges at least 30 days prior to the respective due dates. The borrower is required to pay the lender on each scheduled payment date, 1/12th of the insurance premiums that the lender reasonably estimates will be payable for the renewal of the applicable insurance in order to pay all such insurance premiums at least 30 days prior to the expiration of the policies.

With respect to Loan No. 7, The Standard Highline NYC, if the property manager or any replacement property manager is not directly paying the real estate taxes pursuant to The Standard Highline NYC Whole Loan documents, the borrower is required to escrow 1/12th of the annual estimated tax payments to the taxes reserve account. If the property manager or any replacement property manager is directly paying the insurance premiums for all coverages required pursuant to The Standard Highline NYC Whole Loan documents, the borrower is not required to escrow 1/12th of the annual estimated insurance payments to the insurance reserve account. If the existing management agreement is terminated or a replacement management agreement is not in place that adequately reserves for furniture, fixtures, and equipment, the borrower is required to escrow an amount equal to 1/12th of 3% of gross income from operations for the previous calendar year to the FF&E reserve account. In terms of Façade Remediation Reserve, the borrower is required to escrow an amount equal to $231,158 on each payment date occurring in December 2017, January 2018 and May 2018. Additionally, the borrower is required to escrow an amount equal to $115,579 on each payment date occurring from June 2018 - November 2018; provided, however, if available cash on any payment date is insufficient to make the full monthly payment into the Façade Remediation Reserve, any shortfall will be added to the monthly amount to be collected on the subsequent payment date. Upon approval of the façade report by lender, lender will be required to increase or decrease the monthly payment deposit required above to reflect a new monthly deposit amount such that 110% of the budgeted amount set forth in the façade report will be deposited in the normal course by the December 2018 payment date. In terms of Seasonal

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Reserve, On December 5, 2017, the borrower is required to deposit $980,986 into the Seasonal Reserve. On each payment date occurring in each of the months of May through January inclusive, monthly 1/9th of the amount (“Shortfall Amount”) by which (i) the total amount of all debt service, reserves and all other amounts due and payable to lender under the loan documents on the payment dates in the prior February, March and April months, exceeded (ii) the total amount of the rents deposited for such payment dates in the prior February, March and April months, if DSCR is less than 1.70x on any April payment date. If DSCR is not less than 1.70x on any April payment date, the borrower is only required to make a single deposit of the Shortfall Amount on the following December payment date.

With respect to Loan No. 8, Centre 425 Bellevue, the monthly CapEx reserve deposit amount equal to $2,974 will commence on the payment date in 37th payment date and continue on each payment date thereafter.

With regards to Loan No. 9, 379 West Broadway, the borrower is not required to make monthly deposits to the tax and insurance reserve account so long as a cash sweep period, as defined in the loan agreement, is not continuing. The borrower is required to pay the lender, while a cash sweep period shall exist, on each payment date (i) 1/12th of the taxes and other charges that the lender estimates will be payable during the ensuing 12 months in order to pay all such taxes and other charges at least 30 days prior to the respective due dates; provided that if the lender determines that such amounts are not sufficient, the borrower will be required to make a payment equal to the amount determined by the lender to pay the taxes and other charges, within five days of the lender’s request; and (ii) 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the applicable insurance policies at least 30 days prior to the expiration of the policies; provided that if the lender determines that such amounts are not be sufficient, the borrower will be required to make a payment equal to the amount determined by the lender to pay the insurance premium, within five days of the lender’s request.

With respect to Loan No. 10, 600 Vine, the borrower is also required to escrow monthly $36,181 into TI/LC reserve (the “Required Deposit”) and $24,121 into TI/LC reserve (the “Regular Deposit”, together with the Required Deposit, the “Ongoing TI/LC Reserve”). The Ongoing TI/LC Reserve, together with $4,500,000 upfront TI/LC reserve, is subject to a reserve cap in an amount of $3,000,000 and a reserve floor in an amount of $1,000,000. As a result, at the origination of the 600 Vine Mortgage Loan, no monthly Ongoing TI/LC Reserve is required to be deposited. In addition, on each payment date through and including the payment date occurring in September, 2020, the applicable amount ranging from $62,885 to $87,450 as described in the 600 Vine Whole Loan documents (the “Special TI/LC Reserve”) is required to be deposited. The collection of Special TI/LC Reserve is not subject to the cap or floor.

With respect to Loan No. 11, 300 Montgomery, during the Cash Management Period, as defined in the loan agreement, the borrower is required to pay lender on each payment date, (i) an amount initially equal to $3,857 of capital expense reserve and (iv) an amount equal to $16,070 of TI/LC reserve.

With respect to Loan No. 16, Rockside Office Portfolio, with respect to the tax reserve, monthly deposits are waived as long as there is no transfer or assumption of the loan. With respect to the insurance reserve, monthly deposits are waived as long as (i) there is no transfer or assumption of the loan and (ii) a blanket insurance policy providing coverage for the mortgaged property is in place. With respect to the TI/LC reserve, monthly deposits of the leasing reserve are waived as long as there is no transfer or assumption of the loan.

With respect to Loan No. 18, 701 East 22nd Street, with respect to the insurance reserve, monthly payments are waived as long as a blanket insurance policy is in place. With respect to the TI/LC reserve, monthly payments are not required unless the balance of the reserve falls below at $450,000. Upon the TI/LC reserve balance falling below $450,000 monthly deposits of $14,508 monthly will be required.

With respect to Loan No. 19, 237 East Fordham Road, the monthly TI/LC reserve deposit in an amount equal to $3,000 will commence on the payment date occurring in December 2021 and continue on each payment date thereafter.

With respect to Loan No. 27, Southern Woods, with respect to the replacement reserve, monthly reserve payments are waived unless the balance in the account falls below $100,000. Upon falling below the cap, monthly reserve payments of $2,167 will commence.

(22)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

(23)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

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(24)	With respect to Loan No. 3, Yorkshire & Lexington Towers, a Holdback Reserve in the amount of $4,102,064 was escrowed at origination. As of October 24, 2017, one disbursement in the amount of $1,540,192 was made to the borrower from the Holdback Reserve account. If no event of default exists, then at any time the amounts in the Holdback Reserve account exceed an amount equal to five times the difference of (x) $38,000,000 and (y) gross income from operations of the Mortgaged Properties (the “Threshold Amount”), then all amounts on deposit in the Holdback Reserve account in excess of the Threshold Amount will be (i) during the continuation of a cash management trigger event, transferred to the cash management account, or (ii) in the absence of a cash management trigger event, returned to the borrower. Upon the full repayment of the Yorkshire & Lexington Towers Whole Loan or a defeasance in full, the reserve will be applied first to the Mezzanine A Loan, then, if the Mezzanine A Loan has been repaid in full, to the Mezzanine B Loan, and finally, if both Mezzanine loans have been repaid in full, to the borrower.

(25)	With regards to Loan No. 1, Park Center Phase I, the borrower obtained environmental insurance for the property with an annual premium of $6,020.

With regards to Loan No. 4, Westin Times Square Fee, the borrower has environmental liability coverage through January 1, 2020.

(26)	Certain of the mortgage loans permit direct or indirect owners in the borrower to incur future mezzanine financing.

Loan No.	Mortgage Loan	Mortgage Loan Cut- off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement	Combined Minimum DSCR	Combined Maximum LTV	Combined Debt Yield
7	The Standard Highline NYC	$45,000,000	5.30%	Yes	1.50x	75%	NAP
11	300 Montgomery	$66,000,000	3.50%	Yes	1.50x	80%	NAP

(27)	Other Items:

With respect to Loan No. 7, The Standard Highline NYC, the borrower, GC SHL, LLC, is the sole party liable for any breach or violation of the non-recourse carveout provisions in the loan documents.

With respect to Loan No. 10, 600 Vine, the 600 Vine Whole Loan amortizes based on a non-standard amortization schedule as set forth on Annex G to the prospectus and the UW NOI DSCR (P&I), UW NOI DSCR (IO), UW NCF DSCR (P&I) and UW NCF DSCR (IO) are calculated based on the aggregate of the twelve-month debt service payments commencing October 2026. Based on the aggregate of the twelve-month debt service payments commencing November 2017, the UW NCF DSCR is 2.04x and based on the average debt service over the remaining term of the loan, the UW NCF DSCR is 1.61x. Additionally, the 600 Vine total debt amortizes based on a non-standard amortization schedule as set forth on Annex G to the prospectus and the Total Debt UW NCF DSCR is calculated based on the aggregate of the twelve-month debt service payments commencing October 2026.

With respect to Loan No. 13, 333 North Bedford, the tenants, Grand Prix New York Racing, LLC, Safe Havens Partners, LLC and Safe Haven Auto Storage, LLC occupying 267,973 SF, representing 43.8% of the net rentable SF, are related to the sponsor.

With respect to Loan No. 15, Totowa Commerce Center, Original Balance, Cut-off Date Balance and Maturity/ARD Balance are allocated to the underlying Mortgaged Properties based on UW NOI.

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ANNEX A-2

STRUCTURAL AND COLLATERAL TERM SHEET

(THIS PAGE INTENTIONALLY LEFT BLANK)

November 20, 2017

Credit Suisse

Co-Lead Manager and Joint Bookrunner

Natixis

Co-Lead Manager and Joint Bookrunner

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(THIS PAGE INTENTIONALLY LEFT BLANK)

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Indicative Capital Structure

Publicly Offered Certificates

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Available Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Retained Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(3)	Expected Principal Window(3)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
A-1	$14,888,000	$14,279,000	$609,000	30.000%	2.71	1 - 58	34.6%	18.3%
A-2	$81,680,000	$78,339,000	$3,341,000	30.000%	4.85	58 - 59	34.6%	18.3%
A-3	$143,190,000	$137,333,000	$5,857,000	30.000%	6.82	81 - 84	34.6%	18.3%
A-4	$102,361,000	$98,174,000	$4,187,000	30.000%	9.46	105 - 118	34.6%	18.3%
A-5	$237,373,000	$227,664,000	$9,709,000	30.000%	9.92	118 - 120	34.6%	18.3%
A-SB	$19,217,000	$18,431,000	$786,000	30.000%	6.89	59 - 105	34.6%	18.3%
X-A(7)	$691,723,000	$663,429,000	$28,294,000	NA	NA	NA	NA	NA
X-B(7)	$80,184,000	$76,903,000	$3,281,000	NA	NA	NA	NA	NA
A-S	$93,014,000	$89,209,000	$3,805,000	19.125%	9.96	120 - 120	40.0%	15.8%
B	$49,180,000	$47,168,000	$2,012,000	13.375%	9.96	120 - 120	42.8%	14.7%
C	$31,004,000	$29,735,000	$1,269,000	9.750%	9.96	120 - 120	44.6%	14.2%

Privately Offered Certificates(8)

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Available Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Retained Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(3)	Expected Principal Window(3)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
D	$34,212,000	$32,812,000	$1,400,000	5.750%	9.96	120 - 120	46.6%	13.6%
X-E(7)	$17,106,000	$16,406,000	$700,000	NA	NA	NA	NA	NA
E	$17,106,000	$16,406,000	$700,000	3.750%	9.96	120 - 120	47.6%	13.3%
F	$8,553,000	$8,203,000	$350,000	2.750%	9.96	120 - 120	48.1%	13.1%
NR	$23,521,491	$22,559,000	$962,491	0.000%	9.96	120 - 120	49.5%	12.8%

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	On the Closing Date, the certificates (other than the Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table under “Approximate Initial Retained Certificate Principal Balance or Notional Amount” are expected to be sold by the Underwriters and Initial Purchasers to Natixis as described in “Credit Risk Retention” in the Prospectus relating to the Publicly Offered Certificates dated November 13, 2017 (the “Prospectus”). Additionally, with respect to the Class E, Class F and Class NR certificates, the Approximate Initial Available Certificate Principal Balance or Notional Amount of each of the Class E, Class F and Class NR certificates is subject to change based on final pricing of all certificates and the final determination of the portion of the Class F and Class NR certificates that will be retained by the retaining third-party purchaser or its “majority-owned affiliate” as part of the retaining sponsor’s satisfaction of its U.S. risk retention requirements (such retained portion, the “HRR Certificates”). For more information regarding the methodology, key inputs and assumptions used to determine the sizing of the HRR Certificates, see “Credit Risk Retention” in the Prospectus.

(3)	Assumes 0% CPR / 0% CDR and a November 30, 2017 closing date. Based on “Modeling Assumptions” as described in the Prospectus. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

(4)	The “Certificate Principal to Value Ratio” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates) is calculated as the product of (a) the weighted average Cut-off Date LTV Ratio for the mortgage loans, multiplied by (b) a fraction, the numerator of which is the total initial certificate principal balance of such class of certificates and all classes of principal balance certificates senior to such class of certificates and the denominator of which is the total initial certificate principal balance of all of the principal balance certificates. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificate Principal to Value Ratios are calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that excess mortgaged property value associated with a mortgage loan will not be available to offset losses on any other mortgage loan.

(5)	The “Underwritten NOI Debt Yield” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates) is calculated as the product of (a) the weighted average UW NOI Debt Yield for the mortgage loans and (b) the total initial certificate principal balance of all of the classes of principal balance certificates divided by the total initial certificate principal balance for such class and all classes of principal balance certificates senior to such class of certificates. The Underwritten NOI Debt Yield for each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates is calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that net operating income from any mortgaged property supports only the related mortgage loan and will not be available to support any other mortgage loan.

(6)	The credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are represented in the aggregate.

(7)	The notional amounts of the Class X-A, Class X-B and Class X-E certificates (collectively, the “Class X Certificates”) are described in the Prospectus.

(8)	The Class Z and Class R certificates are not shown above.

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Summary of Transaction Terms

Securities:	$855,299,491 monthly pay, multi-class, commercial mortgage REMIC Pass-Through Certificates.
Managers and Bookrunners:	Credit Suisse Securities (USA) LLC and Natixis Securities Americas LLC, as Co-Lead Managers and Joint Bookrunners.
Mortgage Loan Sellers:	Column Financial, Inc. (“Column”) (45.3%), Natixis Real Estate Capital LLC (“Natixis”) (36.4%), BSPRT Finance, LLC and Benefit Street Partners CRE Finance LLC (together with BSPRT Finance, LLC, “BSP”) (18.3%).
Master Servicer:	KeyBank National Association (“KeyBank”).
Special Servicer:	CW Capital Asset Management LLC (“CWCapital”).
Directing Certificateholder:	Eightfold Real Estate Capital Fund V, L.P. or another affiliate of Eightfold Real Estate Capital, L.P.
Trustee:	Wells Fargo Bank, National Association (“Wells Fargo”).
Certificate Administrator:	Wells Fargo.
Operating Advisor:	Park Bridge Lender Services LLC (“Park Bridge”).
Asset Representations Reviewer:	Park Bridge.
U.S. Credit Risk Retention:	For a discussion of the manner by which Natixis, as retaining sponsor, intends to satisfy the credit risk requirements of the Credit Risk Retention Rules, see “Credit Risk Retention” in the Prospectus. Note that this securitization transaction is not structured to satisfy the EU risk retention and due diligence requirements.
Risk Retention Consultation Party:	Natixis.
Closing Date:	On or about November 30, 2017.
Cut-off Date:	With respect to each mortgage loan, the respective due date for the monthly debt service payment that is due in November 2017 (or, in the case of any mortgage loan that has its first due date after November 2017, the date that would have been its due date in November 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).
Distribution Date:	The 4th business day following each Determination Date, commencing in December 2017.
Determination Date:	11th day of each month, or if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in December 2017.
Rated Final Distribution Date:	The Distribution Date in November 2050.
Tax Treatment:	The Publicly Offered Certificates are expected to be treated as REMIC regular interests for U.S. federal income tax purposes.
Form of Offering:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates will be offered publicly (the “Publicly Offered Certificates”). The Class X-E, Class D, Class E, Class F, Class NR and Class R certificates (the “Privately Offered Certificates”) and the Class Z certificates will be offered domestically to Qualified Institutional Buyers and to Institutional Accredited Investors and to institutions that are not U.S. Persons pursuant to Regulation S.
SMMEA Status:	The certificates will not constitute “mortgage related securities” for purposes of SMMEA.
ERISA:	The Publicly Offered Certificates are expected to be ERISA eligible.
Optional Termination:	1% clean-up call (calculated without regard to the 237 East Fordham Road mortgage loan, if the clean-up call occurs after December 2027 and such mortgage loan remains an asset of the trust fund).
Minimum Denominations:	The Publicly Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued in minimum denominations of $1,000,000 and in integral multiples of $1 in excess of $1,000,000.
Settlement Terms:	DTC, Euroclear and Clearstream Banking.
Analytics:	The transaction is expected to be available on Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, RealINSIGHT and BlackRock Financial Management, Inc.

A-2-4

Collateral Characteristics(1)

Loan Pool
Initial Pool Balance (“IPB”)(2):	$855,299,491
Number of Mortgage Loans:	31
Number of Mortgaged Properties:	76
Average Cut-off Date Balance per Mortgage Loan:	$27,590,306
Weighted Average Current Mortgage Rate:	4.1280%
10 Largest Mortgage Loans as % of IPB:	62.6%
Weighted Average Remaining Term to Maturity(3):	107
Weighted Average Seasoning:	1
Credit Statistics
Weighted Average UW NCF DSCR(4)(5):	2.67x
Weighted Average UW NOI Debt Yield(4):	12.8%
Weighted Average Cut-off Date LTV(4)(6):	49.5%
Weighted Average Maturity Date LTV(3)(4)(6):	46.6%
Other Statistics
% of Credit Assessment Mortgage Loans(7):	46.6%
% of Mortgage Loans with Additional Debt:	27.5%
% of Mortgaged Properties with Single Tenants:	8.9%
Amortization
Weighted Average Original Amortization Term(8):	358
Weighted Average Remaining Amortization Term(8):	356
% of Mortgage Loans with Interest-Only:	61.2%
% of Mortgage Loans with Amortizing Balloon:	20.9%
% of Mortgage Loans with Partial Interest-Only followed by Amortizing Balloon:	11.0%
% of Mortgage Loans with ARD Interest-only:	6.9%
Cash Management(9)
% of Mortgage Loans with In-Place, Hard Lockboxes:	77.4%
% of Mortgage Loans with Springing Lockbox:	12.8%
% of Mortgage Loans with In-Place, Soft Springing Hard Lockboxes:	9.0%
% of Mortgage Loans with No Lockbox:	0.8%
Reserves
% of Mortgage Loans Requiring Upfront or Ongoing Tax Reserves:	56.3%
% of Mortgage Loans Requiring Upfront or Ongoing Insurance Reserves:	54.5%
% of Mortgage Loans Requiring Upfront or Ongoing CapEx Reserves(10):	45.2%
% of Mortgage Loans Requiring Upfront or Ongoing TI/LC Reserves(11):	67.3%

(1)	Expect where expressly stated, otherwise, statistical information in this term sheet does not include the Yorkshire & Lexington Towers trust subordinate companion loan or The Standard Highline NYC trust subordinate companion loan.

(2)	Subject to a permitted variance of plus or minus 5%.

(3)	In the case of Loan Nos. 8 and 19, with anticipated repayment dates, Remaining Term to Maturity and Maturity Date LTV are calculated through or as of, as applicable, the related anticipated repayment date.

(4)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(5)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 10, the loan pays according to a fixed amortization schedule.

(6)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio level appraised value.

(7)	Includes loans that at least one of the NRSROs engaged by the depositor have confirmed, in the context of its inclusion in the Initial Pool Balance, have credit characteristics consistent with an investment grade credit.

(8)	Excludes eighteen (18) mortgage loans that are interest-only or interest-only, ARD for the entire term.

(9)	For a detailed description of cash management, refer to “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Mortgaged Property Accounts—Lockbox Accounts” in the Prospectus.

(10)	CapEx Reserves include FF&E reserves for hospitality properties.

(11)	Calculated only with respect to Cut-off Date Balance of mortgage loans secured by industrial, office, mixed use and retail properties.

A-2-5

Collateral Characteristics

Seller	Sponsor	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of IPB
Column (1)(2)	Column	8	19	$387,452,843	45.3%
Natixis(3)	Natixis	13	24	310,942,664	36.4
BSP(4)(5)	BSP	10	33	156,903,985	18.3
Total:		31	76	$855,299,491	100.0%

(1)	Loan No. 2, originated by Column, represents approximately 8.5% of the IPB, is part of a whole loan that was co-originated by Column and Citi Real Estate Funding Inc.

(2)	Loan No. 6, originated by Column, representing approximately 5.8% of IPB, is part of a whole loan that was co-originated by Column, JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P.

(3)	Loan No. 3, originated by Natixis, representing approximately 7.0% of IPB, is part of a whole loan that was co-originated by Natixis and UBS AG.

(4)	Loan No. 14, originated by BSP, representing approximately 3.3% of IPB, is part of a whole loan that was co-originated by BSP and JPMorgan Chase Bank, National Association.

(5)	For more information regarding the mortgage loans sold by BSPRT Finance, LLC and Benefit Street CRE Finance LLC, see the table titled “Sellers of the Mortgage Loans” in “Description of Mortgage Pool”, “Description of Mortgage Pool—Transaction Parties—BSPRT Finance, LLC” and “—Benefit Street Partners CRE Finance LLC” in the Prospectus.

Ten Largest Mortgage Loans

No.	Loan Name	Mortgage Loan Seller	No. of Properties	Cut-off Date Balance	% of IPB	SF/ Rooms/ Units	Property Type	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)(3)
1	Park Center Phase I	Column	1	$78,000,000	9.1%	590,926	Office	3.17x	10.8%	51.4%	51.4%
2	GNL Portfolio	Column	12	73,000,000	8.5	2,620,673	Various	2.22x	10.8%	57.9%	57.9%
3	Yorkshire & Lexington Towers	Natixis	2	60,000,000	7.0	827	Multifamily	4.28x	12.0%	22.5%	22.5%
4	Westin Times Square Fee	Column	1	57,000,000	6.7	17,574	Other	1.87x	6.7%	45.2%	45.2%
5	One California Plaza	Column	1	50,000,000	5.8	1,047,062	Office	4.42x	18.9%	29.6%	29.6%
6	Lehigh Valley Mall	Column	1	50,000,000	5.8	545,233	Retail	2.07x	12.5%	44.9%	35.8%
7	The Standard Highline NYC	Natixis	1	45,000,000	5.3	338	Hotel	5.94x	38.0%	13.2%	13.2%
8	Centre 425 Bellevue	Natixis	1	44,000,000	5.1	356,909	Office	3.85x	16.2%	29.7%	29.7%
9	379 West Broadway	Column	1	42,000,000	4.9	69,392	Office	1.60x	7.9%	52.5%	52.5%
10	600 Vine	Natixis	1	35,998,538	4.2	578,893	Office	1.47x	10.4%	74.4%	64.1%
Top 3 Total/Weighted Average			15	$211,000,000	24.7%			3.16x	11.1%	45.4%	45.4%
Top 5 Total/Weighted Average			17	$318,000,000	37.2%			3.13x	11.6%	42.9%	42.9%
Top 10 Total/Weighted Average			22	$534,998,538	62.6%			3.09x	13.9%	42.4%	40.8%

(1)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8, and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(3)	In the case of Loan No. 8, with an anticipated repayment date, Maturity Date LTV is calculated through or as of, as applicable, the related anticipated repayment date.

A-2-6

Companion Loan Summary

No.	Loan Name	Trust Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance(1)(2)	Lead Pooling and Servicing Agreement	Master Servicer	Special Servicer
1	Park Center Phase I	$78,000,000	$80,000,000	$158,000,000	CSAIL 2017-CX9	Wells Fargo	Rialto
2	GNL Portfolio	$73,000,000	$114,000,000	$187,000,000	CSAIL 2017-CX10	KeyBank	CWCapital
3	Yorkshire & Lexington Towers	$60,000,000	$140,000,000	$400,000,000	CSAIL 2017-CX10	KeyBank	CWCapital
5	One California Plaza	$50,000,000	$86,000,000	$300,000,000	CSMC 2017-CALI	KeyBank	Cohen
6	Lehigh Valley Mall	$50,000,000	$150,000,000	$200,000,000	CSAIL 2017-CX10(3)	KeyBank	CWCapital
8	Centre 425 Bellevue	$44,000,000	$50,000,000	$208,450,000	UBS 2017-C5(4)	Midland	Midland
10	600 Vine	$35,998,538	$16,799,318	$52,797,856	CSAIL 2017-CX10	KeyBank	CWCapital
11	300 Montgomery	$30,000,000	$36,000,000	$66,000,000	CSAIL 2017-CX9	Wells Fargo	Rialto
12	Garden Multifamily Portfolio	$29,333,985	$27,842,426	$57,176,411	CSAIL 2017-CX10	KeyBank	CWCapital
13	333 North Bedford	$28,844,126	$29,333,009	$58,177,135	WFCM 2016-NXS6	Wells Fargo	CWCapital
14	Miracle Mile	$28,000,000	$28,000,000	$56,000,000	CSAIL 2017-CX10	KeyBank	CWCapital
15	Totowa Commerce Center	$26,750,000	$25,000,000	$51,750,000	CSAIL 2017-CX10	KeyBank	CWCapital
17	The Boulders Resort & Spa	$22,952,843	$49,897,484	$72,850,326	CSAIL 2017-CX9	Wells Fargo	Rialto

(1)	In the case of Loan Nos. 3, 5 and 8, includes subordinate debt of one or more B notes.

(2)	In the case of Loan Nos. 3, 8 and 10, excludes one or more mezzanine loans.

(3)	The master servicer and special servicer under the CSAIL 2017-CX10 pooling and servicing agreement will initially service the related whole loan. The controlling Companion Loan is currently held by JPMorgan Chase Bank, National Association and is expected to be contributed to one or more future securitization trusts. Prior to the securitization of the controlling Companion Loan, JPMorgan Chase Bank, National Association will remain the controlling holder of the whole loan. Following the securitization of the controlling Companion Loan, the rights of the controlling holder of the whole loan are expected to be exercised by the directing certificateholder (or an equivalent entity) with respect to such other securitization (prior to a control termination event (or the equivalent thereof) with respect to such other securitization) under the related pooling and servicing agreement for such securitization and the master servicer and the special servicer for the whole loan will be the master servicer and the special servicer for such other securitization.

(4)	The master servicer and special servicer under the UBS 2017-C5 pooling and servicing agreement will initially service the related whole loan. The controlling Companion Loan is currently held by Natixis and is expected to be contributed to one or more future securitization trusts. Prior to the securitization of the controlling Companion Loan, Natixis will remain the controlling holder of the whole loan. Following the securitization of the controlling Companion Loan, the rights of the controlling holder of the whole loan are expected to be exercised by the directing certificateholder (or an equivalent entity) with respect to such other securitization (prior to a control termination event (or the equivalent thereof) with respect to such other securitization) under the related pooling and servicing agreement for such securitization and the master servicer and the special servicer for the whole loan will be the master servicer and the special servicer for such other securitization.

Additional Subordinate and Mezzanine Debt Summary

No.	Loan Name	Trust Cut-off Date Balance	Subordinate and Mezzanine Debt Cut-off Date Balance(1)	Total Debt Cut-off Date Balance(1)(2)	Mortgage Loan UW NCF DSCR	Total Debt UW NCF DSCR	Mortgage Loan Cut-off Date LTV	Total Debt Cut-off Date LTV	Mortgage Loan UW NOI Debt Yield	Total Debt UW NOI Debt Yield
3	Yorkshire & Lexington Towers	$60,000,000	$350,000,000	$550,000,000	4.28x	1.04x	22.5%	61.8%	12.0%	4.4%
5	One California Plaza	$50,000,000	$164,000,000	$300,000,000	4.42x	2.00x	29.6%	65.4%	18.9%	8.6%
7	The Standard Highline NYC	$45,000,000	$125,000,000	$170,000,000	5.94x	1.76x	13.2%	50.0%	38.0%	10.1%
8	Centre 425 Bellevue	$44,000,000	$172,050,000	$266,050,000	3.85x	1.15x	29.7%	84.2%	16.2%	5.7%
10	600 Vine	$35,998,538	$5,899,760	$58,697,617	1.47x	1.19x	74.4%	82.7%	10.4%	9.3%

(1)	In the case of Loan Nos. 3, 5, 7, 8 and 10, the subordinate debt includes one or more B notes and/or one or more mezzanine loans.

(2)	Includes the mortgage loan in this securitization, pari passu loans, subordinate debt and mezzanine debt.

A-2-7

Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(2)(4)
Office
	CBD	5	$201,998,538	23.6%	91.6%	2.91x	13.1%	46.2%	44.3%
	Suburban	14	163,335,288	19.1	97.4%	2.83x	11.9%	54.6%	54.5%
	Subtotal	19	$365,333,826	42.7%	94.2%	2.87x	12.6%	49.9%	48.9%
Multifamily
	High-Rise	2	$60,000,000	7.0%	92.0%	4.28x	12.0%	22.5%	22.5%
	Garden	19	59,533,985	7.0	95.7%	1.38x	9.3%	68.8%	58.4%
	Mid-Rise	1	6,300,000	0.7	91.7%	1.57x	7.1%	61.2%	61.2%
	Subtotal	22	$125,833,985	14.7%	93.7%	2.77x	10.5%	46.3%	41.4%
Retail
	Super Regional Mall	1	$50,000,000	5.8%	83.9%	2.07x	12.5%	44.9%	35.8%
	Anchored	1	28,000,000	3.3	97.7%	1.52x	9.7%	69.5%	63.4%
	Community Center	1	15,000,000	1.8	100.0%	3.19x	12.9%	40.8%	40.8%
	Single Tenant	1	1,750,000	0.2	100.0%	1.77x	9.4%	47.4%	47.4%
	Subtotal	4	$94,750,000	11.1%	90.8%	2.08x	11.7%	51.6%	44.9%
Hotel
	Full Service	1	$45,000,000	5.3%	90.9%	5.94x	38.0%	13.2%	13.2%
	Resort	1	22,952,843	2.7	73.8%	1.61x	13.2%	55.9%	52.0%
	Subtotal	2	$67,952,843	7.9%	85.1%	4.48x	29.6%	27.6%	26.3%
Industrial
	Flex	16	$36,368,910	4.3%	95.0%	1.94x	10.9%	68.8%	64.2%
	Distribution	3	17,330,668	2.0	100.0%	2.22x	10.8%	57.9%	57.9%
	Single Tenant	1	5,972,727	0.7	100.0%	2.22x	10.8%	57.9%	57.9%
	Warehouse	1	3,528,984	0.4	100.0%	2.22x	10.8%	57.9%	57.9%
	Subtotal	21	$63,201,290	7.4%	97.1%	2.06	10.8%	64.1%	61.5%
Mixed Use
	Office/Retail/ Warehouse	1	$28,844,126	3.4%	90.0%	1.63x	9.9%	61.4%	49.5%
	Office/Retail	2	18,450,000	2.2	83.6%	2.04x	12.2%	55.5%	49.4%
	Office/Industrial	2	12,433,422	1.5	100.0%	2.22x	10.8%	57.9%	57.9%
	Subtotal	5	$59,727,548	7.0%	90.1%	1.88x	10.8%	58.9%	51.2%
Other
	Leased Fee	1	$57,000,000	6.7%	100.0%	1.87x	6.7%	45.2%	45.2%
	Subtotal	1	$57,000,000	6.7%	100.0%	1.87x	6.7%	45.2%	45.2%
Manufactured Housing
	MHC	1	$14,500,000	1.7%	100.0%	1.53x	7.1%	63.0%	63.0%
	RVC	1	7,000,000	0.8	86.5%	1.57x	11.9%	56.3%	43.0%
	Subtotal	2	$21,500,000	2.5%	95.6%	1.54x	8.7%	60.8%	56.5%
Total / Wtd. Avg.:		76	$855,299,491	100.0%	93.4%	2.67x	12.8%	49.5%	46.6%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No.10, the loan pays according to a fixed amortization schedule.

(4)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio-level appraised value.

A-2-8

Mortgaged Properties by Location(1)

State	Number of Properties	Cut-off Date Principal Balance	% of IPB	Weighted Average
				Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(2)(4)
NY	9	$261,707,628	30.6%	95.3%	3.13x	14.3%	38.0%	36.6%
GA	4	87,837,461	10.3	99.2%	2.96x	10.6%	53.5%	52.5%
CA	2	80,000,000	9.4	87.8%	3.72x	15.4%	39.2%	39.2%
PA	3	79,928,449	9.3	89.1%	1.88x	11.5%	53.9%	46.0%
OH	13	73,772,757	8.6	86.8%	1.92x	11.6%	66.1%	58.8%
WA	2	54,500,000	6.4	100.0%	3.35x	14.7%	36.2%	34.8%
NJ	13	50,886,845	5.9	96.8%	1.87x	10.2%	66.8%	63.3%
MD	7	25,750,000	3.0	85.8%	2.42x	13.3%	54.5%	50.1%
AZ	1	22,952,843	2.7	73.8%	1.61x	13.2%	55.9%	52.0%
MI	4	20,309,746	2.4	99.0%	2.01x	10.4%	61.2%	58.1%
TX	4	17,694,118	2.1	97.3%	1.94x	10.6%	60.1%	56.3%
IL	1	15,190,000	1.8	97.1%	2.03x	11.7%	64.4%	64.4%
DE	1	14,500,000	1.7	100.0%	1.53x	7.1%	63.0%	63.0%
FL	1	10,430,000	1.2	88.1%	3.42x	17.4%	59.0%	59.0%
IN	3	7,426,578	0.9	96.2%	1.76x	10.0%	64.9%	58.5%
NC	1	7,000,000	0.8	86.5%	1.57x	11.9%	56.3%	43.0%
TN	1	6,648,075	0.8	100.0%	2.22x	10.8%	57.9%	57.9%
SC	1	5,000,000	0.6	95.4%	1.52x	10.5%	70.4%	57.6%
DC	1	4,300,000	0.5	100.0%	1.78x	8.7%	62.3%	62.3%
KY	2	3,576,195	0.4	92.6%	1.33x	9.3%	71.3%	59.0%
WV	1	3,119,091	0.4	100.0%	2.22x	10.8%	57.9%	57.9%
MN	1	2,769,706	0.3	100.0%	2.22x	10.8%	57.9%	57.9%
Total/ Wtd. Avg.:	76	$855,299,491	100.0%	93.4%	2.67x	12.8%	49.5%	46.6%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 10, the loan pays according to a fixed amortization schedule.

(4)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio-level appraised value.

A-2-9

Cut-off Date Principal Balance

				Weighted Average
Range of Principal Balances	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
$1,750,000 - $9,999,999	7	$39,050,000	4.6%	4.8911%	120	1.57x	9.7%	63.3%	56.2%
$10,000,000 - $19,999,999	7	91,370,000	10.7	4.4835%	114	2.32x	11.9%	56.7%	54.7%
$20,000,000 - $29,999,999	6	159,880,953	18.7	4.4745%	107	1.74x	10.9%	64.5%	57.3%
$30,000,000 - $49,999,999	5	196,998,538	23.0	4.4563%	119	3.22x	17.4%	42.9%	41.0%
$50,000,000 - $69,999,999	4	217,000,000	25.4	3.4897%	95	3.17x	12.3%	35.3%	33.2%
$70,000,000 - $78,000,000	2	151,000,000	17.7	3.8375%	100	2.71x	10.8%	54.5%	54.5%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

Mortgage Interest Rates

				Weighted Average
Range of Mortgage Interest Rates	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
2.7400% - 3.9999%	7	$318,844,126	37.3%	3.4187%	92	3.15x	11.5%	42.2%	41.1%
4.0000% - 4.4999%	12	332,228,538	38.8	4.2436%	120	2.30x	12.2%	55.8%	51.7%
4.5000% - 4.9999%	5	76,300,000	8.9	4.7269%	120	1.55x	8.0%	57.7%	55.8%
5.0000% - 5.6400%	7	127,926,827	15.0	5.2383%	103	3.10x	20.5%	46.1%	41.4%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

Original Term to Maturity/ARD in Months

				Weighted Average
Original Term to Maturity/ARD in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
60	2	$82,952,843	9.7%	3.4982%	59	3.54x	12.3%	31.7%	30.7%
84	3	143,190,000	16.7	3.6767%	82	3.49x	13.7%	45.2%	45.2%
120	26	629,156,649	73.6	4.3137%	119	2.37x	12.6%	52.8%	49.0%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

(1)	In the case of Loan Nos. 8 and 19, with an anticipated repayment date, Remaining Loan Term and Maturity Date LTV are calculated through or as of, as applicable, the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 10, the loan pays according to a fixed amortization schedule.

(4)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio-level appraised value.

A-2-10

Remaining Term to Maturity/ARD in Months

				Weighted Average
Remaining Term to Maturity/ARD in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
58 - 60	2	$82,952,843	9.7%	3.4982%	59	3.54x	12.3%	31.7%	30.7%
61 - 119	13	368,796,649	43.1	4.0228%	103	2.47x	11.7%	57.7%	53.4%
120	16	403,550,000	47.2	4.3535%	120	2.67x	13.8%	45.5%	43.7%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
Interest Only	18	$582,070,000	68.1%	3.9747%	104	3.15x	13.7%	43.2%	43.2%
300	1	7,000,000	0.8	5.6400%	120	1.57x	11.9%	56.3%	43.0%
360	12	266,229,491	31.1	4.4233%	112	1.64x	10.7%	63.0%	54.2%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

Remaining Amortization Term in Months

				Weighted Average
Remaining Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
Interest Only	18	$582,070,000	68.1%	3.9747%	104	3.15x	13.7%	43.2%	43.2%
270 - 359	5	124,129,491	14.5	4.6122%	103	1.51x	10.6%	66.2%	56.1%
360	8	149,100,000	17.4	4.3232%	119	1.75x	10.9%	60.1%	52.1%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

(1)	In the case of Loan Nos. 8 and 19, with an anticipated repayment date, Remaining Loan Term and Maturity Date LTV are calculated through or as of, as applicable, the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 10, the loan pays according to a fixed amortization schedule.

(4)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio-level appraised value.

A-2-11

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
Interest Only	16	$523,070,000	61.2%	3.9612%	103	3.09x	13.5%	44.4%	44.4%
Balloon	7	179,129,491	20.9	4.4634%	108	1.67x	11.1%	60.4%	50.5%
IO-Balloon	6	94,100,000	11.0	4.4375%	119	1.59x	10.1%	67.5%	60.6%
ARD Interest-only	2	59,000,000	6.9	4.0941%	120	3.68x	15.4%	32.5%	32.5%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

Interest Only Periods(5)

				Weighted Average
Interest Only Periods	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
24 - 48	4	$39,350,000	4.6%	4.6649%	119	1.66x	10.7%	61.2%	53.4%
49 - 119	6	257,940,000	30.2	3.5856%	85	3.26x	12.5%	45.6%	44.3%
120	14	378,880,000	44.3	4.2828%	120	2.85x	14.0%	45.7%	45.7%
Total/Wtd. Avg.:	24	$676,170,000	79.1%	4.0391%	106	2.93x	13.2%	46.6%	45.6%

Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Underwritten Net Cash Flow Debt Service Coverage Ratios	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
1.26x - 1.49x	4	$82,532,523	9.6%	4.6582%	117	1.38x	9.6%	71.5%	61.1%
1.50x - 1.74x	10	189,346,968	22.1	4.5452%	110	1.58x	9.6%	62.2%	56.9%
1.75x - 1.99x	3	63,050,000	7.4	3.6368%	120	1.86x	6.9%	46.5%	46.5%
2.00x - 2.99x	7	217,940,000	25.5	4.2013%	117	2.32x	11.8%	53.8%	51.2%
3.00x - 5.94x	7	302,430,000	35.4	3.7716%	92	4.12x	17.6%	33.0%	33.0%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

(1)	In the case of Loan Nos. 8 and 19, with an anticipated repayment date, Remaining Loan Term and Maturity Date LTV are calculated through or as of, as applicable, the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 10, the loan pays according to a fixed amortization schedule.

(4)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio-level appraised value.

(5)	Excluding seven (7) loans that have no interest-only period during the loan term.

A-2-12

LTV Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTVs	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
13.2% - 49.9%	8	$322,750,000	37.7%	3.8595%	103	3.64x	16.4%	31.8%	30.4%
50.0% - 54.9%	4	158,150,000	18.5	3.9307%	101	2.63x	10.9%	51.8%	51.0%
55.0% - 59.9%	6	154,982,843	18.1	4.4298%	110	2.29x	11.6%	56.9%	55.7%
60.0% - 64.9%	6	79,634,126	9.3	4.3993%	108	1.64x	9.2%	62.6%	57.3%
65.0% - 69.9%	3	42,700,000	5.0	4.4859%	119	1.52x	9.7%	68.7%	62.0%
70.0% - 74.8%	4	97,082,523	11.4	4.4799%	117	1.45x	9.9%	73.4%	63.3%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

LTV Ratios as of the Maturity Date

				Weighted Average
Range of Maturity/ARD Date LTVs	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
13.2% - 34.9%	4	$199,000,000	23.3%	3.8935%	93	4.60x	20.6%	23.8%	23.8%
35.0% - 44.9%	3	72,000,000	8.4	4.1831%	120	2.26x	12.5%	45.2%	37.5%
45.0% - 54.9%	8	268,696,968	31.4	3.9658%	102	2.27x	10.1%	51.7%	49.7%
55.0% - 59.9%	8	177,863,985	20.8	4.3771%	119	2.14x	10.7%	60.6%	57.4%
60.0% - 68.2%	8	137,738,538	16.1	4.4325%	115	1.57x	9.6%	70.0%	64.4%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
Defeasance	23	$477,110,953	55.8%	4.1844%	104	2.45x	11.9%	50.9%	46.5%
Yield Maintenance	5	241,190,000	28.2	4.1473%	105	3.25x	15.8%	47.5%	47.5%
Defeasance/Yield Maintenance	3	136,998,538	16.0	3.8976%	119	2.40x	10.7%	47.9%	45.2%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

(1)	In the case of Loan Nos. 8 and 19, with an anticipated repayment date, Remaining Loan Term and Maturity Date LTV are calculated through or as of, as applicable, the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 10, the loan pays according to a fixed amortization schedule.

(4)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio-level appraised value.

A-2-13

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)(4)
Refinance	20	$573,379,491	67.0%	4.0712%	107	2.41x	11.2%	50.1%	46.6%
Acquisition	11	281,920,000	33.0	4.2435%	107	3.19x	15.9%	48.1%	46.7%
Total/Wtd. Avg.:	31	$855,299,491	100.0%	4.1280%	107	2.67x	12.8%	49.5%	46.6%

(1)	In the case of Loan Nos. 8 and 19, with an anticipated repayment date, Remaining Loan Term and Maturity Date LTV are calculated through or as of, as applicable, the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 8, 10, 11, 12, 13, 14, 15 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3, 5, 7 and 8, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan Nos. 3, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan Nos 10, the loan pays according to a fixed amortization schedule.

(4)	In the case of Loan No. 15, the Cut-off Date LTV and Maturity Date LTV are calculated based upon a portfolio-level appraised value.

Previous Securitization History(1)

No.	Loan / Property Name	Location	Property Type	Previous Securitization
4	Westin Times Square Fee	New York, NY	Other	WFRBS 2014-LC14
7	The Standard Highline NYC	New York, NY	Hotel	COMM 2011-FL1
10	600 Vine	Cincinnati, OH	Office	JPMCC 2014-FL6
13	333 North Bedford	Mount Kisco; Bedford, NY	Mixed Use	UBSC 2011-C1
17	The Boulders Resort & Spa	Scottsdale, AZ	Hotel	WBCMT 2007-WHL8

(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database. While loans secured by the above mortgaged properties may have been securitized multiple times in prior transactions, mortgage loans in this securitization are only listed in the above chart if the mortgage loan in this securitization paid off a loan in another securitization.

A-2-14

Class A-2(1)

No.	Loan Name	Location	Cut-off Date Balance	% of IPB	Maturity/ARD Balance	% of Certificate Class	Original Loan Term	Remaining Loan Term	UW NCF DSCR(2)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
3	Yorkshire & Lexington Towers	New York, NY	$60,000,000	7.0%	$60,000,000	72.3%	60	59	4.28x	12.0%	22.5%	22.5%
17	The Boulders Resort & Spa	Scottsdale, AZ	22,952,843	2.7	21,360,790	27.7	60	58	1.61x	13.2%	55.9%	52.0%
	Total / Wtd. Avg.:	$82,952,843		9.7%	$81,360,790	100.0%	60	59	3.54x	12.3%	31.7%	30.7%

Class A-3(1)

No.	Loan Name	Location	Cut-off Date Balance	% of IPB	Maturity/ARD Balance	% of Certificate Class	Original Loan Term	Remaining Loan Term	UW NCF DSCR(2)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
1	Park Center Phase I	Dunwoody, GA	$78,000,000	9.1%	$78,000,000	54.5%	84	81	3.17x	10.8%	51.4%	51.4%
5	One California Plaza	Los Angeles, CA	50,000,000	5.8	50,000,000	34.9	84	84	4.42x	18.9%	29.6%	29.6%
18	701 East 22nd Street	Lombard, IL	15,190,000	1.8	15,190,000	10.6	84	84	2.03x	11.7%	64.4%	64.4%
	Total / Wtd. Avg.:	$143,190,000		16.7%	$143,190,000	100.0%	84	82	3.49x	13.7%	45.2%	45.2%

(1)	The table above presents the mortgage loans whose balloon payments would be applied to pay down the majority of the principal balance of the Class A-3 certificates, assuming a 0% CPR and applying the “Modeling Assumptions” described in the Prospectus, including the assumptions that (i) none of the mortgage loans in the pool experience prepayments prior to the maturity date, defaults or losses; (ii) there are no extensions of maturity dates of any mortgage loans in the pool; and (iii) each mortgage loan in the pool is paid in full on its stated maturity date. Each class of certificates, including the Class A-3 certificates, evidences undivided ownership interests in the entire pool of mortgage loans. Debt service coverage ratio, debt yield and loan-to-value ratio information does not take into account subordinate debt (whether or not secured by the mortgaged property), if any, that is allowed under the terms of any mortgage loan. See Annex A-1 to the Prospectus.

(2)	In the case of Loan Nos. 1, 3, 5 and 17 the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan Nos. 3 and 5, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s) or other subordinate indebtedness. In the case of Loan No. 3, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

A-2-15

Structural Overview

Order of Distribution:

On each Distribution Date, funds available for distribution from the pooled mortgage loans, net of specified trust expenses, yield maintenance charges, prepayment premiums and excess interest distributable to the Class Z Certificates, will be distributed in the following amounts and order of priority (in each case to the extent of remaining pooled available funds):

First: To interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-E certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: To the extent of funds allocated to principal and available for distribution: (i) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the scheduled principal balance for the related distribution date set forth in Annex E to the Prospectus, (ii) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (iii) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (iv) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (v) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (vi) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero and (vii) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero. If the certificate balance of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third: To reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class.

Fourth: (i) first, to interest on the Class A-S certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Fifth: (i) first, to interest on the Class B certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment

A-2-16

Order of Distribution (continued):

priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Sixth: (i) first, to interest on the Class C certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Seventh: After the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-E, Class A-S, Class B and Class C certificates are paid all amounts to which they are entitled, the remaining funds available for distribution will be used to pay interest and principal and to reimburse any unreimbursed losses to the Class D, Class E, Class F and Class NR certificates sequentially in that order in a manner analogous to that described in clause sixth above with respect to the Class C certificates, until the certificate balance of each such class is reduced to zero.

The holders of the loan-specific certificates will only be entitled to receive distributions at the related pass-through rate in respect of, and will only incur losses with respect to, the related trust subordinate companion loan, which are included as assets of the issuing entity, but not part of the pool of mortgage loans backing the other classes of certificates, as described under “—Realized Losses” below.

For more detailed information regarding the distributions on the pooled certificates, see “Description of the Certificates—Distributions—Priority of Distributions” in the Prospectus.

Realized Losses:

The certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates will each be reduced without distribution on any Distribution Date as a write-off to the extent of any loss realized on the mortgage loans allocated to such class of certificates on such Distribution Date. On each Distribution Date, any such write-offs will be applied to such classes of certificates in the following order, in each case until the related certificate balance is reduced to zero: first, to the Class NR certificates; second, to the Class F certificates; third, to the Class E certificates; fourth, to the Class D certificates; fifth, to the Class C certificates; sixth, to the Class B certificates; seventh, to the Class A-S certificates; and, finally, pro rata, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their then-current respective certificate balances. The notional amount of the Class X-A certificates will be reduced to reflect reductions in the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-B certificates will be reduced to reflect reductions in the certificate balance of the Class B and Class C certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-E certificates will be reduced to reflect reductions in the

A-2-17

Realized Losses (continued):

certificate balance of the Class E certificates resulting from allocations of losses realized on the mortgage loans.

The certificate balances of the privately offered loan-specific certificates will each be reduced without distribution on any Distribution Date as a write off to the extent of any loss realized on the related trust subordinate companion loan allocated to such class of certificates on such Distribution Date. On each Distribution Date, any such write offs with respect to the Y&L Towers Trust Subordinate Companion Loan will be applied to such classes of certificates: first, to the Class UES-E certificates, second, to the Class UES-D certificates, third, to the Class UES-C certificates, fourth, to the Class UES-B certificates and, then, to the Class UES-A certificates, in each case until the related certificate balance is reduced to zero. The notional amount of the Class UES-X certificates will be reduced to reflect reductions in the certificate balance of the Class UES-A certificates resulting from allocations of losses realized on the Y&L Towers trust subordinate companion loan. On each Distribution Date, any such write offs with respect to the Standard Highline Trust Subordinate Companion Loan will be applied to such classes of certificates: first, to the Class STN-C certificates, second, to the Class STN-B certificates and, then, to the Class STN-A certificates, in each case until the related certificate balance is reduced to zero. The notional amount of the Class STN-X certificates will be reduced to reflect reductions in the certificate balance of the Class STN-A certificates resulting from allocations of losses realized on the Standard Highline trust subordinate companion loan.

Prepayment Premiums and Yield Maintenance Charges:

On each Distribution Date, each yield maintenance charge collected on the pooled mortgage loans during the one-month period ending on the related Determination Date is required to be distributed to certificateholders (excluding the Class X-E, Class E, Class F, Class NR, Class Z and Class R certificates) as follows: (1) pro rata, between (x) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class A-S certificates, and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the classes of pooled principal balance certificates in each YM Group on such Distribution Date, and (2) as among the respective classes of pooled principal balance certificates in each YM Group in the following manner: (A) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of pooled principal balance certificates in such YM Group with a certificate balance in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of pooled principal balance certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the certificates in such YM Group with certificate balances on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of pooled principal balance certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group; and (B) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of pooled principal balance certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, to the Class X-B certificates.

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Prepayment Premiums and Yield Maintenance Charges (continued):

Any yield maintenance charges payable in respect of the trust subordinate companion loans will be distributed to the related loan-specific certificates and will not be allocated to the other classes of certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any mortgage loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the pass-through rate on such class of certificates and (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the mortgage loan rate on such mortgage loan (or serviced whole loan) and (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the mortgage loan rate on the related mortgage loan and (y) the pass-through rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided, however, that if such discount rate is greater than or equal to the mortgage loan rate, but less than the pass-through rate, the fraction will be one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for mortgage loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the mortgage loan or, for mortgage loans that only have a prepayment premium based on a fixed percentage of the principal balance of the mortgage loan, such other discount rate as may be specified in the related loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-E, Class E, Class F, Class NR, Class Z or Class R certificates. Instead, after the notional amounts of the Class X-A and Class X-B certificates and the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the pooled mortgage loans will be distributed to holders of the Class X-B certificates, regardless of whether the notional amount of the Class X-B certificates has been reduced to zero. For a description of prepayment premiums and yield maintenance charges required on the mortgage loans, see Annex A-1 to the Prospectus. See also “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments” in the Prospectus. Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the mortgage loans as of the related Determination Date. See also “Description of the Certificates—Distributions” in the Prospectus.

Non-Serviced Mortgage Loans:	Each of the Park Center Phase I mortgage loan, the Centre 425 mortgage loan, the One California Plaza mortgage loan, the Lehigh Valley Mall mortgage loan (on and after the

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Non-Serviced Mortgage Loans (continued):	related servicing shift securitization date), the 300 Montgomery mortgage loan, the 333 North Bedford mortgage loan and The Boulders Resort & Spa mortgage loan is referred to in this Term Sheet as, individually, a “non-serviced mortgage loan” and, collectively, the “non-serviced mortgage loans”. Each non-serviced mortgage loan and the related companion loan(s) are being serviced and administered in accordance with, and all decisions, consents, waivers, approvals and other actions on the part of the holders of such non-serviced mortgage loan and the related companion loan(s) will be effected in accordance with, the Lead Pooling and Servicing Agreement set forth in the “Whole Loan Summary” table above and the related co-lender agreement. Consequently, the servicing provisions set forth in this Term Sheet will generally not be applicable to the non-serviced mortgage loans, but instead such servicing and administration of the non-serviced mortgage loans will, in each case, be governed by the related Lead Pooling and Servicing Agreement. Each Lead Pooling and Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization. The non-serviced mortgage loans are discussed further under “—Whole Loans” below.
Advances:

The master servicer and, if it fails to do so, the trustee, will be obligated to make (i) P&I advances with respect to each mortgage loan in the issuing entity and each trust subordinate companion loan and, (ii) with respect to each mortgage loan (other than the non-serviced mortgage loans) and serviced whole loan, servicing advances, including paying delinquent real estate taxes, assessments and hazard insurance premiums, but only to the extent that those advances are not deemed nonrecoverable from collections on the related mortgage loan (or, if applicable, serviced whole loan) and, in the case of P&I advances, subject to reduction in connection with any appraisal reduction amounts that may occur. The special servicer will have no obligation to make servicing advances; provided that with respect to a specially serviced loan, the special servicer will be entitled to make a servicing advance in an urgent or emergency situation, and the master servicer will be required to reimburse the special servicer for such advance, with interest; provided that the advance is not determined by the master servicer to be nonrecoverable. Notwithstanding the foregoing, servicing advances for the non-serviced mortgage loans will be made by the parties to, and pursuant to, the applicable Lead Pooling and Servicing Agreement.

Appraisal Reduction Amounts:

An appraisal reduction amount generally will be created with respect to a required appraisal loan (which is a serviced mortgage loan (or serviced whole loan, if applicable)) as to which certain defaults, modifications or insolvency events have occurred (as further described in the Prospectus) in the amount, if any, by which the principal balance of such required appraisal loan, exceeds 90% of the appraised value of the related mortgaged property (as determined by one or more appraisals obtained by the special servicer) plus certain escrows and reserves (including letters of credit) held with respect to such required appraisal loan (net of other amounts overdue or advanced in connection with such required appraisal loan). In general, subject to the discussion in the next paragraphs, any appraisal reduction amount calculated with respect to a whole loan will be allocated to the related mortgage loan and pari passu companion loan(s) on a pro rata basis in accordance with their respective outstanding principal balances. In the case of the non-serviced mortgage loans, any appraisal reduction amounts will be calculated pursuant to, and by a party to, the related Lead Pooling and Servicing Agreement (as discussed under “—Whole Loans” below). As a result of an appraisal reduction amount being calculated for and/or allocated to a given mortgage loan, the interest portion of any P&I advance for such

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Appraisal Reduction Amounts (continued):

mortgage loan will be reduced, which will have the effect of reducing the amount of interest available for distribution to the most subordinate class(es) of certificates (exclusive of the Class Z and Class R certificates) then outstanding (i.e., first to the Class NR certificates, then to the Class F certificates, then to the Class E certificates, then to the Class D certificates, then to the Class C certificates, then to the Class B certificates, then to the Class A-S certificates, and then, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-E certificates). In general, a mortgage loan (or whole loan, if applicable) serviced under the pooling and servicing agreement for this transaction will cease to be a required appraisal loan, and no longer be subject to an appraisal reduction amount, when the same has ceased to be a specially serviced loan (if applicable), has been brought current for at least three consecutive months and no other circumstances exist that would cause such serviced loan to be a required appraisal loan.

Appraisal reduction amounts with respect to each of the Yorkshire & Lexington Towers whole loan, The Standard Highline NYC whole loan, the Centre 425 whole loan and the One California Plaza whole loan will be allocated to notionally reduce the outstanding principal balance of the related subordinate companion loan(s) prior to pro rata allocation to the related mortgage loan and any related pari passu companion loan(s).

At any time an appraisal is ordered under the pooling and servicing agreement with respect to a property that would result in an appraisal reduction amount with respect to a mortgage loan that would result in a change in the controlling class, certain certificateholders will have a right to request a new appraisal as described in the Prospectus.

Age of Appraisals:

Appraisals (which can be an update of a prior appraisal) with respect to a mortgage loan serviced under the pooling and servicing agreement are required to be no older than 9 months for purposes of determining appraisal reduction amounts, market value, and other calculations as described in the Prospectus.

Sale of Defaulted Loans:	There will be no “Fair Market Value Purchase Option”, instead defaulted loans will be sold in a process similar to the sale process for REO property.
Cleanup Call:

On any distribution date on which the aggregate unpaid principal balance of the pooled mortgage loans and the trust subordinate companion loans remaining in the issuing entity is less than 1% of the aggregate principal balance of the pooled mortgage loans and the trust subordinate companion loans as of the Cut-off Date (solely for the purposes of this calculation, if such right is being exercised after December 2027 and the 237 East Fordham Road mortgage loan is still an asset of the trust, then such mortgage loan will be excluded from the then-aggregate principal balance of the pooled mortgage loans and the trust subordinate companion loans and from the aggregate principal balance of the mortgage loans and trust subordinate companion loans as of the Cut-off Date), certain entities specified in the Prospectus will have the option to purchase all of the remaining mortgage loans and trust subordinate companion loans (and all property acquired through exercise of remedies in respect of any mortgage loan or trust subordinate companion loan) at the price specified in the Prospectus. If the aggregate certificate balances of all certificates (exclusive of the Class X Certificates) senior to the Class D certificates, and the notional amounts of the Class X-A and Class X-B certificates have been reduced to zero, and if the master servicer has consented, the issuing entity could also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (including

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Cleanup Call (continued):	the loan-specific certificates but excluding the Class Z and Class R certificates), for the mortgage loans and the trust subordinate companion loans remaining in the issuing entity, but all of the holders of those classes of outstanding certificates (excluding the Class Z and Class R certificates) would have to voluntarily participate in the exchange.
Directing Certificateholder / Directing Holder:

The “Directing Certificateholder” will generally be the controlling class certificateholder or other representative designated by the holder(s) of at least a majority of the voting rights of the controlling class. The controlling class is the most subordinate class of the Class F and Class NR certificates (the “Control Eligible Certificates”) that has an aggregate certificate balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocated to such class, that is equal to or greater than 25% of the initial certificate balance of such class of certificates, or if no class of Control Eligible Certificates meets the preceding requirement, the most senior class of Control Eligible Certificates. The Controlling Class as of the Closing Date will be the Class NR certificates. At any time when Class F is the controlling class, the majority Class F certificateholders may elect under certain circumstances to opt-out from its rights under the pooling and servicing agreement. See “Pooling and Servicing Agreement—The Directing Holder” in the Prospectus. No other class of certificates will be eligible to act as the controlling class or appoint a Directing Certificateholder.

Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) is expected to purchase a portion of the Class F, Class NR and Class Z certificates (and possibly certain other classes of certificates, including the Class X-E and Class E certificates) on the Closing Date, and is expected to be the initial Directing Certificateholder.

The “Directing Holder“ will initially be:

(a) with respect to any mortgage loan (other than any non-serviced mortgage loan, servicing shift mortgage loan, the Yorkshire & Lexington Towers Mortgage Loan or The Standard Highline NYC Mortgage Loan) or Serviced Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan), the Directing Certificateholder;

(b)  with respect to the Yorkshire & Lexington Towers Whole Loan, (i) for so long as no Y&L Towers Trust Subordinate Companion Loan Control Termination Event exists, the Y&L Towers Directing Holder and (ii) for so long as a Y&L Towers Trust Subordinate Companion Loan Control Termination Event exists, the Directing Certificateholder;

(c)  with respect to The Standard Highline NYC Whole Loan, (i) for so long as no Standard Highline Trust Subordinate Companion Loan Control Termination Event exists, the Standard Highline Directing Certificateholder and (ii) for so long as a Standard Highline Trust Subordinate Companion Loan Control Termination Event exists, the Directing Certificateholder; and

(d) with respect to any Servicing Shift Whole Loan, (i) prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder and (ii) on and after the related Servicing Shift Securitization Date, the Directing Certificateholder.

The “Y&L Towers Directing Certificateholder” will be the Y&L Towers controlling class certificateholder selected by a majority of the Y&L Towers controlling class (by certificate balance, as certified by the certificate registrar from time to time as provided for in the

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Directing Holder / Directing Certificateholder (continued):

pooling and servicing agreement). After the occurrence and during the continuation of a Y&L Towers Trust Subordinate Companion Loan Control Termination Event, there will be no Y&L Towers Directing Certificateholder.

The “Standard Highline Directing Holder” will be:

■   initially, the holder of the Standard Highline Non-Trust Junior Subordinate Companion Loan;

■   if a Standard Highline Non-Trust Junior Subordinate Companion Loan Control Termination Event has occurred and is continuing, but an Standard Highline Non-Trust Senior Subordinate Companion Loan Control Termination Event has not occurred and is not continuing, the holder of the Standard Highline Non-Trust Senior Subordinate Companion Loan;

■   if a Standard Highline Non-Trust Senior Subordinate Companion Loan Control Termination Event has occurred and is continuing, but a Standard Highline Trust Subordinate Companion Loan Control Termination Event has not occurred and is not continuing, the Standard Highline Directing Certificateholder (or its representative).

The “Standard Highline Directing Certificateholder” will be the Standard Highline controlling class certificateholder selected by a majority of the Standard Highline controlling class (by certificate balance, as certified by the certificate registrar from time to time as provided for in the PSA). After the occurrence and during the continuation of a Standard Highline Trust Subordinate Companion Loan Control Termination Event, there will be no Standard Highline Directing Certificateholder.

The initial Directing Holder with respect to Yorkshire & Lexington Towers whole loan is anticipated to be the Yorkshire & Lexington Towers Directing Certificateholder. The initial Directing Holder with respect to The Standard Highline NYC whole loan is anticipated to be Natixis, which is expected to be the holder of the related non-trust junior subordinate companion loan.

For a description of the directing holder for the Non-Serviced Whole Loan, see “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Control/Consultation Rights:

The Directing Holder will be entitled to have consultation and approval rights with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts) for so long as no Control Termination Event exists.

So long as a Control Termination Event does not exist, the Directing Holder will be entitled to direct the special servicer to take, or refrain from taking, certain actions that would constitute major decisions with respect to a mortgage loan or whole loan serviced under the pooling and servicing agreement and will also have the right to notice and to consent to certain material actions that would constitute major decisions that the master servicer or the special servicer plan on taking with respect to any such mortgage loan or serviced whole loan subject to the servicing standard and other restrictions as described in the Prospectus.

Following the occurrence and during the continuation of a Control Termination Event and until the occurrence of a Consultation Termination Event, all of the rights of the Directing Holder will terminate other than a right to consult with respect to the major decisions and other matters as to which it previously had approval rights. After the occurrence and during the continuation of an Operating Advisor Consultation Event, the operating advisor will be entitled to consult with the special servicer with respect to certain major decisions

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Control/Consultation Rights (continued):

on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, as if those certificateholders and, with respect to a serviced pari passu companion loan, the related pari passu companion loan holder(s) constituted a single lender.

A “Control Termination Event” will occur (a) with respect to any mortgage loan (other than the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan) or serviced whole loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) (i) no class of Control Eligible Certificates exists that has a certificate balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) that is at least equal to 25% of the initial certificate balance of such class; (ii) such mortgage loan or whole loan is an excluded loan; or (iii) a holder of the Class F certificates becoming the majority controlling class certificateholder and having irrevocably waived its right, in writing, to exercise any of the rights of the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; and (b) with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, at any date on which (i) such whole loan is an excluded loan, or (ii)(A) a Trust Subordinate Companion Loan Control Termination Event exists with respect to such Whole Loan and (B)(1) no class of Control Eligible Certificates exists that has a certificate balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial certificate balance of such class or (2) a holder of the Class F Certificates becoming the majority controlling class certificateholder and having irrevocably waived its right, in writing, to exercise any of the rights of the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder; provided that a Control Termination Event shall not be deemed continuing in the event that the certificate balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the mortgage loans. The “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. “AB Modified Loan” means any corrected loan (1) that became a corrected loan (which includes for purposes of this definition any non-serviced mortgage loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the Lead Pooling and Servicing Agreement governing the servicing of such non-serviced mortgage loan) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified mortgage loan and (2) as to which an appraisal reduction amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the principal balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein),

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Control/Consultation Rights (continued):

over (ii) the sum of (in the case of a whole loan, solely to the extent allocable to the subject mortgage loan) (x) the most recent Appraised Value for the related mortgaged property or mortgaged properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related appraisal reduction amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the mortgage loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related mortgaged property or mortgaged properties (provided that in the case of a non-serviced mortgage loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related appraisal reduction amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related appraisal reduction amounts.

A “Consultation Termination Event” (a) with respect to any mortgage loan (other than the Yorkshire & Lexington Towers Mortgage Loan and The Standard Highline NYC Mortgage Loan) or Serviced Whole Loan (other than the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan) (i) no class of Control Eligible Certificates exists where such class’s aggregate certificate balance is at least equal to 25% of the initial certificate balance of that class, in each case, without regard to the application of any cumulative appraisal reduction amounts or (ii) a holder of Class F certificates is the majority controlling class certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the controlling class certificateholder, and such rights have not been reinstated to a successor controlling class certificateholder; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) shall be deemed to have existed or be in continuance with respect to a successor holder of a majority of the Class F certificates that has not irrevocably waived its right to exercise any of the rights of the controlling class certificateholder; provided, further, that a Consultation Termination Event shall not be deemed to be continuing in the event the certificate balances of all classes of certificates (other than the Class X certificates and the Control Eligible Certificates) have been reduced to zero; provided, further, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; and (b) with respect to the Yorkshire & Lexington Towers Whole Loan or The Standard Highline NYC Whole Loan, at any date on which (A) a Trust Subordinate Companion Loan Control Termination Event exists with respect to such whole loan and (B)(1) no class of Control Eligible Certificates exists where such class’s aggregate certificate balance is at least equal to 25% of the initial certificate balance of that class, in each case, without regard to the application of any cumulative appraisal reduction amounts or (2) a holder of Class F certificates is the majority controlling class certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the controlling class certificateholder, and such rights have not been reinstated to a successor controlling class certificateholder; provided that no Consultation Termination Event resulting solely from the operation of clause (2) shall be deemed to have existed or

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Control/Consultation Rights (continued):

be in continuance with respect to a successor holder of a majority of the Class F certificates that has not irrevocably waived its right to exercise any of the rights of the controlling class certificateholder;. With respect to each non-serviced whole loan, so long as a Consultation Termination Event does not exist, the Directing Certificateholder for this transaction will have certain consultation rights with respect to certain major decisions regarding the non-serviced whole loans, and the applicable directing certificateholder (or equivalent entity) pursuant to the related Lead Pooling and Servicing Agreement will have consultation, approval and direction rights, with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts) regarding such non-serviced whole loan, as provided for in the related co-lender agreement and in the related Lead Pooling and Servicing Agreement, and as described under “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Notwithstanding any contrary description set forth above, in the event that, with respect to any mortgage loan, the Directing Certificateholder or any controlling class certificateholder is a Borrower Party (any of the above, as applicable, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder will not have any consultation or approval rights with respect to such mortgage loan and will have no right to receive asset status reports or such other information as may be specified in the pooling and servicing agreement. A “Borrower Party” is a borrower, a mortgagor, a manager of a mortgaged property or the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, a person controlling or controlled by or under common control with the foregoing or any other such person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager of a mortgaged property or mezzanine lender; provided that with respect to the loan-specific certificates and any matter relating thereto, including rights and obligations of the holders thereof or any servicing matters relating thereto, the term “Borrower Party” means such parties with respect to the related whole loan.

Risk Retention Consultation Party:

The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest. Natixis is expected to be appointed as the initial risk retention consultation party with respect to the pooled mortgage loans. Except with respect to an excluded loan as to such party, the risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to specially serviced loans.

Whole Loans:

The Park Center Phase I mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $78,000,000, represents approximately 9.1% of the Initial Pool Balance, and has one related companion loan that is pari passu in right of payment with the Park Center Phase I mortgage loan, which was contributed to the CSAIL 2017-CX9 securitization transaction. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Park Center Phase I mortgage loan and the related companion loan are collectively referred to in this Term Sheet as the “Park Center Phase I whole loan”, a “non-serviced whole loan” and a “whole loan”. The Park Center Phase I whole loan will be serviced by the CSAIL 2017-CX9 transaction master servicer and, if and to the extent necessary, the CSAIL 2017-CX9 transaction special servicer under the CSAIL 2017-CX9 transaction pooling and servicing

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Whole Loans (continued):

agreement (referred to as the “CSAIL 2017-CX9 PSA” in this Term Sheet). Wells Fargo, as the CSAIL 2017-CX9 transaction trustee, or a custodian on its behalf, will hold the mortgage file for the Park Center Phase I whole loan pursuant to the CSAIL 2017-CX9 PSA (other than the promissory note for the related mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The GNL Portfolio mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $73,000,000, represents approximately 8.5% of the Initial Pool Balance, and has three related companion loans that are pari passu in right of payment with the GNL Portfolio mortgage loan, one of which is currently held by Column or an affiliate and is expected to be contributed to one or more future securitization transactions, and two of which are expected to be contributed to the CCUBS 2017-C1 securitization trust. The pari passu companion loans described above are each referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” and a “companion loan”. The GNL Portfolio mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “GNL Portfolio whole loan”, a “serviced whole loan” and a “whole loan”.

The Yorkshire & Lexington Towers mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $60,000,000, represents approximately 7.0% of the Initial Pool Balance, and has (i) seven related companion loans that are pari passu in right of payment with the Yorkshire & Lexington Towers mortgage loan, one of which is expected to be contributed to the UBS 2017-C5 securitization transaction, one of which is currently held by Natixis Real Estate Capital LLC and is expected to be contributed to one or more future securitization trusts, and five of which are currently held by UBS AG, New York Branch and are expected to be contributed to one or more future securitization trusts (the “Y&L Towers Pari Passu Companion Loans”) and (i) one related companion loan that is subordinate in right of payment with the Yorkshire & Lexington Towers mortgage loan and which is included in the issuing entity (the “Y&L Towers Trust Subordinate Companion Loan”. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” and a “companion loan”. The subordinate companion loan described above is referred to in this Term Sheet as a “subordinate companion loan”, a “trust subordinate companion loan”, a “serviced companion loan” and a “companion loan”. The Yorkshire & Lexington Towers mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Yorkshire & Lexington Towers whole loan”, a “serviced whole loan” and a “whole loan”.

The One California Plaza mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $50,000,000, represents approximately 5.8% of the Initial Pool Balance, and has (i) one related companion loan that is pari passu in right of payment with the One California Plaza mortgage loan, which was contributed to the CSMC 2017-CALI securitization transaction and (ii) one related companion loan that is subordinate in right of payment with the One California Plaza mortgage loan, which was also contributed to the CSMC 2017-CALI securitization transaction. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The subordinate companion loan is referred to as a “subordinate companion loan”, a “non-serviced companion loan” and a “companion loan”. The One

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Whole Loans (continued):

California Plaza mortgage loan and the related companion loan is collectively referred to in this Term Sheet as the “One California Plaza whole loan”, a “non-serviced whole loan” and a “whole loan”. The One California Plaza whole loan will be serviced by the CSMC 2017-CALI transaction master servicer and, if and to the extent necessary, the CSMC 2017-CALI transaction special servicer under the CSMC 2017-CALI transaction trust and servicing agreement (referred to as the “CSMC 2017-CALI TSA” in this Term Sheet). U.S. Bank National Association, as the CSMC 2017-CALI transaction trustee, or a custodian on its behalf, will hold the mortgage file for the One California Plaza whole loan pursuant to the CSMC 2017-CALI TSA (other than the promissory note for the related mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The Lehigh Valley Mall mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $50,000,000, represents approximately 5.8% of the Initial Pool Balance, and has five related companion loans that are pari passu in right of payment with the Lehigh Valley Mall mortgage loan, two of which are currently held by JPMorgan Chase Bank, National Association or an affiliate, one of which is held by Column Financial, Inc. or an affiliate and two of which are held by Cantor Commercial Real Estate Lending, L.P. or an affiliate, all of which are expected to be contributed to one or more future securitization trusts. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” (prior to the related servicing shift securitization date), a “non-serviced companion loan” (on and after the related servicing shift securitization date) and a “companion loan”. The Lehigh Valley Mall mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Lehigh Valley Mall whole loan”, a “serviced whole loan” (prior to the related servicing shift securitization date), a “non-serviced whole loan” (on and after the related servicing shift securitization date) and a “whole loan”.

The Standard Highline NYC mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $45,000,000, represents approximately 5.3% of the Initial Pool Balance, and has (i) one related companion loan that is subordinate in right of payment with The Standard Highline NYC mortgage loan and which is included in the issuing entity (the “Standard Highline Trust Subordinate Companion Loan” and (ii) two related companion loans that are subordinate in right of payment with The Standard Highline NYC mortgage loan and the Standard Highline Trust Subordinate Companion Loan, which are currently held by Natixis Real Estate Capital LLC or an affiliate (the “Standard Highline Non-Trust Senior Subordinate Companion Loan” and the “Standard Highline Non-Trust Junior Subordinate Companion Loan”). Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” and a “companion loan”. Each subordinate companion loan described above is referred to in this Term Sheet as a “subordinate companion loan”, a “serviced companion loan” and a “companion loan”. The Standard Highline Trust Subordinate Companion Loan is referred to in this Term Sheet as a “trust subordinate companion loan”. The Standard Highline NYC mortgage loan and the related companion loans are collectively referred to in this Term Sheet as “The Standard Highline NYC whole loan”, a “serviced whole loan” and a “whole loan”.

The Centre 425 Bellevue mortgage loan, which will be contributed to the issuing entity,

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Whole Loans (continued):

has an outstanding principal balance as of the Cut-off Date of $44,000,000, represents approximately 5.1% of the Initial Pool Balance, and has (i) two related companion loans that are pari passu in right of payment with the Centre 425 Bellevue mortgage loan, one of which is currently held by Natixis Real Estate Capital LLC or an affiliate, which is expected to be contributed to one or more securitization transactions, and one of which is expected to be contributed to the UBS 2017-C5 securitization trust and (ii) one companion loan that is subordinate in right of payment to the Centre 425 Bellevue mortgage loan, which is currently held by Natixis Real Estate Capital LLC or an affiliate and is expected to be contributed to a securitization transaction. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Centre 425 Bellevue mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Centre 425 Bellevue whole loan”, a “non-serviced whole loan”, and a “whole loan”. The Centre 425 Bellevue whole loan is expected to be serviced initially by the UBS 2017-C5 transaction master servicer and, if and to the extent necessary, the UBS 2017-C5 transaction special servicer under the UBS 2017-C5 transaction pooling and servicing agreement (referred to as the “UBS 2017-C5 PSA” in this Term Sheet). Wells Fargo, as the UBS 2017-C5 transaction trustee, or a custodian on its behalf, will hold the mortgage file for the Centre 425 Bellevue whole loan pursuant to the UBS 2017-C5 PSA (other than the promissory note for the related mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization and any other promissory note not included in the related securitization). On and after the related servicing shift securitization date, the Centre 425 Bellevue mortgage loan will be serviced pursuant to the pooling and servicing agreement governing the securitization transaction to which the related controlling note is contributed.

The 600 Vine mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $35,998,538, represents approximately 4.2% of the Initial Pool Balance, and has one related companion loan that is pari passu in right of payment with the 600 Vine mortgage loan, which is currently held by Natixis Real Estate Capital LLC and is expected to be contributed to one or more future securitization trusts. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” and a “companion loan”. The 600 Vine mortgage loan and the related companion loan are collectively referred to in this Term Sheet as the “600 Vine whole loan”, a “serviced whole loan” and a “whole loan”.

The 300 Montgomery mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $30,000,000, represents approximately 3.5% of the Initial Pool Balance, and has one related companion loan that is pari passu in right of payment with the 300 Montgomery mortgage loan, which was contributed to the CSAIL 2017-CX9 securitization transaction. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The 300 Montgomery mortgage loan and the related companion loan are collectively referred to in this Term Sheet as the “300 Montgomery whole loan”, a “non-serviced whole loan” and a “whole loan”. The 300 Montgomery whole loan will be serviced by the CSAIL 2017-CX9 transaction master servicer and, if and to the extent necessary, the CSAIL 2017-CX9 transaction special servicer under the CSAIL 2017-CX9 PSA. Wells Fargo, as the CSAIL 2017-CX9

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Whole Loans (continued):

transaction trustee, or a custodian on its behalf, will hold the mortgage file for the 300 Montgomery whole loan pursuant to the CSAIL 2017-CX9 PSA (other than the promissory note for the related mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The Garden Multifamily Portfolio mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $29,333,985, represents approximately 3.4% of the Initial Pool Balance, and has three related companion loans that are pari passu in right of payment with the Garden Multifamily Portfolio mortgage loan, two of which are currently held by Benefit Street Partners CRE Finance LLC or an affiliate and are expected to be contributed to one or more future securitization transactions, and one of which was contributed to the CSAIL 2017-C8 securitization trust. The pari passu companion loans described above are each referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” and a “companion loan”. The Garden Multifamily Portfolio mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Garden Multifamily Portfolio whole loan”, a “serviced whole loan” and a “whole loan”.

The 333 North Bedford mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $28,844,126, represents approximately 3.4% of the Initial Pool Balance, and has one related companion loan that is pari passu in right of payment with the 333 North Bedford mortgage loan, which was contributed to the WFCM 2016-NXS6 securitization transaction. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The 333 North Bedford mortgage loan and the related companion loan are collectively referred to in this Term Sheet as the “333 North Bedford whole loan”, a “non-serviced whole loan” and a “whole loan”. The 333 North Bedford whole loan will be serviced by the WFCM 2016-NXS6 transaction master servicer and, if and to the extent necessary, the WFCM 2016-NXS6 transaction special servicer under the WFCM 2016-NXS6 transaction pooling and servicing agreement (referred to as the “WFCM 2016-NXS6 PSA” in this Term Sheet). Wilmington Trust, National Association, as the WFCM 2016-NXS6 transaction trustee, or a custodian on its behalf, will hold the mortgage file for the 333 North Bedford whole loan pursuant to the WFCM 2016-NXS6 PSA (other than the promissory note for the related mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The Miracle Mile mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $28,000,000, represents approximately 3.3% of the Initial Pool Balance, and has two related companion loans that are pari passu in right of payment with the Miracle Mile mortgage loan, which are currently held by JPMorgan Chase Bank, National Association or an affiliate and are expected to be contributed to one or more future securitization transactions. The pari passu companion loans described above are each referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” and a “companion loan”. The Miracle Mile mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Miracle Mile whole loan”, a “serviced whole loan” and a “whole loan”.

The Totowa Commerce Center mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $26,750,000,

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Whole Loans (continued):

represents approximately 3.1% of the Initial Pool Balance, and has one related companion loan that is pari passu in right of payment with the Totowa Commerce Center mortgage loan, which is expected to be contributed to the UBS 2017-C5 securitization trust. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “serviced companion loan” and a “companion loan”. The Totowa Commerce Center mortgage loan and the related companion loan are collectively referred to in this Term Sheet as the “Totowa Commerce Center whole loan”, a “serviced whole loan” and a “whole loan”.

The Boulders Resort & Spa mortgage loan, which will be contributed to the issuing entity, has an outstanding principal balance as of the Cut-off Date of $22,952,843, represents approximately 2.7% of the Initial Pool Balance, and has one related companion loan that is pari passu in right of payment with The Boulders Resort & Spa mortgage loan, which was contributed to the CSAIL 2017-CX9 securitization transaction. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Boulders Resort & Spa mortgage loan and the related companion loan are collectively referred to in this Term Sheet as “The Boulders Resort & Spa whole loan”, a “non-serviced whole loan” and a “whole loan”. The Boulders Resort & Spa whole loan will be serviced by the CSAIL 2017-CX9 transaction master servicer and, if and to the extent necessary, the CSAIL 2017-CX9 transaction special servicer under the CSAIL 2017-CX9 PSA. Wells Fargo, as the CSAIL 2017-CX9 transaction trustee, or a custodian on its behalf, will hold the mortgage file for The Boulders Resort & Spa whole loan pursuant to the CSAIL 2017-CX9 PSA (other than the promissory note for the related mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

Each of the Servicing Shift PSAs, the CSAIL 2017-CX9 PSA, the CSMC 2017-CALI TSA, the UBS 2017-C5 PSA and the WFCM 2016-NXS6 PSA is also referred to in this Term Sheet as a “Lead Pooling and Servicing Agreement” insofar as it relates to the non-serviced whole loan serviced thereunder.

In the case of the non-serviced whole loans, the related mortgage loans are referred to as “non-serviced mortgage loans”.

The Yorkshire & Lexington Tower whole loan, the GNL Portfolio whole loan, the Lehigh Valley Mall (prior to the related Servicing Shift Securitization Date), The Standard Highline NYC whole loan, the 600 Vine whole loan, the Garden Multifamily Portfolio whole loan, the Miracle Mile whole loan and the Totowa Commerce Center whole loan will be serviced by KeyBank, as the CSAIL 2017-CX10 master servicer, and special serviced by CWCapital, as the CSAIL 2017-CX10 special servicer pursuant to the terms of the CSAIL 2017-CX10 PSA. Wells Fargo, as the CSAIL 2017-CX10 trustee, or a custodian on its behalf, will hold the mortgage file for the Yorkshire & Lexington Tower whole loan, the GNL Portfolio whole loan, the Lehigh Valley Mall (prior to the related Servicing Shift Securitization Date), The Standard Highline NYC whole loan, the 600 Vine whole loan, the Garden Multifamily Portfolio whole loan, the Miracle Mile whole loan and the Totowa Commerce Center whole loan pursuant to the CSAIL 2017-CX10 PSA (other than the promissory notes for any related companion loans that are not assets of the CSAIL 2017-CX10 securitization). The Lehigh Valley Mall whole loan (on and after the related servicing shift securitization date) will be serviced pursuant to the terms of the related Servicing Shift PSA, and the related trustee, or a custodian on its behalf, will hold the mortgage file for the Lehigh Valley Mall

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Whole Loans (continued):

whole loan (in each case, after the related servicing shift securitization date) pursuant to the related Servicing Shift PSA (other than the promissory note for the related mortgage loan and any other promissory note not included in the related securitization).

For more information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Servicing Standard:

Each of the mortgage loans (other than the non-serviced mortgage loans) and serviced whole loan(s) will be serviced by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement. In all circumstances, each of the master servicer and the special servicer are obligated to act in the best interests of the certificateholders (and, in the case of a serviced whole loan, the holder of the related serviced companion loan) as a collective whole as if such certificateholders (and, if applicable, such companion loan holder), constituted a single lender (taking into account the pari passu or subordinate nature of any related companion loan(s). The special servicer is required to determine the effect on net present value of various courses of action (including workout or foreclosure), using the Calculation Rate as the discount rate, and pursue the course of action that it determines would maximize recovery on a net present value basis.

“Calculation Rate” means:

(a) for principal and interest payments on a mortgage loan or proceeds from the sale of a defaulted loan, the highest of (i) the rate determined by the master servicer or the special servicer, as applicable, that approximates the market rate that would be obtainable by borrowers on similar debt of the borrowers as of such date of determination, (ii) the mortgage loan rate and (iii) the yield on 10-year US treasuries; and

(b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or update of such appraisal).

Termination of Special Servicer:

Except as limited by certain conditions described in the Prospectus, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder provides a replacement special servicer that meets the requirements of the pooling and servicing agreement.

After the occurrence and during the continuance of a Control Termination Event (but for so long as no control termination event is continuing with respect to the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan), the holders of at least 25% of the pooled voting rights of the pooled principal balance certificates (other than Class R certificates) may request a vote to replace the special servicer (other than with respect to the Yorkshire & Lexington Towers whole loan or The Standard Highline NYC whole loan). The subsequent vote may result in the termination and replacement of such special servicer if, within 180 days of the initial request for that vote, the holders of (a) at least 66-2/3% of a “pooled certificateholder quorum” (holders of pooled certificates evidencing at least 66-2/3% of the aggregate pooled voting rights (taking into account the  application of realized losses) of the certificates (other than the Class X, Class Z and Class R certificates)), or (b) more than 66-2/3% of the pooled voting rights of each class of pooled non-reduced certificates other than any Class X, Class Z and Class R

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Termination of Special Servicer (continued):

certificates (but in the case of this clause (b) only such classes of pooled principal balance certificates that, in each case, have an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocated to such class, equal to or greater than 25% of the initial certificate balance of such class, minus all payments of principal made on such class of certificates), vote affirmatively to so replace such special servicer.

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of certificates that (i) evidence at least 20% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not Risk Retention Affiliated with each other). In the event the holders of such principal balance certificates elect to remove and replace the special servicer, the certificate administrator will be required to obtain a rating agency confirmation from each of the rating agencies at that time.

Excluded Special Servicer:

In the event that, with respect to any mortgage loan (other than any non-serviced mortgage loan), the special servicer has obtained knowledge that it is a Borrower Party with respect to any mortgage loan or serviced whole loan, the special servicer will be required to resign as special servicer of such mortgage loan (an “Excluded Special Servicer Loan”), and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder or the majority controlling class certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the pooling and servicing agreement (an “Excluded Special Servicer”) with respect to such Excluded Special Servicer Loan unless such Excluded Special Servicer Loan is also an excluded loan with respect to such Directing Certificateholder or the holder of the majority of the controlling class, in which case the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer.

Servicing Compensation:

Modification Fees: Certain fees resulting from modifications, amendments, waivers or other changes to the terms of the loan documents, as more fully described in the Prospectus, will be used to offset expenses on the related serviced mortgage loan (i.e., a mortgage loan other than a non-serviced mortgage loan) or serviced whole loan, if applicable (i.e., reimburse the trust for certain expenses including unreimbursed advances and interest on unreimbursed advances previously incurred (other than special servicing fees, workout fees and liquidation fees) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, but not yet reimbursed to the trust or servicers), or to pay expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding, in each case unless as part of the written modification the related borrower is required to pay these amounts on a going forward basis or in the future). Any excess modification fees not so applied to offset expenses will

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Servicing Compensation (continued):

be available as compensation to the master servicer and/or applicable special servicer. Within any prior 12-month period, all excess modification fees earned by the master servicer or by the applicable special servicer (after taking into account the offset described below applied during such 12-month period) with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of such mortgage loan after giving effect to such transaction and (ii) $25,000.

All excess modification fees earned by either special servicer will be required to offset any future workout fees or liquidation fees payable with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, or related REO property; provided that if the mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceases being a corrected loan, and is subject to a subsequent modification, any excess modification fees earned by the applicable special servicer prior to such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceasing to be a corrected loan will no longer be offset against future liquidation fees and workout fees unless such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceased to be a corrected loan within 12 months of it becoming a modified mortgage loan (or modified whole loan, if applicable).

Penalty Charges: All late fees and default interest will first be used to reimburse certain expenses previously incurred with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable (other than special servicing fees, workout fees and liquidation fees) but not yet reimbursed to the trust, the master servicer or the applicable special servicer or to pay certain expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, and any excess received with respect to a serviced loan will be paid to the master servicer (for penalty charges accrued while a non-specially serviced loan), and the applicable special servicer (for penalty charges accrued while a specially serviced loan). To the extent any amounts reimbursed out of penalty charges are subsequently recovered on a related serviced loan, they will be paid to the master servicer or applicable special servicer who would have been entitled to the related penalty charges that were previously used to reimburse such expense.

Liquidation / Workout Fees: Liquidation fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a liquidation fee of $1,000,000, for each mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan that is a specially serviced loan and any REO property, subject in any case to a minimum liquidation fee of $25,000, except that the liquidation fee will be zero with respect to certain liquidation events set forth in the pooling and servicing agreement, and the liquidation fee with respect to each mortgage loan or REO mortgage loan repurchased or substituted for after more than 180 days following the Mortgage Loan Seller’s receipt of notice or discovery of a material breach or material defect will be in an amount equal to the liquidation fee rate described above of the outstanding principal balance of such mortgage loan or REO loan. For any mortgage loan (other than a non-serviced loan) or serviced whole loan that is a corrected loan, workout fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when

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Servicing Compensation (continued):

applied to each expected payment of principal and interest (other than default interest) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, from the date such serviced loan becomes a corrected loan through and including the then related maturity date; or in any case such higher rate as would result in a workout fee of $25,000 when applied to each expected payment of principal and interest (other than default interest) on any mortgage loan from the date such serviced loan becomes a corrected loan through and including the then related maturity date.

Notwithstanding the foregoing, in connection with a maturity default, no liquidation or workout fee will be payable in connection with a payoff or refinancing of the related serviced loan within 90 days of the maturity default.

Operating Advisor:

The operating advisor will have access to any final asset status report and information available with respect to the transaction on the certificate administrator’s website and will have certain monitoring responsibilities on behalf of the entire issuing entity. After the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be entitled to consult with the special servicer with respect of the asset status reports and certain major decisions processed by the special servicer on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, in the case of a serviced whole loan, the related companion loan holder(s), as a collective whole, as if those certificateholders and, if applicable, such companion loan holder(s) constituted a single lender (taking into account the pari passu or subordinate nature of any related companion loan(s)).

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed without cause if the holders of at least 25% of the voting rights request a vote to replace the operating advisor and such vote is approved by the holders of at least 75% of the voting rights.

An “Operating Advisor Consultation Event” will occur when with respect to any mortgage loan or serviced whole loan (i) the HRR Certificates have an aggregate certificate balance (as notionally reduced by any appraisal reduction amounts allocable to any class of the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR Certificates, or (ii) a Control Termination Event has occurred and is continuing.

Asset Representations Reviewer:

The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. An asset review will occur when either (1) mortgage loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period are delinquent loans or (2) at least 15 mortgage loans are delinquent loans as of the end of the applicable collection period and the outstanding principal balance of such delinquent loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period.

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Replacement of the Asset Representations Reviewer:

The asset representations reviewer may be terminated and replaced without cause. Upon (i) the written direction of pooled certificateholders evidencing not less than 25% of the pooled voting rights (without regard to the application of any cumulative appraisal reduction amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an eligible asset representations reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all pooled certificateholders and the asset representations reviewer of such request. Upon the written direction of pooled certificateholders evidencing at least 75% of a pooled certificateholder quorum (without regard to the application of any cumulative appraisal reduction amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the pooling and servicing agreement, and the proposed successor asset representations reviewer will be appointed.

Dispute Resolution Provisions:

Each Mortgage Loan Seller will be subject to the dispute resolution provisions set forth in the pooling and servicing agreement to the extent those provisions are triggered with respect to any mortgage loan, the Yorkshire & Lexington trust subordinate companion loan or the Standard Highline trust subordinate companion loan sold to the depositor by a Mortgage Loan Seller and such Mortgage Loan Seller will be obligated under the related mortgage loan purchase agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Generally, in the event that a repurchase request is not “Resolved” (as defined below) within 180 days after the related Mortgage Loan Seller receives such repurchase request, then the enforcing servicer will be required to send a notice to the “initial requesting certificateholder” (if any) and to the certificate administrator who will make such notice available to all other certificateholders and certificate owners indicating the enforcing servicer’s intended course of action with respect to the repurchase request. Such notice will notify all certificateholders and certificate owners that in the event any certificateholder disagrees with the enforcing servicer’s intended course of action, the enforcing servicer will be required to follow the course of action agreed to and/or proposed by the majority of the responding certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the enforcing servicer’s intended course of action with respect to the repurchase request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the repurchase request and the initial requesting certificateholder, if any, or any other certificateholder or certificate owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the enforcing servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the repurchase request but the initial requesting certificateholder, if any, or any other certificateholder or certificate owner does not agree with the dispute resolution method selected by the enforcing servicer, then the initial requesting certificateholder, if any, or such other certificateholder or certificate owner may deliver a written notice to the enforcing servicer indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

“Resolved” means, with respect to a repurchase request, (i) that related material defect has been cured, (ii) the related mortgage loan, Yorkshire & Lexington trust subordinate

A-2-36

Dispute Resolution Provisions (continued):

companion loan or the Standard Highline trust subordinate companion loan has been repurchased in accordance with the related mortgage loan purchase agreement, (iii) a mortgage loan has been substituted for the related mortgage loan in accordance with the related mortgage loan purchase agreement, (iv) the applicable Mortgage Loan Seller has paid a loss of value payment, (v) a contractually binding agreement is entered into between the enforcing servicer, on behalf of the issuing entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related mortgage loan purchase agreement, or (vi) the related mortgage loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the pooling and servicing agreement.

Deal Website:

The Certificate Administrator will maintain a deal website including, but not limited to:

■      all special notices delivered

■      summaries of final asset status reports

■      all appraisals in connection with appraisal reduction amounts plus any subsequent appraisal updates

■      an “Investor Q&A Forum” and a voluntary investor registry

A-2-37

Mortgage Loan No. 1 — Park Center Phase I

A-2-38

Mortgage Loan No. 1 — Park Center Phase I

A-2-39

Mortgage Loan No. 1 — Park Center Phase I

A-2-40

Mortgage Loan No. 1 — Park Center Phase I

Mortgage Loan Information	Property Information

Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$78,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$78,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	9.1%	Net Rentable Area (SF):	590,926
Loan Purpose:	Acquisition	Location:	Dunwoody, GA
Borrower:	Corporate Properties Trust II SPE, L.L.C.	Year Built / Renovated:	2016 / NAP
Sponsors:	Mirae Asset Global Investments Co. Ltd; Transwestern Investment Group, L.L.C.	Occupancy:	99.5%
Interest Rate:	3.3400%	Occupancy Date:	7/1/2017
Note Date:	7/27/2017	Number of Tenants:	3
Maturity Date:	8/6/2024	2014 NOI(3):	N/A
Interest-only Period:	84 months	2015 NOI(3):	N/A
Original Term:	84 months	2016 NOI(3):	N/A
Original Amortization:	None	YTD NOI(3):	$15,881,058
Amortization Type:	Interest Only	UW Economic Occupancy:	99.6%
Call Protection:	YM1(74),O(10)	UW Revenues:	$24,931,963
Lockbox(2):	Hard	UW Expenses:	$7,842,171
Additional Debt(1):	Yes	UW NOI:	$17,089,792
Additional Debt Balance(1):	$80,000,000	UW NCF:	$16,965,384
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$307,500,000 / $520
Additional Future Debt Permitted:	No	Appraisal Date:	6/26/2017

Escrows and Reserves(4)	Financial Information(1)

	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$267
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$267
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	51.4%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	51.4%
TI/LC:	$3,090,000	Springing	N/A	UW NOI DSCR:	3.19x
				UW NCF DSCR:	3.17x
				UW NOI Debt Yield:	10.8%
				UW NCF Debt Yield:	10.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Mortgage Loan	$158,000,000	57.7%	Purchase Price	$275,400,000	100.6%
Sponsor Equity	115,737,730	42.3	Closing Credit and Proration	(7,180,915)	(2.6)
			Upfront Reserves	3,090,000	1.1
			Closing Costs	2,428,645	0.9
Total Sources	$273,737,730	100.0%	Total Uses	$273,737,730	100.0%

(1)	The Park Center Phase I loan is part of a larger split whole loan evidenced by two pari passu notes with an aggregate original principal balance of $158.0 million (collectively, the “Park Center Phase I Whole Loan”). The financial information presented in the chart above reflects the Cut-off Date balance of the Park Center Phase I Whole Loan.

(2)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(3)	Historical financials are not available due to the property being built in 2016. YTD represents the annualized trailing five month period ending May 31, 2017.

(4)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-2-41

Mortgage Loan No. 1 — Park Center Phase I

The Loan. The Park Center Phase I loan, which is part of a larger split whole loan, is secured by a first mortgage lien on a 590,926 SF office located on an approximately 3.5-acre site in Dunwoody, Georgia. The Park Center Phase I Whole Loan has an outstanding principal balance of $158.0 million, which is evidenced by two pari-passu notes identified as Note A-1 and Note A-2. Note A-1, which is the controlling note and has an outstanding principal balance as of the Cut-off Date of $80.0 million, was contributed to the CSAIL 2017-CX9 Commercial Mortgage Trust. Note A-2, which has an outstanding principal balance as of the Cut-off Date of $78.0 million is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. The Park Center Phase I Whole Loan is being serviced pursuant to the CSAIL 2017-CX9 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2017-CX9 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2017-CX9 pooling and servicing agreement, the CSAIL 2017-CX9 directing certificateholder) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Park Center Phase I Whole Loan; however, the holder of Note A-2 is entitled, under certain circumstances, to consult with respect to certain major decisions. The loan has a 7-year term and is interest-only for the entire term.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$80,000,000	$80,000,000	CSAIL 2017-CX9	Y	Y
Note A-2	78,000,000	78,000,000	CSAIL 2017-CX10	N	N
Total	$158,000,000	$158,000,000

The Borrower. The borrowing entity for the loan is Corporate Properties Trust II SPE, L.L.C., a Delaware limited liability company and special purpose entity. The borrower is indirectly owned and controlled by a joint venture between Transwestern Investment Group, L.L.C (“TIG”), the general partner and special limited partner, (5.5% ownership interest) and Mirae Asset Global Investments Co. Ltd. (“Mirae”), the limited partner, (94.5% ownership interest).

The Sponsors. The loan’s sponsors are TIG and Mirae. The loan does not provide for a nonrecourse carve-out guarantor. TIG is a real estate investment advisor with assets under management of approximately $3.1 billion (including assets in separate accounts, joint ventures and fund formats). TIG has a strong relationship with State Farm, acting not only as an investment fiduciary but also as a property manager. In 2011, State Farm engaged TIG to formulate and execute a core equity investment program across the primary property types on a national level. The equity allocation was $1.0 billion to be invested over four years. Since the program’s inception, TIG has acquired and currently manages more than $1.0 billion in core assets. As a part of that program, TIG is working with State Farm on its reorganization of mission critical operations into three separate regional HUB locations in Atlanta, Georgia (the property), Dallas, Texas, and Tempe, Arizona. TIG continues to manage and have an ownership interest in the property. Mirae is a subsidiary of Mirae Asset Financial Group, a leading independent financial service firm in Asia, with approximately $4.2 billion in real estate invested equity and a net asset value of $8.5 billion.

The Property. The property is a 590,926 SF, Class A, LEED Gold Certified office building located in Dunwoody, Georgia. The property was constructed in 2016 and consists of a 21-story building situated on approximately 3.5 acres, in the southeast quadrant of Hammond Drive and Perimeter Center Parkway Northeast, immediately southwest of Perimeter Mall and the MARTA (rail transit) Dunwoody Station. The build-out of the floors varies throughout the building, but generally features open areas with cubicles, private offices, kitchenettes, break areas and conference rooms. Floors nine and fifteen are training floors, which have large training rooms, and the tenth floor is an executive floor. The ninth floor also has an outdoor patio on the green roof. Floors eight and below are parking garages which contains 2,283 garage parking spaces providing an overall parking ratio of 3.9 spaces per 1,000 SF of NRA. The lobby has a café and seating area and Del Frisco’s executed a lease for retail space facing Hammond Drive and Perimeter Center Parkway.

A-2-42

Mortgage Loan No. 1 — Park Center Phase I

As of July 1, 2017, the property was 99.5% leased by 3 tenants. The largest tenant at the property, State Farm Mutual Automobile Insurance Co (S&P: AA) (“State Farm”), leases 569,778 SF (96.4% of the net rentable area (“NRA”)) through June 2037. According to the appraisal, State Farm constructed the campus as a mission critical regional office headquarters. The property is Phase I of a two phase development. Two additional buildings, totaling approximately 1.1 million SF and, not part of the collateral, are under construction across Perimeter Center Parkway Northeast. The first of the two buildings is estimated to be complete in the second quarter of 2020, and the second building is estimated to be complete in the second quarter of 2021. The Phase II buildings are expected to be connected with the property via a to-be-built overhead pedestrian bridge as well as a subterranean parking tunnel that was constructed as part of Phase I. The property’s lobby has granite finishes with a cafe and seating area and direct access to the recently completed entrance to the Dunwoody MARTA rail station. The property has a parking garage with eleven stories which includes the four basement levels and floors 2-8 between the lobby and the office space. The garage has 2,283 spaces, or 3.9 spaces per 1,000 SF of NRA, and can be accessed via four entrances. The property is 99.5% leased, with all of the office space leased to State Farm (569,778 SF, 96.4% of NRA), the remaining spaces are a restaurant leased to Del Frisco’s, which is anticipated to take occupancy on June 1, 2018 (10,090 SF, 1.7% of NRA), a cafeteria and a cafe leased to Compass Food Court (“Compass”) (4,895 SF, 0.8% of NRA), and management and security offices and storage (6,163 SF, 1.0% of NRA). The storage space (2,869 SF) is currently the only vacant space. At closing, the borrower funded an upfront reserve of approximately $3.1 million for outstanding tenant improvement costs and leasing commissions related to the Del Frisco’s space.

The property was built-to-suit by State Farm and TIG to act as one of State Farm’s three regional Hub locations for State Farm. State Farm has an option to extend the lease for up to 20 additional years by exercising multiple extensions. This location acts as State Farm’s southeastern HUB housing operations including, underwriting, claims, accounting, and IT. State Farm occupies approximately 1.2 million SF of additional space in the market. As leases at alternate sites expire, employees will be moving to the property and the two buildings in Phase II. State Farm is a Fortune 500, AA rated by S&P, insurance company with over 65,000 employees and more than 18,000 independent contractor agents. As of December 31, 2016, State Farm had serviced over 84.4 million policies and accounts.

According to the appraiser, the property’s local market area benefits from its close proximity and access to several major thoroughfares, public transportation stations, the City of Atlanta, densely developed residential neighborhoods and commercial nodes. The property benefits from its direct access to the Dunwoody MARTA Station. Additionally, Georgia Highway 400 is 0.7 miles west of the property and Interstate 285 is located just north of the property.

The Market. The property is located in the Central Perimeter area which is located about 12.5 miles north of downtown Atlanta, and houses several major office complexes. The Atlanta-Sandy Springs-Marietta Metropolitan Statistical Area (“Atlanta MSA”) is the ninth largest region in the United States, consisting of 28 counties in northwest Georgia. The City of Atlanta is the largest incorporated area within the Atlanta MSA encompassing, most of Fulton County and a portion extending into neighboring DeKalb County. According to a third-party market research provider, Atlanta had the third fastest-growing MSA between 2000 and 2010 of the 10 most populous MSAs in the United States.

According to the appraisal, as of February 2017, the region added 95,400 new jobs over the last year pushing total non-farm employment to over 2.7 million. According to the Bureau of Labor Statistics, the Atlanta MSA had the fastest rate of job growth among the 12 largest metropolitan areas in the nation, measuring 3.6% as of the trailing twelve month period ending February 2017. Atlanta gained the third-most jobs in the nation, behind New York (145,800 jobs) and Dallas (119,300 jobs). The Atlanta MSA is home to four Global 500 corporations, thirteen Fortune 500 corporations and 24 Fortune 1000 corporations. Atlanta ranks third in the number of Fortune 500 companies headquartered within city boundaries, behind New York and Houston.

A-2-43

Mortgage Loan No. 1 — Park Center Phase I

According to a third-party market research provider, Atlanta Office market contains approximately 143.8 million SF of office space. The property falls in such a third-party market research provider’s North Central/I-285/Georgia 400 submarket which is the largest submarket, containing approximately 23.8 million SF and 16.6% of the area’s total inventory. According to a third-party market research provider as of July 2017, the Atlanta office market reported an inventory of approximately 302.8 million SF, a vacancy rate of 12.2%, and an asking rent of $21.94 PSF. The vacancy rate was up 0.3% over the previous year, was down from the 13.7% historical average. Vacancies have compressed steadily since 2010. Net absorption was positive approximately 1.6 million SF over the 12-month period. According to the appraisal, the property’s competitive set consists of the seven properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built	Total GLA (SF)	Est. Rent PSF(2)	Est. Occ.	Proximity (miles)
Park Center Phase I(3)	2016	590,926	$29.18	99.5%	N/A
Buckhead Atlanta	2014	112,150	$26.25	UAV	6.9
12th & Midtown	2010	752,710	$24.00	88%	10.9
1180 Peachtree	2006	670,443	$40.00(4)	99%	10.7
CODA Tech Square(5)	2019	775,000	$47.50(4)	UAV	11.6
Concourse Corporate Center	1988	687,107	$33.50(4)	UAV	0.9
Three Alliance	2017	501,678	$27.50 - $30.25	65%	5.5
4004 Perimeter Summit(5)	2017	355,250	$32.00	UAV	1.2

(1)	Source: Appraisal.

(2)	Based on recent leases identified by the appraisal.

(3)	Based on the underwritten rent roll.

(4)	The rents reflect gross rental rates while the other rents reflect net rental rates.

(5)	Currently under construction, Year Built is based on estimates provided by the appraisal.

Corporations with Offices in the Central Perimeter

Property	Fortune 500 Company	Proximity (miles)
UPS World Headquarters	Yes	2.4
First Data Headquarters	Yes	1.7
Mercedes Benz USA Headquarters	N/A	1.8
IHG International Hotels Group	N/A	0.7
Cox Enterprises Headquarters	N/A	0.6
Veritiv Corporate Headquarters	Yes	1.5
Axiall Corporate Headquarters	N/A	1.5

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
N/A	N/A	N/A	99.5%

(1)	Historical occupancy is not available due to the property being built in 2016.

(2)	Based on the underwritten rent roll.

A-2-44

Mortgage Loan No. 1 — Park Center Phase I

Tenant Summary(1)(2)

Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rents	Lease Expiration Date
State Farm(3)	NR / AA / NR	569,778	96.4%	$29.27	$16,677,288	96.7%	6/30/2037
Del Frisco’s(4)	NR / NR / NR	10,090	1.7%	$51.54	$520,000	3.0%	5/31/2028
Compass Food Court	NR / NR / NR	4,895	0.8%	$9.38	$45,932	0.3%	12/31/2022

(1)	Based on the underwritten rent roll. Rent includes base rent and rent increases for the proceeding 12 month period for Del Frisco’s and Compass. State Farm’s rent, as a credit tenant, is underwritten to the average annual rent over the term of the loan, or $29.27 PSF. Property leased rent is currently $16,267,668, or $27.53 PSF compared to underwritten rent of $17,243,241, or $29.18 PSF.

(2)	The property also includes a 2,143 SF management office and a 1,151 SF security office.

(3)	Ratings provided are for tenant, State Farm Mutual Automobile Insurance Company.

(4)	Del Frisco’s is anticipated to take occupancy in June 2018 upon completion of its space.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	2,869	0.5%	NAP	NAP	2,869	0.5%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	2,869	0.5%	$0	0.0%
2017	0	0	0.0	0	0.0	2,869	0.5%	$0	0.0%
2018	0	0	0.0	0	0.0	2,869	0.5%	$0	0.0%
2019	0	0	0.0	0	0.0	2,869	0.5%	$0	0.0%
2020	0	0	0.0	0	0.0	2,869	0.5%	$0	0.0%
2021	0	0	0.0	0	0.0	2,869	0.5%	$0	0.0%
2022	1	4,895	0.8	45,932	0.3	7,764	1.3%	$45,932	0.3%
2023	0	0	0.0	0	0.0	7,764	1.3%	$45,932	0.3%
2024	0	0	0.0	0	0.0	7,764	1.3%	$45,932	0.3%
2025	0	0	0.0	0	0.0	7,764	1.3%	$45,932	0.3%
2026	0	0	0.0	0	0.0	7,764	1.3%	$45,932	0.3%
2027 & Beyond	2	583,162	98.7	17,197,288	99.7	590,926	100.0%	$17,243,221	100.0%
Total	3	590,926	100.0%	$17,243,221	100.0%

(1)	Based on the underwritten rent roll. Rent includes base rent and rent increases for the proceeding 12 month period for Del Frisco’s and Compass. State Farm’s rent, as a credit tenant, is underwritten to the average annual rent over the term of the loan, or $29.27 PSF. Property leased rent is currently $16,267,668, or $27.53 PSF compared to underwritten rent of $17,243,241, or $29.18 PSF.

A-2-45

Mortgage Loan No. 1 — Park Center Phase I

Operating History and Underwritten Net Cash Flow

	2014(1)	2015(1)	2016(1)	YTD(2)	Underwritten(3)	PSF	%(4)
Rents in Place	N/A	N/A	N/A	$15,323,094	$17,243,221	$29.18	69.0%
Vacant Income	N/A	N/A	N/A	0	20	$0.00	0.0%
Gross Potential Rent	N/A	N/A	N/A	$15,323,094	$17,243,241	$29.18	69.0%
Total Reimbursements	N/A	N/A	N/A	7,315,074	7,740,078	$13.10	31.0%
Net Rental Income	N/A	N/A	N/A	$22,638,168	$24,983,318	$42.28	100.0%
(Vacancy/Collection Loss)	N/A	N/A	N/A	(44,298)	(108,178)	($0.18)	(0.4)%
Other Income	N/A	N/A	N/A	0	56,823	$0.10	0.2%
Effective Gross Income	N/A	N/A	N/A	$22,593,870	$24,931,963	$42.19	99.8%
Total Expenses	N/A	N/A	N/A	$6,712,812	$7,842,171	$13.27	31.5%
Net Operating Income	N/A	N/A	N/A	$15,881,058	$17,089,792	$28.92	68.5%
Total TI/LC, Capex/RR	N/A	N/A	N/A	0	124,408	$0.21	0.5%
Net Cash Flow	N/A	N/A	N/A	$15,881,058	$16,965,384	$28.71	68.0%

(1)	Historical financials are not available due to the property being built in 2016.

(2)	YTD represents the annualized trailing five months ending May 31, 2017.

(3)	Rents in Place includes base rent and rent increases for the proceeding 12 month period for Del Frisco’s and Compass. State Farm’s rent, as a credit tenant, is underwritten to the average annual rent over the term of the loan, or $29.27 PSF. Property leased rent is currently $16,267,668, or $27.53 PSF compared to underwritten rent of $17,243,241, or $29.18 PSF. Del Frisco’s is anticipated to take occupancy in June 2018 upon completion of its space.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The property is managed by Transwestern Commercial Services Georgia L.L.C., an affiliate of TIG.

Escrows and Reserves. At origination, the borrower deposited into escrow $3,090,000 for TI/LC reserves.

Tax and Insurance Escrows – The requirement of the borrower to make monthly deposits to the tax reserve and insurance reserve is waived so long as (a) State Farm has paid all taxes and insurance premiums prior to delinquency (such failure, a “Tenant Failure Event”) and (b) no Trigger Period (as defined below) has occurred.

TI/LC Reserves – At origination, the borrower made an initial TI/LC deposit of $3,090,000 related to obligations under the Del Frisco’s lease. The lender will collect $49,244 monthly only during a Trigger Period.

Replacement Reserves – The lender will collect $7,387 monthly only during a Trigger Period.

Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management. Tenants have been directed to remit all payments due under their respective leases directly into the lockbox account. All funds in the lockbox account are required to be swept each business day into the lender-controlled cash management account and then to the borrower’s operating account unless a Tenant Failure Event or a Trigger Period has occurred. During the continuance of a Tenant Failure Event, so long as no Trigger Period is continuing, funds sufficient to pay the monthly tax and insurance escrow are retained in the cash management account and disbursed during each interest period in accordance with the loan documents; all additional funds are swept each business day to the borrower’s operating account. During the continuance of a Trigger Period, all funds in the cash management account are retained in the cash management account and disbursed during each interest period of the term of the loan in accordance with the loan documents.

A-2-46

Mortgage Loan No. 1 — Park Center Phase I

A “Trigger Period” means any period during which (i) an event of default shall have occurred and be continuing, (ii) State Farm is in default under the State Farm lease beyond any applicable notice and cure period, (iii) State Farm is rated below Baa3 by Moody’s (to the extent Moody’s is then rating State Farm) or BBB- by S&P, (iv) State Farm shall have surrendered, cancelled or terminated the State Farm lease or given written notice of its intent to surrender, cancel or terminate the State Farm lease, (v) State Farm fails to continuously occupy at least 50% of the aggregate space demised by the State Farm lease, (vi) State Farm is the subject of a voluntary or involuntary case concerning itself under the bankruptcy code or the subject of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect, or State Farm shall have otherwise dissolved, been adjudicated insolvent or bankrupt or made a general assignment for the benefit of creditors, or (vii) the approved property manager is the subject of a voluntary or involuntary case concerning itself under the bankruptcy code or the subject of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect, or approved property manager shall have otherwise dissolved, been adjudicated insolvent or bankrupt or made a general assignment for the benefit of creditors, and the borrower has not entered into a replacement approved management agreement with a new approved property manager within 90 days.

A-2-47

Mortgage Loan No. 2 — GNL Portfolio

A-2-48

Mortgage Loan No. 2 — GNL Portfolio

A-2-49

Mortgage Loan No. 2 — GNL Portfolio

A-2-50

Mortgage Loan No. 2 — GNL Portfolio

A-2-51

Mortgage Loan No. 2 — GNL Portfolio

A-2-52

Mortgage Loan No. 2 — GNL Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Column	Single Asset / Portfolio:	Portfolio of 12 Properties
Original Principal Balance(1):	$73,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$73,000,000	Property Types - Subtypes:	Office/Industrial
% of Pool by IPB:	8.5%	Net Rentable Area (SF):	2,620,673
Loan Purpose:	Refinance	Locations:	Various, Various
Borrowers(2):	Various	Years Built / Renovated:	Various / Various
Sponsor:	Global Net Lease Operating Partnership, L.P.	Occupancy:	100.0%
Interest Rate:	4.3690%	Occupancy Date:	11/6/2017
Note Date:	10/27/2017	Number of Tenants:	12
Maturity Date:	11/6/2027	2014 NOI(5):	N/A
Interest-only Period:	120	2015 NOI(5):	$20,024,180
Original Term:	120	2016 NOI(5)(6):	$21,010,966
Original Amortization:	None	TTM NOI(5)(7):	$21,052,501
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	YM1(116),O(4)	UW Revenues:	$27,197,253
Lockbox(3):	Hard	UW Expenses:	$7,037,633
Additional Debt(1):	Yes	UW NOI:	$20,159,620
Additional Debt Balance(1):	$114,000,000	UW NCF:	$18,425,410
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(8):	$323,100,000 / $123
Additional Future Debt Permitted:	No	Appraisal Date(8):	Various

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$71
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$71
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.9%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	57.9%
TI/LC Reserves:	$0	Springing	N/A	UW NOI DSCR:	2.43x
				UW NCF DSCR:	2.22x
				UW NOI Debt Yield:	10.8%
				UW NCF Debt Yield	9.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$187,000,000	100.0%	Payoff	$120,021,907	64.2%
			Return of Equity	64,482,284	34.5
			Closing Costs	2,495,809	1.3

Total Sources	$187,000,000	100.0%	Total Uses	$187,000,000	100.0%

(1)	The GNL Portfolio loan was co-originated by Column and Citi Real Estate Funding Inc. The loan is part of a larger split whole loan comprised of four pari passu senior notes with an aggregate original balance of $187.0 million (collectively, the “GNL Portfolio Whole Loan”). The financial information presented in the chart above is based on the Cut-off Date balance of the GNL Portfolio Whole Loan.

(2)	The loan has 12 borrowers, which are each special purpose entities. For a detailed description, please refer to “The Borrowers” below.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 2 — GNL Portfolio

(5)	The assets in the portfolio were acquired from January 2014 to May 2017. 2014 portfolio cashflows are not available due to the acquisition dates. The 2015 NOI includes 12 months of financials for all properties, except for C&J Energy Services, Inc. II which was acquired in March 2015 and FedEx Ground Package System, Inc. (WV) which was acquired in March 2017. The 2015 NOI includes approximately 10 months of financials for C&J Energy Services, Inc. II and does not include any information related to FedEx Ground Package System, Inc. (WV).

(6)	2016 NOI includes 12 months of financials for all properties, except for FedEx Ground Package System, Inc. (WV), for which no financial information is included due to the property being acquired in March 2017.

(7)	Represents the trailing twelve month period ending August 31, 2017 for all properties, except for FedEx Ground Package System, Inc. (WV), which includes approximately six months of financials ending August 31, 2017 due to the property being acquired in March 2017.

(8)	Appraisal Dates for the properties range from August 22, 2017 to September 18, 2017.

The Loan. The GNL Portfolio loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrowers’ fee interest in a cross-collateralized pool of 12, 100% leased, single-tenant properties located across nine states (collectively, “The Portfolio”). The GNL Portfolio Whole Loan has an outstanding principal balance of $187.0 million as of the Cut-off Date, which is comprised of four pari passu notes, Note A-1-A, Note A-1-B, Note A-2-A, and Note A-2-B. Note A-1-A has an outstanding principal balance as of the Cut-off Date of $73.0 million and is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2-A, Note A-1-B and Note A-2-B are each expected to be contributed to future securitization trusts.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1-A	$73,000,000	$73,000,000	CSMC 2017-CX10	Y	Y
Note A-1-B	25,250,000	25,250,000	CCUBS 2017-C1(1)	N	N
Note A-2-A	63,500,000	63,500,000	Column	N	N
Note A-2-B	25,250,000	25,250,000	CCUBS 2017-C1(1)	N	N
Total	$187,000,000	$187,000,000

(1)	The CCUBS 2017-C1 transaction is expected to close November 30, 2017.

The Borrowers. There are 12 borrowing entities for the loan: ARC GEGRDMI001, LLC; ARC GSIFLMN001, LLC; ARC MKMDNNJ001, LLC; ARC SZPTNNJ001, LLC; ARC CSVBTMI001, LLC; ARG FEMRGWV001, LLC; ARC NNMFBTN001, LLC; ARC FEBHMNY001, LLC; ARC LPSBDIN001, LLC; ARC PNSCRPA001, LLC; ARC CJHSNTX002, LLC and ARC CJHSNTX001, LLC. Each borrower is a Delaware limited liability company and a special-purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Global Net Lease Operating Partnership, L.P., a subsidiary of Global Net Lease Inc. (“GNL”). GNL (NYSE: GNL) is a real estate investment trust that acquires commercial properties, with an emphasis on sale-leaseback transactions, involving single tenant net-leased commercial properties. GNL began operations in 2011 and owns assets under management valued at approximately $2.9 billion. GNL’s portfolio comprises 312 properties, including 243 properties in the United States and Puerto Rico, 43 properties in the United Kingdom and 26 properties in continental Europe, totaling 22.0 million SF. GNL had a market capitalization of approximately $1.4 billion as of October 26, 2017.

The Properties. The Portfolio consists of 12 office, industrial and mixed use office and industrial properties totaling approximately 2.6 million SF located across nine states and 11 markets. The Portfolio contains five industrial buildings (1,584,004 SF/60.4% NRA), five office buildings (571,520 SF/21.8% NRA), and two mixed use office and industrial buildings (465,149 SF/17.7% of NRAs). Each property is single tenant leased with 11 of the properties leased on a net basis and one leased on a modified gross basis. The tenancy is diversified across multiple industries, including aerospace, pharmaceuticals, energy, financial services, freight, U.S. government services, automotive, and metals processing. The top three tenants by underwritten base rent in the Portfolio are Sandoz, Inc. (AA/Aa3/AA- by Fitch/Moody’s/S&P – 19.2% of UW Base Rent), Intervet Inc. (A/A1/AA by Fitch/Moody’s/S&P – 15.4% of UW Base Rent), FedEx Ground Package Systems, Inc. (Baa2/BBB Moody’s/S&P – 13.1% of UW Base Rent).

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Mortgage Loan No. 2 — GNL Portfolio

Portfolio Summary(1)

#	Property	Market(2)	GLA (SF)	Year Built	Property Type	UW NOI	% of UW NOI	Allocated Loan Amount(3)	% of Allocated Loan Amount	Appraised Value
1	Sandoz, Inc.	Princeton, NJ	154,101	2001	Office	$3,915,526	19.4%	$34,880,000	18.7%	$59,400,000
2	Intervet Inc.	Madison, NJ	146,366	1988	Office	3,151,708	15.6	26,950,000	14.4	49,000,000
3	GE Aviation Systems, LLC	Grand Rapids, MI	369,000	1986	Office/Ind.	2,479,718	12.3	24,050,000	12.9	37,000,000
4	FedEx Ground Package System, Inc. (NY)	Long Island, NY	158,520	1976	Industrial	1,723,168	8.5	19,375,000	10.4	33,000,000
5	Nissan North America Inc.	Nashville, TN	462,155	2008	Industrial	1,542,780	7.7	17,030,000	9.1	29,000,000
6	Constellium Automotive USA, LLC	Detroit, MI	320,680	1998	Industrial	1,845,258	9.2	15,300,000	8.2	25,500,000
7	C&J Energy Services, Inc. II	Houston, TX	125,000	2013	Office	1,342,379	6.7	12,550,000	6.7	25,100,000
8	Lippert Components Manufacturing, Inc.	South Bend/ Mishawaka, IN	539,137	2003	Industrial	923,715	4.6	9,040,000	4.8	15,400,000
9	FedEx Ground Package System, Inc. (WV)	Morgantown, WV	103,512	2016	Industrial	887,168	4.4	7,990,000	4.3	13,600,000
10	C&J Energy Services, Inc. I	Houston, TX	96,149	2013	Office/Ind.	866,515	4.3	7,800,000	4.2	15,600,000
11	U.S. General Services Administration	International Falls, MN	33,000	2009	Office	976,349	4.8	7,095,000	3.8	12,900,000
12	PNC Bank N.A.	Scranton, PA	113,053	1975	Office	505,336	2.5	4,940,000	2.6	7,600,000
Total/Wtd Avg.:			2,620,673	1999		$20,159,620	100.0%	$187,000,000	100.0%	$323,100,000

(1)	Based on the underwritten rent roll dated November 6, 2017.

(2)	Source: Appraisal.

(3)	Based on the GNL Portfolio Whole Loan.

Market Concentration(1)

#	Market	Property Count	GLA (SF)	Weighted Average Year Built	Occupancy	UW NOI	% of NOI	Allocated Loan Amount(2)	% of Allocated Loan Amount	Appraised Value
1	Princeton, NJ	1	154,101	2001	100%	$3,915,526	19.4%	$34,880,000	18.7%	$59,400,000
2	Madison, NJ	1	146,366	1988	100%	3,151,708	15.6	26,950,000	14.4	49,000,000
3	Grand Rapids, MI	1	369,000	1986	100%	2,479,718	12.3	24,050,000	12.9	37,000,000
7, 10	Houston, TX	2	221,149	2013	100%	2,208,894	11.0	20,350,000	10.9	40,700,000
4	Long Island, NY	1	158,520	1976	100%	1,723,168	8.5	19,375,000	10.4	33,000,000
5	Nashville, TN	1	462,155	2008	100%	1,542,780	7.7	17,030,000	9.1	29,000,000
6	Detroit, MI	1	320,680	1998	100%	1,845,258	9.2	15,300,000	8.2	25,500,000
8	South Bend/Mishawaka, IN	1	539,137	2003	100%	923,715	4.6	9,040,000	4.8	15,400,000
9	Morgantown, WV	1	103,512	2016	100%	887,168	4.4	7,990,000	4.3	13,600,000
11	International Falls, MN	1	33,000	2009	100%	976,349	4.8	7,095,000	3.8	12,900,000
12	Scranton, PA	1	113,053	1975	100%	505,336	2.5	4,940,000	2.6	7,600,000
Total/Wtd. Avg.:		12	2,620,673	1999	100%	$20,159,620	100.0%	$187,000,000	100.0%	$323,100,000

(1)	Source: Appraisal.

(2)	Based on GNL Portfolio Whole Loan.

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Property Type(1)

Property Type	Property Count	GLA (SF)	Weighted Average Year Built	Occupancy	UW NOI	% of NOI	Allocated Loan Amount(2)	% of Allocated Loan Amount	Appraised Value

Office	5	571,520	1996	100%	$9,891,298	49.1%	$86,415,000	46.2%	$154,000,000
Industrial	5	1,584,004	2002	100%	6,922,089	34.3	68,735,000	36.8	116,500,000
Office/Industrial	2	465,149	1992	100%	3,346,233	16.6	31,850,000	17.0	52,600,000
Total/Wtd. Avg.:	12	2,620,673	1999	100%	$20,159,620	100.0%	$187,000,000	100.0%	$323,100,000

(1)	Source: Appraisal.

(2)	Based on GNL Portfolio Whole Loan.

The Tenants. The tenancy is diversified across multiple industries, including aerospace, pharmaceuticals, energy, financial services, freight, U.S. government services, automotive, and metals processing. In addition, seven of the ten tenants are, or are subsidiaries of, credit rated companies. The Portfolio’s top four tenants by underwritten base rent are Sandoz, Inc., Intervet, Inc. FedEx Ground Package Systems, Inc. and GE Aviation Systems, LLC.

Sandoz, Inc. The Sandoz, Inc. property represents 19.2% of UW base rent and leases 5.9% of The Portfolio’s GLA. Its lease expires on July 31, 2026. Sandoz, Inc. develops, manufactures, markets, and distributes generic pharmaceutical products. Its therapeutic drug categories include anti-infectives, central nervous system disorder treatments, cardiovascular medicines, gastrointestinal agents, oncology therapies, respiratory therapies, alimentary tract and metabolism, blood and blood-forming organs, and antineoplastic and immunomodulating agents. The company provides oral solid generics to advanced application forms, such as transdermal patches and implants; and complex products, such as follow-on biologics (biosimilars), injectables, and inhalables. Sandoz, Inc. is a division of Novartis, which is rated AA/Aa3/AA- by Fitch, Moody’s and S&P, respectively.

Intervet, Inc. The Intervet, Inc. property represents 15.4% of UW base rent and leases 5.6% of The Portfolio’s GLA. Its lease expires on August 31, 2025. Intervet, Inc., doing business as Merck Animal Health, develops, manufactures, and markets a range of veterinary medicines and services. It offers products for the prevention, treatment, and control of diseases in major farm and companion animal species. The company provides a range of veterinary pharmaceuticals, parasiticides, vaccines, and health management solutions to veterinarians, farmers, pet owners, and governments worldwide. Intervet Inc. is a subsidiary of Merck & Co., which is rated A/A1/AA by Fitch, Moody’s and S&P, respectively.

FedEx Ground Package System, Inc. The two FedEx Ground Package System (“FedEx”) properties represent 13.1% of UW base rent and leases 10.0% of The Portfolio’s GLA. FedEx leases two of the properties and has leases expiring on July 31, 2024 and October 31, 2026. FedEx Ground Package System, Inc. provides business-to-business package shipping and ground deliver services. The company provides day-certain service to every business address in the United States and Canada, as well as residential delivery through its FedEx Home Delivery service. The company also includes FedEx SmartPost, which consolidates and delivers high volumes of low-weight, less time-sensitive business-to-consumer packages using the United States Postal Service for final delivery to any residential address of post office box in the United States. FedEx Ground Package System, Inc. is a subsidiary of FedEx Corporation, which is rated Baa2/BBB by Moody’s and S&P, respectively.

GE Aviation Systems, LLC. The GE Aviation Systems, LLC property represents 12.1% of the UW base rent and leases 14.1% of The Portfolio’s GLA. Its lease expires on December 31, 2025. GE Aviation is a world-leading provider of commercial, military and business and general aviation jet and turboprop engines and components as well as avionics, electrical power and mechanical systems for aircraft. GE has a global service network to support these offerings. GE Aviation designs and assembles components and integrated systems for commercial, military, business and general aviation aircraft at the property. The Common Core System, the primary computing environment, for the Boeing 787 Dreamliner is designed, manufactured, and tested at the property and in Cheltenham, UK. GE Aviation is a subsidiary of General Electric Corporation, which is rated AA-/A1/AA- by Fitch, Moody’s and S&P, respectively.

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Mortgage Loan No. 2 — GNL Portfolio

Subleases: Three tenants sublease a portion of their space but remain obligated for the full lease obligations.

Lippert Components Manufacturing, Inc. subleases 238,164 SF (9.1% of The Portfolio’s GLA) to National Distribution Centers through September 1, 2019 at a rent premium of $2.77 PSF with two three-year sublease renewal options. Lippert Components Manufacturing, Inc. leased the building in 2014, which provided both existing building space for future expansion as well as excess land for future development. The property is situated on approximately 71 acres. The lease is guaranteed by the parent Lippert Components, Inc. (NYSE:LCII).

Nissan North America, Inc. subleases 59,977 SF to Logistics Insight Corp. The sublease is at a rent premium of $7.39 PSF through May, 2020 with a one-year extension option and an option to terminate.

PNC Bank, National Association subleases space to four law firms and a café. The subleases are de minimis to the overall cash flow.

Tenant Summary(1)

#	Tenant	Credit Rating (Fitch/Moody’s /S&P)(2)	Property Count	GLA (SF)	% of GLA	UW Base Rent PSF	UW Base Rent	% of UW Base Rent	Lease Expiration Date
1	Sandoz, Inc.	AA / Aa3 / AA-	1	154,101	5.9%	$27.71	$4,270,139	19.2%	7/31/2026
2	Intervet Inc.	A / A1 / AA	1	146,366	5.6	$23.50	3,439,601	15.4	8/31/2025
4, 9	FedEx Ground Package System, Inc.	NR / Baa2 / BBB	2	262,032	10.0	$11.18	2,928,941	13.1	Various(3)
3	GE Aviation Systems LLC	AA- / A1 / AA-	1	369,000	14.1	$7.33	2,705,582	12.1	12/31/2025
7, 10	C&J Energy Services, Inc.	NR / NR / NR	2	221,149	8.4	$11.13	2,461,490	11.0	10/31/2023
6	Constellium Automotive USA, LLC	NR / Caa1 / B-	1	320,680	12.2	$6.24	1,999,468	9.0	11/30/2029
5	Nissan North America, Inc.	BBB+ / NR / A	1	462,155	17.6	$3.78	1,746,946	7.8	9/30/2028
11	U.S. General Services Administration	AAA / Aaa / AAA	1	33,000	1.3	$33.71	1,112,304	5.0	7/18/2025
8	Lippert Components Manufacturing, Inc.	NR / NR / NR	1	539,137	20.6	$1.96	1,058,608	4.7	8/31/2026
12	PNC Bank, National Association	A+ / A3 / A-	1	113,053	4.3	$5.05	570,455	2.6	7/31/2029
Total/Wtd. Avg.			12	2,620,673	100.0%	$8.51	$22,293,534	100.0%

(1)	Based on the underwritten rent roll dated November 6, 2017.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	FedEx Ground Package System, Inc. (NY) lease expires July 31, 2024 and FedEx Ground Package System, Inc. (WV) lease expires October 31, 2026.

Historical Occupancy(1)

2014(2)	2015(2)	2016(2)	Current(3)
N/A	100.0%	100.0%	100.0%

(1)	Occupancies are as of December 31 of each respective year.

(2)	The assets in the Portfolio were acquired from January 2014 to May 2017. 2014 portfolio occupancy is not available due to the acquisition dates. 2015 and 2016 occupancy includes all properties except FedEx Ground Package System, Inc. (WV) which was acquired in March 2017.

(3)	Based on underwritten rent roll dated November 6, 2017.

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Mortgage Loan No. 2 — GNL Portfolio

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	GLA Expiring	% of GLA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative GLA Expiring	Cumulative % of GLA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021(2)	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023(2)	2	221,149	8.4	2,461,490	11.0	221,149	8.4%	$2,461,490	11.0%
2024	1	158,520	6.0	1,948,502	8.7	379,669	14.5%	$4,409,992	19.8%
2025	3	548,366	20.9	7,257,487	32.6	928,035	35.4%	$11,667,479	52.3%
2026	3	796,750	30.4	6,309,186	28.3	1,724,785	65.8%	$17,976,665	80.6%
2027 & Thereafter	3	895,888	34.2	4,316,869	19.4	2,620,673	100.0%	$22,293,534	100.0%
Total/Wtd. Avg.	12	2,620,673	100.0%	$22,293,534	100.0%

(1)	Based on the underwritten rent roll dated November 6, 2017.

(2)	Sandoz, Inc. and Nissan North America, Inc. have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule. Sandoz, Inc. has the right to terminate its lease on July 31, 2021 with 12 months’ notice and payment of a termination fee equal to $23.0 million. Nissan North America, Inc. has the right to terminate its lease on September 30, 2023 with 19 months’ written notice and payment of a termination fee equal to $5.1 million.

Operating History and Underwritten Net Cash Flow

	2014(1)	2015(1)	2016(2)	TTM(3)	Underwritten(4)	PSF	%(5)
Rents in Place	N/A	$20,271,940	$21,376,301	$21,383,427	$22,293,534	$8.51	77.9%
Vacant Income	N/A	0	0	0	0	$0	0.0%
Gross Potential Rent	N/A	$20,271,940	$21,376,301	$21,383,427	$22,293,534	$8.51	77.9%
Total Reimbursements	N/A	3,156,586	3,147,665	3,846,674	6,335,154	$2.42	22.1%
Net Rental Income	N/A	$23,428,526	$24,523,966	$25,230,101	$28,628,687	$10.92	100.0%
(Vacancy/Collection Loss)	N/A	0	0	0	(1,431,434)	($0.55)	(5.3%)
Other Income	N/A	0	0	0	0	$0	0.0%
Effective Gross Income	N/A	$23,428,526	$24,523,966	$25,230,101	$27,197,253	$10.38	100.0%
Total Expenses	N/A	3,404,346	3,513,000	4,177,600	7,037,633	$2.69	25.9%
Net Operating Income	N/A	$20,024,180	$21,010,966	$21,052,501	$20,159,620	$7.69	74.1%
Total TI/LC, Capex/RR	N/A	0	0	0	1,734,210	$0.66	6.4%
Net Cash Flow	N/A	$20,024,180	$21,010,966	$21,052,501	$18,425,410	$7.03	67.7%

(1)	The assets in portfolio were acquired from January 2014 to May 2017. 2014 portfolio cashflows are not available due to the acquisition dates. The 2015 financials includes 12 months of financials for all properties, except for C&J Energy Services, Inc. II which was acquired in March 2015 and FedEx Ground Package System, Inc (WV) which was acquired in March 2017. The 2015 financials includes approximately 10 months of financials for C&J Energy Services, Inc. II and does not include any information related to FedEx Ground Package System, Inc. (WV).

(2)	2016 financials includes 12 months of financials for all properties, except for FedEx Ground Package System, Inc. (WV), for which no financial information is included due to the property being acquired in March 2017.

(3)	Represents the trailing twelve months ending August 31, 2017 for all properties, except for FedEx Ground Package System, Inc. (WV), which due to being acquired in March 2017, only includes approximately six months of financials ending August 31, 2017.

(4)	Underwritten Rents in Place are based on the November 6, 2017 rent roll and includes approximately $213,000 for rent steps and approximately $93,000 for credit tenant rent steps. Rent steps reflect the difference between in-place rent and annualized contractual base rent steps through October 1, 2018. Credit tenant rent steps reflects the difference between in-place rent plus annualized contractual base rent steps through October 1, 2018 and credit tenants’ average rent from November 6, 2017 through the maturity date.

(5)	% column represents the percentage of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of fields.

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Mortgage Loan No. 2 — GNL Portfolio

Property Management. Each of The Portfolio properties is managed by Global Net Lease Properties, LLC, except for the U.S. General Services Administration property, which is managed by CBRE of Virginia, Inc.

Escrows and Reserves.

Tax & Insurance Escrows – The requirement of the borrowers to make monthly deposits into a Tax & Insurance reserve account is waived so long as a Cash Sweep Period (as defined below) is not continuing. During a Cash Sweep Period, 1/12th of the estimated annual taxes and insurance premiums are required to be deposited into the Tax & Insurance Escrows reserve account on a monthly basis.

TI/LC Reserves – The requirement of the borrowers to make monthly deposits to the TI/LC reserve account is waived so long as a Cash Sweep Period is not continuing. During a Cash Sweep Period, 1/12th of $1.00 PSF is required to be deposited into the TI/LC reserve account on a monthly basis.

Replacement Reserve – The requirement of the borrowers to make monthly deposits to the replacement reserve account is waived so long as a Cash Sweep Period is not continuing. During a Cash Sweep Period, 1/12th of $0.25 PSF is required to be deposited into the replacement reserve account on a monthly basis.

Lockbox / Cash Management. The GNL Portfolio Whole Loan is structured with a hard lockbox and in place cash management. Tenants have been directed to remit all payments due under their respective leases directly into the lockbox account controlled by the lender. The borrower will, and will cause manager to, deposit all amounts received constituting rents directly into the lockbox within two business days after receipt. All funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the GNL Portfolio Whole Loan documents. If no Cash Sweep Period or Lease Sweep Period (as defined below) exists, all excess cash flow will be disbursed to borrower after payment of debt service and fees of the cash management bank. If no Cash Sweep Period exists but a Lease Sweep Period exists, after payment of debt service and fees of the cash management bank, an amount equal to all cash flow attributable to any lease which caused the Lease Sweep Event will be deposited into the TI/LC reserve account and all remaining excess cash flow will be disbursed to borrower. During the continuance of a Cash Sweep Period (whether or not a Lease Sweep Period exists), all excess cash flow, after payments made in accordance with the GNL Portfolio Whole Loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Sweep Period” will commence upon: (i) the occurrence of an event of default under the GNL Portfolio Whole Loan documents; (ii) the occurrence of any bankruptcy action of the borrower, guarantor or manager; (iii) the debt yield being less than 8.20% based upon the trailing 12-month period immediately preceding the date of determination; or (iv) the lessee of all or a portion of an individual property going dark in more than 40% of the gross leasable area. A Cash Sweep Period will end, with respect to clause (i), upon the acceptance by the lender of a cure of such event of default; with respect to clause (ii) if caused by a bankruptcy action of a manager, if the manager causes the dismissal or discharge of the same within 90 days after the filing of such bankruptcy action or the borrower replaces the manager with a qualified manager under a replacement management agreement; with respect to clause (iii), the achievement of a debt yield equal to or greater than 8.20%; and with respect to clause (iv), at such time as the tenants that have “gone dark” in, or ceased to operate in their respective spaces, constitute not more than 30% of the gross leasable area of the properties.

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Mortgage Loan No. 2 — GNL Portfolio

A “Lease Sweep Period” will commence upon the occurrence of a Lease Sweep Event (as defined below) and will end, with respect to clause (i) of the definition of “Lease Sweep Event”, if (A) one or more of such tenants are no longer “dark” and such tenants have reoccupied their respective individual properties or a replacement tenant reasonably acceptable to lender has occupied the applicable demised premises in accordance with a lease reasonably acceptable to lender and (B) no more than one tenant remains dark in or no longer occupies its respective demised premises; with respect to clause (ii) of the definition of “Lease Sweep Event”, if (A) one or more of such tenants are no longer “dark” and such tenants have reoccupied their respective individual properties or a replacement tenant reasonably acceptable to lender has occupied the applicable demised premises in accordance with a lease reasonably acceptable to lender and (B) no more than one tenant remains dark in or no longer occupies its respective demised premises; and with respect to clause (iii) of the definition of “Lease Sweep Event”, if tenant causes the dismissal or discharge of such bankruptcy action or a replacement tenant reasonably acceptable to lender has executed a new lease on terms and conditions reasonably acceptable to lender, it being agreed that in each instance where lender’s reasonable approval of a replacement tenant is required that a tenant having a lower investment grade rating will not in and of itself cause such tenant to not be reasonably acceptable provided such difference would not be deemed material to a prudent lender.

A “Lease Sweep Event” means the occurrence of any of the following: (i) two or more tenants “go dark” in or cease to occupy their respective demised premises as of any date of determination, (ii) any tenant gives written notice of its election to either terminate or not renew its lease or any tenant fails to renew its lease during its renewal notice period, provided that a Lease Sweep Event will not be deemed to occur under this clause (ii) until the last day on which such tenant has a right to notify the borrower of such tenant’s election to renew its lease regardless of when the tenant may have notified the borrower that such tenant is not renewing or does not intend to renew its lease, and/or (iii) any bankruptcy action of any tenant.

Property Releases. The borrowers may release a property (or properties) from the GNL Portfolio Whole Loan by prepayment of a portion of the GNL Portfolio Whole Loan equal to: (i) 110% (120% if the released property is being transferred to an affiliate) of the applicable allocated loan amount for such property (see Portfolio Summary chart, above) until such time as the GNL Portfolio Whole Loan balance is reduced to 90% of the original loan amount and (ii) 115% (125% of the released property is being transferred to an affiliate) of the applicable allocated loan amount for such property or properties for the remainder of the whole loan amount, provided that after giving effect to such release the aggregate portfolio debt yield is at least the greater of (i) the aggregate portfolio debt yield on October 27, 2017 and (ii) the aggregate portfolio debt yield immediately prior to such release. Further, notwithstanding the foregoing, if the tenant(s) in any property or properties being released has vacated the respective property, the release price for such property will be 100% of the applicable allocated loan amount for such property together with the payment of the applicable yield maintenance premium. No release will be permitted if such release would result in a “prohibited transaction” or the disqualification of the loan as a “qualified mortgage” for REMIC tax purposes. All prepayments in connection with the release of any property or properties will be applied pro rata among the pari passu notes of the GNL Portfolio Whole Loan. All releases prior to August 6, 2027 are subject to payment of the yield maintenance premium.

Substitution. If a Lease Sweep Event has occurred and is continuing or default exists or if the borrower anticipates that there will be a Lease Sweep Event based on written notice from the tenant that it intends to not renew its lease, to terminate its lease or to go dark, the borrower has the right to replace one or more of the properties with a substitute property subject to satisfaction of certain conditions, including, without limitation: (i) no event of default is then continuing, (ii) the borrower has obtained a rating agency confirmation, (iii) the lender has approved the substitute property in its sole discretion, (iv) the property substitution will not have a material adverse effect, (v) after giving effect to the substitution, the debt yield for the properties will not be less than the greater of 11.40% and the debt yield immediately prior to the substitution, (vi) adjustments to reserves, if applicable, and (vii) satisfaction of REMIC requirements.

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Mortgage Loan No. 3 — Yorkshire & Lexington Towers

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Mortgage Loan No. 3 — Yorkshire & Lexington Towers

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Mortgage Loan No. 3 — Yorkshire & Lexington Towers

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Mortgage Loan No. 3 — Yorkshire & Lexington Towers

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Natixis	Single Asset / Portfolio:	Portfolio of 2 Properties
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Multifamily – High Rise
% of Pool by IPB:	7.0%	Net Rentable Area (Units):	827
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	CF E 88 LLC; SM E 88 LLC; CF E 86 LLC; SM E 86 LLC; LSG E 86 LLC	Year Built / Renovated:	Various / 2014-2017
		Occupancy:	92.0%
Sponsors:	The Chetrit Group LLC; Stellar Management LLC	Occupancy Date:	9/24/2017
Interest Rate:	2.7400%
Note Date:	10/3/2017	Number of Tenants:	N/A
Maturity Date:	10/6/2022	2014 NOI(4):	N/A
Interest-only Period:	60 months	2015 NOI:	$10,053,207
Original Term:	60 months	2016 NOI:	$9,556,571
Original Amortization:	None	TTM NOI(5):	$12,322,089
Amortization Type:	Interest Only	UW Economic Occupancy:	86.9%
Call Protection(2):	L(25), Def(28),O(7)	UW Revenues:	$38,084,023
Lockbox(3):	Soft	UW Expenses:	$14,135,899
Additional Debt(1):	Yes	UW NOI(5):	$23,948,124
Additional Debt Balance(1):	$490,000,000	UW NCF:	$23,764,985
Additional Debt Type(1):	Pari Passu; B-Note; Mezzanine	Appraised Value / Per Unit(6):	$890,000,000 / $1,076,179
Additional Future Debt Permitted:	No	Appraisal Date:	8/15/2017

Escrows and Reserves(7)	Financial Information(1)

	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$241,838
Taxes:	$2,724,408	$681,102	N/A	Maturity Date Loan / Unit:	$241,838
Insurance:	$89,787	$29,929	N/A	Cut-off Date LTV(6):	22.5%
Replacement Reserves:	$0	$11,369	(8)	Maturity Date LTV(6):	22.5%
TI/LC:	$0	$12,640	N/A	UW NOI DSCR:	4.31x
Debt Service Reserve:	$2,000,000	$0	N/A	UW NCF DSCR:	4.28x
Renovation/Tenant Buyout:	$3,500,000	Springing	N/A	UW NOI Debt Yield:	12.0%
Holdback Reserve Funds:	$4,102,064	$0	N/A	UW NCF Debt Yield:	11.9%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan (A Notes)	$200,000,000	36.4%	Payoff Existing Debt	$394,073,271	71.6%
Mortgage Loan (B Note)	200,000,000	36.4%	Upfront Reserves	12,416,259	2.3%
Mezzanine Loans	150,000,000	27.3%	Closing Cost	19,423,650	3.5%
			Return of Equity	124,086,820	22.6%
Total Sources	$550,000,000	100.0%	Total Uses	$550,000,000	100.0%

(1)	The Yorkshire & Lexington Towers Whole Loan was co-originated by Natixis and UBS AG and is a part of a larger split whole loan evidenced by nine senior pari passu notes (collectively, the “A Notes”) and one subordinate note (the “B Note”, together with the A Notes, the “The Yorkshire & Lexington Towers Whole Loan”) with an aggregate original principal balance of $400.0 million. The Yorkshire & Lexington Towers Whole Loan is accompanied by two mezzanine loans with an aggregate original principal balance as of the Cut-off Date of approximately $150.0 million (the “Yorkshire & Lexington

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Towers Mezzanine Loans”). The financial information presented in the chart above and herein reflects the Cut-off Date balance of the $200.0 million A Notes, but not the $200.0 million B Note or the $150.0 million Yorkshire & Lexington Towers Mezzanine Loans.

(2)	The lockout period will be at least 25 payments beginning with and including the first payment date of November 6, 2017. Following the lockout period on any date before April 6, 2022, the borrower has the right to defease all or any portion of Yorkshire & Lexington Towers Whole Loan. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 3, 2021. The Yorkshire & Lexington Towers Whole Loan is prepayable without penalty on or after April 6, 2022.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	The Yorkshire & Lexington Towers properties were acquired in 2014. As such, historical information is not available.

(5)	Represents the trailing twelve month period ending June 30, 2017. The increase in NOI is driven by a combination of higher occupancy levels and higher rental rates due to the conversion of rent stabilized units into free market units, unit renovations and improved property amenities. UW NOI is underwritten to the September 24, 2017 rent roll occupancy of 92.0%, compared to occupancy of 83.6% as of June 30, 2017. For a more detailed description of the financial information, please refer to “Operating History and Underwritten Net Cash Flow” below. See also “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Prospectus.

(6)	The Cut-off Date LTV and Maturity Date LTV ratios presented above are based on the aggregate “as-is” appraised value of the Yorkshire & Lexington Towers properties of $890.0 million, as of August 15, 2017. The appraiser concluded an aggregate “as-stabilized” appraised value, which assumes that the borrowers’ planned investments of $1.03 billion related to tenant buyout costs, recapture and renovation of rent regulated units, leasing costs, and in-unit renovations of market rate and rent regulated units have been completed, as of September 1, 2020. Based on the aggregate “as- stabilized” appraised value and the A Notes, the Cut-off Date LTV ratio and Maturity Date LTV ratio are 19.4% and 19.4%, respectively. Based on the aggregate “as-stabilized” appraised value and the Yorkshire & Lexington Towers Whole Loan, the Cut-off Date LTV ratio and Maturity Date LTV ratio are 38.8% and 38.8%, respectively.

(7)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

(8)	Monthly replacement reserve is capped at the product of (x) $750 and (y) the number of free market residential apartment units located at the properties at the time of calculation.

The Loan. The Yorkshire & Lexington Towers loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrower’s fee interest in a two-property, 827-unit high rise multifamily portfolio located at 305 East 86th Street and 160 East 88th Street in New York, New York. The Yorkshire & Lexington Towers Whole Loan has an outstanding principal balance of $400.0 million, which is comprised of the A Note, which includes nine pari passu notes, with an aggregate original principal balance of $200.0 million, and the B Note with an original principal balance of $200.0 million (the “Yorkshire & Lexington Towers Trust Subordinate Companion Loan”).

Note A-1 and Note A-2 have an aggregate outstanding principal balance, as of the Cut-off Date, of $60.0 million and are being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-4 has an outstanding principal balance, as of the Cut-off Date, of $40.0 million and is expected to be securitized in UBS Commercial Mortgage Trust 2017-C5. Six of the A Notes, Note A-3, Note A-5, Note A-6, Note A-7, Note A-8-1 and Note A-8-2, with an aggregate original principal balance of $100.0 million are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The Yorkshire & Lexington Towers Trust Subordinate Companion Loan will be an asset of the issuing entity but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of the Yorkshire & Lexington Towers Trust Subordinate Companion Loan will be available to make distributions in respect of four loan-specific classes of certificates only. The Yorkshire & Lexington Towers Trust Subordinate Companion Loan is subordinate to the A Notes.

Under the Yorkshire & Lexington Towers co-lender agreement and the CSAIL 2017-CX10 pooling and servicing agreement, the directing holder will be (i) until the outstanding principal balance of the Yorkshire & Lexington Towers Trust Subordinate Companion Loan (taking into account any appraisal reduction amounts or realized losses allocated to the Yorkshire & Lexington Towers Trust Subordinate Companion Loan) is less than 25% of (a) the initial principal balance of the Yorkshire & Lexington Towers Trust Subordinate Companion Loan less (b) any principal payment allocated to and received by the holder of such companion loan (the “Yorkshire & Lexington Towers Trust Subordinate Companion Loan Control Termination Event”), the holder of the Yorkshire & Lexington Towers Trust Subordinate Companion Loan (which rights will be exercised by the Yorkshire & Lexington Towers directing certificateholder), and (ii) during the continuance of an Yorkshire & Lexington Towers Trust Subordinate Companion Loan Control Termination Event, the trustee of the CSAIL 2017-CX10 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2017-CX10 pooling and servicing agreement, the CSAIL 2017-CX10 directing certificateholder on its behalf) as holder of the Note A-1; however, the holder of the

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other A Notes will be entitled, under certain circumstances, to consult with the trustee or the directing holder, as the case may be with respect to certain major decisions under the CSAIL 2017-CX10 pooling and servicing agreement.

Note A-1 and Note A-2 accrue interest at the same rate as the pari passu Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8-1 and Note A-8-2 and are entitled to payments of interest and principal on a pro rata and pari passu basis with Note A-4, Note A-5, Note A-6, Note A-7, Note A-8-1 and Note A-8-2. Note B is a subordinate note as and to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Yorkshire & Lexington Tower Whole Loan” in the Prospectus.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$40,000,000	$40,000,000	CSAIL 2017-CX10	Y	N
Note A-2	20,000,000	20,000,000	CSAIL 2017-CX10	N	N
Note A-3	20,000,000	20,000,000	Natixis	N	N
Note A-4	40,000,000	40,000,000	UBS 2017-C5(1)	N	N
Note A-5	40,000,000	40,000,000	UBS AG	N	N
Note A-6	20,000,000	20,000,000	UBS AG	N	N
Note A-7	10,000,000	10,000,000	UBS AG	N	N
Note A-8-1	5,000,000	5,000,000	UBS AG	N	N
Note A-8-2	5,000,000	5,000,000	UBS AG	N	N
Note B	200,000,000	200,000,000	CSAIL 2017-CX10 UES Loan-Specific Certificates	N	Y
Total	$400,000,000	$400,000,000

(1)	The UBS 2017-C5 transaction is expected to close November 16, 2017.

Yorkshire & Lexington Towers Total Debt Capital Structure(5)

(1)	Based on an “as-is” appraised value of $890.0 million as of August 15, 2017 per the appraisals.

(2)	Based on the UW NOI of $23,948,124.

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(3)	Based on the UW NCF of $23,764,985 and the coupon of 2.74000% on the A Notes, the coupon of 4.25000% on the Yorkshire & Lexington Towers Trust Subordinate Companion Loan, the coupon of 5.45215% on the Yorkshire & Lexington Towers Mezzanine A Loan and the coupon of 6.50000% on the Yorkshire & Lexington Towers Mezzanine B Loan.

(4)	Implied Equity is based on the “as-is” appraised value of $890.0 million, less total debt of $550.0 million.

(5)	The Yorkshire & Lexington Towers mezzanine lenders have informed the Depositor that they intend to reallocate the principal balance of the two mezzanine loans across three tranches of mezzanine loans, a most senior mezzanine loan, a next most senior mezzanine loan and a junior mezzanine loan. The aggregate principal balance of the mezzanine loans and the weighted average interest rate will not change.

The Borrowers. The borrowing entities for the loan are CF E 88 LLC, SM E 88 LLC, CF E 86 LLC, SM E 86 LLC and LSG E 86 LLC, five tenants-in-common, each a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors.

The Sponsors. The nonrecourse carve-out guarantors of the Yorkshire & Lexington Towers Whole Loan are Jacob Chetrit and Laurence Gluck. Jacob Chetrit has been involved in a prior deed in lieu of foreclosure and Laurence Gluck is currently subject to litigation, as described under “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus, respectively.

Jacob Chetrit is a principal of The Chetrit Group LLC, a real estate development firm based in New York City, with over 30 years of experience in real estate acquisition and development. Some of The Chetrit Group’s projects include the purchase, repositioning and sale of the 100-story Sears Tower, the multifamily and retail development of Columbus Square, the 91-unit condominium and retail development of 135 West 52nd Street, and the 420-key Empire Hotel. Laurence Gluck is the founder of Stellar Management LLC, a real estate development and management firm founded in 1985. Based in New York City, Stellar Management LLC owns and manages a portfolio of over 12,000 apartments in 100 buildings located across New York City and Miami and over two million SF of office space. Prior to founding Stellar Management LLC, Laurence Gluck served as a real estate attorney at Proskauer, Rose, Goetz & Mendellsohn and later as a partner at Dreyer & Traub. Laurence Gluck is also a member of the Board of Governors of the Real Estate Board of New York. The sponsors of the Yorkshire & Lexington Towers Whole Loan are The Chetrit Group LLC and Stellar Management LLC.

The Properties. The following table represents each property comprising the Yorkshire & Lexington Towers properties:

Property Name	Allocated Cut-off Date Loan Amount(1)	% of Allocated Cut-off Date Loan Amount	Year Built/ Renovated	No. of Units(2)	No. of Free Market Units(2)	No. of Rent Stabilized Units(2)	Avg. Unit Size (SF)	Occupancy(2)	Appraised Value(3)	Allocated Cut-off Date LTV Ratio(1)
Yorkshire	$167,400,000	83.7%	1964 / 2014-2017	690	448	242	895	93.0%	$745,000,000	22.5%
Lexington	32,600,000	16.3	1963 / 2014-2017	137	65	72	841	86.9%	145,000,000	22.5%
Total/Wtd. Avg.	$200,000,000	100.0%		827	513	314	886	92.0%	$890,000,000	22.5%

(1)	Based on the Cut-off Date balance of the A Notes.

(2)	Information is based on the underwritten rent roll.

(3)	Based on the aggregate “as-is” appraised value of $890.0 million ($1,076,179 per unit), as of August 15, 2017.

Yorkshire Towers Property. The Yorkshire Towers Property is a 21-story apartment building situated on the northeast corner of East 86th Street and Second Avenue within the Upper East Side of Manhattan totaling 674,399 net rentable SF, which is comprised of 690 residential units (617,810 SF, 91.6% of property net rentable area) including five employee/management units, five commercial units (23,589 SF, 3.5% of property net rentable area) and a 168-space parking garage (33,000 SF, 4.9% of property net rentable area) leased to a local parking operator. Situated on a 1.45-acre site, the Yorkshire Towers Property was constructed in 1964 and recently renovated from 2014 to 2017. The five commercial units include a CVS (19,813 SF), two doctor’s offices (2,399 SF), a dry cleaner (762 SF) and a vacant unit (615 SF). The Yorkshire Towers Property residential unit mix includes 96 studios, 328 one-bedroom units, 208 two-bedroom units, 57 three-bedroom units, and one four-bedroom unit, with an average unit size of 895 SF. There are 448 free market units (64.9% of residential units) totaling 392,652 SF, or 876 SF per unit, and 242 rent stabilized units (35.1% of residential units) totaling 225,158 SF, or 930 SF per unit. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Prospectus. According to the underwritten rent roll dated September 24, 2017, the rent stabilized units and free market units are 100.0% and 89.3% occupied, respectively.

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The Yorkshire Towers Property features laundry facilities on each floor, which are managed by a third party laundry operator pursuant to a lease, a health club including a fitness center, heated indoor swimming pool, men’s and women’s locker rooms with saunas and indoor children’s playroom, storage units, resident lounge, outdoor landscaped terrace, security cameras throughout, valet service, on-site below-grade parking, and 24/7 doorman. All units feature nearly 9-foot ceiling heights and full kitchen appliances, and many units include a private balcony. Renovated units feature hardwood flooring in a herringbone pattern, marble countertop kitchens, Bosch stainless steel appliances including a refrigerator, dishwasher, microwave, gas-fired stove and oven, California style closets, and Bosch washer and dryer.

Prior ownership reportedly completed approximately $14.3 million ($20,761 per unit) in renovations since 2014 at the Yorkshire Towers Property, which included installation of new cooling towers, electrical updates, local law 11 repairs, and the conversion of the boilers to a dual-fired system. According to the sponsors, between 2014 and 2017, the sponsors invested approximately $16.4 million ($23,806 per unit) towards capital improvements at the Yorkshire Towers Property, for a cumulative total of approximately $30.7 million ($44,567 per unit). Improvements included renovations to the hallways, lobby, interior and exterior common areas, retail space, health club, updating the main entrance, installing new elevator cabs, and completing numerous apartment renovations. A total of 63 rent stabilized units have been recaptured and renovated over the past 35 months, which equates to approximately 23 units per annum. The upgrades have averaged approximately $75,000 per unit.

Lexington Towers Property. The Lexington Towers Property is a 15-story apartment building situated on the southeast corner of East 88th Street and Lexington Avenue within the Upper East Side of Manhattan totaling 132,938 net rentable SF, which is comprised of 137 residential units (115,188 SF, 86.6% of property net rentable area) including one employee unit, seven commercial units (8,864 SF, 6.7% of property net rentable area) and a 36-space parking garage (8,886 SF, 6.7% of property net rentable area) leased to a local parking operator. Situated on a 0.31-acre site, the Lexington Towers Property was constructed in 1963 and recently renovated from 2014 to 2017. The seven commercial units include a Le Pain Quotidien (2,714 SF), a doctor’s office (1,320 SF), a nail salon and spa (1,220 SF), a clothing store (913 SF) and three vacant units (2,697 SF). The Lexington Towers Property residential unit mix includes 43 studios, 70 one-bedroom units, 16 two-bedroom units, seven three-bedroom units, and one four-bedroom unit, with an average unit size of 841 SF. There are 65 free market units (47.4% of residential units) totaling 54,948 SF, or 845 SF per unit, and 72 rent stabilized units (52.6% of residential units) totaling 60,240 SF, or 837 SF per unit. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Prospectus. According to the underwritten rent roll dated September 24, 2017, the rent stabilized units and free market units are 100.0% and 72.3% occupied, respectively.

The Lexington Towers Property features laundry facilities on each floor, which are managed by a third party laundry operator pursuant to a lease, a recently renovated fitness center, security cameras throughout, below-grade parking, and 24/7 doorman. All units feature hardwood floors, nearly 9-foot ceiling heights and full kitchen appliances, and many units include a private balcony. Renovated units feature hardwood flooring in a herringbone pattern, granite countertop kitchens, stainless steel appliances including a refrigerator, dishwasher, microwave, gas-fired stove and oven, and washer and dryer. Prior ownership reportedly completed approximately $2.9 million ($21,081 per unit) in renovations in 2014 at the Lexington Towers Property, which included boiler and chiller replacement, local law 11 repairs, installation of security cameras, electrical upgrades, condensate pipe relining, and modernization of the elevators. According to the sponsors, between 2014 and 2017, the sponsors invested approximately $3.3 million ($24,323 per unit) towards capital improvements at the Lexington Towers Property, for a cumulative total of approximately $6.2 million ($45,404 per unit). Improvements included renovations to the hallways, lobby, interior and exterior common areas, a newly constructed fitness center, updated the main entrance, and completed numerous apartment renovations. A total of six rent stabilized units have been recaptured and renovated over the past 35 months, which equates to approximately two units per annum. The upgrades have averaged approximately $75,000 per unit.

Going forward, the sponsors have indicated that they intend on reconfiguring unit layouts at the Yorkshire & Lexington Towers properties into more efficient floorplans, modernizing dated units through renovation as they become available, and converting rent stabilized units to free market units.

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At loan origination, $3.5 million was reserved for a portion of renovations and tenant buyouts. Additionally, a debt service reserve was collected at loan origination in the amount of $2.0 million that will be available to be used solely for renovations and tenant buyouts if and when the Yorkshire & Lexington Towers properties achieves a debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period of 1.10x.

Yorkshire & Lexington Towers Properties Unit Mix(1)

Unit Type	No. of Units	% of Total	Occupancy	Average Unit Size (SF)	No. of Rent Stabilized Units	Rent Stabilized Unit Occupancy (%)	Monthly Rental Rate Per Rent Stabilized Unit	No. of Free Market Units	Free Market Unit Occupancy (%)	Monthly Rental Rate Per Free Market Unit	Monthly Market Rental Rate Per Unit(2)
Studio	139	16.8%	93.5%	571	55	100.0%	$1,750	84	89.3%	$2,903	$3,468
1 BR / 1 BA	389	47.0%	93.6%	786	161	100.0%	$1,858	228	89.0%	$3,897	$4,775
1 BR / 1.5 BA	9	1.1%	66.7%	1,035	4	100.0%	$2,358	5	40.0%	$4,825	$6,291
2 BR / 1 BA	3	0.4%	100.0%	878	0	NAP	NAP	3	100.0%	$4,417	$5,333
2 BR / 1.5 BA	4	0.5%	100.0%	905	1	100.0%	$2,687	3	100.0%	$5,133	$5,500
2 BR / 2 BA	216	26.1%	92.6%	1,120	84	100.0%	$2,367	132	87.9%	$5,072	$6,808
2 BR / 2.5 BA	1	0.1%	100.0%	1,266	0	NAP	NAP	1	100.0%	$8,000	$7,692
3 BR / 2 BA	59	7.1%	79.7%	1,344	9	100.0%	$3,089	50	76.0%	$7,580	$8,165
3 BR / 2.5 BA	1	0.1%	0.0%	1,322	0	NAP	NAP	1	0.0%	NAP	$8,033
3 BR / 3 BA	3	0.4%	100.0%	1,216	0	NAP	NAP	3	100.0%	$7,633	$7,387
3 BR / 3.5 BA	1	0.1%	100.0%	1,237	0	NAP	NAP	1	100.0%	$7,495	$7,516
4 BR / 3 BA	1	0.1%	100.0%	1,725	0	NAP	NAP	1	100.0%	$10,300	$10,481
4 BR / 3.5 BA	1	0.1%	100.0%	1,908	0	NAP	NAP	1	100.0%	$14,000	$11,593
Total/Wtd. Avg.	827	100.0%	92.0%	886	314	100.0%	$2,020	513	87.1%	$4,443	$5,386

Yorkshire Tower Property Unit Mix(1)

Unit Type	No. of Units	% of Total	Occupancy	Average Unit Size (SF)	No. of Rent Stabilized Units	Rent Stabilized Unit Occupancy (%)	Monthly Rental Rate Per Rent Stabilized Unit	No. of Free Market Units	Free Market Unit Occupancy (%)	Monthly Rental Rate Per Free Market Unit	Monthly Market Rental Rate Per Unit(2)
Studio	96	11.6%	97.9%	546	31	100.0%	$1,699	65	96.9%	$2,862	$3,299
1 BR / 1 BA	328	39.7%	94.5%	785	129	100.0%	$1,860	199	91.0%	$3,889	$4,744
2 BR / 1 BA	3	0.4%	100.0%	878	0	NAP	NAP	3	100.0%	$4,417	$5,303
2 BR / 1.5 BA	1	0.1%	100.0%	815	0	NAP	NAP	1	100.0%	$4,250	$4,924
2 BR / 2 BA	203	24.5%	92.6%	1,112	75	100.0%	$2,381	128	88.3%	$5,101	$6,716
2 BR / 2.5 BA	1	0.1%	100.0%	1,266	0	NAP	NAP	1	100.0%	$8,000	$7,649
3 BR / 2 BA	53	6.4%	77.4%	1,337	7	100.0%	$2,915	46	73.9%	$7,362	$8,077
3 BR / 2.5 BA	1	0.1%	0.0%	1,322	0	NAP	NAP	1	0.0%	NAP	$7,987
3 BR / 3 BA	2	0.2%	100.0%	1,168	0	NAP	NAP	2	100.0%	$7,200	$7,057
3 BR / 3.5 BA	1	0.1%	100.0%	1,237	0	NAP	NAP	1	100.0%	$7,495	$7,474
4 BR / 3 BA	1	0.1%	100.0%	1,725	0	NAP	NAP	1	100.0%	$10,300	$10,422
Total/Wtd. Avg.	690	83.4%	93.0%	895	242	100.0%	$2,031	448	89.3%	$4,422	$5,410

(1)	Based on the underwritten rent roll dated September 24, 2017.

(2)	Source: Appraisal.

A-2-70

Mortgage Loan No. 3 — Yorkshire & Lexington Towers

Lexington Tower Property Unit Mix(1)

Unit Type	No. of Units	% of Total	Occupancy	Average Unit Size (SF)	No. of Rent Stabilized Units	Rent Stabilized Unit Occupancy (%)	Monthly Rental Rate Per Rent Stabilized Unit	No. of Free Market Units	Free Market Unit Occupancy (%)	Monthly Rental Rate Per Free Market Unit	Monthly Market Rental Rate Per Unit(2)
Studio	43	5.2%	83.7%	626	24	100.0%	$1,816	19	63.2%	$3,114	$3,913
1 BR / 1 BA	61	7.4	88.5%	789	32	100.0%	$1,849	29	75.9%	$3,961	$4,932
1 BR / 1.5 BA	9	1.1	66.7%	1,035	4	100.0%	$2,358	5	40.0%	$4,825	$6,471
2 BR / 1.5 BA	3	0.4	100.0%	935	1	100.0%	$2,687	2	100.0%	$5,575	$5,846
2 BR / 2 BA	13	1.6	92.3%	1,258	9	100.0%	$2,252	4	75.0%	$3,950	$7,862
3 BR / 2 BA	6	0.7	100.0%	1,405	2	100.0%	$3,700	4	100.0%	$9,433	$8,781
3 BR / 3 BA	1	0.1	100.0%	1,311	0	NAP	NAP	1	100.0%	$8,500	$8,194
4 BR / 3.5 BA	1	0.1	100.0%	1,908	0	NAP	NAP	1	100.0%	$14,000	$11,925
Total/Wtd. Avg.	137	16.6%	86.9%	841	72	100.0%	$1,980	65	72.3%	$4,625	$5,255

(1)	Based on the underwritten rent roll dated September 24, 2017.

(2)	Source: Appraisal.

The Market. The Yorkshire & Lexington Towers properties are located in the Upper East Side neighborhood of New York, New York. The Upper East Side neighborhood is bordered by Central Park and the East River and is home to some of the city’s oldest cultural institutions including the Metropolitan Museum of Art, The Guggenheim Museum, The Museum of the City of New York, and the Frick Collection, as well as upscale retailers and Michelin-starred restaurants. The Yorkshire Towers Property and Lexington Towers Property are located approximately five blocks and three blocks away from Central Park, respectively, and three blocks and five blocks away from Carl Shurz Park, respectively. The Yorkshire & Lexington Towers properties are within two blocks of Whole Foods and Fairway Market and surrounded by a variety of retail stores including Gap, Urban Outfitters, Banana Republic, LOFT, CVS, Duane Reade, Best Buy, Modell’s Sporting Goods, Petco, East 86th Street Cinema and AMC Lowes Orpheum 7. Private and public schools are located throughout the Upper East Side neighborhood, adding to the area’s attraction to families. In addition, the Upper East Side is home to several hospitals including Mount Sinai, Lenox Hill, Memorial Sloan-Kettering Cancer Center, Metropolitan, Gracie Square Hospital, Manhattan Eye, Ear and Throat, and Doctors Hospital. According to the appraisal, the vast collection of general and specialist health care creates a multi-billion-dollar industry.

The Yorkshire & Lexington Towers properties are served by numerous transportation options via the 4, 5 and 6 subway lines and the Q subway line, New York City’s newest subway line extension along Second Avenue, with a station situated at East 86th Street on the corner of the Yorkshire Towers Property and approximately two blocks from the Lexington Towers Property, with connections to the F subway line at East 63rd Street. In addition, the M1, M2, M3 and M4 buses run along East 86th Street, providing north/south service to upper and lower Manhattan, while the M72 and M79 buses provide crosstown service to the west side of Manhattan. Metro-North at Grand Central Terminal and the 125th Street Station connect the Upper East Side to locations outside of Manhattan. Additional access to the Yorkshire & Lexington Towers properties is provided by Park Avenue (within three blocks to the west), a north/south thoroughfare that runs parallel to Madison Avenue to the west and Lexington Avenue to the east, and the Franklin D. Roosevelt East River Drive (within five blocks to the east), a freeway-standard parkway that begins north of the Battery Park Underpass at South and Broad Streets and runs along the entire length of the East River to the Triborough Bridge connecting with Harlem River Drive.

According to a third party market research report, the estimated 2017 population and average household income within a one-, three-, and five-mile radius of the Yorkshire Towers Property is 223,511, 1,227,080, and 2,936,240, respectively, and $168,900, $129,618, and $108,388, respectively. According to a third party market research report, the estimated 2017 population and average household income within a one-, three-, and five-mile radius of the Lexington Towers Property is 239,420, 1,234,297, and 2,884,223, respectively, and $165,737, $129,064, and $108,766, respectively.

A-2-71

Mortgage Loan No. 3 — Yorkshire & Lexington Towers

According to a third party market research report, as of the first quarter of 2017, the Manhattan rental market exhibited average rents of $2,328 for studios, $3,098 for one-bedrooms, $4,098 for two-bedrooms, and $5,261 for three-bedrooms. The market saw a vacancy rate of 1.92% as of the first quarter of 2017, compared to 2.06% as of the fourth quarter of 2016 and 1.77% as of the first quarter of 2016. According to a third party market research report, the Yorkshire & Lexington Towers properties are located in the Upper East Side apartment submarket, which exhibited an effective rent of $4,247 per unit and a vacancy rate of 2.3%, as of the second quarter of 2017. There are 452 units scheduled to be delivered to the Upper East Side submarket over the next four years.

Competitive Set Summary(1)

Unit Type	Minimum Monthly Rent	Average Monthly Rent	Maximum Monthly Rent
Studio	$2,502	$3,034	$3,491
One-bedroom	$2,802	$4,054	$4,982
Two-bedroom	$3,803	$6,376	$7,926
Three-bedroom	$5,505	$9,353	$12,143
(1)	Source: Appraisals.

Historical and Current Occupancy(1)

Property	2014	2015	2016	Current(2)
Yorkshire Towers Property	75.0%	65.0%	80.0%	93.0%
Lexington Towers Property	90.0%	77.0%	72.0%	86.9%

(1)	Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the September 24, 2017 underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2015	2016	TTM(1)	Underwritten(2)	Appraisal Stabilized Year 4(3)	Stabilized UW Year 4(4)	Per Unit(5)	%(6)
Rents in Place(7)(8)	$18,619,740	$20,916,142	$23,920,451	$31,189,462	$42,943,803	$43,464,126	$37,714	86.9%
Vacant Income	0	0	0	4,683,815	1,705,390	1,344,251	$5,664	13.1%
Gross Potential Rent	$18,619,740	$20,916,142	$23,920,451	$35,873,277	$44,649,193	$44,808,378	$43,378	100.0%
Total Reimbursements	0	0	0	0	0	0	$0	0.0%
Net Rental Income	$18,619,740	$20,916,142	$23,920,451	$35,873,277	$44,649,193	44,808,378	$43,378	100.0%
(Vacancy/Collection Loss)(9)	(180,604)	(1,647,218)	(1,639,254)	(5,074,133)	(1,705,390)	(1,344,251)	($6,136)	(14.1%)
Other Income(10)	4,492,920	3,013,861	3,183,115	7,284,878	7,318,294	7,239,421	$8,809	20.3%
Effective Gross Income	$22,932,055	$22,282,785	$25,464,312	$38,084,023	$50,262,097	$50,703,547	$46,051	106.2%
Total Expenses	$12,878,848	$12,726,214	$13,142,223	$14,135,899	$16,235,888	$16,576,405	$17,093	37.1%
Net Operating Income	$10,053,207	$9,556,571	$12,322,089	$23,948,124	$34,026,209	$34,127,142	$28,958	62.9%
Total TI/LC, Capex/RR	0	0	0	183,139	263,191	183,139	$221	0.5%
Net Cash Flow	$10,053,207	$9,556,571	$12,322,089	$23,764,985	$33,763,018	$33,944,003	$28,736	62.4%

(1)	Represents the trailing twelve-month period ending June 30, 2017.

(2)	The increase in NOI is driven by a combination of higher occupancy levels and higher rental rates due to the conversion of rent stabilized units into free market units, unit renovations, and improved property amenities. Underwritten NOI is underwritten to the September 24, 2017 rent roll occupancy of 92.0%, compared to occupancy of 83.6% as of June 30, 2017.

(3)	Appraisal Stabilized Year 4 information is based on the appraisal, forecasting operating performance for September 1, 2020 to September 1, 2021 under the following assumptions: annual rent growth rates of 1.5% for Years 1 and 2 and 3.0% for Years 3 and 4 for rent stabilized units, and 0.0% for Year 1 and 4.0% in Years 2 to 4 for free market units, stabilized occupancy rate of 97.0%, real estate tax expenses at 5.75% annually, and operating expenses growing at 3.5% annually.

(4)	Stabilized UW Year 4 information is projected based on the following assumptions: annual rent growth rates of 1.5% for Years 1 and 2 and 3.0% for Years 3 and 4 for rent stabilized units, and 0.0% for Year 1 and 4.0% in Years 2 to 4 for free market units, rent-regulated units are converted at a rate of 10% (32

A-2-72

Mortgage Loan No. 3 — Yorkshire & Lexington Towers

units in the first year and 220 units over holding period) to free market status, stabilized occupancy rate of 97.0%, rent regulated units assumed to be converted at a recapture rate of 10% to free market status (25 units for Year 1 and 170 units over the holding period at the Yorkshire Towers Property and seven units for Year 1 and 50 units over the holding period at the Lexington Towers Property), real estate tax expenses growing at 5.75% annually at the Yorkshire Towers Property and 8.00% annually at the Lexington Towers Property, and operating expenses growing at 3.5% annually. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

(5)	Per Unit values are based on 827 units.

(6)	% column representing percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(7)	Rents In Place have been increasing due to higher asking rents for 69 rent regulated units that have been converted and renovated into free market units over the 35 months ending August 2017 in combination with property-wide improvements, unit reconfigurations, and renovations of existing free market rents with luxury finishes.

(8)	Underwritten Rents in Place are underwritten to the September 24, 2017 rent roll, which reflects physical occupancy of 92.0% and includes the gross up of vacant space based on the appraiser’s concluded market rents of $4,683,815 and credit loss of ($253,990). Underwritten Gross Potential Rent excludes four management units and two employee units with assumed rental rates of $1 per month.

(9)	Vacancy/Collection Loss increased in 2016 over 2015 due to leasing incentives offered while the lobbies, hallways, roofs, and apartment units underwent renovation and construction.

(10)	Other Income includes contractual rent paid by the laundry operator of $234,000 at the Yorkshire & Lexington Towers properties, contractual rent paid by six commercial tenants at the Yorkshire Towers Property of $5,278,134, contractual rent paid by six commercial tenants at the Lexington Towers Property of $1,127,432, eight storage leases at the Yorkshire Towers Property of $12,000, straight-line rent of $414,930 for CVS Pharmacy at the Yorkshire Towers Property and other non-rental income such as late fees, and pet fees. Total Other Rental Income was lower in 2015, 2016, and June 30, 2017 TTM primarily due to the CVS Pharmacy lease commencing May 2017 and A&P, a previous retail tenant, vacating in 2015.

Property Management. The property is managed by Jumeaux Management LLC, an affiliate of the borrower and a Delaware limited liability company.

Escrows and Reserves. At origination, the borrower deposited into escrow $4,102,064 for the holdback reserve funds, $3,500,000 for unit renovations and tenant buyouts relating to renovations to residential units in connection with the deregulation of such units from rent regulatory laws and units not subject to rent regulation laws, $2,724,408 for real estate taxes, $2,000,000 for debt service reserves and $89,787 for annual insurance premiums.

Tax Escrow - On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $681,102.

Insurance Escrow - On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equates to $29,929.

Replacement Reserves - On a monthly basis, the borrower is required to escrow (a) 1/12th of $0.15 PSF of retail and garage space (excluding CVS so long as (i) no event of default under the Yorkshire & Lexington Towers Whole Loan, (ii) the CVS lease is in full force and effect and (iii) no default exists under the CVS lease beyond all applicable notice and cure periods) for commercial replacement reserves and (b) 1/12th of $250 per free market residential unit for residential replacement reserves subject to a cap calculated on a quarterly basis equal to the product of (x) $750 and (y) the number of free market residential units at the Yorkshire & Lexington Towers properties at the time of calculation.

TI/LC Reserve - On a monthly basis, the borrower is required to escrow $1.00 PSF of retail space (excluding garage space and CVS (with respect to CVS, so long as (i) no event of default under the Yorkshire & Lexington Towers Whole Loan, (ii) the CVS lease is in full force and effect and (iii) no default exists under the CVS lease beyond all applicable notice and cure periods)) for tenant improvements and leasing commissions.

Holdback Reserve - During any period that amounts on deposit in the holdback reserve funds exceed an amount equal to five times the difference of (x) $38,000,000 and (y) the gross income from operations of the Yorkshire & Lexington Towers properties, in the aggregate, at the time of calculation (the “Holdback Threshold Amount”), and provided no event of default has occurred or is continuing, funds on deposit in the holdback reserve funds in excess of the Holdback Threshold Amount, if any, will be (i) during a Cash Management Trigger Event (as defined below), transferred to the cash management account or (ii) returned to the borrower. The lenders will not be required to disburse holdback reserve funds more than once each calendar month and each disbursement must be at least $250,000 (or a lesser amount if the total remaining balance in the holdback reserve funds is less than $250,000, in which case only one disbursement of the amount remaining in the holdback reserve funds will be made).

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Mortgage Loan No. 3 — Yorkshire & Lexington Towers

Debt Service Reserve - Provided that no event of default has occurred or is continuing, the borrower may, upon written request to the lenders at least three business days prior to the monthly payment date, request funds held in the debt service reserve to be applied to the monthly debt service payment due under the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans, provided that the borrower delivers evidence of a shortfall between net operating income and the monthly debt service payment for the month of disbursement among other conditions detailed in the loan documents. In the event the Yorkshire & Lexington Towers properties achieve a debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period of greater than 1.10x (the “Debt Service Shortfall Reserve Transfer Date”), all funds remaining on deposit in the debt service reserve will be transferred to the renovation and tenant buyout reserve. In the event the balance of the renovation and tenant buyout reserve falls below $500,000, the borrower is required to deposit with the lenders an additional amount necessary to achieve a balance of at least $1,000,000. After November 6, 2019, the borrower may request a portion of the funds in the renovation and tenant buyout reserve (subject to a cap) be disbursed for replacements (subject to the conditions for disbursement of funds from the commercial replacement reserve and/or residential replacement reserve, as applicable).

Lockbox/Cash Management. The Yorkshire & Lexington Towers loan is structured with a soft lockbox with respect to the residential units and a hard lockbox with respect to the commercial tenants and springing cash management. Prior to the continuance of a Cash Management Trigger Event for the Yorkshire & Lexington Towers Whole Loan, all funds in the lockbox account will be disbursed to the borrower. During the continuance of a Cash Management Trigger Event for the Yorkshire & Lexington Towers Whole Loan, funds in the lockbox account are required to be applied on each monthly payment date to fund the required reserves deposits as described above under “Escrows and Reserves,” to pay debt service on the Yorkshire & Lexington Towers Whole Loan, to pay operating expenses not otherwise paid or reserved for as described above under “Escrows and Reserves” and referenced in the annual budget approved by the lenders together with other amounts incurred by the borrower in connection with the operation and maintenance of the Yorkshire & Lexington Towers properties, to pay debt service on the Yorkshire & Lexington Towers Mezzanine Loans, and during the continuance of a Cash Sweep Trigger Event (as defined below), to disburse the remainder to an account to be held by the lenders as additional security for the Yorkshire & Lexington Towers Whole Loan (the “Excess Cash Flow Account”). During the continuance of an event of default under the Yorkshire & Lexington Towers Mezzanine Loans, funds on deposit in the Excess Cash Flow Account will be allocated to the applicable mezzanine loan subaccount. Provided that no event of default under the Yorkshire & Lexington Towers Mezzanine Loans and Cash Sweep Trigger Event has occurred and is continuing, funds on deposit in the Excess Cash Flow Account may be disbursed to the borrower in accordance with the loan documents.

A “Cash Management Trigger Event” will occur upon (i) an event of default under the Yorkshire & Lexington Towers Whole Loan, (ii) an event of default under the Yorkshire & Lexington Towers Mezzanine Loans, (iii) any bankruptcy action involving the borrower, the sponsors, the guarantors, or the property manager, (iv) the date (a) following the Debt Service Shortfall Reserve Transfer Date prior to the second anniversary of the first payment date, the debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period falling below 1.05x and (b) after the second anniversary of the first payment date, the debt service coverage ratio based on the trailing twelve-month period falling below 1.10x (the “DSCR Cash Management Trigger Event Threshold”), or (v) any indictment for fraud or misappropriation of funds by the borrower, the sponsors, the guarantors, or the property manager. A Cash Management Trigger Event will continue until, in regard to clause (i) and (ii) above, the cure of such event of default and acceptance of such cure by the lenders, in regard to clause (iii) above, the filing being discharged, stayed or dismissed within 60 days for the borrower, the sponsors, or the guarantors, or within 120 days for the property manager, and lenders’ determination that such filing does not materially affect the monetary obligations of the borrower, the sponsors, or the guarantors, or the property manager, in regard to clause (iv) above, (a) the date the debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period is greater than the DSCR Cash Management Trigger Event Threshold for two consecutive quarters or (b) the borrower delivers to the lenders the DSCR Trigger Cure Deposit (as defined below) (collectively, the “DSCR Cure Event”), or in regard to clause (v) above, the dismissal of the related

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Mortgage Loan No. 3 — Yorkshire & Lexington Towers

indictment for the borrower, the sponsors, or the guarantors, or replacement of the property manager with a qualified manager pursuant to the loan documents.

A “DSCR Trigger Cure Deposit” means a deposit with the lenders in the form of cash or a letter of credit equal to (A) an amount that, if used to repay the Yorkshire & Lexington Towers Whole Loan and Yorkshire & Lexington Towers Mezzanine Loans, pro-rata, results in a debt service coverage ratio greater than the DSCR Cash Management Trigger Event Threshold or (B) the positive difference between (x) the amount of net operating income necessary to achieve a debt service coverage ratio over a twelve month period equal to the DSCR Cash Management Trigger Event Threshold and (y) the lesser of (i) the amount of net operating income necessary to achieve a debt service coverage ratio of 1.00x and (ii) the net operating income over a twelve month period.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default under the Yorkshire & Lexington Towers Whole Loan, (ii) any bankruptcy action involving the borrower, the sponsors, or the guarantors, or the property manager, or (iii) the date (a) following the Debt Service Shortfall Reserve Transfer Date but prior to the second anniversary of the first payment date, the debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period falling below 1.05x and (b) after the second anniversary of the first payment date, the debt service coverage ratio based on the trailing twelve-month period falling below 1.10x. A Cash Sweep Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lenders, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for the borrower, the sponsors, or the guarantors, or within 120 days for the property manager, and lenders’ determination that such filing does not materially affect the monetary obligations of the borrower, the sponsors, or the guarantors, or the property manager, or in regard to clause (iii) above, a DSCR Cure Event.

Additional Debt. In addition to Note A-1 and Note A-2, the Yorkshire & Lexington Towers properties are also security for the other A Notes and the Yorkshire & Lexington Towers Trust Subordinate Companion Loan. The Yorkshire & Lexington Towers Trust Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $200.0 million and a coupon of 4.2500%. The Yorkshire & Lexington Towers Whole Loan (inclusive of the Yorkshire & Lexington Towers Trust Subordinate Companion Loan) has a Cut-off Date LTV of 44.9%, an UW NCF DSCR of 1.68x and an UW NOI Debt Yield of 6.0%. Two mezzanine loans, with an aggregate original principal amount of $150.0 million were provided in connection with the financing of the Yorkshire & Lexington Towers properties that are secured by the mezzanine borrower’s equity interest in the borrower and are coterminous with the mortgage loan. The Mezzanine A loan has an original principal amount of $105.0 million, and accrues interest at a rate of 5.45215% per annum and is senior to the Mezzanine B loan. The Mezzanine B loan has an original principal amount of $45.0 million, and accrues interest at a rate of 6.5000% per annum. Including the mezzanine loans, the Cut-off Date LTV is 61.8%, the UW NCF DSCR is 1.04x and the UW NOI Debt Yield is 4.4%. Based on the aggregate “as stabilized” appraised value and the Yorkshire & Lexington Towers Whole Loan and Yorkshire & Lexington Towers Mezzanine Loans, the Cut-off Date LTV ratio and Maturity Date LTV ratio are 53.4% and 53.4%, respectively.

Release of Property. The borrower may obtain the release of the Lexington Towers Property, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrower pays an amount equal to the greater of (a) 125% of the allocated amount of the Yorkshire & Lexington Towers Whole Loan with respect to the Lexington Towers Property ($65.2 million) and (b) the net sales proceeds applicable to Lexington Towers Property, (iii) the debt service coverage ratio with respect to the remaining Yorkshire Towers Property is no less than the greater of (a) 1.05x and (b) the debt service coverage ratio immediately preceding the release of the Lexington Towers Property, (iv) the debt yield with respect to the remaining Yorkshire Towers Property is no less than the greater of (a) 4.4% and (b) the debt yield immediately preceding the release of the Lexington Towers Property and (v) the loan-to-value ratio with respect to the remaining Yorkshire Towers Property is no greater than the lesser of (a) 61.8% and (b) the loan-to-value ratio immediately preceding the release of the Lexington Towers Property.

A-2-75

Mortgage Loan No. 4 — Westin Times Square Fee

A-2-76

Mortgage Loan No. 4 — Westin Times Square Fee

A-2-77

Mortgage Loan No. 4 — Westin Times Square Fee

A-2-78

Mortgage Loan No. 4 — Westin Times Square Fee

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$57,000,000	Title:	Leased Fee
Cut-off Date Principal Balance:	$57,000,000	Property Type – Subtype(2):	Other – Leased Fee
% of Pool by IPB:	6.7%	Net Rentable Area (SF):	17,574
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	THR 43 Land LLC	Year Built / Renovated:	2002 / 2016
Sponsor:	Tishman Hotel & Realty LP	Occupancy / ADR / RevPAR(3):	96.4% / $302.36 / $291.55
Interest Rate:	3.5100%	Occupancy / ADR / RevPAR Date(3):	8/31/2017
Note Date:	10/31/2017	Number of Tenants:	N/A
Maturity Date:	11/6/2027	2014 NOI(4):	$3,575,000
Interest-only Period:	120 months	2015 NOI(4):	$3,628,624
Original Term:	120 months	2016 NOI(4):	$3,683,054
Original Amortization:	None	TTM NOI(4):	N/A
Amortization Type:	Interest Only	UW Revenues(4):	$3,794,375
Call Protection:	YM1(35),Def or YM1(78),O(7)	UW Expenses(4):	$0
Lockbox(1):	Hard	UW NOI(4):	$3,794,375
Additional Debt:	No	UW NCF(4):	$3,794,375
Additional Debt Balance:	NAP	Appraised Value / Per SF(6):	$126,000,000 / $7,170
Additional Debt Type:	NAP	Appraisal Date:	9/7/2017
Additional Future Debt Permitted:	No

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$3,243
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$3,243
Insurance:	$0	Springing	N/A	Cut-off Date LTV(6):	45.2%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV(6):	45.2%
				UW NOI DSCR:	1.87x
				UW NCF DSCR:	1.87x
				UW NOI Debt Yield:	6.7%
				UW NCF Debt Yield:	6.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$57,000,000	100.0%	Payoff Existing Debt(7)	$56,032,744	98.3%
			Closing Costs	886,410	1.6
			Return of Equity	80,846	0.1
Total Sources	$57,000,000	100.0%	Total Uses	$57,000,000	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	The Westin Times Square Fee loan is secured by land occupied by the Westin Times Square Hotel located at 270 West 43rd Street in New York, NY. The Westin Times Square Hotel is subject to a ground lease that expires on July 14, 2096. The improvements are not collateral for the Westin Times Square Fee loan.

(3)	Represents performance statistics for the non-collateral Westin Times Square Hotel and is provided for informational purposes only.

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Mortgage Loan No. 4 — Westin Times Square Fee

(4)	Historical and UW NOI reflects the contractual ground rent. TTM NOI was not provided due to NOI being equal to the annual ground rent payment. The 2017 ground rent payment is $3,738,300 and the 2018 ground rent payment is $3,794,375.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	The aggregate fee and leasehold value is $533.0 million, which would result in a Cut-off LTV and Maturity Date LTV of 10.7%.

(7)	The Westin Times Square Fee was previously securitized in WFRBS 2014-LC14.

The Loan. The Westin Times Square Fee loan, is a $57.0 million first mortgage loan secured by the leased fee interest in the land (the “Westin Times Square Fee”) beneath the Westin Times Square, a 873-room, AAA Four Diamond, full service hotel (the “Building” or “Westin Times Square Hotel”) located in New York, New York. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is THR 43 Land LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is controlled by Tishman Hotel & Realty LP, a joint venture between affiliates of Tishman Equities LP, comprising approximately 75.8% ownership, and MetLife, Inc., comprising approximately 24.2% ownership.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Tishman Hotel & Realty LP. The Tishman organization is a vertically integrated real estate owner, developer, operator and advisor. With roots dating back to 1898, Tishman is comprised of a diversified staff of experienced real estate, financial and hotel management specialists, and is complemented by a technical staff of architects, engineers and construction management professionals. According to the sponsor, over the last 30 years, Tishman has owned and developed roughly 10 million SF for its own account and has sourced and structured nearly $8.0 billion of debt and equity for its projects. Tishman has managed a total of over 50 hotels including over 20,000 rooms and has acted as a third-party advisor to other hotel stakeholders as well. Tishman’s wide range of hospitality services include: hotel management, hotel asset management, immediate management takeover and operations & market analysis. Current assets under management exceed $4.0 billion in real estate and other asset classes. Unlike traditional real estate investment managers, Tishman’s own account represents nearly $3.0 billion, or roughly 75% of its assets under management.

The Property. The property is a 17,574 SF parcel of land located near the center of Manhattan in the area called Times Square. The property is subject to a 99-year ground lease to THR Times Square, LLC, which owns the property’s improvements, a 48-story building that operates as the 873-room Westin Times Square Hotel.

The Ground Lease. The property is subject to a ground lease between the borrower (the “Lessor”) and a sponsor affiliate, THR Times Square, LLC (the “Lessee”), which expires on July 14, 2096. The 2018 annual ground rent is $3,794,375, and increases 1.5% annually through the end of the lease term.

The Westin Times Square Hotel. The Westin Times Square Hotel is a 48-story (including two subterranean floors), 873-room, full service, AAA Four Diamond hotel that was constructed in 2002. According to the sponsor, the Westin Times Square Hotel underwent various extensive renovations totaling approximately $47.6 million between 2012 and 2016. Major areas of upgrade included the lobby & lobby gift shop, guestrooms & select guestroom technology, select guestroom bathrooms, guestroom corridors and the restaurant & bar. Additionally, according to the sponsor, future renovations totaling approximately $34.4 million are planned from 2017-2022.

The unit mix at the Westin Times Square Hotel consists of 454 king units, 381 double units, 8 corner units, 23 junior suites, five one-bedroom suites, one Renewal Suite, and one Empire suite. Amenities and services at the Westin Times Square Hotel include a food and beverage outlet, 28,760 SF of meeting space, a fitness center, a business center, a gift shop, Europan Café (operated by a third party), a FedEx Office Print & Ship Center and E-Walk on 42nd Street. The food and beverage outlets, Foundry Kitchen and Foundry Bar, underwent extensive renovation in 2015 and 2016. Foundry Kitchen is located on the mezzanine level and the Foundry Bar is located on the third floor (lobby level). The meeting space includes three ballrooms, one each on the 3rd, 4th and 5th floors of the hotel. An additional 25 meeting spaces (ranging in size from 200 to 2,000 SF) are located primarily on the mezzanine level, floors three through five, and the ninth floor. Valet parking is available as no parking is available on the property site.

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Mortgage Loan No. 4 — Westin Times Square Fee

The property is located on the city block bound by West 43rd Street the north, West 42nd Street to the south, 7th Avenue to the east and 8th Avenue to the west. Local access is further enhanced by the New York Pennsylvania Station and Grand Central Terminal, both major intercity and commuter rail stations in Midtown Manhattan serving approximately 1.35 million passengers daily. Nearby airports include LaGuardia Airport (7.9 miles), John F. Kennedy International Airport (14.3 miles), and Newark Liberty International Airport (15.2 miles).

Historical Occupancy, ADR, RevPAR

	Competitive Set(1)			Westin Times Square(2)(3)			Penetration Factor(1)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	92.0%	$319.34	$293.78	92.8%	$329.46	$305.68	100.9%	103.2%	104.1%
2015	90.9%	$312.34	$284.06	93.2%	$319.93	$298.28	102.5%	102.4%	105.0%
2016	91.6%	$296.94	$271.96	95.5%	$302.33	$288.73	104.3%	101.8%	106.2%
TTM(4)	91.8%	$296.00	$271.74	96.4%	$302.36	$291.55	105.0%	102.1%	107.3%

(1)	Source: third party data provider. The competitive set consists of the following hotels: Marriott New York Marquis, Renaissance New York Times Square Hotel, Crowne Plaza Times Square Manhattan, Millennium Broadway New York Times Square, DoubleTree Suites New York City Times Square, Hilton Times Square, W Hotel New York Times Square and The Premier New York Times Square.

(2)	Represents the non-collateral Westin Times Square Hotel.

(3)	Source: Borrower provided financials.

(4)	Represents the trailing twelve month period ending August 31, 2017

The Market. The property is located in New York, New York, within New York County, in the New York-Northern New Jersey-Long Island, NY-NJ-PA metropolitan statistical area (“MSA”). New York City is recognized as an international commercial and cultural center, housing more than eight million residents, it is one of the most populous cities in the nation and one of the largest in the world. According to the appraisal, New York City is one of the most popular tourist destinations in the country. It is home to the United Nations, the Statue of Liberty and the Empire State Building. The theaters in the Broadway district attract international attention. New York City is home to Carnegie Hall, Radio City Music Hall, and a variety of live performance theaters. Major TV networks – ABC, NBC, FOX, and CBS – are headquartered in the city, as well as global entertainment conglomerates, such as Viacom and Sony. Also headquartered in New York are three of the “Big Five” music recording companies as well as other media/entertainment companies including Time Warner and Virgin Records. New York is home to six major commodities, futures, and stock exchanges, including the New York Stock Exchange (NYSE), NASDAQ, International Securities Exchange, and the New York Mercantile Exchange. New York City is the headquarters of many of the world’s commercial and investment banks including domestic firms such as Citigroup, Goldman Sachs, JPMorgan Chase and Morgan Stanley. The accounting and insurance industries are prevalent in New York City, housing the “Big Four” accounting firms, such as Ernst & Young, and large global insurance companies headquarters including, American International Group, MetLife, New York Life, Prudential Financial, Travelers Companies, and Voya Financial. New York City is a major center for additional industries, such as fashion, advertising, public relations, jewelry, design, and technology. According to a third party market data provider. New York City recorded 2016 population of 8,547,370, indicating a 0.2% increase over the previous year, and is projected to increase to 8,749,680 by 2021. According to the U.S. Bureau of Labor Statistics, 2016 unemployment for the city and MSA was 4.5% and 4.8%, respectively; both represent the lowest unemployment since 2007.

According to a third party data provider, as of June 2017, the Manhattan market contained 420 hotels with a lodging inventory of 96,000 rooms. The Manhattan lodging market achieved an aggregate occupancy level of 86.9% with an ADR of $275.73, reflecting a RevPAR of $239.59. According to the appraisal, while a full recovery of hotel performance in Manhattan has been more drawn out, the area’s fundamental strengths provide for a solid foundation for growth over the long term.

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Mortgage Loan No. 4 — Westin Times Square Fee

Underwritten Net Cash Flow

Underwritten(1)
Ground Lease Payment	$3,794,375
(Vacancy/Collection Loss)	0
Effective Gross Income	$3,794,375
Total Operating Expenses	0
Net Operating Income	$3,794,375
Total TI/LC, Capex/RR	0
Net Cash Flow	$3,794,375

(1)	The underwritten ground lease payment represents the 2018 contractual ground rent.

Westin Times Square Hotel Property Management. The Westin Times Square Hotel is managed by Westin Hotel Management L.P., an affiliate of Starwood (recently acquired by Marriott), under a management agreement with a fully extended expiration through 2042. Starwood was acquired by Marriott in September 2016 for $12.4 billion, and together comprise the largest global hospitality company with 5,700 properties and 30 brands in 110 countries.

Escrows and Reserves. The Westin Times Square Fee loan documents do not require ongoing monthly escrows for property taxes, insurance and FF&E reserves as long as (i) the ground lease requires the tenant thereunder to pay all property taxes, insurance and capital improvement items with respect to the Westin Times Square Fee property, (ii) the Ground Lease is in full force and effect, (iii) no event of default has occurred and is continuing and (iv) the borrower provides satisfactory evidence to the lender of payment of property taxes and insurance and that FF&E funds are reserved pursuant to the Westin Times Square management agreement.

Lockbox / Cash Management. The Westin Times Square Fee loan is structured with a hard lockbox and in-place cash management. The monthly ground rent payment and all other income, if any, accruing to the borrower (as the owner of the fee estate) will be deposited into a cash management account under the control of the lender or the lender’s servicer and disbursed during each interest period of the term of the loan in accordance with the Westin Times Square Fee loan documents. During the continuance of a Cash Trap Event Period (as defined below), all excess cash flow, after payments made in accordance with the Westin Times Square Fee loan documents for, amongst other things, debt service, required reserves, if any, and operating expenses incurred by the borrower, if any, will be held as additional collateral for the loan.

“Cash Trap Event Period” means: a period commencing upon the earlier of (i) the occurrence and continuance of an event of default under the Westin Time Square Fee loan documents or (ii) the occurrence of a monetary default by the Lessee under the ground lease with respect to the payment of base rent.

Affiliated Ground Lessee. The Lessee, THR Times Square, LLC, is affiliated with the borrower and guarantor. The Westin Times Square Fee loan will become full recourse to Tishman if the Ground Lease is amended, modified, terminated, cancelled, surrendered, expires or otherwise ceases to be in full force and effect, in each case without the prior written consent of the lender.

Terrorism Insurance. The Westin Times Square Fee loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Westin Times Square Hotel; provided however, that the borrower will not be required to spend more than 200% of the cost of the all-risk insurance coverage immediately prior to the date that TRIPRA or a similar government backstop is no longer in effect. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a twelve-month extended period of indemnity.

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Mortgage Loan No. 5 — One California Plaza

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Mortgage Loan No. 5 — One California Plaza

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Mortgage Loan No. 5 — One California Plaza

*Stacking plan is for illustrative purposes and some information may differ from actual.

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Mortgage Loan No. 5 — One California Plaza

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Mortgage Loan No. 5 — One California Plaza

Mortgage Loan Information	Property Information

Mortgage Loan Sellers:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	5.8%	Net Rentable Area (SF):	1,047,062
Loan Purpose:	Refinance	Location:	Los Angeles, CA
Borrower:	CNI One Cal Plaza Owner, LLC	Year Built / Renovated:	1985 / 2012-2016
Sponsor:	Colony Capital Operating Company, LLC	Occupancy:	87.7%

Interest Rate:	3.8000%	Occupancy Date:	9/1/2017
Note Date:	10/26/2017	Number of Tenants:	34
Maturity Date:	11/6/2024	2014 NOI:	$13,406,792
Interest-only Period:	84	2015 NOI:	$13,694,632
Original Term:	84	2016 NOI:	$15,115,679
Original Amortization:	None	TTM NOI(4)(5):	$16,022,562
Amortization Type:	Interest Only	UW Economic Occupancy:	87.6%
Call Protection(2):	L(24),Def(54),O(6)	UW Revenues:	$42,571,241
Lockbox(3):	Hard	UW Expenses:	$16,843,619
Additional Debt:	Yes	UW NOI(5):	$25,727,622
Additional Debt Balance(1):	$250,000,000	UW NCF:	$23,168,914
Additional Debt Type(1):	Pari Passu, B-Note	Appraised Value / Per SF:	$459,000,000 / $438
Additional Future Debt Permitted:	No	Appraisal Date:	9/7/2017

Escrows and Reserves(6)	Financial Information(1)

	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$130
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$130
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	29.6%
Replacement Reserve:	$0	Springing	$628,237	Maturity Date LTV:	29.6%
TI/LC Reserve:	$0	Springing	$3,141,186	UW NOI DSCR:	4.91x
Other Reserve:	$3,219,209	$0	N/A	UW NCF DSCR:	4.42x
				UW NOI Debt Yield:	18.9%
				UW NCF Debt Yield:	17.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$300,000,000	100.0%	Payoff Existing Debt	$288,056,148	96.0%
			Return of Borrower Sponsor Equity	7,330,981	2.4
			Upfront Reserves	3,219,209	1.1
			Closing Costs	1,393,663	0.5
Total Sources	$300,000,000	100.0%	Total Uses	$300,000,000	100.0%

(1)	The One California Plaza loan is a part of a larger split whole loan evidenced by two senior pari passu A-notes with an aggregate original balance of $136.0 million (collectively, the “One California Plaza Senior Loan”) and a subordinate Note B with an original principal balance of $164.0 million (together, the “One California Plaza Whole Loan”). The financial information presented in the chart above and herein reflects the Cut-off Date balance of the One California Plaza Senior Loan.

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Mortgage Loan No. 5 — One California Plaza

(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of December 6, 2017. Defeasance of the full One California Plaza Whole Loan is permitted at any time after the earlier to occur of (i) October 26, 2020 or (ii) the date that is two years after the closing date of the securitization that includes the last note to be securitized.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	Represents the trailing twelve-month period ending April 30, 2017.

(5)	The TTM financials were prepared by the former owner of the property prior to the borrower’s acquisition in June 2017. The TTM financials presented reflect base rent and reimbursements net of concessions paid to various in-place tenants including AECOM (LCD: 3/2016), Nixon Peabody LLP (LCD: 5/2016) and McKool Smith (LCD: 11/2016) among other tenants. The underwritten financials are based on the current in-place rent roll at the property and no concessions have been underwritten as all unfunded obligations were reserved by the lender at closing.

(6)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The One California Plaza loan, which is part of a larger split whole loan, is a first mortgage loan secured by the fee interest in a 1,047,062 SF Class A office building located in downtown Los Angeles, California. The loan has a 7-year term and is interest-only for the term of the loan. The One California Plaza loan is a part of a larger whole loan that is evidenced by two pari passu promissory notes (Notes A-1 and A-2) and one subordinate note (“Note B”). For more information see “Description of the Mortgage Pool – The Whole Loans – The Non-Serviced AB Whole Loans – The One California Plaza Whole Loan” in the Prospectus. Note A-1 and Note B are being contributed to the CSMC 2017-CALI Trust, a private securitization pursuant to which the One California Plaza Whole Loan is expected to be serviced and administered. The Note A-2 is being contributed to the CSAIL 2017-CX10 Trust. The trustee of the CSMC 2017-CALI Trust is entitled to exercise all of the rights of the controlling noteholder with respect to the One California Plaza Whole Loan, however, the holder of Note A-2 is entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$86,000,000	$86,000,000	CSMC 2017-CALI	Y	N
Note A-2	50,000,000	50,000,000	CSAIL 2017-CX10	N	N
Note B	164,000,000	164,000,000	CSMC 2017-CALI	N	Y
Total	$300,000,000	$300,000,000

One California Plaza Total Debt Capital Structure

(1)	Based on the “as-is” appraised value of $459.0 million as of September 7, 2017.

(2)	Based on the UW NOI of $25,727,622.

(3)	Based on the UW NCF of $23,168,914 and the coupon of 3.8000% on the One California Plaza Whole Loan.

(4)	Implied Equity is based on the “as-is” appraised value of $459.0 million, less total debt of $300.0 million.

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Mortgage Loan No. 5 — One California Plaza

The Borrower. The borrowing entity for the loan is CNI One Cal Plaza Owner, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Colony Capital Operating Company, LLC. The sponsor is a subsidiary of Colony NorthStar, Inc., a global real estate investment and asset management firm with $56.0 billion of real estate assets under management as of year-end 2016.

The Property. The property is a 1,047,062 SF, Class A, LEED Platinum certified, office tower located in downtown Los Angeles, California. The 42-story property, situated on 2.86 acres, was constructed in 1985 and renovated from 2012-2016. The property is configured with 42 stories above a podium containing a retail pavilion and a five level underground parking garage with 1,328 parking spaces (1.27 per 1,000 SF). The property consists of 1,024,839 SF of office space with 22,223 SF of retail space.

As of September 1, 2017, the property was 87.7% leased by 34 tenants. The largest tenant at the property, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), leases 144,736 SF (13.8% of the net rentable area (“NRA”)) through November 2021. Skadden has 22 offices, more than 1,700 attorneys and 50-plus practice areas. Skadden advises businesses, financial institutions and governmental entities around the world on complex, high-profile matters. Skadden has been a tenant at the property since 1986. The second largest tenant at the property, AECOM, leases 123,779 SF (11.8% of the NRA) through February 2032. AECOM engages in designing, building, financing, and operating infrastructure assets worldwide. AECOM moved into the property in 2016 and is rated Ba3/BB by Moody’s and S&P, respectively. The third largest tenant at the property by base rent, Bank of the West, leases 89,568 SF (8.6% of the NRA) through August 2020. Bank of the West provides a range of financial services to consumers, businesses, and government agencies in the United States and the Pacific Rim. Bank of the West has been a tenant at the property since 1995 and is rated A1/A by Moody’s and S&P, respectively.

The previous owner invested approximately $15.0 million from 2012-2016 for renovations and upgrades, which included the lobby, elevators and other amenities. Tenants at the property have access to a number of amenities including a rooftop helipad, rooftop terrace, retail pavilion, large conference rooms and an outdoor water court that can transform into an amphitheater.

The property is situated in the heart of the downtown Bunker Hill district of Los Angeles directly adjacent to the Civic Center, a complex of county, city, state, and federal government offices, buildings, and courthouses, accessible via shuttle from in front of the property. The property has many large law firm tenants, as it is the closest Class A office building to City Hall and the courthouses. The Civic Center contains the largest concentration of public employees in the U.S. outside of Washington, D.C., and is adjacent to the 12-acre Grand Park. The property is within walking distance of cultural attractions and has bus, rail, and freeway access given its proximity to the hub of the regional transportation system serving the City of Los Angeles and five-county metro region.

The Market. The property is located in the City of Los Angeles in the central business district, on the east side of Grand Avenue in downtown Los Angeles, within the Bunker Hill district. The downtown area is in the approximate center of Los Angeles County, and benefits as the center of the area’s regional transportation system. Grand Avenue is downtown’s cultural center, and contains the Music Center, Museum of Contemporary Art, Central Library, and Walt Disney Concert Hall. Bunker Hill is also home to one of the downtown’s high-rise residential communities and has a high concentration of Class A office space. The district is bounded by the area South of 1st Street, North of 4th Street, West of Hill Street, and East of the 110 Freeway. The MSA has an extensive transportation network, and the regional transportation system was designed with downtown Los Angeles as its hub for the City of Los Angeles and the entire five-county metro region. The area is served by an extensive freeway network, an expanding mass transit system of over 500 miles, and has easy access to multiple airports including Los Angeles International Airport (18.4 miles), Bob Hope Airport (15.6 miles) and Long Beach Airport (25.1 miles).

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Mortgage Loan No. 5 — One California Plaza

According to a third party market data provider, as of the second quarter of 2017, the downtown Los Angeles office market contained approximately 36.2 million SF of office space with an overall vacancy rate of 11.5%. The appraisal concluded per square foot market rents of $23.00 PSF for low-rise, $24.00 for mid-rise and $25.00 for high rise space office space. According to the appraisal, the property’s competitive set consists of the six properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Anchor Tenants
One California Plaza	1985 / 2012-2016	1,047,062	$25.20	87.7%	N/A	Skadden
Two California Plaza	1990 / 2016	1,420,000	$41.40	71.4%	Adjacent South	PNC Bank National Association
355 South Grand Avenue	1982 / N/A	1,124,960	$23.00	96.8%	Across Grand Avenue	Ryan LLC
333 South Hope Street	1974 / 2009	1,405,428	$24.00	98.9%	0.6 Miles West	Harrington, Foxx, Dubrow & Canter
444 South Flower Street	1981 / 2004	891,056	$26.52	78.3%	0.2 Miles Southwest	Meylan Davitt Jain & Arevian
633 West 5th Street	1989 / N/A	1,432,539	$26.00	78.1%	0.2 Miles Southwest	LA Visitors and Convention Bureau
505-515 South Flower Street	1971 / 2005	2,708,587	$25.50	93.8%	0.5 Miles Southwest	Cal Wellness

(1)	Source: Appraisal.

Historical and Current Occupancy(1)(2)

2014	2015	2016	Current(3)
69.2%	67.4%	86.3%	87.7%

(1)	Source: Historical Occupancy is provided by the Borrower. Occupancies are as of December 31 of each respective year.

(2)	In an effort to increase occupancy, the previous owner invested approximately $15.0 million into the property from 2012-2016 for renovations and upgrades.

(3)	Based on the underwritten rent roll dated September 1, 2017.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent	Base Rent PSF(3)	% of Total Base Rents(3)	Lease Expiration Date
Skadden		144,736	13.8%	$3,625,301	$25.05	16.0%	11/30/2021
AECOM	Ba3 / BB / NR	123,779	11.8	2,471,585	$19.97	10.9	2/29/2032
Bank of the West	A1 / A / NR	89,568	8.6	2,395,469	$26.74	10.6	8/31/2020
Morgan, Lewis & Bockius LLP		92,407	8.8	2,263,543	$24.50	10.0	12/31/2021
Dentons LLP(4)		62,690	6.0	1,697,953	$27.08	7.5	9/30/2022
Locke Lord LLP		40,797	3.9	1,312,439	$32.17	5.8	9/30/2025
Nixon Peabody LLP		47,006	4.5	1,118,848	$23.80	4.9	4/30/2028
Willis Towers Watson(4)	Baa3 / BBB / BBB	39,861	3.8	1,049,142	$26.32	4.6	10/31/2022
Hill Farrer LLP		36,623	3.5	1,042,657	$28.47	4.6	6/30/2025
FINRA		38,297	3.7	969,297	$25.31	4.3	6/30/2024
Top 10 Total:		715,764	68.4%	$17,946,233	$25.07	79.3%
Other		187,062	17.9	4,690,103	$25.69(5)	20.7
Vacant/BOMA(6)		144,236	13.8	NAP	NAP	NAP
Total:		1,047,062	100.0%	$22,636,336	$25.20	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2017.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Rent includes in-place base rent occurring through September 1, 2017.

(4)	A portion of Dentons LLP (24,108 SF) and Willis Towers Watson (14,999 SF) spaces are dark, but both tenants are paying rent.

(5)	Other Base Rent PSF excludes SF from management and building exhaust room spaces totaling 4,510 SF.

(6)	NRA includes 15,720 SF of remeasured BOMA space with no attributed rent.

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Mortgage Loan No. 5 — One California Plaza

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative NRA Expiring(2)	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
2017	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2018	1	434	0.0	13,181	0.1	434	0.0%	$13,181	0.1%
2019	2	27,085	2.6	740,340	3.3	27,519	2.6%	$753,520	3.3%
2020	11	111,049	10.6	2,990,274	13.2	138,568	13.2%	$3,743,795	16.5%
2021	17	283,912	27.1	7,068,724	31.2	422,480	40.3%	$10,812,518	47.8%
2022	10	105,118	10.0	2,817,828	12.4	527,598	50.4%	$13,630,346	60.2%
2023	1	1,517	0.1	37,394	0.2	529,115	50.5%	$13,667,740	60.4%
2024	7	48,387	4.6	1,247,752	5.5	577,502	55.2%	$14,915,492	65.9%
2025	8	82,405	7.9	2,502,377	11.1	659,907	63.0%	$17,417,869	76.9%
2026	4	29,314	2.8	694,784	3.1	689,221	65.8%	$18,112,652	80.0%
2027 & Beyond(4)	17	229,325	21.9	4,523,683	20.0	918,546	87.7%	$22,636,336	100.0%
Vacant	NAP	128,516	NAP	NAP	NAP	1,047,062	100.0%	NAP	NAP
Total(5)	78	1,047,062	100.0%	$22,636,336	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2017.

(2)	Certain tenants have more than one lease.

(3)	Rent includes in-place base rent occurring through September 1, 2017.

(4)	NRA includes 15,720 SF of remeasured space with no attributed rent.

(5)	A portion of Dentons LLP (24,108 SF) and Willis Towers Watson (14,999 SF) spaces are dark, but both tenants are paying rent.

Operating History and Underwritten Net Cash Flow

	2015	2016	TTM(1)(2)	Budget(2)	Underwritten(2)(3)	PSF(4)	%(5)
Rents in Place	$16,299,599	$19,820,256	$16,621,173	$26,235,856	$22,636,336	$21.57	51.6%
Vacant Income	0	0	0	0	3,268,473	$3.12	7.5%
Rent Bumps	0	0	0	0	769,671	$0.74	1.8%
Gross Potential Rent	$16,299,599	$19,820,256	$16,621,173	$26,235,856	$26,674,480	$25.48	60.9%
Total Reimbursements	10,575,297	10,549,495	10,627,552	15,206,266	17,091,959	$16.32	39.1%
Net Rental Income	$26,874,895	$30,369,751	$27,248,725	$41,442,122	$43,766,439	$41.80	100.0%
(Vacancy/Collection Loss)	(770,031)	(3,558,809)	0	(2,911,826)	(5,405,581)	($5.16)	(12.7%)
Parking Income	2,735,637	3,618,291	3,870,631	4,013,799	4,013,799	$3.83	9.2%
Other Income	183,473	231,351	269,070	197,555	196,584	$0.07	0.5%
Effective Gross Income	$29,023,974	$30,660,584	$31,388,426	$42,741,650	$42,571,241	$40.66	97.3%
Total Expenses	$15,329,342	$15,544,905	$15,365,864	$17,023,066	$16,843,619	$16.09	39.6%
Net Operating Income	$13,694,632	$15,115,679	$16,022,562	$25,718,584	$25,727,622	$24.57	60.4%
Total TI/LC, Capex/RR	0	0	0	0	2,558,708	$2.44	6.0%
Net Cash Flow	$13,694,632	$15,115,679	$16,022,562	$25,718,584	$23,168,914	$22.13	54.4%

(1)	Represents the trailing twelve-month period ending April 30, 2017.

(2)	The TTM financials were prepared by the former owner of the property prior to the borrower’s acquisition in June 2017. The TTM financials presented reflect base rent and reimbursements net of concessions paid to various in-place tenants including AECOM (LCD: 3/2016), Nixon Peabody LLP (LCD: 5/2016) and McKool Smith (LCD: 11/2016) among other tenants. The underwritten financials are based on the current in-place rent roll at the property and no concessions have been underwritten as all unfunded obligations were reserved by the lender at closing.

(3)	Rents in Place include base rent and rent increases occurring through November 2018 and include $54,188 of signed not occupied rent, based on the borrower’s rent roll as of September 1, 2017.

(4)	Based on 1,047,062 SF.

(5)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

A-2-92

Mortgage Loan No. 5 — One California Plaza

Property Management. The property is sub-managed by Rising Realty Partners, L.P., a minority owner in the One California Plaza Development.

Escrows and Reserves. At origination, the borrower deposited into escrow $3,219,209 for tenant improvements, leasing commissions and in support of free rent and gap rent that were outstanding as of the origination date.

Tax & Insurance Escrows – Upon the commencement of a Cash Sweep Period (as defined below) and on each mortgage loan payment date during the continuance of a Cash Sweep Period, 1/12th of an amount which would be sufficient to pay the taxes, other charges and, to the extent not obtained pursuant to a lender approved blanket policy, insurance premiums estimated by the lender to be payable during the next ensuing 12 months in order to accumulate with the lender sufficient funds to pay all such taxes, other charges and insurance premiums at least 30 days prior to their respective date of delinquency.

Replacement Reserve – The borrower is required to escrow $17,451 monthly during a Cash Sweep Period subject to a cap of $628,237.

TI/LC Reserve – The borrower is required to escrow $87,255 monthly during a Cash Sweep Period subject to a cap of $3,141,186.

Lockbox / Cash Management. The One California Plaza loan is structured with a hard lockbox. At origination, the borrower and property manager were required to send direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are required to be remitted to the borrower on a daily basis in the absence of a Cash Sweep Period. During the continuance of a Cash Sweep Period, all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

“Cash Sweep Period” means: (i) an event of default under the One California Plaza Whole Loan documents (ii) any bankruptcy action of (a) the borrower or (b) the manager that, with respect to this clause (b), has continued for 30 days, (iii) the debt yield is less than 6.7% for two consecutive calendar quarters, or (iv) the occurrence of a Skadden Trigger Period (as defined below); provided that with regard to item (iv) above, such event shall not be deemed to trigger a cash sweep period if the debt yield is equal to or greater than 7.7%.

“Skadden Trigger Period” means the first to occur of (i) Skadden (a) going dark for a period of 30 consecutive days or more, (b) vacating and/or (c) giving written notice pursuant to the terms of the Skadden lease of its intent to vacate and/or terminate the Skadden lease with respect to, in the aggregate for each of the foregoing clauses (a), (b) and/or (c), 72,368 or more of the SF of the space demised under the Skadden lease; (ii) Skadden failing to exercise its option to extend the Skadden lease by the date required therein (or if no such date is specified, the date that is 12 months prior to the then-current expiration date of the Skadden lease); (iii) Skadden being in default in the payment of monthly base rent (after the expiration of any notice and cure periods) under the Skadden lease, and/or (iv) Skadden (and/or any guarantor of the Skadden lease) filing and/or being the subject of any bankruptcy or similar insolvency proceeding or having its assets made subject to the jurisdiction of the bankruptcy courts, in each case, only if such proceeding is not dismissed within 60 days of filing. The Skadden excess cash flow sweep is capped $50.00 PSF of the applicable NRA under the Skadden Trigger Period.

Additional Debt. The One California Plaza loan is a part of the One California Plaza Whole Loan that is evidenced by two pari passu promissory notes and one subordinate note. The One California Plaza Whole Loan was originated on October 26, 2017 by Column. The One California Plaza Whole Loan has an outstanding principal balance as of the Cut-off Date of $300.0 million and accrues interest at an interest rate of 3.8000% per annum. The One California Plaza Whole Loan has a Cut-off Date LTV of 65.4%, an UW NCF DSCR of 2.00x and an UW NOI Debt Yield of 8.6%.

Note A-1 and Note B, which had an aggregate original principal balance of $250.0 million, were contributed to the CSMC 2017-CALI Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The One California Plaza Whole Loan” in the Prospectus.

A-2-93

Mortgage Loan No. 6 — Lehigh Valley Mall

A-2-94

Mortgage Loan No. 6 — Lehigh Valley Mall

A-2-95

 Mortgage Loan No. 6 — Lehigh Valley Mall

A-2-96

Mortgage Loan No. 6 — Lehigh Valley Mall

A-2-97

Mortgage Loan No. 6 — Lehigh Valley Mall

A-2-98

Mortgage Loan No. 6 — Lehigh Valley Mall

A-2-99

Mortgage Loan No. 6 — Lehigh Valley Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title(5):	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype:	Retail - Super Regional Mall
% of Pool by IPB:	5.8%	Net Rentable Area (SF)(5):	545,233
Loan Purpose:	Refinance	Location:	Whitehall, PA
Borrower:	Lehigh Valley Mall, LLC	Year Built / Renovated:	1976 / 2006
Sponsor:	Simon Property Group, L.P.	Occupancy(6):	83.9%
Interest Rate:	4.0560%	Occupancy Date:	10/12/2017
Note Date:	10/13/2017	Number of Tenants:	127
Maturity Date:	11/1/2027	2014 NOI:	$26,485,779
Interest-only Period:	None	2015 NOI:	$26,642,237
Original Term:	120	2016 NOI:	$27,494,559
Original Amortization:	360	TTM NOI(7)(8):	$26,376,248
Amortization Type:	Balloon	UW Economic Occupancy:	92.3%
Call Protection(2):	L(24),Def(89),O(7)	UW Revenues:	$33,855,086
Lockbox(3):	Hard	UW Expenses:	$8,922,902
Additional Debt(1):	Yes	UW NOI(8):	$24,932,184
Additional Debt Balance(1):	$150,000,000	UW NCF:	$23,926,828
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(5):	$445,000,000 / $816
Additional Future Debt Permitted(4):	Yes	Appraisal Date:	9/4/2017

Escrows and Reserves(9)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(5):	$367
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF(5):	$292
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	44.9%
Replacement Reserves:	$0	Springing	$327,140	Maturity Date LTV:	35.8%
TI/LC:	$0	$81,785	$2,994,258	UW NOI DSCR:	2.16x
Outstanding TI/LC Reserve:	$443,000	$0	N/A	UW NCF DSCR:	2.07x
Tenant Rent Holdback:	$208,533	$0	N/A	UW NOI Debt Yield:	12.5%
				UW NCF Debt Yield:	12.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$200,000,000	100.0%	Payoff Existing Debt	$127,854,213	63.9%
			Return of Equity	70,181,202	35.1
			Closing Costs	1,313,052	0.7
			Upfront Reserves	651,533	0.3
Total Sources	$200,000,000	100.0%	Total Uses	$200,000,000	100.0%

(1)	The Lehigh Valley Mall Whole Loan was co-originated by Column, JPMorgan Chase Bank, National Association (“JPMCB”) and Cantor Commercial Real Estate Lending, L.P. (“CCRE”).The Lehigh Valley Mall loan is a part of a larger split whole loan evidenced by six senior pari passu A notes with an original balance of $200.0 million (collectively, (“The Lehigh Valley Mall Whole Loan”). The financial information presented in the chart above and herein reflects the Cut-off Date balance of The Lehigh Valley Mall Whole Loan.

A-2-100

Mortgage Loan No. 6 — Lehigh Valley Mall

(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of December 1, 2017. Defeasance of the Lehigh Valley Mall Whole Loan is permitted at any time after the earlier to occur of (i) October 13, 2020 or (ii) the date that is two years after the closing date of the securitization that includes the last note to be securitized. See also “Partial Release” below.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	For a more detailed description of Additional Future Debt Permitted, please refer to “Additional Debt” below.

(5)	The borrower ground leases the property from an affiliate, which has mortgaged the fee interest in the property to the lender. SF excludes non-owned and ground leased tenants.

(6)	As of October 12, 2017, the property was 92.1% physically occupied. Most recent occupancy of 83.9% reflects the underwritten occupancy, which excludes Babies R Us, Teavana, Bath and Body Works and Gymboree, each of which has been underwritten as vacant for various reasons. Additionally, most recent occupancy includes Bob’s Discount Furniture, which is expected to take occupancy in April 2018.

(7)	Represents the trailing twelve-month period ending October 12, 2017.

(8)	The decrease in UW NOI from TTM is driven by the following spaces being underwritten as vacant: Babies R Us (37,968 SF), Teavana (1,034 SF) and Freeman Jewelers (2,340 SF). Babies R Us parent company, Toys R Us, filed for Chapter 11 bankruptcy in September 2017, Teavana’s parent company, Starbucks, announced the closure of all Teavana stores nationwide and Freeman Jewelers is vacating the property.

(9)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Lehigh Valley Mall loan, which is part of a larger split whole loan, is a first mortgage loan secured by the fee and leasehold interest in a 1.2 million SF super regional mall located in Whitehall, Pennsylvania. The loan has a 10-year term and will amortize on a 30-year schedule. The Lehigh Valley Mall loan is a part of a whole loan (the “Lehigh Valley Mall Whole Loan”) that is evidenced by six pari passu promissory notes (Note A-1-B, and Notes A-1-A, A-1-C, A-2-A, A-2-B and A-2-C). The non-controlling Note A-1-B has an outstanding principal balance of $50.0 million and is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. The controlling Note A-1-A, which has an outstanding principal balance of $50.0 million, is currently held by JPMCB and is expected to be contributed to one or more future securitizations.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1-A	$50,000,000	$50,000,000	JPMCB	Y	Y
Note A-1-B	50,000,000	50,000,000	CSAIL 2017-CX10	N	N
Note A-1-C	25,000,000	25,000,000	CCRE	N	N
Note A-2-A	27,500,000	27,500,000	JPMCB	N	N
Note A-2-B	27,500,000	27,500,000	Column	N	N
Note A-2-C	20,000,000	20,000,000	CCRE	N	N
Total	$200,000,000	$200,000,000

The Borrower. The borrower, Lehigh Valley Mall, LLC, is a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure.

The Sponsors. The nonrecourse carve-out guarantor is Simon Property Group, L.P. and the sponsors of the borrower are Simon Property Group, L.P. and Pennsylvania Real Estate Investment Trust. Simon Property Group, L.P. is an affiliate of Simon Property Group Inc. (“SPG”). SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is an S&P 100 company and the largest public real estate owner in the world. SPG currently owns or has an interest in 227 retail properties in North America, Europe and Asia comprising approximately 189.7 million SF. Pennsylvania Real Estate Investment Trust (“PREIT”) is a publicly traded REIT (NYSE: PEI) that is focused on the ownership and management of shopping malls. PREIT is currently headquartered in Philadelphia, Pennsylvania and owns and operates over 25.0 million SF of retail space in the United States, with a concentration in the Mid-Atlantic region. The liability of the nonrecourse carve-out guarantor under the guaranty is capped at $40.0 million in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the enforcement of or the preservation of the lender’s rights under the guaranty.

A-2-101

Mortgage Loan No. 6 — Lehigh Valley Mall

SPG acquired its interest in the Lehigh Valley Mall property in 2003 through its acquisition of The Kravco Company, which at the time owned the property in a 50/50 joint venture with PREIT. In 2006, approximately $41.0 million was invested to develop a lifestyle component to the property. Additionally, approximately $3.5 million has been invested since 2006 to renovate and add enhancements to the vertical transportation, restrooms and skylight ceilings.

The Property. The property is a super regional mall located in Whitehall, Pennsylvania consisting of a traditional two-story enclosed mall and outparcel strip center, as well as a more recently constructed, one-story lifestyle center component. The original improvements were constructed in 1976, while the lifestyle center addition was developed in 2006 by the sponsors at a cost of approximately $41.0 million. The property totals approximately 1.2 million SF, of which 545,233 SF serves as collateral for the Lehigh Valley Mall Whole Loan, and is situated on an approximately 123.8 acre site. The property serves as a shopping, dining and entertainment destination within the greater Allentown and Bethlehem areas and benefits from a unique mix of national and international retailers and restaurants. The addition of the lifestyle center component in 2006 allowed the property to attract higher end retail tenants such as Apple and ultimately cater to more affluent customers, which further expanded the trade area of the mall. Additionally, the property’s Apple Store is the only Apple Store location within 50 miles. Since 2007, net operating income at the property has increased approximately 63.8% from approximately $16.8 million in 2007, the first full year of operation of the lifestyle center component, to approximately $27.5 million in 2016. The property provides 5,934 parking spaces, resulting in a parking ratio of approximately 5.1 spaces per 1,000 SF of total mall area.

The Lehigh Valley Mall property benefits from three nationally recognized anchor tenants, Macy’s, JCPenney and Boscov’s. Macy’s (212,000 SF; $37.3 million in 2016 sales) owns its own improvements but not the underlying land. Macy’s ground lease expires in July 2022 and contains three remaining five-year renewal options. Additionally, the Macy’s at the property is the only Macy’s within an approximately 30 mile radius, with the next closest location at Montgomery Mall in North Wales, Pennsylvania. JCPenney (187,659 SF, $17.3 million in 2016 sales) and Boscov’s (164,694 SF, $25.5 million in 2016 sales) own their respective improvements and underlying land and do not serve as collateral for the Lehigh Valley Mall Whole Loan. Macy’s and JCPenney outperform their national average, as measured by a third party market research provider, in gross sales.

As of October 12, 2017, the property was 92.1% physically occupied by a mix of 127 national and international retailers. Physical occupancy was underwritten to 83.9%, driven by the recent bankruptcy of Toys R Us in September 2017, the parent company of Babies R Us (37,968 SF), and the announcement by Starbucks, the parent company of Teavana (1,034 SF), to close all Teavana stores nationwide. Additionally, Bath & Body Works (3,267 SF), Gymboree (2,349 SF) and Freeman Jewelers (2,340 SF) have been underwritten as vacant as each tenant has vacated or is expected to vacate its respective space. The sponsors have experienced significant leasing momentum since 2016, as evidenced by 26 successfully executed new leases and 13 lease renewals totaling 183,638 SF and approximately $6.3 million in underwritten base rent (approximately $34.10 PSF). Most notably, Bob’s Discount Furniture executed a new 10-year lease for 30,204 SF, which will commence in April 2018. Additionally, major tenants at the mall include Barnes & Noble, Modell’s Sporting Goods, Pottery Barn, New York & Company, The Gap/Gap Kids and Guitar Center, which together total 88,151 SF. The lifestyle center, which totals 84,549 SF, is near the main entrance of the mall and includes Apple, Sephora, lululemon, J. Crew, Coach and Williams-Sonoma. Additionally, the property features a range of nationally recognized restaurants and food court tenants, including Bonefish Grill, Ruby Tuesday, Chick-fil-A, Chipotle Mexican Grill and ColdStone Creamery. Additional restaurant options include Chuck E. Cheese’s, Golden Corral and Red Lobster, each of which owns its respective improvements but not the underlying land, which is ground leased from the borrower on outparcels. The August 2017 trailing twelve-month collateral tenant sales totaled to approximately $208.5 million, resulting in a weighted average sales PSF and occupancy cost for the property of $456 and 13.3%, respectively. Comparable tenant sales for that same period were $461 and 13.3%, respectively.

A-2-102

Mortgage Loan No. 6 — Lehigh Valley Mall

Historical and Current Occupancy(1)(2)

2014	2015	2016	Current(3)
97.4%	95.3%	96.1%	83.9%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Includes collateral tenants only and excludes temporary tenants.

(3)	As of October 12, 2017, the property was 92.1% physically occupied. Most recent occupancy of 83.9% reflects the underwritten occupancy, which excludes Babies R Us (37,968 SF), Teavana (1,034 SF), Bath and Body Works (3,267 SF) and Gymboree (2,349 SF), each of which has been underwritten as vacant for various reasons. Additionally, most recent occupancy includes Bob’s Discount Furniture, which is expected to take occupancy in April 2018.

Comparable In-line Sales and Occupancy Costs(1)

	2014(2)	2015(2)	2016(2)	TTM(3)
Major Tenants (>10,000 SF)
Major Tenant Sales PSF(2)	$228	$224	$207	$179
Major Tenant Occupancy Cost(2)	9.7%	10.2%	12.4%	16.4%
In-Line Tenants (Including Apple) (<10,000 SF)
In-Line Tenant Sales PSF	$541	$567	$571	$564
In-Line Tenant Occupancy Cost	13.1%	13.0%	13.0%	13.0%
In-Line Tenants (Excluding Apple) (<10,000 SF)
In-Line Tenant Sales PSF	$450	$477	$469	$457
In-Line Tenant Occupancy Cost	12.3%	15.5%	15.9%	16.1%
Apple Sales PSF	$6,916	$6,776	$7,608	$8,021
Apple Occupancy Cost	0.7%	0.7%	0.6%	0.6%
Total/Wtd. Avg. Mall Sales PSF	$447	$463	$455	$461
Total/Wtd. Avg. Mall Occupancy Cost	12.5%	12.6%	12.9%	13.3%

(1)	Sales figures were provided by the borrower and are inclusive of collateral tenants only. The above table reflects only comparable tenant sales.

(2)	2014, 2015 and 2016 Major Tenant Sales PSF and Occupancy Cost are inclusive of hhgregg Inc. (“hhgregg”). hhgregg filed for chapter 11 bankruptcy protection in March 2017 and permanently closed all stores in April 2017. As of 2016, the hhgregg at the property reported total sales of approximately $8.5 million ($285 PSF) and an occupancy cost of approximately 4.6%.

(3)	Represents the trailing twelve-month period ending August 31, 2017. TTM includes Babies R Us, which is currently in occupancy and paying rent, but whose parent company, Toys R Us, filed for chapter 11 bankruptcy protection in September 2017. As of the August 31, 2017 trailing 12 month period, Babies R Us reported total sales of approximately $5.9 million, or $157 PSF, however has been underwritten as vacant.

The Market. The property is located in Whitehall Township, Lehigh County, Pennsylvania, located approximately one hour north of Philadelphia and an hour and a half from New York City. The property is also located less than one mile north of Allentown, the fourth largest city in Pennsylvania and the third largest urbanized area in the state, only behind Philadelphia and Pittsburgh. Additionally, the Allentown central business district is located approximately two miles south of the property. According to the Whitehall Township website, Whitehall Township is home to approximately 27,500 residents and the largest employers in the area include Walmart, Amazon.com, St. Luke’s Hospital and Lehigh Valley Physician Group. Additionally, the Allentown area is expected to benefit from a $335 million warehouse and logistics hub that FedEx Ground is constructing. According to the appraisal, the facility is expected to open in 2018 and will employ approximately 700 people, which upon completion is expected to be the company’s largest facility in the United States.

Regional access to Whitehall Township is provided primarily by the Pennsylvania Turnpike (Interstate 476), which provides direct access to Philadelphia and US Route 22 which runs east/west servicing all of Lehigh Valley and providing direct access to the property. The property is also located approximately 3.0 miles east of the Lehigh Valley International Airport, which offers several major carriers, daily nonstop flights to all major east coast and Midwest destinations and international service to Canada. Additionally, the property is located along the major retail commercial corridor within Allentown and, according to the appraisal, is considered the catalyst for the area’s retail development serving as the retail focal point in Allentown.

The primary trade area of the property is an approximately 15-mile radius and the total trade area is an approximately 20-mile radius. Within a 10-, 15- and 20-mile radius of the Lehigh Valley Mall property, the estimated 2016 population was 471,802, 662,455 and 838,734, respectively, with an estimated 2016 average household income of $77,062, $78,437 and $78,984, respectively.

A-2-103

Mortgage Loan No. 6 — Lehigh Valley Mall

Competitive Set Summary(1)

Property	Property Type	Year Built / Renovated	Total GLA (SF)	Est. Occ.	Proximity (miles)	Anchor Tenants
Lehigh Valley Mall	Super Regional Mall	1976 / 2006	545,233(2)	83.9%(2)	NAP	Macy’s, JCPenney, Boscov’s, Bob’s Discount Furniture, Modell’s Sporting Goods
Palmer Park Mall	Regional Center	1972 / 1998	461,154	96.0%	12.0 miles	Boscov’s, The Bon-Ton
Phillipsburg Mall	Regional Center	1989 / 2003	588,122	88.0%	17.0 miles	The Bon-Ton, Kohl’s, Sears, Black Rose Antiques
Berkshire Mall	Super Regional Mall	1972 / NAP	791,601	90.0%	32.0 miles	The Bon-Ton, Boscov’s, Sears
Fairgrounds Square Mall	Regional Center	1980 / 1996	748,385	59.0%	29.0 miles	Boscov’s Burlington Coat Factory, Limerick Furniture
Montgomery Mall	Super Regional Mall	1976 / 1996	1,102,755	90.0%	40.0 miles	JCPenney, Macy’s, Sears, Dick’s Sporting Goods, Wegman’s
South Mall	Regional Center	1971 / 1992	405,272	91.0%	6.0 miles	The Bon-Ton, Stein Mart, Ross Dress for Less, Petco, Staples

(1)	Source: Appraisal.

(2)	Based on the October 12, 2017 underwritten rent roll and excludes non-owned and ground leased tenants.

Top Tenant Summary(1)(2)

Tenant	Ratings Moody’s/ S&P/Fitch(3)	Net Rentable Area (SF)	% of Total NRA(4)	Base Rent PSF	% of Total Base Rent	Total Sales (000s)(5)	Sales PSF(5)	Occupancy Cost %(5)	Lease Expiration Date
Anchor Tenants(6)
Macy’s (Ground Leased)	Baa3 / BBB-/ BBB	212,000	19.1%	(7)	NAP	$37,299	$176	NAP	7/28/2022
JCPenney (Non-Collateral)	B1 / B+ / B+	187,659	16.9	NAP	NAP	$17,300	$92	NAP	NAP
Boscov’s (Non-Collateral)	NR / NR / NR	164,649	14.8	NAP	NAP	$25,493	$155	NAP	NAP
Sub-Total/Wtd. Avg.		564,308	50.9%
Major Tenants > 10,000 SF
Bob’s Discount Furniture	NR / NR / NR	30,204	5.5	$12.00	1.8%	NAV	NAP	NAP	3/31/2028
Barnes & Noble	NR / NR / NR	29,874	5.5	$20.08	3.0	$5,060	$169	10.9%	1/31/2023
Modell’s Sporting Goods	NR / NR / NR	13,882	2.5	$28.15	1.9	$2,530	$182	28.8%	1/31/2022
Pottery Barn	NR / NR / NR	13,011	2.4	$19.06	1.2	$3,747	$288	6.7%	1/31/2020
New York & Company	NR / NR / NR	11,306	2.1	$25.72	1.4	$1,339	$118	50.0%(9)	3/31/2018
The Gap/Gap Kids	Baa2 / BB+ / BB+	10,078	1.8	$34.39	1.7	$2,216	$220	28.9%	7/31/2024
Guitar Center	B3 / NR / NR	10,000	1.8	$19.80	1.0	NAV	NAP	NAP	10/31/2021
Sub-Total/Wtd. Avg.		118,355	21.7%	$20.59	12.1%
In-Line Tenants < 10,000 SF		339,352	62.2%		87.9%
Total/Wtd. Avg.		457,707	83.9%		100.0%
Vacant		87,526	16.1
Total/Wtd. Avg.(8):		545,233	100.0%

(1)	Based on the underwritten rent roll dated October 12, 2017.

(2)	A number of tenants including certain anchor tenants have lease termination options related to co-tenancy provisions, exclusivity provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease.

(3)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(4)	% of Total NRA for Non-Collateral and ground leased Anchor Tenants is based on the total Lehigh Valley Mall SF of 1,109,541, with the remaining tenants based on the collateral SF of 545,233.

(5)	With respect to the Anchor Tenants, Total Sales and Sales PSF are based on the loan sponsor’s 2016 estimate. With respect to all other tenants, Total Sales, Sales PSF and Occupancy Cost % were provided by the borrower and represent the projected 2017 annual sales as of August 2017.

A-2-104

Mortgage Loan No. 6 — Lehigh Valley Mall

(6)	Non-Collateral Anchor Tenants, JCPenney and Boscov’s, have no attributable base rent but are liable for their proportionate share of reimbursements, equal to an annual total of $613,133 as of October 12, 2017. Additionally, Macy’s owns it’s improvements but not the underlying land, which is ground leased from the borrower and is subject to an annual ground rent payment equal to $73,750.

(7)	Macy’s pays ground rent of $73,750 annually along with a portion of CAM charges. Macy’s has three remaining five year extension options.

(8)	Total / Wtd. Avg. does not include SF associated with JCPenney and Boscov’s, each a Non-Collateral Anchor Tenant, and Macy’s, a Ground Leased Anchor Tenant.

(9)	The New York & Company lease was recently amended, reducing the annual payment obligations (including a base rent reduction) to $25.72 PSF. As amended, the estimated occupancy cost is 27.3% based on projected 2017 annual sales as of August 2017.

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cum. % of Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2017	1	2,753	0.5	143,156	0.7	2,753	0.5%	$143,156	0.7%
2018(3)	26	84,759	15.5	3,914,919	19.4	87,512	16.1%	$4,058,076	20.2%
2019	15	44,789	8.2	2,237,921	11.1	132,301	24.3%	$6,295,997	31.3%
2020	13	49,516	9.1	1,698,159	8.4	181,817	33.3%	$7,994,156	39.7%
2021	9	35,437	6.5	1,362,711	6.8	217,254	39.8%	$9,356,867	46.5%
2022(4)	19	50,886	9.3	3,095,059	15.4	268,140	49.2%	$12,451,926	61.8%
2023(5)	16	71,417	13.1	2,939,741	14.6	339,557	62.3%	$15,391,669	76.4%
2024(6)	6	17,143	3.1	944,177	4.7	356,700	65.4%	$16,335,847	81.1%
2025	6	25,871	4.7	1,264,923	6.3	382,571	70.2%	$17,600,770	87.4%
2026	6	15,809	2.9	794,714	3.9	398,380	73.1%	$18,395,484	91.4%
2027	7	22,294	4.1	1,023,075	5.1	420,674	77.2%	$19,418,559	96.4%
Thereafter	3	37,033	6.8	717,520	3.6	457,707	83.9%	$20,136,079	100.0%
Vacant	NAP	87,526	16.1	NAP	NAP	545,233	100.0%	NAP
Total / Wtd. Avg.	127	545,233	100.0%	$20,136,079	100.0%

(1)	Based on the underwritten rent roll dated October 12, 2017, excluding non-collateral anchor tenants Boscov’s and JCPenney.

(2)	A number of tenants, including certain anchor tenants, have lease termination options related to co-tenancy provisions, exclusivity provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule or the site plan.

The following tenants are excluded from NRA Expiring but included in Base Rent Expiring in the Lease Rollover Schedule above:

(3)	2018 includes Red Lobster, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Red Lobster ground lease is $137,500.

(4)	2022 includes Macy’s, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Macy’s ground lease is $73,750, and Keystone pub which pays $15,000 annually.

(5)	2023 includes Golden Corral, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Golden Corral ground lease is $132,000.

(6)	2024 includes Chuck E. Cheese’s, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Chuck E. Cheese’s ground lease is $165,581.

A-2-105

Mortgage Loan No. 6 — Lehigh Valley Mall

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten(2)	PSF(3)	%(4)
Base Rent	$20,705,621	$20,521,969	$21,009,668	$20,613,635	$20,136,079	$36.93	58.9%
Value of Vacant Space	0	0	0	0	2,804,729	$5.14	8.2%
Gross Potential Rent	$20,705,621	$20,521,969	$21,009,668	$20,613,635	$22,940,809	$42.08	67.1%
CAM Reimbursements	7,620,226	7,905,140	7,809,944	7,356,644	6,524,040	$11.97	19.1%
Other Reimbursements(5)	5,061,978	4,821,757	4,885,481	4,777,090	4,481,264	$8.22	13.1%
Percentage Rent	240,426	300,349	366,760	311,061	233,232	$0.43	0.7%
Net Rental Income	$33,628,251	$33,549,215	$34,071,853	$33,058,430	$34,179,345	$62.69	100.0%
Total Other Income(6)	2,620,889	2,601,931	2,526,936	2,388,908	2,480,475	$4.55	7.3%
Less: Vacancy & Credit Loss(7)	0	0	0	0	(2,804,733)	($5.14)	(8.2%)
Effective Gross Income	$36,249,140	$36,151,146	$36,598,789	$35,447,338	$33,855,086	$62.09	99.1%
Total Operating Expenses	9,763,361	9,508,909	9,104,230	9,071,090	8,922,902	$16.37	26.4%
Net Operating Income	$26,485,779	$26,642,237	$27,494,559	$26,376,248	$24,932,184	$45.73	73.6%
TI/LC	0	0	0	0	923,571	$1.69	2.7%
Capital Expenditures	0	0	0	0	81,785	$0.15	0.2%
Net Cash Flow	$26,485,779	$26,642,237	$27,494,559	$26,376,248	$23,926,828	$43.88	70.7%

(1)	TTM is the trailing twelve-month period ending August 31, 2017.

(2)	Underwritten Base Rent includes $362,448 attributable to Bob’s Discount Furniture, whose lease commences in April 2018, as well as approximately $349,000 in percentage rent attributable to Williams-Sonoma and Pottery Barn.

(3)	PSF is based on collateral tenants’ SF of 545,233.

(4)	% column represents percent of Base Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(5)	Other Reimbursements include utilities and real estate taxes.

(6)	Underwritten Total Other Income includes approximately $1.4 million rent attributable to temporary tenants.

(7)	Underwritten Vacancy & Credit Loss is inclusive of Babies R Us, Bath & Body Works, Gymboree and Teavana, each of which is currently in occupancy and paying rent. As a result of the announced bankruptcy of Babies R Us’ parent company, Toys R Us, in September 2017, Babies R Us has been underwritten as vacant. Bath & Body Works and Gymboree are each expected to vacate its space and have been underwritten as vacant. Teavana parent company Starbucks announced the closure of all Teavana stores and Teavana has been underwritten as vacant.

Property Management. The property is managed by Simon Management Associates, LLC, an affiliate of SPG.

Escrows and Reserves. At origination, the borrower deposited into escrow $443,000 for outstanding tenant improvements and leasing commissions related to three tenants, Bob’s Discount Furniture, Lolli and Pops and Time After Time and (ii) $208,533 for a rent holdback related to Bob’s Discount Furniture.

Tax & Insurance Escrows – The borrower is required to deposit 1/12 of annual estimated real estate taxes during the continuance of (i) an event of default under the Lehigh Valley Mall Whole Loan documents, (ii) a DSCR Reserve Trigger Event (as defined below), (iii) a Lockbox Event (as defined below) triggered by an Occupancy Trigger Event (as defined below), or (iv) if the borrower fails to pay taxes prior to the assessment of any penalty or provide evidence of satisfactory payment of all taxes due. The borrower is required to deposit 1/12 of the annual insurance premiums (i) during the continuance of an event of default under the Lehigh Valley Mall Whole Loan documents or (ii) if an acceptable blanket insurance policy is no longer in place.

Replacement Reserve – The borrower is required to escrow $9,087 monthly only during the continuance of (i) an event of default under the Lehigh Valley Mall Whole Loan documents, (ii) a DSCR Reserve Trigger Event or (iii) a Lockbox Event triggered by an Occupancy Trigger Event. This reserve is subject to a cap of $327,140.

TI/LC Reserve – The borrower is required to escrow $81,785 monthly for ongoing TI/LC subject to a cap of $2,994,258.

A “DSCR Reserve Trigger Event” means the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.65x for two consecutive calendar quarters.

A-2-106

Mortgage Loan No. 6 — Lehigh Valley Mall

Lockbox / Cash Management. The Lehigh Valley Mall Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters within 30 days of the origination date to all tenants instructing them to deposit all rents and payments into the lender-controlled lockbox account. If a Lockbox Event has occurred and is continuing, all funds in the lockbox account are required to be transferred to an account controlled by the borrower. Upon the occurrence and during the continuance of a Lockbox Event, all funds in the lockbox account are required to be swept weekly to a segregated cash management account under the control of the lender. The lender has been granted a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Lockbox Event arising in connection with a DSCR Trigger Event, Anchor Trigger Event (as defined below) or Occupancy Trigger Event, all funds deposited into the cash management account after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the loan.

A “Lockbox Event” means (i) an event of default under the Lehigh Valley Mall Whole Loan documents, (ii) any bankruptcy action of the borrower, (iii) any bankruptcy action of the property manager if the manager is an affiliate of borrower and provided the manager is not replaced within 60 days with a qualified manager (as defined in the Lehigh Valley Mall Whole Loan documents), (iv) the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.50x for two consecutive calendar quarters, (a “DSCR Trigger Event”) (v) any time two or more anchor tenants close, cease operation, go dark, vacate or abandon the space operated under their respective lease (an “Anchor Trigger Event”) or (vi) less than 70% of the gross leasable square footage of in-line space at the property is leased (an “Occupancy Trigger Event”).

Partial Release. The borrower may obtain the release of the Macy’s release parcel from the lien of the Lehigh Valley Mall Whole Loan and concurrently transfer the Macy’s release parcel in connection with the exercise by Macy’s of the purchase option in accordance with the terms of the Macy’s lease subject to, among other terms and conditions: (i) either (a) a partial prepayment or partial defeasance of the Lehigh Valley Mall Whole Loan, as applicable, equal to the Release Parcel Amount (as defined below), in accordance with the loan documents, or (b) the deposit of the Release Parcel Amount into the release parcel reserve account; and (ii) either (x) the ratio of the unpaid principal balance of the Lehigh Valley Mall Whole Loan to the value of the remaining property must be equal to or less than 125% or (y) borrower pays down the principal balance of the Lehigh Valley Mall Whole Loan in accordance with the Lehigh Valley Mall Whole Loan documents, unless the lender receives an opinion of counsel that if the amount in (y) is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the transfer and release. The borrower is also permitted to make transfers of immaterial or non-income producing portions of the property in accordance with the loan documents.

“Release Parcel Amount” means 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable and customary closing costs actually incurred by the borrower in connection with such sale to Macy’s) with respect to the exercise by Macy’s of the purchase option in accordance with the Macy’s lease.

Additional Debt. The borrower is permitted to enter into a Property Assessed Clean Energy (PACE) loan for an amount not to exceed $5,000,000, subject to (a) the lender’s approval (which may not be unreasonably withheld, conditioned or delayed) and (b) delivery of a rating agency confirmation.

A-2-107

Mortgage Loan No. 7 — The Standard Highline NYC

A-2-108

Mortgage Loan No. 7 — The Standard Highline NYC

A-2-109

Mortgage Loan No. 7 — The Standard Highline NYC

A-2-110

Mortgage Loan No. 7 — The Standard Highline NYC

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$45,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$45,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.3%	Net Rentable Area (Rooms):	338
Loan Purpose:	Acquisition	Location:	New York, NY
Borrower:	GC SHL, LLC	Year Built / Renovated:	2006-2008 / NAP
Sponsor:	GC SHL, LLC	Occupancy / ADR / RevPAR:	90.9% / $380.07 / $345.41
Interest Rate:	5.28377778%	Occupancy / ADR / RevPAR Date:	7/31/2017
Note Date:	10/27/2017	Number of Tenants:	N/A
Maturity Date:	11/5/2027	2014 NOI:	$22,976,378
Interest-only Period:	120 months	2015 NOI:	$22,440,011
Original Term:	120 months	2016 NOI(3):	$19,293,015
Original Amortization:	None	TTM NOI(3)(4):	$15,461,988
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	90.9% / $380.07 / $345.41
Call Protection:	YM1(113),O(7)	UW Revenues:	$92,588,606
Lockbox(2):	Hard	UW Expenses:	$75,481,416
Additional Debt(1):	Yes	UW NOI(3):	$17,107,190
Additional Debt Balance(1):	$125,000,000	UW NCF:	$14,329,532
Additional Debt Type(1):	B-Note	Appraised Value / Per Room:	$340,000,000 / $1,005,917
Additional Future Debt Permitted(1):	Yes	Appraisal Date:	9/7/2017

Escrows and Reserves(5)	Financial Information(1)

	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$133,136
Taxes:	$3,361,606	Springing	N/A	Maturity Date Loan / Room:	$133,136
Insurance:	$206,890	Springing	N/A	Cut-off Date LTV:	13.2%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV:	13.2%
Deferred Maintenance:	$4,350	Springing	N/A	UW NOI DSCR:	7.10x
Façade Remediation Reserve:	$2,080,425	Springing	N/A	UW NCF DSCR:	5.94x
Seasonal Reserve:	$980,986	Springing	N/A	UW NOI Debt Yield:	38.0%
				UW NCF Debt Yield:	31.8%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan (A Note)	$45,000,000	12.8%	Purchase Price	$340,000,000	97.0%
Mortgage Loan (B Notes)	125,000,000	35.7%	Upfront Reserves	6,634,256	1.9
Sponsor Equity	180,415,084	51.5%	Closing Costs	3,780,828	1.1
Total Sources	$350,415,084	100.0%	Total Uses	$350,415,084	100.0%

(1)	The Standard Highline NYC loan is a part of a larger split whole loan (the “The Standard Highline NYC Whole Loan”) evidenced by one senior note with a Cut-off Date balance of $45.0 million and The Standard Highline NYC Trust Subordinate Companion Loan (as defined below) with a Cut-off Date balance of $58.4 million and the Non-Trust Subordinate Companion Loans (as defined below) with an aggregate Cut-off Date balance of $66.6 million. The financial information presented in the chart above and herein reflects the Cut-off Date balance of the $45.0 million senior note, but not The Standard Highline NYC Trust Subordinate Companion Loan or the Non-Trust Subordinate Companion Loans.

A-2-111

Mortgage Loan No. 7 — The Standard Highline NYC

(2)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(3)	The decline in TTM NOI from 2016 NOI is due to construction activities in the ground floor restaurant spaces, including The Standard Grill, The Standard Biergarten, and The Standard Plaza/Living Room. The property manager anticipates construction to wind down at the end of 2017 resulting in an increased UW NOI from the trailing twelve-months.

(4)	Represents the trailing twelve month period ending July 31, 2017.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Standard Highline NYC loan, which is part of a larger split whole loan, is a first mortgage loan secured by the fee interest in a 338-room full service hotel property located in New York, New York.

The Standard Highline NYC Whole Loan has an outstanding principal balance as of the Cut-off Date of $170.0 million, and is comprised of one senior note, Note A-A, with an outstanding principal balance of $45.0 million, one subordinate Note A-B with an outstanding principal balance of $58.4 million (“The Standard Highline NYC Trust Subordinate Companion Loan”), one non-controlling subordinate Note B-A with an outstanding principal balance of $36.6 million (the “Non-Trust Senior Subordinate Companion Loans”) and one initially controlling subordinate Note B-B with an outstanding principal balance of $30.0 million (the “Non-Trust Junior Subordinate Companion Loan”, and together with Non-Trust Senior Subordinate Companion Loan, the “Non-Trust Subordinate Companion Loans”, and collectively with The Standard Highline NYC Trust Subordinate Companion Loan, “The Standard Highline NYC Subordinate Companion Loans”).

Note A-A is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. The Standard Highline NYC Trust Subordinate Companion Loan will be contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of The Standard Highline NYC Trust Subordinate Companion Loan will only be available to make distributions in respect of four loan-specific classes of certificates. The Standard Highline NYC Trust Subordinate Companion Loan is subordinate to Note A-A and is senior to Note B-A and Note B-B. Note A-B, Note B-A and Note B-B are subordinate to Note A-A. For more information see “Description of the Mortgage Pool—The Whole Loans-The Standard Highline NYC Whole Loan” in the Prospectus. The Non-Trust Subordinate Companion Loans will not be assets of the issuing entity.

Under The Standard Highline NYC co-lender agreement and the CSAIL 2017-CX10 pooling and servicing agreement, the directing holder with respect to the Standard Highline NYC Whole Loan will be (i) until the outstanding principal balance of the Non-Trust Junior Subordinate Companion Loan (taking into account any appraisal reduction amounts or realized losses allocated to the Non-Trust Junior Subordinate Companion) is less than 25% of (a) the initial principal balance of Non-Trust Junior Subordinate Companion Loan less (b) any principal payment allocated to and received by the holder of such companion loan (“Non-Trust Junior Subordinate Companion Loan Control Termination Event”), the holder of Non-Trust Junior Subordinate Companion Loan; (ii) during the continuance of a Non-Trust Junior Subordinate Companion Loan Control Termination Event, and until the outstanding principal balance of the Non-Trust Senior Subordinate Companion Loan (taking into account any appraisal reduction amounts or realized losses allocated to Non-Trust Senior Subordinate Companion Loan) is less than 25% of (a) the initial principal balance of Non-Trust Senior Subordinate Companion Loan less (b) any principal payment allocated to and received by the holder of such companion loan (“Non-Trust Senior Subordinate Companion Loan Control Termination Event”), the holder of the Non-Trust Senior Subordinate Companion Loan; (iii) during the continuance of a Non-Trust Senior Subordinate Companion Loan Control Termination Event, and until the outstanding principal balance of The Standard Highline NYC Trust Subordinate Companion Loan (taking into account any appraisal reduction amounts or realized losses allocated to The Standard Highline NYC Trust Subordinate Companion Loan) is less than 25% of (a) the initial principal balance of The Standard Highline NYC Trust Subordinate Companion Loan less (b) any principal payment allocated to and received by the holder of such companion loan (“The Standard Highline NYC Trust Subordinate Companion Loan Control Termination Event”), the holder of The Standard Highline NYC Trust Subordinate Companion Loan (which rights will be exercised by The Standard Highline NYC directing certificateholder), and (iv) during the continuance of The Standard Highline NYC Trust Subordinate Companion Loan Control Termination Event, the trustee of the CSAIL 2017-CX10 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2017-CX10 pooling and servicing agreement, the CSAIL 2017-CX10 directing certificateholder) as holder of the Note A-A.

A-2-112

Mortgage Loan No. 7 — The Standard Highline NYC

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-A	$45,000,000	$45,000,000	CSAIL 2017-CX10	Y	N
Note A-B	58,400,000	58,400,000	CSAIL 2017-CX10 STN Loan-Specific Certificates	N	N
Note B-A	36,600,000	36,600,000	Natixis	N	N
Note B-B	30,000,000	30,000,000	Natixis	N	Y
Total	$170,000,000	$170,000,000

The Standard Highline NYC Total Debt Capital Structure

(1)	Based on an “as-is” appraised value of $340.0 million as of September 7, 2017 per the appraisal.

(2)	Based on the UW NOI of $17,107,190.

(3)	Based on the UW NCF of $14,329,532 and the coupon of 5.28377778% on Note A-A, the coupon of 4.3000% on The Standard Highline NYC Trust Subordinate Companion Loan, the coupon of 4.5000% on The Standard Highline NYC Non-Trust Senior Subordinate Companion Loan and the coupon of 5.0000% on The Standard Highline NYC Non-Trust Junior Subordinate Companion Loan.

(4)	Implied Equity is based on the “as-is” appraised value of $340.0 million, less total debt of $170.0 million.

The Borrower. The borrowing entity is GC SHL, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The borrower, GC SHL, LLC, is the sole party liable for any breach or violation of the non-recourse carveout provisions in the loan documents. The borrower is an affiliate of Gaw Capital Partners, a Hong Kong-based real estate private equity firm founded in 2005 by brothers Goodwin Gaw and Kenneth Gaw. Gaw Capital Partners is a private equity fund management company that focuses on global real estate markets. Since its inception, Gaw Capital Partners has raised $8.6 billion of equity and commands assets of $13 billion under management as of the second quarter of 2017. According to Private Equity Real Estate, Gaw Capital Partners is the 19th largest real estate private equity fund in the world and the second largest real estate private equity fund in Asia. The Gaw family has been investing in the US since the 1970’s.

A-2-113

Mortgage Loan No. 7 — The Standard Highline NYC

The Property. The Standard Highline NYC property is an 18-story, 338-room full-service hotel located at 848 Washington Street in New York, New York. The Standard Highline NYC property is situated in Manhattan’s Meatpacking District straddling High Line Park, a former elevated rail structure located on Manhattan’s west side that has been transformed to an approximately 1.5 mile long pedestrian walkway. The property features approximately 22,703 SF of indoor and outdoor food and beverage space open to the public, including The Standard Grill, The Standard Biergarten, The Standard Plaza Outdoor Café & Living Room, and the nightclubs Top of the Standard and Le Bain. All food and beverage outlets are operated in-house. Additionally, the property features 6,995 SF of flexible indoor meeting and event space, 3,150 SF of outdoor meeting space and event space, private dining rooms and a 1,500 SF gym. The property also features an outdoor public plaza with rotating art installations and a winter ice rink. The property offers ten different room types ranging from the 240 SF standard queen and king rooms to the 875 SF empire suite. Guest accommodations are located on floors four through seventeen and feature floor-to-ceiling glass windows with views of the Hudson River and the Manhattan skyline. Standard guestroom amenities also include HDTV, a fully-stocked mini bar, an iHome clock radio with alarm, complimentary Wi-Fi, and in-room safes.

The development of the property’s design and interiors was personally overseen by André Balazs, who created The Standard brand in 1998. André Balazs is a developer and manager of boutique hotels, restaurants, and bars, including The Mercer Hotel, Hollywood’s Chateau Marmont, and The Standard brand hotels. The Standard Highline NYC property won numerous awards upon completion, including the Engineering Excellence Diamond Award by the American Council of Engineering Companies New York; Award of Excellence by the Society of American Registered Architects/New York Council; MASterworks Award for Best New Building by the Municipal Art Society; and the National Design Award by the Society of American Registered Architects. Less than a year after fully opening in June 2010, the property was named on the Condé Nast Traveler “Hot List” 2010.

The Market. According to the appraisal, the property benefits from its location at the corner of Washington Street and 13th Street in the heart of New York’s Meatpacking District, a high rent district that serves as a hub for the fashion industry as well as creative industries; including artists, writers, photographers, architects and graphic designers.

Guests of the property have access to retail and dining outlets in addition to nightlife options. The property benefits from its location atop the only elevated park in New York City, the High Line Park. The 1.5-mile strip was restored in 2009 and turned into a park that runs from Hudson Yards in the north to the northern edge of Chelsea in the south. The park hosts over eight million annual visitors per year. Other attractions include the new Whitney Museum of American Art, Chelsea Piers, the Chelsea Market and Pier 57, which is being renovated into a 560,000 SF mixed-use development that is expected to have an Anthony Bourdain-run food hall and a rooftop park.

The property is three blocks southwest of Google’s New York City headquarters. In 2015, Google signed a 15-year lease to occupy 250,000 SF at Pier 57, and since then has been the top account by nights occupied at the property. The property’s other top negotiated corporate accounts by nights occupied consist primarily of companies within the fashion/retail, entertainment, and technology sectors including LVMH, Nike, Spotify, Target, Apple, Gucci, Theory, Palantir Technologies, and Omnicom.

The property is also located 1.2 miles south of Hudson Yards. When completed, the Hudson Yards project is expected to include more than 17 million SF of commercial and residential space, 100 shops, a collection of restaurants, and 14 acres of public space. According to the developer of Hudson Yards, expected tenants include companies such as Coach Inc., L’Oréal USA, SAP, Boston Consulting Group, VaynerMedia, Intersection, Sidewalk Labs, Time Warner, HBO, CNN, Warner Bros., Turner Broadcasting, KKR, Wells Fargo, DNB, Related Companies, Oxford Properties Group, and BlackRock.

According to the appraisal, The Standard Highline NYC property competes primarily with upscale hotels in the surrounding area. The property’s competitive set consists of five hotels totaling 1,107 rooms including the SoHo Grand, Sixty SOHO, The Roxy Hotel Tribeca, W Hotel Union Square and Gansevoort Meatpacking NYC. The hotels in this competitive set were opened between 1996 and 2004, have between 97 and 353 guest rooms and offer amenities comparable to those at the property.

A-2-114

Mortgage Loan No. 7 — The Standard Highline NYC

The chart below includes Occupancy, ADR, and RevPAR statistics for the property, other luxury hotels, which consists primarily of resort hotels, and the competitive set for the trailing twelve month period ending in July 2017.

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set			The Standard Highline NYC Hotel			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	84.5%	$377.32	$318.91	91.0%	$402.11	$365.92	107.7%	106.6%	114.7%
2015	87.4%	$373.04	$326.08	90.8%	$395.16	$358.73	103.9%	105.9%	110.0%
2016	86.9%	$366.78	$318.58	91.0%	$384.25	$349.52	104.7%	104.8%	109.7%
TTM(2)	88.0%	$361.95	$318.61	90.9%	$380.05	$345.41	103.3%	105.0%	108.4%

(1)	Source: Third party data provider. The competitive set consists of the following hotels: SoHo Grand Hotel, Sixty SOHO, The Roxy Hotel Tribeca, W Hotel Union Square, and Gansevoort Meatpacking NYC.

(2)	Represents the trailing twelve-month period ending July 31, 2017.

Competitive Hotels Profile(1)

				2016 Estimated Market Mix			2016 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
The Standard Highline NYC	338	2008	3,800	35%	10%	55%	91.2%	$384.26	$350.48
W Hotel Union Square	270	2000	6,750	50%	10%	40%	91.0%	$380.00	$345.80
Dream Downtown	314	2011	15,000	45%	10%	45%	84.0%	$315.00	$264.60
Sixty SOHO	97	2001	0	55%	10%	35%	86.0%	$340.00	$292.40
Trump Hotel Collection SoHo New York	377	2010	10,000	55%	15%	30%	80.0%	$465.00	$372.00
NoMO SoHo	263	2011	4,500	50%	10%	40%	87.0%	$330.00	$287.10
The James New York SoHo	114	2010	800	55%	10%	35%	85.0%	$390.00	$331.50
The Roxy Hotel Tribeca	201	2000	2,000	60%	10%	30%	83.0%	$355.00	$294.65
SoHo Grand Hotel	353	1996	2,500	45%	10%	45%	82.0%	$340.00	$278.80
Gansevoort Meatpacking NYC	186	2004	600	65%	10%	25%	83.0%	$380.00	$315.40
Gansevoort Park Hotel	249	2010	3,000	60%	5%	35%	NAV	NAV	NAV
Total(2)	2,424

(1)	Source: Appraisal.

(2)	Excludes the subject property.

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Mortgage Loan No. 7 — The Standard Highline NYC

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten	Per Room(2)	%(3)
Occupancy	91.1%	90.8%	91.0%	90.9%	90.9%
ADR	$401.00	$395.00	$384.00	$380.07	$380.07
RevPAR	$365.49	$358.72	$349.52	$345.41	$345.41
Room Revenue	$45,090,942	$44,254,918	$43,238,551	$42,613,151	$42,613,151	$126,074	46.0%
Food and Beverage(4)	52,951,382	53,707,648	53,034,993	48,636,796	48,636,796	$143,896	52.5%
Other Departmental Revenues	988,171	1,218,290	1,626,423	1,338,659	1,338,659	$3,961	1.4%
Total Revenue	$99,030,495	$99,180,856	$97,899,967	$92,588,606	$92,588,606	$273,931	100.0%
Room Expense	10,640,916	10,360,862	10,878,523	10,977,575	10,977,575	$32,478	25.8%
Food and Beverage Expense	37,956,774	36,956,784	38,322,858	36,507,700	36,507,700	$108,011	75.1%
Other Departmental Expenses	731,102	889,094	812,931	746,297	746,297	$2,208	55.7%
Departmental Expenses	$49,328,792	$48,206,740	$50,014,312	$48,231,572	$48,231,572	$142,697	52.1%
Departmental Profit	$49,701,703	$50,974,116	$47,885,655	$44,357,034	$44,357,034	$131,234	47.9%
Operating Expenses	$22,189,651	$23,145,901	$22,501,268	$22,153,947	$19,924,733	$58,949	21.5%
Gross Operating Profit	$27,512,052	$27,828,215	$25,384,387	$22,203,087	$24,432,301	$72,285	26.4%
Fixed Expenses(5)	4,535,674	5,388,204	6,091,372	6,741,099	7,325,111	$21,672	7.9%
Net Operating Income	$22,976,378	$22,440,011	$19,293,015	$15,461,988	$17,107,190	$50,613	18.5%
FF&E	0	0	0	0	2,777,658	$8,218	3.0%
Net Cash Flow	$22,976,378	$22,440,011	$19,293,015	$15,461,988	$14,329,532	$42,395	15.5%

(1)	Represents the trailing twelve-month period ending July 31, 2017.

(2)	Per Room values are based on 338 rooms.

(3)	% column represents percent of Total Revenue except for Room Expense, Food and Beverage and Other Departmental Expenses, which are based on their corresponding revenue line items.

(4)	The decline in Food and Beverage performance in TTM is mainly due to construction activities in the ground floor restaurant spaces, including The Standard Grill, The Standard Biergarten, and The Standard Plaza/Living Room. The property manager anticipates construction to wind down at the end of 2017.

(5)	The increase in Fixed Expenses from year to year was due to an increase in real estate taxes pursuant to the transitional assessment method whereby the property owner does not get a full reassessment in one year but instead is phased in over time.

Property Management. The property is managed by Standard High Line Management, LLC. Standard High Line Management, LLC is the management arm of Standard International Management, a private hotel operations and management company that manages The Standard hotels across the United States. The company’s current portfolio consists of The Standard High Line NYC, The Standard East Village NYC, The Standard Hollywood, The Standard Downtown Los Angeles and The Standard Spa Miami Beach.

Escrows and Reserves. At origination of The Standard Highline NYC Whole Loan, the borrower deposited into escrow $3,361,606 for real estate taxes, $2,080,425 for the Façade Remediation Reserve, $980,986 for the Seasonal Reserve $206,890 for insurance premiums and $4,350 for deferred maintenance.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments. The requirement to escrow for real estate taxes is waived so long as the property manager or any replacement property manager is directly paying the real estate taxes pursuant to The Standard Highline NYC Whole Loan documents.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments. The requirement to escrow for insurance premium is waived so long as the property manager or any replacement property manager is directly paying the insurance premiums for all coverages required pursuant to The Standard Highline NYC Whole Loan documents.

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Mortgage Loan No. 7 — The Standard Highline NYC

FF&E Reserve – On a monthly basis, the borrower is required to escrow an amount equal to 1/12th of 3% of gross income from operations for the previous calendar year. The requirement to fund the FF&E Reserve is waived to the extent the existing management agreement is not terminated or a replacement management agreement is in place that adequately reserves for furniture, fixtures, and equipment.

Deferred Maintenance – The borrower is required to escrow an amount equal to $483 on each payment date occurring in December 2017, January 2018 and May 2018 and is required to escrow an amount equal to $242 on each payment date occurring in June 2018 - November 2018.

Façade Remediation Reserve – The borrower is required to escrow an amount equal to $231,158 on each payment date occurring in December 2017, January 2018 and May 2018. Additionally, the borrower is required to escrow an amount equal to $115,579 on each payment date occurring from June 2018 - November 2018; provided, however, if available cash on any payment date is insufficient to make the full monthly payment into the Façade Remediation Reserve, any shortfall will be added to the monthly amount to be collected on the subsequent payment date. Upon approval of the façade report by lender, lender will be required to increase or decrease the monthly payment deposit required above to reflect a new monthly deposit amount such that 110% of the budgeted amount set forth in the façade report will be deposited in the normal course by the December 2018 payment date.

Seasonal Reserve – On December 5, 2017, the borrower is required to deposit $980,986 into the Seasonal Reserve. On each payment occurring in each of the months of May through January inclusive, monthly 1/9th of the amount (“Shortfall Amount”) by which (i) the total amount of all debt service, reserves and all other amounts due and payable to lender under the loan documents on the payment dates in the prior February, March and April months, exceeded (ii) the total amount of the net income deposited for such payment dates in the prior February, March and April months, if DSCR is less than 1.70x on any April payment date. If DSCR is not less than 1.70x on any April payment date, the borrower is only required to make a single deposit of the Shortfall Amount on the following December payment date.

Lockbox / Cash Management. The Standard Highline NYC loan is structured with a hard lockbox with in place cash management. The loan requires all amounts payable by the property manager to the borrower pursuant to the management agreement (or any replacement management agreement entered into in accordance with provisions of the loan agreement) to be transmitted directly into a lockbox account controlled by the lender (including, without limitation, by sending credit card direction letters to all credit card companies at origination and under any new merchant agreements). All funds in the lockbox account are required to be swept on each business day to a clearing account controlled by the lender, and applied and disbursed in accordance with The Standard Highline NYC Whole Loan documents. If a Cash Sweep Period (as defined below) is occurring, excess cash will be held as additional security for the loan. Upon the termination of any Cash Sweep Period, excess cash will no longer be held by the lender and, provided that no event of default has occurred and is continuing, all amounts then on deposit in the cash collateral reserve account will be disbursed to the borrower.

A “Cash Sweep Period” will occur upon (i) an event of default having occurred and being continuing or (ii) the debt yield on The Standard Highline NYC Whole Loan at the end of any calendar quarter based on the trailing 12-month period falling below 6.0%. A Cash Sweep Period will end (x) with regard to a Cash Sweep Period that occurred pursuant to clause (i) above, if such event of default is cured by the borrower or waived by the lender, and (y) with regard to a Cash Sweep Period that occurred pursuant clause (ii) above, if, for three consecutive months following the commencement of a Cash Sweep Period (a) no event of default has occurred or is continuing; (b) no event that would trigger another Cash Sweep Period has occurred and (c) the debt yield on The Standard Highline NYC Whole Loan is at least equal to 6.5%.

Additional Debt. In addition to Note A-A, the property is also security for The Standard Highline NYC Subordinate Companion Loans. The Standard Highline NYC Trust Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $58.4 million and a coupon of 4.3000%. The Standard Highline NYC Non-Trust Senior Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $36.6 million and a coupon of 4.5000%. The Standard Highline NYC Non-Trust Junior Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $30.0 million and a coupon of 5.0000%. The Standard Highline NYC Whole Loan (inclusive of The Standard Highline NYC

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Mortgage Loan No. 7 — The Standard Highline NYC

Subordinate Companion Loans) has a Cut-off Date LTV of 50.0%, an UW NCF DSCR of 1.76x and an UW NOI Debt Yield of 10.1%.

In addition, an affiliate of the borrower may obtain a mezzanine loan secured by a pledge of all of the direct ownership interests in the borrower from an institutional investor wholly acceptable to the lender upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meeting a qualified lender provision in the loan documents; (ii) the combined loan-to-value ratio on the origination date of the mezzanine loan not exceeding 75.0%; (iii) the combined debt service coverage ratio not being less than 1.50x and (iv) the lenders entering into an intercreditor agreement wholly acceptable to the lender and the rating agencies.

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  Mortgage Loan No. 8 — Centre 425 Bellevue

A-2-120

 Mortgage Loan No. 8 — Centre 425 Bellevue

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 Mortgage Loan No. 8 — Centre 425 Bellevue

A-2-122

 Mortgage Loan No. 8 — Centre 425 Bellevue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$44,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$44,000,000	Property Type - Subtype:	Office - CBD
% of Pool by IPB:	5.1%	Net Rentable Area (SF):	356,909
Loan Purpose:	Acquisition	Location:	Bellevue, WA
Borrower:	Starvue LLC	Year Built / Renovated:	2017 / NAP
Sponsors:	Aby Rosen; Michael Fuchs; David Edelstein	Occupancy:	100.0%
Interest Rate(2):	4.1510%	Occupancy Date:	11/1/2017

Note Date:	10/18/2017	Number of Tenants:	2
Maturity Date(2):	11/7/2027	2014 NOI(5):	N/A
Interest-only Period:	120 months	2015 NOI(5):	N/A
Original Term:	120 months	2016 NOI(5):	N/A
Original Amortization:	None	TTM NOI(5):	N/A
Amortization Type(2):	Interest Only, ARD	UW Economic Occupancy(6):	97.0%
Call Protection(3):	L(24),Def or YM1(89),O(7)	UW Revenues:	$21,464,140
Lockbox(4):	Hard	UW Expenses:	$6,198,423
Additional Debt(1):	Yes	UW NOI:	$15,265,716
Additional Debt Balance(1):	$222,050,000	UW NCF:	$15,230,026
Additional Debt Type(1):	Pari Passu ; B-Note; Mezzanine	Appraised Value / Per SF:	$316,000,000 / $885
Additional Future Debt Permitted:	No	Appraisal Date:	10/1/2017

Escrows and Reserves(7)	Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$263
Taxes:	$149,734	$149,734	N/A	Maturity Date Loan / SF:	$263
Insurance:	$102,289	$17,204	N/A	Cut-off Date LTV:	29.7%
Condominium:	$0	$0	N/A	Maturity Date LTV:	29.7%
Replacement Reserves:	$0	Springing	N/A	UW NOI DSCR:	3.86x
TI/LC:	$1,871,090	$0	N/A	UW NCF DSCR:	3.85x
Free Rent:	$10,923,817	$0	N/A	UW NOI Debt Yield:	16.2%
Seller Credit Reserve:	$5,000,000	$0	N/A	UW NCF Debt Yield:	16.2%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan (A Notes)	$94,000,000	27.8%	Purchase Price	$313,000,000	92.7%
Mortgage Loan (B Note)	114,450,000	33.9	Upfront Reserves	18,046,930	5.3
Mezzanine Loan	57,600,000	17.1	Closing Costs	6,494,699	1.9
Sponsor Equity	71,491,629	21.2
Total Sources	$337,541,629	100.0%	Total Uses	$337,541,629	100.0%

(1)	The Centre 425 Bellevue loan is a part of a larger split whole loan evidenced by three senior pari passu notes and one subordinate note with an aggregate original principal balance as of the Cut-off Date of $208.45 million (collectively, the “Centre 425 Bellevue Whole Loan”). The Centre 425 Bellevue Whole Loan is accompanied by a mezzanine loan with an original principal balance as of the Cut-off Date of $57.6 million. The financial information presented in the chart above and herein reflects the Cut-off Date balance of the $94.0 million A Notes, but not the $114.45 million B Note or the $57.6 million mezzanine loan.

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Mortgage Loan No. 8 — Centre 425 Bellevue

(2)	The Centre 425 Bellevue Whole Loan has an anticipated repayment date (“ARD”) of November 7, 2027 and a stated maturity date of January 30, 2033. In the event the Centre 425 Bellevue Whole Loan is not repaid in full by the ARD, the interest rate per annum will increase to the sum of (i) 4.1510% (the “Initial Interest Rate”), plus (ii) the lesser of (y) 4.0000% and (z) 3.5000% plus the amount (if any) by which the 10-year treasury rate exceeds 2.5000% (the “Adjusted Interest Rate”). The payment of the additional interest (which will be the difference between the interest accrued at the Adjusted Interest Rate and the Initial Interest Rate) will be deferred until the entire principal balance of the loan is paid in full. The borrower’s failure to repay the Centre 425 Bellevue Whole Loan in full at least one month prior to the ARD automatically triggers a full cash flow sweep whereby all excess cash flow will pay down the principal of the Centre 425 Bellevue Whole Loan. Such excess cash flow is paid after payment of interest on the Centre 425 Bellevue Whole Loan at the Adjusted Interest Rate. Please refer to “The Loan” section below for additional details.

(3)	The lockout period will be at least 24 payments beginning with and including the first payment date of December 7, 2017. Following the lockout period on any date before May 7, 2027, the borrower has the right to defease the Centre 425 Bellevue Whole Loan in whole or to prepay all or any portion of the Centre 425 Bellevue Whole Loan, provided that the borrower also pays an amount equal to the greater of the yield maintenance premium or 1.0% of the then-outstanding principal balance. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 18, 2020. The Centre 425 Bellevue Whole Loan is prepayable without penalty on or after May 7, 2027.

(4)	For a more detailed description of the lockbox, please refer to “Lockbox / Cash Management” below.

(5)	Historical financials are not available due to the property being built in 2017.

(6)	Underwritten economic occupancy at the property is 97.0%. The property is 100.0% leased and 100.0% physically occupied based on the November 1, 2017 rent roll.

(7)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

The Loan. The Centre 425 Bellevue loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrower’s fee interest in the Commercial Unit (as defined below) within a newly constructed 16-story, 356,909 SF Class A office building located on a 0.88 acre site in Bellevue, Washington approximately ten miles from Seattle. The Centre 425 Bellevue Whole Loan has an outstanding principal balance of approximately $208.45 million, which is comprised of three notes, identified as Note A-1, Note A-2 and Note A-3 (collectively, the “A Notes”), and Note B.

The non-controlling Note A-3 has an outstanding principal balance of $44.0 million and is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. The non-controlling Note A-2 is expected to be contributed to the UBS Commercial Mortgage Trust 2017-C5. Note A-1 is currently held by Natixis and is expected to be contributed to one or more future securitization transactions. Note B is currently held by Natixis.

Note A-3 accrues interest at the same rate as the pari passu Note A-1 and Note A-2, and is entitled to payments of interest and principal on a pro rata and pari passu basis with Note A-1 and Note A-2, and Note B is a subordinate note, and is entitled to payments of interest and principal to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Centre 425 Bellevue Whole Loan” in the Prospectus. The holders of Note A-1, Note A-2, Note A-3 and Note B have entered into an agreement among note holders which sets forth the allocation of collections on the Centre 425 Bellevue Whole Loan. The Centre 425 Bellevue Companion Loan is expected to be serviced pursuant to the pooling and servicing agreement for the UBS 2017-C5 Commercial Mortgage Trust until securitization of the Note A-1. The holder of Note A-2 (or after securitization of Note A-1, the holder of Note A-1) will be required under certain circumstances to obtain the consent of the holder of Note B with respect to certain major decisions. The holder of Note A-3 is entitled, under certain circumstances, to consult with the controlling noteholder with respect to certain major decisions. The loan has 10-year term and is interest-only for the entire term.

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 Mortgage Loan No. 8 — Centre 425 Bellevue

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$10,000,000	$10,000,000	Natixis	Y	N
Note A-2	40,000,000	40,000,000	UBS 2017-C5(1)	N	N
Note A-3	44,000,000	44,000,000	CSAIL 2017-CX10	N	N
Note B	114,450,000	114,450,000	Natixis	N	Y
Total	$208,450,000	$208,450,000

(1)	The UBS 2017-C5 transaction is expected to close November 16, 2017.

Centre 425 Bellevue Total Debt Capital Structure

(1)	Based on an “as-is” appraised value of $316.0 million as of October 1, 2017 per the appraisal.

(2)	Based on the UW NOI of $15,265,716.

(3)	Based on the UW NCF of $15,230,026 and the coupon of 4.1510% on the A Notes, the coupon of 4.3580388% on Note B and the coupon of 7.2500% on mezzanine loan.

(4)	Implied Equity is based on the “as-is” appraised value of $316.0 million, less total debt of $266.05 million.

The Borrower. The borrowing entity for the loan is Starvue LLC, a Delaware limited liability company and special purpose entity.

The Sponsors. The loan’s sponsors are Aby Rosen, Michael Fuchs, and David Edelstein. Aby Rosen and Michael Fuchs founded RFR Holding LLC (“RFR”), a Manhattan based real estate investment, development and management company, in 1991. RFR has a diverse portfolio of office, retail, residential, and hospitality assets in New York City, Connecticut, Las Vegas, Miami, Israel and Germany. Notably, RFR’s portfolio includes 375 Park Avenue (The Seagram Building) and 390 Park Avenue (Lever House). David Edelstein is the president of TriStar Capital. Mr. Edelstein began his career in real estate in the 1970s and made a career in buying and selling residential buildings and shopping plazas, including the Miracle Mile Shops in Las Vegas and the Lincoln Road Pedestrian Mall in South Beach. Mr. Edelstein also developed the 408-room W South Beach in Miami Beach, Florida.

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 Mortgage Loan No. 8 — Centre 425 Bellevue

The Property. The property is the Commercial Unit (as defined below) within a newly developed, LEED Silver, 16-story Class A office building comprised of approximately 356,909 SF, including approximately 1,991 SF of ground floor retail space. Amenities include The 425 Exchange, a two-story gathering and collaborative workspace, the Vue, an outdoor deck and rooftop lounge area offering views of Seattle, Lake Washington and Mount Rainier, a 105-person capacity conference center, a wellness center with an athletic club, locker room and showers, as well as a bike storage center with full showers, changing rooms and lockers. Parking is provided by a controlled access, 8.5-level subterranean garage with a total of 695 parking spaces for a ratio of 1.9 spaces per 1,000 SF net rentable area. The property comprises one of two condominium units within the Centre 425 Bellevue building. The other condominium unit comprises 6,213 SF of ground level retail owned by Bank of America (the “Bank Unit”) and is not included in the collateral. Bank of America was originally on the site, and as part of the development agreement remained on site within the ground level of the new development. The property represents the commercial unit that includes the entire remainder of the building site including the office portion, retail portion, garage, land and airspace (the “Commercial Unit”).

As of November 1, 2017, the property was 100.0% leased by two tenants. The largest tenant at the property, Amazon Corporate (“Amazon”), leases 354,918 SF of space (99.4% of the net rentable area through September 2033) with three, five-year extension options remaining. Amazon started taking occupancy in June 2017 and was fully occupying its space by October 2017. Amazon is also obligated to purchase a total of 828 monthly parking permits and pay an initial rate of $225 per tenant parking permit per month for each tenant parking permit obtained. Amazon.com, Inc. (“Guarantor”) guarantees the full and complete payment of all monetary sums payable under its lease. The Guarantor’s maximum cumulative liability for tenant lease obligations under the guaranty will be $190,000,000 (the “Guaranty Cap”) through the sixth year of the lease term and on each annual anniversary thereafter, the Guaranty Cap will be reduced by $19.0 million with respect to tenant lease obligations accruing after the applicable annual anniversary. At origination, approximately $10.9 million of rent credit with respect to the Amazon’s lease were escrowed and will be applied toward base rent, Amazon’s share of operating costs and parking rent first payable after the commencement date. The Guarantor is an internet-based retailer and provider of cloud computing services. As of October 27, 2017, Amazon had a market capitalization of $530.5 billion. The Guarantor is rated Baa1/AA- by Moody’s and S&P, respectively. The Guarantor employs over 341,000 people, having added more than 110,000 employees over the past year, primarily in their fulfillment centers around the world. The Guarantor employs over 40,000 in the Seattle area. According to the sponsors, Amazon has not disclosed what business groups will be in the Centre 425 Bellevue office. In addition, Amazon has mentioned a target density of 135 SF per employee, which translates to roughly 2,600 employees. The second tenant at the property, Starbucks Corporation (“Starbucks”), leases 1,991 SF of space (0.6% of the net rentable area through June 2027) with two, five-year extension options remaining. Starbucks took occupancy of their space in April 2017 and commenced paying rent on June 30, 2017. Starbucks may terminate its lease at the end of the fifth lease year subject to (i) the payment of a termination fee capped at $180,000 and equal to the unamortized portion of the tenant allowance and leasing commissions plus nine months’ rent and (ii) four months’ prior written notice. Starbucks is a roaster, marketer, and retailer of specialty coffee worldwide. Starbucks operates retail locations worldwide and sells whole bean coffees through its sales group, direct response business, supermarkets, and on the World Wide Web. Starbucks also produces and sells bottled coffee drinks and a line of ice creams. As of October 27, 2017, Starbucks had a market capitalization of $79.2 billion. Starbucks is rated A2/A/A by Moody’s, S&P and Fitch, respectively.

The property benefits from its location in the Bellevue central business district’s (“CBD”) pedestrian corridor at the corner of NE 4th St and 106th Ave NE providing walking access to residential, restaurant and retail amenities including the Bellevue Downtown Park, Bellevue Collection, Lincoln Square and the Bravern. Nearly 50 sit-down restaurants and an additional 20+ grab-n-go food outlets are located within three blocks of the property. The property is also located in proximity of local highways and mass transit. Interstate 405, located less than half a mile away, provides regional access. Additionally, Interstate 90 is located approximately 2.5 miles south and Highway 520 is 2.1 miles north. The Bellevue Transit Center is two blocks away and additional transit accessibility is expected to be provided in the future by Sound Transit’s East Link Extension Light Rail Project, which is scheduled to be completed in 2023.

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 Mortgage Loan No. 8 — Centre 425 Bellevue

The Market. The property is located in Bellevue, approximately three miles east of Seattle, Washington, across Lake Washington, in Seattle’s Eastside market. Bellevue has a population of over 130,000. Bellevue was ranked the second best U.S. city to live in by USA Today in 2014. According to a third party market report, Bellevue is home to five of the top 25 largest public companies in Washington including Puget Sound Energy, a regional electric and natural gas utility; PACCAR, a manufacturer of trucks and other heavy equipment; Western Wireless and T-Mobile USA, wireless communication companies; and Esterline Technologies, a diversified manufacturing company.

According to the appraisal, the area has experienced significant in-migration, with the population within one-mile of the property increasing 22.9% between 2010 and 2017. The estimated 2017 population within a one-, three- and five-mile radius of the Centre 425 Bellevue Property is 21,164, 81,976 and 245,880, respectively. Estimated 2017 average household income within a one-, three- and five-mile radius of the property is $123,857, $146,168 and $146,218, respectively.

According to a third party market report, Bellevue has also established itself as one of the Pacific Northwest region’s retail destinations in the Pacific Northwest offering over 4.5 million SF with another 200,000 SF coming online by year-end 2017. Major retail developments include the 1.5 million SF Bellevue Square Mall, which is located four minutes walking distance from the property, is anchored by Nordstrom’s, features many high-end brands such as Tiffany & Co., Michael Kors, and Ted Baker London and includes a new 365 by Whole Foods Market. Other nearby retail includes Lincoln Square, a mixed-use pedestrian retail and entertainment lifestyle development and Bellevue Place, which features specialty boutique retail and dining. Entertainment and cultural attractions include the Bellevue Art Museum, Meydenbauer Center Theatre, and Bellevue Botanical Gardens.

According to a third party market report, the property is located in the Bellevue CBD submarket, which is the largest submarket within the Eastside primary office area, containing over 10.7 million SF. Bellevue CBD includes a diversified tenant base representing both corporate users and technology based firms including Microsoft, Salesforce, Expedia, PACCAR and WeWork among others. The submarket has a vacancy rate of 8.3% with 1,005,332 SF of year-to-date net absorption for 2017. The submarket boasts the highest average rental rates on the Eastside at $41.65 PSF. The Class A inventory in the submarket consists of 29 buildings totaling over 9.2 million SF with a vacancy rate of 8.6% and average asking rental rate of $43.32 PSF.

The appraisal identified seven comparable recent office leases ranging in tenant size from 3,619 SF to 367,543 SF. The comparable leases are all located in buildings similar in class to the property, and are in the property’s general competitive market according to the appraisal. The comparable leases have terms ranging from 3.3 to 16 years and exhibit a range of rents from $33.00 PSF to $42.00 PSF.

Competitive Set Summary(1)

Property	Year Built	Total GLA (SF)	Est. Rent PSF	Estimated Occupancy	Proximity (miles)	Anchor Tenants
Centre 425 Bellevue	2017	356,909(2)	$38(2)	100%(2)	N/A	Amazon
929 Office Tower	2015	462,000	$33 - $38	46%	0.4	AdColony, Salesforce
400 Lincoln Square	2016	712,002	$37 - $42	77%	0.2	Pokemon, Epic Games, Samsung, WeWork
Lincoln Square Office	2007	540,000	$36	100%	0.3	Microsoft (Renewal)
Civica Office Commons	2001	323,562	$34 - $36	98%	0.2	Expedia, Morgan Stanley
Bellevue Place Bank of America	1988	390,000	$39 - $41	99%	0.3	Comerica
Urban Union	2016	290,647	$35	100%	10.1	Amazon
Midtown 21	2017	373,458	$35	100%	10.8	Amazon

(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated November 1, 2017.

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 Mortgage Loan No. 8 — Centre 425 Bellevue

Historical and Current Occupancy

2014(1)	2015(1)	2016(1)	Current(2)
N/A	N/A	N/A	100.0%

(1)	Historical occupancies are not available due to the property being built in 2017.

(2)	Based on the November 1, 2017 underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(1)	Lease Expiration Date
Amazon	Baa1 / AA- / NA(2)	354,918	99.4%	$38.35	9/30/2033
Starbucks	A2 / A / A(3)	1,991	0.6%	$39.90	6/30/2027

(1)	Based on the underwritten rent roll dated November 1, 2017, including rent averaging for Amazon totaling $1,321,005. As of November 1, 2017, Amazon and Starbucks’ current rental rates are $34.63 and $39.90 PSF, respectively.

(2)	The lease is guaranteed by Amazon.com, Inc. the rated entity.

(3)	The entity on the lease is Starbucks Corporation, which is the rated entity.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA (SF) Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	1	1,991	0.6	79,441	0.6	1,991	0.6%	$79,441	0.6%
2028 & Beyond	1	354,918	99.4	13,611,815	99.4	356,909	100.0%	$13,691,256	100.0%
Total	2	356,909	100.0%	$13,691,256	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2017, including rent averaging for Amazon totaling $1,321,005.

A-2-128

 Mortgage Loan No. 8 — Centre 425 Bellevue

Operating History and Underwritten Net Cash Flow

	2014(1)	2015(1)	2016(1)	Underwritten(2)	PSF	%(3)
Rents in Place	N/A	N/A	N/A	$13,691,256	$38.36	68.8%
Vacant Income	N/A	N/A	N/A	0	$0.00	0.0%
Gross Potential Rent	N/A	N/A	N/A	$13,691,256	$38.36	68.8%
Total Reimbursements	N/A	N/A	N/A	6,198,423	$17.37	31.2%
Net Rental Income	N/A	N/A	N/A	$19,889,679	$55.73	100.0%
(Vacancy/Collection Loss)	N/A	N/A	N/A	(663,839)	($1.86)	(3.3)%
Other Income(4)	N/A	N/A	N/A	2,238,300	$6.27	11.3%
Effective Gross Income	N/A	N/A	N/A	$21,464,140	$60.14	107.9%
Total Expenses	N/A	N/A	N/A	6,198,423	$17.37	28.9%
Net Operating Income	N/A	N/A	N/A	$15,265,716	$42.77	71.1%
Total TI/LC, Capex/RR	N/A	N/A	N/A	35,691	$0.10	0.2%
Net Cash Flow	N/A	N/A	N/A	$15,230,026	$42.67	71.0%

(1)	Historical financials are not available due to the property being built in 2017.

(2)	Rent in Place includes base rent and rent averaging for Amazon totaling $1,321,005.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Other Income consists of parking income per the Amazon lease (828 parking spaces at $225).

Property Management. The property is managed by SW Property Management LLC, a Delaware limited liability company.

Escrows and Reserves. At origination, the borrower deposited into escrow $10,923,817 for outstanding free rent, $5,000,000 in the seller credit reserve, $1,871,090 for outstanding tenant improvements and leasing commissions, $149,734 for real estate taxes and $102,289 for annual insurance premiums. Provided that no event of default has occurred and is continuing, the lender will disburse on each payment date into the clearing account the lesser of (i) the amount on deposit in the seller credit reserve subaccount and (ii) the monthly amount shown in the Centre 425 Bellevue Whole Loan documents.

Tax Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $149,734.

Insurance Escrow - On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equates to $17,204.

Replacement Reserves – Commencing on the 37th payment date and on a monthly basis, the borrower is required to escrow an amount initially equal to $2,974. The lender may reassess the amount of the monthly payment required from time to time in its reasonable discretion.

Condominium Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the condominium assessments, which currently equates to $0.

Lockbox / Cash Management. The Centre 425 Bellevue loan is structured with a hard lockbox and in place cash management. Funds deposited into the lockbox account are required to be swept on a daily basis into a cash management account controlled by the lender and applied and disbursed in accordance with the Centre 425 Bellevue Whole Loan documents. Following the occurrence of a Cash Sweep Period (as defined below), excess cash will be held as additional collateral for the Centre 425 Bellevue Whole Loan. Upon the termination of any Cash Sweep Period, excess cash will no longer be held by the lender and, provided that no event of default has occurred and is continuing (and no other Cash Sweep Period is then in effect), all amounts then on deposit in the lockbox account will be disbursed to the borrower.

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 Mortgage Loan No. 8 — Centre 425 Bellevue

A “Cash Sweep Period” will commence upon: (i) the occurrence of an event of default, (ii) the Centre 425 Bellevue Whole Loan debt service coverage ratio falling below 1.05x at the end of any calendar quarter, or (iii) the commencement of a Primary Tenant Sweep Period (as defined below) and (iv) the failure by the borrower to repay the Centre 425 Bellevue Whole Loan in full at least one month prior to the ARD. A Cash Sweep Period will end with respect to clause (ii), if for three consecutive months (a) no default or event of default has occurred; (b) no event that would trigger another Cash Sweep Period has occurred; and (c) the Centre 425 Bellevue Whole Loan debt service coverage ratio is at least 1.15x; and, with respect to clause (iii), a Primary Tenant Sweep Period Cure (as defined below) has occurred (and no other Cash Sweep Period is then continuing).

A “Primary Tenant Sweep Period” will commence upon: (i) any termination of a Primary Tenant (as defined below) lease, provided, however, the Primary Tenant Sweep Period will commence upon the date that is twelve months prior to the date set forth in the notice for the lease to terminate provide if such period is less than twelve months the Primary Tenant Sweep Period will commence immediately; (ii) the Primary Tenant has become the subject of a bankruptcy action, (iii) the Primary Tenant has gone dark in a majority of the Primary Tenant premises, provided, however, Primary Tenant Sweep Period will not be triggered under this subsection (iii) if the Amazon Lease Guaranty (as defined below) with respect to the Primary Tenant lease is in place and Amazon.com, Inc., maintains a senior long-term debt rating by a S&P or Moody’s of at least A-, provided further that notwithstanding the foregoing, in the event the Primary Tenant is dark in a majority of the Primary Tenant premises during the last twelve months of the term of the loan the Primary Tenant Sweep Period will be triggered regardless of whether the Amazon Lease Guaranty (as defined below) is in place or Amazon.com, Inc. has an A- rating or above, or (iv) the occurrence of any monetary or material non-monetary default under the Primary Tenant lease.

A “Primary Tenant Sweep Period Cure” will commence (a) with respect to clause (i) above, if a Primary Tenant Replacement Event (as defined below) has occurred and such acceptable replacement tenant has delivered an acceptable tenant estoppel and adequate sums are on deposit in the Primary Tenant reserve subaccount with respect to all tenant improvements, leasing commissions and free rent periods still due under any lease for an acceptable replacement tenant; or if the Primary Tenant Replacement Event Debt Service Coverage Ratio (as defined below) is greater than 1.15x; (b) with respect to clause (ii) above, if the bankruptcy action is dismissed and the Primary Tenant lease is affirmed; (c) with respect to clause (iii) above, if the Primary Tenant or another tenant re-opens for business for a continuous period of not less than three months; or (d) with respect to clause (iv) above, if the monetary or material non-monetary default is cured and no other monetary or material non-monetary default (beyond any applicable notice and/or cure period) exists under the Primary Tenant lease.

A “Primary Tenant Replacement Event” means the termination of the Primary Tenant lease and the borrower entering into one or more new leases for all or substantially all of the Primary Tenant premises with acceptable replacement tenant(s) and upon such terms and conditions as are reasonably acceptable to the lender in all respects.

A “Primary Tenant Replacement Event Debt Service Coverage Ratio” as of any date, is the ratio calculated by the lender of (i) the net operating income of the property calculated based on (x) the in-place rent roll of the property for the succeeding twelve month period and (y) expenses for the previous twelve month period commencing with the most recently completed calendar month after deducting therefrom deposits to (but not withdrawals from) any reserves required under the loan agreement to (ii) the debt service for the Centre 425 Bellevue Whole Loan and mezzanine loan debt service with respect to such twelve month period.

A “Primary Tenant” means Amazon as a tenant under the Amazon Lease and thereafter any acceptable replacement tenants occupying all or substantially all of the Primary Tenant premises under a lease that qualifies as a Material Lease (as defined below).

An “Amazon Lease” means the certain lease agreement, dated October 5, 2016 by and between SWB-I Bellevue, LLC, a Delaware limited liability company, as landlord, and Amazon, as tenant, as the same may be amended, modified, supplemented or replaced from time to time.

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 Mortgage Loan No. 8 — Centre 425 Bellevue

An “Amazon Lease Guaranty” means the certain limited guaranty of lease, dated September 30, 2016 by and between SWB-I Bellevue, LLC, a Delaware limited liability company, as landlord, and Amazon.com, Inc., a Delaware corporation, as guarantor, as the same may be amended, modified, supplemented or replaced from time to time.

A “Material Lease” means the (x) Amazon Lease or (y) all leases which individually or in the aggregate with respect to the same tenant and its affiliates (i) constitute 10.0% or more of the property’s gross leasable area, (ii) have a gross annual rent of 10.0% or more of the total annual rents, or (iii) demise at least one full floor of the improvements.

Additional Debt. In addition to Note A-3, the property is also security for the pari passu Note A-1, Note A-2 and Note B. Note B has an outstanding principal balance as of the Cut-off Date of $114.45 million and a coupon of 4.3580388%. The Centre 425 Bellevue Whole Loan (inclusive of the Centre 425 Bellevue Subordinate Companion Loan) has a Cut-off Date LTV of 66.0%, an UW NCF DSCR of 1.69x and an UW NOI Debt Yield of 7.3%. A $57.6 million mezzanine loan was provided in connection with the financing of the property that is secured by the mezzanine borrower’s equity interest in the borrower and is coterminous with the mortgage loan. The mezzanine loan has a coupon of 7.2500%. Including the mezzanine loan, the Cut-off Date LTV is 84.2%, the UW NCF DSCR is 1.15x and the UW NOI Debt Yield is 5.7%.

A-2-131

Mortgage Loan No. 9 — 379 West Broadway

A-2-132

Mortgage Loan No. 9 — 379 West Broadway

A-2-133

Mortgage Loan No. 9 — 379 West Broadway

A-2-134

Mortgage Loan No. 9 — 379 West Broadway

Mortgage Loan Information	Property Information

Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$42,000,000	Title:	Fee
Cut-off Date Principal Balance:	$42,000,000	Property Type - Subtype:	Office - CBD
% of Pool by IPB:	4.9%	Net Rentable Area (SF):	69,392
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	CLdN NY LLC	Year Built / Renovated:	1889 / 1987
Sponsor:	CLdN IMMO SA	Occupancy:	100.0%
Interest Rate:	4.7410%	Occupancy Date:	10/1/2017
Note Date:	10/12/2017	Number of Tenants:	3
Maturity Date:	11/6/2027	2014 NOI:	$916,935
Interest-only Period:	120 months	2015 NOI:	$2,902,682
Original Term:	120 months	2016 NOI:	$3,473,340
Original Amortization:	None	TTM NOI(2):	$3,579,327
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(24),Def(89),O(7)	UW Revenues:	$5,518,187
Lockbox(1):	Hard	UW Expenses:	$2,203,579
Additional Debt:	No	UW NOI:	$3,314,608
Additional Debt Balance:	N/A	UW NCF:	$3,231,338
Additional Debt Type:	N/A	Appraised Value / Per SF:	$80,000,000/ $1,153
Additional Future Debt Permitted:	No	Appraisal Date:	6/1/2017

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$605
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$605
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	52.5%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	52.5%
TI/LC Reserves:	$0	Springing	N/A	UW NOI DSCR:	1.64x
Open Violations Reserve:	$300,000	N/A	N/A	UW NCF DSCR:	1.60x
Unfunded Obligations Reserve:	$16,156	N/A	N/A	UW NOI Debt Yield:	7.9%
				UW NCF Debt Yield	7.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,000,000	100.0%	Payoff Existing Debt	$23,946,852	57.0%
			Return of Equity	16,668,162	39.7
			Closing Costs	1,068,830	2.5
			Upfront Reserves	316,156	0.8
Total Sources	$42,000,000	100.0%	Total Uses	$42,000,000	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	Represents trailing twelve months ending September 30, 2017.

(3)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-2-135

Mortgage Loan No. 9 — 379 West Broadway

The Loan. The 379 West Broadway loan, is a $42.0 million first mortgage loan secured by the fee interest in a 69,392 SF office building with ground floor retail located in New York, New York. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is CLdN NY LLC, a New York limited liability company and special purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is CLdN Immo SA. CLdN Immo SA is part of the CLdN group of companies (“CLdN”), a consortium of six Luxemburg based companies, formerly known as Cobelfret, founded in 1928. CLdN Immo SA is a real estate company, which has been buying, renting, maintaining and renovating office and other commercial properties since 2009. CLdN Immo SA has an ownership interest in 10 properties located in the U.S. U.K., Belgium and France.

The Property. The 379 West Broadway property is a 5-story, Class B, 69,392 SF office property located in New York, New York. Constructed in 1889, the property is situated on approximately 0.25 acres in the Manhattan neighborhood of SoHo. The property consists of 56,159 SF of office and 13,233 SF of retail. The retail component is 100.0% leased to Celine, Inc. (“Celine”) and Ralph Lauren Retail, Inc. (“Ralph Lauren”). The office component is 100.0% leased to WeWork.

The largest tenant at the property, WW 379 W Broadway LLC (“WeWork”), leases 56,159 SF (80.9% of the net rentable area) through March 2024. WeWork provides shared workspace, community, and services for entrepreneurs. WeWork has more than 237 office locations in 23 US cities and 20 countries including Australia, Canada, India, China, Hong Kong, France and the United Kingdom. WeWork has 44 locations in Manhattan. The second largest tenant, Celine, leases 6,902 SF (9.9% of the net rentable area) through June 2024. Celine has been in occupancy since 2014 and is a ready-to-wear and leather luxury goods brand founded in 1945 by Celine Vipiana. The Celine brand owns 140 stores worldwide and is distributed through a network including department stores such as Barneys New York, Bergdorf Goodman, Harrods (London) and Galeries Lafayette (Paris). Celine is rated A+ by S&P. The third largest tenant, Ralph Lauren, leases 6,331 SF (9.1% of the net rentable area) through January 2027. Ralph Lauren has been in occupancy since 2002 and is known for its clothing, marketing and distribution of products in four categories of apparel, home, accessories and fragrances. Ralph Lauren directly operates 466 retail stores, 619 concession-based shop-within-shops, 105 Ralph Lauren stores, 22 Ralph Lauren concession shops and 136 Club Monaco stores and shops through licensing partners. Ralph Lauren Corporation is rated A2/A- by Moody’s and S&P, respectively.

The property benefits from its location at the intersection of Broome Street and Wooster Street, which is just blocks from Canal Street. Primary access to the location is provided by Broadway, the major thoroughfare running the length of Manhattan; and by West Broadway and Sixth Avenue which run along the western boundary. Cross-town traffic is provided by Houston and Canal Streets.

The Market. The property is located on the east side of West Broadway between Broome and Spring Streets in the SoHo neighborhood of Manhattan, New York. New York is recognized as an international commercial and cultural center. With approximately 8.6 million residents, it is one of the most populous cities in the nation and one of the largest in the world.

SoHo is a 26 block area bounded by: Houston Street to the north; Crosby Street to the east; Canal Street to the south; and West Broadway to the west. It is surrounded by the neighborhoods of: Greenwich Village to the west, NoHo to the north; Little Italy to the east; and Chinatown to the south and east. The most prominent user of space in the area is New York University. SoHo is characterized by its cast-iron architecture and is home to luxury retail, fine dining, luxury homes and hotels. Central roadways such as Mercer Street, Prince Street, Spring Street and Wooster Street have attracted notable retailers and galleries. Three museums are located in SoHo, most notably, a branch of the Guggenheim Museum.

Public transportation is provided by the N and R subway lines stopping at Broadway and Prince Streets as well as the C and E subway lines at Spring Street. Subway access is also provided by the B, F and D subway lines stop at Broadway and Houston Street. In addition there is a cross-town bus at Houston Street, one block north of the property. Access to the Holland Tunnel is three blocks west of the property.

A-2-136

Mortgage Loan No. 9 — 379 West Broadway

According to the appraisal, as of the first quarter 2017, the property is located within the Midtown South Office and the SoHo office market. The Midtown South Office market contained 67.2 million SF of office space with overall asking rents of $71.48 PSF and a vacancy rate of 7.7%. The SoHo Office submarket contained 3.9 million SF of office space, with asking rents of $79.96 per SF for Class B office space and an overall vacancy rate of 11.0%. The SoHo Retail submarket, contains 648 retail units with asking rents of $488.00 PSF and an availability rate of 22.8%.

The appraisal concluded per square foot market rents of $300.00 PSF modified gross for avenue retail space, $175.00 PSF modified gross for side street retail space and $70.00 PSF modified gross for the office space. According to the appraisal, the property’s competitive set consists of the properties detailed in the tables below.

Competitive Office Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Proximity (miles)	Annual Base Rent PSF	Lease Date/Term	Lease Area (SF)	Tenant Name	Lease Type
379 West Broadway	1889 / 1987	69,392(2)	N/A	$60.12(2)	Jan. 2017 / 10 Years(2)	56,159(2)	WeWork(2)	Gross
115 Seventh Avenue	1924 / NA	42,579	1.5	$80.00	May 2017 / 10 Years	32,010	Sosa	Gross
434 Broadway	1910 / NA	67,500	0.3	$73.00	April 2017 / 8 Years	7,205	Elysium Health	Gross
434 Broadway	1910/ NA	67,500	0.3	$75.00	March 2017 / 10 Years	7,230	Modern Post	Gross
233 Spring Street	1900/ NA	250,000	0.3	$83.00	April 2017 / 15 Years	86,524	MAC Cosmetics	Gross
250 Hudson Street	1928 / NA	300,000	0.5	$71.00	Jan. 2017 / 10 Years	27,778	Bed Bath and Beyond	Gross
560 Broadway	1903 / NA	100,000	0.6	$54.00	Dec. 2016 / 10 Years	2,376	Solar Antique Tiles	Gross
568-578 Broadway	1921 / NA	302,400	0.5	$66.00	Nov. 2016 / 10 Years	83,000	ZocDoc	Gross

(1)	Source: Appraisal.

(2)	Based on the October 1, 2017 underwritten rent roll.

Competitive Retail Set Summary(1)

Property	Proximity (miles)	Annual Base Rent PSF	Lease Date/Term	Lease Area (SF)	Tenant Name	Lease Type
379 West Broadway	N/A	$268.89(2)	February 2017 / 7 years(2)	4,314(2)	Ralph Lauren(2)	Mod Gross
379 West Broadway	N/A	$158.27(2)	July 2017 / 10 years(2)	4,315(2)	Celine(2)	Mod Gross
53 Greene Street	0.3	$324.00	May 2017 / 10 Years	3,429	Andrea Lieberman Collection	Mod Gross
350 West Broadway	0.1	$243.00	March 2017 / 10 Years	7,000	Amazon	Mod Gross
68 Greene Street	0.4	$235.00	March 2017 / 10 Years	2,600	Interior Define	Mod Gross
51 Mercer Street	0.3	$250.00	March 2017 / 10 Years	2,500	Off White	Mod Gross
56 Greene Street	0.3	$175.00	March 2017 / 10 Years	2,200	BTC Lighting	Mod Gross
109 Mercer Street	0.6	$283.00	Dec. 2016 / 10 Years	2,756	Follain	Mod Gross
83 Wooster Street	0.1	$250.00	Dec. 2016 / 10 Years	2,400	Hudson Furniture	Mod Gross
470 Broome Street	0.3	$291.00	Dec. 2016 / 10 Years	1,200	Dr. Smood	Mod Gross
78 Greene Street	0.4	$250.00	Dec. 2016 / 10 Years	6,250	Veronica Beard	Mod Gross
372 West Broadway	0.1	$190.00	Dec. 2016 / 10 Years	1,900	Finello	Mod Gross

(1)	Source: Appraisal.

(2)	Ralph Lauren leases 6,331 SF, which includes 4,314 SF of grade level retail space and 2,017 SF of basement storage space. Celine leases 6,902 SF, which includes 4,314 SF of grade level retail space and 2,587 SF of basement storage space. Annual rent is based on the October 1, 2017 underwritten rent roll, however, for comparison purposes the Lease Area (SF) and Annual Base Rent PSF are based upon the grade level retail space only. Inclusive of the basement area, the annual base rent PSF for Ralph Lauren and Celine is $183.23 and $98.95, respectively.

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Mortgage Loan No. 9 — 379 West Broadway

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
100.0%	100.0%	100.0%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the October 1, 2017 underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rents	Lease Expiration Date
WeWork	NR / NR / NR	56,159	80.9%	$60.12	64.7%	3/31/2024
Celine	NR / A+ / NR	6,902	9.9%	$98.95	13.1%	6/30/2024
Ralph Lauren	A2 / A- / NR	6,331	9.1%	$183.23	22.2%	1/31/2027

(1)	Based on the October 1, 2017 underwritten rent roll, including rent increases occurring through July 31, 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Base Rent PSF includes ground level retail space and subgrade storage space.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	6	63,061	90.9	4,059,210	77.8	63,061	90.9%	$4,059,210	77.8%
2025	0	0	0.0	0	0.0	63,061	90.9%	$4,059,210	77.8%
2026	0	0	0.0	0	0.0	63,061	90.9%	$4,059,210	77.8%
2027 & Beyond	2	6,331	9.1	1,160,000	22.2	69,392	100.0%	$5,219,210	100.0%
Total	8	69,392	100.0%	$5,219,210	100.0%

(1)	Based on the October 1, 2017 underwritten rent roll. Rent includes base rent and rent increases occurring through July 31, 2018.

(2)	Certain tenants have more than one lease.

A-2-138

Mortgage Loan No. 9 — 379 West Broadway

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten(2)	PSF(2)	%(3)
Rents in Place	$2,532,011	$4,394,938	$5,003,279	$5,093,147	$5,219,210	$75.21	90.5%
Vacant Income	0	0	0	0	0	$0	0.0%
Gross Potential Rent	$2,532,011	$4,394,938	$5,003,279	$5,093,147	$5,219,210	$75.21	90.5%
Total Reimbursements	162,650	560,206	583,807	550,664	550,488	$7.93	9.5%
Net Rental Income	$2,694,661	$4,955,144	$5,587,086	$5,643,811	$5,769,698	$83.15	100.0%
(Vacancy/Collection Loss)	(0)	(0)	(0)	(0)	(290,431)	($4.19)	(5.3%)
Other Income	89,185	11,463	11,684	38,920	38,920	$0.56	0.7%
Effective Gross Income	$2,783,846	$4,966,607	$5,598,770	$5,682,731	$5,518,187	$79.52	100.0%
Total Expenses	$1,866,911	$2,063,925	$2,125,430	$2,103,404	$2,203,579	$31.76	39.9%
Net Operating Income	$916,935	$2,902,682	$3,473,340	$3,579,327	$3,314,608	$47.77	60.1%
Total TI/LC, Capex/RR	0	0	0	0	83,270	$1.20	1.5%
Net Cash Flow	$916,935	$2,902,682	$3,473,340	$3,579,327	$3,231,338	$46.57	58.6%

(1)	Represents the trailing twelve month period ending September 30, 2017.

(2)	Rents in Place include base rent and rent increases occurring through July 31, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The property is managed by Olmstead Properties, Inc.

Escrows and Reserves. At origination, the borrower deposited into escrow $300,000 for an Open Violations Reserve relating to civil penalties regarding various compliance records and judgments which are the responsibility of WeWork and $16,156 for an Unfunded Obligations Reserve for Celine.

Tax and Insurance Escrows – Upon the commencement of a Cash Sweep Event (as defined below) and on each mortgage loan payment date during the continuance of a Cash Sweep Event, 1/12th of an amount which would be sufficient to pay the taxes, other charges and insurance premiums estimated by the lender to be payable during the next ensuing 12 months in order to accumulate with the lender sufficient funds to pay all such taxes, other charges and insurance premiums at least 30 days prior to their respective due dates.

Replacement Reserves – The borrower is required to escrow $1,157 monthly only during a Cash Sweep Event.

TI/LC Reserve – The borrower is required to escrow $5,783 monthly only during a Cash Sweep Event.

Lockbox / Cash Management. The 379 West Broadway loan is structured with a hard lockbox and in-place cash management. Tenants have been directed to remit all payments due under their leases directly into such lockbox account. The borrower will, and will cause the manager to, deposit all amounts received constituting rents into the lockbox account within one business day after receipt. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the loan documents. Upon the occurrence of a Cash Sweep Event (as defined below), all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Sweep Event” will commence upon (i) the occurrence of an event of default; (ii) the occurrence of any bankruptcy action of the borrower or manager, (iii) the debt yield being less than 6.5% on any date of determination; or (iv) the payment date occurring in February 2023.

A-2-139

Mortgage Loan No. 10 — 600 Vine

A-2-140

Mortgage Loan No. 10 — 600 Vine

A-2-141

Mortgage Loan No. 10 — 600 Vine

*Stacking plan is for illustrative purposes and some information may differ from actual.

A-2-142

Mortgage Loan No. 10 — 600 Vine

A-2-143

Mortgage Loan No. 10 — 600 Vine

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$36,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$35,998,538	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	578,893
Loan Purpose:	Refinance	Location:	Cincinnati, OH
Borrower:	Hertz Center at 600 Vine, LLC	Year Built / Renovated:	1984 / 2005
Sponsors:	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz	Occupancy(6):	80.1%
Interest Rate:	4.201553%	Occupancy Date:	7/10/2017
Note Date:	8/31/2017	Number of Tenants:	53
Maturity Date:	9/5/2027	2014 NOI:	$3,788,454
Interest-only Period:	None	2015 NOI:	$5,220,578
Original Term:	120 months	2016 NOI:	$4,882,289
Original Amortization(2):	360 months	TTM NOI(7):	$5,097,276
Amortization Type:	Balloon	UW Economic Occupancy:	90.2%
Call Protection(3):	L(26),Def/YM1 (90),O(4)	UW Revenues:	$10,786,828
Lockbox(4):	Hard	UW Expenses:	$5,308,300
Additional Debt(1)(5):	Yes	UW NOI:	$5,478,528
Additional Debt Balance(1)(5):	$22,699,078	UW NCF:	$4,615,977
Additional Debt Type(1)(5):	Pari Passu, Mezzanine	Appraised Value / Per SF:	$71,000,000 / $123
Additional Future Debt Permitted:	No	Appraisal Date:	8/1/2017

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$91
Taxes:	$456,181	$152,060	N/A	Maturity Date Loan / SF:	$79
Insurance:	$23,308	$5,827	N/A	Cut-off Date LTV:	74.4%
Replacement Reserves:	$0	$11,578	N/A	Maturity Date LTV:	64.1%
TI/LC:	$4,500,000	Springing	$3,000,000	UW NOI DSCR(2):	1.74x
Deferred Maintenance:	$1,802,722	$0	N/A	UW NCF DSCR(2):	1.47x
Initial TI/LC:	$324,855	$0	N/A	UW NOI Debt Yield:	10.4%
Free Rent:	$37,082	$0	N/A	UW NCF Debt Yield:	8.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Mortgage Loan	$52,800,000	89.9%	Payoff Existing Debt(9)	$47,223,093	80.4%
Mezzanine Loan	5,900,000	10.1	Upfront Reserves	7,144,147	12.2
			Return of Equity	3,593,129	6.1
			Closing Costs	739,631	1.3
Total Sources	$58,700,000	100.0%	Total Uses	$58,700,000	100.0%

(1)	The 600 Vine loan is part of a larger split whole loan evidenced by two pari passu promissory notes with an aggregate original principal balance as of Cut-off Date of $52,797,856 (collectively, the “600 Vine Whole Loan”). The 600 Vine Whole Loan is accompanied by a mezzanine loan with an original principal balance of $5,900,000. The financial information presented in the chart above is based on the Cut-off date balance of the 600 Vine Whole Loan.
(2)	The 600 Vine Whole Loan amortizes based on a non-standard amortization schedule and the UW NCF DSCR is calculated based on the aggregate of the twelve-month debt service payments commencing October 2026. Based on the aggregate of the twelve-month debt service payments commencing

A-2-144

Mortgage Loan No. 10 — 600 Vine

November 2017, the UW NCF DSCR is 2.04x and based on the average debt service over the remaining term of the loan, the UW NCF DSCR is 1.61x. See “Annex G-600 Vine Amortization Schedule” in the Prospectus.
(3)	Following the lockout period, on any date before June 5, 2027, the 600 Vine Borrower has the right to defease the 600 Vine Whole Loan or to prepay the all or any portion of the 600 Vine Whole Loan, provided that the 600 Vine Borrower also pays an amount equal to the greater of the yield maintenance premium or 1.0% of the then-outstanding principal balance (the prepayment premium). The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last 600 Vine Whole Loan note to be securitized or (ii) August 30, 2021. The 600 Vine Whole Loan is prepayable without penalty on or after June 5, 2027.
(4)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.
(5)	For a more detailed description of pari passu and mezzanine debt, please refer to “The Loan” and “Additional Debt” below.
(6)	Vacant space includes 5,942 SF of dark space for which Cole + Russell Architects is still paying rent.
(7)	Represents the trailing twelve month period ending May 31, 2017.
(8)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(9)	600 Vine was previously securitized in JPMCC 2014-FL6.

The Loan. The 600 Vine loan, which is part of a larger split whole loan, is secured by a first mortgage lien on a 30-story, 578,893 SF, Class A office building located in Cincinnati, Ohio. The 600 Vine Whole Loan has an outstanding principal balance as of the Cut-off Date of approximately $52,797,856, evidenced by two notes identified as Note A-1 and Note A-2.

Note A-1 is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2 is currently held by Natixis and is expected to be contributed to one or more future securitizations. The holder of Note A-1 will be the controlling noteholder of the 600 Vine Whole Loan. The trustee of the CSAIL 2017-CX10 Commercial Mortgage Trust, as the holder of Note A-1, will be entitled to exercise all of the rights of the controlling noteholder with respect to the 600 Vine Whole Loan; however, the holder of Note A-2, will be entitled, under certain circumstances, to consult with respect to certain major decisions. The 600 Vine Whole Loan will be serviced pursuant to the terms of the pooling and servicing agreement governing the CSAIL 2017-CX10 Commercial Mortgage Trust.

Note A-1 accrues interest at the same rate as Note A-2 and is entitled to payments of interest and principal on a pro rata and pari passu basis with Note A-2, as and to the extent described under “Description of the Mortgage Pool—The Whole Loans” in the Prospectus. The Loan has a 10-year term and amortizes on a 30-year schedule.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$36,000,000	$35,998,538	CSAIL 2017-CX10	Y	Y
Note A-2	16,800,000	16,799,318	Natixis	N	N
Total	$52,800,000	$52,797,856

600 Vine Total Debt Capital Structure

(1)	Based on an “as-is” appraised value of $71.0 million as of August 1, 2017 per the appraisal.
(2)	Based on the UW NOI of $5,478,528.

A-2-145

Mortgage Loan No. 10 — 600 Vine

(3)	The UW NCF DSCR of the 600 Vine Whole Loan is based on underwritten NCF of approximately $4.6 million and aggregate debt service payable for the 12-month period commencing October 2026 on the principal balance of the 600 Vine Whole Loan, as set forth in the non-standard amortization schedule set forth in Annex G to the Prospectus. The UW NCF DSCR of the mezzanine loan is calculated based on the aggregate debt service payable for the 600 Vine Whole Loan and the mezzanine loan for the 12 month period commencing October 2026.
(4)	The UW NCF DSCR of the 600 Vine Whole Loan, based on underwritten NCF of approximately $4.6 million and aggregate debt service payable for the twelve-month period commencing November 2017 on the principal balance of the 600 Vine Whole Loan, as set forth in the non-standard amortization schedule set forth in Annex G to the Prospectus, is 2.04x.
(5)	Implied Equity is based on the “as-is” appraised value of $71.0 million, less total debt balance as of Cut-off Date of $58,700,000.

The Borrower. The borrower is Hertz Center at 600 Vine, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the 600 Vine Borrower delivered a non-consolidation opinion in connection with the origination of the 600 Vine Whole Loan.

The Sponsors. The non-recourse carve-out guarantors are Sarah Rachel Gordon, Isaac Hertz and William Z. Hertz, who are the principals of the Hertz Investment Group. The Hertz Investment Group is a national real estate investment and management company currently headquartered in Woodland Hills, California. The company’s business plan focuses its acquisition strategy towards secondary central business districts and state capitals. Since its founding in 1977 by Judah Hertz, the company has grown to own and manage approximately 20.0 million SF of commercial real estate.

The Property. The property is a 30-story Class A high-rise office building comprised of approximately 578,893 SF in the Cincinnati, Ohio central business district. The property is situated at the northeast corner of the intersection of Vine Street and East Sixth Street directly north of Fountain Square, with accessibility from four of the area’s major interstate highways including Interstates 71, 74, 75, and 471. Additionally, the property is located one block west of an area called Restaurant Row that has a diverse variety of restaurants. The ground floor colonnade opens into a 3-story glass-enclosed lobby, which is characterized by flamed and polished granite, with wood wall covering accents. The property has a five-level subterranean parking garage that provides 449 parking spaces (0.78 per 1,000 SF). The parking garage is accessed via two of the twelve elevators located in two banks of six elevators that also service the office floors. Since July 2012, according to the borrower sponsors, they have invested approximately $1.5 million in various capital expenditures, approximately $4.7 million in tenant improvements and $1.4 million in leasing commissions with an additional $3.4 million in capital improvements planned through 2019. The planned capital improvements include renovating the lobby and modernizing the elevators.

As of July 10, 2017, the property is 80.1% occupied, with a total of 66 suites leased to companies in various industries including legal, real estate, media, insurance, beverage providers and transportation operations. Nearly 70% of the current tenants have been in occupancy at the property since 2010 and approximately 30% of the tenants have been in occupancy at the property since 2007.

The largest tenant at the property, FirstGroup America, leases 102,435 SF (17.7% of the NRA) through March 17, 2024. FirstGroup America has been in occupancy since July 2008 under a 123-months lease that expires in October 2018. In October 2013, the tenant extended the lease term for five years and five months to March 2024. FirstGroup America is a transport operator in the United Kingdom and North America. The company operates five divisions, which are varied by geography, customer base and a mix of contract backed and passenger revenue. According to the FirstGroup America website, the five divisions include First Student, the largest provider of student transportation in North America; First Transit, one of the largest private sector providers of public transit management and contracting in North America; Greyhound, the only national operator of scheduled intercity coach transportation services in the United States and Canada; First Bus, one of the largest bus operators in the United Kingdom, serving towns and cities across the country; and First Rail, one of the United Kingdom’s most experienced rail operators, running every type of service from Cornwall to Scotland. FirstGroup America operates, manages or maintains a combined fleet of 50,000 vehicles and during the last year, around two billion passengers relied on FirstGroup America for commuting. FirstGroup America is listed on the London Stock Exchange and is a constituent of the FTSE 250 Index, with revenues of approximately £5.7bn a year.

A-2-146

Mortgage Loan No. 10 — 600 Vine

The second largest tenant at the property, Ulmer & Berne, LLP, leases 33,264 SF (5.7% of the NRA) through February 28, 2022. Ulmer & Berne, LLP has been in occupancy since March 2002 under its original lease of 6,816 SF on the 27th floor and 16,632 SF. on the 28th floor. In August 2004, the tenant surrendered the 6,816 SF on the 27th floor and leased an additional 16,632 SF on the 29th floor. The term of the lease was also extended for an additional 10 years with the current lease expiring in February 2022. Ulmer & Berne, LLP is a law firm in Cincinnati founded in 1908 representing companies in many industries including publicly traded and privately held companies, financial institutions, hedge funds, private equity funds, and nonprofit organizations. The National Law Journal has ranked Ulmer & Berne, LLP as one of the 350 largest firms in the U.S.

The third largest tenant at the property, Cole + Russell Architects, leases 29,577 SF (5.1% of the NRA) through April 30, 2019. Cole + Russell Architects was founded in 1982 and has 60 employees, with 24 licensed architects on staff. The firm has completed more than 100 education projects, including new construction and renovation projects, many for Cincinnati public schools. The company currently has offices in Denver, Dallas, Minneapolis and Seattle and is headquartered in Cincinnati. Cole + Russell Architects specializes in Commercial, K-12 Education, Higher Education, Retail, Housing, Government, hospitality and Senior Living. The property is the headquarter location for Cole + Russell Architects.

The Market. According to the appraisal, the property is located in the heart of the Cincinnati central business district commercial office market within the Cincinnati, OH Metropolitan Statistical Area. The local area contains a vast array of uses as is typical in a downtown corridor, including low-rise retail buildings, both older and newer high-rise office buildings, hotel facilities and department stores. Other local landmarks include the Great American Ballpark, Paul Brown Stadium, U.S. Bank Arena and several other museums and local landmarks found within the Central Business District. According to the appraisal, there is little new supply coming to the market and there is supply coming out of the market as older office buildings are being converted to hotels, multi-family, or mixed-use properties. Available land sites are pretty scarce and there is more development geared towards other uses, particularly multi-family, as the public incentives to develop multi-family units are generally higher than they are to develop office space.

According to a third party market report, as of third quarter 2017, the Cincinnati office market had approximately 34.5 million SF of office inventory with a vacancy of 17.7% and quoted rental rate of $15.61 PSF. According to a third party market report, as of third quarter 2017, the Cincinnati Central Business District submarket had approximately 11.6 million SF of office inventory. The third quarter 2017 quoted rental rate in the submarket is $15.89 PSF, representing a year-over-year increase of $0.41, or 2.6%. The 3Q 2017 vacancy rate for the market is 11.0%, representing a year-over-year improvement of 0.9%.

According to the appraisal, the property’s competitive set consists of the seven properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built	Lease Size (SF)	Initial Rent PSF	Lease Type	Proximity (miles)	Tenant Name
Atrium II	1984	2,328	$13.50	NNN	0.4	CoStar Group
The Executive Building	1908	4,679	$8.75	NNN	0.1	Confidential
Carew Tower	1931	3,257	$15.00	Modified	0.2	Confidential
36 East Seventh Street	1989	3,561	$9.30	NNN	0.1	Confidential
PNC Center	1979	4,410	$13.46	NNN	0.4	Confidential
525 Vine Street	1984	2,731	$10.50	NNN	0.1	Confidential
312 Elm Street	1992	5,925	$12.75	NNN	0.5	Confidential

(1)	Source: Appraisal.

A-2-147

Mortgage Loan No. 10 — 600 Vine

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
76.2%	76.7%	77.9%	80.1%

(1)	Source: Historical occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the July 10, 2017 underwritten rent roll.

Top Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
FirstGroup America	NR / NR / NR	102,435	17.7%	$10.31	20.0%	3/17/2024(3)
Ulmer & Berne, LLP	NR / NR / NR	33,264	5.7	$14.70	9.3	2/28/2022(4)
Cole + Russell Architects	NR / NR / NR	29,577	5.1	$13.40	7.5	4/30/2019
Rendigs, Fry, Kiely & Dennis	NR / NR / NR	25,897	4.5	$11.00	5.4	7/31/2027
Bartlett & Co.	NR / NR / NR	21,113	3.6	$13.12	5.3	4/30/2019
Wood & Lamping	NR / NR / NR	21,113	3.6	$13.78	5.5	5/31/2019
Protective Life Corporation	Baa1 / BBB+ / A-	21,113	3.6	$12.14	4.9	4/30/2021(5)
Conopco, Inc.	A1 / A+ / A+	19,291	3.3	$9.82	3.6	9/30/2021
Coca-Cola North America	Aa3 / AA- / A+	15,701	2.7	$9.08	2.7	1/31/2027(6)
O’Connor Acciani & Levy Co	NR / NR / NR	15,497	2.7	$9.98	2.9	4/30/2024
Total:		305,001	52.7%		67.0%

(1)	Based on the July 10, 2017 underwritten rent roll which includes rent steps of $144,150 through September 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	FirstGroup America has the option to terminate the lease on March 31, 2022 either (i) as to the entire space or (ii) as to 2 contiguous full floors of its space, with written notice no later than March 31, 2021 and a termination fee in the amount of $726,264 in case of termination of the entire space, and in the amount of $331,479 in case of termination with respect to 2 floors.

(4)	Ulmer & Berne, LLP has the option to terminate the lease on March 31, 2019 with 12 months prior written notice, and payment of a termination fee in the aggregate amount of (i) $245,460 and (ii) the unamortized tenant improvement allowance.

(5)	Protective Life Corporation has the right to terminate its lease on November 30, 2018 with 9 months prior written notice and payment of a termination fee in the aggregate amount of (i) the unamortized costs of any broker’s commissions, and (ii) the unamortized leasehold improvements costs to be amortized over the third. Both tenant and landlord have the right to terminate the rental of the conference room at any time by giving the other party 30 days prior written notice.

(6)	Coca-Cola North America has the right to terminate the lease as of the last day of the 84th full calendar month of the term with one-year prior written notice and payment of a termination fee in the aggregate amount of (i) the unamortized costs of any broker’s commissions, (ii) any abated base rent, (iii) the tenant improvement allowance and (iv) (if applicable) the additional allowance.

A-2-148

Mortgage Loan No. 10 — 600 Vine

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring(3)	NRA Expiring	% of NRA Expiring(3)	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant(4)	NAP	115,481	19.9%	NAP	NAP	115,481	19.9%	NAP	NAP
MTM	15	12,707	2.2	$85,995	1.6%	128,188	22.1%	$85,995	1.6%
2017	0	0	0.0	0	0.0	128,188	22.1%	$85,995	1.6%
2018	3	17,349	3.0	215,722	4.1	145,537	25.1%	$301,717	5.7%
2019	8	86,944	15.0	1,120,603	21.2	232,481	40.2%	$1,422,320	27.0%
2020	3	16,855	2.9	177,328	3.4	249,336	43.1%	$1,599,648	30.3%
2021	8	66,644	11.5	761,841	14.4	315,980	54.6%	$2,361,489	44.8%
2022	4	48,326	8.3	645,483	12.2	364,306	62.9%	$3,006,972	57.0%
2023	3	21,374	3.7	277,554	5.3	385,680	66.6%	$3,284,526	62.3%
2024	3	121,868	21.1	1,254,848	23.8	507,548	87.7%	$4,539,374	86.0%
2025	2	2,307	0.4	30,833	0.6	509,855	88.1%	$4,570,207	86.6%
2026	1	12,109	2.1	93,118	1.8	521,964	90.2%	$4,663,325	88.4%
2027	3	56,929	9.8	612,906	11.6	578,893	100.0%	$5,276,231	100.0%
2028 & Beyond(2)	0	0	0.0	0	0.0	578,893	100.0%	$5,276,231	100.0%
Total	53	578,893	100.0%	$5,276,231	100.0%

(1)	Based on the July 10, 2017 underwritten rent roll which includes rent steps of $144,150 through September 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Certain tenants lease multiple suites under same lease.

(4)	Vacant space includes 5,942 SF of dark space for which Cole + Russell Architects is still paying rent.

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	$3,586,425	$4,698,250	$4,953,983	$4,954,805	$5,276,231	$9.11	48.9%
Vacant Income	0	0	0	0	1,171,946	$2.02	10.9%
Gross Potential Rent	$3,586,425	$4,698,250	$4,953,983	$4,954,805	$6,448,177	$11.14	59.8%
Total Reimbursements	3,728,857	3,974,835	3,803,549	4,274,244	4,337,606	$7.49	40.2%
Net Rental Income	$7,315,282	$8,673,085	$8,757,532	$9,229,049	$10,785,783	$18.63	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(1,171,946)	($2.02)	(10.9%)
Other Income(4)	1,239,028	1,216,022	1,208,012	1,172,991	1,172,991	$2.03	10.9%
Effective Gross Income	$8,554,310	$9,889,107	$9,965,544	$10,402,040	$10,786,828	$18.63	100.0%
Total Expenses	$4,765,855	$4,668,529	$5,083,255	$5,304,764	$5,308,300	$9.17	49.2%
Net Operating Income	$3,788,454	$5,220,578	$4,882,289	$5,097,276	$5,478,528	$9.46	50.8%
Total TI/LC, Capex/RR	0	0	0	0	862,550	$1.49	8.0%
Net Cash Flow	$3,788,454	$5,220,578	$4,882,289	$5,097,276	$4,615,977	$7.97	42.8%

(1)	Represents the trailing twelve month period ending May 31, 2017.

(2)	Rents in Place is underwritten based on the July 10, 2017 rent roll and includes rent steps of $144,150 through September 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Other Income has been underwritten based on the TTM.

A-2-149

Mortgage Loan No. 10 — 600 Vine

Property Management. The property is managed by Hertz Investment Group, LLC, an affiliate of the sponsors.

Escrows and Reserves. At origination, the borrower deposited $4,500,000 for tenant improvements and leasing commissions, $1,802,722 for deferred maintenance, $456,181 for annual real estate taxes, $324,855 for initial tenant-specific TI/LC reserve, $37,082 for free rent reserve and $23,308 for annual insurance premiums.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equals to $152,060.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equals to $5,827.

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $11,578 for replacement reserves.

TI/LC Reserves – The borrower is also required to escrow monthly $36,181 into TI/LC reserve (the “Required Deposit”) and $24,121 into TI/LC reserve (the “Regular Deposit”, together with the Required Deposit, the “Ongoing TI/LC Reserve”). The Ongoing TI/LC Reserve, together with $4,500,000 upfront TI/LC reserve is subject to a reserve cap in an amount of $3,000,000 and a reserve floor in an amount of $1,000,000. As a result, at the origination of the 600 Vine Mortgage Loan, no monthly Ongoing TI/LC Reserve is required to be deposited. In addition, on each payment date through and including the payment date occurring in September, 2020, the applicable amount ranging from $62,885 to $87,450 defined in 600 Vine Whole Loan documents (the “Special TI/LC Reserve”) is required to be deposited. The collection of Special TI/LC Reserve is not subject to the cap or floor.

Lockbox / Cash Management. The 600 Vine Whole Loan is structured with a hard lockbox and in place cash management. The 600 Vine Whole Loan requires all rents to be transmitted directly into a lockbox account controlled by the lender (including, without limitation, by sending tenant direction letters to all tenants at origination/new lease execution). All funds in the lockbox account are required to be swept on each business day to a cash management account controlled by the lender, and applied and disbursed in accordance with the 600 Vine Whole Loan documents. If a Cash Trap Period (as defined below) is occurring, excess cash is required to be held as additional security for the 600 Vine Whole Loan. Upon the termination of any Cash Trap Period, excess cash will no longer be required to be held by the lender and, provided that no event of default has occurred and is continuing, all amounts then on deposit in the cash collateral reserve account will be disbursed to the 600 Vine Borrower.

A “Cash Trap Period” will commence upon: (i) an event of default under the 600 Vine Whole Loan documents; (ii) the failure by the 600 Vine Borrower, after the end of a calendar quarter, to maintain the debt service coverage ratio of at least 1.10x, (iii) a Primary Tenant Sweep Period (as defined below), or (iv) the occurrence of a mezzanine loan event of default; and will end (u) if the loan and all other obligations under the 600 Vine Whole Loan documents have been repaid in full; (v) there has been a full defeasance of the loan; (w) with respect to clause (i) above, if the lender has accepted a cure of such event of default; (x) with respect to clause (ii) above, if for three consecutive calendar months since the commencement of the existing Cash Trap Period (A) no event of default under the 600 Vine Whole Loan documents has occurred, (B) no event that constitutes another Cash Trap Period has occurred, and (C) the debt service coverage ratio is at least equal to 1.10x; (y) with respect to clause (iii) above, a Primary Tenant Sweep Period has terminated and no event that triggers another Cash Trap Period has occurred; (z) and with respect to clause (iv) above, a mezzanine loan default revocation notice has been received by the lender. Notwithstanding the foregoing, a Cash Trap Period shall not be deemed to expire in the event a Cash Trap Period then exists for any other reason.

A-2-150

Mortgage Loan No. 10 — 600 Vine

A “Primary Tenant Sweep Period” will commence upon (i) any termination of, or receipt by the 600 Vine Borrower of a notice to terminate, the FirstGroup America lease, and thereafter the lease of any acceptable replacement tenant occupying all or substantially all of FirstGroup America premises; (ii) FirstGroup America, and thereafter any acceptable replacement tenant occupying all or substantially all of the FirstGroup America premises becoming the subject of a bankruptcy action; (iii) FirstGroup America, and thereafter any acceptable replacement tenant occupying all or substantially all of the FirstGroup America premises “going dark” in 50% or more of the its premises, or (iv) the occurrence of any monetary or material nonmonetary default (beyond any applicable notice and/or cure period) under the FirstGroup America lease, and thereafter the lease of any acceptable replacement tenant occupying all or substantially all of FirstGroup America premises, or (v) the date that is the earlier of (A) the date upon which FirstGroup America, and thereafter any acceptable replacement tenant occupying all or substantially all of the FirstGroup America premises, delivers to the 600 Vine Borrower a written notice or otherwise indicates its intention to terminate its lease or to not renew its lease in accordance with the terms of its lease or (B) twelve months prior to the expiration date of such lease.

Additional Debt. In addition to Note A-1, the property is also security for the pari passu Note A-2. A $5.9 million mezzanine loan was provided in connection with the financing of the property and is secured by mezzanine loan borrower’s equity interest in the borrower and is conterminous with the 600 Vine Whole Loan. The mezzanine loan has a coupon of 11.2500% and amortized based on a non-standard amortization schedule. Including the mezzanine loan, the Cut-off Date LTV is 82.7% and the UW NOI Debt Yield is 9.3%. The UW NCF DSCR calculated based on aggregate debt service payable for the 600 Vine Whole Loan and the mezzanine loan for the 12 month period commencing October 2026 is 1.19x.

A-2-151

Mortgage Loan No. 11 — 300 Montgomery

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.5%	Net Rentable Area (SF)(3):	192,574
Loan Purpose:	Refinance	Location:	San Francisco, CA
Borrowers:	Downtown Properties VII, LLC; 300 Montgomery Associates	Year Built / Renovated:	1918 & 1941 / 2015
Sponsor:	Downtown Properties Holdings, LLC	Occupancy:	87.9%
Interest Rate:	3.5700%	Occupancy Date:	7/19/2017
Note Date:	8/23/2017	Number of Tenants:	44
Maturity Date:	9/5/2027	2014 NOI(4):	$3,049,281
Interest-only Period:	120 months	2015 NOI(4):	$4,102,630
Original Term:	120 months	2016 NOI(4):	$5,311,125
Original Amortization:	None	TTM NOI(4)(5):	$5,461,022
Amortization Type:	Interest Only	UW Economic Occupancy:	88.1%
Call Protection:	L(26),YM1(87),O(7)	UW Revenues:	$9,739,155
Lockbox:	Hard	UW Expenses:	$3,391,504
Additional Debt(1):	Yes	UW NOI(6):	$6,347,651
Additional Debt Balance(1):	$36,000,000	UW NCF:	$6,108,859
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(3)(7):	$119,600,000 / $621
Additional Future Debt Permitted(2):	Yes – Mezzanine	Appraisal Date:	5/24/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(3):	$343
Taxes:	$76,794	Springing	N/A	Maturity Date Loan / SF(3):	$343
Insurance:	$59,011	Springing	N/A	Cut-off Date LTV(7):	55.2%
Replacement Reserve:	$0	Springing	N/A	Maturity Date LTV(7):	55.2%
TI/LC Reserve:	$1,420,026	Springing	N/A	UW NOI DSCR:	2.66x
				UW NCF DSCR:	2.56x
				UW NOI Debt Yield:	9.6%
				UW NCF Debt Yield:	9.3%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Mortgage Loan	$66,000,000	100.0%	Payoff Existing Debt	$31,979,916	48.5%
			Return of Equity	31,842,739	48.2
			Upfront Reserves	1,555,831	2.4
			Closing Costs	621,513	0.9
Total Sources	$66,000,000	100.0%	Total Uses	$66,000,000	100.0%

(1)	The 300 Montgomery loan is part of a larger split whole loan evidenced by two pari passu promissory notes with an aggregate original principal balance of $66,000,000 (collectively, “300 Montgomery Whole Loan”). The financial information presented in the chart above is based on the Cut-off Date balances of 300 Montgomery Whole Loan.

A-2-152

Mortgage Loan No. 11 — 300 Montgomery

(2)	The borrowers may obtain a mezzanine loan, from an institutional investor acceptable to the lender, secured by a pledge of all of the direct ownership interests in the borrowers upon satisfaction of certain terms and conditions which include, without limitation, (i) the combined loan-to-value ratio on the origination date of the mezzanine loan and the 300 Montgomery Whole Loan does not exceed 80.0%; (ii) the combined debt service coverage ratio is not less than 1.50x, (iii) the lender receives a rating agency confirmation from Fitch, S&P and KBRA that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the CSAIL Series 2017-CX10 Certificates and (iv) the mezzanine lender enters into an intercreditor agreement in form and substance reasonably acceptable to the lender and the rating agencies for the CSAIL Series 2017-CX10 Certificates.

(3)	The net rentable area (“NRA”) excludes 12,892 SF of un-leasable mezzanine space that the sponsor may convert to common area for tenants. The Appraised Value/Per SF, Cut-off Date Loan / SF and Maturity Date Loan / SF are calculated based on NRA excluding the 12,892 of un-leasable mezzanine space.

(4)	The increase in TTM NOI from 2014 NOI is primarily due to the lease up of creative spaces including Suite 1200 (formerly unusable space) to Ripple Labs, Inc. (“Ripple Labs”) in August 2014 and Suite 900 to Fundbox, Inc. (“Fundbox”) in January 2016. The sponsor has spent approximately $5.1 million over the last four years to modernize the property and meet the demands of San Francisco’s tenant base in order to achieve higher rent on creative build-out spaces.

(5)	Represents the trailing twelve month period ending June 30, 2017.

(6)	UW NOI includes $862,669 in rent steps through September 2018 and rent averaging through the lease term for US Bank totaling $58,516.

(7)	The hypothetical appraised value without the mezzanine space described in footnote (3) is $111.1 million, which results in a Cut-off Date LTV and Maturity Date LTV of 59.4%.

The Loan. The 300 Montgomery loan, which is part of a larger split whole loan is secured by a first mortgage lien on a 192,574 SF Class B office property located at 300 Montgomery Street in San Francisco, California. The 300 Montgomery Whole Loan has an outstanding principal balance as of the Cut-off Date of $66.0 million, which is evidenced by two notes identified as Note A-1 and Note A-2.

Note A-2 is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-1 was contributed to the CSAIL 2017-CX9 Commercial Mortgage Trust. The holder of Note A-1 is the controlling noteholder of the 300 Montgomery Whole Loan. The trustee of the CSAIL 2017-CX9 Commercial Mortgage Trust, as the holder of Note A-1 (or, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder), will be entitled to exercise all of the rights of the controlling noteholder with respect to the 300 Montgomery Whole Loan; however, the holder of Note A-2, will be entitled, under certain circumstances, to consult with respect to certain major decisions. The 300 Montgomery Whole Loan will be serviced pursuant to the terms of the pooling and servicing agreement governing the CSAIL 2017-CX9 Commercial Mortgage Trust.

Note A-2 accrues interest at the same rate as Note A-1 and is entitled to payments of interest and principal on a pro rata and pari passu basis with Note A-1, as and to the extent described under “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$36,000,000	$36,000,000	CSAIL 2017-CX9	Y	Y
Note A-2	30,000,000	30,000,000	CSAIL 2017-CX10	N	N
Total	$66,000,000	$66,000,000

The Borrowers. The borrowing entities for the loan are Downtown Properties VII, LLC, a bankruptcy-remote, single-purpose Delaware limited liability company that owns the leased fee interest, and 300 Montgomery Associates, a single purpose California limited partnership that owns the leasehold interest. Both borrowing entities are owned by Downtown Properties Holdings, LLC.

The Sponsor. The loan’s nonrecourse carve-out guarantor is Downtown Properties Holdings, LLC, an affiliate of Gaw Capital Partners, a Hong Kong-based real estate private equity firm founded in 2005 by brothers Goodwin Gaw and Kenneth Gaw. Downtown Properties Holdings, LLC has been managing real estate assets in the United States (Los Angeles and San Francisco, California) and the United Kingdom since 1995 and has over $2.0 billion in gross assets under management including 2.5 million SF of office buildings, over 1,000 hotel rooms, two 18-hole golf courses and a ski resort. According to its balance sheet dated December 31, 2016, Downtown Properties Holdings, LLC has total assets of approximately $524.1 million including approximately $26.9 million in cash and approximately $469.4 million in real estate investments.

A-2-153

Mortgage Loan No. 11 — 300 Montgomery

The Property. The property is a twelve-story, multi-tenanted, Class B office building totaling 192,574 SF, situated on an entire city block of approximately 0.6 acre at 300 Montgomery Street in San Francisco, California. Originally constructed in 1918, the property features a historic façade with colonnades at ground level and has been renovated over the years. The property has marble covered walls and glazed gold-leaf ceilings with suspended bronze fixtures. Floorplates range from 11,429 SF to 20,699 SF. The ground floor features a US Bank branch and a Walgreens retail store, as well as a large marble lobby that provides access to the upper floor office spaces. US Bank is located at the corner of California Street and Montgomery Street, and has pedestrian access from the street as well as from the office lobby. Walgreens Co. (“Walgreens”) is located at the corner of Montgomery Street and Pine Street and is accessed from the street. In addition, there is 24-hour security and nearby parking. Several of the office suites were modernized to meet the demands of the San Francisco tenant base including open, loft-like creative space, which commands a rent premium. Approximately 42,750 SF (22.2% of the NRA) have been renovated in such a manner.

The sponsor purchased the property in 1971 and has since invested approximately $17.3 million in capital improvements, in addition to the approximately $5.0 million in tenant improvements. Approximately $5.1 million has been spent on capital improvement over the past four years alone, including elevator renovation and modernization and common area renovations.

As of July 19, 2017, the property was 87.9% leased by 44 tenants. The property features a tenant mix of government, education, financial, legal, technology, and professional services sectors among others. No tenant represents more than 7.7% of NRA. Additionally, the building features 12,892 SF of vacant mezzanine space, which is not currently marketed for lease and is excluded from the NRA.

The largest tenant at the property, Ripple Labs, leases two suites totaling 14,749 SF (7.7% of the NRA) through August 31, 2019 and October 31, 2020. Ripple Labs has been at the property since 2014 but, due to its expansion, Ripple Labs had a 30,000 SF requirement that could not be accommodated at the property. Ripple Labs moved across the street to the Russ Building in May 2017 and subleases one of its two suites at the property to HackerOne, Inc. and the other one to Grovo Learning, Inc. through the remainder of the lease term. Ripple Labs is a technology company that developed the Ripple payment protocol and exchange network to create a monetary system that was decentralized and enabled individuals and communities to create their own money. The second largest tenant at the property, Consulate General of Brazil, leases 13,000 SF (6.8% of the NRA) through May 31, 2022 with one, five-year extension option remaining. The Consulate General of Brazil in San Francisco has been at the property since 2009 and provides Brazilian nationals and U.S. citizens or foreign nationals residing in the United States with passport and visa services. The Brazilian government is rated Ba2/BB/BB by Moody’s, S&P and Fitch, respectively. The third largest tenant at the property, ELS Educational Services, Inc. (“ELS”), leases 12,303 SF (6.4% of the NRA) through June 30, 2024 with one, five-year extension option remaining. ELS provides English language training in the United States through various language centers. The company was originally founded as a creator and publisher of educational materials, but its current focus is on teaching. ELS has over 80 locations around the world including 54 in the United States, two in Canada, one in Australia and one in India. ELS is a fully-owned subsidiary of Berlitz Language, Inc., a part of Berlitz International, Inc. ELS is headquartered in Princeton, New Jersey and is accredited by the Accrediting Council for Continuing Education and Training. ELS has operated a training facility at the property since 2014.

The Market. The property is located in the heart of the financial district in downtown San Francisco, California, and is situated on an entire block between California Street and Pine Street, at the intersection of Montgomery Street and California Street.

A-2-154

Mortgage Loan No. 11 — 300 Montgomery

The property is located in the financial district office submarket and features access to public transportation lines, including the BART-Embarcadero (Bay Area Rapid Transit) train station, which is located four blocks west, the Ferry Building Terminal and the California Street cable car line. Additionally, the property is within walking distance of certain San Francisco destinations including the Union Square shopping district, Westfield San Francisco Centre shopping mall, Rincon Park, several museums and AT&T Park, home of the San Francisco Giants major league baseball team. The property is also expected to benefit from the completion of the Transbay Transit Center, a mass-transit hub that is expected to connect eight Bay Area counties through 11 transportation systems including the BART, AC Transit, Amtrak, Caltrain and California’s planned high speed rail system. The Transbay Transit Center consists of two primary components, with the first phase expected to be completed in December 2017. The first phase will include construction of the above-ground portion of the new Transit Center, the below-grade rail levels and the bus ramp connecting the Transit Center to the San Francisco – Oakland Bay Bridge. A timeline has not yet been provided for the construction of phase two, which includes the downtown rail extension. According to the Transbay Joint Powers Authority, the larger development, which is located approximately 0.7 miles southwest of the property, is expected to include 4,400 residential units, approximately 100,000 SF of new retail space and an approximately 6.0 million SF office tower. The project is also expected to feature City Park, a 5.4- acre rooftop public park with a variety of activities and amenities including an open area amphitheater, gardens, open grass areas and restaurant and café. The property is also expected to benefit from the future San Francisco Central Subway expansion that will extend the Muni Metro T Third Line to provide a direct transit link between the Bayshore and Mission Bay areas to SoMa, downtown, and Chinatown.

According to a third party research report, the property is located in in the financial district office submarket of Downtown San Francisco. As of the second quarter of 2017, the financial district office submarket had approximately 29.9 million SF of office inventory with a vacancy of 9.9% and average asking rents of $58.94 PSF. The average contractual rent at the property is currently 18.0 % below the appraiser concluded market rent of $60.88 PSF on a modified gross basis.

According to the appraisal, the property’s competitive set consists of the six properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total NRA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Anchor Tenants
300 Montgomery	1918 & 1941 / 2015	192,574(2)	$55.02(2)	87.9%(2)	N/A	Ripple Labs, Consulate General of Brazil, ELS
The Mills Building	1892 / 2003	459,617	$59.50	93.7%	0.1	Pocket Gems
Pacific Bank Building	1920 / 2010	136,791	$57.00	99.6%	0.1	Juniper Square
601 Montgomery Street	1979 / NAV	233,628	$55.00	96.2%	0.2	Anderies and Comes
300 California Street	1948 / NAV	122,600	$60.00	91.9%	0.1	Lystable
550 Kearny Street	1975 / 1981	193,011	$64.00	100.0%	0.2	BTR Capital
115 Sansome Street	1913 / 1993	117,000	$72.00	85.8%	0.1	M Moser Architects

(1)	Source: Appraisal.

(2)	Based on the July 19, 2017 underwritten rent roll.

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
89.5%	95.1%	91.7%	87.9%

(1)	Source: Historical occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year. The increase in occupancy from 2013 to Current is primarily because the property was undergoing lease-up after the most recent renovation.

(2)	Based on the July 19, 2017 underwritten rent roll. Two tenants, Zappetini Properties (1,264 SF) and Clay Street Capital, Inc. (793 SF) vacated their space in 2017. Two tenants, Michael Brooks Carroll (2,036 SF) and Robert Belluomini, Attorney (1,358 SF) are currently under MTM leases and are excluded from current occupancy.

A-2-155

Mortgage Loan No. 11 — 300 Montgomery

Top Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
Ripple Labs(3)	NR / NR / NR	14,749	7.7%	$68.31	10.8%	Various
Consulate General of Brazil(4)	Ba2 / BB / BB	13,000	6.8%	$43.26	6.0%	5/31/2022
ELS(5)	NR / NR / NR	12,303	6.4%	$46.36	6.1%	6/30/2024
Delagnes, Mitchell & Linder	NR / NR / NR	10,753	5.6%	$56.39	6.5%	8/31/2025
Walgreens Co.	Baa2 / BBB / BBB	9,441	4.9%	$71.87	7.3%	12/31/2021
Pennbrook Insurance Services(6)	NR / NR / NR	9,333	4.8%	$36.50	3.7%	2/28/2019
US Bank	A1 / A+ / AA	8,866	4.6%	$86.60	8.2%	2/28/2027
Fundbox	NR / NR / NR	8,346	4.3%	$75.32	6.8%	12/31/2020
BSA Architects	NR / NR / NR	6,655	3.5%	$34.50	2.5%	2/28/2019
Captain401	NR / NR / NR	6,061	3.1%	$62.83	4.1%	10/31/2020
Total:		99,507	51.7%		62.0%

(1)	Based on the July 19, 2017 underwritten rent roll which includes rent steps of $822,194 through September 2018 and rent averaging through the lease term for US Bank totaling $58,516.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Ripple Labs leases two suites, Suite 1200 (11,429 SF) through August 31, 2019 and Suite 1130 (3,320 SF) through October 31, 2020 but vacated both in May 2017. Ripple Labs subleases Suite 1200 to HackerOne, Inc. at $73.00 PSF and Suite 1130 to Grovo Learning, Inc. at $71.00 PSF.

(4)	In the event diplomatic relations between the United States and Brazil are terminated, suspended or otherwise interrupted, or the Government of Brazil closes its San Francisco Consulate (and does not re-open the Consulate) during the last four years of its lease, Consulate General of Brazil has the option to terminate its lease with 180 days’ prior written notice and a payment of a termination fee equal to the unamortized tenant improvement and leasing commission costs.

(5)	ELS has the right to terminate its lease at any time after the 84th full calendar month of the term with one-year notice and payment of a termination fee equal to four months base rent in the 10th lease year ($215,107) plus the unamortized balance of the tenant improvements, plus cost of brokerage commission, and legal fees paid in connection with negotiation and execution of lease and the initial 45-day base rent abatement. The lease is guaranteed by Berlitz Languages, Inc.

(6)	Pennbrook Insurance Services subleases four cubicle offices for $5,000 per month.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	23,323	12.1%	NAP	NAP	23,323	12.1%	NAP	NAP
MTM	1	1,515	0.8	$96,430	1.0%	24,838	12.9%	$96,430	1.0%
2017	2	4,698	2.4	203,371	2.2	29,536	15.3%	$299,801	3.2%
2018	7	13,435	7.0	649,257	7.0	42,971	22.3%	$949,058	10.2%
2019	8	40,033	20.8	2,000,166	21.5	83,004	43.1%	$2,949,224	31.7%
2020	17	48,379	25.1	2,813,315	30.2	131,383	68.2%	$5,762,539	61.9%
2021	5	15,259	7.9	1,042,410	11.2	146,642	76.1%	$6,804,949	73.1%
2022	1	13,000	6.8	562,380	6.0	159,642	82.9%	$7,367,329	79.1%
2023	0	0	0.0	0	0.0	159,642	82.9%	$7,367,329	79.1%
2024	1	12,303	6.4	570,368	6.1	171,945	89.3%	$7,937,698	85.2%
2025	1	10,753	5.6	606,362	6.5	182,698	94.9%	$8,544,059	91.8%
2026	0	0	0.0	0	0.0	182,698	94.9%	$8,544,059	91.8%
2027	1	8,866	4.6	767,796	8.2	191,564	99.5%	$9,311,855	100.0%
2028 & Beyond(2)	0	1,010	0.5	0	0.0	192,574	100.0%	$9,311,855	100.0%
Total	44	192,574	100.0%	$9,311,855	100.0%

A-2-156

Mortgage Loan No. 11 — 300 Montgomery

(1)	Based on the July 19, 2017 underwritten rent roll which includes rent steps of $822,194 through September 2018 and rent averaging through the lease term for US Bank totaling $58,516.

(2)	2028 & Beyond includes 1,010 SF of building management and conference room.

Operating History and Underwritten Net Cash Flow

	2014	2015(1)	2016(2)	TTM(3)	Underwritten(4)	PSF	%(5)
Rents in Place	$5,822,367	$6,984,205	$8,256,786	$8,576,591	$9,311,855	$48.35	84.6%
Vacant Income	0	0	0	0	1,314,941	$6.83	12.0%
Free Rent Adjustments	(102,644)	(71,348)	(55,574)	(123,217)	0	$0.00	0.0%
Gross Potential Rent	$5,719,723	$6,912,857	$8,201,213	$8,453,374	$10,626,796	$55.18	96.6%
Total Reimbursements	368,514	384,932	413,298	447,171	376,748	$1.96	3.4%
Net Rental Income	$6,088,238	$7,297,789	$8,614,510	$8,900,545	$11,003,544	$57.14	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(1,314,941)	($6.83)	(12.0%)
Other Income	47,305	46,914	48,931	50,552	50,552	$0.26	0.5%
Effective Gross Income	$6,135,543	$7,344,703	$8,663,441	$8,951,097	$9,739,155	$50.57	88.5%
Total Expenses	$3,086,262	$3,242,074	$3,352,316	$3,490,075	$3,391,504	$17.61	34.8%
Net Operating Income(6)	$3,049,281	$4,102,630	$5,311,125	$5,461,022	$6,347,651	$32.96	65.2%
Total TI/LC, Capex/RR	0	0	0	0	238,792	$1.24	2.5%
Net Cash Flow	$3,049,281	$4,102,630	$5,311,125	$5,461,022	$6,108,859	$31.72	62.7%

(1)	The increase in 2015 NOI from 2014 NOI is primarily due to the leased up in particular Suite 1200 (formerly unusable space) to Ripple Labs in August 2014, totaling $685,740 in 2015.

(2)	The increase in 2016 NOI from 2015 NOI is primarily due to the leased up in particular Suite 900 to Fundbox in January 2016, totaling $592,566.

(3)	Represents the trailing twelve month period ending June 30, 2017.

(4)	Rents in Place is underwritten based on the June 19, 2017 rent roll and includes rent steps of $822,194 through September 2018 and rent averaging through the lease term for US Bank totaling $58,516.

(5)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(6)	The increase of Net Operating Income since 2014 is also because the sponsor has spent approximately $5.1 million over the last four year to modernize the property and meet the demands of San Francisco’s tenant base, and achieve higher rent on creative build-out spaces.

A-2-157

Mortgage Loan No. 12 — Garden Multifamily Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSP	Single Asset / Portfolio:	Portfolio of 15 Properties
Original Principal Balance(1):	$29,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$29,333,985	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	3.4%	Net Rentable Area (Units):	1,192
Loan Purpose:	Refinance	Location:	Various, Various
Borrowers(2):	Various	Year Built / Renovated:	Various / NAP
Sponsor:	Alfons Melohn	Occupancy:	94.1%
Interest Rate:	5.0100%	Occupancy Date:	8/1/2017
Note Date:	5/12/2017	Number of Tenants:	NAP
Maturity Date:	6/6/2027	2014 NOI:	$4,913,953
Interest-only Period:	None	2015 NOI:	$5,146,740
Original Term:	120 months	2016 NOI:	$5,319,714
Original Amortization:	360 months	TTM NOI(5):	$5,295,896
Amortization Type:	Balloon	UW Economic Occupancy:	94.4%
Call Protection(3):	L(29), Def(87), O(4)	UW Revenues:	$9,224,847
Lockbox(4):	Springing	UW Expenses:	$3,922,703
Additional Debt(1):	Yes	UW NOI:	$5,302,144
Additional Debt Balance(1):	$28,000,000	UW NCF:	$4,944,544
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Unit:	$80,160,000 / $67,248
Additional Future Debt Permitted:	No	Appraisal Date(6):	Various

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Units:	$47,967
Taxes:	$263,448	$75,271	N/A	Maturity Date Loan / Units:	$39,670
Insurance:	$210,417	$21,042	N/A	Cut-off Date LTV:	71.3%
Replacement Reserves:	$0	$29,800	N/A	Maturity Date LTV:	59.0%
Deferred Maintenance:	$987,776	$0	N/A	UW NOI DSCR:	1.43x
Environmental Reserve:	$78,375	$0	N/A	UW NCF DSCR:	1.33x
				UW NOI Debt Yield:	9.3%
				UW NCF Debt Yield:	8.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$57,500,000	98.8%	Payoff Existing Debt	$55,404,684	95.2%
Borrower Equity	716,087	1.2	Upfront Reserves	1,540,015	2.6
			Closing Reserves	1,271,388	2.2

Total Sources	$58,216,087	100.0%	Total Uses	$58,216,087	100.0%
(1)	The Garden Multifamily Portfolio loan is a part of a whole loan evidenced by six pari passu notes with an aggregate original principal balance of $57.5 million (“Garden Multifamily Portfolio Whole Loan”). The financial information presented in the chart above reflects the Cut-off Date balance of the Garden Multifamily Portfolio Whole Loan.

(2)	The loan has 18 borrowers, which are each special purpose entities. For a detailed description, please refer to “The Borrowers” below.

(3)	The lockout period will be at least 29 payments beginning with and including the first payment date of July 6, 2017. Defeasance of the full $57.5 million Garden Multifamily Portfolio Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes the last note of

A-2-158

Mortgage Loan No. 12 — Garden Multifamily Portfolio

the Garden Multifamily Portfolio Whole Loan to be securitized. Additionally, partial defeasance of the Garden Multifamily Portfolio Whole Loan is permitted in connection with a partial release of a property in accordance with the Garden Multifamily Portfolio Whole Loan Documents.

(4)	In-place cash management will take effect upon, (i) an event of default; (ii) DSCR falling below 1.20x at the end of any calendar quarter.

(5)	Represents the trailing twelve-month period ending July 31, 2017.

(6)	Appraisal dates for the properties range from February 3, 2017 to February 9, 2017.

The Loan. The Garden Multifamily Portfolio loan, is a $29.5 million first mortgage loan secured by the fee interest in a 1,192 unit portfolio of 15 garden style multifamily properties located across the United States. The Garden Multifamily Portfolio Whole Loan has an outstanding principal balance as of the Cut-off Date of $57,176,411 and is comprised of six pari passu notes, each as described below. The controlling note, A-1, is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust along with Note A-4 and A-5. The loan has a 10-year term and will amortize on a 30-year schedule.

Partial Release. Partial release of any of the fifteen properties is permitted after the date that is the earlier to occur of (i) three years after origination and (ii) two years after securitization of the last remaining note of the Garden Multifamily Portfolio Whole Loan, and, among other conditions as outlined in the Garden Multifamily Portfolio Whole Loan documents, (i) payment of 125.0% of the allocated loan amount of the property to be released, (ii) DSCR of the remaining property equal to or greater than the greater of (a) 1.36x or (b) DSCR immediately prior to release; (iii) LTV no greater than the lesser of (a) 71.7% or (b) LTV of all properties prior to the release; (iv) Debt Yield of the remaining property equal to or greater than the greatest of (a) 8.8% or (b) Debt Yield of all properties prior to release.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$16,000,000	$15,909,958	CSAIL 2017-CX10	Y	Y
Note A-2	18,000,000	17,898,703	CSAIL 2017-C8	N	N
Note A-3	6,000,000	5,966,234	BSP	N	N
Note A-4	6,750,000	6,712,013	CSAIL 2017-CX10	N	N
Note A-5	6,750,000	6,712,013	CSAIL 2017-CX10	N	N
Note A-6	4,000,000	3,977,489	BSP	N	N
Total	$57,500,000	$57,176,411

The Borrowers. The borrowing entities for the Garden Multifamily Portfolio Whole Loan are Ashgrove Apartments Of Jefferson County, Ltd., and Hayfield Park Apartments Of Boone County, Ltd., each a Kentucky limited partnership, Beckford Place Apartments Of The Plains, Ltd., Camellia Court Apartments Of Columbus, Ltd., Camellia Court Apartments Of Columbus, II, Ltd., Forsythia Court Apartments Of Columbus, Ltd., Meadowood Apartments Of Warrick County, Ltd., Ridgewood Apartments Of Bedford, Ltd., Laurelwood Court Apartments Of Bedford, Ltd., Slate Run Apartments Of Bedford, Ltd., each an Ohio limited liability partnership, Foxhaven Apartments Of Stark County, L.L.C., and River Glen Apartments Of Reynoldsburg II LLC, each an Ohio limited liability partnership, Empirian Carleton Court LLC, CRSI SPV 96, LLC, CRSI SPV 59, LLC, and Tabor Ridge Apartments LLC, each a Delaware limited liability company, Elmwoods Apartments Of Marietta, Ltd. (L.P.), a Georgia Limited Partnership, and Wood Trail Apartments Of Newnan, Ltd. (L.P.), a Georgia Limited Partnership, each a Georgia limited liability partnership. All borrowing entities are individually a special purpose entity. All borrowing entities are in part owned and managed by the sponsor, Alfons Melohn, with no borrowing entity being less than 48.0% owned by Alfons Melohn.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Alfons Melohn. Alfons Melohn has over 35 years of real estate experience and is the owner-operator of The Melohn Group, a real estate company founded by Mr. Melohn’s grandfather in the 1950’s and is based in New York. As of year-end 2016 according to Mr. Melohn, he maintains a real estate portfolio with varying interests in 35 real estate assets worth an estimated $280.6 million.

A-2-159

Mortgage Loan No. 12 — Garden Multifamily Portfolio

The Properties. The collateral is comprised of 15 Class B/C garden-style multifamily properties located across the U.S. that were built between 1981 and 1989, totaling 1,192 units. As of August 1, 2017, the portfolio was 94.1% leased and has had an average occupancy of 93.0% from 2008 to 2016. Since 2014, according to the sponsor, approximately $2.3 million in capital expenditure was invested into the properties and was used to make interior improvements, such as cabinet replacement, appliance updates, and lighting updates, and to maintain the property externally, through concrete, asphalt and roof repairs, among other improvements.

A summary of the Garden Multifamily Portfolio properties is provided below:

Portfolio Summary(1)

#	Property	Location	Units	Year Built	Allocated Loan Amount(2)	% of Portfolio Allocated Loan Amount(2)	Appraised Value	Underwritten Net Cash Flow	% of NCF
1	Carleton	Ann Arbor, MI	103	1985	$6,200,000	10.8%	$8,400,000	$582,718	11.8%
2	River Glen	Reynoldsburg, OH	113	1987	5,990,000	10.4	8,000,000	501,278	10.1%
3	Foxhaven	Canton, OH	107	1986	3,970,000	6.9	6,600,000	321,491	6.5%
4	Tabor Ridge	Berea, OH	97	1986	4,800,000	8.3	6,600,000	408,605	8.3%
5	Ridgewood	Bedford, IN	98	1984	4,700,000	8.2	6,100,000	436,155	8.8%
6	Camellia	Columbus, OH	104	1981	3,275,000	5.7	5,600,000	262,516	5.3%
7	Hayfield	Burlington, KY	86	1987	3,960,000	6.9	5,360,000	344,946	7.0%
8	Laurel	Ypsilanti, MI	68	1989	3,500,000	6.1	4,700,000	324,928	6.6%
9	Wood Trail	Newnan, GA	61	1984, 1985	3,450,000	6.0	4,700,000	320,897	6.5%
10	Forsythia	Westerville, OH	60	1984	3,000,000	5.2	4,200,000	260,294	5.3%
11	Ashgrove	Louisville, KY	60	1985	3,050,000	5.3	4,150,000	282,292	5.7%
12	Beckford	The Plains, OH	60	1982	2,950,000	5.1	4,100,000	240,759	4.9%
13	Slate Run	Bedford, OH	62	1984	3,015,000	5.2	4,050,000	184,636	3.7%
14	Meadowood	Newburgh, IN	65	1985	2,940,000	5.1	4,000,000	223,284	4.5%
15	Elmwood	Marietta, GA	48	1984	2,700,000	4.7	3,600,000	249,749	5.1%
Total/Wtd. Avg.:			1,192		$57,500,000	100.0%	$80,160,000	$4,944,544	100.0%

(1)	Source: Appraisal.
(2)	Allocated Loan Amounts and % of Portfolio Allocated Loan Amounts are based on the Garden Multifamily Portfolio Whole Loan amount of $57.5 million.

Portfolio Unit Mix(1)

Property Name	No. of Units	% of Total	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate	Monthly Market Rental Rate PSF
Studio	187	15.7%	288	$471	$1.64	$487	$1.69
One Bedroom, One Bath	837	70.2	576	$614	$1.07	$636	$1.10
Two Bedroom, One Bath	121	10.2	864	$756	$0.88	$768	$0.89
Two Bedroom, Two Baths	46	3.9	864	$815	$0.94	$837	$0.97
Three Bedroom, One Bath	1	0.1	576	$0	$0.00	$1,150	$2.00
Total/Wtd. Avg.	1,192	100.0%	571	$613	$1.07	$634	$1.11

(1)	Source: Appraisal.

A-2-160

Mortgage Loan No. 12 — Garden Multifamily Portfolio

The Market. The properties in the Garden Multifamily Portfolio are located across nine separate markets and 14 separate submarkets. According to a third party market research provider, across the submarkets, the fourth quarter 2016 vacancy rate within the Class B/C multifamily submarket average is 3.0% and average asking rent is $735.

Details regarding the market and submarket positioning of the Garden Multifamily Portfolio properties are provided below:

Market Rents and Vacancy

Property	City	State	Occupancy(1)	Market(2)	Submarket(2)	Inventory(2)	Vacancy(2)	Asking Rent
Carleton	Ann Arbor	MI	96.1%	Detroit	Ann Arbor	13,297	0.9%	$991
River Glen	Reynoldsburg	OH	98.2%	Columbus	Whitehall/Gahanna	14,421	4.4%	$650
Foxhaven	Canton	OH	90.7%	Canton	Canton	NAV	2.6%	$627
Tabor Ridge	Berea	OH	99.0%	Cleveland	Strongsville/Brook Park	5,252	2.9%	$687
Ridgewood	Bedford	IN	96.9%	Bloomington	Bloomington	NAV	5.3%	$770
Camellia	Columbus	OH	90.4%	Columbus	Southeast	5,713	3.2%	$617
Hayfield	Burlington	KY	89.5%	Cincinnati	Northern Kentucky	7,451	1.8%	$701
Laurel	Ypsilanti	MI	95.6%	Detroit	Ann Arbor	13,297	0.9%	$991
Wood Trail	Newnan	GA	96.7%	Atlanta	South Fulton	23,778	3.7%	$714
Forsythia	Westerville	OH	98.3%	Columbus	Westerville	3,301	1.8%	$822
Ashgrove	Louisville	KY	96.7%	Louisville	South Central	7,694	2.3%	$613
Beckford	The Plains	OH	90.0%	Columbus	Columbus	80,759	3.1%	$719
Slate Run	Bedford	OH	88.7%	Cleveland	Bedford	10,400	2.8%	$677
Meadowood	Newburgh	IN	86.2%	Evansville	Evansville	NAV	5.2%	$648
Elmwood	Marietta	GA	97.9%	Atlanta	Marietta	15,737	2.7%	$879
Total/Wtd. Avg.			94.1%				3.0%	$735

(1)	Based on the underwritten rent roll dated August 1, 2017.
(2)	Source: Third party market data provider.

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten	PSF	%(2)
Rents in Place	$8,387,626	$8,518,434	$8,662,985	$8,767,832	$8,884,152	$7,453.15	94.5%
Vacant Income	0	0	0	0	0	$0.00	0.0%
Gross Potential Rent	$8,387,626	$8,518,434	$8,662,985	$8,767,832	$8,884,152	$7,453.15	94.5%
Total Reimbursements(3)	451,065	474,772	495,586	518,259	518,259	$434.78	5.5%
Net Rental Income	$8,838,691	$8,993,206	$9,158,571	$9,286,091	$9,402,411	$7,887.93	100.0%
(Vacancy/Collection Loss)	(969,038)	(740,287)	(633,531)	(669,724)	(783,432)	($657.24)	-8.3%
Other Income(4)	736,403	724,397	649,532	605,868	605,868	$508.28	6.4%
Effective Gross Income	$8,606,056	$8,977,316	$9,174,572	$9,222,235	$9,224,847	$7,738.97	98.1%
Total Expenses	$3,692,103	$3,830,576	$3,854,858	$3,926,339	$3,922,703	$3,290.86	42.5%
Net Operating Income	$4,913,953	$5,146,740	$5,319,714	$5,295,896	$5,302,144	$4,448.11	57.5%
Total TI/LC, Capex/RR	357,600	357,600	357,600	357,600	357,600	$300.00	3.9%
Net Cash Flow	$4,556,353	$4,789,140	$4,962,114	$4,938,296	$4,944,544	$4,148.11	53.6%

(1)	TTM column represents the trailing 12-month period ending July 31, 2017.
(2)	% column represents the percentage of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of fields.
(3)	Total Reimbursements represent utility reimbursement income from tenants.
(4)	Other Income includes pet fees, move-in fees, short term rent premiums, late fees, furniture rental and other miscellaneous items.

A-2-161

Mortgage Loan No. 13 — 333 North Bedford

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$29,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$28,844,126	Property Type - Subtype:	Mixed Use – Retail/Office/Warehouse
% of Pool by IPB:	3.4%	Net Rentable Area (SF):	611,954
Loan Purpose:	Refinance	Location:	Mount Kisco and Bedford, NY
Borrower:	DP 21, LLC	Year Built / Renovated:	1957 / 2007-2014
Sponsors:	James A. Diamond; William E. Diamond	Occupancy:	90.0%
Interest Rate:	3.7800%	Occupancy Date:	7/1/2017
Note Date:	8/4/2016	Number of Tenants:	21
Maturity Date:	8/10/2026	2014 NOI:	$6,329,468
Interest-only Period:	None	2015 NOI:	$6,630,288
Original Term:	120 months	2016 NOI:	$6,351,790
Original Amortization:	360 months	TTM NOI(2):	$6,010,015
Amortization Type:	Balloon	UW Economic Occupancy:	89.8%
Call Protection:	L(39),Def(77),O(4)	UW Revenues:	$8,234,062
Lockbox:	Hard	UW Expenses:	$2,469,285
Additional Debt:	Yes	UW NOI(3):	$5,764,777
Additional Debt Balance(1):	$30,000,000	UW NCF:	$5,422,082
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$94,700,000 / $155
Additional Future Debt Permitted:	No	Appraisal Date:	7/27/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$95
Taxes:	$15,703	$120,633	N/A	Maturity Date Loan / SF:	$77
Insurance:	$127,612	$10,634	N/A	Cut-off Date LTV:	61.4%
Replacement Reserves:	$0	$5,100	N/A	Maturity Date LTV:	49.5%
TI/LC:	$1,500,000	Springing	$1,500,000	UW NOI DSCR:	1.74x
Deferred Maintenance:	$860,966	$0	N/A	UW NCF DSCR:	1.63x
Primary Tenant Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	9.9%
				UW NCF Debt Yield:	9.3%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Mortgage Loan	$59,500,000	100.0%	Payoff Existing Debt	$40,686,576	68.4%
			Return of Equity	15,168,714	25.5
			Upfront Reserves	2,504,280	4.2
			Closing Costs	1,140,429	1.9
Total Sources	$59,500,000	100.0%	Total Uses	$59,500,000	100.0%

(1)	The 333 North Bedford loan is a part of a larger split whole loan evidenced by two pari passu notes with an aggregate original principal balance of $59.5 million (collectively, the “333 North Bedford Whole Loan”). The financial information presented in the chart above reflects the Cut-off Date balance of the 333 North Bedford Whole Loan.
(2)	Represents trailing twelve months ending June 30, 2017.
(3)	The decrease in UW NOI is primarily due to a former tenant The Wine Enthusiast, (18.6% of net rentable area) vacating its space in 2016.

A-2-162

Mortgage Loan No. 13 — 333 North Bedford

The Loan. The 333 North Bedford loan, which is part of a larger split whole loan, is a first mortgage loan secured by borrower’s fee simple interest in a 611,954 SF mixed-use building located in Mount Kisco and Bedford, New York. The 333 North Bedford Whole Loan has an outstanding principal balance as of Cut-off Date of approximately $58,177,135, which is comprised of two pari passu notes, identified as Note A-1 and Note A-2.

The non-controlling Note A-2 is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. The controlling Note A-1 was contributed to the Wells Fargo Commercial Mortgage Trust 2016-NXS6. As the holder of Note A-1, the related trustee (or, prior to the occurrence and continuance of a control termination event under the related servicing agreement, the directing certificateholder for the WFCM 2016-NXS6 transaction) is entitled to exercise all of the rights of the controlling noteholder with respect to the 333 North Bedford Whole Loan. The holder of Note A-2 is entitled, under certain circumstances, to consult with the controlling noteholder with respect to certain major decisions. The loan has a 10-year term and will amortize on a 30-year schedule.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$30,000,000	$29,333,009	WFCM 2016-NXS6	Y	Y
Note A-2	29,500,000	$28,844,126	CSAIL 2017-CX10	N	N
Total	$59,500,000	$58,177,135

The Borrower. The borrowing entity for the loan is DP 21, LLC, a New York limited liability company and special purpose entity. The borrowing entity is owned by Diamond Properties, LLC (73.25%), various investors with no single investor owning more than a 7% interest in the borrower (25.75%) and 333 NBR Corp., the managing member, (1.0%). James A. Diamond and William E. Diamond each own 50% of the managing member and Diamond Properties, LLC.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are James A. Diamond and William E. Diamond. James A. Diamond and William E. Diamond are the founders of Diamond Properties LLC. Since its founding in 1993, Diamond Properties, LLC has acquired 67 properties, including office, warehouse, retail and residential properties and land, in seven states including New York, Pennsylvania, Connecticut, Ohio and Maryland. Diamond Properties LLC currently owns 49 properties, totaling in excess of 6.25 million square feet.

The Property. The property is a 611,594 SF a mixed-used property consisting of recreation space (22.3% of NRA), retail (19.7% including health club spaces), flex space (16.8% of NRA), self-storage (14.7% of NRA), warehouse (11.8% of NRA), and office (5.5% of NRA), known as The Park at Mount Kisco located in Mount Kisco and Bedford, New York. The property was constructed in 1957 as a single tenant distribution facility, which was reconfigured to a multi-tenanted facility from 2006-2008. The property features 20.5-foot clear ceiling heights, 9 loading docks, 17 drive-in bays, and 31.5-foot column by 31.5-foot column spacing. The property is situated on approximately 37.4 acres and contains 799 surface parking spaces (1.3 spaces per 1,000 SF of rentable area). The property is located approximately 35 miles north of New York City.

The largest tenant at the property, Grand Prix New York Racing, LLC, (“Grand Prix”) leases 117,942 SF (19.3% of the NRA) through December 2024. Grand Prix subleases 17,200 SF to Spins Bowl, LLC (“Spins Bowl”). Grand Prix is an indoor go-cart operation providing entertainment to both private and corporate clients offering high-end racing programs to private groups for a variety of events including birthdays, club outings, and bar mitzvahs in the evenings and on weekends. The facility includes two race tracks, corporate meeting rooms, business facilities and other supporting services such as a themed café, a 6,000 SF arcade area which includes a bouncy house and toddler town and racing equipment store. As a partial sub-tenant, Spins Bowl operates a bowling alley with 12 family lanes for public use with large projection videos screens playing music across the entire center and a private VIP event room with seven lanes that include lounges. Spins Bowl has locations in New York (5) and Ohio (3). The sponsors have a 53% ownership interest in Grand Prix New York Racing, LLC and 87% ownership interest in Spins Bowl, LLC.

A-2-163

Mortgage Loan No. 13 — 333 North Bedford

The second largest tenant, Safe Havens Partners, LLC leases 90,031 SF (14.7% of the NRA) through May 2022. The third largest tenant, Safe Haven Auto Storage, LLC, leases 60,000 SF (9.8% of the NRA) through June 2020. Both Safe Havens Partners, LLC and Safe Haven Auto Storage, LLC operate as Safe Havens Self Storage (“Safe Haven”) which is a full service self-storage center comprising 591 units. Founded in 1987, Safe Haven Self Storage offers various climate-controlled self-storage units ranging from 5x5 to 10x20, along with a full indoor loading dock large enough for an 18 wheeler. Safe Haven offers a wide assortment of boxes and packing materials for its moving and storage customers. Safe Haven operates one other location in Elmsford, New York. The sponsor has a 75% ownership interest in Safe Havens Partners, LLC.

The fourth largest tenant, Photo File, Inc. leases 42,881 SF (7.0% of the NRA) through March 2020. Photo File was founded in 1987, when it was granted a license for retail photography by Major League Baseball and the Major League Baseball Players Association. Today, Photo File is the largest manufacturer of licensed sports photography. The company is licensed by the MLB, NBA, WNBA, NHL, NFL, CLC, WWE and MLS and their respective player associations, as well thousands of individual athletes. Photo File is also licensed by thousands of individuals and organizations, including Muhammad Ali, Babe Ruth, Joe Namath, Vince Lombardi, and Marvel Comics. The property serves as the headquarters for Photo File.

The property benefits from its location along North Bedford Road, which is the main commercial corridor in the area, and is improved with a number of small free-standing retail strips, shopping centers, office buildings and several auto dealerships. Primary access to the location is provided by Interstate 684 and Route 117. Interstate 684 is a north/south highway that runs through Westchester County and is located approximately 3.5 miles from the property. Route 117 extends south to Bedford Road and provides direct access to Interstate 684. The region is served by LaGuardia, JFK and Westchester County airports.

The Market. The property is located in Mount Kisco and Bedford, New York in Westchester County which is approximately 35 miles north of New York City in Hudson Valley which encompasses several metropolitan statistical areas. Westchester County is located in the southeastern portion of New York State directly north of New York City and is bordered by Hudson River on the west and Connecticut’s Fairfield County on the east. Westchester covers an area of 450 square miles consisting of 48 municipalities. Westchester County is located approximately 10 miles north of Midtown Manhattan, which is home to numerous businesses as well as headquarters for Fortune 500 corporations.

The property is located within the northernmost section of Mount Kisco and extends over the town line into Bedford. Mount Kisco is often referred to as “the commercial hub” of northern Westchester, as residents from surrounding towns and municipalities come to shop at the village’s stores. The property is located along North Bedford Road which extends approximately 2.5 miles northward from the center of Mount Kisco into Bedford. North Bedford Road is the main commercial corridor in the area and is improved with a number of free-standing retail strips, mid-sized shopping centers, free-standing stores, office buildings and several auto dealerships. Retailers located along North Bedford Road include a Target anchored retail center, Staples, and T.J. Maxx. Downtown Mount Kisco includes a number of national retailers such as Ann Taylor, Starbucks, Sleepy’s, Banana Republic, Gap, Baby Gap, Kids Gap, and Rite Aid Pharmacy. According to a third party market research report, the 2017 estimated population in Mount Kisco and Bedford is 11,333 and 17,792, respectively, with a 2017 estimated average household income of $112,544 and $195,997, respectively.

According to the appraisal, the property is located in the Westchester County industrial and office market and the North Market industrial and office submarket. As of second quarter 2017, the Westchester County industrial market contained 37.0 million SF of industrial space within 1,469 buildings with an overall vacancy rate of 5.3% and asking rents of $13.68 PSF. As of second quarter 2017, the North industrial market contained 2.2 million SF within 78 buildings with an overall vacancy rate of 9.0% and asking rents of $15.98 PSF. The North office market contained 5.2 million SF of office space with an overall vacancy rate of 41.3% and asking rents of $22.15 PSF. According to the appraisal, the property’s competitive set consists of the ten properties detailed in the table below.

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Mortgage Loan No. 13 — 333 North Bedford

Competitive Flex/Industrial Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Anchor Tenants
203 Ridgewood Drive	1986 / N/A	32,000	$14.50	NAV	16.0	SolarCity Corp.
718 South Fulton Avenue	1920 / N/A	24,000	$13.00	NAV	28.0	N/A
10 Hermann Place	2016 / N/A	121,883	$12.72	NAV	24.1	Federal Express
404 Fieldcrest Drive	1996 / N/A	78,674	$10.50	NAV	15.1	Federal Express
518-520 Franklin Avenue	1960 / N/A	22,500	$12.75	NAV	27.8	N/A

(1)	Source: Appraisal.

Competitive Office Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Anchor Tenants
45 Knollwood Drive	1982 / N/A	2,409	$22.00	NAV	16.0	LN Capital Corp.
200 Business Park Drive	1987 / N/A	2,600	$20.00	NAV	9.2	Xchange Insurance
355 Main Street	1976 / N/A	1,012	$23.75	NAV	9.1	TPG Enterprises
342-358 Downing Drive	1986 / N/A	2,320	$21.00	NAV	8.6	Better Homes and Gardens R.E.
115 Wall Street	1940 / N/A	1,957	$20.00	NAV	13.5	Work Irish Dance

(1)	Source: Appraisal.

Historical and Current Occupancy(1)

2013	2014	2015	2016	Current(2)
96.9%	98.8%	100.0%	90.5%	90.0%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the July 2017 underwritten rent roll.

Top Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
Grand Prix New York Racing, LLC	NR / NR / NR	117,942	19.3%	$8.90	14.7%	12/31/2024
Safe Havens Partners, LLC	NR / NR / NR	90,031	14.7	$8.33	10.5	5/31/2022
Safe Haven Auto Storage, LLC	NR / NR / NR	60,000	9.8	$10.25	8.6	6/30/2020
Photo File, Inc.	NR / NR / NR	42,881	7.0	$14.32	8.6	3/31/2020
Saw Mill Club East	NR / NR / NR	42,693	7.0	$18.87	11.3	12/31/2020
C&C North America	NR / NR / NR	31,454	5.1	$14.07	6.2	3/31/2018
Target Corporation	A2 / A / A-	27,609	4.5	$12.67	4.9	12/31/2018
Dunphey & Associates Supply Co Inc.	NR / NR / NR	26,231	4.3	$10.14	3.7	4/30/2022
IAT Interactive LLC	NR / NR /NR	23,769	3.9	$11.66	3.9	MTM
RJMK Park LLC	NR / NR / NR	18,486	3.0	$11.85	3.1	1/31/2020
Total:		481,096	78.6%		75.7%

(1)	Based on the underwritten rent roll, including rent increases occurring through August 31, 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

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Mortgage Loan No. 13 — 333 North Bedford

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	61,265	10.0%	NAP	NAP	61,265	10.1%	NAP	NAP
MTM	1	23,769	3.9	$277,162	4.3%	85,034	13.9%	$277,162	4.3%
2017	0	0	0.0	0	0.0	85,034	13.9%	$277,162	4.3%
2018	3	71,164	11.6	961,466	15.0	156,198	25.5%	$1,238,628	19.4%
2019	5	27,051	4.4	379,884	5.9	183,249	29.9%	$1,618,512	25.3%
2020	6	180,121	29.4	2,453,323	38.4	363,370	59.4%	$4,071,835	63.7%
2021	0	0	0.0	0	0.0	363,370	59.4%	$4,071,835	63.7%
2022	3	122,843	20.1	1,138,196	17.8	486,213	79.5%	$5,210,031	81.5%
2023	0	0	0.0	0	0.0	486,213	79.5%	$5,210,031	81.5%
2024	1	117,942	19.3	1,049,106	16.4	604,155	98.7%	$6,259,137	97.9%
2025	0	0	0.0	0	0.0	604,155	98.7%	$6,259,137	97.9%
2026	0	0	0.0	0	0.0	604,155	98.7%	$6,259,137	97.9%
2027 & Beyond	2	7,800	1.3	133,945	2.1	611,955	100.0%	$6,393,081	100.0%
Total	21	611,954	100.0%	6,393,081	100.0%

(1)	Based on the July 2017 underwritten rent roll. Rent includes base rent and rent increases occurring through August 31, 2018.
(2)	Certain tenants may have lease expiration options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	$6,475,101	$6,901,321	$6,698,058	$6,244,797	$6,393,081	$10.45	69.7%
Vacant Income	0	0	0	0	725,856	$1.19	7.9%
Gross Potential Rent	$6,475,101	$6,901,321	$6,698,058	$6,244,797	$7,118,937	$11.63	77.7%
Total Reimbursements	$2,028,386	$2,109,966	$2,080,067	$1,836,627	$2,046,833	$3.34	22.3%
Net Rental Income	$8,503,486	$9,011,288	$8,778,125	$8,081,424	$9,165,770	$14.98	100.0%
(Vacancy/Collection Loss)(4)	0	0	0	0	(938,885)	($1.53)	(10.2%)
Other Income(5)	47,286	1,283	7,176	19,497	7,176	$0.01	0.1%
Effective Gross Income	$8,550,772	$9,012,571	$8,785,301	$8,100,921	$8,234,062	$13.46	89.8%
Total Expenses	$2,221,304	$2,382,282	$2,433,511	$2,090,907	$2,469,285	$4.04	30.0%
Net Operating Income	$6,329,468	$6,630,288	$6,351,790	$6,010,015	$5,764,777	$9.42	70.0%
Total TI/LC, Capex/RR	0	0	0	0	342,695	$0.56	4.2%
Net Cash Flow	$6,329,468	$6,630,288	$6,351,790	$6,010,015	$5,422,082	$8.86	65.8%

(1)	Represents the trailing twelve month period through June 30, 2017.
(2)	Rents in Place includes base rent and rent increases occurring through August 31, 2018.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Based on the actual economic occupancy.
(5)	Other income includes late fees, miscellaneous revenue and office repairs & maintenance.

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Mortgage Loan No. 14 — Miracle Mile

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSP	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$28,000,000	Title:	Fee & Leasehold
Cut-off Date Principal Balance(1):	$28,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	3.3%	Net Rentable Area (SF):	298,694
Loan Purpose(5):	Acquisition	Location:	Monroeville, PA
Borrower:	PZ Miracle GL LLC	Year Built / Renovated:	1954 / 2006
Sponsor:	M & J Wilkow, Ltd.	Occupancy:	97.7%
Interest Rate:	4.3400%	Occupancy Date:	9/7/2017
Note Date:	9/7/2017	Number of Tenants:	32
Maturity Date:	10/6/2027	2014 NOI:	$4,971,868
Interest-only Period:	60 months	2015 NOI:	$5,424,399
Original Term:	120 months	2016 NOI:	$5,599,676
Original Amortization:	360 Months	TTM NOI(4):	$5,832,178
Amortization Type:	IO-Balloon	UW Economic Occupancy:	95.0%
Call Protection(2):	L(25),Def(90),O(5)	UW Revenues:	$7,414,737
Lockbox(3):	Hard	UW Expenses:	$1,987,287
Additional Debt(1):	Yes	UW NOI:	$5,427,450
Additional Debt Balance(1):	$28,000,000	UW NCF:	$5,069,017
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$80,600,000 / $270
Additional Future Debt Permitted:	No	Appraisal Date:	8/3/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$187
Taxes:	$219,223	$109,612	N/A	Maturity Date Loan / SF:	$171
Insurance:	$34,928	$4,990	N/A	Cut-off Date LTV:	69.5%
Replacement Reserves:	$0	$4,978	$179,216	Maturity Date LTV:	63.4%
TI/LC:	$0	$24,891	$896,082	UW NOI DSCR:	1.62x
Engineering:	$30,250	$0	N/A	UW NCF DSCR:	1.52x
Lease Sweep Reserve:	$0	Springing	$3,000,000	UW NOI Debt Yield:	9.7%
				UW NCF Debt Yield:	9.1%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$56,000,000	69.8%	Purchase Price	$78,000,000	97.3%
Sponsor Equity	24,190,877	30.2	Closing Costs	1,906,476	2.4
			Upfront Reserves	284,401	0.4

Total Sources	$80,190,877	100.0%	Total Uses	$80,190,877	100.0%

(1)	The Miracle Mile loan was co-originated by BSP and JPMorgan Chase Bank, National Association (“JPMCB”). The Miracle Mile loan is a part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance of $56.0 million (“Miracle Mile Whole Loan”). The financial information presented in the chart above reflects the Cut-off Date balance Miracle Mile Whole Loan.

(2)	The lockout period will be at least 25 payments beginning with an including the first payment date of November 6, 2017. Defeasance of the Miracle Mile Whole Loan is permitted at any time after the date that is the earlier of three years after loan origination or two years after the closing date of the securitization that

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Mortgage Loan No. 14 — Miracle Mile

includes the last note of the Miracle Mile Whole Loan to be securitized. However, the borrower will be permitted to prepay a portion of the Miracle Mile Whole Loan during the lockout period if the debt service coverage ratio falls below 1.15x, in an amount necessary to achieve a debt service coverage ratio equal to or greater than 1.15x. Any such prepayment must be accompanied by a yield maintenance charge.
(3)	The Miracle Mile Whole Loan is structured with a hard lockbox and in-place cash management.

(4)	Represents the trailing twelve month period ending July 31, 2017.

(5)	The Miracle Mile Property was previously securitized in CGCMT 2007-C6. For additional disclosures on this previous securitization, please refer to the “Prospectus” herein.

The Loan. The Miracle Mile loan is part of a $56.0 million first mortgage loan secured by the ground leasehold estate and the fee simple interest in a 298,694 SF anchored retail center located in Monroeville, Pennsylvania.

The Miracle Mile Whole Loan has an outstanding principal balance as of the Cut-off Date of $56.0 million that is evidenced by four pari passu promissory notes. The controlling Note A-1 and non-controlling Note A-2, each having an original principal balance of $14.0 million, are being contributed to CSAIL 2017-CX10 transaction. The Non-controlling Note A-3 and Note A-4, each having an original principal balance of $14.0 million, are being held by JPMCB and will be contributed to a future transaction.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$14,000,000	$14,000,000	CSAIL 2017-CX10	Y	Y
Note A-2	14,000,000	14,000,000	CSAIL 2017-CX10	N	N
Note A-3	14,000,000	14,000,000	JPMCB	N	N
Note A-4	14,000,000	14,000,000	JPMCB	N	N
Total	$56,000,000	$56,000,000

The Borrower. The borrowing entity for the Miracle Mile Whole Loan is PZ Miracle GL LLC, a Delaware limited liability company and special purpose entity. The property owner, PZ Miracle Limited Partnership, has 100% ownership interest in the borrowing entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is M & J Wilkow, Ltd. (“M & J”). M & J is a family owned full service real estate investment and operating company founded in 1939 and headquartered in Chicago, Illinois. The company currently owns and manages a portfolio of 38 properties totaling approximately 8.3 million SF with a current estimated market value of approximately $1.7 billion. Further, M & J has a significant existing presence within the greater Pittsburgh market with a total 1.2 million SF of retail and 1.7 million SF of office under ownership in the market.

Since the mid-1980s, in addition to expanding the size of its portfolio, the sponsor has modified its business plan by transforming itself from primarily being long-term investors in stabilized real estate assets with limited management resources to a full service, commercial real estate company providing “value added” services to both affiliated investment companies, as well as third party owners of real estate. The sponsor has co-invested in or acted as fiduciary for numerous institutional clients, including UBS, CALSTRS, Prudential, and GE Capital Real Estate.

The Property. The Miracle Mile property is a 298,694 SF retail center located in Monroeville, Pennsylvania that is anchored by Fitness International LLC (“LA Fitness”) and Marshalls and contains other junior anchors and inline tenants such as OfficeMax, PNC Bank, DSW Shoe Warehouse, Old Navy and La-Z-Boy. 1,424 parking spaces are offered at the property, which equates to 4.8 spaces per 1,000 SF of net rentable area (“NRA”).

The acquisition is structured with a fee and leasehold interest. The property is subject to a ground lease with an affiliated ground lessor, PZ Miracle Limited Partnership, who is the sole member of the borrower, effective through September 2046 and a fixed ground lease payment of $1 throughout the term of the lease.

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Mortgage Loan No. 14 — Miracle Mile

As of September 7, 2017, the property was approximately 97.7% leased by 32 national and regional retail tenants. The largest tenant at the property, Fitness International LLC, known as LA Fitness, leases 45,000 SF (15.1% of the NRA) through February 29, 2024 and has been a tenant at the property since 2008. LA Fitness is a privately-owned American health club chain with over 800 clubs across the United States and Canada. The Miracle Mile branch of LA Fitness underwent an $800,000 renovation last June.

The second largest tenant at the property, Marshalls, leases 31,753 SF (10.6% of the NRA) through January 31, 2022. Marshalls is a chain of American and Canadian off-price department stores owned by TJX Companies. Marshalls has over 975 conventional stores, covering 42 states and Puerto Rico, and 38 stores in Canada. Marshalls is the U.S.’s second largest off-price family apparel and home fashion retailer, behind its sister company, T.J. Maxx. Marshalls has been at the property for approximately 27 years and recently began negotiations with the seller to renew its lease early in order to get additional options.

The third largest tenant at the property, OfficeMax, leases 21,832 SF (7.3% of the NRA) through January 31, 2022. OfficeMax is an American office supplies retailer founded in 1986 and is now a subsidiary of Office Depot, Inc. Office Depot, Inc. reported 2016 annual sales of approximately $11 billion, employed approximately 38,000 employees, and served consumers and businesses in North America and abroad with approximately 1,400 retail stores.

The Miracle Mile property is located off of UW Route 22/William Penn Highway Retail Corridor, which is the primary retail destination in the eastern suburbs of Pittsburgh. Outside of the primary and secondary commercial corridors, development is largely residential in nature.

The Market. The Miracle Mile property is located in the Municipality of Monroeville, Allegheny County, Pennsylvania. Monroeville is approximately 14 miles east of Pittsburgh’s central business district and is part of the eastern suburbs of Allegheny County.

The greater Pittsburgh area benefits from a number of economic drivers encompassing a diversified employment base that includes healthcare, agriculture, manufacturing, education, and insurance services. According to the appraisal, the 2016 population within a one-, three-, and five-mile radius was 7,573, 44,927 and 134,727, respectively. The average household income was $64,751, $71,636 and $70,238, respectively. The appraiser concluded a second quarter of 2017 asking rent of $12.52 PSF and vacancy rate of 2.9% for the Greater Pittsburgh market.

Given the unique mix of commercial/retail/office space, the appraiser assessed competitive set consists of different categories of retail properties detailed in the table below.

Competitive Set Summary(1)

Retail Categories(2)	Year Built	Avg. GLA (SF)	Base Rent PSF	Est. Occ.	Anchor Tenants
Miracle Mile(3)	1954	298,694(4)	$10.00 - $36.00	97.7%(4)	Fitness International LLC (LA Fitness), Marshalls
Fitness Center	1917-2008	344,410	$21.06 - $31.92	98.9%	LA Fitness
Junior Anchor	1958-2008	321,601	$12.35 - $24.48	97.0%	Barnes and Noble, DSW, Marshalls, Best Buy, Office Depot, Gander Mountain
Retail > 5,000 SF	1917-2008	452,999	$14.85 - $23.75	95.5%	Ulta, Crunch Fitness, PA Wine and Spirits, Famous Footwear, Panera Bread, Petsmart
Retail < 5,000 SF	1917-2008	281,991	$20.76 - $31.10	97.3%	Mattress Firm, Cycle Bar, Children’s Place, Verizon, PNC Bank, April Showers
Retail < 2,000 SF	1917-2008	271,300	$29.43 - $40.50	97.2%	Jimmy Johns, Aladdin’s Eatery, Blume Nail, Pittsburgh’s Best JJ’s Inc., European Nails, Luxury Nails
Ground Lease	1958-2010	267,707	$77,350 - $156,250	96.7%	Chili’s, Aldo, Sonic, Huntington Bank, McDonalds

(1)	Source: Appraisal.

(2)	Represents an aggregate of area competitive properties within the area.

(3)	The appraiser concluded to market rent of $110,000/year for pad leases at the property. Two tenants (comprising 2.6% of NRA) at the property are subject to pad leases. Ground lease rents represent lease rents for the pad.

(4)	Based on the underwritten rent roll dated September 7, 2017.

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Mortgage Loan No. 14 — Miracle Mile

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
95.0%	97.0%	99.0%	97.7%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the underwritten rent roll dated September 7, 2017.

Top Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
Fitness International LLC (D.B.A LA Fitness)	B2 / B+ / NR	45,000	15.1%	$25.30	19.5%	2/29/2024
Marshalls	A2 / A+ / NR	31,753	10.6	$10.00	5.4	1/31/2022
OfficeMax	NR / NR / NR	21,832	7.3	$16.00	6.0	1/31/2022
PNC Bank	A3 / A- /A+	20,126	6.7	$25.30	8.7	1/31/2024
DSW Shoe Warehouse	NR / NR / NR	20,000	6.7	$18.11	6.2	6/1/2021
La-Z-Boy	NR / NR / NR	20,000	6.7	$13.00	4.5	11/30/2022
Old Navy	NR / NR / NR	19,100	6.4	$19.36	6.3	1/31/2022
Mattress Warehouse	NR / NR / NR	10,631	3.6	$16.00	2.9	1/31/2025
Five Below	NR / NR / NR	9,139	3.1	$16.00	2.5	1/31/2020
Fortune Star	NR / NR / NR	9,000	3.0	$12.50	1.9	1/31/2024
Total:		206,581	69.2%		64.0%

(1)	Based on the underwritten rent roll dated September 7, 2017.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	7,000	2.3%	NAP	NAP	7,000	2.3%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	7,000	2.3%	$0	0.0%
2017	0	0	0.0	0	0.0	7,000	2.3%	$0	0.0%
2018	1	2,300	0.8	77,548	1.3	9,300	3.1%	$77,548	1.3%
2019	3	5,310	1.8	135,990	2.3	14,610	4.9%	$213,538	3.7%
2020	2	13,639	4.6	236,224	4.1	28,249	9.5%	$449,762	7.7%
2021	5	37,068	12.4	761,438	13.1	65,317	21.9%	$1,211,200	20.8%
2022	8	117,105	39.2	1,862,103	31.9	182,422	61.1%	$3,073,303	52.7%
2023	2	4,250	1.4	112,500	1.9	186,672	62.5%	$3,185,803	54.6%
2024	7	89,197	29.9	2,107,857	36.1	275,869	92.4%	$5,293,659	90.8%
2025	2	14,825	5.0	$271,591	4.7	290,694	97.3%	$5,565,250	95.4%
2026	0	0	0.0	0	0.0	290,694	97.3%	$5,565,250	95.4%
2027 & Beyond	2	8,000	2.7	267,000	4.6	298,694	100.0%	$5,832,250	100.0%
Total	32	298,694	100.0%	$5,832,250	100.0%

(1)	Based on the underwritten rent roll dated September 7, 2017.

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Mortgage Loan No. 14 — Miracle Mile

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten	PSF	%(2)
Rents in Place	$5,294,835	$5,605,211	$5,727,849	$5,922,195	$5,832,250	$19.53	74.9%
Vacant Gross Up	0	0	0	0	158,500	$0.53	2.0%
Percentage Rent	18,365	18,651	23,409	23,409	15,863	$0.05	0.2%
Rent Steps	0	0	0	0	20,000	$0.07	0.3%
Gross Potential Rent	$5,313,200	$5,623,862	$5,751,259	$5,945,604	$6,026,614	$20.18	77.4%
Total Reimbursements	1,656,020	1,725,884	1,827,482	1,857,957	1,758,628	$5.89	22.6%
Net Rental Income	$6,969,220	$7,349,746	$7,578,741	$7,803,561	$7,785,242	$26.06	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(389,262)	($1.30)	(5.0%)
Other Income	21,592	17,460	16,383	18,757	18,757	$0.06	0.2%
Effective Gross Income	$6,990,812	$7,367,206	$7,595,124	$7,822,318	$7,414,737	$24.82	95.2%
Total Expenses	$2,018,945	$1,942,807	$1,995,448	$1,990,140	$1,987,287	$6.65	26.8%
Net Operating Income	$4,971,868	$5,424,399	$5,599,676	$5,832,178	$5,427,450	$18.17	73.2%
Total TI/LC, Capex/RR	0	0	0	0	358,433	$1.20	4.8%
Net Cash Flow	$4,971,868	$5,424,399	$5,599,676	$5,832,178	$5,069,017	$16.97	68.4%

(1)	Represents the trailing twelve month period ending July 31, 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

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A-2-173

Mortgage Loan No. 15 — Totowa Commerce Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Portfolio of 11 Properties
Original Principal Balance(1):	$26,750,000	Title:	Fee
Cut-off Date Principal Balance(1):	$26,750,000	Property Types – Subtypes(3):	Industrial – Flex
% of Pool by IPB:	3.1%	Net Rentable Area (SF):	507,779
Loan Purpose:	Acquisition	Locations:	Totowa, NJ
Borrowers:	Totowa Beacon, LLC; Totowa II LLC; Totowa III, LLC and Totowa IV, LLC	Year Built / Renovated:	Various / NAP
Sponsors:	Jeffrey Greenberg; Steven Greenberg	Current Occupancy(4):	85.5%
Interest Rate:	4.2050%	Occupancy Date:	7/24/2017
Note Date:	9/20/2017	Number of Tenants:	47
Maturity Date:	10/5/2027	2014 NOI:	$4,125,557
Interest-only Period:	60 months	2015 NOI:	$5,098,479
Original Term:	120 months	2016 NOI:	$5,126,942
Original Amortization:	360 months	TTM NOI(5):	$5,179,373
Amortization Type:	IO-Balloon	UW Economic Occupancy(4):	87.1%
Call Protection(2):	L(25),Def (92),O(3)	UW Revenues:	$7,847,766
Lockbox:	Hard	UW Expenses:	$2,812,466
Additional Debt:	Yes	UW NOI:	$5,035,300
Additional Debt Balance(1):	$25,000,000	UW NCF:	$4,696,674
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(6):	$69,150,000 / $136
Additional Future Debt Permitted:	No	Appraisal Date:	8/2/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$102
Taxes:	$0	$117,676	N/A	Maturity Date Loan / SF:	$93
Insurance:	$13,553	$13,553	N/A	Cut-off Date LTV:	74.8%
Replacement Reserves(7):	$0	$7,061	$500,000	Maturity Date LTV:	68.2%
Deferred Maintenance:	$15,438	$0	N/A	UW NOI DSCR:	1.66x
Outstanding TI/LC(7):	$702,638	$21,157	$500,000	UW NCF DSCR:	1.55x
Free Rent:	$83,262	$0	N/A	UW NOI Debt Yield:	9.7%
				UW NCF Debt Yield:	9.1%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Mortgage Loan	$51,750,000	75.5%	Purchase Price	$66,500,000	97.0%
Borrower Equity	16,780,111	24.5	Closing Costs	1,215,221	1.8
			Upfront Reserves	814,891	1.2
Total Sources	$68,530,111	100.0%	Total Uses	$68,530,111	100.0%

(1)	The Totowa Commerce Center loan is part of a larger split whole loan evidenced by two pari passu promissory notes with an aggregate original principal balance of $51,750,000 (collectively, “Totowa Commerce Center Whole Loan”). The financial information presented in the chart above is based on the Cut-off Date balances of the promissory notes comprising the Totowa Commerce Center Whole Loan.

(2)	Following the lockout period, the borrowers can release a portion of the Totowa Commerce Center properties consisting of (i) vacant land that has approximately 30,000 SF of buildability and (ii) the 999 Riverview Drive property, provided that among others: (i) no event of default exists, (ii) the purchaser is not affiliated to the borrowers, (iii) after the partial release, the debt yield is not less than the greater of (x) the debt yield immediately preceding partial release and (y) the debt yield at origination, (iv) after partial release, the loan-to-value ratio is

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Mortgage Loan No. 15 — Totowa Commerce Center

not greater than the lessor of (x) the loan-to-value ratio immediately preceding partial release and (y) the loan-to-value ratio at origination and (v) the borrowers deliver to the lender 115% of the allocated cut-off date balance (identified in the Portfolio Summary chart below) of the release parcel.

(3)	Ten of the properties are industrial flex assets. The 999 Riverview Drive property is a suburban office property.

(4)	The property is 89.4% leased as of July 24, 2017. Most recent occupancy does not include space leased to Atlantic Inertial Systems Inc. (“Atlantic Inertial”) (3.9% of NRA), as the tenant is currently dark.

(5)	Represents trailing twelve months ending June 30, 2017.

(6)	Based upon a portfolio-level appraised value that includes a 5.8-acre vacant land parcel, valued at $750,000.

(7)	On a monthly basis, the borrowers are required to escrow $7,061 for a replacement reserve and $21,157 for TI/LC. The aggregate balance of TI/LC reserve and the replacement reserve is subject to a cap in an amount of $500,000. If the aggregate balance of TI/LC reserve and the replacement reserve falls below $250,000, the borrowers are required to escrow on a monthly basis $21,157 until the cap is met.

The Loan. The Totowa Commerce Center loan, which is part of a larger split whole loan, is a $51.75 million first mortgage loan secured by a fee interest in a 507,779 SF, eleven-property portfolio consisting of ten industrial flex properties and one office property, located in Totowa, New Jersey. The Totowa Commerce Center Whole Loan has an outstanding principal balance of $51,750,000, which is evidenced by two pari passu notes identified as Note A-1 and Note A-2. Note A-1, which is the controlling note, has an outstanding principal balance as of the Cut-off Date of $26,750,000, is being contributed to the CSAIL 2017-CX10 Commercial Mortgage Trust. Note A-2, which has an outstanding principal balance as of the Cut-off date of $25,000,000 is expected to be contributed to the UBS 2017-C5 transaction. The holder of Note A-2 is entitled, under certain circumstances, to consult with the controlling noteholder with respect to certain major decisions. The loan as a 10-year term and will amortize on a 30-year schedule after 5 years of interest only payments.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$26,750,000	$26,750,000	CSAIL 2017-CX10	Y	Y
Note A-2	25,000,000	25,000,000	UBS 2017-C5(1)	N	N
Total	$51,750,000	$51,750,000

(1)	The UBS 2017-C5 transaction is expected to close November 16, 2017.

The Borrowers. The borrowing entities for the loan are Totowa Beacon, LLC, Totowa II LLC, Totowa III, LLC and Totowa IV, LLC, four tenants-in-common, each a Delaware limited liability company. Each tenant-in-common is a single purpose entity. The non-member manager of each borrower, Totowa Commerce Manger, LLC, is indirectly owned and controlled by the guarantors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Totowa Commerce Center Whole Loan.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are Jeffrey Greenberg and Steven Greenberg. The sponsors are the principals of Heritage Capital Group, LLC, a real estate investment and management company that has been in business for over seventy years and three generations. Heritage Capital Group, LLC has invested in properties in more than twenty states ranging across multiple property types. As of June 1, 2017, the sponsors have a total net worth and liquidity of $61.7 million and $16.1 million, respectively.

The Properties. The Totowa Commerce Center properties consist of ten industrial flex properties and one office property located in Totowa, New Jersey. The Totowa Commerce Center properties are 89.4% leased and 85.5% occupied as of July 24, 2017 by 47 tenants. The Totowa Commerce Center properties were built between 1987 and 1999, and, according to the sponsors, they have invested $771,536 in capital expenditures since 2014. The Totowa Commerce Center properties have a granular rent roll, with no tenant accounting for greater than 6.1% of NRA or 7.5% of underwritten base rent on a portfolio basis.

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Mortgage Loan No. 15 — Totowa Commerce Center

The following table represents each property comprising the Totowa Commerce Center properties:

Portfolio Summary

#	Property Name	Allocated Cut-off Date Loan Amount(2)	% of Allocated Cut-off Date Loan Amount	Year Built	Total SF(1)	% Office	Occupancy(3)
1	80-100 Commerce Way	$6,759,616	13.1%	1996	47,294	84.0%	100.0%
2	40 Commerce Way	6,571,107	12.7	1987	50,822	69.0%	100.0%
3	29 Commerce Way	6,539,062	12.6	1990	50,969	63.0%	100.0%
4	One Center Court	6,200,551	12.0	1999	39,245	37.0%	100.0%
5	11 Commerce Way	6,179,167	11.9	1989	47,207	72.0%	100.0%
6	45 Commerce Way	5,770,343	11.2	1992	51,849	51.0%	100.0%
7	999 Riverview Drive	3,832576	7.4	1988	58,191	100.0%	78.4%
8	Two Center Court	3,767,810	7.3	1998	30,600	58.0%	100.0%
9	120-140 Commerce Way	3,239,622	6.3	1994	35,765	72.0%	77.0%
10	60 Commerce Way	1,460,735	2.8	1988	50,943	70.0%	43.6%
11	20 Commerce Way	1,429,411	2.8	1992	44,894	83.0%	46.3%
Total/Wtd. Avg.		$51,750,000	100.0%	1992	507,779	70.2%	85.5%

(1)	Information is based on the underwritten rent roll as of July 24, 2017.

(2)	Based on the Totowa Commerce Center Whole Loan.

(3)	The Totowa Commerce Center properties are 89.4% leased. The most recent occupancy does not include space leased to Atlantic Inertial (3.9% of NRA), as the tenant is currently dark.

The largest tenant in the portfolio, WestRock Converting Co. (“WestRock”) (BBB by S&P / Baa2 stable by Moody’s) leases 30,868 SF (6.1% of the net rentable area). WestRock is a corrugated packaging company and has more than 240 manufacturing facilities, design centers, research labs, and sales offices around the world. Based on the company’s most recent annual report, the company’s net revenue and total assets were reported at $14.2 billion and $23.0 billion, respectively. WestRock leases two spaces at the Totowa Commerce Center properties. WestRock’s has been in occupancy at the One Center Court property since December 27, 2000 and its current lease expires on February 29, 2020 with one three-year renewal option. The tenant has a termination option with a termination date of April 30, 2018 and payment of a termination fee of $104,592. WestRock’s lease at the 29 Commerce Way property commenced on January 1, 2015 and expires on May 31, 2022 with one three year renewal option. The tenant has a termination option with a termination date of May 31, 2020 with notice to be received by landlord no later than May 31, 2019, and payment of a termination fee of $214,658

Cervalis Holdings LLC (“Cervalis”) leases 28,130 SF (5.5% of NRA) through February 28, 2020. Cervalis is a colocation, cloud computing and managed services company, which was acquired by CyrusOne in 2015. The Cervalis division of Cyrus has four data centers throughout the New York Metropolitan Area located in Wappingers Falls, New York; Totowa, New Jersey; Stamford, Connecticut and Norwalk, Connecticut. Based on the company’s 2015 annual report, the company’s net revenue and total assets were reported at $399.3 million and $2.2 billion, respectively. Cervalis’ lease at the 29 Commerce Way property commenced on February 1, 2014 and expires on February 28, 2020, with one five-year renewal option.

Coram Alternate Site Services (“Coram”) leases 26,125 SF (5.1% of NRA) through June 30, 2019. Coram provides infusion care services and is the infusion provider of CVS. Coram has more than 30 years of experience and cares for patients through a national network of 90+ locations, including 70+ infusion suites nationwide. Coram provides infusion therapies and services to more than 45,000 patients each month. CVS (BBB+ by S&P / Baa1 by Moody’s), acquired Coram in 2014. Coram leases 26,125 SF at the 11 Commerce Way property. Coram has been in occupancy since October 3, 1989 at the 11 Commerce Way property and its current lease expires on June 30, 2019, with one five-year renewal option.

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Mortgage Loan No. 15 — Totowa Commerce Center

The Market. The Totowa Commerce Center properties are located in Totowa, New Jersey, which is located within the New York-Jersey City, NY-NJ-PA metropolitan statistical area, approximately 25 miles west of Manhattan, New York. This location provides easy access to the surrounding region via I-80, NJ Turnpike (I-95), the Garden State Parkway, and Routes 46, 3, 19, 21, and 23.

According to a third party research report, the Totowa Commerce Center properties are located in the Northern New Jersey Flex Industrial Market as of the second quarter of 2017. The Northern New Jersey Flex Industrial Market contains 1,614 buildings totaling 63.4 million SF of flex industrial space. The Northern New Jersey Flex Industrial Market reported a vacancy rate of 11.1% and asking rental rates of $12.17 per SF as of second quarter of 2017.

Competitive Flex/Industrial Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Tenant Name
Fairfield Business Center	1974 / N/A	2,895	$10.00	NAV	7.0	Project LLC
Fairfield Business Center	1974 / N/A	8,505	$8.25	NAV	7.0	Sandream Enterprises
17 Madison Road	1979 / N/A	30,792	$8.21	NAV	6.5	Tadbik, NJ
Wayne Business Center	1968 / N/A	1,500	$10.00	NAV	7.4	Trotac Laser

(1)	Source: Appraisal.

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
91.9%	92.6%	90.9%	85.5%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.
(2)	The Totowa Commerce Center properties are 89.4% leased. The most recent occupancy does not include space leased to Atlantic Inertial (3.9% of NRA), as the tenant is currently dark. Occupancy is based on the July 24, 2017 underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
WestRock(3)	Baa2 / BBB / NR	30,868	6.1%	$14.08	7.5%	Various
Cervalis(4)	NR / BB / NR	28,130	5.5%	$12.00	5.8%	2/28/2020
Coram(5)	Baa1 / BBB+ / NR	26,125	5.1%	$13.13	5.9%	6/30/2019
Universal Hospital Services	NA / NA / NA	21,245	4.2%	$16.00	5.9%	6/30/2021
ADT LLC	NA / NA / NA	20,780	4.1%	$12.00	4.3%	8/31/2020
Jack Henry & Associates	NA / NA / NA	20,278	4.0%	$13.00	4.5%	9/30/2019
Atlantic Inertial(6)	NA / NA / NA	19,854	3.9%	$12.50	0.0%	2/28/2022
Thales Defense & Security	NA / NA / NA	18,276	3.6%	$12.50	3.9%	10/31/2018
Canare Corp. of America	NA / NA / NA	16,331	3.2%	$12.67	3.6%	9/30/2021
Patterson Dental Supply	NA / NA /NA	14,649	2.9%	$13.50	3.4%	11/30/2021
Total:		216,536	42.6%		44.8%

(1)	Based on the July 24, 2017 underwritten rent roll, including rent increases occurring through September 2018.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	WestRock’s lease at the One Center Court property expires on February 29, 2020 with one three-year renewal option. The tenant has a termination option with a termination date of April 30, 2018 and payment of a termination fee of $104,592. WestRock’s lease at the 29

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Mortgage Loan No. 15 — Totowa Commerce Center

Commerce Way property expires on May 31, 2022 with one three-year renewal option. The tenant has a termination option with a termination date of May 31, 2020 with notice to be received by landlord no later than May 31, 2019, and payment of a termination fee of $214,658.
(4)	Cervalis has one five-year renewal option

(5)	Coram has one five-year renewal option. The Coram lease is guaranteed by CVS. The above ratings reflect CVS credit ratings.

(6)	Atlantic Inertial is currently dark and paying rent. UW Base Rent does not include rent from the tenant.

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	73,622	14.5%	NAP	NAP	73,622	14.5%	NAP	NAP
MTM	1	2,727	0.5	$36,133	0.6%	76,349	15.0%	$36,133	0.6%
2017	1	2,630	0.5	29,193	0.5	78,979	15.6%	$ 65,326	1.1%
2018	9	64,373	12.7	885,498	15.3	143,352	28.2%	$950,824	16.4%
2019	8	73,066	14.4	1,001,472	17.3	216,418	42.6%	$1,952,296	33.6%
2020	12	123,841	24.4	1,485,565	25.6	340,259	67.0%	$3,437,861	59.2%
2021	7	74,761	14.7	1,014,066	17.5	415,020	81.7%	$4,451,927	76.7%
2022	8	36,721	7.2	571,820	9.9	451,741	89.0%	$5,023,747	86.6%
2023	2	14,398	2.8	172,561	3.0	466,139	91.8%	$5,196,308	89.5%
2024	2	20,359	4.0	305,076	5.3	486,498	95.8%	$5,501,384	94.8%
2025	2	13,681	2.7	212,056	3.7	500,179	98.5%	$5,713,439	98.5%
2026	0	0	0.0	0	0.0	500,179	98.5%	$5,713,439	98.5%
2027 & Beyond	1	7,600	1.5	89,604	1.5	507,779	100.0%	$5,803,043	100.0%
Total	53	507,779	100.0%	$5,803,043	100.0%

(1)	Based on the underwritten rent roll, including rent increases occurring through September 2018.

(2)	Vacant SF Rolling includes space leased to Atlantic Inertial (3.9% of NRA), as the tenant is currently dark.

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten	PSF	%(3)
Rents in Place(2)	$5,572,999	$6,114,211	$6,015,075	$6,046,729	$5,803,043	$11.43	65.1%
Vacant Income	0	0	0	0	1,082,935	$2.13	12.1%
Gross Potential Rent	$5,572,999	$6,114,211	$6,015,075	$6,046,729	$6,885,978	$13.56	77.2%
Total Reimbursements	1,972,782	2,179,111	2,036,079	2,018,888	2,029,711	$4.00	22.8%
Net Rental Income	$7,545,781	$8,293,322	$8,051,154	$8,065,617	$8,915,689	$17.56	100.0%
(Vacancy/Collection Loss)(4)	(455,899)	(327,894)	(223,271)	(179,769)	(1,082,935)	($2.13)	(12.1%)
Other Income	37,698	63,287	37,761	44,264	15,012	$0.03	0.2%
Effective Gross Income	$7,127,580	$8,028,715	$7,865,644	$7,930,112	$7,847,766	$15.46	88.0%
Total Expenses	$3,002,023	$2,930,236	$2,738,702	$2,750,739	$2,812,466	$5.54	35.8%
Net Operating Income	$4,125,557	$5,098,479	$5,126,942	$5,179,373	$5,035,300	$9.92	64.2%
Total TI/LC, Capex/RR	0	0	0	0	338,626	$0.57	4.3%
Net Cash Flow	$4,125,557	$5,098,479	$5,126,942	$5,179,373	$4,696,674	$9.25	59.8%

(1)	Represents the trailing twelve month period through June 30, 2017.

(2)	Rents in Place include base rent and rent increases occurring through September 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Based on the actual economic occupancy.

A-2-178

ANNEX B

DISTRIBUTION DATE STATEMENT

B-1

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	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/Asset Representations Reviewer

Credit Suisse Commercial	KeyBank National Association	CWCapital Asset Management LLC.	Park Bridge Lender Services LLC
Mortgage Securities Corp.	11501 Outlook Street	7501 Wisconsin Ave.	600 Third Avenue
Eleven Madison Avenue	Suite 300	Suite 500 West	40th Floor
New York, NY 10010	Overland Park, KS 66211	Bethesda, MD 20814	New York, NY 10022

Contact: General Information Number	Contact: Andy Lindenman	Contact: Kathleen Olin	Contact: David Rodgers
Phone Number: (212) 325-2000	Phone Number: (913) 317-4372	Phone Number: (202) 715-9500	Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
STN-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
STN-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
STN-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
UES-X		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
STN-X		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
UES-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
UES-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
UES-C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
UES-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
STN-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
STN-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
STN-C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
UES-X		0.00000000	0.00000000	0.00000000	0.00000000
STN-X		0.00000000	0.00000000	0.00000000	0.00000000

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-X	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
STN-X	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
UES-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
STN-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
STN-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
STN-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - KeyBank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	CSAIL 2017-CX10 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CX10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/15/17
8480 Stagecoach Circle		Record Date:	11/30/17
Frederick, MD 21701-4747		Determination Date:	12/11/17

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “Risk Retention” tab for the CSAIL 2017-CX10 Commercial Mortgage Trust transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant. Investors should refer to the Certificate Administrator’s website for all such information.

Disclosable Special Servicer Fees would be disclosed here.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Trust Subordinate Companion Loan or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2017 (the “Pooling and Servicing Agreement”), among Credit Suisse Commercial Mortgage Securities Corp., as the depositor, KeyBank National Association, as the master servicer, CWCapital Asset Management LLC, as the special servicer, Wells Fargo Bank, National Association, as the certificate administrator, Wells Fargo Bank, National Association, as the trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: CSAIL 2017-CX10 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2017-CX10
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: CWCapital Asset Management LLC
Directing Holder: Eightfold Real Estate Capital Fund V, L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

1     This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the PSA, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]

2.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.       Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations, Collateral Deficiency Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount, Collateral Deficiency Amount calculations or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating

Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

The mortgage loan seller will make the representations and warranties set forth below as of the date specified below or, if no such date is specified, generally as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex D-1. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 shall have the meanings set forth in the main body of the prospectus or, if not defined therein, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related Mortgage Loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)    Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the master servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)    Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not an interest in a mortgage loan. Each Mortgage Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the mortgage loan seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the mortgage loan seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller). The mortgage loan seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

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(3)    Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the mortgage loan seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)    Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)    Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since November 3, 2017.

(7)    Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the mortgage loan seller constitutes a legal, valid and binding endorsement or assignment from the mortgage loan seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or Allocated Cut-off Date Loan Amount (subject only to Permitted Encumbrances (as defined below)), except as the

D-1-2

enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the mortgage loan seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the mortgage loan seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

(8)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the mortgage loan seller thereunder and no claims have been paid thereunder. Neither the mortgage loan seller, nor to the mortgage loan seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

D-1-3

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The mortgage loan seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)    Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)    Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)    Condition of Property. The mortgage loan seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the mortgage loan seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The mortgage loan seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the mortgage loan seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)    Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and

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delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)    Condemnation. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)    Actions Concerning Mortgage Loan. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)    Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the mortgage loan seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the mortgage loan seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)    No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund prior to the Cut-off Date.

(18)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor

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and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the mortgage loan seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the mortgage loan seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee or the Non-Serviced Trustee for Non-Serviced Mortgage Loans. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

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because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the mortgage loan seller.

(19)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)    No Encroachments. To the mortgage loan seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)    No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the mortgage loan seller.

(22)    REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but determined without regard to the rule in Treasury regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or related Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or related Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Code Section 1001, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or related Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or related Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage

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Loan or related Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury regulations.

(23)    Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24)    Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)    Local Law Compliance. To the mortgage loan seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the mortgage loan seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)    Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the mortgage loan seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

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(28)    Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or related Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or related Whole Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a

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proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or related Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

(30)    Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million, shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)    Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the mortgage loan seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the mortgage loan seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan

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documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)    Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)    Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)    Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

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(36)    Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the mortgage loan seller, its successors and assigns:

(A)    The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the mortgage loan seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)    The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)    The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)    The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)    The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)    The mortgage loan seller has not received any written notice of default under or notice of termination of such ground lease. To the mortgage loan seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and, to the mortgage loan seller’s knowledge, such ground lease is in full force and effect as of the Closing Date;

(G)    The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)    A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

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(I)     The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the mortgage loan seller in connection with loans originated for securitization;

(J)     Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)     In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)    Servicing. The servicing and collection practices used by the mortgage loan seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with mortgage loan seller’s customary commercial mortgage servicing practices.

(38)    ARD Loan. Each Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Mortgage Loan or a unilateral option (as defined in Treasury regulations under Code Section 1001) in the Mortgage Loan exercisable during the term of the Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)    Rent Rolls; Operating Histories. The mortgage loan seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The mortgage loan seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the

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related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

(40)    No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the mortgage loan seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the mortgage loan seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)    Bankruptcy. In respect of each Mortgage Loan, as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)    Organization of Mortgagor. The mortgage loan seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). The mortgage loan seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the mortgage loan seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)    Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to

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its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the mortgage loan seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the mortgage loan seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the mortgage loan seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

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(44)    Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the mortgage loan seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the mortgage loan seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the mortgage loan seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the mortgage loan seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a member of the Appraisal Institute (“MAI”) and, to the mortgage loan seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. The related appraisal contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

(46)    Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)    Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)    Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the mortgage loan seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the mortgage loan seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the mortgage loan seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)    Compliance with Anti-Money Laundering Laws. The mortgage loan seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the mortgage loan seller’s knowledge” or “the mortgage loan seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the mortgage loan seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the mortgage loan seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

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“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the mortgage loan seller, provided that the mortgage loan seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Column Financial, Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	All Mortgage Loans transferred by Column	(Lien; Valid Assignment) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
7	Park Center Phase I GNL Portfolio One California Plaza Lehigh Valley Mall and The Boulders Resort & Spa (Loan Nos.1, 2, 5, 6 and 17)	(Lien, Valid Assignment) - The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loans in right of payment.
8	All Mortgage Loans transferred by Column	(Permitted Liens; Title Insurance) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
8	Lehigh Valley Mall (Loan No. 6)	(Permitted Liens; Title Insurance) – Macy’s has the right under its lease to purchase the land and improvements it leases (the “Macy’s Parcel”) at any time (including following a foreclosure or deed in lieu) for the purchase price of $1,337,114 (subject to reduction if any portion of the Macy’s Parcel has already been released pursuant to the Mortgage Loan documents) (such amount, the “Macy’s Purchase Price”). The Mortgage Loan documents require, in connection with the release of the Macy’s Parcel, that the borrower partially defease the Mortgage Loan and deliver defeasance collateral or, after the permitted prepayment date, prepay a portion of the Mortgage Loan, in an amount equal to the Macy’s Purchase Price (net of any reasonable closing costs incurred by the Mortgagor in connection with the sale).

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18	Park Center Phase I (Loan No. 1)	(Insurance) – The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and the first layer of insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company (or if Moody’s does not rate the insurer, at least “A:VIII by AM Best), and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better (or the equivalent thereof) by S&P and “Baa1” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company (or if Moody’s does not rate the insurer, at least “A:VIII by AM Best).
18	Lehigh Valley Mall (Loan No. 6)	(Insurance) – The Mortgage Loan documents permit the Mortgagor to obtain Insurance through a syndicate of insurers provided (A) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no remaining carrier below “BBB” by S&P, or (B) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no remaining carrier below “BBB” by S&P.
26	Lehigh Valley Mall (Loan No. 6)	(Local Law Compliance) – The use of the Mortgaged Property as a shopping mall is a pre-existing legally non-conforming use, as a shopping mall is not a permitted use under current zoning laws without conditional use approval. In the event of a casualty to the Mortgaged Property, the structure may be rebuilt to its existing use provided that reconstruction commences within six months of such casualty and is completed within a reasonable period of time thereafter.

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28	All Mortgage Loans transferred by Column	(Recourse Obligations) – The related Mortgage Loan documents may provide for recourse against the related Mortgagor and guarantor in the event that such Mortgagor or guarantor “solicits or causes to be solicited petitioning creditors” to cause an involuntary bankruptcy filing with respect to such Mortgagor, rather than that such Mortgagor or guarantor “colluded with other creditors” to do so. In addition, the related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that such waste was intentional.
28	Park Center Phase I (Loan No. 1)	(Recourse Obligations) – There is no guarantor with respect to the Mortgage Loan.
28	One California Plaza (Loan No. 5)

(Recourse Obligations) – As regards clause (a)(iii) of Representation and Warranty No. 28, recourse is limited to the transfer of the fee interest in the Mortgaged Property, provided there is a change in control of the Mortgagor.

As regards clause (b)(i)(A) of Representation and Warranty No. 28, there is no loss recourse for misappropriation of rents to the extent such is prohibited by applicable law or court order.

28	Lehigh Valley Mall (Loan No. 6)	(Recourse Obligations) – The guarantor’s liability under the guaranty is capped at $40,000,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.

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28	Lehigh Valley Mall (Loan No. 6)

(Recourse Obligations) – As regards clauses (a)(i) and (ii) of Representation and Warranty No. 28, the Mortgage Loan is full recourse if (a) the Mortgagor files a voluntary petition under any creditors rights laws (without the consent of the lender); (b) the Mortgagor or any affiliate of the Mortgagor solicits or causes to be solicited petitioning creditors (other than the lender) for any involuntary petition against the Mortgagor from any person under any creditors rights laws; or (c) the Mortgagor files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other person (other than the lender).

As regards clause (b)(i)(A) of Representation and Warranty No. 28, there is no loss recourse for conversion.

As regards clause (b)(iii) of Representation and Warranty No. 28, liability is limited to willful misconduct of the Mortgagor only (not the guarantor).

28	The Boulders Resort & Spa (Loan No. 17)	(Recourse Obligations) – As regards clause (b)(i)(A) of Representation and Warranty No. 28, there is no loss recourse for misapplication.
29	All Mortgage Loans transferred by Column	(Mortgage Releases) – If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
29	Lehigh Valley Mall (Loan No. 6)	(Mortgage Releases) – The Mortgage Loan documents permit the Mortgagor to obtain a release of the Macy’s Parcel upon partial prepayment or defeasance in an amount equal to 100% of the Macy’s Purchase Price received by the Mortgagor from Macy’s (net of any reasonable and customary closing costs actually incurred by the Mortgagor in connection with such sale), subject to the REMIC requirements.
30	Park Center Phase I (Loan No. 1)	(Financial Reporting and Rent Rolls) – The 2017 annual financial statements will not be audited by an independent certified public accountant but, instead, accompanied by an officer’s certificate.

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31	Park Center Phase I (Loan No. 1)	(Acts of Terrorism Exclusion) - In the event TRIA or other similar governmental legislation is no longer in effect, the Mortgagor is not required to pay a premium for terrorism insurance in excess of 2 times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business interruption insurance required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In no event will such insurance have a deductible in excess of $50,000.
31	Westin Times Square Fee (Loan No. 4)	(Acts of Terrorism Exclusion) - In the event TRIA or other similar governmental legislation is no longer in effect, the Mortgagor is not required to pay a premium for terrorism insurance in excess of two times the amount of the cost of the property insurance on a standalone basis required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Lehigh Valley Mall (Loan No. 6)	(Acts of Terrorism Exclusion) - In the event TRIA or other similar governmental legislation is no longer in effect, the Mortgagor is not required to pay a premium for terrorism insurance in excess of two times the amount of the cost of the property insurance on a standalone basis required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In no event will such insurance have a deductible in excess of $5,000,000.
32	Park Center Phase I (Loan No. 1)	(Due-on-Sale or Encumbrance) – The Mortgage Loan documents do not require the Mortgagor to be responsible for any Rating Agency fees incurred in connection with the review of and consent to any transfer or encumbrance.
32	Lehigh Valley Mall (Loan No. 6)	(Due-on-Sale or Encumbrance) – The Mortgage Loan documents permit the Mortgagor to enter into a property-assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000.

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34	Lehigh Valley Mall (Loan No. 6)	(Defeasance) – The Mortgage Loan documents permit the Mortgagor to obtain a release of the Macy’s Parcel upon the delivery of defeasance collateral in an amount equal to 100% of the Macy’s Purchase Price received by the Mortgagor from Macy’s (net of any reasonable and customary closing costs actually incurred by the Mortgagor in connection with such sale).
47	Park Center Phase I GNL Portfolio One California Plaza Lehigh Valley Mall and The Boulders Resort & Spa (Loan Nos.1, 2, 5, 6 and 17)	(Cross-Collateralization) – The Mortgage Loan is cross-collateralized and cross-defaulted with a related companion loan.

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Natixis Real Estate Capital LLC

Rep. No. on Annex D-1	Mortgage loan Name and Number as Identified on Annex A-1	Description of Exception
7	333 North Bedford (Loan No. 13)	(Lien; Valid Assignment) – Prior UCC 1 financing statements were filed against the Mortgaged Property, naming the Mortgagor and an affiliate as debtors, related to a solar panel equipment lease affecting the Mortgaged Property and pursuant to which the Mortgagor and an affiliate of the Mortgagor are lessees.
9	Yorkshire & Lexington Towers (Loan No. 3)	(Junior Liens) – A (i) senior mezzanine loan in the original principal amount of $105,000,000 and (ii) junior mezzanine loan in the original principal amount of $45,000,000 were originated by Natixis Real Estate Capital LLC, which are secured directly by a pledge of 100% of the ownership interests in the Mortgagor.
9	Centre 425 Bellevue (Loan No. 8)	(Junior Liens) – A mezzanine loan in the original principal amount of $57,600,000 was originated by Natixis Real Estate Capital LLC, which is secured directly by a pledge of 100% the ownership interests in the related Mortgagor.
9	600 Vine (Loan No. 10)	(Junior Liens) – A mezzanine loan in the original principal amount of $5,900,000 was originated by Natixis Real Estate Capital LLC, which is secured directly by a pledge of 100% of the ownership interests in the Mortgagor.
26	Yorkshire & Lexington Towers (Loan No. 3)	(Local Law Compliance) – The portion of the Mortgaged Property located at 305-315 East 86th Street was granted a zoning variance to use 50 parking spaces at the Mortgaged Property as transient parking spaces. Pursuant to the variance, the certificate of occupancy for the Mortgaged Property is required to be updated to reference the variance and the permitted transient parking spaces. Mortgagor has a post-closing obligation to update the certificate of occupancy for this purpose.

D-2-7

Rep. No. on Annex D-1	Mortgage loan Name and Number as Identified on Annex A-1	Description of Exception
28	All Natixis Mortgage Loans (except for Yorkshire & Lexington Towers)	(Recourse Obligations) – The carveout for section (i)(A) is for misapplication or conversion and does not specifically state misappropriation. The carveout for section B(iii) is for willful misconduct of the Mortgagor and does not specifically mention the guarantor.
28	Yorkshire & Lexington Towers (Loan No. 3)

(Recourse Obligations) – Recourse for fraud is limited to fraud in connection with the execution and delivery of the Mortgage Loan documents, or any certificate, report, financial statement or other document or instrument prepared by or on behalf of the Mortgagor, guarantor or any of their affiliates, and furnished to the lender by or on behalf of Mortgagor, guarantor or any direct or any of their affiliates at origination or during the term of the Mortgage Loan.

Recourse for commission of waste is limited to any material physical waste at the Mortgaged Property caused by the intentional or willful acts or omissions of the Mortgagor, guarantor or any of their affiliates resulting from insufficient cash flow from the operation of the Mortgaged Property to prevent such waste at the Mortgaged Property.

28	The Standard Highline NYC (Loan No. 7)	(Recourse Obligations) – There is no separate nonrecourse carveout guarantor (other than the Mortgagor).
29	All Mortgage Loans transferred by Natixis	(Mortgage Releases) – If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
30	332 East 6th Street (Loan No. 28)	(Financial Reporting and Rent Rolls) – The related Mortgaged Property is owned by two tenants-in-common, which act as co-

D-2-8

Rep. No. on Annex D-1	Mortgage loan Name and Number as Identified on Annex A-1	Description of Exception
Mortgagor’s under the subject Mortgage Loan; however, the related loan documents do not require that financial statements be presented in a combined or combining format.
35	600 Vine (Loan No. 10)	(Fixed Interest Rates) – The Mortgage Loan bears interest at a rate that changes over time according to a schedule set forth in the related Mortgage Loan documents (see Annex G to this prospectus for the related interest rate and amortization schedule).
38	Centre 425 Bellevue (Loan No. 8)	(ARD Loans) – The Mortgage Loan is interest only through the entire term of the loan and no deferral of the increased interest begins on the anticipated repayment date.
38	237 East Fordham Road (Loan No. 19)

(ARD Loans) – The Mortgage Loan is interest only through the entire term of the loan and no deferral of the increased interest begins on the anticipated repayment date. The DSCR calculation for removal of the property manager does include the increased interest rate.

42	The Standard Highline NYC 300 Montgomery (Loan Nos. 7 and 11)	(Organization of Mortgagor) – The related Mortgagors are affiliated with each other.
42	Spurlock Apartments Springtree Apartments (Loan Nos. 25 and 29)	(Organization of Mortgagor) – The related Mortgagors are affiliated with each other.

D-2-9

BSPRT Finance, LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Rockside Office Portfolio – Freedom Square I (Loan No.16)	(Lien; Valid Assignment) – The largest tenant, Independence Bank, has a right of first offer to purchase the Mortgaged Property in the event the Mortgagor offers the Mortgaged Property for sale to an unaffiliated third party. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.
27	Lakefront I & II (Loan No. 24)	(Licenses and Permits) – The Mortgagor has not provided current certificates of occupancy for two tenants, United Parcel Service and Convergence, collectively representing approximately 3.1% of the net rentable area at the Mortgaged Property. Under the Mortgage Loan documents, the Mortgagor has covenanted to use commercially reasonable efforts to obtain each certificate of occupancy.
28	Miracle Mile (Loan No. 14)	(Recourse Obligations) – The Mortgage Loan documents do not provide (i) recourse to the guarantor for losses to the lender in connection with breaches of the environmental covenants in the Mortgage Loan documents or (ii) full recourse to the Mortgagor and guarantor for transfers of indirect equity interests (involving no greater than a 49% interest) in certain investment funds holding an indirect ownership interest in the Mortgagor in violation of the notice provisions in the Mortgage Loan documents; provided, however, there is recourse to the Mortgagor and guarantor for losses to the lender in connection with such transfers.
28	All Mortgage Loans transferred by BSPRT	(Recourse Obligations) – The Mortgage Loan documents limit recourse for the commission of material physical waste at the Mortgaged Property to that caused by intentional acts or omissions of the related Mortgagor, guarantor, borrower sponsor or certain affiliates thereof.
36	Mt. Washington Mill (Loan No. 21)	(Ground Leases) – Certain portions of the Mortgaged Property representing a minor percentage of the underwritten revenue are subject to (i) with respect to an approximately 1.20 acre parcel of partially paved land, a ground lease executed in 1991 (the “1991 Ground Lease”) and (ii) with respect to an approximately 0.29 acre parcel located partially underneath a portion of a 2,274 square foot office building, a ground lease executed in 1996 (the “1996 Ground Lease”), in each case, between the City of Baltimore, as ground lessor, and the borrower, as ground lessee. Each ground lease is silent as to the requirements of subsections (B), (G), (J) and (K) of this Representation and Warranty number 36. In addition, (1) with respect to subsection (C) each ground lease has a term that extends less than twenty years beyond the stated maturity date of the related Mortgage Loan, provided that the 1991 Ground Lease can be extended past such date if the borrower is not in default, (2) with respect to subsection (E), each ground

D-2-10

lease does require the ground lessor’s consent for any assignment, including to the holder of the Mortgage Loan and its successors and assigns, except for a transfer in connection with a foreclosure or deed in lieu or the first transfer thereafter, (3) with respect to subsection (F), parking is prohibited under the 1991 Ground Lease; however, a portion of the related parcel is utilized for parking and (4) with respect to subsection (L), the ground lessor has only agreed to enter into a new lease with the lender in the event the related ground lease has been terminated due to a default by the borrower, subject to approval by the Board of Estimates.

D-2-11

Benefit Street Partners CRE Finance LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
26	Garden Multifamily Portfolio – Tabor Ridge, Foxhaven and Laurel (Loan No. 12)	(Local Law Compliance) – Each of the following Mortgaged Properties are legal non-conforming as to use as the related zoning codes no longer permit multifamily housing. (A) With respect to the Mortgaged Property identified as Tabor Ridge, if any non-conforming structure is damaged or destroyed less than the greater of (i) 60% of its replacement cost or (ii) its fair market value, the structure may be restored to its prior use provided restoration is completed within one year from the date of destruction or damage. If any non-conforming structure is damaged or destroyed in excess of the greater of (i) 60% of its replacement cost or (ii) its fair market value, the structure may be restored only in accordance with the current zoning code. The Mortgage Loan documents provide recourse to the Mortgagor and guarantor for losses to the lender in connection with such legal non-conforming use. (B) With respect to the Mortgaged Property identified as Foxhaven, if any non-conforming structure is damaged, it may be restored to its prior use provided such restoration does not extend the non-conforming use in square foot area. (C) With respect to the Mortgaged Property identified as Laurel, if any non-conforming structure is damaged or destroyed in excess of the greater of (i) its assessed value or (ii) 50% of its market value, the structure may be restored only in accordance with the current zoning code. The Mortgage Loan documents provide recourse to the Mortgagor and guarantor for losses to the lender in connection with such legal non-conforming uses.
28	Garden Multifamily Portfolio (Loan No. 12)	(Recourse Obligations) – The Mortgage Loan documents limit recourse for the commission of material physical waste at the Mortgaged Property to that caused by intentional acts or omissions of the related Mortgagor, guarantor, borrower sponsor or certain affiliates thereof.
30	Garden Multifamily Portfolio (Loan No. 12)	(Financial Reporting and Rent Rolls) – The Mortgage Loan has an original principal balance in excess of $50 million; however, annual financial statements are only required to be audited if requested by the lender during an event of default or if the lender has a reasonable basis to believe any such financial statements are inaccurate in any material respect or do not fairly represent the financial condition of the Mortgagor or the Mortgaged Property.
31	Garden Multifamily Portfolio (Loan No. 12)	(Acts of Terrorism Exclusion) – In the event TRIA or other similar governmental legislation is no longer in effect, the Mortgagor is not required to pay a premium for terrorism insurance in excess of 2 times the amount of the cost of the property and business interruption insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism component of such insurance), and if the cost of terrorism insurance exceeds

D-2-12

such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

D-2-13

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance
12/15/17	$19,217,000.00
01/15/18	$19,217,000.00
02/15/18	$19,217,000.00
03/15/18	$19,217,000.00
04/15/18	$19,217,000.00
05/15/18	$19,217,000.00
06/15/18	$19,217,000.00
07/15/18	$19,217,000.00
08/15/18	$19,217,000.00
09/15/18	$19,217,000.00
10/15/18	$19,217,000.00
11/15/18	$19,217,000.00
12/15/18	$19,217,000.00
01/15/19	$19,217,000.00
02/15/19	$19,217,000.00
03/15/19	$19,217,000.00
04/15/19	$19,217,000.00
05/15/19	$19,217,000.00
06/15/19	$19,217,000.00
07/15/19	$19,217,000.00
08/15/19	$19,217,000.00
09/15/19	$19,217,000.00
10/15/19	$19,217,000.00
11/15/19	$19,217,000.00
12/15/19	$19,217,000.00
01/15/20	$19,217,000.00
02/15/20	$19,217,000.00
03/15/20	$19,217,000.00
04/15/20	$19,217,000.00
05/15/20	$19,217,000.00
06/15/20	$19,217,000.00
07/15/20	$19,217,000.00
08/15/20	$19,217,000.00
09/15/20	$19,217,000.00
10/15/20	$19,217,000.00
11/15/20	$19,217,000.00
12/15/20	$19,217,000.00
01/15/21	$19,217,000.00
02/15/21	$19,217,000.00
03/15/21	$19,217,000.00
04/15/21	$19,217,000.00
05/15/21	$19,217,000.00
06/15/21	$19,217,000.00
07/15/21	$19,217,000.00
08/15/21	$19,217,000.00
09/15/21	$19,217,000.00
10/15/21	$19,217,000.00
11/15/21	$19,217,000.00
12/15/21	$19,217,000.00
01/15/22	$19,217,000.00
02/15/22	$19,217,000.00
03/15/22	$19,217,000.00
04/15/22	$19,217,000.00
Distribution Date	Balance
05/15/22	$19,217,000.00
06/15/22	$19,217,000.00
07/15/22	$19,217,000.00
08/15/22	$19,217,000.00
09/15/22	$19,217,000.00
10/15/22	$19,216,163.30
11/15/22	$18,849,142.03
12/15/22	$18,451,614.16
01/15/23	$18,081,669.53
02/15/23	$17,710,311.16
03/15/23	$17,250,642.39
04/15/23	$16,876,102.50
05/15/23	$16,471,270.38
06/15/23	$16,093,749.74
07/15/23	$15,686,021.84
08/15/23	$15,305,497.69
09/15/23	$14,923,518.82
10/15/23	$14,511,459.82
11/15/23	$14,126,443.42
12/15/23	$13,711,433.48
01/15/24	$13,323,356.36
02/15/24	$12,933,795.28
03/15/24	$12,485,995.96
04/15/24	$12,093,229.22
05/15/24	$11,670,689.87
06/15/24	$11,274,803.20
07/15/24	$10,849,232.90
08/15/24	$10,450,202.48
09/15/24	$10,049,645.68
10/15/24	$9,619,538.38
11/15/24	$9,215,802.17
12/15/24	$8,782,606.10
01/15/25	$8,375,666.18
02/15/25	$7,967,169.24
03/15/25	$7,473,826.02
04/15/25	$7,061,873.25
05/15/25	$6,620,694.85
06/15/25	$6,205,475.59
07/15/25	$5,761,123.83
08/15/25	$5,342,613.12
09/15/25	$4,922,500.51
10/15/25	$4,473,394.87
11/15/25	$4,049,953.41
12/15/25	$3,597,613.83
01/15/26	$3,170,818.07
02/15/26	$2,742,388.30
03/15/26	$2,230,971.45
04/15/26	$1,798,938.51
05/15/26	$1,338,252.34
06/15/26	$902,799.42
07/15/26	$438,790.75
08/15/26 and thereafter	$0.00

E-1

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ANNEX F

EXCHANGES OF CERTIFICATES

On the Closing Date, the issuing entity will issue the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S, Class X-A, Class X-B, Class X-E, Class B, Class C, Class D, Class E, Class F, Class NR and Class Z certificates (collectively, the “Initial Issuance Certificates”). On and after the Closing Date, the holder of a uniform Tranche Percentage Interest in each Class of Initial Issuance Certificates may exchange such Initial Issuance Certificates for either (i) the same Tranche Percentage Interest in each class of the Class V1-A, Class V1-B, Class V1-D, Class V1-E, Class V1-F and Class V1-Z certificates (collectively, the “Class V1 Certificates”), or (ii) the same Tranche Percentage Interest in the Class V2-A and Class V2-Z certificates (collectively, the “Class V2 Certificates” and, together with the Class V1 Certificates, the “Class V Certificates”). For these purposes, the “Tranche Percentage Interest” of (i) any certificate (other than the Class Z certificates) in relation to a Class of Certificates is the ratio, expressed as a percentage, of (a) the initial denomination of that certificate to (b) the Initial Maximum Balance of that class of certificates, and (ii) any Class Z certificate in relation to the Class Z certificates is the percentage interest evidenced by such certificate.

The following table sets forth the Class designation and approximate initial Certificate Balance, initial Notional Amount or initial percentage interest of each Class of Initial Issuance Certificates (collectively, the “Corresponding Initial Issuance Certificates”), and the corresponding Class of Class V1 Certificates (the “Corresponding Class V1 Certificates”) and the corresponding Class V2 Certificates (the “Corresponding Class V2 Certificates”) for each Class of Corresponding Initial Issuance Certificates:

Initial Issuance Certificates		Class V1 Certificates		Class V2 Certificates
Corresponding Initial Issuance Certificates	Approximate Initial Certificate Balance, Notional Amount or Percentage Interest(1)	Corresponding Class V1 Certificates	Approximate Initial Certificate Balance(1)	Corresponding Class V2 Certificates	Approximate Initial Certificate Balance(1)
Class A-1	$14,888,000	Class V1-A	$691,723,000	Class V2-A	$855,299,491
Class A-2	$81,680,000
Class A-SB	$19,217,000
Class A-3	$143,190,000
Class A-4	$102,361,000
Class A-5	$237,373,000
Class X-A	$691,723,000
Class A-S	$93,014,000
Class X-B	$80,184,000	Class V1-B	$80,184,000
Class B	$49,180,000
Class C	$31,004,000
Class D	$34,212,000	Class V1-D	$34,212,000
Class X-E	$17,106,000	Class V1-E	$17,106,000
Class E	$17,106,000
Class F	$8,553,000	Class V1-F	$32,074,491
Class NR	$23,521,491
Class Z	100%	Class V1-Z	N/A	Class V2-Z	N/A

(1)	Initial certificate balances and notional amounts are approximate, subject to a permitted variance of plus or minus 5%. The initial certificate balance, notional amount or percentage interest of each class of the Initial Issuance Certificates shown in the table above represents the maximum certificate balance, notional amount or percentage interest, as applicable, of such class without giving effect to any issuance of Class V1 or Class V2 Certificates. The initial certificate balance of each class of the Class V1 Certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the corresponding class(es) of the Initial Issuance Certificates, representing the maximum certificate balances of the Class V1 Certificates that could be issued in an exchange. The initial certificate balance of the Class V2 Certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Initial Issuance Certificates, representing the maximum certificate balance of the Class V2 Certificates that could be issued in an exchange. Each such initial maximum certificate balance or notional amount is referred to in this Annex as the “Initial Maximum Balance”.

Each of the Initial Issuance Certificates (collectively) and the Class V1 Certificates (collectively) and the Class V2 certificates (collectively) are referred to in this Annex as an “Exchangeable Group” of certificates. Any uniform Tranche Percentage Interest in an Exchangeable Group of certificates may be exchanged for the same Tranche Percentage Interest in the other Exchangeable Group of certificates. This process may occur repeatedly.

For example, an investor that owns 10% of the Initial Maximum Balance of each class of Initial Issuance Certificates would be entitled to exchange such certificates following the procedures described below for either (a) 10% of the Initial Maximum Balance of each class of the Class V1 Certificates or (b) 10% of the Initial Maximum Balance of the Class V2 Certificates. Similarly, an investor that owns 10% of the Initial Maximum Balance of the Class V2 Certificates would be entitled to exchange such certificates following the procedures described below for either (a) 10% of the Initial Maximum Balance of each class of Initial Issuance Certificates or (b) 10% of the Initial Maximum Balance of each class of the Class V1 Certificates.

There will be no limitation on the number of exchanges authorized under the exchange provisions of the PSA. In all cases, however, an exchange may not occur if the face amount of the certificates to be received in the exchange would not represent an authorized denomination for the relevant class as described under “—Description of the Certificates—Delivery, Form, Transfer and Denomination” in this prospectus. In addition, the depositor may have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the certificate administrator on the Closing Date.

After giving effect to any exchange of Initial Issuance Certificates for Class V Certificates:

●	all references in this prospectus to a particular Class of Initial Issuance Certificates will be deemed to refer to the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable;

●	any amounts distributable on such exchanged Initial Issuance Certificates on each Distribution Date in respect of, among other things, Interest Accrual Amounts, Interest Shortfalls, Interest Distribution Amount, Principal Distribution Amounts, reimbursements of Realized Losses, yield maintenance charges and Excess Liquidation Proceeds will be so distributed to the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable, on such Distribution Date;

●	any amounts allocated to such exchanged Initial Issuance Certificates in respect of, among other things, Realized Losses, Excess Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Cumulative Appraisal Reduction Amounts) will be so allocated to the Class V Certificates, as applicable; and

●	all rights (including Voting Rights) described in this prospectus as being exercisable by the holder of an Initial Issuance Certificate may be exercised by the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable.

Exchange Procedures

If a Certificateholder wishes to exchange an Exchangeable Group of certificates for any other Exchangeable Group of certificates, or vice versa, such Certificateholder must notify the certificate administrator by e-mail at the e-mail address specified on the certificate administrator’s website no later than 3 business days prior to the proposed date of such exchange (the “Exchange Date”). The Exchange Date can be any business day other than the first or last business day of the month. In addition, the Certificateholder must provide notice on the Certificateholder’s letterhead, which notice must carry a medallion stamp guarantee and set forth the following information: the CUSIP numbers (if applicable) of the certificates to be exchanged and received, the certificate balance of the certificates to be exchanged, the Certificateholder’s DTC participant number and the proposed Exchange Date. The Certificateholder and the certificate administrator will utilize the “deposit and withdrawal system” at DTC to effect the exchange.

The aggregate principal and interest entitlements of the certificates received will equal the aggregate entitlements of principal and interest of the certificates surrendered. The notice of exchange will become irrevocable on the 2nd business day before the proposed Exchange Date.

The first distribution on any certificate received pursuant to an exchange will be made in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such certificate. Neither the certificate administrator nor the depositor will have any obligation to ensure the availability of the applicable certificates to accomplish any exchange.

There Are Risks Relating to the Exchange of Certificates

The characteristics of the Class V1 and Class V2 Certificates will reflect the characteristics of the Corresponding Initial Issuance Certificates. As a result, the Class V1 and Class V2 Certificates will be subject to the same risks as the Corresponding Initial Issuance Certificates described in this prospectus. Investors are encouraged to consider a number of factors that will limit a certificateholder’s ability to exchange certificates:

●	At the time of a proposed exchange, a certificateholder must own all applicable certificates in the requisite proportion to make the desired exchange.

●	A certificateholder that does not own an Exchangeable Group of certificates in the requisite proportion may be unable to obtain the necessary certificates or may be able only to exchange the portion (if any) of its Initial Issuance Certificates that represent the requisite proportion. Another certificateholder may refuse to sell its certificates at a reasonable (or any price) or may be unable to sell them, or certificates may have been purchased or placed into other financial structures and thus may be unavailable. Such circumstances may prevent you from obtaining the certificates in the proportions necessary to effect an exchange.

●	Certificates may only be held in authorized denominations.

Form, Denomination and Transfer

The Class V1 and Class V2 Certificates will be issued, maintained and transferred in definitive, fully registered form registered in the name of the purchaser thereof without interest coupons only in minimum denominations of certificate balance of $10,000, in multiples of $1 in excess thereof.

The Class V1 and Class V2 Certificates have not been and will not be registered under the Securities Act, or registered or qualified under any applicable state or foreign securities laws.

The following restrictions will apply with respect to any of the Class V1 or Class V2 Certificates (other than the Class V1-A and Class V1-B certificates):

(a)       The Class V1 and Class V2 Certificates (other than the Class V1-A and Class V1-B certificates) may not be reoffered, resold, pledged or otherwise transferred except (a)(i) to a person whom the Initial Investor reasonably believes is a “Qualified Institutional Buyer” in a transaction meeting the requirements of Rule 144A under the Securities Act, (ii) to an institutional investor that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity in which all of the equity owners are institutional investors that are “accredited investors” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act, or (iii) to an institution that is a non-“U.S. person” in an “Offshore Transaction”, as defined in, and in reliance on, Regulation S under the Securities Act, and (b) in accordance with all applicable securities laws of the states of the United States and foreign jurisdictions.

(b)       No transfer of any Class V1 or Class V2 Certificate will be effective unless the certificate registrar has received: (i) a written undertaking by the transferor to reimburse the issuing entity for any costs incurred by it in connection with the proposed transfer, (ii) an investment representation letter from the transferee, (iii) in the case of a transfer pursuant to Regulation S under the Securities

Act, a Regulation S transfer certificate from the transferor; and (iv) in the case of a transfer to an any person (other than a Rating Agency) involved in the organization or operation of the depositor or an affiliate (as defined in Rule 405 of the Securities Act) of such person, an opinion of counsel that such transfer is in compliance with the Securities Act.

Certain ERISA Considerations

Generally, ERISA applies to investments made by employee benefit plans and transactions involving the assets of those plans. Even if ERISA does not apply, similar prohibited transaction rules may apply under Code Section 4975 or materially similar federal, state or local laws. Under current law, the Class V1-E, Class V1-F, Class V1-Z, Class V2-A and Class V2-Z Certificates do not meet the requirements of the Exemption and generally may not be purchased by, on behalf of or with the assets of any Plan, including, in the case of the Class V1-Z and Class V2-Z Certificates, any insurance company general account that is deemed to hold plan assets. Due to the complexity of regulations that govern Plans, if you are subject to ERISA or Code Section 4975 or to any materially similar federal, state or local law, you should consult your own counsel regarding consequences under ERISA, the Code or such other similar law of acquisition, ownership and disposition of your certificates to the extent (if any) such acquisition or ownership is permitted. See “Certain ERISA Considerations” in this prospectus for a discussion of limitations on transferability of your certificates.

Certain Federal Income Tax Considerations

Generally, an exchange of an Exchangeable Group of certificates for another Exchangeable Group of certificates will not be subject to federal income tax. For a discussion of the federal income tax consequences of the acquisition, ownership and disposition of an Exchangeable Group of certificates, see “Material Federal Income Tax Considerations—Taxation of Exchanges of Pooled Certificates, Class Z Certificates and Class V Certificates” in this prospectus.

ANNEX G

600 VINE AMORTIZATION SCHEDULE

600 Vine Note A-1

Date	Balance	Coupon	Interest	Principal	Cashflow
09/05/17	36,000,000.00
10/05/17	35,999,227.70	4.201553%	126,046.59	772.30	126,818.89
11/05/17	35,998,538.36	4.201553%	130,245.35	689.34	130,934.69
12/05/17	35,997,760.08	4.201553%	126,041.48	778.28	126,819.76
01/05/18	35,997,064.53	4.201553%	130,240.04	695.55	130,935.59
02/05/18	35,996,366.04	4.201553%	130,237.52	698.49	130,936.01
03/05/18	35,995,407.42	4.201553%	117,631.61	958.62	118,590.23
04/05/18	35,994,701.92	4.201553%	130,231.53	705.50	130,937.03
05/05/18	35,993,907.94	4.201553%	126,028.04	793.98	126,822.02
06/05/18	35,993,196.10	4.201553%	130,226.10	711.84	130,937.94
07/05/18	35,992,395.96	4.201553%	126,022.77	800.14	126,822.91
08/05/18	35,991,677.73	4.201553%	130,220.63	718.23	130,938.86
09/05/18	35,990,956.46	4.201553%	130,218.03	721.27	130,939.30
10/05/18	35,988,076.93	4.201553%	126,014.93	2,879.53	128,894.46
11/05/18	35,985,201.21	4.201553%	130,205.01	2,875.72	133,080.73
12/05/18	35,982,298.13	4.201553%	125,994.78	2,903.08	128,897.86
01/05/19	35,979,397.96	4.201553%	130,184.10	2,900.17	133,084.27
02/05/19	35,976,485.53	4.201553%	130,173.60	2,912.43	133,086.03
03/05/19	35,973,518.78	4.201553%	117,566.64	2,966.75	120,533.39
04/05/19	35,970,581.50	4.201553%	130,152.33	2,937.28	133,089.61
05/05/19	35,967,618.61	4.201553%	125,943.59	2,962.89	128,906.48
06/05/19	35,964,656.39	4.201553%	130,130.99	2,962.22	133,093.21
07/05/19	35,961,669.25	4.201553%	125,922.84	2,987.14	128,909.98
08/05/19	35,958,681.87	4.201553%	130,109.46	2,987.38	133,096.84
09/05/19	35,955,681.86	4.201553%	130,098.65	3,000.01	133,098.66
10/05/19	35,950,587.77	4.201553%	125,891.42	5,094.09	130,985.51
11/05/19	35,945,414.30	4.201553%	130,069.37	5,173.47	135,242.84
12/05/19	35,940,278.20	4.201553%	125,855.47	5,136.10	130,991.57
01/05/20	35,935,061.14	4.201553%	130,032.07	5,217.06	135,249.13
02/05/20	35,929,822.01	4.201553%	130,013.19	5,239.13	135,252.32
03/05/20	35,929,479.51	4.201553%	121,607.51	342.50	121,950.01
04/05/20	35,924,216.79	4.201553%	129,993.00	5,262.72	135,255.72
05/05/20	35,918,993.95	4.201553%	125,781.25	5,222.84	131,004.09
06/05/20	35,913,686.89	4.201553%	129,955.06	5,307.06	135,262.12
07/05/20	35,908,420.97	4.201553%	125,744.38	5,265.92	131,010.30
08/05/20	35,903,069.21	4.201553%	129,916.81	5,351.76	135,268.57
09/05/20	35,897,694.83	4.201553%	129,897.45	5,374.38	135,271.83
10/05/20	35,847,085.05	4.201553%	125,688.39	50,609.78	176,298.17
11/05/20	35,800,950.32	4.201553%	129,694.90	46,134.73	175,829.63
12/05/20	35,749,944.69	4.201553%	125,349.66	51,005.63	176,355.29
01/05/21	35,703,399.23	4.201553%	129,343.44	46,545.46	175,888.90
02/05/21	35,656,656.98	4.201553%	129,175.04	46,742.25	175,917.29
03/05/21	35,595,748.66	4.201553%	116,521.48	60,908.32	177,429.80

Date	Balance	Coupon	Interest	Principal	Cashflow
04/05/21	35,548,551.25	4.201553%	128,785.56	47,197.41	175,982.97
05/05/21	35,496,512.89	4.201553%	124,465.94	52,038.36	176,504.30
06/05/21	35,448,895.91	4.201553%	128,426.52	47,616.98	176,043.50
07/05/21	35,396,449.79	4.201553%	124,117.01	52,446.12	176,563.13
08/05/21	35,348,409.74	4.201553%	128,064.50	48,040.05	176,104.55
09/05/21	35,300,166.58	4.201553%	127,890.69	48,243.16	176,133.85
10/05/21	35,247,111.91	4.201553%	123,596.27	53,054.67	176,650.94
11/05/21	35,198,440.45	4.201553%	127,524.19	48,671.46	176,195.65
12/05/21	35,144,969.55	4.201553%	123,240.09	53,470.90	176,710.99
01/05/22	35,095,866.23	4.201553%	127,154.64	49,103.32	176,257.96
02/05/22	35,046,555.29	4.201553%	126,976.98	49,310.94	176,287.92
03/05/22	34,983,317.05	4.201553%	114,527.75	63,238.24	177,765.99
04/05/22	34,933,530.25	4.201553%	126,569.78	49,786.80	176,356.58
05/05/22	34,878,975.43	4.201553%	122,312.57	54,554.82	176,867.39
06/05/22	34,828,747.46	4.201553%	126,192.27	50,227.97	176,420.24
07/05/22	34,773,763.90	4.201553%	121,945.69	54,983.56	176,929.25
08/05/22	34,723,091.10	4.201553%	125,811.62	50,672.80	176,484.42
09/05/22	34,672,204.05	4.201553%	125,628.28	50,887.05	176,515.33
10/05/22	34,616,579.98	4.201553%	121,397.59	55,624.07	177,021.66
11/05/22	34,565,242.60	4.201553%	125,242.92	51,337.38	176,580.30
12/05/22	34,509,180.87	4.201553%	121,023.08	56,061.73	177,084.81
01/05/23	34,457,389.40	4.201553%	124,854.35	51,791.47	176,645.82
02/05/23	34,405,378.95	4.201553%	124,666.97	52,010.45	176,677.42
03/05/23	34,339,692.13	4.201553%	112,432.46	65,686.82	178,119.28
04/05/23	34,287,184.05	4.201553%	124,241.14	52,508.08	176,749.22
05/05/23	34,229,984.60	4.201553%	120,049.52	57,199.45	177,248.97
06/05/23	34,177,012.67	4.201553%	123,844.22	52,971.93	176,816.15
07/05/23	34,119,362.43	4.201553%	119,663.78	57,650.24	177,314.02
08/05/23	34,065,922.79	4.201553%	123,443.99	53,439.64	176,883.63
09/05/23	34,012,257.19	4.201553%	123,250.64	53,665.60	176,916.24
10/05/23	33,953,932.83	4.201553%	119,086.92	58,324.36	177,411.28
11/05/23	33,899,793.73	4.201553%	122,845.46	54,139.10	176,984.56
12/05/23	33,841,009.20	4.201553%	118,693.15	58,784.53	177,477.68
01/05/24	33,786,392.66	4.201553%	122,436.91	54,616.54	177,053.45
02/05/24	33,731,545.20	4.201553%	122,239.30	54,847.46	177,086.76
03/05/24	33,667,678.67	4.201553%	114,167.26	63,866.53	178,033.79
04/05/24	33,612,329.29	4.201553%	121,809.80	55,349.38	177,159.18
05/05/24	33,552,368.55	4.201553%	117,686.65	59,960.74	177,647.39
06/05/24	33,496,531.62	4.201553%	121,392.60	55,836.93	177,229.53
07/05/24	33,436,097.08	4.201553%	117,281.21	60,434.54	177,715.75
08/05/24	33,379,768.55	4.201553%	120,971.93	56,328.53	177,300.46
09/05/24	33,323,201.86	4.201553%	120,768.14	56,566.69	177,334.83
10/05/24	33,262,058.11	4.201553%	116,674.33	61,143.75	177,818.08
11/05/24	33,204,993.73	4.201553%	120,342.26	57,064.38	177,406.64
12/05/24	33,143,366.31	4.201553%	116,260.45	61,627.42	177,887.87
01/05/25	33,085,800.09	4.201553%	119,912.83	57,566.22	177,479.05
02/05/25	33,027,990.49	4.201553%	119,704.56	57,809.60	177,514.16
03/05/25	32,957,043.58	4.201553%	107,931.33	70,946.91	178,878.24

Date	Balance	Coupon	Interest	Principal	Cashflow
04/05/25	32,898,689.58	4.201553%	119,238.71	58,354.00	177,592.71
05/05/25	32,835,808.87	4.201553%	115,187.99	62,880.71	178,068.70
06/05/25	32,776,942.29	4.201553%	118,800.09	58,866.58	177,666.67
07/05/25	32,713,563.44	4.201553%	114,761.72	63,378.85	178,140.57
08/05/25	32,654,180.00	4.201553%	118,357.80	59,383.44	177,741.24
09/05/25	32,594,545.48	4.201553%	118,142.95	59,634.52	177,777.47
10/05/25	32,530,420.30	4.201553%	114,123.09	64,125.18	178,248.27
11/05/25	32,470,262.52	4.201553%	117,695.19	60,157.78	177,852.97
12/05/25	32,405,628.83	4.201553%	113,687.94	64,633.69	178,321.63
01/05/26	32,344,943.41	4.201553%	117,243.69	60,685.42	177,929.11
02/05/26	32,284,001.42	4.201553%	117,024.13	60,941.99	177,966.12
03/05/26	32,210,213.30	4.201553%	105,500.07	73,788.12	179,288.19
04/05/26	32,148,701.66	4.201553%	116,536.68	61,511.64	178,048.32
05/05/26	32,082,752.25	4.201553%	112,562.06	65,949.41	178,511.47
06/05/26	32,020,701.71	4.201553%	116,075.53	62,050.54	178,126.07
07/05/26	31,954,228.57	4.201553%	112,113.90	66,473.14	178,587.04
08/05/26	31,891,634.62	4.201553%	115,610.53	62,593.95	178,204.48
09/05/26	31,828,776.02	4.201553%	115,384.06	62,858.60	178,242.66
10/05/26	31,761,517.58	4.201553%	111,441.91	67,258.44	178,700.35
11/05/26	31,698,108.84	4.201553%	114,913.30	63,408.74	178,322.04
12/05/26	31,630,315.75	4.201553%	110,984.40	67,793.09	178,777.49
01/05/27	31,566,352.28	4.201553%	114,438.61	63,963.47	178,402.08
02/05/27	31,502,118.37	4.201553%	114,207.19	64,233.91	178,441.10
03/05/27	31,425,344.32	4.201553%	102,944.97	76,774.05	179,719.02
04/05/27	31,360,514.21	4.201553%	113,697.02	64,830.11	178,527.13
05/05/27	31,291,339.80	4.201553%	109,802.39	69,174.41	178,976.80
06/05/27	31,225,943.12	4.201553%	113,212.19	65,396.68	178,608.87
07/05/27	31,156,218.08	4.201553%	109,331.21	69,725.04	179,056.25
08/05/27	31,090,250.10	4.201553%	112,723.32	65,967.98	178,691.30
09/05/27	0.00	4.201553%	112,484.65	31,090,250.10	31,202,734.75

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	20
Risk Factors	59
Description of the Mortgage Pool	141
Transaction Parties	227
Credit Risk Retention	276
Description of the Certificates	282
Description of the Mortgage Loan Purchase Agreements	324
Pooling and Servicing Agreement	333
Certain Legal Aspects of Mortgage Loans	440
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	456
Pending Legal Proceedings Involving Transaction Parties	457
Use of Proceeds	457
Yield and Maturity Considerations	458
Material Federal Income Tax Considerations	471
Certain State and Local Tax Considerations	485
Method of Distribution (Underwriter conflicts of interest)	486
Incorporation of Certain Information by Reference	487
Where You Can Find More Information	488
Financial Information	488
Certain ERISA Considerations	488
Legal Investment	493
Legal Matters	494
Ratings	494
Index of Significant Definitions	496

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers effecting transactions in these certificates, whether or not participating in the initial distribution, will deliver a prospectus until the date that is ninety (90) days from the date of this prospectus.

$771,907,000
(Approximate)

Credit Suisse
Commercial Mortgage Securities Corp.
Depositor

CSAIL 2017-CX10
Commercial Mortgage Trust
Issuing Entity
(Central Index Key Number 0001720474)

Commercial Mortgage Pass-Through
Certificates, Series 2017-CX10

Class A-1	$14,888,000
Class A-2	$81,680,000
Class A-3	$143,190,000
Class A-4	$102,361,000
Class A-5	$237,373,000
Class A-SB	$19,217,000
Class X-A	$691,723,000
Class X-B	$80,184,000
Class A-S	$93,014,000
Class B	$49,180,000
Class C	$31,004,000

PROSPECTUS

Credit Suisse
Co-Lead Manager and Joint Bookrunner

NATIXIS
Co-Lead Manager and Joint Bookrunner

November 20, 2017